Filed Pursuant to Rule 424(b)(3)
Registration No. 333-186090

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

April 2, 2013

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Apple REIT Six, Inc. (“Apple Six”) to be held at Apple Six’s corporate headquarters, 814 East Main Street, Richmond, Virginia 23219 on May 9, 2013, starting at 11:00 a.m., eastern time.

At the meeting, you will be asked to consider and vote upon a proposal to approve a merger agreement under which Apple Six would be merged with and into BRE Select Hotels Corp (“BRE Select Hotels”), a subsidiary of BRE Select Hotels Holdings LP (“Buyer”), which is an affiliate of Blackstone Real Estate Partners VII L.P. (“Sponsor”).

If the merger agreement is approved by Apple Six’s shareholders and the merger is completed, as a shareholder you will be entitled to receive consideration with a stated value of $11.10 per share which will consist of (i) $9.20 in cash, without interest, and (ii) one share of 7% Series A Cumulative Redeemable Preferred Stock of BRE Select Hotels with an initial liquidation preference of $1.90 per share (the “New Preferred Shares”), for each Apple Six share owned by you at the completion of the merger (the “merger consideration”). As described under “Description of New Preferred Shares—Adjustment to Liquidation Preference” in this proxy statement/prospectus, the initial liquidation preference of $1.90 per share will be subject to downward adjustment should net costs and payments relating to certain legacy litigation and regulatory matters exceed $3.5 million. The New Preferred Shares will include an option for the holder of any New Preferred Shares to redeem all or a portion of such holder’s New Preferred Shares at the liquidation preference, plus any accumulated and unpaid dividends, after 7-1/2 years following the issuance of the New Preferred Shares in connection with the merger and an initial dividend rate of 7% per share. The New Preferred Shares will also be redeemable by BRE Select Hotels at any time at the liquidation preference, plus any accumulated and unpaid dividends. The dividend rate on the New Preferred Shares will increase to 11% per share if the New Preferred Shares are not redeemed within five years following the issuance of the New Preferred Shares in connection with the merger. The New Preferred Shares issued in connection with the merger will not be listed on any securities exchange.

The Apple Six board of directors has unanimously determined that the merger and the merger agreement are advisable and in the best interest of Apple Six and its shareholders and unanimously recommends that you vote “FOR” the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement, and “FOR” adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement.

Your vote is very important, regardless of the number of shares of Apple Six you own. If you do not vote on the proposal to approve the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement, this will have the same effect as a vote by you against the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement.

This proxy statement/prospectus provides you with detailed information about the special meeting, the merger agreement, the merger and other related matters. A copy of the merger agreement is included as Annex A to this proxy statement/prospectus and a copy of the related plan of merger is attached as Annex B to this proxy statement/prospectus. We encourage you to read this proxy statement/prospectus and the merger agreement and the other annexes to this proxy statement/prospectus carefully and in their entirety. In particular, you should carefully consider the discussion in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 28. You may also obtain more information about Apple Six from the documents Apple Six files with the Securities and Exchange Commission.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or submit your proxy through the Internet or by telephone. To submit your proxy through the Internet, visit www.proxyvote.com. To submit your proxy by telephone, dial 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. If you submit your proxy through the Internet or by telephone, you will be asked to provide the company number and control number from the enclosed proxy card. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Thank you in advance for your continued support.

Sincerely,

/s/ Glade M. Knight
Glade M. Knight Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the New Preferred Shares to be issued in connection with the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated April 2, 2013,

and is first being mailed to Apple Six shareholders on or about April 5, 2013.

Apple REIT Six, Inc.

814 East Main Street

Richmond, Virginia 23219

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 9, 2013

To the Shareholders of Apple REIT Six, Inc.:

A special meeting of shareholders of Apple REIT Six, Inc., a Virginia corporation (“Apple Six”), will be held at Apple Six’s corporate headquarters, 814 East Main Street, Richmond, Virginia 23219 on May 9, 2013, starting at 11:00 a.m., eastern time, for the following purposes:

1. To consider and vote to approve the Agreement and Plan of Merger, dated as of November 29, 2012 (the “merger agreement”), among Apple Six, BRE Select Hotels Holdings LP, a Delaware limited partnership (“Buyer”), and BRE Select Hotels Corp, a Delaware corporation (“BRE Select Hotels”), the related plan of merger, the merger and the other transactions contemplated by the merger agreement.

2. To consider and vote on the adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement.

3. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

These items of business are described in the enclosed proxy statement/prospectus. Apple Six’s board of directors has designated the close of business on March 26, 2013 as the record date for the purpose of determining the shareholders who are entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting, unless a new record date is fixed in connection with an adjournment or postponement of the special meeting. Only shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement of the special meeting.

THE APPLE SIX BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AND THE MERGER AGREEMENT ARE ADVISABLE AND IN THE BEST INTEREST OF APPLE SIX AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT, THE RELATED PLAN OF MERGER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND “FOR” ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, FOR THE PURPOSE OF SOLICITING ADDITIONAL VOTES FOR THE APPROVAL OF THE MERGER AGREEMENT, THE RELATED PLAN OF MERGER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

Your vote is very important, regardless of the number of shares of Apple Six you own. If you do not vote on the proposal to approve the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement, this will have the same effect as a vote by you against the approval of this proposal. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card in the accompanying envelope prior to the special meeting to ensure that your shares will be represented and voted at the special meeting if you are unable to attend. If you hold your shares in “street name,” which means through a bank, broker or other custodian, you must obtain a legal proxy from this bank, broker or other custodian in order to vote in person at the special meeting.

If you attend the special meeting, you may revoke your proxy and vote in person, even if you have previously returned your proxy card or submitted your proxy through the Internet or by telephone. If your shares are held by a bank, broker or other custodian, and you plan to attend the special meeting, please bring to the special meeting your statement evidencing your beneficial ownership of your Apple Six shares. Please carefully review the instructions in the enclosed proxy statement/prospectus and the enclosed proxy card or the information forwarded by your bank, broker or other custodian regarding each of these options.

The list of shareholders entitled to vote at the special meeting will be available for inspection during ordinary business hours at Apple Six’s corporate headquarters at 814 East Main Street, Richmond, Virginia 23219, beginning two business days after the notice of the meeting is given and continuing through the special meeting. Holders of Apple Six shares may examine this list for purposes related to the special meeting. We have concluded that shareholders are entitled to assert appraisal rights in connection with the merger under Article 15 of the Virginia Stock Corporation Act.

By Order of the Board of Directors,

/s/ David P. Buckley
David P. Buckley
Secretary

Richmond, Virginia

April 2, 2013

i

ii

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers do not address all questions that may be important to you as an Apple Six shareholder. Please refer to the “Summary Term Sheet” beginning on page 7 and the more detailed information contained elsewhere in this proxy statement/prospectus and the annexes to this proxy statement/prospectus, which you should read carefully. Unless otherwise indicated or the context requires otherwise, all references in this document to “Apple Six” refer to Apple REIT Six, Inc. and its subsidiaries; all references to “Buyer” refer to BRE Select Hotels Holdings LP; all references to “BRE Select Hotels” refer to BRE Select Hotels Corp; all references to “Sponsor” refer to Blackstone Real Estate Partners VII L.P.; all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of November 29, 2012, among Apple Six, Buyer and BRE Select Hotels, a copy of which is attached as Annex A to this proxy statement/prospectus, including the related plan of merger, a copy of which is attached as Annex B to this proxy statement/prospectus, as it may be amended from time to time; all references to the “merger” refer to the merger contemplated by the merger agreement; all references to a “unit” refer to an Apple Six common share together with one Series A preferred share; and all references to “Apple Six shares” refer to the issued and outstanding units and the issued and outstanding Series B convertible preferred shares on an as-converted basis in accordance with Apple Six’s articles of incorporation with each Series B convertible preferred share being convertible into 24.17104 common shares.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of Apple Six with BRE Select Hotels, a subsidiary of Buyer, which is an affiliate of Sponsor. If the merger agreement is approved by Apple Six shareholders and the other closing conditions to the merger are satisfied or waived, Apple Six will merge with and into BRE Select Hotels. BRE Select Hotels will be the surviving corporation in the merger and Buyer will own all of the outstanding shares of common stock of BRE Select Hotels.

Q:	What will I receive for my Apple Six shares in the merger?

A:	Under the terms of the merger agreement, you will receive (i) $9.20 in cash, without interest, which we refer to in this proxy statement/prospectus as the “cash consideration,” and (ii) one share of 7% Series A Cumulative Redeemable Preferred Stock of BRE Select Hotels with a liquidation preference of $1.90 per share subject to adjustments (which we refer to in this proxy statement/prospectus as the “New Preferred Shares”), for each Apple Six share owned by you at the completion of the merger (other than for Apple Six shares with respect to which you have properly exercised, perfected and not subsequently withdrawn or lost your appraisal rights in accordance with Article 15 of the Virginia Stock Corporation Act).

The New Preferred Shares will include an option for the holder of any New Preferred Shares to redeem all or a portion of such holder’s New Preferred Shares at the liquidation preference, plus any accumulated and unpaid dividends, after 7-1/2 years following the issuance of the New Preferred Shares in connection with the merger and an initial dividend rate of 7% per share. The New Preferred Shares will also be redeemable by BRE Select Hotels at any time at the liquidation preference, plus any accumulated and unpaid dividends. The dividend rate on the New Preferred Shares will increase to 11% per share if the New Preferred Shares are not redeemed within five years following the issuance of the New Preferred Shares in connection with the merger. The New Preferred Shares issued in connection with the merger will not be listed on any securities exchange. For a more detailed description of the New Preferred Shares, see “Description of New Preferred Shares” beginning on page 117.

In the event that Apple Six declares, sets aside or makes or pays any dividends or distributions (whether in cash, stock, property or otherwise) in respect of any shares, including for the purpose of maintaining its qualification as a real estate investment trust, the cash consideration will be reduced by the per share amount of that dividend or distribution.

Q:	What adjustments may be made to the liquidation preference for the New Preferred Shares?

A:	The liquidation preference for the New Preferred Shares will initially be $1.90 per share. However, as described under “Description of New Preferred Shares—Adjustment to Liquidation Preference,” the initial liquidation preference of $1.90 per share will be subject to downward adjustment should net costs and payments relating to certain legacy litigation and regulatory matters exceed $3.5 million.

Q:	When and where is the special meeting?

A:	The special meeting of shareholders of Apple Six will be held on May 9, 2013, at the corporate headquarters of Apple Six, 814 East Main Street, Richmond, Virginia 23219, starting at 11:00 a.m., eastern time.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to consider and vote to approve the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement;

•

to consider and vote on the adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q:	How does Apple Six’s board of directors recommend that I vote on the proposals?

A:	Apple Six’s board of directors unanimously recommends that you vote:

•	“FOR” approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement; and

•

“FOR” adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement.

Q:	Do the Apple Six directors and executive officers have any interests in the merger?

A:	In considering the recommendation of Apple Six’s board of directors with respect to the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement, you should be aware that some of Apple Six’s directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a shareholder and that may present actual or potential conflicts of interest. These interests include:

•	vesting and exchange of all outstanding company options;

•	continued indemnification and insurance coverage for Apple Six’s directors and officers in accordance with the merger agreement;

•

conversion of Apple Six Series B convertible preferred shares held by Glade M. Knight, the chairman and chief executive officer of Apple Six, and rights of certain Apple Six executives, family members and other employees as assignees, as described under “The Merger—Interests of Apple Six Directors and Executive Officers in the Merger” beginning on page 64; and

•	consummation of the transactions contemplated by three transfer agreements with entities related to Apple Six described under “Transfer Agreements” beginning on page 98.

For additional information, see “The Merger—Interests of Apple Six Directors and Executive Officers in the Merger” beginning on page 64.

Q:	What vote is required for Apple Six shareholders to approve the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement?

A:	The approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement will require the affirmative vote, in each case voting as a separate voting group, of the holders of:

•	a majority of the outstanding Apple Six common shares;

•	more than two-thirds of the outstanding Apple Six Series A preferred shares; and

•	more than two-thirds of the outstanding Apple Six Series B convertible preferred shares.

Q:	What vote is required for Apple Six shareholders to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement?

A:	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement will require that the number of votes cast for this proposal exceeds the number of votes cast against this proposal from holders of the Apple Six common shares represented in person or by proxy and entitled to vote at the special meeting. Holders of Series A preferred shares and Series B convertible preferred shares are not entitled to vote those shares on the adjournment proposal. Less than a quorum may adjourn the meeting.

Q:	How are votes counted?

A:	For the proposal to approve the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will count for the purpose of determining whether a quorum is present at the special meeting. If you abstain or fail to return your proxy card, it will have the same effect as a vote against the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement. In addition, if your shares are held in the name of a bank, broker or other custodian, your bank, broker or other custodian will not vote your shares in the absence of specific instructions from you on how to vote your shares. These non-voted shares, which we refer to in this proxy statement/prospectus as “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote against the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement.

For the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions, failure to return a proxy card and broker non-votes will have no effect on the outcome of this proposal.

If you sign and return your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement.

Q:	Who is entitled to vote at the special meeting?

A:	All holders of Apple Six common shares, Series A preferred shares and Series B convertible preferred shares as of the close of business on March 26, 2013, the record date for the special meeting, are entitled to vote at the special meeting, unless a new record date is fixed for any adjournment or postponement of the special meeting. As of the record date, there were 91,226,580 issued and outstanding common shares, 91,226,580 issued and outstanding Series A preferred shares and 240,000 issued and outstanding Series B convertible preferred shares of Apple Six. Each holder of record of Apple Six common shares, Series A preferred shares and Series B convertible preferred shares on the record date is entitled to one vote per share.

Q:	What happens if I sell my shares of Apple Six before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you sell your shares of Apple Six after the record date but before the special meeting, you will retain your right to vote at the special meeting, but you will have transferred your right to receive the merger consideration. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	How do I vote?

A:	You may submit your proxy either by telephone, through the Internet or by mailing the enclosed proxy card, or you may vote in person at the special meeting.

To submit your proxy by telephone, dial 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. To submit your proxy through the Internet, visit www.proxyvote.com. You will be asked to provide the company number and control number from the enclosed proxy card. Proxies submitted by telephone or through the Internet must be received by 11:59 p.m., eastern time, on May 8, 2013.

To submit your proxy by mail, complete, date and sign each proxy card you receive and return it as promptly as practicable in the enclosed prepaid envelope. If you sign and return your proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to approve the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement and “FOR” the adjournment proposal.

If you hold your shares in “street name,” please read the immediately following question and answer.

Q:	My shares are held in “street name” by my bank, broker or other custodian. Will my bank, broker or other custodian vote my shares for me?

A:	Your bank, broker or other custodian will only be permitted to vote your shares if you instruct your bank, broker or other custodian how to vote. You should follow the procedures provided by your bank, broker or other custodian regarding the voting of your shares. If you do not instruct your bank, broker or other custodian how to vote your shares, your shares will not be voted and the effect will be the same as a vote against the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement, but will have no effect on the proposal to adjourn the special meeting.

Q:	How can I revoke or change my vote?

A:	You may revoke your proxy at any time before the vote is taken at the special meeting in any of the following ways:

•	submitting a later proxy by telephone or through the Internet prior to 11:59 p.m., eastern time, on May 8, 2013,

•	filing with the Secretary of Apple Six, before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy card,

•	duly executing a later dated proxy card relating to the same shares and delivering it to the Secretary of Apple Six before the taking of the vote at the special meeting, or

•	voting in person at the special meeting.

Your attendance at the special meeting does not automatically revoke your previously submitted proxy. If you have instructed your bank, broker or other custodian to vote your shares, the options described above for revoking your proxy do not apply. Instead, you must follow the directions provided by your bank, broker or other custodian to change your vote.

Q:	How will I receive the merger consideration if the merger is completed?

A:	You will receive a letter of transmittal with detailed written instructions for exchanging your Apple Six shares for the merger consideration. If your shares are held in “street name” by your bank, broker or other custodian, you will receive instructions from your bank, broker or other custodian as to how to effect the surrender of your “street name” shares in exchange for the merger consideration.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not approved by Apple Six shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger. Instead, Apple Six would remain an independent company. Under certain circumstances, Buyer may be required to pay Apple Six a termination fee and reimburse Apple Six for certain of its out-of-pocket expenses; or Apple Six may be required to pay Buyer a termination fee and reimburse Buyer for certain of its out-of-pocket expenses as described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 94.

Q:	Am I entitled to exercise appraisal rights?

A:	Yes. As a shareholder of Apple Six, you are entitled to exercise appraisal rights under Virginia law in connection with the merger if you meet certain conditions, which are described in this proxy statement/prospectus under “Dissenters’ Rights of Appraisal” beginning on page 115.

Q:	Will BRE Select Hotels have the same strategy as Apple Six?

A:	Following completion of the merger, subsidiaries of BRE Select Hotels will own the hotels currently owned by subsidiaries of Apple Six. As described under “Investment Objectives and Policies of Apple REIT Six, Inc.” beginning on page 158, Apple Six’s bylaws currently place certain restrictions on the type of real estate activities Apple Six conducts. Although BRE Select Hotels currently anticipates that its real estate investments will continue to be concentrated in hotels, BRE Select Hotels will have greater flexibility than Apple Six to pursue other investments, subject to the limitations imposed by reason of BRE Select Hotels’ intention to qualify as a REIT. See “Description of Business and Policies of BRE Select Hotels” beginning on page 160.

Q:	Is the merger expected to be taxable to me?

A:	Yes. The receipt of cash and New Preferred Shares by U.S. holders (as defined under “Material U.S. Federal Income Tax Consequences” beginning on page 104) in exchange for their units in the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder will recognize a gain or loss for United States federal income tax purposes equal to the difference, if any, between the sum of the amount of cash and the fair market value of the New Preferred Shares received in exchange for units and the U.S. holder’s adjusted tax basis in such units. You should read “Material U.S. Federal Income Tax Consequences” beginning on page 104 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q:	How can I obtain additional information about Apple Six?

A:	Apple Six files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (which we refer to in this proxy statement/prospectus as the “SEC”). Apple Six will provide copies of its reports, proxy statements and other information, including this proxy statement/prospectus, without charge to any shareholder who makes a request to Apple REIT Six, Inc., 814 East Main Street, Richmond, Virginia 23219, Attention: Investor Relations, or at (804) 344-8121. Apple Six’s filings with the SEC may also be accessed on the Internet at http://www.sec.gov or on the Investor Information page of Apple Six’s website at http://www.applereitsix.com. The information provided on Apple Six’s website is not part of this proxy statement/prospectus and is not incorporated by reference into this proxy statement/prospectus. A copy of Apple Six’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 is attached to this proxy statement/prospectus as Annex H. For a more detailed description of the information available, please see “Where You Can Find More Information” on page 171.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger or the special meeting after reading this proxy statement/prospectus, please call Apple Six’s proxy solicitor, David Lerner Associates, Inc., toll-free at (800) 367-3000. If your bank, broker or other custodian holds your shares, you should also call your bank, broker or other custodian for additional information.

Q:	What else do I need to do now?

A:	You are urged to read this proxy statement/prospectus carefully and in its entirety, including its annexes, and to consider how the merger affects you. Even if you plan to attend the special meeting, if you hold your shares in your own name as the shareholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card. You can also attend the special meeting and vote, or change your prior vote, in person. If you hold your shares in “street name” through a bank, broker or other custodian, then you should have received this proxy statement/prospectus from that custodian, along with that custodian’s proxy card which includes voting instructions and instructions on how to change your vote.

SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you with respect to the merger agreement, the merger or the special meeting. Accordingly, you are encouraged to read this proxy statement/prospectus, including its annexes, carefully and in its entirety. Each item in this summary includes a page reference directing you to a more complete description of that topic. See also “Where You Can Find More Information” on page 171.

Parties to the Merger (Page 44)

Apple REIT Six, Inc.

Apple REIT Six, Inc.

814 East Main Street

Richmond, Virginia 23219

(804) 344-8121

Apple Six, a Virginia corporation, is a real estate investment trust, which we refer to in this proxy statement/prospectus as a “REIT,” focused on upscale, extended-stay and select-service hotels. Its portfolio consists of 66 hotels, containing a total of 7,658 guestrooms, diversified among 18 states. Apple Six, through its best efforts offering, originally sold its common shares and Series A preferred shares, which, together, we refer to in this proxy statement/prospectus as “units,” for $10.50-$11.00 per unit. Since its offering in 2004, Apple Six has paid approximately $7.29 per unit in distributions, or $589 million in the aggregate.

BRE Select Hotels Holdings LP

BRE Select Hotels Holdings LP

c/o Blackstone Real Estate Partners VII L.P.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Buyer is a Delaware limited partnership and is an affiliate of Sponsor. Buyer was formed solely for the purpose of acquiring Apple Six and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

BRE Select Hotels Corp

BRE Select Hotels Corp

c/o Blackstone Real Estate Partners VII L.P.

345 Park Avenue

New York, New York 10154

(212) 583-5000

BRE Select Hotels, a Delaware corporation, was formed on November 28, 2012 solely for the purpose of facilitating Buyer’s acquisition of Apple Six. Buyer owns all of the outstanding shares of common stock of BRE Select Hotels. BRE Select Hotels has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon completion of the merger, BRE Select Hotels will merge with Apple Six and will continue as the surviving corporation.

The Merger (Page 48)

Under the merger agreement, Apple Six will be merged with and into BRE Select Hotels. BRE Select Hotels will be the surviving corporation in the merger. Upon completion of the merger, all of the shares of common stock of BRE Select Hotels will be owned by Buyer.

The Special Meeting (Page 45)

Date, Time and Place. The special meeting of the Apple Six shareholders will be held at the corporate headquarters of Apple Six, 814 East Main Street, Richmond, Virginia 23219, on May 9, 2013 at 11:00 a.m., eastern time.

Purpose. At the special meeting, Apple Six shareholders will be asked to approve the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement and to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement.

Record Date; Voting Rights. You are entitled to vote at the special meeting if you owned Apple Six common shares, Series A preferred shares or Series B preferred shares at the close of business on March 26, 2013, the record date for the special meeting, unless a new record date is fixed for any adjournment or postponement of the special meeting. As of the record date, there were 91,226,580 issued and outstanding common shares, 91,226,580 issued and outstanding Series A preferred shares, and 240,000 issued and outstanding Series B convertible preferred shares of Apple Six. Each holder of Apple Six common shares, Series A preferred shares and Series B convertible preferred shares on the record date is entitled to one vote per share.

Voting; Proxies. Votes may be cast either in person or by a properly executed proxy at the special meeting. Abstentions, failure to return a proxy card and broker non-votes will have the same effect as votes against the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement. Abstentions, failure to return a proxy card and broker non-votes will have no effect on the proposal to adjourn the special meeting.

Revocation. Any proxy given by a shareholder pursuant to this solicitation may be revoked at any time before the vote is taken at the special meeting in any of the following ways:

•	submitting a later proxy by telephone or through the Internet prior to 11:59 p.m., eastern time, on May 8, 2013,

•	filing with the Secretary of Apple Six, before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy card,

•	duly executing a later dated proxy card relating to the same shares and delivering it to the Secretary of Apple Six before the taking of the vote at the special meeting, or

•	voting in person at the special meeting, although attendance at the special meeting will not by itself constitute a revocation of a proxy.

Solicitation of Proxies; Costs. Apple Six is soliciting proxies on behalf of its board of directors. Apple Six will bear the costs of soliciting proxies. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from shareholders by directors, officers and employees of Apple Six in person or by telephone, by facsimile, on the Internet or other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to directors, officers and employees of Apple Six in connection with this solicitation. Apple Six has retained David Lerner Associates, Inc. to solicit, and for advice and assistance in connection with the solicitation of, proxies for the special meeting at a cost of $200,000, including out-of-pocket expenses.

Quorum. The holders of a majority of each of the outstanding Apple Six common shares, Series A preferred shares and Series B convertible preferred shares, in each case entitled to vote at the special meeting and present in person or represented by proxy, will constitute a quorum at the special meeting for each such class of shares.

Required Vote. The approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement requires the affirmative vote, in each case voting as a separate voting group, of the holders of:

•	a majority of the outstanding Apple Six common shares;

•	more than two-thirds of the outstanding Apple Six Series A preferred shares; and

•	more than two-thirds of the outstanding Apple Six Series B convertible preferred shares.

The approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement will require that the number of votes cast for this proposal exceeds the number of votes cast against this proposal from holders of the Apple Six common shares represented in person or by proxy and entitled to vote at the special meeting. Holders of Series A preferred shares and Series B convertible preferred shares are not entitled to vote those shares on the adjournment proposal. Less than a quorum may adjourn the special meeting.

As of the record date for the special meeting, the directors and executive officers of Apple Six owned less than 1% of the outstanding Apple Six common shares and Series A preferred shares entitled to vote with respect to the proposal to approve the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement. As of the record date for the special meeting, Glade M. Knight, the chairman and chief executive officer of Apple Six, owned of record all outstanding Series B convertible preferred shares of Apple Six. Buyer has entered into a voting agreement with Mr. Knight, whereby Mr. Knight has agreed to vote the Series B convertible preferred shares and the common shares and Series A preferred shares held by him, together with any additional shares of Apple Six capital stock acquired by Mr. Knight after November 29, 2012, in favor of the proposal to approve the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement.

Effective Time of the Merger (Page 75)

The merger will become effective:

•

at such time as the State Corporation Commission of the Commonwealth of Virginia issues a certificate of merger and a certificate of merger has been filed with the Secretary of State of the State of Delaware, or

•

at such later time as Apple Six and BRE Select Hotels agree and specify in the articles of merger to be filed with the State Corporation Commission of the Commonwealth of Virginia and the certificate of merger to be filed with the Secretary of State of the State of Delaware.

Apple Six, Buyer and BRE Select Hotels will cause the effective time to occur on the closing date, which will occur on the third business day (or such other business day as may be agreed by the parties to the merger agreement) after satisfaction or waiver of the conditions described under “The Merger Agreement—Conditions to Complete the Merger” beginning on page 90 (other than those conditions that by their terms are required to be satisfied or, if permissible, waived at the closing).

Treatment of Options (Page 76)

Each outstanding option to purchase units, which we refer to in this proxy statement/prospectus as a “company option,” will be cancelled and converted into the right to receive, in full satisfaction of the rights of the holder with respect to such company option:

•	an amount (rounded down to the nearest whole cent) in cash, without interest, equal to the product of (x) 82.883%, multiplied by (y) the aggregate option payment value, and

•

subject to no fractional shares being issued and any adjustment for dividends or distributions as described under “The Merger Agreement—Merger Consideration” beginning on page 75, a number of New Preferred Shares equal to the quotient of (x) an amount (rounded down to the nearest whole cent) equal to the product of (A) 17.117%, multiplied by (B) the aggregate option payment value, divided by (y) $1.90.

For purposes of this proxy statement/prospectus, we refer to the “aggregate option payment value” as the amount equal to the product of (I) the number of units subject to a company option, multiplied by (II) the excess, if any, of (1) $11.10 over (2) the exercise price per unit subject to such company option.

Recommendation of Apple Six’s Board of Directors (Page 56)

After careful consideration and for the reasons set forth below under “The Merger—Apple Six’s Reasons for the Merger” beginning on page 53, the Apple Six board of directors has unanimously determined that the merger and the merger agreement are advisable and in the best interests of Apple Six and its shareholders. The Apple Six board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement and “FOR” adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement.

Opinion of Wells Fargo Securities, LLC (Page 58)

In connection with the merger, Apple Six’s board of directors received an opinion, dated November 29, 2012, of Wells Fargo Securities, LLC, which we refer to in this proxy statement/prospectus as “Wells Fargo Securities,” as to the fairness, from a financial point of view and as of such date, of the consideration to be received in the merger pursuant to the merger agreement by holders of units (other than any holder entering into a voting agreement and such holder’s controlled affiliates). The full text of Wells Fargo Securities’ written opinion is attached as Annex F to this proxy statement/prospectus and is incorporated herein by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Wells Fargo Securities in rendering its opinion. The opinion was addressed to Apple Six’s board of directors (in its capacity as such) for its information and use in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the merger or any related transaction. Wells Fargo Securities’ opinion did not address the merits of the underlying decision by Apple Six to enter into the merger agreement or the relative merits of the merger or any related transaction compared with other business strategies or transactions available or that have been or might be considered by Apple Six’s management or board of directors or in which Apple Six might engage. The opinion does not constitute a recommendation to Apple Six’s board of directors or any other person or entity in respect of the merger or any related transaction, including as to how any shareholder should vote or act in connection with the merger or any other matters.

Interests of Apple Six Directors and Executive Officers in the Merger (Page 64)

In considering the recommendation of the board of directors, you should be aware that Apple Six’s directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a shareholder and that may present actual or potential conflicts of interest. These interests include:

•	vesting and exchange of all outstanding company options;

•	continued indemnification and insurance coverage for Apple Six’s directors and officers in accordance with the merger agreement;

•

conversion of Apple Six Series B convertible preferred shares held by Glade M. Knight, the chairman and chief executive officer of Apple Six, and rights of certain Apple Six executives, family members and other employees as assignees as described under “The Merger—Interests of Apple Six Directors and Executive Officers in the Merger” beginning on page 64; and

•	consummation of the transactions contemplated by three transfer agreements with entities related to Apple Six described under “Transfer Agreements” beginning on page 98.

Voting Agreement between Buyer and Glade M. Knight (Page 96)

Buyer has entered into a voting agreement with Glade M. Knight, chairman and chief executive officer of Apple Six, whereby Mr. Knight has agreed to vote the Series B convertible preferred shares and the common shares and Series A preferred shares held by him, together with any additional shares of Apple Six capital stock acquired by Mr. Knight after November 29, 2012, in favor of the proposal to approve the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement. Mr. Knight currently owns of record all outstanding 240,000 Series B convertible preferred shares of Apple Six, which are sufficient to approve, on behalf of the Apple Six Series B convertible preferred shareholders only, the merger agreement.

Under the terms of the voting agreement, Mr. Knight has also agreed to vote against any acquisition proposal other than the merger and the other transactions contemplated by the merger agreement and any other action that would be expected to adversely affect the merger. Additionally, Mr. Knight has agreed that he will use his reasonable best efforts not to initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that may reasonably be expected to lead to an acquisition proposal other than the merger and the other transactions contemplated by the merger agreement.

Financing of the Merger (Page 67)

In connection with the merger, Buyer will cause approximately $893 million in cash to be paid to Apple Six’s shareholders and holders of company options. In addition, Apple Six’s credit facility with Wells Fargo Bank, N.A. and certain of Apple Six’s mortgage debt will be repaid. The aggregate amount of indebtedness of Apple Six to be repaid upon completion of the merger will be approximately $40 million.

These payments will be funded by a combination of equity contributions by Sponsor and its affiliates to Buyer and the proceeds of Buyer’s debt financing. In connection with the execution and delivery of the merger agreement, Buyer obtained a debt commitment letter from Citibank, N.A. and Bank of America, N.A., pursuant to which, and subject to the conditions set forth therein, the lenders have committed to provide up to $775 million of loans, subject to the satisfaction of certain conditions contained therein. The debt commitment letter expires on May 29, 2013.

As of March 25, 2013, the initial interest rate for the loan would have been approximately 4.2% assuming the merger were completed as of such date, before giving effect to potential increases described under “The Merger—Debt Financing—Interest Rate.” The applicability of any such increase will not be determined until after the date of this proxy statement/prospectus. Although the debt agreements will contain covenants that may impair BRE Select Hotels’ ability to pay cash dividends, BRE Select Hotels currently expects to be able to pay cash dividends on completion of the merger. For a description of the debt yield covenant, see “The Merger—Debt Financing—Other Terms” below. See also “Risk Factors—Risks Related to the Ownership of the New Preferred Shares.”

The merger agreement does not contain a financing condition or a “market MAC” condition to the completion of the merger. Buyer has agreed to use its reasonable best efforts to arrange the debt financing on terms and conditions described in the debt commitment letter.

Regulatory Approvals (Page 73)

No material federal or state regulatory approvals are required in connection with the merger other than regulatory approvals that Apple Six, Buyer and BRE Select Hotels expect to obtain in the ordinary course.

Dissenters’ Rights of Appraisal (Page 115)

Under Virginia law, you are entitled to exercise appraisal rights in connection with the merger, which means that you have the right to dissent from the merger and, instead of receiving the merger consideration, obtain payment in cash of the fair value of your shares as determined pursuant to applicable Virginia law. The fair value of your shares under Virginia law governing appraisal rights could be more than, the same as or less than the merger consideration that would be paid pursuant to the merger agreement. The provisions of Virginia law governing appraisal rights are complex and you should study them carefully. A shareholder may take actions that prevent that shareholder from successfully asserting appraisal rights, and multiple steps must be taken to properly exercise and perfect appraisal rights. A copy of Article 15 of the Virginia Stock Corporation Act, which we refer to in this proxy statement/prospectus as the “VSCA,” is attached to this proxy statement/prospectus as Annex G and is incorporated herein by reference.

Merger Consideration (Page 75)

If the merger is completed, each outstanding Apple Six share (other than Apple Six shares with respect to which holders have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights in accordance with Article 15 of the VSCA) will be converted into the right to receive (i) $9.20 in cash per share without interest and (ii) one validly issued, fully paid and non assessable New Preferred Share. “Apple Six shares” refers to the issued and outstanding units and the issued and outstanding Series B convertible preferred shares on an as-converted basis in accordance with Apple Six’s articles of incorporation with each Series B convertible preferred share being convertible into 24.17104 common shares. As described under “Description of New Preferred Shares—Adjustment to Liquidation Preference,” the initial liquidation preference of the New Preferred Shares of $1.90 per share will be subject to downward adjustment should net costs and payments relating to certain legacy litigation and regulatory matters exceed $3.5 million.

The New Preferred Shares will include an option for the holder of any New Preferred Shares to redeem all or a portion of such holder’s New Preferred Shares at the liquidation preference, plus any accumulated and unpaid dividends, after 7-1/2 years following the issuance of the New Preferred Shares in connection with the merger and an initial dividend rate of 7% per share. The New Preferred Shares will also be redeemable by BRE Select Hotels at any time at the liquidation preference, plus any accumulated and unpaid dividends. The dividend rate on the New Preferred Shares will increase to 11% per share if the New Preferred Shares are not redeemed within five years following the issuance of the New Preferred Shares in connection with the merger. The New Preferred Shares will not be listed on any securities exchange. For a more detailed description of the New Preferred Shares, see “Description of New Preferred Shares” beginning on page 117.

In the event that Apple Six declares, sets aside or makes or pays any dividends or distributions (whether in cash, stock, property or otherwise) in respect of any shares, including for the purpose of maintaining its qualification as a REIT, the cash consideration will be reduced by the per share amount of that dividend or distribution. See also “The Merger Agreement—Merger Consideration” on page 75.

Conditions to Complete the Merger (Page 90)

The obligations of Apple Six, Buyer and BRE Select Hotels to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of a number of conditions, including the following:

•	the approval of the merger agreement by Apple Six’s shareholders;

•

the registration statement on Form S-4, of which this proxy statement/prospectus constitutes a part, to be filed with the SEC by BRE Select Hotels, in connection with the issuance of the New Preferred Shares following the merger must have become effective, and no stop-order or proceeding suspending the effectiveness of the registration statement has been initiated or threatened by the SEC;

•

no court has issued any temporary restraining order, preliminary or permanent injunction or other order, and no other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement is in effect;

•

all material actions by or in respect of or filings with any governmental entity required for the consummation of the merger or any of the other transactions contemplated by the merger agreement have been obtained, and any waiting period under applicable laws has expired or been terminated;

•

Apple Six’s, Buyer’s and BRE Select Hotels’ respective representations and warranties in the merger agreement must be true and correct as of the closing date in the manner described under “The Merger Agreement—Representations and Warranties” beginning on page 76;

•

with respect to Buyer’s and BRE Select Hotels’ obligation to effect the merger only, that from November 29, 2012 through the effective time of the merger, no circumstance, development, effect, event or change has occurred that, individually or in the aggregate with all other circumstances, developments, effects, events and changes, has had or would reasonably be expected to have a company material adverse effect as described under “The Merger Agreement—Conditions to Complete the Merger” beginning on page 90; and

•

the holders of not more than 5% of Apple Six’s issued and outstanding units or Series B convertible preferred shares have demanded appraisal of their units or Series B convertible preferred shares under the VSCA.

Material U.S. Federal Income Tax Consequences (Page 104)

The receipt of cash and New Preferred Shares by U.S. holders (as defined under “Material U.S. Federal Income Tax Consequences” beginning on page 104) in exchange for their units in the merger will be a taxable transaction for United States federal income tax purposes. In general a U.S. holder will recognize a gain or loss for United States federal income tax purposes equal to the difference, if any, between the sum of the amount of cash and the fair market value of the New Preferred Shares received in exchange for units and the U.S. holder’s adjusted tax basis in such units. You should read “Material U.S. Federal Income Tax Consequences” beginning on page 104 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Acquisition Proposals (Page 84)

The merger agreement provides that Apple Six is generally not permitted to initiate, solicit or knowingly encourage inquiries or the making of proposals or offers that constitute, or may reasonably be expected to lead to, an acquisition proposal for Apple Six or engage in, continue or otherwise participate in any discussions or negotiations regarding any acquisition proposal or provide non-public information to any person relating to an acquisition proposal or knowingly facilitate any effort or attempt by any person to make an acquisition proposal as described under “The Merger Agreement—Acquisition Proposals.”

Notwithstanding these restrictions, under certain circumstances, Apple Six may, before the merger agreement is approved by Apple Six shareholders, respond to a written unsolicited bona fide acquisition proposal, if Apple Six’s board of directors determines, in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ legal duties under applicable law, and, after consulting with its outside legal counsel and its financial advisor, that such acquisition proposal constitutes a superior proposal or could reasonably be expected to result in a superior proposal.

Termination of the Merger Agreement (Page 93)

The merger agreement may be terminated by mutual written consent of Apple Six and Buyer at any time before the completion of the merger (including after Apple Six shareholders have approved the merger agreement). In addition, either Apple Six or Buyer may terminate the merger agreement if:

•	a judgment, injunction, order, decree or action by any governmental entity preventing the consummation of the merger has become final and non-appealable;

•

the merger has not been consummated on or before May 29, 2013, except that a party to the merger agreement that has willfully and materially breached any of its representations, warranties or covenants in the merger agreement will not be entitled to exercise its right to terminate the merger agreement described in this bullet; or

•

upon a vote at a duly held meeting of Apple Six’s shareholders, including any adjournment or postponement of such meeting, the vote of its shareholders required to approve the merger agreement has not been obtained.

Apple Six may also terminate the merger agreement if any of the following occurs:

•

Apple Six is not in material breach of the merger agreement and there has been a breach of any representation, warranty, covenant or agreement in the merger agreement on the part of Buyer or BRE Select Hotels, or if any representation or warranty of Buyer or BRE Select Hotels has become untrue, in either case such that the conditions to complete the merger relating to the representations, warranties, covenants or agreements of Buyer and BRE Select Hotels would be incapable of being satisfied by May 29, 2013;

•

prior to obtaining the approval of the merger agreement by Apple Six’s shareholders, Apple Six’s board of directors has withdrawn or modified in compliance with the requirements described under “The Merger Agreement—Acquisition Proposals” beginning on page 84 in any manner adverse to Buyer its approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement in connection with the approval and recommendation of a superior proposal, so long as (i) Apple Six is not in breach of any of Apple Six’s or its subsidiaries’ obligations under the merger agreement in any material respect and (ii) Apple Six has paid to Buyer or its designee the termination fee and the expense reimbursement described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 94; or

•	if all of the following requirements are satisfied:

•

all of the conditions to each party’s obligation to effect the merger and the additional conditions to the obligations of Buyer and BRE Select Hotels to effect the merger have been satisfied or waived by Buyer (other than those conditions that are satisfied by action taken at the closing of the merger);

•

on or after the date the closing of the merger should have occurred pursuant to the merger agreement, Apple Six has delivered notice to Buyer to the effect that all conditions to each party’s obligation to effect the merger and the additional conditions to the obligations of Buyer and BRE Select Hotels to effect the merger have been satisfied or waived by Buyer (other than those conditions that are satisfied by action taken at the closing of the merger, so long as such conditions are capable of being satisfied as of the date of Apple Six’s notice) and that Apple Six is prepared to consummate the merger; and

•

Buyer fails to consummate the merger by the third business day after the delivery of Apple Six’s notice, and Apple Six was prepared to consummate the merger on each business day of such three business day period.

Buyer may also terminate if any of the following occurs:

•

Buyer is not in material breach of the merger agreement and there has been a breach of any representation, warranty, covenant or agreement in the merger agreement on Apple Six’s part, or if any of Apple Six’s representations or warranties has become untrue, in either case such that the conditions to complete the merger relating to Apple Six’s representations, warranties, covenants or agreements would be incapable of being satisfied by May 29, 2013; or

•

(i) the board of directors of Apple Six has made a change of recommendation, (ii) Apple Six has entered into an acquisition agreement, merger agreement or similar definitive agreement or any letter of intent, memorandum of understanding or agreement in principle relating to an acquisition proposal, (iii) a tender offer or exchange offer (other than by Buyer or BRE Select Hotels) prior to obtaining approval of the merger agreement by Apple Six’s shareholders has been commenced and Apple Six’s board of directors has failed to recommend against acceptance of such tender offer or exchange offer by Apple Six’s shareholders within ten business days after commencement or (iv) Apple Six or its board of directors has publicly announced its intention to do any of the foregoing.

Termination Fees and Expenses (Page 94)

If the merger agreement is terminated under certain circumstances:

•	Apple Six may be obligated to pay a termination fee of $20 million as directed by Buyer, and all documented reasonable out-of-pocket expenses of Buyer up to a maximum amount of $5 million; and

•

Buyer may be obligated to pay Apple Six a termination fee of $35 million, all documented reasonable out-of-pocket expenses of Apple Six up to a maximum amount of $5 million and any documented reasonable out-of-pocket costs Apple Six incurred in assisting Buyer in procuring Buyer’s debt financing.

Limited Guaranty and Remedies (Page 95)

In connection with the merger agreement, Sponsor entered into a limited guaranty in Apple Six’s favor to guarantee Buyer’s payment obligations with respect to the termination fee and expense reimbursement payable to Apple Six as described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 94.

The maximum aggregate liability of Sponsor will not exceed $40 million, plus any costs or expenses Apple Six may incur with assisting Buyer in procuring the debt financing and all reasonable and documented third party costs and out-of-pocket expenses actually incurred by Apple Six relating to any litigation or other proceeding brought by Apple Six to collect any amount due under the limited guaranty, if Apple Six prevails in such litigation or proceeding.

Apple Six cannot seek specific performance to require Buyer or BRE Select Hotels to complete the merger and, except with respect to enforcing certain confidentiality obligations, Apple Six’s sole and exclusive remedy against Buyer and BRE Select Hotels will be the right to receive the termination fee and expense reimbursement under the conditions described under “The Merger Agreement—Termination Fees and Expenses.” Buyer and BRE Select Hotels may, however, seek specific performance to require Apple Six to complete the merger.

Transfer Agreements (Page 98)

In connection with the merger agreement, Apple Six entered into three transfer agreements, pursuant to which, immediately prior to or immediately following the effective time of the merger, Apple Six will transfer its wholly owned subsidiary, Apple Fund Management, LLC (which we refer to in this proxy statement/prospectus as “Apple Fund Management”), its headquarters located in Richmond, Virginia, and its interest in Apple Air Holding, LLC (which refer to in this proxy statement/prospectus as “Apple Air”). The three transfer agreements are described in greater detail under “Transfer Agreements” beginning on page 98.

SELECTED HISTORICAL FINANCIAL DATA OF APPLE REIT SIX, INC.

The following selected historical financial information for each of the years during the three-year period ended December 31, 2012 and the selected balance sheet data as of December 31, 2012 and 2011 have been derived from Apple Six’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2012 contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on February 26, 2013, a copy of which is attached to this proxy statement/prospectus as Annex H and which is incorporated herein by reference. The selected historical financial information for each of the years ended December 31, 2009 and 2008 and the selected balance sheet data as of December 31, 2010, 2009 and 2008 have been derived from Apple Six’s audited consolidated financial statements for such years contained in Apple Six’s reports filed with the SEC, which are not incorporated by reference into this proxy statement/prospectus.

You should read the selected historical financial information presented below together with the financial statements included in Apple Six’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on February 26, 2013, a copy of which is attached to this proxy statement/prospectus as Annex H and which is incorporated herein by reference, and the accompanying notes and management’s discussion and analysis of operations and financial condition of Apple Six contained in such reports. See also “Where You Can Find More Information” on page 171.

(in thousands except per share and statistical data)	For the year ended December 31, 2012	For the year ended December 31, 2011	For the year ended December 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Revenues:
Room revenue	$235,630	$220,227	$206,624	$195,671	$233,112
Other revenue	16,837	16,553	14,634	14,753	19,744
Reimbursed expenses	7,965	7,241	6,055	5,899	6,057

Total revenue	260,432	244,021	227,313	216,323	258,913
Expenses:
Hotel operating expenses	144,026	137,986	130,896	126,120	144,751
Taxes, insurance and other	13,103	12,133	12,143	13,248	13,438
Reimbursed expenses	7,965	7,241	6,055	5,899	6,057
General and administrative	7,620	6,151	6,072	4,935	5,397
Depreciation	31,054	32,432	30,806	30,417	30,411
Merger transaction costs	4,037	—	—	—	—

Interest expense, net	3,084	3,617	3,800	2,312	1,784

Total expenses	210,889	199,560	189,772	182,931	201,838

Income from continuing operations	49,543	44,461	37,541	33,392	57,075
Income (loss) from discontinued operations	—	700	(3,157)	(13)	1,427

Net income	$49,543	$45,161	$34,384	$33,379	$58,502

Per share:
Income from continuing operations per common share	$0.54	$0.48	$0.41	$0.37	$0.63
Income (loss) from discontinued operations per common share	—	0.01	(0.03)	—	0.01

Net income per common share	$0.54	$0.49	$0.38	$0.37	$0.64

Distributions paid per common share	$0.73	$0.78	$0.79	$0.90	$0.90
Weighted-average common shares outstanding—basic and diluted	91,142	91,254	91,323	91,178	90,899

(in thousands except per share and statistical data)	For the year ended December 31, 2012	For the year ended December 31, 2011	For the year ended December 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Balance Sheet Data (at end of period):
Cash and cash equivalents	$—	$32	$—	$—	$935
Investment in real estate, net	$729,108	$746,354	$764,557	$801,646	$823,463
Total assets	$740,370	$759,365	$788,213	$815,584	$849,783
Credit facility and mortgage debt	$58,417	$63,067	$63,736	$54,040	$29,097
Shareholders’ equity	$674,647	$690,628	$719,771	$757,488	$809,382
Net book value per share	$7.40	$7.57	$7.87	$8.28	$8.82

Other Data:
Cash flow provided by (used in):
Operating activities	$81,176	$78,138	$70,956	$66,029	$88,747
Investing activities	$(10,852)	$(2,721)	$(8,505)	$(6,571)	$(33,234)
Financing activities	$(70,356)	$(75,385)	$(62,451)	$(60,393)	$(87,839)
Number of hotels owned at end of period (including hotels held for sale)	66	66	68	68	68
Average Daily Rate (ADR) (a)(f)	$115	$110	$104	$107	$117
Occupancy (f)	73%	72%	71%	66%	71%
Revenue Per Available Room (RevPAR) (b)(f)	$84	$79	$74	$70	$83
Total rooms sold (c)(f)	2,056,557	2,005,542	1,986,223	1,836,076	1,990,489
Total rooms available (d)(f)	2,799,182	2,792,055	2,791,708	2,791,698	2,795,278

Funds From Operations Calculation (e):
Net income	$49,543	$45,161	$34,384	$33,379	$58,502
Impairment loss on hotels held for sale	—	—	3,567	—	—
Depreciation of real estate owned	31,054	32,432	31,199	30,938	29,313

Funds from operations	$80,597	$77,593	$69,150	$64,317	$87,815

Merger transaction costs	4,037	562	—	—	—

Modified funds from operations	$84,634	$78,155	$69,150	$64,317	$87,815

(a)	Total room revenue divided by number of room nights sold.
(b)	ADR multiplied by occupancy percentage.
(c)	Represents the number of room nights sold during the period.
(d)	Represents the number of rooms owned by Apple Six multiplied by the number of nights in the period.
(e)	Funds from operations (FFO) is defined as net income (computed in accordance with generally accepted accounting principles—GAAP) excluding gains and losses from sales of depreciable property, plus depreciation and amortization and the impairment loss on hotels held for sale. Modified FFO (MFFO) excludes costs associated with merger transactions. The Company considers FFO and MFFO in evaluating property acquisitions and its operating performance and believes that FFO and MFFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the Company’s activities in accordance with GAAP. The Company considers FFO and MFFO as supplemental measures of operating performance in the real estate industry, and along with the other financial measures included in this proxy statement/prospectus, including net income, cash flows provided by (used in) operating activities, investing activities and financing activities, they provide investors with an indication of the performance of the Company. The Company’s definition of FFO and MFFO are not necessarily the same as such terms that are used by other companies. FFO and MFFO are not necessarily indicative of cash available to fund cash needs.
(f)	From continuing operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements reflect the financial condition and results of operations of BRE Select Hotels, after giving effect to the merger, the related disposition transactions required by the terms of the merger agreement, and certain financing and ancillary transactions directly associated with the merger. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2012 gives effect to these transactions as if each of these transactions had occurred on January 1, 2012. The unaudited pro forma condensed consolidated balance sheet gives effect to each of these transactions as if each of these transactions had occurred on December 31, 2012.

The unaudited pro forma condensed consolidated financial statements have been prepared by applying the acquisition method of accounting to the merger with BRE Select Hotels being treated as the accounting acquirer. These unaudited pro forma condensed consolidated financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by BRE Select Hotels’ management; however, they are not necessarily indicative of what BRE Select Hotels’ financial condition and results of operations actually would have been if the merger had been consummated as of the dates indicated, nor do they purport to represent the consolidated financial position or results of operations for future periods.

In applying the acquisition method of accounting, the merger consideration will be allocated to the assets acquired and liabilities assumed based on their respective acquisition-date fair values. The allocation of the merger consideration reflected in these unaudited pro forma condensed consolidated financial statements has not been finalized, and is based upon preliminary estimates of fair value which is the best information available at the current time. A final determination of fair value and related allocation of the merger consideration, which cannot be made prior to the completion of the merger, will be based on the actual valuation of the tangible and intangible assets and liabilities that exist as of the date of completion of the merger. The completion of the final valuation, the allocation of the merger consideration, the timing of the completion of the merger and other changes in tangible and intangible assets and liabilities that occur prior to completion of the merger could cause significant differences in the information presented.

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with Apple Six’s audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2012 included in Apple Six’s Annual Report on Form 10-K filed with the SEC on February 26, 2013, a copy of which is attached to this proxy statement/prospectus as Annex H.

BRE Select Hotels Corp Unaudited Pro Forma Condensed Consolidated Balance Sheet December 31, 2012 (in thousands)

			Pro Forma Adjustments
	BRE Select Hotels Historical	Apple Six Historical	Divested Operations			New Capital Structure			Purchase Accounting			Old Capital Structure			BRE Select Hotels Pro Forma
Assets:
Investment in real estate, net	$—	$729,108	$(4,525)	(A	)	$—			$234,192	(G	)	$—			$958,775
Cash and cash equivalents	—	—	5,356	(B	)	936,391	(F	)	(901,433)	(G	)	(40,314)	(I	)	—
Due from third party manager, net	—	7,546	—			—			—			—			7,546
Other assets, net	—	3,716	(1,829)	(C	)	38,609	(F	)	169,196	(G	)	(149)	(I	)	209,543

Total Assets	$—	$740,370	$(998)			$975,000			$(498,045)			$(40,463)			$1,175,864

Liabilities:
Credit facility	$—	$34,470	$—			$—			$—			$(34,470)	(I	)	$—
Mortgage debt	—	23,947	—			775,000	(F	)	—			(5,709)	(I	)	793,238
Accounts payable and accrued expenses	—	7,306	(27)	(D	)	—			24,573	(G	)	(135)	(I	)	31,717

Total Liabilities	$—	65,723	(27)			775,000			24,573			(40,314)			824,955
7% Series A Cumulative Redeemable Preferred Shares	—	—	—			—			181,837	(G	)	—			181,837
Shareholders’ Equity
Preferred stock	—	—	—			—			—			—			—
Series A preferred stock	—	—	—			—			—			—			—
Series B preferred stock	—	24	—			—			(24)	(H	)	—			—
Common stock	—	899,958	—			200,000	(F	)	(899,958)	(H	)	—			200,000
Distributions greater than net income	—	(225,335)	(971)	(E	)	—			195,527	(H	)	(149)	(I	)	(30,928)

Total Shareholders’ Equity		674,647	(971)			200,000			(704,455)			(149)			169,072

Total Liabilities and Shareholders’ Equity	$—	$740,370	$(998)			$975,000			$(497,045)			$(40,464)			$1,175,864

BRE Select Hotels Corp

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2012

(in thousands, except per share data)

			Pro Forma Adjustments
	BRE Select Hotels Historical	Apple Six Historical	Divested Operations			Old Capital Structure			New Capital Structure			Purchase Accounting			BRE Select Hotels Pro Forma
Revenues:
Room revenue	$—	$235,630	$—			$—			$—			$—			$235,630
Other revenue	—	16,837	—			—			—			—			16,837
Reimbursed expenses	—	7,965	—			—			—			(7,965)	(E	)	—

Total revenue	—	260,432	—			—			—			(7,965)			252,467
Expenses:
Operating expenses	—	63,743	—			—			—			—			63,743
Hotel administrative expense	—	19,875	—			—			—			—			19,875
Sales and marketing	—	20,345	—			—			—			—			20,345
Utilities	—	9,522	—			—			—			—			9,522
Repair and maintenance	—	11,246	—			—			—			—			11,246
Franchise fees	—	10,614	—			—			—			—			10,614
Management fees	—	8,681	—			—			—			—			8,681
Taxes, insurance and other	—	13,103	(149)	(A	)	—			—			—			12,954
General and administrative	—	7,620	(7,597)	(A	)	—			—			—			23
Merger transaction costs	—	4,037	(4,037)	(A	)	—			—			—			—
Reimbursed expenses	—	7,965	—			—			—			(7,965)	(E	)	—
Depreciation expense	—	31,054	(463)	(A	)	—			—			16,254	(F	)	46,845

Total expenses	—	207,805	(12,246)			—			—			8,289			203,848

Operating income	—	52,627	12,246			—			—			(16,254)			48,619
Interest expense, net	—	3,084	12	(A	)	(1,986)	(B	)	37,328	(C	)	—			38,438

Income from continuing operations	—	49,543	12,234			1,986			(37,328)			(16,254)			10,181
7% Series A Cumulative Redeemable Preferred Share dividends	—	—	—			—			12,905	(D	)	—			12,905

Income from continuing operations attributable to common stockholders	$—	$49,543	$12,234			$1,986			$(50,233)			$(16,254)			$(2,724)

Income from continuing operations attributable to common stockholders per common share:
Basic	n.a.	$0.54	n.a.			n.a.			n.a.			n.a.			$(27,240)	(G	)
Diluted	n.a.	$0.54	n.a.			n.a.			n.a.			n.a.			$(27,240)	(G	)
Weighted average common shares outstanding
Basic	n.a.	91,142	n.a.			n.a.			n.a.			n.a.			0.1	(G	)
Diluted	n.a.	91,142	n.a.			n.a.			n.a.			n.a.			0.1	(G	)

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Unless otherwise specified and except for per share data, all amounts referenced in the notes to these unaudited pro forma condensed consolidated financial statements are stated in thousands.

Balance Sheet

Divested Operations

Apple Six’s historical consolidated financial statements include its interests in certain entities and assets that will be transferred to entities related to Apple Six immediately prior to or immediately following the effective time of the merger pursuant to three transfer agreements entered into in connection with the merger agreement. Each of the adjustments described below relate to the effects each of these transfer agreements is expected to have on the historical financial position of Apple Six.

For a more detailed description of these transfer agreements, which we refer to in these unaudited pro forma condensed consolidated financial statements as the “management company transfer agreement,” the “headquarters transfer agreement” and the “membership interest purchase agreement,” see “Transfer Agreements” beginning on page 98.

(A)	Represents adjustments to reflect the transfer of the Apple Six headquarters and the lease agreement pursuant to the headquarters transfer agreement. Included within this adjustment are gross assets (land; building; furniture, fixtures and equipment; and related improvements) of $7,447 and the related accumulated depreciation of $2,922.

(B)	Represents adjustments to reflect the cash to be received pursuant to the membership interest purchase agreement ($1,450), the management company transfer agreement (1 dollar), and the headquarters transfer agreement ($4,500). The adjustment is net of the cash expected to be used to defease a mortgage loan with an original principal amount of $6,800 executed by Portland West Cym Hotel, LLC and assumed by Apple Six SPE Hillsboro CY, Inc., a consolidated subsidiary of Apple Six, pursuant to the merger agreement ($595).

(C)	Represents adjustments to reflect the transfer of Apple Six’s interest in Apple Air pursuant to the membership interest purchase agreement ($1,542) and the transfer of Apple Fund Management pursuant to the management company transfer agreement. Included within the adjustment associated with Apple Fund Management are certain receivables and prepaid expenses ($287).

(D)	Represents adjustments to remove the liabilities historically accrued by Apple Six that will be transferred or settled in connection the transfer of Apple Fund Management, Apple Six’s headquarters and interest in Apple Air. Such liabilities include amounts related to employee benefits ($13) and other miscellaneous liabilities ($14).

(E)	Represents adjustments to reflect the net loss expected to be realized by Apple Six in connection with the transactions effected pursuant to the membership interest purchase agreement, the management company transfer agreement, and the headquarters transfer agreement. The net loss expected to be realized is calculated as the sum of the adjustments described in clauses (A) through (D) above, or $5,356 less $6,327.

New Capital Structure

(F)

BRE Select Hotels is a new entity formed by Buyer to effect the transactions contemplated by the merger agreement. At the closing of the merger, BRE Select Hotels is expected to be capitalized with up to $200,000 in cash contributions indirectly made by Sponsor and its affiliates through Buyer and up to $775,000 in debt financing provided by certain third party lenders. These adjustments represent the effects of these capitalization transactions and the recognition of the estimated costs directly attributable to the debt financing of $38,609, including escrowed cash to be used for property improvements. See “The Merger—Financing of the Merger—Debt Financing” beginning on page 68 for additional information.

Purchase Accounting

(G)	Represents adjustments to reflect the acquisition of Apple Six by BRE Select Hotels for the estimated merger consideration of $1,077,065. The merger consideration will include (i) cash of $892,702 funded through the cash contributions made by Sponsor and its affiliates and the proceeds of Buyer’s debt financing; and (ii) the New Preferred Shares issued by BRE Select Hotels to the current shareholders of Apple Six with an initial liquidation preference of $184,362. Further details relating to the computation of the cash component and the New Preferred Shares component are set forth below.

As of December 31, 2012, 91,226.580 units (consisting of 91,226.580 common shares and 91,226.580 Series A preferred shares) and 240 Series B convertible preferred shares (convertible into 5,801.050 common shares) were issued and outstanding. Additionally, 580.116 units were reserved for issuance upon exercise of outstanding company options.

•	Cash component. Pursuant to the terms of the merger agreement, each unit will be converted into the right to receive $9.20 in cash per unit without any interest. Additionally, pursuant to the terms of the merger agreement, each company option will be converted into the right to receive cash in the same proportion as the units resulting in total cash consideration of $892,702 calculated as follows:

Recipient	Units		Cash Amount/Unit	Total cash
Unit holders	97,027.630	(1)	$9.20/unit	$892,654.196
Company option holders (2)	580.116		0.08/unit	48.082

Total	97,607.746		n.a.	$892,702.278

(1)	Includes 5,801.050 common shares to account for the 240 Series B convertible preferred shares that will be treated on an as-converted basis in the merger.
(2)	Pursuant to the terms of the merger agreement, each holder of company options will receive an amount in cash equal to 82.883% of the aggregate option payment value. The “aggregate option payment value” is the amount equal to the product of (I) the number of units subject to a company option, multiplied by (II) the excess, if any, of (1) $11.10 over (2) the exercise price per unit subject to such company option. The exercise price for each company option is $11.00.

•	New Preferred Share component. Pursuant to the terms of the merger agreement, each unit will be converted into the right to receive one New Preferred Share. Additionally, pursuant to the terms of the merger agreement, each company option will be converted into the right to receive one New Preferred Share in the same proportion as the units resulting in a total of 97,032.856 New Preferred Shares to be issued in the merger having a total initial liquidation preference of $184,362.426, calculated as follows:

Recipient	New Preferred Shares		Initial Liquidation Preference/Share	Total Liquidation Preference
Unit holders	97,027.630	(1)	$1.90/share	$184,352.497
Company option holders (2)	5.226		1.90/share	9.929

Total	97,032.856		n.a.	$184,362.426

(1)	Includes 5,801.050 common shares into which the 240 Series B convertible preferred shares will be converted in connection with the merger.
(2)	Pursuant to the terms of the merger agreement, each holder of company options will receive a number of New Preferred Shares equal to the quotient of (i) an amount equal to the product of (a) 17.117%, multiplied by (b) the aggregate option payment value, divided by (ii) $1.90.

As described under “Description of New Preferred Shares—Adjustment to Liquidation Preference” on page 121, the initial liquidation preference of $1.90 per share will be subject to downward adjustment should net costs and payments relating to certain legacy litigation and regulatory matters exceed $3,500.

The terms of the New Preferred Shares will provide BRE Select Hotels with the right to redeem the New Preferred Shares at any time for an amount equal to the liquidation preference, plus any accumulated and unpaid dividends. In addition, the terms of the New Preferred Shares will include an option for the holder of any New Preferred Shares to require BRE Select Hotels to redeem all or a portion of such holder’s New Preferred Shares after 7-1/2 years following the issuance of New Preferred Shares in connection with the merger for an amount equal to the liquidation preference, plus any accumulated and unpaid dividends. Due to the option provided to the holders of the New Preferred Shares, the New Preferred Shares have been classified outside permanent equity. See “Description of New Preferred Shares,” beginning on page 117 for additional information.

The merger consideration has been preliminarily allocated to the assets acquired and liabilities assumed, a description of which is provided throughout these notes. In connection with the acquisition, BRE Select Hotels is expected to incur transaction costs of $33,304 (in addition to the costs discussed in the adjustment described in clause (F) above), which relate to, among other things, transfer taxes, title costs and advisory fees. These transaction costs will, for accounting purposes, be treated as expenses, except that the costs that are directly attributable to the issuance of the New Preferred Shares will be accounted for as a reduction in the carrying value of the New Preferred Shares. Accordingly, for purposes of the pro forma condensed consolidated balance sheet, $2,525 of the transaction costs have been reflected as a reduction to the carrying value of the New Preferred Shares and the remaining $30,779 of transaction costs have been reflected as an addition to distributions greater than net income.

The transaction costs incurred in connection with the merger will be paid with the cash contributions indirectly made by Sponsor and its affiliates, the proceeds from the debt financing and operating cash flows generated by Apple Six prior to the consummation of the merger and/or BRE Select Hotels subsequent to the consummation of the merger. For purposes of the unaudited pro form condensed consolidated balance sheet, the estimated amount of transaction costs to be paid with operating cash flows has been shown as an adjustment to accounts payable and accrued expenses.

The following provides a summary of the preliminary allocation by major category of assets and liabilities presented within the unaudited pro forma condensed consolidated balance sheet as of December 31, 2012:

Assets:
Investment in real estate[1]	$958,775
Identifiable intangible assets[1]	56,399
Cash and cash equivalents and other assets[2]	14,789

Total assets	$1,029,963

Liabilities:
Credit facility[2]	$34,470
Mortgage notes[2]	23,947
Accounts payable and accrued expenses[2]	7,279

Total liabilities	65,696

Estimated fair value of net assets acquired	$964,267

(1)	The investment in real estate and identifiable intangible assets pro forma adjustments of $234,192 and $56,399, respectively (excluding estimated goodwill of $112,797), represent the adjustments required to record the real estate and identifiable intangible assets to be acquired through the merger at current estimates of fair value, which includes (as applicable) the elimination of historical accumulated depreciation and amortization. For purposes of these adjustments, fair value was estimated based on preliminary analyses performed by BRE Select Hotels and comparable market transactions, which included a preliminary evaluation of the fair values ascribed to component assets relative to overall transaction value in comparable market transactions. Upon completion of the merger, the methodologies and significant inputs and assumptions used in deriving final estimates of fair value will vary based on the nature of the tangible or intangible asset. For land, estimates of fair value will likely be derived using a market approach which contemplates an evaluation of recent transactions involving comparable assets. For building and improvements and furniture, fixtures and equipment, estimates of fair value will likely be derived using a cost approach which contemplates an evaluation of the costs required to construct or acquire such assets with adjustments made to account for the effects of physical depreciation, and functional and/or economic obsolescence, each as applicable. Estimates of fair value associated with identifiable intangible assets will likely be derived using generally accepted methodologies under the income approach. Significant inputs and assumptions associated with these approaches include estimates of future operating cash flows, as contemplated in determining the merger consideration, and discount rates based on an evaluation of observable market data. These estimates of fair value are preliminary and, as a result, subject to change based on various factors, including market conditions existing at the time the merger is consummated. Final estimates of fair value may be significantly different from these preliminary estimates. To the extent inputs different from those used for purposes of determining these preliminary estimates of fair value were utilized, the investment in real estate and identifiable intangible assets pro form adjustments could be $166,514 to $292,821 and $33,839 to $78,958, respectively. Please see clause (F) under “Income Statement – Purchase Accounting” for the impact of different estimates on the unaudited condensed consolidated pro forma statement of operations for the year ended December 31, 2012.
(2)

No adjustments were made to the historical carrying value of cash and cash equivalents and other assets; the credit facility and mortgage debt; and accounts payable and accrued expenses as the estimated fair values of such items were preliminarily determined to approximate their historical carrying values. These preliminary determinations were based on their short term nature and/or the stated terms approximating current market terms.

Estimated fair values of each component included within investment in real estate are as follows:

Land	$169,196
Building and improvements	733,181
Furniture, fixtures and equipment	56,399

Total	$958,775

(H)	Represents the elimination of the historical balance of Apple Six’s common shares, Series A preferred shares, and Series B convertible preferred shares in connection with the acquisition of Apple Six by BRE Select Hotels.

Old Capital Structure

(I)	Upon completion of the merger, all of the existing consolidated indebtedness of Apple Six, which consists of the credit facility with Wells Fargo Bank, N.A. and certain mortgage debt, will be repaid with a portion of the cash contributed by Sponsor and its affiliates, except for the mortgage note on the Residence Inn located in Fort Worth, Texas, described below, which will remain outstanding.

The credit facility is a $60,000 unsecured credit facility with Wells Fargo Bank, N.A. that has historically been utilized by Apple Six for working capital, hotel renovations, and other general corporate funding purposes, including the payment of redemptions and distributions. The outstanding principal is required to be paid by the stated maturity date of September 8, 2013, but may be prepaid without penalty. Interest payments are due monthly and the interest rate is equal to the applicable London interbank offered rate for deposits, or LIBOR, plus 350 basis points. At December 31, 2012, the outstanding balance on the credit facility was $34,470 and the interest rate was 3.75%.

At December 31, 2012, the mortgage debt consisted of two mortgage notes (which were secured by two of Apple Six’s hotel properties located in Texas and Oregon) with an aggregate outstanding balance of $23,947, stated interest rates ranging from 4.73% to 6.40% and maturity dates of December 11, 2014 through October 6, 2022. The mortgage loan with an original principal amount of $6,800 executed by Portland West Cym Hotel, LLC and assumed by Apple Six SPE Hillsboro CY, Inc. will be defeased in connection with the merger. The remaining mortgage note on the Residence Inn located in Fort Worth, Texas, totalling $18,300, was issued on September 14, 2012 and will remain outstanding following the completion of the merger. This note provides for scheduled payments of interest and principal on a monthly basis, has a fixed annual interest rate of 4.73% and a stated maturity date of October 6, 2022.

As a result of the accelerated repayments, the adjustments presented in the unaudited pro forma condensed consolidated balance sheet represent the repayment of the outstanding indebtedness and accelerated amortization of the related deferred financing costs which will result in the recognition of $149 in amortization expense.

Income Statements

These unaudited pro forma condensed consolidated financial statements include an unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2012.

Divested Operations

(A)	Represents the adjustments required to remove the taxes, insurance and other general and administrative and depreciation expenses and previously capitalized interest associated with the transfer of Apple Six’s interests in certain entities and assets pursuant to three transfer agreements immediately prior to or immediately following the effective time of the merger. Please see “—Balance Sheet—Divested Operations” above for further details.

Subsequent to consummation of the merger, BRE Select Hotels will incur certain general and administrative costs in connection with operating its business which are expected to include those associated with ongoing SEC reporting and compliance and asset management. Currently, BRE Select Hotels anticipates that such costs will range from approximately $3,300 to $3,700; however, these estimates are preliminary and are subject to change.

Old Capital Structure

(B)	Represents the adjustments required to remove the historical interest and amortization expense associated with Apple Six’s outstanding indebtedness that will be repaid in connection with the merger. Please see clause (I) under “—Balance Sheet—Old Capital Structure” above for further details.

New Capital Structure

(C)	Represents the adjustments required to reflect the interest cost associated with the debt financing and the amortization of the applicable portion of the related costs. For purposes of the adjustments reflected for the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2012, an interest rate of approximately 4.240% was utilized. This interest rate reflects the average interest rate for the period. An attribution period of three years was utilized for purposes of calculating the amortization discussed above.

(D)	Represents the adjustments required to reflect the amount of dividends payable with respect to the 97,032.856 New Preferred Shares to be issued in the merger at a dividend rate of 7%.

Purchase Accounting

(E)	Represents the adjustments required to remove the expense and related income incurred and earned, respectively, in connection with a historical arrangement that will not continue following the completion of the merger due to the transfer of Apple Fund Management pursuant to the management company transfer agreement. Apple Six historically provided support services to certain of its affiliates, and those affiliates reimbursed Apple Six for the costs it incurred in connection with providing those support services.

(F)	Represents the adjustment required to reflect the depreciation and amortization associated with real estate and identifiable intangible assets. Depreciation and amortization periods used for purposes of determining this adjustment were as follows: building and improvements, 25 years; furniture, fixtures and equipment, 5 years; and identifiable intangibles, 10 years.

As discussed within clause (G) under “—Balance Sheet—Purchase Accounting,” the fair value of the real estate and identifiable intangible assets to be acquired through the merger are based on current estimates and consequently are subject to change. To the extent that different inputs from those used for purposes of determining these estimates of fair value were utilized, the associated depreciation and amortization could be $35,773 to $46,638 and $3,384 to $7,896, respectively, for the year ended December 31, 2012.

Earnings Per Share

(G)	Upon completion of the merger, Buyer will own 100 shares of common stock of BRE Select Hotels, representing all of the outstanding shares of common stock of BRE Select Hotels. Accordingly, earnings per share for the year ended December 31, 2012, was calculated by taking income from continuing operations for the year less the amount dividends payable to the holders of the New Preferred Shares for the applicable dividend periods described in clause (D) above, divided by the 100 shares of BRE Select Hotels common stock.

RISK FACTORS

In addition to other information included elsewhere in this proxy statement/prospectus and in the annexes to this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 42, you should carefully consider the following risk factors in deciding whether to vote for the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement. Please also see “Where You Can Find More Information” on page 170.

Risks Related to the Merger

The merger may not be completed, which could adversely affect Apple Six’s business.

Completion of the merger is subject to the satisfaction of various conditions, including approval of the merger agreement by Apple Six’s shareholders and the other conditions described in the merger agreement. Neither Apple Six, BRE Select Hotels nor Buyer can guarantee when or if these conditions will be satisfied or that the merger will be successfully completed. In the event that the merger is not completed, Apple Six may be subject to several risks, including the following:

•	Apple Six management’s and employees’ attention from day-to-day business may be diverted;

•	Apple Six’s relationships with property managers may be substantially disrupted as a result of uncertainties with regard to its business and prospects; and

•

Apple Six would still be required to pay significant transaction costs related to the merger, including legal and accounting fees, and under certain circumstances would be required to reimburse Buyer’s out-of pocket transaction expenses up to $5 million and pay a termination fee of $20 million. See “The Merger Agreement—Termination Fees and Expenses” beginning on page 94.

Uncertainties associated with the merger may have a negative impact on business relationships.

The announcement of the merger may have a negative impact on Apple Six’s business relationships. These events could have a material negative impact on Apple Six’s results of operations and financial condition. Given that Apple Six’s management and employees will be transferred by Apple Six immediately following the effective time of the merger, the success of BRE Select Hotels following the merger will depend in part on its ability to hire and retain new employees.

The costs of the merger, increased interest expense and other fees could adversely affect BRE Select Hotels’ operating results.

Apple Six and Buyer estimate the total merger-related costs to be approximately $72 million, primarily consisting of investment banking, legal and accounting fees and other related fees and expenses, including financing fees. This cost estimate is preliminary and subject to change.

In addition, the consolidated net income of Apple Six and BRE Select Hotels may be adversely affected by the merger due to an increase in interest expenses in connection with the new indebtedness to be incurred upon the completion of the merger. For an estimate of how BRE Select Hotels’ net income may be affected by interest expenses and other fees following the merger on a pro forma consolidated basis, see “Unaudited Pro Forma Condensed Consolidated Financial Statements” on page 19.

Some of the directors and executive officers of Apple Six have interests in seeing the merger completed that are different from, or in addition to, those of the other Apple Six shareholders.

Some of the directors and executive officers of Apple Six have arrangements that provide them with interests in the merger that are different from, or in addition to, those of the shareholders of Apple Six. These interests include, among other things, company options, indemnification and insurance arrangements, interests in the Series B convertible preferred shares, employment and directorships with affiliated entities. These interests, among other things, may influence the directors and executive officers of Apple Six to support or approve the merger. See “The Merger—Interests of Apple Six Directors and Executive Officers in the Merger” beginning on page 64.

In addition, BRE Select Hotels has entered into a voting agreement with Glade M. Knight, chairman and chief executive officer of Apple Six, in his capacity as a shareholder of Apple Six. The voting agreement requires Mr. Knight to vote in favor of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement and to vote against certain actions. See “Voting Agreement between Buyer and Glade M. Knight” beginning on page 96.

If the merger agreement is terminated under certain circumstances, Apple Six would be required to pay a termination fee and expense reimbursement.

If the merger agreement is terminated under certain circumstances, Apple Six must pay a termination fee as directed by Buyer of $20,000,000 and reimburse all of the documented reasonable out-of-pocket expenses incurred by or on behalf of Buyer or BRE Select Hotels in connection with the merger agreement and the transactions contemplated by the merger agreement up to a maximum amount of $5,000,000. See “The Merger Agreement—Termination Fees and Expenses” beginning on page 94.

The merger agreement contains provisions that could discourage a potential competing acquirer of Apple Six to submit an alternative acquisition proposal or that could result in any competing acquisition proposal being at a lower price than it might otherwise be.

Under the merger agreement, Apple Six agreed not to (i) solicit proposals relating to alternative acquisition proposals or (ii) engage or participate in discussions or negotiations with, or provide non-public information to, any person relating to any such alternative acquisition proposal, subject to certain limited exceptions where the failure to take certain action would be inconsistent with the legal duties of Apple Six’s board of directors under applicable law. See “The Merger Agreement—Acquisition Proposals” beginning on page 84. Even if a person submits an alternative acquisition proposal, prior to recommending such alternative acquisition proposal to its shareholders as a superior proposal and terminating the merger agreement Apple Six must negotiate with Buyer and BRE Select Hotels in good faith for a period of three business days (to the extent Buyer desires to negotiate) to revise the terms of the merger agreement, the financing commitments obtained by Buyer or the limited guaranty in response to such alternative acquisition proposal. In addition, upon termination of the merger agreement in certain circumstances, Apple Six may be required to pay a termination fee and expense reimbursement as directed by Buyer. See “The Merger Agreement—Termination Fees and Expenses” beginning on page 94. These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Apple Six from considering or submitting an alternative acquisition proposal, even if it were prepared to pay consideration with a higher per share cash or other value than the merger consideration. These provisions could also result in a potential competing acquirer proposing to pay a lower price per share than it might otherwise have proposed to pay because of the incremental expense of the termination fee and expense reimbursement that may become payable by Apple Six in certain circumstances.

Risks Related to the Financing of the Merger and Indebtedness

Subsidiaries of BRE Select Hotels will have a substantial amount of indebtedness and may not be able to make the required payments on their debt or refinance their indebtedness when it comes due.

The level of consolidated indebtedness of BRE Select Hotels following completion of the merger and the related financing will be substantially greater than the level of indebtedness of Apple Six before the completion of the merger. Upon completion of the merger, BRE Select Hotels’ consolidated indebtedness is expected to be approximately $793 million, as compared to approximately $58 million as of December 31, 2012. In connection with the execution and delivery of the merger agreement, Buyer obtained a debt commitment letter from Citibank, N.A. and Bank of America, N.A. providing for debt financing in an aggregate principal amount of up to $775 million (which we refer to in this proxy statement/prospectus as the “debt financing”) for the completion of the merger and other costs such as transaction costs relating to the merger and escrowed cash to be used for property improvements. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page 19 and “The Merger—Financing of the Merger” beginning on page 67.

BRE Select Hotels’ substantial leverage following the completion of the merger subjects BRE Select Hotels to a number of risks, including the following:

•

a decrease in net operating cash flow or an increase in expenses of BRE Select Hotels could make it difficult for BRE Select Hotels or its subsidiaries to satisfy their respective debt service requirements or force BRE Select Hotels to modify its operations;

•

the indebtedness will be secured by mortgage liens on all or substantially all of BRE Select Hotels’ properties or pledges of its ownership interests in certain subsidiaries, reducing BRE Select Hotels’ ability to obtain additional financing;

•

BRE Select Hotels’ ability to obtain additional financing for working capital, capital expenditures or other purposes may be impaired or any such financing may not be available on terms favorable to BRE Select Hotels;

•

interest expense will reduce the funds that would otherwise be available to BRE Select Hotels for its operations and future business opportunities or for distributions to the holders of New Preferred Shares or other shareholders;

•

the substantial leverage will increase BRE Select Hotels’ vulnerability to general economic downturns and adverse industry conditions, or it may be unable to carry out capital spending that is important to its growth and the maintenance of BRE Select Hotels’ properties;

•	the substantial leverage could limit BRE Select Hotels’ flexibility in planning for, or reacting to, changes in its business and in its industry in general;

•	the substantial leverage may cause BRE Select Hotels to make non-strategic divestitures; and

•

the substantial leverage and the amount required to pay BRE Select Hotels’ debt obligations could place BRE Select Hotels in a competitive disadvantage to its competitors that are less highly-leveraged because, among other things, it may restrict BRE Select Hotels’ ability to make competitive upgrades to its existing buildings.

BRE Select Hotels’ substantial consolidated indebtedness exposes its assets to the possibility of foreclosure, which could result in the loss of its investment in one or more properties.

Upon the completion of the merger, BRE Select Hotels will have approximately $793 million of mortgage and mezzanine debt outstanding with direct and indirect ownership interests in sixty-five of its sixty-six properties being subject to cross-collateralized and cross-defaulted debt and the one remaining property securing a separate existing mortgage loan, which will remain outstanding following completion of the merger. If the subsidiaries of BRE Select Hotels that are borrowers under the debt financing, which we refer to in this proxy statement/prospectus as “borrowers,” are unable to meet the required debt service payments under the debt financing, the holder of the mortgage or lender could foreclose on direct or indirect ownership interests in the property or direct or indirect ownership interests in the cross-defaulted and cross-collateralized properties, resulting in a loss of BRE Select Hotels’ investments. Alternatively, if BRE Select Hotels decides to cause the sale of properties to raise funds to meet debt service obligations, it is possible that such properties would be disposed of at a loss.

Existence of mezzanine indebtedness creates additional foreclosure risk.

One or more mezzanine loans will be funded to certain subsidiaries of BRE Select Hotels that own direct or indirect ownership interests in the mortgage borrowers. Each mezzanine loan will be secured by a first priority, cross-collateralized pledge of direct or indirect ownership interests in the mortgage borrowers, all related personal property, reserves, a pledge of all income received by each mezzanine borrower with respect to its direct or indirect ownership interests in the mortgage borrowers and a cash management account. If there were a default under any mezzanine loan, the lender of such mezzanine loan would be entitled to foreclose on the direct or indirect ownership interests in the mortgage borrower. The process for any such foreclosure may vary, but foreclosure on mezzanine indebtedness generally occurs more expeditiously than foreclosure on mortgage indebtedness. Accordingly, it is more difficult to restructure mezzanine loans or delay or prevent foreclosure of mezzanine loans by causing sales of properties or refinancing mezzanine loans.

Following the completion of the merger, BRE Select Hotels may not be able to make the required payments on its debt or refinance its debt when it comes due, and may be forced to take other actions to satisfy its obligations under its debt, which may or may not be successful.

The debt financing is not subject to any mandatory amortization payments. Indebtedness with a substantial remaining principal balance on its stated maturity involves a greater risk of non-payment at maturity than a fully amortizing loan. When the remaining principal balance under the debt financing becomes due, borrowers may not have enough cash to repay the outstanding indebtedness under the debt financing and may not be able to obtain new financing to repay the outstanding indebtedness under the debt financing or the terms of any new financing may not be as favorable as the terms of the debt financing. If the interest rate on any new debt is higher than the rate on the debt financing, the borrowers’ costs will increase. The borrowers’ ability to refinance the debt financing and the terms on which they might refinance will depend upon economic conditions, conditions in the capital markets and in the hotel industry and on the performance of the properties owned by borrowers. The recent economic downturn has resulted in the tightening of lending standards and a substantial reduction in capital available to refinance commercial mortgage loans. These factors have increased the risks in refinancing commercial mortgage loans. There is no guarantee that BRE Select Hotels will be able to refinance or cause the repayment of the outstanding indebtedness under the debt financing or any of its loans at maturity. If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, cash flows may not be sufficient in all years to repay all maturing debt at the relevant time(s) and one or more properties or ownership interests in the mortgage borrowers may be foreclosed upon or BRE Select Hotels may be forced to dispose of properties on disadvantageous terms.

Covenants and other restrictions in BRE Select Hotels’ post-merger financing arrangement will limit its operations and activities.

The loan documents to which borrowers will be a party, which we refer to in this proxy statement/prospectus as the “debt agreements,” will, and the terms of any future indebtedness may, contain certain financial, operating and other covenants that restrict BRE Select Hotels’ ability to finance future operations or capital needs or engage in other activities that may be in its interest. Such restrictions will affect, and in many respects limit or prohibit, among other things, BRE Select Hotels or certain of its subsidiaries’ ability to:

•	incur additional secured or unsecured indebtedness;

•

make cash distributions at any time that the debt yield, representing the quotient (expressed as a percentage) calculated by dividing the annualized net operating income of the properties subject to the debt agreements by the outstanding principal amount of indebtedness under the debt agreements, is less than 8.75% or if there is a default continuing under any mezzanine loan (including the failure to make regularly scheduled debt service payments thereunder) until such time the debt yield is equal to or greater than 9.00% or the mezzanine loan default has been cured; BRE Select Hotels currently expects that the debt yield will, on the date of the completion of the merger, be greater than 10.2%;

•	make investments or acquisitions;

•	use assets as security in other transactions;

•	sell assets (except that the borrower is expected to be permitted to sell assets so long as the debt yield is not reduced, subject to payment of any applicable prepayment premiums);

•	guarantee other indebtedness; and

•	consolidate, merge or transfer all or substantially all of BRE Select Hotels’ assets.

A breach of any of these covenants could result in an event of default and/or accelerate some or all of BRE Select Hotels’ indebtedness under the debt agreements. If an event of default occurs under the debt agreements, the lenders could elect to declare all borrowings outstanding under the debt agreements, together with any accrued and unpaid interest, immediately due and payable, or require BRE Select Hotels to apply all its available cash to repay these borrowings.

Risks Related to the Ownership of the New Preferred Shares

BRE Select Hotels will be a holding company dependent upon the assets and operations of its subsidiaries.

BRE Select Hotels will be a holding company with no assets other than the capital stock of its subsidiaries. These subsidiaries will conduct all of BRE Select Hotels’ operations and will be its only source of income. Accordingly, BRE Select Hotels will be dependent on dividends and other distributions from its subsidiaries to generate the funds necessary to make payments on the New Preferred Shares, including payments of dividends and amounts due upon redemption. As described under “The Merger—Financing of the Merger—Other Terms” beginning on page 73, the debt agreements will contain covenants that will restrict the ability of BRE Select Hotels’ subsidiaries to pay dividends or make other distributions to BRE Select Hotels, which may impair its ability to make cash payments on the New Preferred Shares. Any future indebtedness of BRE Select Hotels or its subsidiaries will likely include restrictions with similar effects. The New Preferred Shares will be solely the obligations of BRE Select Hotels and no other entity will have any obligation, contingent or otherwise, to make any payments in respect of the New Preferred Shares.

The New Preferred Shares will effectively rank junior to any indebtedness of BRE Select Hotels or any of its subsidiaries.

The New Preferred Shares will effectively rank junior to the debt financing and any other indebtedness of BRE Select Hotels or any of its subsidiaries. It is expected that at the effective time of the merger, BRE Select Hotels and its subsidiaries will have approximately $793 million of indebtedness outstanding. The debt financing will be secured by liens on substantially all of the assets of BRE Select Hotels’ subsidiaries. This will permit the lenders under the debt financing to be paid from the proceeds of BRE Select Hotels’ assets before any of its other creditors or equity holders, including holders of New Preferred Shares, may be paid. In addition, the certificate of designations governing the New Preferred Shares will permit BRE Select Hotels and its subsidiaries to incur up to $800 million of indebtedness without the consent of the holders of two-thirds of the New Preferred Shares outstanding at the time. BRE Select Hotels may, however, incur more than $800 million of indebtedness without the consent of the holders of New Preferred Shares to extent the proceeds of such additional indebtedness are used to redeem or purchase New Preferred Shares. See “Description of New Preferred Shares—Limitation on Indebtedness” beginning on page 125.

Under certain circumstances, BRE Select Hotels may be prevented from paying dividends on the New Preferred Shares, or dividends may be paid in additional New Preferred Shares instead of cash.

Although dividends on New Preferred Shares are cumulative and will accrue in arrears until paid, holders will be entitled to dividends only when, as and if declared by BRE Select Hotels’ board of directors and will not receive cash dividends if BRE Select Hotels does not have funds legally available for such payment, or if such payment is prohibited by law or by the terms of any indebtedness of BRE Select Hotels or any of its subsidiaries.

Under Delaware law, BRE Select Hotels’ board of directors may declare dividends on the company’s capital stock, including the New Preferred Shares, only out of the company’s surplus. If BRE Select Hotels has no surplus, the board may declare dividends out of the company’s net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. For the purpose of this proxy statement/prospectus, “surplus” means the excess of a company’s total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends in cash, BRE Select Hotels must have surplus or net profits equal to the full amount of the cash dividend at the time the dividend is declared and paid. Neither Apple Six nor BRE Select Hotels can predict what the value of BRE Select Hotels’ assets or the amount of its liabilities will be in the future. Thus, neither Apple Six nor BRE Select Hotels can guarantee that BRE Select Hotels will be able to pay cash dividends on the New Preferred Shares.

The debt agreements will contain covenants that may impair BRE Select Hotels’ ability to pay cash dividends. To the extent that (i) BRE Select Hotels is unable to declare or pay full cash dividends on the New Preferred Shares as a result of the terms of any indebtedness of BRE Select Hotels or any of its subsidiaries, including the debt financing, or (ii) insufficient funds are legally available to BRE Select Hotels for the payment in full of such cash dividends, BRE Select Hotels may elect to instead pay such dividends in additional New Preferred Shares.

Dividends will cumulate at the specified applicable rate on the liquidation preference per share (as it may be adjusted from time to time), as described under “Description of New Preferred Shares—Dividends” on page 118. The liquidation preference will initially be $1.90 per share. As described under “Description of New Preferred Shares—Adjustment to Liquidation Preference,” the initial liquidation preference of $1.90 per share will be subject to downward adjustment should net costs and payments relating to certain legacy litigation and regulatory matters exceed $3.5 million.

If BRE Select Hotels is dissolved, liquidated or wound up at a time when the New Preferred Shares remain outstanding, the holders of the New Preferred Shares will be entitled to receive only an amount equal to the liquidation preference (as it may be adjusted from time to time), plus any accumulated and unpaid dividends, to the extent that BRE Select Hotels has funds legally available therefor. Any remaining assets will be distributable to holders of BRE Select Hotels’ other equity securities.

New Preferred Shares are redeemable at the election of BRE Select Hotels at any time.

BRE Select Hotels will have the right to redeem all or any portion of the New Preferred Shares at any time without the consent of holders for an amount in cash equal to the liquidation preference (as it may be adjusted from time to time), plus any accumulated and unpaid dividends (subject to the right of holders of record on any dividend record date to receive the related dividend payment), which we refer to in this proxy statement/prospectus as the “redemption price.” Upon such redemption, a holder of New Preferred Shares may be required to recognize capital gains for federal income tax purposes as a result thereof. See “Description of New Preferred Shares—Redemption” on page 121.

The holders of New Preferred Shares will have limited rights to require BRE Select Hotels to redeem the New Preferred Shares, and BRE Select Hotels may not be able to redeem New Preferred Shares if required.

Although BRE Select Hotels may elect to redeem all or any portion of the New Preferred Shares at any time, BRE Select Hotels will be required to redeem the New Preferred Shares only under limited circumstances and only if funds are legally available therefor.

Specifically, BRE Select Hotels will be required to redeem, in cash out of any legally available funds, all of the New Preferred Shares for the applicable redemption price not later than the 60th day following any change of control (or, under certain circumstances, upon the occurrence of such change of control). In addition, on or after the 7-1/2th anniversary of the issuance of the New Preferred Shares in connection with the merger, any holder of New Preferred Shares may require BRE Select Hotels to redeem, in cash out of any legally available funds, all or any portion of such holder’s New Preferred Shares at the redemption price not later than the quarterly dividend payment date next following such redemption request.

For purposes of this proxy statement/prospectus, a “change of control” occurs (i) if Buyer and its affiliates cease to (x) beneficially own at least 50% of the total voting power of all shares of BRE Select Hotels entitled to vote generally in the election of directors or (y) have the right to appoint a majority of the members of the board of directors of BRE Select Hotels or (ii) upon the sale, lease, conveyance or other transfer, directly or indirectly, of all or substantially all of BRE Select Hotels’ property and assets. Accordingly, Buyer and its affiliates may sell a significant portion of BRE Select Hotels’ common stock or property and assets without being required to redeem any New Preferred Shares.

BRE Select Hotels may not have sufficient legally available funds to redeem the New Preferred Shares if required to do so following any change of control or pursuant to any redemption request. In addition, the debt agreements will contain covenants that may impair BRE Select Hotels’ ability to redeem New Preferred Shares.

The rights of the holders of New Preferred Shares will be significantly more limited than the rights of Apple Six’s unitholders.

The rights of the holders of New Preferred Shares will be significantly more limited than the rights of Apple Six’s unitholders. Following completion of the merger, Buyer will, through its ownership of all of the common stock of BRE Select Hotels, control BRE Select Hotels, and could take actions that may conflict with the interests of the holders of the New Preferred Shares. As the owner of all of the common stock of BRE Select Hotels, Buyer will have the power to elect all of BRE Select Hotels’ directors and appoint new management. The holders of New Preferred Shares will not be entitled to vote in the election or removal of directors or any other matters submitted to a vote of shareholders, except with respect to the authorization or issuance of other classes or series of capital stock ranking senior to or on parity with the New Preferred Shares or certain adverse changes to the rights or preferences of the New Preferred Shares, as described under “Description of New Preferred Shares—Voting Rights” on page 124. In addition, except as described under “Description of New Preferred Shares—Dividends” on page 118, “Description of New Preferred Shares—Liquidation Rights” on page 120 and “Description of New Preferred Shares—Redemption” on page 121, holders of New Preferred Shares will not be entitled to receive distributions or other payments in respect of their ownership interest. As a result, subject to the limited rights of the holders of New Preferred Shares, Buyer will have the power to approve any action requiring the approval of the shareholders of BRE Select Hotels, including the adoption of amendments to BRE Select Hotels’ certificate of incorporation and BRE Select Hotels’ decisions to enter into any significant corporate transactions, including mergers and sales of substantially all of BRE Select Hotels’ assets. See “Comparison of Shareholders’ Rights” beginning on page 127 for a general comparison of material similarities and differences between the rights of Apple Six’s unitholders and the rights of the holders of the New Preferred Shares.

The liquidation preference of the New Preferred Shares may be reduced in the future.

As described under “Description of New Preferred Shares—Adjustment to Liquidation Preference” on page 121, the initial liquidation preference of $1.90 per New Preferred Share may be reduced significantly should net costs and payments relating to certain legacy litigation and regulatory matters exceed $3.5 million. The legal matters to which these costs relate are described under “Legacy Matters” beginning on page 101. At this time, Apple Six cannot reasonably predict the outcome of these proceedings or provide a reasonable estimate of the costs of these proceedings, if any, but it is possible that the liquidation preference of the New Preferred Shares could be reduced to zero.

Even if BRE Select Hotels is successful in addressing these legal matters, the costs associated with them may be significant, and the liquidation preference may therefore be reduced significantly below $1.90 per share.

The New Preferred Shares do not and will not have a trading market and will be subject to restrictions on ownership and transfer.

No public market for the New Preferred Shares currently exists and BRE Select Hotels does not expect that one will develop at any time in the future. The New Preferred Shares will not be listed on any securities exchange.

In addition, BRE Select Hotels must comply with certain requirements to qualify as a REIT under the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement/prospectus as the “Code.” Accordingly, BRE Select Hotels’ certificate of incorporation will provide that to the extent that any transfer of stock would jeopardize its status as a REIT, cause it to be “pension-held,” or cause it not to be “domestically controlled,” which events in this proxy statement/prospectus we refer to as “prohibited events,” then the number of shares that otherwise would result in a prohibited event will be deemed to have been transferred to a trustee to be held in a trust established by BRE Select Hotels’ board of directors for the benefit of a charitable beneficiary. If the transfer to the charitable trust would not for any reason prevent the prohibited event, then the transfer of that number of shares that otherwise would cause the prohibited event will be void. In either case, the intended transferee, which in this proxy statement/prospectus we refer to as the “prohibited owner,” will not acquire any rights in such shares. A prohibited owner would receive net proceeds from the sale as described under “Description of New Preferred Shares—Restrictions on Ownership and Transfer” beginning on page 125.

As a result of the lack of a trading market and the restrictions on transferability discussed above, you may not be able to sell the New Preferred Shares should you need liquidity and, even if you sell New Preferred Shares, the price at which you sell them may be significantly less than their liquidation preference or their fair market value. Prospective holders should view the New Preferred Shares as illiquid and must be prepared to hold their investment indefinitely.

Sponsor and its affiliates will control BRE Select Hotels and may have conflicts of interest with BRE Select Hotels or holders of the New Preferred Shares.

Sponsor and its affiliates will control BRE Select Hotels following completion of the merger. Through their ownership of Buyer, they will have the power to elect all of BRE Select Hotels’ directors and appoint new management. Subject to the limited rights of the holders of New Preferred Shares described under “Description of New Preferred Shares—Voting Rights,” Sponsor and its affiliates will also have the power to approve any action requiring the approval of shareholders of BRE Select Hotels, including the adoption of amendments to BRE Select Hotels’ certificate of incorporation and BRE Select Hotels’ decisions to enter into any significant corporate transactions, including mergers and sales of substantially all of BRE Select Hotels’ assets.

So long as Sponsor and its affiliates continue to directly or indirectly hold a significant amount of BRE Select Hotels’ equity interests, they will continue to be able to strongly influence or effectively control BRE Select Hotels’ decisions. Further, Sponsor and its affiliates are in the business of making investments in companies and real estate assets and currently own, and may, from time to time, acquire and hold, in each case, interests in businesses or assets that compete directly or indirectly with BRE Select Hotels. In addition, certain affiliates of Sponsor own Hilton Hotels Corporation, which is or owns the franchisor of 27 of the hotels currently owned by Apple Six. In accordance with the BRE Select Hotels’ certificate of incorporation, Sponsor will have no obligation to present any corporate opportunities to BRE Select Hotels or to conduct its other business and investment affairs in the best interests of BRE Select Hotels or holders of New Preferred Shares. See “Comparison of Shareholders’ Rights—Competing Activities and Corporate Opportunities” on page 133.

Buyer and its affiliates may sell their shares in BRE Select Hotels, or cause BRE Select Hotels to sell significant portions of its property or assets, to any third party at any time without making any payment to the holders of New Preferred Shares, so long as such sale does not constitute a change of control.

Buyer and any of its affiliates that may own shares of BRE Select Hotels may sell their shares, or may cause BRE Select Hotels to sell significant portions of its property or assets, to any third party at any time without obtaining the consent of the holders of the New Preferred Shares. Holders of New Preferred Shares will not be entitled to any redemption or other payment upon such sale unless it constitutes a change of control.

You will not be protected from certain important corporate events, such as a reorganization, restructuring, merger or similar transaction, unless such transaction constitutes a change of control. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a change of control that would trigger BRE Select Hotels’ obligation to redeem the New Preferred Shares.

BRE Select Hotels has the ability to terminate its Exchange Act reporting if permitted by applicable law.

Following completion of the merger, if BRE Select Hotels were to cease to be a reporting company under the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement/prospectus as the “Exchange Act,” and to the extent not required in connection with any other debt or equity securities of BRE Select Hotels registered or required to be registered under the Exchange Act, the information now available to Apple Six shareholders in the annual, quarterly and other reports required to be filed by Apple Six would not be available to holders of the New Preferred Shares.

Risks Related to BRE Select Hotels

BRE Select Hotels has no operating history.

BRE Select Hotels has not commenced operations and therefore has no operating history upon which you may evaluate its performance. There can be no assurance that BRE Select Hotels will be able to implement its investment strategy and investment approach or that its shareholders will receive a return of their capital. Past performance of Apple Six is not necessarily indicative of future results of BRE Select Hotels, particularly in light of the changes that will occur in connection with the merger, including changes in management and capital structure.

Legal and Governmental Regulatory Oversight Risks

As a result of regulatory inquiries or other regulatory actions, BRE Select Hotels may become subject to lawsuits. As described under “Legacy Matters” beginning on page 101, Apple Six is currently party to class action litigation and an SEC investigation. Following completion of the merger, BRE Select Hotels, as the surviving corporation in the merger, would become involved in these legacy matters to the extent then pending. If the outcome of any regulatory actions or lawsuits, including the legacy matters, is unfavorable BRE Select Hotels may be required to pay damages and/or change its business practices, any of which could have a material adverse effect on BRE Select Hotels’ financial condition, results of operations and cash flows. The ability of the BRE Select Hotels to access capital markets, including commercial debt markets, could be negatively impacted by unfavorable, or the possibility of unfavorable, outcomes to lawsuits or adverse regulatory actions. As described under “Description of New Preferred Shares—Adjustment to Liquidation Preference,” net costs and payments relating to the legacy matters could result in a downward adjustment to the initial liquidation preference of $1.90 per New Preferred Share.

BRE Select Hotels may become subject to regulatory inquiries, which could result in costs and personnel time commitment in connection with responding. BRE Select Hotels may also become subject to action by governing regulatory agencies as a result of its activities, which could result in costs to respond and fines or changes in BRE Select Hotels’ business practices, any of which could have a material adverse effect on the financial condition, results of operations, liquidity and capital resources, and cash flows of BRE Select Hotels.

Hospitality Industry

The success of BRE Select Hotels’ properties will depend largely on the property operators’ ability to adapt to dominant trends in the hotel industry as well as greater competitive pressures, increased consolidation, industry overbuilding, dependence on consumer spending patterns and changing demographics, the introduction of new concepts and products, availability of labor, price levels and general economic conditions. The success of a particular hotel brand, the ability of a hotel brand to fulfill any obligations to operators of its business, and trends in the hotel industry may affect BRE Select Hotels’ income and the funds it has available to distribute to shareholders. Additionally, each of the properties is affiliated with a national or international hotel chain. Changes in public perception of the chain or deterioration in the financial health of the franchisor may affect the income generated by the properties.

The hospitality industry could also experience a significant decline in occupancy and average daily rates due to a reduction in business or leisure travel. General economic conditions, increased fuel costs, natural disasters and terrorist attacks are a few factors that could affect an individual’s willingness to travel.

Seasonality

The hotel industry is seasonal in nature. As a result, there may be quarterly fluctuations in results of operations, which may affect revenues and BRE Select Hotels’ ability to make distributions to shareholders.

Franchise Agreements

BRE Select Hotels’ subsidiaries will operate all of the properties pursuant to franchise, management or license agreements with nationally recognized hotel brands. These agreements contain specific standards for, and restrictions and limitations on, the operation and maintenance of BRE Select Hotels’ properties in order to maintain uniformity within the franchisor system. These standards could potentially conflict with BRE Select Hotels’ ability to create specific business plans tailored to each property and to each market. In connection with the completion of the merger, it is expected that the franchisors for the properties will require BRE Select Hotels to engage in certain upgrades with respect to the properties that will result in additional capital expenditures. The existence of construction or renovation at a property may make a property less attractive to guests, and accordingly have a negative impact on cash flows. Additionally, such construction or renovations may not be completed or may not be completed in the contemplated time frame. Upon completion, such construction or renovation may not improve the operations at, or increase the value of, the subject property.

Competition

The hotel industry is highly competitive. At the completion of the merger, each of BRE Select Hotels’ hotels will be located in a developed area that includes other hotels and will compete for guests primarily with other hotels in BRE Select Hotels’ immediate vicinity and secondarily with other hotels in the BRE Select Hotels’ geographic market. An increase in the number of competitive hotels in a particular area could have a material adverse effect on the occupancy, average daily rate and revenue per available room of BRE Select Hotels’ hotels in that area.

General Local and National Economic Conditions

Changes in general local or national economic or market conditions, increased costs of energy, increased costs of insurance, increased costs of products, increased costs and shortages of labor, competitive factors, fuel shortages, quality of management, the ability of a hotel chain to fulfill any obligations to operators of its hotel business, limited alternative uses for the building, changing consumer habits, condemnation or uninsured losses, changing demographics, changing traffic patterns, inability to remodel outmoded buildings as required by the franchise or lease agreement and other factors beyond BRE Select Hotels’ control may reduce operating results and the value of properties that BRE Select Hotels owns. Additionally, these items, among others, may reduce the availability of capital to BRE Select Hotels. As a result, cash available to make distributions to shareholders may be affected.

Current General Economic Environment in the Lodging Industry

The United States continues to be in a post-recessionary low-growth environment, which has experienced historically high levels of unemployment. Uncertainty over the depth and duration of this economic environment continues to have a negative impact on the lodging industry. There is some general consensus among economists that the economy in the United States emerged from a recessionary environment in 2009, but high unemployment levels and sluggish business and consumer travel trends were evident in 2010, 2011 and 2012. As a result, BRE Select Hotels and the industry may, among other things, experience reductions in revenue. Accordingly, BRE Select Hotels’ financial results will be impacted by the economic environment, and future financial results and growth could be further harmed until a more expansive national economic environment is prevalent. A weaker than anticipated economic recovery, or a return to a recessionary national economic environment, could result in low or decreased levels of business and consumer travel, negatively impacting the lodging industry. Such an economic outcome could also negatively impact BRE Select Hotels’ future growth prospects and results of operations.

Real estate property investments are illiquid, and it may not be possible to dispose of assets when appropriate or on favorable terms.

Real estate property investments generally cannot be disposed of quickly, and a return of capital and realization of gains, if any, from an investment generally occur upon the disposition or refinancing of the underlying property. BRE Select Hotels may be unable to realize its investment objectives by sale, other disposition or refinancing at attractive prices or within any desired period of time. The ability to sell assets could also be restricted by certain covenants in the debt agreements. As a result, BRE Select Hotels may be required to dispose of assets on less than favorable terms, if at all, and it may be unable to vary its portfolio in response to economic or other conditions, which could adversely affect its financial position.

Environmental conditions could result in significant unexpected costs.

BRE Select Hotels is subject to federal, state and local environmental regulations that apply generally to the ownership of real property and the operations conducted on real property. Under various federal, state and local laws, ordinances and regulations, upon completion of the merger BRE Select Hotels may be considered an owner or operator of real property or may have arranged for the disposal or treatment of hazardous or toxic substances or petroleum product releases at a property and, therefore, may become liable for the costs of removal or remediation of certain hazardous substances released on or in BRE Select Hotels’ property or disposed of by BRE Select Hotels, as well as certain other potential costs which could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). Such liability may be imposed whether or not BRE Select Hotels knew of, or was responsible for, the presence of these hazardous or toxic substances. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect BRE Select Hotels’ ability to sell such property or to borrow using such property as collateral.

There may also be asbestos-containing materials at some of BRE Select Hotels’ properties. While BRE Select Hotels does not expect the environmental conditions at its properties, considered as a whole, to have a material adverse effect, there can be no assurance that this will be the case. Further, no assurance can be given that any environmental studies performed have identified or will identify all material environmental conditions that may exist with respect to any of the properties owned by BRE Select Hotels.

Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require BRE Select Hotels to make expenditures that adversely affect its cash flows.

All of the properties that will be owned by BRE Select Hotels are required to comply with the Americans with Disabilities Act, which we refer to in this proxy statement/prospectus as the “ADA.” The ADA has separate compliance requirements for “public accommodations” and “commercial facilities,” but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers, and noncompliance could result in imposition of fines by the United States government or an award of damages to private litigants, or both. As a result, BRE Select Hotels could be required to expend funds to comply with the provisions of the ADA, which could adversely affect the results of operations and financial condition. In addition, BRE Select Hotels would be required to operate the properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to the properties. BRE Select Hotels may be required to make substantial capital expenditures to comply with those requirements, and these expenditures could have a material adverse effect on its ability to meet its financial obligations, to sell such property or to borrow using such property as collateral.

BRE Select Hotels’ real estate assets may be subject to impairment charges.

On a periodic basis, BRE Select Hotels will assess whether there are any indicators that the value of its real estate assets and intangible assets may be impaired. Long-lived assets and intangible assets will be reviewed for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is determined by a comparison of the carrying amount of the assets to the future net undiscounted net cash flow expected to be generated by the asset. If the carrying value of such assets exceeds such cash flows, the assets are considered impaired. The impairment charge to be recognized is measured by the amount by which carrying value exceeds fair value. Fair value is determined by using management’s best estimate of discounted net cash flows over the remaining life of the asset, including proceeds from the eventual disposition of the asset.

BRE Select Hotels would be required to use estimates and assumptions that affect the reported value of these assets and these assessments will have a direct impact on BRE Select Hotels’ earnings because recording an impairment charge results in an immediate negative adjustment to earnings. There can be no assurance that BRE Select Hotels will not take charges in the future related to the impairment of its assets. Any future impairment could have a material adverse effect on BRE Select Hotels’ results of operations in the period in which the charge is taken.

Technology is used in operations, and any material failure, inadequacy, interruption or security failure of that technology could harm the business.

BRE Select Hotels and its hotel managers and franchisors will rely on information technology networks and systems, including the Internet, to process, transmit and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, personal identifying information, reservations, billing and operating data. Some of the information technology is purchased from vendors, on whom the systems depend. BRE Select Hotels and its hotel managers and franchisors may rely on commercially available and internally developed systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential operator and other customer information, such as individually identifiable information, including information relating to financial accounts. Although BRE Select Hotels and its hotel managers and franchisors will have taken steps advisable to protect the security of their information systems and the data maintained in those systems, it is possible that the safety and security measures taken will not be able to prevent the systems’ improper functioning or damage, or the improper access or disclosure of personally identifiable information such as in the event of cyber attacks. Security breaches, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, can create system disruptions, shutdowns or unauthorized disclosure of confidential information. Any failure to maintain proper function, security and availability of information systems could interrupt operations, damage reputation, subject BRE Select Hotels to liability claims or regulatory penalties and could have a material adverse effect on the business, financial condition and results of operations of BRE Select Hotels.

Certain perils could adversely affect BRE Select Hotels’ business.

Concentrations of properties in particular geographic areas or regions of the United States may increase the risk that adverse economic or other developments or natural disasters (e.g. earthquakes, floods, hurricanes or events such as the platform explosion and subsequent oil spill that occurred in the Gulf of Mexico in 2010) affecting a particular region of the country could adversely impact the business of BRE Select Hotels. Some of the properties of BRE Select Hotels will be located in areas, such as California, Oregon and Washington, which are high-risk geographical areas for earthquakes. In addition, BRE Select Hotels will have properties that are located in coastal counties which may be more susceptible to wind or flood damage than properties in other parts of the country. Some of the properties are also located in or near major urban areas which could be the target of future terrorist acts. Depending upon its magnitude, an earthquake, hurricane, severe storm or terrorist act could severely damage one or more of BRE Select Hotels’ properties, which would adversely affect its business. BRE Select Hotels will likely maintain earthquake, wind and flood and, to the extent it is available at reasonable rates or required by the financing debt documents, terrorism insurance for BRE Select Hotels’ properties and the resulting business interruption. Although the properties are insured to the extent and at levels consistent with insurance carried by institutional owners of hotels, there is no assurance that any loss incurred will be of a type covered by such insurance and will not exceed the limits of such insurance. Additionally, any earthquake, wind, flood or terrorist peril, whether or not insured, could have an adverse effect on BRE Select Hotels’ results of operations and financial condition, which could result in a decline in the value of the New Preferred Shares.

Tax Risks

Your investment has various income tax risks.

Although the U.S. federal income tax considerations relevant to the merger and your investment are generally described in “Material U.S. Federal Income Tax Consequences,” you should consult your own tax advisor concerning the effects of federal, state and local income tax law of the merger and an investment in the New Preferred Shares.

Qualification as a REIT

The U.S. federal income tax rules governing a REIT are highly technical and complex. They require ongoing compliance with and interpretation of a variety of tests and regulations that depend on, among other things, future operations. Though BRE Select Hotels intends to operate as a REIT and expects to satisfy these tests, there can be no assurance that it will qualify as a REIT for any particular year. If BRE Select Hotels was to fail to qualify as a REIT for any taxable year, it would be subject to federal income tax at corporate rates and distributions to its shareholders would not qualify for the dividends paid deduction. This tax liability would reduce net earnings available for distribution to shareholders. In addition, BRE Select Hotels would generally be disqualified from treatment as a REIT for the year in which it loses its REIT status and for the four taxable years following such year.

Dividends payable by REITs do not qualify for the reduced tax rates on dividend income from regular corporations.

The maximum marginal rate of tax payable by taxpayers taxed at individual rates on dividends received from a regular C corporation is 20%. This reduced tax rate, however, will not apply to dividends paid by a REIT on its stock, except for certain limited amounts.

BRE Select Hotels may pay taxable dividends of its New Preferred Shares.

If and only if and to the extent (i) BRE Select Hotels is unable to declare or pay full cash dividends on the New Preferred Shares as a result of the terms of any indebtedness of BRE Select Hotels or any of its subsidiaries or (ii) insufficient funds are legally available to BRE Select Hotels for the payment in full of such cash dividends, BRE Select Hotels may elect to instead pay such dividends in additional New Preferred Shares. Shareholders receiving such dividends will be required to include the fair market value of such New Preferred Shares as ordinary income to the extent of BRE Select Hotels’ current and accumulated earnings and profits, as determined for federal income tax purposes. As a result, shareholders may be required to pay income tax with respect to such dividends in excess of the cash dividends received.

You may be required to include constructive distributions in income.

You may be treated as receiving constructive distributions for U.S. federal income tax purposes if the “issue price” of your New Preferred Shares is lower than the Liquidation Preference of such stock. Such constructive distributions would be included in your income as dividend income (to the extent of current or accumulated earnings and profits as determined for federal income tax purposes) in increasing amounts during the period from the date a New Preferred Share is issued to the date on which you may redeem such stock. While BRE Select Hotels does not expect that the issue price of the New Preferred Shares will be lower than their Liquidation Preference, the determination of issue price is not entirely clear and depends in part on facts that will not be known until after the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the annexes to this proxy statement/prospectus contain “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other words or expressions of similar meaning, may identify forward-looking statements, and statements regarding the benefits of the merger or the other transactions contemplated by the merger agreement or Apple Six’s or BRE Select Hotels’ future financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, certain information contained in the sections “The Merger—Background of the Merger,” “The Merger—Reasons for the Merger,” “The Merger—Recommendation of the Apple Six Board of Directors” and “The Merger—Projected Financial Information” constitute forward-looking statements.

Apple Six and BRE Select Hotels base these forward-looking statements on particular assumptions that they have made in light of their industry experience, as well as their perception of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. The forward-looking statements are necessarily estimates reflecting the judgment of Apple Six’s and BRE Select Hotels’ management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. In addition to other factors and matters contained in this proxy statement/prospectus, including those disclosed under “Risk Factors” beginning on page 28, these forward-looking statements are subject to risks, uncertainties and other factors, including, among others:

•

the inability to complete the merger due to the failure to obtain approval of the merger agreement by Apple Six’s shareholders or the failure to satisfy the other conditions to completion of the merger described in the merger agreement;

•	the failure of the merger to be completed for any other reason or any significant delay in the expected completion of the merger and the other transactions contemplated by the merger agreement;

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement and the fact that a termination under certain circumstances could require Apple Six to pay Buyer a termination fee and expense reimbursement or require Buyer to pay Apple Six a termination fee and expense reimbursement, as described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 94;

•

the possibility that the merger and the other transactions contemplated by the merger agreement involve unexpected costs that may be in addition to or exceed Apple Six’s and Buyer’s estimate of the merger-related costs and expenses described under “Risk Factors—Risks Related to the Merger;”

•	the failure of Buyer to obtain the necessary debt financing set forth in the debt commitment letter received in connection with the merger agreement;

•

the outcome of any litigation and judicial actions that may be instituted against Apple Six, BRE Select Hotels, Buyer and others relating to the merger and the other transactions contemplated by the merger agreement;

•	the risk that the announcement of the merger disrupts Apple Six’s ongoing business operations;

•	adverse changes in the real estate and real estate capital markets;

•	changes in laws, including increased tax rates, changes in regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulations and governmental bodies;

•	the ability of Apple Six to implement its operating strategy and to manage planned growth;

•	the outcome of current and future litigation, regulatory proceedings or inquiries;

•	changes in general political, economic and competitive conditions and specific market conditions;

and other risks detailed in Apple Six’s filings with the SEC, including Apple Six’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, a copy of which is attached to this proxy statement/prospectus as Annex H. See also “Where You Can Find More Information” on page 171 of this proxy statement/prospectus.

As you read and consider the information in this proxy statement/prospectus, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date of this proxy statement/prospectus, in the case of forward-looking statements contained in this proxy statement/prospectus, or the dates of the documents attached as annexes to this proxy statement/prospectus, in the case of forward-looking statements made in those documents. These forward-looking statements involve risks, uncertainties and assumptions. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this proxy statement/prospectus or the annexes to this proxy statement/prospectus will in fact transpire. New factors emerge from time to time, and it is not possible for Apple Six or BRE Select Hotels to predict all of them. Nor can Apple Six or BRE Select Hotels assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Neither Apple Six nor BRE Select Hotels undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

All subsequent written or oral forward-looking statements concerning the merger or the other transactions contemplated by the merger agreement or other matters addressed in this proxy statement/prospectus and attributable to Apple Six, on the one hand, and/or Buyer or BRE Select Hotels, on the other hand, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section of this proxy statement/prospectus.

THE PARTIES TO THE MERGER

Apple REIT Six, Inc.

Apple REIT Six, Inc.

814 East Main Street

Richmond, Virginia 23219

(804) 344-8121

Apple Six, a Virginia corporation, is a REIT focused on upscale, extended-stay and select-service hotels. The portfolio consists of 66 hotels, containing a total of 7,658 guestrooms, diversified among 18 states. Apple Six, through its best efforts offering, originally sold its units for $10.50-$11.00 per unit. Since its offering in 2004, Apple Six has paid approximately $7.29 per unit in distributions, or $589 million in the aggregate.

For more information about Apple Six, please see Apple Six’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, a copy of which is attached to this proxy statement/prospectus as Annex H, or visit Apple Six’s website at www.applereitsix.com. Apple Six’s website address is provided as an inactive textual reference only. The information provided on Apple Six’s website is not part of this proxy statement/prospectus and is not incorporated by reference into this proxy statement/prospectus. For more information on Apple Six, see “Where You Can Find More Information” on page 171.

BRE Select Hotels Holdings LP

BRE Select Hotels Holdings LP

c/o Blackstone Real Estate Partners VII L.P.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Buyer is a Delaware limited partnership and is an affiliate of Sponsor. Buyer was formed solely for the purpose of acquiring Apple Six and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

BRE Select Hotels Corp

BRE Select Hotels Corp

c/o Blackstone Real Estate Partners VII L.P.

345 Park Avenue

New York, New York 10154

(212) 583-5000

BRE Select Hotels, a Delaware corporation, was formed on November 28, 2012 solely for the purpose of facilitating Buyer’s acquisition of Apple Six. Buyer owns all of the outstanding shares of common stock of BRE Select Hotels. BRE Select Hotels has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon completion of the proposed merger, BRE Select Hotels will merge with Apple Six and will continue as the surviving corporation.

THE SPECIAL MEETING

This proxy statement/prospectus is being furnished in connection with the solicitation of proxies from Apple Six shareholders for use at the Apple Six special meeting. This proxy statement/prospectus and accompanying form of proxy are first being mailed to Apple Six shareholders on or about April 5, 2013.

Purpose of the Apple Six Special Meeting

A special meeting of the Apple Six shareholders will be held at the corporate headquarters of Apple Six, 814 East Main Street, Richmond, Virginia 23219, on May 9, 2013 at 11:00 a.m., eastern time, for the following purposes:

•	to consider and vote to approve the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement;

•

to consider and vote on the adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Only business within the purposes described in the Notice of Special Meeting of Shareholders may be conducted at the special meeting. Any action may be taken on the items of business described above at the special meeting on the date specified above, or on any date or dates to which the special meeting may be postponed or to which, by original or later adjournment, the special meeting may be adjourned.

Record Date; Voting Rights; Proxies

Apple Six has fixed the close of business on March 26, 2013 as the record date for determining holders of Apple Six common shares, Series A preferred shares and Series B convertible preferred shares entitled to notice of, and to vote at, the special meeting. Only holders of Apple Six common shares, Series A preferred shares and Series B convertible preferred shares at the close of business on the record date will be entitled to notice of and to vote at the special meeting, unless a new record date is set in connection with any adjournment or postponement of the special meeting. As of the record date, there were 91,226,580 issued and outstanding common shares, 91,226,580 issued and outstanding Series A preferred shares and 240,0000 issued and outstanding Series B convertible preferred shares of Apple Six. Each holder of record of Apple Six common shares, Series A preferred shares and Series B convertible preferred shares on the record date is entitled to one vote per share. Votes may be cast either in person or by properly executed proxy at the special meeting. All of the Series B convertible preferred shares are owned of record by Glade M. Knight. As of the record date, the issued and outstanding Apple Six common shares and Series A preferred shares were held by approximately 19,500 beneficial owners.

All shares which are entitled to vote and are represented at the special meeting by properly executed proxies received before or at the special meeting and not revoked, will be voted at such special meeting in accordance with the instructions indicated on the proxies. If no instructions are given on a timely and properly executed proxy card, your shares will be voted:

•	“FOR” approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement; and

•

“FOR” adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement.

Votes cast by proxy or in person at the special meeting will be tabulated by the inspector of elections appointed for the special meeting who will determine whether or not a quorum is present.

If any other matters are properly presented at the special meeting for consideration, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Any proxy given by a shareholder pursuant to this solicitation may be revoked at any time before the vote is taken at the special meeting in any of the following ways:

•	submitting a later proxy by telephone or through the Internet prior to 11:59 p.m., eastern time, on May 8, 2013,

•	filing with the Secretary of Apple Six, before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy card,

•	duly executing a later dated proxy card relating to the same shares and delivering it to the Secretary of Apple Six before the taking of the vote at the special meeting, or

•	voting in person at the special meeting, although attendance at the special meeting will not by itself constitute a revocation of a proxy.

Any written notice of revocation or subsequent proxy card should be sent to Apple REIT Six, Inc., 814 East Main Street, Richmond, Virginia 23219, Attention: Secretary, or hand delivered to the Secretary of Apple Six before the taking of the vote at the special meeting.

Solicitation of Proxies

Apple Six is soliciting proxies on behalf of its board of directors. Apple Six will bear the costs of soliciting proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to owners of shares held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from shareholders by directors, officers and employees of Apple Six in person or by telephone, by facsimile, on the Internet or other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to directors, officers and employees of Apple Six in connection with this solicitation. Apple Six has retained David Lerner Associates, Inc. to solicit, and for advice and assistance in connection with the solicitation of, proxies for the special meeting at a cost of $200,000, including out-of-pocket expenses. Any questions or requests for assistance regarding this proxy statement/prospectus and related proxy materials may be directed to Apple Six by telephone at (804) 344-8121, Attention: Investor Relations.

Quorum; Abstentions and Broker Non-Votes

The holders of a majority of the outstanding Apple Six common shares, Series A preferred shares and Series B convertible preferred shares, in each case entitled to vote at the special meeting and present in person or represented by proxy, will constitute a quorum at the special meeting for each such class of shares. Shares that abstain from voting and broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. Because approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a specified amount of the outstanding Apple Six common shares, Series A preferred shares and Series B convertible preferred shares, abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement. Abstentions and broker non-votes will, however, have no effect on the outcome of the vote to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes because approval of the proposal to adjourn the special meeting requires a majority of the votes cast in favor of that proposal. In addition, the failure of a holder of Apple Six common shares, Series A preferred shares or Series B convertible preferred shares to return a proxy card will have the effect of a vote against approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement, but will have no effect on the outcome of the vote to adjourn the special meeting.

The actions proposed in this proxy statement/prospectus are not matters that can be voted on by bankers, brokers or other custodians holding shares for beneficial owners without the beneficial owners’ specific instructions. If you hold your shares in “street name” through a bank, broker or other custodian and do not instruct your bank, broker or other custodian on how to vote your shares, they will not be able to vote your shares. Accordingly, if a bank, broker or other custodian holds your Apple Six common shares, Series A preferred shares or Series B convertible preferred shares you are urged to instruct your bank, broker or other custodian on how to vote your shares.

Required Vote

The approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement will require the affirmative vote, in each case voting as a separate voting group, of the holders of:

•	a majority of the outstanding Apple Six common shares;

•	more than two-thirds of the outstanding Apple Six Series A preferred shares; and

•	more than two-thirds of the outstanding Apple Six Series B convertible preferred shares.

The approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement will require that the number of votes cast for this proposal exceeds the number of votes cast against this proposal from holders of the Apple Six common shares represented in person or by proxy and entitled to vote at the special meeting. Holders of Series A preferred shares and Series B convertible preferred shares are not entitled to vote those shares on the proposal to adjourn the special meeting. Less than a quorum may adjourn the meeting.

Regardless of the number of shares you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today.

Voting Agreement and Series B Convertible Preferred Shares

Glade M. Knight, chairman and chief executive officer of Apple Six, has entered into a voting agreement with Buyer to vote all of his Apple Six Series B convertible preferred shares in favor of the proposal to approve the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement. Mr. Knight currently owns of record all outstanding 240,000 Series B convertible preferred shares of Apple Six, which are sufficient to approve, on behalf of the Apple Six Series B convertible preferred shareholders only, the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement.

The voting agreement also requires Mr. Knight to vote all of his common shares and Series A preferred shares and any additional shares of Apple Six’s capital stock acquired by Mr. Knight after November 29, 2012 in favor of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement. Mr. Knight owns 15,360 of the issued and outstanding common shares of Apple Six and 15,360 of the issued and outstanding Series A preferred shares of Apple Six.

The voting agreement also requires Mr. Knight to vote all his common shares, Series A preferred shares and Series B convertible preferred shares against any alternative acquisition proposal and any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or any of the other transactions contemplated by the merger agreement or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of Apple Six under the merger agreement. For more information on the voting agreement with Mr. Knight, see “Voting Agreement between Buyer and Glade M. Knight” on page 96.

THE MERGER

Background of the Merger

Apple Six was incorporated in January 2004 and conducted its initial public offering beginning in April 2004 with the initial closing occurring in April 2004. At that time and due in part to the fact that its shares would not be actively traded on an exchange, Apple Six indicated that within approximately seven years from the initial closing of its public offering, Apple Six intended to seek a liquidity event by causing its common shares to be listed on a national securities exchange, disposing of all of its properties in a manner which would permit distributions to shareholders of cash, or merging or otherwise combining with a real estate investment trust or similar investment vehicle. The Apple Six board of directors and senior management regularly have reviewed Apple Six’s strategic plan, which is focused on maximizing shareholder value. Apple Six has sought to execute this plan by investing in and operating a diversified hotel portfolio and, in the last several years, reviewing and pursuing various possible liquidity events for its units.

In view of Apple Six’s intention to seek a liquidity event within approximately seven years from the April 2004 initial closing of its public offering, the Apple Six board of directors, at a meeting held on November 10, 2010, determined to review and evaluate various strategic alternatives, including a possible sale, merger or listing of Apple Six, and approved the engagement of Wells Fargo Securities as Apple Six’s financial advisor. Members of management and representatives of Wells Fargo Securities and McGuireWoods LLP, Apple Six’s legal counsel, which we refer to in this proxy statement/prospectus as “McGuireWoods,” were present at this meeting. On November 30, 2010, Apple Six announced that it had engaged Wells Fargo Securities to assist Apple Six in reviewing and evaluating various strategic alternatives, including a possible sale, merger or listing of Apple Six. Apple Six instructed Wells Fargo Securities, on Apple Six’s behalf, to solicit interest from third parties in a possible acquisition of Apple Six and, in accordance with these instructions, Wells Fargo Securities contacted approximately 130 prospective buyers to determine their interest in acquiring Apple Six. Of the parties contacted, 36 signed confidentiality agreements and Apple Six provided them access to Apple Six’s online data room to conduct due diligence. Two of the 36 parties submitted preliminary indications of interest to acquire all of Apple Six’s shares for cash. Apple Six determined that the indications of interest were not sufficiently attractive to warrant further discussions and directed representatives of Wells Fargo Securities to advise the two parties of Apple Six’s determination. After representatives of Wells Fargo Securities so advised the two parties, neither of them submitted revised indications at higher values. At meetings of the Apple Six board of directors on February 17, 2011 and May 12, 2011, management updated the Apple Six board of directors on the status of the sale process and management and the board of directors continued to discuss Apple Six’s strategic alternatives.

Following discussion among management and the Apple Six board of directors, and approval by the board of directors, at a meeting of the board of directors held on August 18, 2011, Apple Six announced on August 19, 2011 that its board of directors had authorized the evaluation of a potential consolidation transaction in which Apple Six, Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc. would be combined, which consolidation transaction could also include a listing of the stock of the combined enterprise for trading on a national exchange at the time of the combination or at a future date. Apple Six, Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc. are a series of real estate investment trusts sponsored and organized by Glade M. Knight to acquire and own hotels and other property throughout the United States.

On November 21, 2011, Apple Six and each of the other Apple REITs announced that its respective board of directors had designated a committee consisting of all of its non-management directors to continue the previously announced evaluation of a potential consolidation transaction.

On May 14, 2012, Apple Six announced that the special committee of its board of directors, and the special committees of the board of directors of each of the other Apple REITs, had recommended to their respective full boards of directors not to move forward with a potential consolidation transaction at that time. Apple Six’s board of directors and the board of directors of each of the other Apple REITs accepted the recommendation of their respective special committees and determined not to move forward with the potential consolidation transaction at that time. Apple Six also announced that it would continue to evaluate any future potential liquidity events as appropriate for Apple Six.

On May 17, 2012, following Apple Six’s annual meeting, the Apple Six board of directors discussed with management and representatives of Wells Fargo Securities various potential strategic alternatives, including a listing of Apple Six’s shares, a merger, a sale of Apple Six or maintaining the status quo. In considering a potential listing of Apple Six’s shares, the board of directors discussed with management and representatives of Wells Fargo Securities the stock performance of other publicly traded REITs and the potential timing of a public listing, as well as complexities of listing given, among other factors, Apple Six’s management structure, its relationship with the advisory companies owned by Glade M. Knight, its chairman and chief executive officer, and the support services provided to the other Apple REITs through Apple Six’s subsidiary, Apple Fund Management. The board of directors directed management to continue to assess a potential listing and, in connection with a listing, to consider potential revisions to its management structure and relationships with the advisory companies and the other Apple REITs. Management continued to assess a potential listing with the assistance of Wells Fargo Securities, McGuireWoods and special legal counsel engaged to assist with evaluating a potential listing.

On June 12, 2012, Mr. Justin Knight, President of Apple Six, met with representatives of one party, which we refer to in this proxy statement/prospectus as “Company A,” to discuss whether Company A had any continuing interest in a transaction with Apple Six. Representatives of Company A previously had approached representatives of Apple Six during February 2012, on an unsolicited basis, after the announcement that Apple Six and the other Apple REITs were evaluating a potential consolidation transaction, with potential interest in acquiring an equity position in Apple Six in connection with a possible listing of Apple Six’s shares in the event the potential consolidation transaction occurred. During the June 12, 2012 meeting, representatives of Company A verbally expressed preliminary interest in acquiring Apple Six as well as the other Apple REITs. Management of Apple Six informed representatives of Company A that in order to pursue such a transaction Company A would need to submit separate written proposals to Apple Six and each of the other Apple REITs. Company A did not subsequently provide a written proposal to Apple Six or any of the other Apple REITs. Although preliminary discussions between management of Apple Six and representatives of Company A continued, management did not actively pursue this potential transaction given, among other factors, that Company A did not submit written proposals as requested, the complexities of a transaction involving Apple Six and each of the other Apple REITs and management’s uncertainty as to whether Company A had the financial resources and experience to consummate a transaction of the magnitude of a transaction involving Apple Six and the other Apple REITs.

At an Apple Six board of directors meeting held on July 13, 2012, management updated the board of directors on the evaluation of the potential listing and other strategic alternatives including the discussions with Company A. Management and the board discussed plans to conduct a third-party solicitation process through a joint broker agreement to explore whether any additional third parties would be interested in a possible acquisition of Apple Six.

Following the board meeting, Apple Six retained Hodges Ward Elliot, Inc. and Hotel Assets Group LLC, brokers in the lodging industry, to assist it in a sale process. Apple Six directed the brokers, on Apple Six’s behalf, to solicit interest from third parties in a possible acquisition of Apple Six. The brokers contacted approximately 20 prospective buyers that Apple Six and the brokers believed would be interested in pursuing a transaction and would have the financial capacity to effectuate a transaction. The two parties that provided preliminary indications of interest during the process commenced in November 2010 were not contacted as part of the July 2012 process because, in the case of one of these parties, it was not then actively pursuing acquisitions in the lodging industry and, in the case of the other, of concerns about that party’s financial capacity to execute a transaction. The brokers informed the prospective buyers that any transaction would not include Apple Six’s headquarters, Apple Fund Management or Apple Six’s interest in Apple Air, each of which would be transferred to a related entity, and that members of management would not remain with Apple Six after a transaction in view of their positions with the other Apple REITs. Of the approximately 20 parties contacted, six parties signed confidentiality agreements, including Company A which had not been contacted and had not signed a confidentiality agreement in the prior process, and Apple Six provided these parties access to Apple Six’s online data room to conduct due diligence. Three of these six parties previously signed confidentiality agreements as part of the process commenced in November 2010. One of these six parties, in addition to Company A, indicated an interest in pursuing a potential transaction.

On August 5, 2012, Mr. Justin Knight and other members of Apple Six management met with representatives of the second party which indicated an interest in Apple Six, which we refer to in this proxy statement/prospectus as “Company B.” Company B, which signed a confidentiality agreement in the process commenced in November 2010 but had not submitted an indication of interest in that process, requested the meeting as part of its consideration of a transaction with Apple Six. On August 16, 2012, Company B delivered to Apple Six a written proposal to acquire the hotel assets of Apple Six for a cash purchase price $950 million, which was equivalent to approximately $9.19 per share after paying Apple Six’s outstanding debt and before deducting closing costs and Apple Six’s transaction costs which Company B contemplated being paid by Apple Six as well as any amount for cash to be retained by Apple Six (rather than distributed to Apple Six’s shareholders) to address contingent liabilities, including any arising from the legacy matters which are described under “Legacy Matters” beginning on page 101. Mr. Justin Knight advised Company B that the proposed purchase price was below a level which management considered attractive. Mr. Justin Knight also requested that Company B consider restructuring its proposal as an acquisition of Apple Six’s shares instead of an acquisition of its assets in view of the complexity of liquidating a public company and determining the amount of cash to be retained by Apple Six to address contingent liabilities.

In September 2012, representatives of Merrill Lynch, Pierce, Fenner & Smith Incorporated, financial advisor to an affiliate of Sponsor, contacted and informed Apple Six management that Sponsor had a potential interest in an acquisition of Apple Six. Prior to such contact, Sponsor did not have any relationship with Apple Six or the members of its board of directors, except that certain affiliates of Sponsor own Hilton Hotels Corporation, which is or owns the franchisor of 27 of the hotels currently owned by Apple Six. On September 18, 2012, an affiliate of Sponsor executed a confidentiality agreement and Apple Six subsequently provided Sponsor access to its online data room to conduct due diligence. Just as other prospective buyers had been informed, Apple Six management told Sponsor that any transaction would not include Apple Six’s headquarters, Apple Fund Management or Apple Six’s interest in Apple Air, each of which would be transferred to a related entity. Sponsor was also told that members of management would not remain with Apple Six after a transaction in view of their positions with the other Apple REITs. Management began discussions with representatives of Sponsor concerning a potential transaction. Wells Fargo Securities, which had been requested by Apple Six to provide certain financial advisory services to Apple Six in connection with a potential transaction in addition to a potential listing, also attended these meetings. In early October 2012, Sponsor verbally proposed to management an initial indication of interest to acquire Apple Six for $10.50 per share in cash.

On October 4, 2012, at an Apple Six board of directors meeting, management provided an update on a potential listing indicating that early 2013 would likely be a better time to list than later in 2012 in view of, among other things, uncertainties related to the presidential election. Management also reviewed with the Apple Six board of directors its discussions with Company A, Company B and Sponsor regarding potential transactions. Management and the board of directors also discussed the use of potential debt financings to fund a special dividend to Apple Six’s shareholders as an alternative means to provide a partial liquidity event to Apple Six’s shareholders in the event one of the other liquidity events were not pursued.

On October 9, 2012, Company B delivered to Apple Six a revised written proposal to acquire the hotel assets of Apple Six increasing its purchase price to $1.1 billion in cash, which was equivalent to approximately $10.73 per share in cash, after paying Apple Six’s outstanding debt and before deducting closing costs and Apple Six’s transaction costs which Company B contemplated being paid by Apple Six as well as any amount for cash to be retained by Apple Six (rather than distributed to Apple Six’s shareholders) to address contingent liabilities.

On October 10, 2012, members of Apple Six management met with representatives of Sponsor to discuss a potential transaction. Later that day, members of Apple Six management met with representatives of Company B to discuss its revised proposal. Representatives of Wells Fargo Securities also attended these meetings. Mr. Justin Knight indicated in each meeting that the Apple Six board of directors expected to make a decision shortly regarding its strategic options, and would likely move forward with a listing or a debt financing unless such party improved its proposal.

On October 15, 2012, Company B delivered to Apple Six a revised written proposal to acquire all of the outstanding Apple Six shares for a purchase price of $11.00 per share in cash. The proposal from Company B also required indemnification by Apple Fund Management or related parties for litigation by shareholders and regulators dating from before closing. Although it was unclear from the brief indemnification provision in Company B’s proposal who would ultimately be responsible for the proposed indemnification, the request for indemnification raised the possibility of a management conflict of interest. However, the provision was not a factor in the decision by the Apple Six board of directors discussed below to pursue Sponsor’s proposal instead of Company B’s proposal, nor in management’s assessment of the two proposals, in view of, among other things, the likelihood that a transaction with Sponsor or any other party would require the legacy matters to be addressed in some manner. As described below, Apple Six ultimately agreed with Sponsor to potential downward adjustments to the liquidation preference of the New Preferred Shares in connection with the legacy matters.

On October 15, 2012, Sponsor delivered to Apple Six a written proposal to acquire all of the outstanding Apple Six shares for a purchase price of $11.00 per share, comprised of $9.20 per share in cash plus $1.80 per share in 7% preferred stock. After receiving the proposal, Apple Six management asked representatives of Sponsor to provide additional detail regarding the terms of the proposed preferred stock. On October 16, 2012, Sponsor delivered to Apple Six a revised written proposal indicating that the preferred stock would have a five-year term, would be fully redeemable by the issuer at par at any time and would not have any covenants or any right for the holders to require early repayment.

The proposals from Company B and Sponsor each required a 30-day exclusivity period as a condition to proceeding with negotiations and were subject to final due diligence. The proposal from Company B required the suspension of dividends after the signing of a definitive agreement and the proposal from Sponsor required the suspension of dividends equivalent to five months of dividends. The proposal from Company B also provided for Apple Six, following execution of a definitive agreement and a $20 million non-refundable deposit from Company B, to notify certain third-party managers of Apple Six’s hotels that their management agreements would be terminated.

On October 16, 2012, Mr. Justin Knight advised representatives of Sponsor and Company B that Apple Six had received a written proposal of $11.00 per share in total consideration from another party (without identifying the other party) and asked if such party would be willing to increase its proposed consideration. Sponsor indicated it would consider increasing its proposed consideration and Company B indicated it would not.

After receiving the October 15th proposals from Sponsor and Company B and before the Apple Six board of directors meeting on October 17, 2012, Mr. Justin Knight also had conversations with representatives of Company A to advise it that Apple Six had received written proposals of $11.00 per share in total consideration (without identifying the parties) and to inquire whether Company A had an interest in submitting a proposal to acquire Apple Six at a price of $11.00 per share or greater. During these conversations, Company A indicated that it was not interested in submitting such a proposal.

On October 17, 2012, Sponsor submitted a revised written proposal that increased its proposed purchase price to $11.10 per share, comprised of $9.20 per share in cash plus $1.90 per share in preferred stock and was otherwise on the same terms set forth in its October 16, 2012 proposal.

On October 17, 2012, the Apple Six board of directors met and considered the proposals from Sponsor and from Company B and Apple Six’s other strategic alternatives. Also present at this meeting were members of Apple Six management, and representatives of McGuireWoods and Wells Fargo Securities. Management and Wells Fargo

Securities updated the Apple Six board of directors on a potential listing, including the uncertainty regarding the prices at which Apple Six’s shares may trade. The Apple Six board of directors discussed with management and Wells Fargo Securities the two third-party solicitation processes commenced in November 2010 and July 2012 as well as the acquisition proposals submitted by Sponsor and Company B. It was noted that (i) while the proposal from Company B was for all cash, Sponsor’s proposal had a higher stated value of $11.10, a substantial portion of which was cash with the remainder in 7% redeemable preferred stock, (ii) Sponsor had completed more due diligence than Company B, increasing the likelihood of reaching a definitive agreement at the proposed value, (iii) there was a likelihood of Company B reducing its proposed value in view of its more limited level of due diligence and its reputation of revisiting proposed valuations in transactions, (iv) the preferred stock portion of Sponsor’s proposed consideration provided an opportunity for Apple Six shareholders to receive an attractive return on a portion of their investment through a 7% dividend while receiving total consideration with a stated value higher than the initial public offering price of Apple Six, (v) Sponsor had greater financial resources than Company B and was one of the largest owners and operators of hotels in the United States and (vi) Sponsor had extensive experience in REIT transactions and transactions of this scale and a more consistent record than Company B in completing transactions. Following deliberations, the Apple Six board of directors authorized a 30-day exclusivity period with Sponsor. The Apple Six board of directors decided to authorize the exclusivity period with Sponsor rather than Company B in view of the foregoing factors including the greater likelihood of reaching a definitive agreement with Sponsor at the proposed value in view of the level of Sponsor’s due diligence and Sponsor’s experience in reaching and completing large acquisition transactions on agreed upon terms. On October 18, 2012, Apple Six and Sponsor executed a 30-day exclusivity agreement. Mr. Justin Knight advised representatives of Company B that Apple Six had entered into an exclusivity agreement with another party. Company B did not submit another proposal nor did it make any further inquiries to Apple Six regarding a transaction.

On October 30, 2012, McGuireWoods circulated to Simpson Thacher & Bartlett LLP, counsel for Sponsor, which we refer to in this proxy statement/prospectus as “Simpson Thacher,” an initial draft of the merger agreement. On November 5, 2012, Simpson Thacher circulated an initial draft term sheet for the New Preferred Shares and, on November 8, 2012, Simpson Thacher circulated to McGuireWoods comments to the draft merger agreement. During the period from November 8, 2012 through November 29, 2012, representatives of Apple Six’s management and representatives of Sponsor, together with their respective advisors, negotiated the terms of the merger agreement and other transaction documents, including the limited guarantee of Buyer’s payment obligations under the merger agreement provided by Sponsor. These negotiations covered various aspects of the transaction, including, among other things, the representations and warranties made by the parties, the restrictions on the conduct of Apple Six’s business from the signing of the merger agreement through closing, the conditions to completion of the merger, the provisions regarding termination of the merger agreement, including the amounts and triggers for the termination fees and expense reimbursement, the ability of Apple Six to provide due diligence information to or negotiate with a third party that may make an alternative acquisition proposal after the merger agreement is signed and the remedies for breach of the merger agreement. In addition, during this period the certificate of designations containing the terms of the New Preferred Shares was negotiated. The terms discussed included, among other things, the optional and mandatory redemption features, the increase in the dividend rate from 7% to 11% under specified circumstances, including if the New Preferred Shares have not been redeemed by the five-year anniversary of the completion of the merger, the addition of certain covenants for the benefit of the holders of the New Preferred Shares and potential adjustments to the liquidation preference of the New Preferred Shares relating to the legacy matters. As part of the negotiations, Sponsor also required Glade M. Knight to execute a voting agreement pursuant to which Mr. Knight agreed to vote the shares of Apple Six’s Series B convertible preferred stock, of which he is the sole record holder, and the units held by Mr. Knight in favor of the merger agreement.

On November 16, 2012, at a meeting of the Apple Six board of directors, the board of directors discussed with management and representatives of McGuireWoods and Wells Fargo Securities the status of negotiations with Sponsor. At this meeting, the Apple Six board of directors authorized the Chairman to extend the exclusivity period with Sponsor through November 21, 2012 and to continue merger negotiations with Sponsor. Later that day, Apple Six and Sponsor executed an extension of the exclusivity period through November 21, 2012.

On November 20, 2012, at a meeting of the Apple Six board of directors, the board of directors discussed with management and representatives of McGuireWoods and Wells Fargo Securities the status of negotiations with Sponsor. At this meeting, representatives of Wells Fargo Securities discussed with the board of directors certain financial aspects of the proposed transaction including the proposed financial terms of the New Preferred Shares. Representatives of McGuireWoods provided the Apple Six board of directors with a summary of the draft merger agreement and discussed terms of the draft agreement with the board. Management provided an update on the status of negotiations, including discussions with respect to potential adjustment to the liquidation preference of the New Preferred Shares relating to the legacy matters and a release from Mr. Glade Knight and Mr. Bryan Peery and an indemnification agreement from Mr. Glade Knight relating to the SEC investigation that is one of the legacy matters. The board of directors authorized the Chairman to extend the exclusivity period with Sponsor through November 28, 2012 and to continue to proceed with merger negotiations with Sponsor. On November 21, 2012, Apple Six and Sponsor executed an extension of the exclusivity period through November 28, 2012.

On November 29, 2012, the Apple Six board of directors held a meeting to consider the proposed transaction with Sponsor. At the meeting, management provided an update on the final negotiations of the proposed transaction. McGuireWoods reviewed the directors duties under Virginia law and provided a detailed review of the merger agreement and related documents. Wells Fargo Securities reviewed with the board of directors its financial analysis of the merger consideration and rendered to the Apple Six board of directors an oral opinion, confirmed by delivery of a written opinion dated November 29, 2012, to the effect that, as of such date and based on and subject to various qualifications, limitations and assumptions stated in its opinion, the consideration to be received in the merger pursuant to the merger agreement by holders of Apple Six units (other than any holder entering into a voting agreement and such holder’s controlled affiliates) was fair, from a financial point of view, to such holders. Following a discussion by the board of directors, in which it considered the factors discussed further under “The Merger—Apple Six’s Reasons for the Merger” beginning on page 53, the Apple Six board of directors determined it was in the best interest of Apple Six and its shareholders to enter into the merger agreement with BRE Select Hotels, an affiliate of Sponsor. Accordingly, the board of directors (i) unanimously determined that the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement were advisable and in the best interest of Apple Six and its shareholders and approved the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement, including the other transaction agreements, and (ii) unanimously recommended that the Apple Six shareholders approve the merger and the other transactions contemplated by the merger agreement. Apple Six and BRE Select Hotels executed and delivered the merger agreement and the related agreements.

On the morning of November 30, 2012, Apple Six issued a press release announcing the execution of the merger agreement.

Apple Six’s Reasons for the Merger

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Apple Six board of directors consulted with Apple Six’s management and outside legal and financial advisors and considered a number of factors, including the following material factors which the board of directors viewed as supporting its decision to unanimously approve and recommend the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement:

•

when Apple Six conducted its initial public offering, Apple Six indicated that within approximately seven years it intended to list its shares on a national securities exchange, dispose of all its properties in a manner which would permit distributions to shareholders of cash or merge or otherwise combine with a real estate investment trust or similar combination with a similar investment vehicle;

•

the stated per Apple Six share merger consideration of $11.10 was higher than the initial public offering price of Apple Six of $10.50 per unit (for the first $50 million raised) and $11.00 per unit (for the remaining $950 million raised), and considering the fact that Apple Six has paid approximately $7.29 per unit in aggregate dividends to holders of its units since the inception of Apple Six;

•

certain of the terms of the New Preferred Shares as further described in the section of this proxy statement/prospectus entitled “Description of New Preferred Shares” beginning on page 117, which include (i) ranking senior to all other equity securities of BRE Select Hotels with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of BRE Select Hotels, (ii) a dividend rate of 7% per annum, which will increase to 11% per annum on the five year anniversary of completion of the merger if the New Preferred Shares are still outstanding; and (iii) the ability of a holder of New Preferred Shares to seek redemption of all or any specified portion of a holder’s New Preferred Shares after 7-1/2 years following the issuance of the New Preferred Shares in connection with the merger;

•

the merger consideration consists substantially of cash, which will enable Apple Six shareholders to immediately realize a substantial portion of the value of their investment, in cash, and will provide certainty of value for a significant portion of the amounts invested by the Apple Six shareholders;

•

the Apple Six board of directors’ belief that the merger is more favorable to Apple Six shareholders than the other alternatives available to Apple Six, including listing company securities on a national securities exchange, which belief was formed based on the Apple Six board of directors’ review, with the assistance of management and legal and financial advisors, of potential strategic and other alternatives available to Apple Six and consideration of the third-party solicitation processes conducted by Apple Six in 2010 and 2012;

•

the high probability that the merger would be completed, based on, among other things, Sponsor’s proven ability to complete large acquisition transactions on the agreed upon terms, Sponsor’s extensive experience in the hospitality industry, and Sponsor’s guarantee of certain of Buyer’s obligations under the merger agreement, including a termination fee of $35 million and reimbursement of Apple Six expenses under specified circumstances;

•

the receipt of executed commitment letters from Buyer’s sources of debt and equity financing for the merger, including the terms of the commitments and the reputation of the financing sources which, in the judgment of the Apple Six board of directors, increases the likelihood of such financings being completed;

•

the financial presentation and opinion, dated November 29, 2012, of Wells Fargo Securities to the Apple Six board of directors as to the fairness, from a financial point of view and as of such date, of the consideration to be received in the merger pursuant to the merger agreement by holders of units (other than any holder entering into a voting agreement and such holder’s controlled affiliates), which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Wells Fargo Securities as further described in the section of this proxy statement/prospectus entitled “The Merger—Opinion of Wells Fargo Securities, LLC” beginning on page 58;

•

the availability of appraisal rights to holders of Apple Six common shares and Series A preferred shares who comply with all the required procedures under Virginia law, which allows such holders to seek appraisal of the fair value of their shares in accordance with Virginia law;

•	the merger agreement is subject to approval of the Apple Six shareholders, including approval of more than two-thirds of the outstanding Apple Six Series A preferred shares;

•

the ability of Apple Six, under specified circumstances, to consider a competing transaction and to terminate the merger agreement subject to specified requirements and the payment of a $20 million termination fee as directed by Buyer and reimbursement of transaction expenses of Buyer up to $5 million; and

•	the other terms of the merger agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the merger agreement;

The Apple Six board of directors also considered the following potential negative factors in considering the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement:

•

the fact that one other party had indicated a potential all-cash transaction with consideration of $11.00 per share as further discussed in the section of this proxy statement/prospectus entitled “The Merger—Background of the Merger,” beginning on page 48;

•

as a result of the merger, Apple Six shareholders will no longer participate like a holder of Apple Six common shares would in future earnings growth or appreciation in the value of the surviving corporation or its hotel portfolio;

•

the fact that a portion of the merger consideration is in the form of New Preferred Shares, instead of cash, and the New Preferred Shares, as further described in the section of this proxy statement/prospectus entitled “Description of New Preferred Shares” beginning on page 117, (i) have a liquidation preference subject to downward adjustment, (ii) will not have a trading market and holders will not be able to seek redemption for 7-1/2 years, (iii) have limited voting rights, (iv) are redeemable at the election of BRE Select Hotels at any time, and (v) will be subject to specified restrictions on ownership and transfer;

•

the value of a New Preferred Share may not equal its liquidation preference in view of its terms, including the provision providing for potential downward adjustment of the liquidation preference in connection with the legacy matters;

•

the substantial amount of consolidated indebtedness that BRE Select Hotels will have compared to the current level of consolidated indebtedness of Apple Six, which may negatively impact BRE Select Hotels’ ability to make payments otherwise due on the New Preferred Shares, including dividend payments;

•

the possibility that the $20 million termination fee and expense reimbursement of up to $5 million payable by Apple Six on termination of the merger agreement in certain circumstances might discourage other bidders from making a competing offer to acquire Apple Six;

•

Apple Six’s inability to seek specific performance to require Buyer or BRE Select Hotels to complete the merger, and the fact that Apple Six’s exclusive remedy, available only if the merger agreement is terminated in certain circumstances, would be limited to $35 million plus reimbursement of reasonable out-of-pocket expenses of up to $5 million, the payment of which is guaranteed by Sponsor;

•	the risk that, while the merger is expected to be completed, there is no assurance that all of the conditions to the parties’ obligations to complete the merger will be satisfied;

•

the restrictions on the conduct of business of Apple Six prior to the completion of the merger, which could delay or prevent Apple Six from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that the merger agreement requires Apple Six to suspend its regular monthly dividend payments, dividend reinvestment plan and unit redemption program;

•	the fact that all of the merger consideration is taxable to Apple Six’s shareholders for U.S. federal income tax purposes;

•

some of Apple Six’s directors and executive officers have interests with respect to the merger that are different from, and in addition to, those of Apple Six shareholders generally, as further described under “The Merger—Interests of Apple Six Directors and Executive Officers in the Merger” beginning on page 64; and

•	the types and nature of the risks described under the section entitled “Risk Factors” beginning on page 28.

The foregoing discussion of the factors considered by the Apple Six board of directors is not expected to be exhaustive, but rather includes material facts considered by the Apple Six board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Apple Six board of directors did not quantify or assign any relative weights to the factors considered and individuals may have given different weights to different factors.

Recommendation of the Apple Six Board of Directors

After careful consideration, for the reasons set forth above, the Apple Six board of directors has unanimously determined that the merger and the merger agreement are advisable and in the best interests of Apple Six and its shareholders. The Apple Six board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement and “FOR” adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement.

Projected Financial Information

Apple Six does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, revenues, earnings or financial condition. In connection with the process described under “—Background of the Merger,” Apple Six management prepared and provided the Apple Six board of directors and Wells Fargo Securities with selected, non-public financial forecasts regarding Apple Six’s future performance on a standalone basis. Apple Six did not provide these forecasts to Buyer or Sponsor before execution of the merger agreement or to any of the other companies that had indicated an interest in pursuing a potential transaction with Apple Six. Apple Six did, however, make the 2012 budget available to Buyer, Sponsor and the other companies that had indicated an interest in 2012 in pursuing a potential transaction with Apple Six. The following table presents a summary of these forecasts.

($ in thousands, except RevPAR)	2012	2013	2014	2015	2016	2017
RevPAR (1)	$83.86	$88.33	$94.31	$99.41	$102.71	$105.79
Total Revenue	$251,811	$264,326	$281,638	$296,421	$306,901	$315,382
Corporate EBITDA (2)	$88,303	$93,568	$101,888	$108,435	$112,147	$114,934
Hotel EBITDA (3)	$94,976	$100,440	$108,966	$115,726	$119,657	$122,669
Hotel Net Operating Income (4)	$83,389	$88,280	$95,829	$101,902	$105,346	$107,963

(1)	RevPAR is revenue per available room.
(2)	Corporate EBITDA represents earnings before interest, taxes, depreciation and amortization.
(3)	Hotel EBITDA is EBITDA generated directly by the hotel properties. This does not include corporate, general and administrative expense.
(4)	Hotel Net Operating Income is Hotel EBITDA less a reserve for capital expenditures.

Apple Six’s management prepared these forecasts based on actual results of each of Apple Six’s properties through September 30, 2012 and various assumptions that Apple Six’s management believes were reasonable. For example, Apple Six management assumed an overall RevPAR increase of 5% in 2013 as compared to 2012, 7% in 2014 as compared to 2013, 5% in 2015 as compared to 2014, 3% in 2016 as compared to 2015 and 3% in 2017 as compared to 2016. The forecasted increases were developed based on each property’s individual market and reviewed across the portfolio to ensure consistency with industry analysts’ projections of revenue growth. In addition, Apple Six management assumed higher operating costs due to additional management company costs to support increased revenue (costs such as wages, marketing, utilities and maintenance), and an increase in variable costs such as franchise and management fees which are generally based on revenue. Apple Six management also assumed Apple Six would incur increased fixed costs such as property taxes due to improved operating results and general inflation. These assumptions were made as of the time the financial forecasts were prepared, and are subject to inherent uncertainties as discussed below.

These forecasts were not prepared with a view toward public disclosure. Accordingly, these forecasts were not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles in the United States, which we refer to in this proxy statement/prospectus as “GAAP,” and some of the forecasts present financial metrics that were not prepared in accordance with GAAP, including Hotel EBITDA, Corporate EBITDA and Hotel Net Operating Income. Apple Six considers Hotel EBITDA, Corporate EBITDA and Hotel Net Operating Income as supplemental measures of operating performance in the real estate industry that, along with other financial measures included in this proxy statement/prospectus under “Selected Historical Financial Data of Apple REIT Six, Inc.” provides investors with an indication of the performance of Apple Six. However, these measures do not provide a complete picture of Apple Six’s operations and should not be considered a substitute for or superior to GAAP results. Neither Apple Six’s independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the financial forecasts set forth above, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, these financial forecasts.

The financial forecasts were prepared solely for internal use and are subjective in many respects. As a result, there can be no assurance that these prospective results will be realized or that actual results will not be significantly higher or lower than estimated. The financial forecasts are forward-looking statements and are based on estimates and assumptions that involve judgments with respect to, among other things, future economic, competitive and financial market conditions and future business decisions that may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, including the factors described under “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond Apple Six’s control and will be beyond the control of Buyer and BRE Select Hotels. Specifically, items or events which could have affected or may affect these forecasts include, without limitation, costs incurred by Apple Six in conjunction with the merger and the other transactions contemplated by the merger agreement, unanticipated property impairment costs, costs resulting from unforeseen natural disasters, the ability of Apple Six to implement its operating strategy and to manage planned growth, the outcome of current and future litigation and regulatory proceedings or inquiries, changes in economic cycles and competition within the hotel industry.

Apple Six has made publicly available its actual results for the fiscal year ended December 31, 2012. To obtain this information, you should review Apple Six’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, a copy of which is attached to this proxy statement/prospectus as Annex H. See also “Where You Can Find More Information” beginning on page 171. You are cautioned not to place undue reliance on the specific portions of the financial forecasts. No one has made or makes any representation to any shareholder regarding the information included in the financial forecasts.

For the foregoing reasons, there can be no assurance that the forecasted results would be realized, that actual results would not differ materially from those forecasted or that actual results will not be significantly higher or lower than forecasted. These forecasts cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such.

Neither Apple Six, on the one hand, nor Buyer and BRE Select Hotels, on the other hand, intend to update or otherwise revise any of this information to reflect circumstances existing since it was prepared, including unanticipated events. Further, neither Apple Six, on the one hand, nor Buyer and BRE Select Hotels, on the other hand, intend to update or otherwise revise any of this information to reflect changes in the general economy or industry conditions.

Opinion of Wells Fargo Securities, LLC

In connection with the merger, Apple Six engaged Wells Fargo Securities to provide an opinion to Apple Six’s board of directors as to the fairness, from a financial point of view, of the consideration to be received in the merger pursuant to the merger agreement by holders of units. On November 29, 2012, at a meeting of Apple Six’s board of directors held to evaluate the merger, Wells Fargo Securities rendered to Apple Six’s board of directors an oral opinion, confirmed by delivery of a written opinion dated November 29, 2012, to the effect that, as of such date and based on and subject to various qualifications, limitations and assumptions stated in its opinion, the consideration to be received in the merger pursuant to the merger agreement by holders of units (other than any holder entering into a voting agreement and such holder’s controlled affiliates) was fair, from a financial point of view, to such holders.

The full text of Wells Fargo Securities’ written opinion, dated November 29, 2012, to Apple Six’s board of directors is attached as Annex F to this proxy statement/prospectus and is incorporated herein by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Wells Fargo Securities in rendering its opinion. The following summary is qualified in its entirety by reference to the full text of the opinion. The opinion was addressed to Apple Six’s board of directors (in its capacity as such) for its information and use in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the merger or any related transaction. Wells Fargo Securities’ opinion did not address the merits of the underlying decision by Apple Six to enter into the merger agreement or the relative merits of the merger or any related transaction compared with other business strategies or transactions available or that have been or might be considered by Apple Six’s management or board of directors or in which Apple Six might engage. The opinion does not constitute a recommendation to Apple Six’s board of directors or any other person or entity in respect of the merger or any related transaction, including as to how any shareholder should vote or act in connection with the merger or any other matters.

The terms of the merger were determined through negotiations between Apple Six and Sponsor, rather than by any financial advisor, and the decision to enter into the merger was solely that of Apple Six’s board of directors. Wells Fargo Securities did not recommend any specific form of consideration to Apple Six’s board of directors or that any specific form of consideration constituted the only appropriate consideration for the merger. The opinion was only one of many factors considered by Apple Six’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Apple Six’s board of directors, management or any other party with respect to the merger or the consideration payable in the merger.

In arriving at its opinion, Wells Fargo Securities, among other things:

•

reviewed a draft, dated November 28, 2012, of the merger agreement, including the financial terms of the merger, and certain related documents, including a draft, dated November 29, 2012, of the form of certificate of designations for the New Preferred Shares;

•

reviewed certain publicly available business, financial and other information regarding Apple Six, including information set forth in its annual reports to shareholders and annual reports on Form 10-K for the fiscal years ended December 31, 2009, 2010 and 2011 and quarterly reports on Form 10-Q for the period ended September 30, 2012;

•

reviewed certain other business and financial information regarding Apple Six furnished to Wells Fargo Securities by and discussed with Apple Six’s management, including financial forecasts and estimates for the fiscal years ending December 31, 2012 through 2017 relating to Apple Six prepared by Apple Six’s management;

•	discussed with Apple Six’s management the operations and prospects of Apple Six, including the historical financial performance and trends in the results of operations of Apple Six;

•

reviewed certain information regarding the surviving corporation furnished to Wells Fargo Securities by Apple Six and discussed with Wells Fargo Securities by the managements of Apple Six and Sponsor, including the proposed capital structure and future prospects of the surviving corporation;

•

compared certain financial terms of the New Preferred Shares to financial terms, to the extent publicly available, of other preferred equity securities of certain issuers that Wells Fargo Securities deemed relevant in evaluating the New Preferred Shares;

•	compared certain financial data of Apple Six with similar data of certain publicly traded companies that Wells Fargo Securities deemed relevant in evaluating Apple Six;

•

analyzed the estimated net asset value of Apple Six’s real estate portfolio based upon financial forecasts and estimates referred to above and related assumptions discussed with and confirmed as reasonable by Apple Six’s management;

•

analyzed the estimated present value of the future cash flows of Apple Six based upon financial forecasts and estimates referred to above and related assumptions discussed with and confirmed as reasonable by Apple Six’s management;

•

reviewed various public filings of Apple Six relating to, and discussed with Apple Six’s senior management and other representatives their assessments regarding, outstanding litigation, regulatory inquiries and other actions involving certain affiliates, agents or other representatives of Apple Six, including related costs and possible settlement thereof and the potential impact of such matters on the New Preferred Shares; and

•	considered other information, such as financial studies, analyses, and investigations, as well as financial, economic and market criteria that Wells Fargo Securities deemed relevant.

In connection with its review, Wells Fargo Securities assumed and relied upon the accuracy and completeness of the financial and other information provided, discussed with or otherwise made available to Wells Fargo Securities, including all accounting, tax, regulatory and legal information, and Wells Fargo Securities did not make (and assumed no responsibility for) any independent verification of such information. Wells Fargo Securities relied upon assurances of the managements of Apple Six and Sponsor that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts, estimates and other information related to Apple Six utilized in Wells Fargo Securities’ analyses, Wells Fargo Securities was advised by Apple Six’s management and, at Apple Six’s direction, Wells Fargo Securities assumed that they were reasonably prepared and reflected the best currently available estimates, judgments and assumptions of such management as to the future financial performance of Apple Six. Wells Fargo Securities assumed no responsibility for, and expressed no view as to, such forecasts, estimates or other information utilized in Wells Fargo Securities’ analyses or the judgments or assumptions upon which they were based. Wells Fargo Securities also assumed that there were no material changes in the condition (financial or otherwise), results of operations, business or prospects of Apple Six since the respective dates of the most recent financial statements and other information provided to Wells Fargo Securities. Wells Fargo Securities was not provided with long-term financial forecasts relating to the surviving corporation prepared by Sponsor and Wells Fargo Securities relied, at Apple Six’s direction, upon the assessments of the managements of Apple Six and Sponsor as to the proposed capital structure and future operations and prospects of the surviving corporation, including the impact thereof on the New Preferred Shares and the ability of the surviving corporation to make dividend, redemption and liquidation payments in respect of the New Preferred Shares. Wells Fargo Securities assumed, with Apple Six’s consent, that there would be no developments with respect to any of the foregoing that would be meaningful to its analyses or opinion. In arriving at its opinion, Wells Fargo Securities did not conduct physical inspections of the properties or assets of Apple Six, nor did it make, and it was not provided with, any evaluations or appraisals of the properties, assets or liabilities (contingent or otherwise) of Apple Six. Wells Fargo Securities did not undertake an independent analysis of any potential or actual litigation, regulatory inquiries or other actions, possible unasserted claims or other contingent liabilities to which Apple Six or any of its affiliates, agents or representatives was or may have been a party or was or may have been subject. In addition, with Apple Six’s consent, Wells Fargo Securities relied upon the assessments of Apple Six’s management and other representatives as to such matters and assumed that there would be no reduction in the liquidation preference of the New Preferred Shares as a result thereof that would be meaningful in any respect to its analyses or opinion.

In rendering its opinion, Wells Fargo Securities assumed, at Apple Six’s direction, that the final form of the merger agreement, when signed by the parties thereto, and final terms of the New Preferred Shares as contemplated by the certificate of designations, when issued in the merger, would not differ from the drafts of the merger agreement and certificate of designations reviewed by Wells Fargo Securities in any respect meaningful to its analyses or opinion, that the merger and related transactions would be consummated in accordance with the terms described in the merger agreement and related documents and in compliance with all applicable laws without amendment or waiver of any material terms or conditions and that, in the course of obtaining any necessary legal, regulatory or third party consents, approvals or agreements for the merger and related transactions, no delay, limitation or restriction would be imposed or action would be taken that would have an adverse effect on Apple Six, the surviving corporation or the merger. Wells Fargo Securities was advised by representatives of Apple Six that Apple Six has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its formation as a REIT and further assumed, at Apple Six’s direction, that the merger and related transactions would not adversely affect the status or operations of Apple Six or the surviving corporation. In addition, Wells Fargo Securities assumed, at Apple Six’s direction, that there would be no adjustments to the consideration that would be meaningful in any respect to its analyses or opinion. Wells Fargo did not express any opinion as to the underlying valuation, future performance or long-term viability of Apple Six or the surviving corporation or as to what the value of the New Preferred Shares actually would be when issued pursuant to the merger or the prices at which securities of Apple Six or the surviving corporation would trade (if a public trading market for such securities existed) or would otherwise be transferable at any time. Wells Fargo Securities’ opinion was necessarily based on economic, market, financial and other conditions existing, and information made available to Wells Fargo Securities, as of the date of its opinion. The credit, financial and stock markets have been experiencing unusual volatility and Wells Fargo Securities expressed no opinion or view as to any potential effects of such volatility on Apple Six, the surviving corporation or the merger. Although subsequent developments may affect the matters set forth in its opinion, Wells Fargo Securities does not have any obligation to update, revise, reaffirm or withdraw its opinion or otherwise comment on or consider any such events occurring or coming to Wells Fargo Securities’ attention after the date of its opinion.

Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view and as of the date of its opinion, of the consideration to be received in the merger pursuant to the merger agreement by holders of units (other than any holder entering into a voting agreement and such holder’s controlled affiliates) to the extent expressly specified in its opinion and did not address any other terms, aspects or implications of the merger or any related transaction, including, without limitation, the form or structure of the merger consideration (including the New Preferred Shares) or the merger, any adjustments to or allocation of the merger consideration or any terms, aspects or implications of any classes of securities of Apple Six, the transfer by Apple Six of certain assets and ownership interests in connection with the merger or any voting agreement or other agreement, arrangement or understanding entered into in connection with or contemplated by the merger or otherwise. In addition, Wells Fargo Securities’ opinion did not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the merger or any related transaction, or class of such persons, relative to the merger consideration or otherwise. In connection with the merger, Wells Fargo Securities was not requested to, and it did not, solicit indications of interest from third parties regarding a potential transaction with Apple Six. Wells Fargo Securities also did not express any view or opinion with respect to, and with Apple Six’s consent relied upon the assessments of Apple Six’s representatives regarding, accounting, tax, regulatory, legal or similar matters and Wells Fargo Securities understood that Apple Six obtained such advice as it deemed necessary from qualified professionals. Except as described in this summary, Apple Six imposed no other instructions or limitation on Wells Fargo Securities with respect to the investigations made or procedures followed by Wells Fargo Securities in rendering its opinion.

In connection with rendering its opinion, Wells Fargo Securities performed certain financial, comparative and other analyses as summarized below. This summary is not a complete description of the financial analyses performed and factors considered in connection with such opinion. In arriving at its opinion, Wells Fargo Securities did not ascribe a specific value to units but rather made its determinations as to the fairness, from a financial point of view, of the merger consideration on the basis of various financial and comparative analyses taken as a whole. The preparation of a financial opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a financial opinion is not readily susceptible to summary description.

In arriving at its opinion, Wells Fargo Securities did not attribute any particular weight to any single analysis or factor considered but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered and in the context of the circumstances of this particular transaction. Accordingly, the analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying such opinion. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary. No company or transaction is identical to Apple Six or the merger and an evaluation of Wells Fargo Securities’ analyses is not entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies reviewed.

In performing its analyses, Wells Fargo Securities considered industry performance, general business and economic conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Apple Six, BRE Select Hotels or any other parties to the merger. None of Apple Six, Buyer, BRE Select Hotels, Wells Fargo Securities or any other person assumes responsibility if future results are different from those discussed, whether or not any such difference is material. Any estimates contained in these analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of properties, businesses or securities do not purport to be appraisals or necessarily reflect the prices at which properties, businesses or securities may actually be sold or acquired. Accordingly, the assumptions and estimates used in, and the results derived from, the following analyses are inherently subject to substantial uncertainty.

The following is a summary of the material financial analyses provided on November 29, 2012 to Apple Six’s board of directors by Wells Fargo Securities in connection with its opinion. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such financial analyses. For purposes of the financial analyses described below, the “implied merger consideration” of approximately $10.87 to $11.02 per unit was calculated as the sum of (i) the cash consideration of $9.20 per unit and (ii) the implied value range for one New Preferred Share of approximately $1.67 to $1.82 per share derived from the financial analysis of the New Preferred Shares described below assuming no adjustments to the merger consideration.

Apple Six Financial Analysis

Net Asset Value Analysis

Wells Fargo Securities performed a net asset valuation of Apple Six’s real estate portfolio based on internal estimates of Apple Six’s management. Wells Fargo Securities calculated the estimated net asset value of Apple Six’s hospitality properties on an asset-by-asset basis by applying selected capitalization rates ranging from

6.75% to 10.0% depending on the property to the calendar year 2012 estimated net operating income of such property or, in the case of certain assets without stabilized operating income, per key values based on the number of rooms of the applicable property. Wells Fargo Securities also took into account for purposes of such analysis (i) Apple Six’s other assets and liabilities as reflected on its balance sheet as of September 30, 2012 and (ii) Apple Six’s 2013 estimated capital expenditures in excess of contractual furniture, fixture and equipment obligations provided by Apple Six’s management. Implied per unit equity values were calculated as Apple Six’s implied net asset value derived from such analysis divided by the number of Apple Six’s fully diluted units per Apple Six’s management. This analysis indicated the following approximate implied per unit equity value reference range for Apple Six, as compared to the implied merger consideration:

Implied Per Unit Equity Value Reference Range	Implied Merger Consideration
$9.85 - $10.62	$10.87 - $11.02

Discounted Cash Flow Analysis

Wells Fargo Securities performed a discounted cash flow analysis of Apple Six to calculate a range of implied present values of the standalone unlevered free cash flows that Apple Six was forecasted to generate during the fiscal years ending December 31, 2013 through December 31, 2017 and of terminal values for Apple Six based on Apple Six’s fiscal year 2017 estimated unlevered free cash flows utilizing internal estimates of Apple Six’s management. Implied terminal values were derived by applying to Apple Six’s fiscal year 2017 estimated net operating income a range of terminal capitalization rates of 8.25% to 8.75%. Present values (as of December 31, 2012) of the unlevered free cash flows and terminal values were then calculated using a discount rate range of 9.0% to 10.0%. Implied per unit equity values were calculated as Apple Six’s implied enterprise value derived from such analysis less Apple Six’s net debt divided by the number of Apple Six’s fully diluted units per Apple Six’s management. This analysis indicated the following approximate implied per unit equity value reference range for Apple Six, as compared to the implied merger consideration:

Implied Per Unit Equity Value Reference Range	Implied Merger Consideration
$10.55 - $11.49	$10.87 - $11.02

Selected Public Companies Analysis

Wells Fargo Securities reviewed and compared financial and operating data relating to Apple Six and the following seven selected publicly traded lodging REITs with, as is the case with Apple Six, enterprise values in excess of $400 million and a significant portion of their real estate portfolio comprised of limited or select service properties located throughout the United States, including hotels that are classified in the hospitality industry as upscale and upper midscale:

•	Ashford Hospitality Trust, Inc.

•	Chatham Lodging Trust

•	FelCor Lodging Trust Incorporated

•	Hersha Hospitality Trust

•	Hospitality Properties Trust

•	RLJ Lodging Trust

•	Summit Hotel Properties, Inc.

Wells Fargo Securities reviewed enterprise values of the selected companies, calculated as equity values based on closing stock prices as of November 28, 2012 plus total consolidated and pro rata joint venture debt and total preferred equity at trading value less cash, as a multiple of calendar year 2013 estimated earnings before interest, taxes, depreciation and amortization less general and administrative expense, referred to as corporate EBITDA. The overall low to high calendar year 2013 estimated corporate EBITDA multiples observed for the selected companies were 9.9x to 12.7x (with a median of 11.1x). Wells Fargo Securities then applied a selected range of calendar year 2013 estimated corporate EBITDA multiples of 10.0x to 11.0x derived from the selected companies to corresponding data of Apple Six. Implied per unit equity values were calculated as Apple Six’s implied enterprise value derived from such analysis less Apple Six’s net debt divided by the number of Apple Six’s fully diluted units per Apple Six’s management. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of Apple Six were based on internal estimates of Apple Six’s management. This analysis indicated the following approximate implied per unit equity value reference range for Apple Six, as compared to the implied merger consideration:

Implied Per Unit Equity Value Reference Range	Implied Merger Consideration
$9.04 - $10.00	$10.87 - $11.02

New Preferred Shares Financial Analysis

Wells Fargo Securities reviewed and compared financial terms of the New Preferred Shares to financial terms of the preferred equity securities of two selected publicly traded lodging REITs, Ashford Hospitality Trust, Inc. and FelCor Lodging Trust Incorporated, taking into consideration the leverage ratios of these selected REITs given the proposed pro forma leverage of the surviving corporation. Wells Fargo Securities reviewed the closing prices as of November 28, 2012 of the preferred equity securities relative to their par values and dividend payment coupons, referred to as strip yield. The overall low to high strip yields observed for the selected preferred equity securities were 8.289% to 8.567%. Wells Fargo Securities also took into account certain attributes of the surviving corporation and the New Preferred Shares, including the illiquidity of the New Preferred Shares, the expected smaller capitalization of the surviving corporation relative to the capitalizations of such selected companies, the large size of the contemplated issuance of New Preferred Shares in the merger as a percentage of the surviving corporation’s total capitalization, certain dividend payment protection provisions of the New Preferred Shares and the surviving corporation’s leverage following consummation of the merger. Wells Fargo Securities then discounted, utilizing a selected range of illustrative strip yields for the New Preferred Shares of 8.75% to 10.25%, the (i) liquidation preference payable to holders of New Preferred Shares at the end of the holding period for New Preferred Shares assuming a three to seven year holding period and (ii) dividends payable to such holders of New Preferred Shares assuming 7% per annum cash dividends payable quarterly during the first five years of the holding period increasing to 11% during the last two years of such holding period. Based on discussions with Apple Six management and given that Apple Six indicated that it could not reasonably predict the outcome of the legacy matters or provide a reasonable estimate of the possible loss or range of loss due to such legacy matters, Wells Fargo Securities assumed for purposes of its analysis that there would not be a reduction in the liquidation preference of the New Preferred Shares for such legacy matters. Financial data of the selected companies were based on public filings and other publicly available information. Financial data of the surviving corporation were based on discussions with the managements of Apple Six and Sponsor. This analysis indicated an approximate range of implied values for the New Preferred Shares of $1.67 to $1.82 per share.

Miscellaneous

Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC. Wells Fargo Securities is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. Apple Six’s board of directors selected Wells Fargo Securities because of its qualifications, reputation and experience and its familiarity with Apple Six and its business. The issuance of Wells Fargo Securities’ opinion was approved by an authorized committee of Wells Fargo Securities.

As compensation for Wells Fargo Securities’ financial advisory services to Apple Six’s board of directors in connection with the merger, Apple Six has agreed to pay Wells Fargo Securities an aggregate fee of $3 million, $2 million of which was paid upon delivery of its opinion and $1 million of which is contingent upon consummation of the merger. Apple Six also has agreed to reimburse certain of Wells Fargo Securities’ expenses, including fees and disbursements of Wells Fargo Securities’ counsel, and to indemnify Wells Fargo Securities and certain related parties against certain liabilities, including liabilities under the U.S. federal securities laws, that may arise out of Wells Fargo Securities’ engagement. Wells Fargo Securities and its affiliates provide a full range of investment banking and financial advisory, securities trading, brokerage and lending services in the ordinary course of business, for which Wells Fargo Securities and such affiliates receive customary fees. In connection with unrelated matters, Wells Fargo Securities and its affiliates in the past have provided, currently are providing and in the future may provide banking and financial services to certain affiliates of Apple Six and Sponsor, for which Wells Fargo Securities and such affiliates have received and expect to receive fees, including (i) acting as administrative agent for, and as a lender under, a credit facility of an affiliate of Apple Six, which credit facility will be repaid in connection with the merger, and as a lender to certain other affiliates of Apple Six and (ii) acting as administrative agent for, and as a lender under various credit facilities of, and providing real estate and mortgage brokerage services to, certain affiliates and/or portfolio companies of Sponsor. In addition, affiliates of Wells Fargo Securities are equity investors in certain funds managed by affiliates of Sponsor. In the ordinary course of business, Wells Fargo Securities and its affiliates may actively trade, hold or otherwise effect transactions in the securities or financial instruments (including bank loans or other obligations) of Apple Six, Sponsor and their respective affiliates and/or portfolio companies for Wells Fargo Securities’ and its affiliates’ own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

Interests of Apple Six Directors and Executive Officers in the Merger

In addition to their interests in the merger as shareholders, some of the Apple Six directors and executive officers have interests in the merger that differ from, or are in addition to, the interests of the Apple Six shareholders. In considering the recommendation of the Apple Six board of directors to vote “FOR” the approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement, the Apple Six board of directors was aware of, and considered the interests of, the Apple Six directors and executive officers in approving the merger agreement and making its recommendations to the Apple Six shareholders.

Company Options

The merger agreement provides that, on the day the merger is completed, each outstanding company option will be cancelled and converted into the right to receive, in full satisfaction of the rights of the holder with respect to such company option:

•	an amount (rounded down to the nearest whole cent) in cash, without interest, equal to the product of (x) 82.883%, multiplied by (y) the aggregate option payment value, and

•

subject to no fractional shares being issued and any adjustment for dividends or distributions as described under “The Merger Agreement—Merger Consideration” beginning on page 75, a number of New Preferred Shares equal to the quotient of (x) an amount (rounded down to the nearest whole cent) equal to the product of (A) 17.117%, multiplied by (B) the aggregate option payment value, divided by (y) $1.90.

The “aggregate option payment value” is the amount equal to the product of (I) the number of units subject to a company option, multiplied by (II) the excess, if any, of (1) $11.10 over (2) the exercise price per unit subject to such company option. The exercise price for each company option is $11.00 per unit.

Based on the company options held by the Apple Six directors on November 29, 2012, upon completion of the merger, the Apple Six directors will be entitled to receive cash payments (subject to required tax withholding) and the number of New Preferred Shares on account of those company options as shown in the table below. The Apple Six executive officers do not hold any company options.

Name	Number of Company Options	Cash Consideration	New Preferred Shares
Lisa B. Kern (1)	145,029	$12,021	1,306
Bruce H. Matson	145,029	12,021	1,306
Michael S. Waters	145,029	12,021	1,306
Robert M. Wily	145,029	12,021	1,306

Total	580,116	48,084	5,224

(1)	Lisa B. Kern accepted a new employment position, and as a requirement of the new position in accordance with her employer’s policy prohibiting service on the board of directors of any publicly-held company, she resigned from the board of directors of Apple Six effective February 11, 2013.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides that, from and after the effective time of the merger, BRE Select Hotels will indemnify all present and former directors and officers of Apple Six to the same extent as they were entitled to or eligible for indemnification, exculpation and advancement of expenses under Apple Six’s articles of incorporation and bylaws for actions or omissions occurring at or before the effective time of the merger, including the transactions contemplated by the merger agreement. However, such indemnification does not apply with respect to Glade M. Knight and Bryan Peery for matters related to the SEC investigation, as described under “Legacy Matters—Release and Indemnification Agreement” on page 102.

In addition, BRE Select Hotels has agreed to obtain and maintain for a period of six years after the effective time of the merger “run-off” or “tail” directors and officers liability coverage for Apple Six’s and its subsidiaries’ directors and officers on terms not materially less favorable to the insured persons than those policies presently maintained by Apple Six. BRE Select Hotels will not, however, be required to pay for the “run-off” or “tail” directors and officers liability coverage in excess of 300% of the annual premium that Apple Six paid for this coverage in 2012. If the premium of such insurance coverage, however, exceeds this cap amount, BRE Select Hotels will obtain a policy with the greatest coverage available for a cost not exceeding this cap amount.

Meeting Fees

Each of the Apple Six directors, excluding Glade M. Knight, received regular meeting fees for meetings attended in connection with the sales process and the merger agreement.

Conversion of Series B Convertible Preferred Shares

Glade M. Knight is currently the sole record holder of all 240,000 outstanding Series B convertible preferred shares of Apple Six. Mr. Knight has agreed to assign the benefits (if any) associated with a total of 76,450 Series B convertible preferred shares to certain Apple Six executives, family members and other employees, including the right of conversion upon the occurrence of certain events.

At the effective time of the merger, each outstanding Series B convertible preferred share will be treated on an as-converted basis and will be converted into the right to receive the amount of cash consideration and New Preferred Shares receivable by a holder of a number of Apple Six common shares into which such Series B convertible preferred shares might have been converted. Each Series B convertible preferred share is convertible into 24.17104 common shares. The directors and executive officers who will receive the benefits of the Series B convertible preferred shares upon the completion of the merger are listed below along with the amounts of common shares into which the Series B convertible shares assigned to each such person would be convertible.

Name of Director or Executive Officer	Number of Series B convertible preferred shares		Number of common shares after giving effect to as- converted treatment	Cash Consideration	New Preferred Shares
Glade M. Knight	167,300	(1)	4,043,815	$37,203,098	4,043,815
Justin G. Knight	33,795	(2)(3)	816,860	7,515,112	816,860
David S. McKenney	15,045	(2)	363,653	3,345,608	363,653
Kristian M. Gathright	15,045	(2)	363,653	3,345,608	363,653
Bryan Peery	1,875	(2)	45,321	416,953	45,321

Above directors and executive officers as a group	233,060		5,633,302	51,826,379	5,633,302

(1)	Number of shares consists of 3,750 shares with benefits assigned to Glade M. Knight’s spouse and 163,550 shares with benefits retained by Glade M. Knight.
(2)	Number of shares refers to Series B convertible preferred shares with respect to which benefits have been assigned.
(3)	Number of shares includes 18,750 shares with benefits assigned to JAMN Ltd. Partnership LLC of which Justin G. Knight is the general partner. Justin Knight disclaims beneficial ownership of those shares except to the extent of his pecuniary interest therein.

Employment and Directorships with Affiliate Entities

In connection with the merger, Apple Six has entered into three transfer agreements, which are discussed under “Transfer Agreements” beginning on page 98.

Under the management company transfer agreement, Apple Six agreed to transfer all of the membership interests in its wholly owned subsidiary, Apple Fund Management, to Apple Nine Advisors, Inc. immediately following the effective time of the merger in consideration for $1.00 and other consideration described in the management company transfer agreement. Through Apple Fund Management, Apple Six provides support services to Apple Six, Apple REIT Seven, Inc. (which we refer to in this proxy statement/prospectus as “Apple Seven”), Apple REIT Eight, Inc. (which we refer to in this proxy statement/prospectus as “Apple Eight”), Apple REIT Nine, Inc. (which we refer to in this proxy statement/prospectus as “Apple Nine”) and Apple REIT Ten, Inc. (which we refer to in this proxy statement/prospectus as “Apple Ten”) and their respective advisor and real estate brokerage service companies. All of the costs of Apple Fund Management are allocated among, and reimbursed by, the companies that receive these support services. Apple Fund Management does not and, following the completion of the merger, will not provide services to BRE Select Hotels. Apple Nine Advisors, Inc. is wholly owned by Glade M. Knight and provides day-to-day advisory and administrative functions for Apple Nine. From and after the effective time of the transactions contemplated by the management company transfer agreement, Apple Seven Advisors, Inc., Apple Eight Advisors, Inc. and Apple Ten Advisors, Inc., all of which are wholly owned by Mr. Knight, will, together with Apple Fund Management and Apple Nine Advisors, Inc., fully release and indemnify Buyer and BRE Select Hotels and their respective representatives and affiliates from certain liabilities, as described under “Transfer Agreements—Management Company Transfer Agreement” beginning on page 98. Because all of Apple Six’s employees are employees of Apple Fund Management, BRE Select Hotels will have different employees upon consummation of the transactions contemplated by the management company transfer agreement.

Apple Six has entered into the headquarters transfer agreement, pursuant to which Apple Six agreed to transfer its headquarters located in Richmond, Virginia, the personal property owned by Apple Six at its headquarters, other than Apple Six’s books and records, and an office lease in Fort Worth, Texas, to Apple Nine immediately prior to the effective time of the merger for $4.5 million. Under the headquarters transfer agreement, Apple Nine will, upon completion of the transactions contemplated by the headquarters transfer agreement, release Apple Six and its related parties from certain liabilities, as described under “Transfer Agreements—Headquarters Transfer Agreement” beginning on page 99.

Apple Six has entered into the membership interest purchase agreement, pursuant to which Apple Six agreed to transfer all of the equity interests it owns in Apple Air to Apple Ten immediately prior to the effective time of the merger for $1.45 million. Apple Six currently owns 26% of the membership interests in Apple Air. Apple Seven, Apple Eight and Apple Nine own the remaining membership interests in Apple Air. Through its equity investment in Apple Air, Apple Six has access to Apple Air’s aircraft. Under the membership interest purchase agreement, following the effective time of the transactions contemplated by the membership interest purchase agreement Apple Ten will release and indemnify Apple Six from certain liabilities, as described under “Transfer Agreements—Membership Interest Purchase Agreement” beginning on page 100.

The Apple Six board of directors has unanimously approved the transfer agreements. The management company transfer agreement, the headquarters transfer agreement and the membership interest purchase agreement have also been approved by the boards of directors of Apple Nine Advisors, Inc., Apple Nine, and Apple Ten, respectively.

Glade M. Knight, Bruce H. Matson, Michael S. Waters and Robert M. Wily serve as directors on the Apple Six board of directors and concurrently serve as directors for Apple Nine. Messrs. Knight and Matson and Kent W. Colton and Glenn W. Bunting are directors of Apple Seven. Messrs. Knight, Bunting, Colton, Waters and Wily are also directors of Apple Eight. Messrs. Knight and Colton are also directors of Apple Ten. Lisa B. Kern served as a director on the boards of directors of Apple Six, Apple Seven and Apple Nine before her resignation from all three boards of directors on February 11, 2013 as a requirement for a new employment position.

Glade M. Knight is Apple Six’s chairman and chief executive officer, and is also chairman and chief executive officer of Apple Seven, Apple Eight, Apple Nine and Apple Ten.

Apple Seven, Apple Eight, Apple Nine and Apple Ten are organized as REITs formed to acquire and own hotels, residential apartments and other properties located in selected metropolitan areas in the United States.

Financing of the Merger

In connection with the merger, Buyer will cause approximately $893 million in cash to be paid to Apple Six’s shareholders and holders of company options. In addition, Apple Six’s credit facility with Wells Fargo Bank, N.A. and certain of Apple Six’s mortgage debt will be repaid. The aggregate amount of indebtedness of Apple Six to be repaid upon completion of the merger will be approximately $40 million. These payments will be funded by a combination of equity contributions by Sponsor and its affiliates to Buyer and the proceeds of the debt financing. The merger agreement does not contain a financing condition or a “market MAC” condition to the closing of the merger.

Buyer has agreed to use reasonable best efforts to arrange and obtain the debt financing on the terms and conditions described in the debt commitment letter. In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Buyer will use its reasonable best efforts to arrange and obtain any such portion from alternative sources, in an amount sufficient to consummate the transactions contemplated by the merger agreement on terms and conditions no less favorable in the aggregate to Buyer and BRE Select Hotels (as determined in the reasonable judgment of Buyer) than the existing debt financing as promptly as practicable following the occurrence of such event, but in all cases at or prior to the closing of the merger. For more information, see “The Merger Agreement—Financing; Cooperation” on page 88 and “The Merger Agreement—Conditions to Complete the Merger” on page 90.

Debt Financing

Commitment

In connection with the execution and delivery of the merger agreement, Buyer obtained a debt commitment letter from Citibank, N.A. and Bank of America, N.A., which, together with any other lenders that may be added prior to the completion of the merger, we refer to in this proxy statement/prospectus as the “lenders.” Under the debt commitment letter, the lenders have committed to provide to certain subsidiaries of BRE Select Hotels, up to $775 million of mortgage and mezzanine loans. The amount of the debt financing will be reduced to the extent certain funding conditions described under “—Amount of the Debt Financing” are not met. The debt financing is also subject to the satisfaction of certain conditions described under “—Conditions Precedent to Debt Financing.” In addition to the payment of the merger consideration, the proceeds from the debt financing will be used to repay Apple Six’s credit facility with Wells Fargo Bank, N.A., to repay or redeem certain of Apple Six’s mortgage debt, for other costs and expenses relating to the transactions contemplated by the merger agreement and to establish reserves, including certain reserves required to be established under the debt commitment letter.

The debt commitment letter expires on May 29, 2013. The lenders have the right to terminate the commitment letter under certain circumstances, including:

•

any sale, transfer, pledge, encumbrance or assignment of Sponsor’s, Buyer’s or any borrower’s interests in the properties or collateral/security for the loan or any ownership interests of the borrowers;

•	Sponsor, Buyer or any borrower breaches any material provision contained in the commitment, subject to cure rights;

•

any material representation or warranty to the lenders being or having become untrue and which, in each case, individually or in the aggregate, could reasonably be expected to materially and adversely affect the debt financing;

•	the borrowers under the debt financing not being able to make certain representations and warranties set forth in the definitive documentation relating to the debt financing;

•	the failure of any condition precedent to the consummation of the debt financing as described under “—Conditions Precedent to Debt Financing” unless waived in writing by the lenders;

•	following the occurrence of a market MAC, except that, at the borrower’s option, the lenders must waive the termination in return for an increase in interest by 25 basis points;

•	upon termination of the merger agreement by Buyer and/or BRE Select Hotels or Apple Six to the extent Apple Six is permitted to terminate the merger agreement in accordance with its terms; and

•

upon any material amendment or waiver to the merger agreement by Buyer or BRE Select Hotels (including any waiver of their conditions precedent to closing as set forth in Sections 6.1 and 6.2 of the merger agreement) that affects one or more of the properties owned directly or indirectly by Apple Six and that is adverse to the lenders in any material respect, without the lenders’ consent which must not be unreasonably withheld, conditioned or delayed.

In this proxy statement/prospectus, a “market MAC” means:

•

any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for three or more consecutive business days, including any changes in trading conditions resulting from actual or threatened terrorist attacks, responses by the United States or its allies to such attacks, or the effects of such attacks;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or New York for three or more consecutive business days;

•

after November 29, 2012, an international or national crisis directly or indirectly involving the United States or any of its territories, including any acts of terrorism, domestic or foreign or responses of the United States or its allies (in each case that has materially impaired the market value of the debt financing or the securitization of the debt financing or the lenders’ ability to fund the debt financing on the terms provided in the debt commitment letter for three or more consecutive business days);

•

after November 29, 2012, a national or international economic or financial crisis including the heightening of any such crisis that may have existed as of November 29, 2012 (in each case that has materially impaired the market value of the debt financing or the securitization of the debt financing or the lenders’ ability to fund the debt financing on the terms provided in the debt commitment letter for three or more consecutive business days); or

•

any limitation by any governmental, regulatory or administrative agency or authority which prohibits the extension of credit by banks or other lending institutions in the United States or New York in a manner that prevents the lenders from providing the debt financing for a period of three or more consecutive business days.

If, on the date of the completion of the merger, a market MAC has occurred for less than three consecutive business days, the lenders will not be obligated to fund the debt financing pursuant to the debt commitment letter as long as such market MAC continues, except that the lenders will be obligated to fund the debt financing, if the borrower agrees to an increase in interest by 25 basis points.

Conditions Precedent to Debt Financing

The debt financing is conditioned upon the negotiation, execution and delivery of definitive documentation relating to the debt financing and completion by the lenders of their due diligence investigation relating to the assets, liabilities and properties of Apple Six, Sponsor and the borrowers, including with respect to engineering, environmental, zoning, title, survey, appraisals, insurance, liens, litigation, know-your-customer searches, underwriting and market due diligence, financial statements and other operating and financial information, material contracts, ground leases, licenses, permits and franchise and management agreements. The lenders are also entitled to receive specified closing deliverables, including comfort letters and consents from franchisors, title insurance, ground lessor estoppels and opinions of counsel. Except as described under “—Amount of Debt Financing” below with respect to appraisals, if any due diligence shortfall exists with respect to the properties subject to the debt financing prior to completion of the merger, then the lenders may establish a special reserve as described under “—Reserves” on page 72.

Amount of the Debt Financing

The amount of the debt financing will be reduced if any of the following funding conditions are not satisfied on the date of the completion of the merger:

•

a minimum debt yield (representing the quotient, expressed as a percentage, calculated by dividing the annualized net operating income of the properties subject to the debt agreements by the outstanding principal amount under the debt agreements) of 10.2% (based on the current annualized net operating income of the properties that will be subject to the debt agreements, the minimum debt yield would be satisfied on the date of completion of the merger);

•

a maximum loan to cost ratio (representing the quotient, expressed as a percentage, calculated by dividing the outstanding principal amount under the debt agreements by the merger consideration, including the repayments of any existing indebtedness of Apple Six and its subsidiaries, plus the out-of-pocket transaction costs for the merger and the debt financing, and the prefunded reserves for capital expenditures under the debt agreements, including any reserves required under the franchise agreements) of 69.0%; or

•

a maximum loan to value ratio (representing the quotient, expressed as a percentage, calculated by dividing the outstanding principal amount under the debt agreements by the “as is” appraised value of the properties subject to the debt agreements determined pursuant appraisals conducted in accordance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and ordered, received and reasonably approved by the lenders, including any additional premium in the appraisals to account for the portfolio nature of the properties) of 73.5%.

In the event the foregoing conditions with respect to minimum debt yield or maximum loan to value ratio are not satisfied on the date of the completion of the merger, the lenders will, at the election of the borrowers, instead of reducing the debt financing as described above, fund the full debt financing proceeds, subject to an increase of the applicable interest rate by not more than 35 basis points, if the debt yield is equal to or greater than 9.7% and the maximum loan to value ratio is equal to or less than 77%.

Term of the Debt Financing

The initial term of the debt financing will be three years with an option by the borrowers to extend the initial term for two one-year extension terms, subject to certain conditions. In the event the borrowers exercise the second one-year extension option, there will be a one-time increase in the applicable interest rate by 25 basis points for the last one-year extension period.

Security for Mortgage Loans and Mezzanine Loans

The mortgage loan portion of the debt financing, which we refer to in this proxy statement/prospectus as the “mortgage loans,” will be secured by first priority, cross-collateralized mortgage liens on sixty-five of the sixty-six properties to be owned or ground leased by certain subsidiaries of BRE Select Hotels, all related personal property, reserves, a pledge of all income received by the borrowers under the mortgage loans with respect to the properties and a cash management account. The sixty-sixth hotel, the Residence Inn located in Fort Worth, Texas, will continue to secure a separate mortgage loan, which will remain outstanding following the completion of the merger. In this proxy statement/prospectus, we refer to the borrowers under the mortgage loans as the “mortgage borrowers.”

One or more mezzanine loans, which we refer to in this proxy statement/prospectus as the “mezzanine loans,” will be funded to certain subsidiaries of BRE Select Hotels that own direct or indirect interests in the mortgage borrowers. In this proxy statement/prospectus, we refer to the borrowers under the mezzanine loans as the “mezzanine borrowers.” Each mezzanine loan will be secured by first priority, cross-collateralized pledges of the direct or indirect ownership interests in the mortgage borrowers, all related personal property, reserves, a pledge of all income received by each mezzanine borrower with respect to its direct or indirect ownership interest in the mortgage borrowers and a cash management account.

Each portion of the collateral security for the debt financing will be cross-defaulted with all other collateral securing the debt financing.

Interest Rate

The initial interest rate for the debt financing will be equal to the one-month London interbank offered rate for deposits, which we refer to in this proxy statement/prospectus as “LIBOR,” plus a margin rate of 4.00%. The margin rate may be increased by 25 basis points as described under “Commitment” above, by 35 basis points as described under “—Amount of Debt Financing” above and by 25 basis points as described under “—Term of the Debt Financing” above. The interest rate may also be increased by up to 100 basis points in order for the lenders to sell, syndicate or securitize 100% of the debt financing and achieve a net profit of 100 basis points (inclusive of the commitment fee) after deduction of all unreimbursed out-of-pocket lender costs, including hedging costs, but including any profits from any lender hedges. In connection with the debt financing, the borrowers will be required to enter into an interest rate cap agreement that will protect the borrowers if, at any time during the initial term of the debt financing, LIBOR exceeds 4.00%. As of March 25, 2013, LIBOR was approximately 0.2% and, accordingly, the initial interest rate for the loan would have been approximately 4.2% assuming the merger were completed as of such date, before giving effect to any increases described above. The applicability of any such increase will not be determined until after the date of this proxy statement/prospectus. Although the debt agreements will contain covenants that may impair BRE Select Hotels’ ability to pay cash dividends, BRE Select Hotels currently expects to be able to pay cash dividends on completion of the merger. For a description of the debt yield covenant, see “—Other Terms” below. See also “Risk Factors—Risks Related to the Ownership of the New Preferred Shares.”

Prepayments and Amortization

The debt financing is not prepayable during the first twelve months of the initial term of the debt financing, except that the borrowers may prepay up to 15% of the amount of the debt financing funded by the lenders during such twelve month period and at any time thereafter without prepayment penalty or fee. The borrowers may prepay the debt financing, in whole or in part, any time after the twelfth month of the initial term of the debt financing, except that, if a prepayment is made at any time during the thirteenth month through the eighteenth month of the initial term of the debt financing and such prepayment, when aggregated with all other prepayments made of the debt financing, exceeds 15% of the amount of the debt financing funded to the borrowers, then the borrowers will pay to the lenders an amount equal to the present value of the interest payable on the principal being prepaid for the period from the date of the prepayment through the eighteenth month of the initial term of the debt financing assuming, for purposes of calculating the present value of the interest payments, an interest rate equal to the margin rate under the debt financing as described under “—Interest Rate” above and an annual discount rate equal to the yield to maturity of United States Treasury securities with a maturity date closest to the last date of the initial term of the debt financing. Any prepayment made after the eighteenth month of the initial term of the debt financing may be made without any prepayment penalty or fee. Notwithstanding the foregoing, any prepayment of the debt financing with casualty or condemnation proceeds or any prepayment made to enable the borrowers to remove a leased property as collateral security due to a default by a borrower under the applicable ground lease will not be subject to any limitation on prepayment or any prepayment fee or penalty.

The debt financing is not subject to any mandatory amortization payments.

Recourse

The lenders will, subject to certain exceptions, have recourse with respect to the debt financing only to the collateral described under “—Security for the Mortgage Loans and Mezzanine Loans” above. The borrowers and BRE Select Hotels will have recourse liability under the debt financing for certain matters typical of a transaction of this type, including, without limitation, if any security instrument or debt agreement is deemed to be a fraudulent conveyance or a preference. The borrowers will also have recourse liability with respect to environmental matters relating to the properties securing the debt financing. The borrowers, BRE Select Hotels and Sponsor and certain affiliated funds will have recourse liability to the lenders relating to losses arising out of actions by parties controlled by Sponsor and certain affiliated funds which constitute fraud, intentional misrepresentation, misappropriation of funds (including insurance proceeds), removal or disposal of any property after an event of default under the debt financing, a material violation of the due on sale/encumbrance covenants set forth in the debt agreements, willful misconduct that results in waste to any property and any material modification or voluntary termination of a ground lease without the lenders’ prior written consent if required under the debt agreements.

In addition, the borrowers, BRE Select Hotels and Sponsor and certain affiliated funds will have recourse liability for the debt financing in the event of a voluntary bankruptcy or a collusive involuntary bankruptcy of any borrower, borrower or any affiliate of Sponsor consenting to or joining in an application for the appointment of a custodian, receiver, trustee or examiner of any borrower or any property or borrower making an assignment for the benefit of creditors. The liability of Sponsor and certain affiliated funds with respect to such bankruptcy-related matters for each mortgage loan and each mezzanine loan will, however, be capped at 15% of the original principal amount of such mortgage loan or such mezzanine loan. Sponsor and its affiliates, through Buyer, will indirectly control the management and operations of BRE Select Hotels, including the borrowers of the debt financing. BRE Select Hotels’ certificate of incorporation will provide that so long as Buyer or its affiliates continue to own at least 50% of the shares of the BRE Select Hotels’ common stock owned by Buyer or its affiliates on the day following the consummation of the merger (as adjusted to reflect stock dividends, stock splits, repurchases, recapitalizations and similar transactions), without the written consent of the Buyer or any affiliate of Buyer designated by Buyer, BRE Select Hotels may not, and may not permit any of its subsidiaries to, pursuant to or within the meaning of any bankruptcy law, commence any voluntary case, consent to the filing of or join, acquiesce or otherwise collude in any involuntary petition filed against it, consent to the entry of an order for relief against it in an involuntary case, solicit or cause to be solicited any petitioning or applicant creditors for an involuntary petition against it (or collude with any person with respect thereto), consent to or acquiesce in the appointment of a custodian of it or for any portion of its property, make a general assignment for the benefit of creditors, seek, consent to or cause a creditor to seek the substantive consolidation of it with any other person or take any comparable action under any foreign laws relating to insolvency. Additionally, for so long as Buyer owns a majority of the shares of common stock of BRE Select Hotels, one or more subsidiaries that control the actions of the borrowers under the financings will have a zero percent equity holder that is owned and controlled by Buyer. This equityholder’s vote will be required in the event of any bankruptcy-related action for a borrower under the financing, or any other subsidiaries with obligations relating to the operation of the properties. The actions and decisions of the equity holder will be indirectly controlled by Sponsor and its affiliates. For so long as the borrowers, BRE Select Hotels and Sponsor and certain affiliated funds have the recourse liability for the debt financing described in this paragraph, it is expected that none of Sponsor, Buyer or any entity controlled by Sponsor or Buyer, including BRE Select Hotels and the borrowers, will approve of any bankruptcy-related action. See also “Comparison of Shareholders’ Rights—Consent to Bankruptcy” beginning on page 136.

Reserves

The lenders will collect reserves with respect to real estate taxes, insurance and ground rent. Additionally, the lenders will collect reserves to be applied to replacements of furniture, fixtures and equipment equal to the greater of 4% and reserves required for such items under the franchise or management agreements with the franchisors. Escrows for property improvement plans will be determined by the lenders based on franchisor requirements after lenders’ completion of due diligence. The borrowers and the lenders must, however, cooperate in agreeing to a schedule of property improvement plan escrows taking into account the required timing of completion of any related property improvement plan program.

If prior to completion of the merger there exists any material defect, environmental condition or other due diligence shortfall (other than with respect to appraisals as described under “—Amount of Debt Financing” above) with respect to any of the properties subject to the debt financing such that the collateral would not otherwise meet the customary standards for a securitization of a large portfolio of properties of a similar size and character, the lenders may establish a separate special reserve as additional collateral in an amount (as reasonably determined by the lenders) sufficient to correct or collateralize such deficiency. The debt agreements will also contain a covenant by the borrowers to correct the deficiency within a reasonable time following the completion of the merger. If the deficiency is not curable with making a payment, or if the payment amount cannot be determined, the amount of any special reserve will equal the allocated loan amount for the collateral to which the deficiency relates, except that, in lieu of establishing a special reserve, the borrowers may elect to have the property to which the deficiency relates removed from the collateral for the debt financing and the debt financing will be reduced by the portion of the debt financing allocable to that property.

In addition, if (i) any material damage or destruction occurs with respect to the improvements located upon any property subject to the debt agreements or (ii) there is a material condemnation of all or any portion of any such property, then the lenders may also remove the affected property from the collateral and reduce the amount of the debt financing by the allocated loan amount with respect to such property.

Other Terms

The debt agreements will also contain certain financial, operating and other covenants that will, among other things, limit BRE Select Hotels’ ability to:

•	incur additional secured or unsecured indebtedness;

•

make cash distributions at any time that the debt yield, representing the quotient (expressed as a percentage) calculated by dividing the annualized net operating income of the properties subject to the debt agreements by the outstanding principal amount of indebtedness under the debt agreements, is less than 8.75% or if there is a default continuing under any mezzanine loan (including the failure to make regularly scheduled debt service payments thereunder) until such time the debt yield is equal to or greater than 9.00% or the mezzanine loan default has been cured; BRE Select Hotels currently expects that the debt yield will, on the date of the completion of the merger, be greater than 10.2%;

•	make investments or acquisitions;

•	use assets as security in other transactions;

•	sell assets (except that the borrower is expected to be permitted to sell assets so long as the debt yield is not reduced, subject to payment of any applicable prepayment premiums);

•	guarantee other indebtedness; and

•	consolidate, merge or transfer all or substantially all of BRE Select Hotels’ assets.

BRE Select Hotels will have the ability to amend or refinance the debt financing without the consent of the holders of New Preferred Shares, subject to certain exceptions involving the incurrence of more than $800 million of indebtedness discussed under “Description of New Preferred Shares—Limitation on Indebtedness” beginning on page 125.

Equity Financing

In connection with the execution and delivery of the merger agreement, Buyer obtained an equity commitment letter from Sponsor, pursuant to which, and subject to the conditions contained therein, Sponsor has agreed to cause Buyer to be capitalized with up to $200 million of equity to fund a portion of the cash consideration.

Regulatory Approvals

No material federal or state regulatory approvals are required in connection with the merger other than regulatory approvals that Apple Six, Buyer and BRE Select Hotels expect to obtain in the ordinary course.

Accounting Treatment

The merger will be accounted for through applying the “acquisition” method of accounting by BRE Select Hotels of Apple Six, as that term is used under GAAP for accounting and financial reporting purposes. As a result, the historical financial statements of Apple Six will become the historical financial statements of BRE Select Hotels. The assets (including identifiable intangible assets) and liabilities of Apple Six as of the completion of the merger will be recorded at their respective fair values and added to those of BRE Select Hotels. Any excess of the purchase price over the net fair values of assets and liabilities of Apple Six will be recorded as goodwill. Financial statements of BRE Select Hotels issued after the completion of the merger will reflect such fair values and will not be restated

retroactively to reflect the historical financial position or results of operations of Apple Six. The results of operations of Apple Six will be included in the results of operations of BRE Select Hotels beginning on the closing date of the merger. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page 19.

No Stock Exchange Listing of New Preferred Shares

Upon completion of the merger, shares of BRE Select Hotels will not be listed on a securities exchange, such as the New York Stock Exchange or Nasdaq Stock Market.

Resale of New Preferred Shares Following the Merger

The New Preferred Shares issued in the merger will be registered with the SEC. Accordingly, the New Preferred Shares issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Apple Six shareholder or holder of company options who may be deemed to be an “affiliate” of Apple Six or BRE Select Hotels for purposes of Rule 144 or Rule 145 under the Securities Act.

Control of BRE Select Hotels

Following completion of the merger, Buyer will, through its ownership of all of the common stock of BRE Select Hotels, control BRE Select Hotels, and could take actions that may conflict with the interests of the holders of the New Preferred Shares. As the owner of all of the common stock of BRE Select Hotels, Buyer will have the power to elect all of BRE Select Hotels’ directors and appoint new management. The holders of New Preferred Shares will not be entitled to vote in the election or removal of directors of BRE Select Hotels or any other matters submitted to a vote of shareholders, except with respect to the authorization or issuance of other classes or series of capital stock ranking senior to or on parity with the New Preferred Shares or certain adverse changes to the rights or preferences of the New Preferred Shares as described under “Description of New Preferred Shares—Voting Rights” on page 124. As a result, subject to the limited rights of the holders of New Preferred Shares, Buyer will have the power to approve any action requiring the approval of the shareholders of BRE Select Hotels, including the adoption of amendments to BRE Select Hotels’ certificate of incorporation and BRE Select Hotels’ decisions to enter into any significant corporate transactions, including mergers and sales of substantially all of BRE Select Hotels’ assets. See also “Risk Factors—Risks Related to the Ownership of the New Preferred Shares” on page 32.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The summary of the material terms of the merger agreement below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety because it, and not the description below or elsewhere in this proxy statement/prospectus, is the legal document that governs the merger.

The merger agreement has been included in this proxy statement/prospectus to provide you with information regarding the terms of the merger. It is not intended to provide you with any other factual or financial information about Apple Six, Buyer, BRE Select Hotels or their respective affiliates or businesses. Information about Apple Six can be found elsewhere in this proxy statement/prospectus and in the other filings Apple Six makes with the SEC, which are available without charge at http://www.sec.gov. See “Where You Can Find More Information” on page 171.

The Merger

The merger agreement provides for the merger of Apple Six with and into BRE Select Hotels, a subsidiary of Buyer. At the effective time of the merger, Apple Six’s separate corporate existence will cease and BRE Select Hotels will be the surviving corporation. Upon completion of the merger, the directors and officers of BRE Select Hotels will be the initial directors and officers of the surviving corporation.

Effective Time of the Merger

The merger will become effective:

•

at such time as the State Corporation Commission of the Commonwealth of Virginia issues the certificate of merger and a certificate of merger has been filed with the Secretary of State of the State of Delaware, or

•

at such later time as Apple Six and BRE Select Hotels agree and specify in the articles of merger to be filed with the State Corporation Commission of the Commonwealth of Virginia and the certificate of merger to be filed with the Secretary of State of the State of Delaware.

Apple Six, Buyer and BRE Select Hotels will cause the effective time to occur on the closing date, which will occur on the third business day (or such other business day as may be agreed by the parties to the merger agreement) after satisfaction or waiver of the conditions described under “—Conditions to Complete the Merger” beginning on page 90 (other than those conditions that by their terms are required to be satisfied or, if permissible, waived at the closing).

Merger Consideration

In the merger, each issued and outstanding Apple Six share (other than shares with respect to which holders have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights in accordance with Article 15 of the VSCA) will be converted into the right to receive

•	$9.20 in cash per share, without interest, and

•	one validly issued, fully paid and non-assessable New Preferred Share which, together with the cash consideration, we refer to in this proxy statement/prospectus as the “merger consideration.”

“Apple Six shares” refer to the issued and outstanding units and the issued and outstanding Series B convertible preferred shares on an as-converted basis in accordance with Apple Six’s articles of incorporation with each Series B convertible preferred share being convertible into 24.17104 common shares.

In the event that Apple Six declares, sets aside or makes or pays any dividends or distributions (whether in cash, stock, property or otherwise) in respect of any shares, including for the purpose of maintaining its qualification as a REIT, the cash consideration will be reduced by the per share amount of that dividend or distribution.

Dissenting Shares

Shares of Apple Six held by a holder who properly exercises, perfects and does not subsequently withdraw or lose its appraisal rights with respect to such shares in accordance with Article 15 of the VSCA will not be converted into the right to receive, or become exchangeable for, the merger consideration, but rather will be entitled to appraisal rights as further described in this proxy statement/prospectus under “Dissenters’ Rights of Appraisal” beginning on page 115. However, if after the effective time of the merger any holder of shares fails to perfect or effectively withdraws or loses such appraisal right, then that holder, subject to certain exceptions, will not receive appraisal rights in accordance with Virginia law, and the shares held by that holder will be treated as if they had been converted into the right to receive, and become exchangeable for, at the effective time of the merger, the merger consideration, without interest, as described above under “—Merger Consideration.”

Treatment of Options

Each outstanding company option will be cancelled and converted into the right to receive, in full satisfaction of the rights of the holder with respect to such company option:

•	an amount (rounded down to the nearest whole cent) in cash, without interest, equal to the product of (x) 82.883%, multiplied by (y) the aggregate option payment value, and

•

subject to no fractional shares being issued and any adjustment for dividends or distributions as described above under “—Merger Consideration,” a number of New Preferred Shares equal to the quotient of (x) an amount (rounded down to the nearest whole cent) equal to the product of (A) 17.117%, multiplied by (B) the aggregate option payment value, divided by (y) $1.90.

Certificate of Incorporation and Bylaws

The certificate of incorporation and bylaws of BRE Select Hotels, in each case as in effect immediately prior to the effective time of the merger, will become the certificate of incorporation and bylaws of the surviving corporation as of the effective time of the merger. Copies of the form of amended and restated certificate of incorporation and the form of the amended and restated bylaws of BRE Select Hotels have been attached as Annexes C and D, respectively, to this proxy statement/prospectus.

Exchange Procedures

Prior to the effective time of the merger, Apple Six will mail to each holder of record of Apple Six’s outstanding shares a letter of transmittal (which will be in a form and have such other provisions as Buyer and Apple Six may reasonably agree prior to the effective time of the merger) to be used for surrendering shares for payment of the merger consideration.

The merger consideration paid upon surrender of each share will be deemed to have been paid in full satisfaction of all rights pertaining to the shares. There will be no further registration of transfers on Apple Six’s stock transfer books of shares which were outstanding immediately prior to the effective time of the merger. Any portion of the merger consideration delivered to the paying agent pursuant to the merger agreement that remains unclaimed for twelve months after the effective time of the merger will be redelivered by the paying agent to Buyer, upon demand, and any holders of shares which have not been surrendered as contemplated by the merger agreement must thereafter look only to BRE Select Hotels for delivery of the merger consideration and any distribution with respect to the New Preferred Shares, subject to applicable abandoned property, escheat and other similar laws. Any portion of the cash consideration that is deposited with the paying agent and remains unclaimed by holders of the shares as of the date immediately prior to the time such amounts would otherwise escheat to or become property of any governmental entity will, to the extent permitted by applicable law, become the property of BRE Select Hotels free and clear of any claims or interest of any person previously entitled to such portion of the cash consideration. None of Buyer, Apple Six, the paying agent or BRE Select Hotels will be liable to any holder of Apple Six shares for any such shares (or dividends or distributions with respect to such shares), or any merger consideration delivered to a public official pursuant to any abandoned property, escheat or other similar law.

Representations and Warranties

The merger agreement contains representations and warranties of each of the parties to the merger agreement to the other parties. These representations and warranties were made only for the purposes of the merger agreement, have been qualified by confidential disclosures and were made for the purposes of allocating contractual risk between the parties to the merger agreement and not to establish these matters as facts. The representations and warranties may be subject to standards of materiality applicable to the parties to the merger agreement that differ from the standards applicable to you or other investors. You should not rely on the representations and warranties contained in the merger agreement or any descriptions of such representations and warranties as characterizations of the actual state of facts or condition of Apple Six, BRE Select Hotels, Buyer or any of their respective affiliates or businesses.

In the merger agreement, Apple Six made representations and warranties relating to, among other things:

•	due organization, valid existence, good standing and power and authority to own, lease and operate its assets and properties and to carry on its business;

•	its subsidiaries’ due incorporation, valid existence, good standing and power and authority to own, lease and operate their assets and properties and to carry on their businesses;

•	capital structure of Apple Six;

•	authority to enter into the merger agreement and to complete the merger and the other transactions contemplated by the merger agreement;

•	enforceability of the merger agreement against it;

•	approval and recommendation of Apple Six’s board of directors of the merger, the merger agreement and the other transactions contemplated by the merger agreement;

•	receipt by Apple Six’s board of directors of an opinion from Wells Fargo Securities;

•	absence of conflicts with, violations of, or defaults under, its and its subsidiaries’ organizational documents, certain contracts applicable to it and its subsidiaries, and applicable laws;

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consents, approvals of, or registrations or filings with, governmental entities required in connection with executing and delivering the merger agreement or the consummation of the transactions contemplated by the merger agreement;

•	Apple Six’s SEC filings since January 1, 2009, and the financial statements contained therein;

•	absence of liabilities required to be reflected on a balance sheet by GAAP since September 30, 2012;

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absence of any company material adverse effect, as defined under “—Conditions to Complete the Merger,” and certain other changes and events since December 31, 2011 through the date of the merger agreement;

•	absence of litigation or investigations against or affecting Apple Six or its subsidiaries;

•	tax matters affecting Apple Six and its subsidiaries, including Apple Six’s REIT qualification;

•	any loans or payments to or from Apple Six or its subsidiaries’ employees, officers or directors;

•	absence of any undisclosed broker’s or finder’s fees;

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possession of all permits necessary to operate Apple Six and its subsidiaries’ properties and carry on Apple Six and its subsidiaries’ business and the absence of violations of, and failures to comply with, any such permits and applicable laws;

•	Apple Six and its subsidiaries’ material contracts, the absence of any breach or violation or default of any material contract and the absence of certain related party transactions;

•	environmental matters affecting Apple Six and its subsidiaries;

•	real property owned, leased or subleased by Apple Six and its subsidiaries;

•	certain of Apple Six and its subsidiaries’ franchise and management agreements;

•	Apple Six and its subsidiaries’ personal property;

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accuracy and compliance with applicable securities law of the information supplied by Apple Six for inclusion in this proxy statement/prospectus and other filings made with the SEC in connection with the merger;

•	Apple Six and its subsidiaries’ books and records;

•	labor matters affecting Apple Six and its subsidiaries;

•	the vote of Apple Six shareholders required to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement;

•	Apple Six and its subsidiaries’ insurance policies;

•	intellectual property used by, owned by or licensed to Apple Six and its subsidiaries;

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transfer agreements relating to the transfer of (i) Apple Six’s interests in Apple Fund Management, its wholly owned subsidiary, to Apple Nine Advisors, Inc., (ii) Apple Six’s interest in Apple Air to Apple Ten and (iii) Apple Six’s Richmond, Virginia headquarters to Apple Nine; and

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exemption of the merger agreement, the voting agreement between Buyer and Glade M. Knight, the merger and the other transactions contemplated by the merger agreement from the restrictions in any anti-takeover statutes or similar statutes or regulations.

In the merger agreement, Buyer and BRE Select Hotels made representations and warranties relating to, among other things:

•	due organization, valid existence, good standing and power and authority to own, lease and operate their assets and properties and to carry on their business;

•	authority to enter into the merger agreement and to complete the merger and the other transactions contemplated by the merger agreement;

•	enforceability of the merger agreement against them;

•	absence of conflicts with, violations of, or defaults under, their organizational documents, certain contracts applicable to them, and applicable laws;

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consents, approvals of, or registrations or filings with, governmental entities required in connection with executing and delivering the merger agreement or the consummation of the transactions contemplated by the merger agreement;

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capital resources, including in particular the equity financing and debt financing which will provide Buyer with acquisition financing at the effective time of the merger sufficient to complete the merger and the other transactions contemplated by the merger agreement;

•	capital structure of BRE Select Hotels;

•	New Preferred Shares;

•	ownership and the activities of BRE Select Hotels;

•	broker’s and finder’s fees;

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accuracy and compliance with applicable securities law of the information supplied by Buyer or BRE Select Hotels for inclusion in this proxy statement/prospectus and other filings made with the SEC in connection with the merger;

•	absence of litigation;

•	organizational documents of BRE Select Hotels; and

•	limited guaranty of the Sponsor.

The representations and warranties of all the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of Apple Six’s Business Pending the Merger

Under the merger agreement, Apple Six has agreed that, subject to certain exceptions in the disclosure letter delivered in connection with the merger agreement, between the date of the merger agreement and the effective time of the merger, Apple Six will, and will cause its subsidiaries to, carry on Apple Six and its subsidiaries’ businesses in the usual, regular and ordinary course in substantially the same manner as conducted before the date of the merger agreement and, to the extent consistent with that conduct, use commercially reasonable efforts to retain the services of Apple Six and its subsidiaries’ current officers and key employees, preserve intact Apple Six and its subsidiaries’ current business organization, goodwill, relationships with Apple Six and its subsidiaries’ franchisors, licensors, customers, managers, suppliers and other persons with whom Apple Six or any of its subsidiaries have material business relationships, preserve intact Apple Six and its subsidiaries’ ongoing businesses and maintain Apple Six’s status as a REIT within the meaning of the Code. Apple Six also agreed to suspend its dividend reinvestment plan and its unit redemption program as soon as reasonably practical after execution of the merger agreement.

Apple Six also agreed that during the same time period, except as specifically permitted by the merger agreement or consented to in writing by Buyer, Apple Six will not, and will cause its subsidiaries and, to the extent applicable, the property managers of Apple Six and its subsidiaries’ owned or leased real property not to:

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declare, set aside or pay any dividends or other distributions on, or enter into any contract with respect to the voting of, any shares of Apple Six’s capital stock or any other of Apple Six or its subsidiaries’ equity interests, except that Apple Six may make dividend payments necessary to maintain its qualification as a REIT which dividend payments will result in a reduction of the cash consideration as described in “—Merger Consideration;”

•	split, combine, reclassify or subdivide any shares of Apple Six or its subsidiaries’ capital stock, partnership interests or other equity securities;

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authorize the issuance of, issue or sell, dispose of or subject to any lien any of Apple Six or its subsidiaries’ shares of capital stock or other equity interests or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any such other equity interest;

•	purchase, redeem or otherwise acquire any shares of Apple Six’s or its subsidiaries’ capital stock, partnership interests, equity interests or other securities;

•	adopt any change in Apple Six or its subsidiaries’ organizational documents;

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(i) merge, consolidate or enter into any other business combination transaction with any person, (ii) acquire (by merger, share exchange, consolidation, acquisition of equity interests or assets, any other business combination or otherwise) any person (or division of such person), or (iii) purchase any capital stock or debt securities, any other voting or redeemable securities of or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or redeemable or convertible securities, or all or a material portion of the assets of, any person;

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purchase or otherwise acquire any assets, except in transactions (other than of real property) made in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate;

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make or rescind any tax election (unless required by applicable law or necessary to preserve Apple Six’s REIT status or the status of any of its subsidiaries that is a partnership for federal tax purposes), settle or compromise any material tax liability, change an annual accounting period, adopt or change any accounting method with respect to taxes, enter into any closing agreement, settle or compromise any material proceeding with respect to any material tax claim or assessment, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment in excess of $100,000 in the aggregate, or take any similar action relating to the filing of any tax return or the payment of any tax;

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change in any material manner any of Apple Six’s accounting methods, principles or practices in effect on December 31, 2011, except as may be required by the SEC, applicable law or changes in GAAP and with written notice of the change to Buyer;

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settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except for settlements or compromises in an amount not to exceed, individually or in the aggregate, $500,000;

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change any of Apple Six’s methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable years prior to and including the taxable year ending December 31, 2011, except as may be required by the SEC, applicable law or changes in GAAP and with written notice of the change to Buyer;

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issue, deliver or sell, grant or pledge, encumber, assign, purchase or dispose of any option or other right in respect of any shares of Apple Six’s or its subsidiaries’ capital stock or debt securities, any of Apple Six or its subsidiaries’ other voting or redeemable securities or any securities convertible into, or any rights, warrants or options to acquire, any of those shares, voting securities or redeemable or convertible securities except to Apple Six or any of its subsidiaries;

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make, authorize, undertake or enter into any new commitments or permit the manager of any of Apple Six or its subsidiaries’ owned or leased real property to make, authorize, undertake or enter into any new commitments, obligating Apple Six or any of its subsidiaries to make capital expenditures except for

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specific projects up to 110% of the respective amounts specified for each such project in Apple Six’s most recent capital expenditure budget before the date of the merger agreement (which we refer to in this proxy statement/prospectus as the “CapEx Budget”), except that the aggregate amount for all such projects may not exceed the total amount specified in the CapEx Budget,

•	additional capital expenditures for a specific project not included in the CapEx Budget and not exceeding $50,000 for such specific project and $1,000,000 for all such projects, or

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capital expenditures in the ordinary course of business consistent with past practice necessary to repair and/or prevent damage to any of Apple Six or its subsidiaries’ owned or leased real property as is necessary in the event of an emergency situation, not to exceed $250,000 without the prior written consent of Buyer which Buyer may not unreasonably withhold, condition or delay;

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undertake any substantial renovation or rehabilitation of any of Apple Six or its subsidiaries’ owned or leased real property, except for those ongoing renovation or rehabilitation projects specifically identified as such on the CapEx Budget;

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acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (which we refer to in this proxy statement/prospectus as a “commitment”) for the acquisition of any real property, including by acquisition of equity securities in an entity that holds any such real property, or other transaction, or amend any commitment in any material respect;

•	commence construction of, or enter into any commitment to develop or construct, other real estate projects;

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incur indebtedness other than under the existing credit facility with Wells Fargo Bank, N.A. or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligation of any person (other than Apple Six’s wholly owned subsidiaries) for indebtedness, or modify, amend, terminate or enter into any commitment to modify, amend or terminate any indebtedness in existence as of the date of the merger agreement;

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except for the transfer of Apple Six’s headquarters located in Richmond, Virginia, including real and personal property, to Apple Nine pursuant to the headquarters transfer agreement and subject to certain exceptions, sell, lease, license, transfer, dispose of, mortgage, subject to a lien or otherwise dispose of any of Apple Six or its subsidiaries’ owned or leased real property, including by the disposition or issuance of equity securities in an entity that owns any of Apple Six or its subsidiaries’ owned or leased real property;

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except for the transfer of Apple Six’s equity interest in Apple Air to Apple Ten pursuant to the membership interest purchase agreement and the transfer of certain personal property to Apple Nine pursuant to the headquarters transfer agreement, sell, lease, mortgage, subject to lien or encumber or otherwise dispose of any of Apple Six’s personal or intangible property except in transactions made in the ordinary course of business consistent with past practice and which are not material, individually or in the aggregate;

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assume or guarantee the indebtedness of another person, enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any arrangement having the same economic effect;

•	prepay, refinance or amend any existing indebtedness;

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make any loans, advances, capital contributions or investments in any person or any of Apple Six’s subsidiaries, other than loans, advances, capital contributions or investments in its wholly owned subsidiaries;

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pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in Apple Six’s balance sheet at September 30, 2012 included in Apple Six’s quarterly report on Form 10-Q for the quarter then ended or incurred in the ordinary course of business consistent with past practice;

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settle or compromise the SEC investigation or the class action described under “Legacy Matters” on page 101 or any other material litigation where Apple Six is a defendant, including shareholder derivative or class action claims (other than settlements or compromises for personal injury or other routine tort litigation arising in the ordinary course of business consistent with past practice providing solely for the payment of money damages where the amount paid (after reduction by any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves) by Apple Six or its subsidiaries does not exceed $250,000);

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except as otherwise expressly permitted in the merger agreement, authorize, recommend, propose or announce an intention to adopt resolutions providing for a plan of complete or partial liquidation, dissolution, merger, share exchange, consolidation, restructuring, recapitalization or other reorganization of Apple Six or any of its subsidiaries;

•	adopt a shareholder rights plan;

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terminate, allow to lapse, or fail to renew or maintain in place any insurance coverage maintained by Apple Six or any of its subsidiaries on the date of the merger agreement, unless Apple Six or its subsidiaries replace such insurance coverage with comparable insurance policies or agreements covering Apple Six, its subsidiaries and Apple Six and its subsidiaries’ respective properties, assets and businesses or substantially equivalent policies prior to any termination or lapse of, or failure to renew or maintain in place, any of the insurance coverage maintained by Apple Six or any of its subsidiaries on the date of the merger agreement;

•	except with respect to any actions with respect to lease documents, management agreements and franchise agreements which are subject to Buyer’s consent in its sole discretion:

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modify, amend, fail to renew or extend, surrender or terminate any material contract, or waive compliance with the terms of or breaches under, or assign any material rights or claims under, any term of any material contract, or enter into a new contract that, if entered into before to the date of the merger agreement, would have been a material contract or would otherwise have been required to be listed in the disclosure letter delivered in connection with the merger agreement; except that a renewal or extension of a material contract may be entered into by Apple Six or any of its subsidiaries on substantially the same terms if that material contract would otherwise expire other than for such extension or renewal, provided that that material contract will terminate or be terminable on 90 days’ notice without penalty or fee, or

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enter into any contract that would limit or otherwise restrict Apple Six or its subsidiaries or any of Apple Six or its subsidiaries’ respective successors, or that would, after the effective time of the merger, limit or otherwise restrict Buyer or any of its subsidiaries or any of its respective successors, from engaging in any line of business or any geographic area in any material respect;

•	amend, modify, terminate or allow to lapse, or authorize or direct any property managers to amend, modify, terminate or allow to lapse, any material permit, including any liquor license;

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initiate or consent to, or authorize or direct any property managers to initiate or consent to, any material zoning reclassification of any of Apple Six or its subsidiaries’ owned or leased real property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any of Apple Six or its subsidiaries’ owned or leased real property;

•	open or close any existing or new hotel operation;

•	enter into any new line of business;

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except as required pursuant to the franchise agreements or in the ordinary course of business consistent with past practice, make any expenditure or commitment in connection with any media advertising;

•	fail to comply or remain in compliance with all material terms and provisions of any agreement relating to any of Apple Six or its subsidiaries’ outstanding indebtedness;

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except for the hiring of employees, consultants or independent contractors by Apple Fund Management, hire any employee, consultant or independent contractor, enter into any new employment, collective bargaining, consulting, change of control, severance or bonus agreements or arrangements or increase compensation or benefits payable to, or change of control, severance or bonus arrangements applicable to, officers or employees;

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enter into or adopt a new employee benefit plan or amend or terminate any company benefit plan, except that Apple Fund Management may make increases in compensation or benefits to reflect cost of living increases or merit based increases in the ordinary course of business consistent with past practice, and amend any such agreements or benefit plans as required by applicable law;

•	settle any shareholder derivative or class action claims arising out of or in connection with the merger or the other transactions contemplated by the merger agreement;

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enter into, amend or otherwise modify, or grant any waiver or consent under, any related party transactions, including the advisory agreement, dated April 23, 2004, between Apple Six and Apple Six Advisors, Inc. and the property acquisition/disposition agreement, dated April 23, 2004, between Apple Six and Apple Six Realty Group, Inc.;

•	amend any material tax return in any material respect;

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fail to duly or timely file all material reports, tax returns and other material documents required to be filed with all governmental entities and other authorities or fail to cause all these material reports and other documents to be complete and accurate in all material respects when filed;

•	fail to pay any material taxes or other material debts when due;

•	authorize or suffer to permit any lien to be placed on or recorded against any of Apple Six or its subsidiaries’ owned or leased real property, other than a lien for accrued taxes not yet due;

•	incur or pay expenses of the type and greater than the amount specified in the disclosure letter delivered in connection with the merger agreement; or

•	agree to commit or do any of the foregoing.

Agreement to Take Certain Actions and Use Reasonable Best Efforts

The parties have agreed to use (and Apple Six has agreed to cause its subsidiaries to use) their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to the merger agreement and to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including:

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obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental entities or third parties and the making of all necessary registrations and filings and taking all reasonable steps as may be necessary to obtain an approval, waiver or exemption from, or to avoid an action or proceeding by, any governmental entity;

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the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger, the merger agreement or the consummation of any of the other transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

•	the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement.

Notwithstanding anything to the contrary in the merger agreement, in connection with obtaining any approval or consent from any person (other than a governmental entity) with respect to any transaction contemplated by the merger agreement, (i) without the prior written consent of Buyer, neither Apple Six nor its subsidiaries will pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation, and (ii) none of the Buyer, BRE Select Hotels, or certain of their affiliates will be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

Buyer has agreed to take the risk of obtaining, and will direct the negotiations relating to, all consents, approvals, waivers or exemptions from any non-governmental third parties under Apple Six’s loan, management and franchise agreements listed in the disclosure letter delivered in connection with the merger agreement, and Apple Six will cooperate with Buyer in connection with obtaining such third party consents. In the event that Apple Six fails to obtain any third party consent, they will use their commercially reasonable efforts, and will take such actions as are reasonably requested by Buyer, to minimize any adverse effect upon Apple Six, Buyer and BRE Select Hotels and Apple Six’s, Buyer’s or BRE Select Hotels’ businesses resulting, or which would reasonably be expected to result, after the effective time of the merger, from the failure to obtain such third party consent.

Buyer and its affiliates have submitted franchise applications and other documentation required under the existing franchise agreements to each of Marriott International, Inc. and Hilton Hotels Corporation to request their consent to enter into new franchise agreements for the applicable hotels in which Marriott International, Inc. or Hilton Hotels Corporation or their respective affiliates serve as franchisor. For the hotels known as the Courtyard in Myrtle Beach, South Carolina, SpringHill Suites in Fort Worth, Texas and the Marriott in Redmond, Washington, each of which is subject to a management agreement with Marriott International, Inc., and for the hotel known as the Residence Inn in Fort Worth, Texas, which is subject to a mortgage loan that will be assumed at closing, Buyer and its affiliates have submitted to Marriott International, Inc. and to the servicer of the mortgage loan, respectively, the documentation required to request consent from Marriott International, Inc. to the assignment of the management agreements and from the servicer of the loan encumbering the Residence Inn in Fort Worth, Texas with respect to the assumption of the loan. Certain affiliates of Buyer own Hilton Hotels Corporation.

Apple Six and Buyer will have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the view of the other in connection with all filings made with, or written materials submitted to, any third party and/or any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement. Apple Six and Buyer will keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement, including promptly furnishing each other with copies of notices or other communications received by Apple Six or Buyer, as the case may be, or any of Apple Six’s or Buyer’s subsidiaries, from any third party and/or any governmental entity with respect to the merger and the other transactions contemplated by the merger agreement. To the extent practicable, neither Apple Six nor Buyer will permit any of Apple Six’s or Buyer’s officers or any other of Apple Six’s or Buyer’s representatives to participate in any meeting or substantive conversations with any governmental entity in respect of any filings, investigation or other inquiry with respect to the merger and the other transactions contemplated by the merger agreement unless it consults with the other party in advance and, to the extent permitted by such governmental entity and applicable law, gives the other party the opportunity to attend and participate at the meeting or substantive conversation.

Acquisition Proposals

Apple Six has agreed that, immediately after the execution of the merger agreement, Apple Six and its subsidiaries will, and Apple Six will use its reasonable best efforts to instruct and cause Apple Six and its subsidiaries’ respective officers, directors and other representatives to, terminate and cease any discussions or negotiations with any parties relating to an acquisition proposal. Apple Six and its subsidiaries will promptly request that each person who has executed a confidentiality agreement with Apple Six within twelve months prior to the date of the merger agreement or that has not terminated in accordance with its terms in connection with that person’s consideration of an acquisition proposal return or destroy all non-public information furnished to that person by Apple Six or on Apple Six’s behalf in accordance with the terms of the applicable confidentiality agreement. Apple Six and its subsidiaries will take reasonable steps to promptly inform Apple Six and its subsidiaries’ respective representatives of Apple Six and its subsidiaries’ obligations described in this section “—Acquisition Proposals” and to instruct Apple Six and its subsidiaries’ representatives to notify Apple Six as promptly as practicable following the receipt of an acquisition proposal.

Apple Six has also agreed that, subject to specified exceptions described below, it and its subsidiaries will not, and it will use its reasonable best efforts to instruct and cause its and its subsidiaries’ officers, directors and other representatives not to, directly or indirectly:

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initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries, or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an acquisition proposal,

•	engage or participate in any discussions or negotiations with, or provide any non-public information to, any person relating to any acquisition proposal, or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

In this proxy statement/prospectus, an “acquisition proposal” refers to any proposal or offer with respect to:

•	any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction; or

•	any direct or indirect sale, lease or other disposition,

in each case, involving 15% or more of the total voting power of any class of Apple Six’s equity securities or 15% or more of Apple Six’s consolidated total revenues or consolidated assets (including equity securities of Apple Six’s subsidiaries), whether in a single transaction or a series of related transactions.

Subject to Apple Six’s and its subsidiaries’ compliance with the obligations described in this section “—Acquisition Proposals,” Apple Six may at any time prior to the time Apple Six’s shareholders approve the merger agreement, if Apple Six receives a written unsolicited bona fide acquisition proposal from any person that did not result from a breach of Apple Six and its subsidiaries’ obligations described in the second paragraph of this section “—Acquisition Proposals”:

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provide information in response to a request for information by such person if such person has executed and delivered to Apple Six a confidentiality agreement on customary terms (except that in the event Apple Six enters into a confidentiality agreement with such person on terms more favorable to such person than Apple Six’s confidentiality agreement is to Sponsor, Apple Six will offer to amend its confidentiality agreement with Sponsor to extend such more favorable terms to Sponsor) and if Apple Six also promptly (and, in any event, within 24 hours after the time such information is provided to such person) make such information available to Buyer, if such information has not previously been provided to Buyer; and

•	engage or participate in any discussions or negotiations with such person regarding such acquisition proposal,

in each case, only if prior to taking any of the actions described in the immediately preceding two bullet points above, Apple Six’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ legal duties under applicable law, and, after consulting with its outside legal counsel and its financial advisor, that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal.

In this proxy statement/prospectus, a “superior proposal” refers to a written bona fide acquisition proposal involving:

•	more than 50% of the total voting power of Apple Six’s equity securities, or

•	all or substantially all of Apple Six and its subsidiaries’ assets taken as a whole,

that Apple Six’s board of directors has determined in its good faith judgment, after consultation with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction more favorable to Apple Six’s shareholders from a financial point of view than the transactions contemplated by the merger agreement after taking into account (A) any changes to the terms of the merger agreement proposed by Buyer and any other information provided by Buyer, (B) the likelihood and timing of consummation (as compared to the transactions contemplated by the merger agreement) and (C) all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and the identity of the person making such proposal.

From the date of the merger agreement, Apple Six must promptly notify (and, in any event, within 48 hours) Buyer if any proposals or offers with respect to an acquisition proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Apple Six or its representatives. Such notice must indicate the identity of the parties and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written inquiries, requests, proposals or offers, including any proposed agreements) and, thereafter, Apple Six will keep Buyer reasonably informed of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in Apple Six’s intentions as previously notified. Neither Apple Six nor any of its subsidiaries will, after the date of the merger agreement, enter into any confidentiality or similar agreement that would prohibit Apple Six from providing such information to Buyer.

Except in the circumstances and pursuant to the procedures described below, Apple Six’s board of directors may not:

•	(A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Buyer, its recommendation with respect to the merger agreement or the merger, (B) authorize, adopt, approve, endorse, recommend or otherwise declare advisable (or publicly propose to authorize, adopt, approve, endorse, recommend or otherwise declare advisable) any acquisition proposal, or (C) fail to include its recommendation with respect to the merger agreement or merger in the proxy statement/prospectus (any of the foregoing is referred to in this proxy statement/prospectus as a “change in recommendation”); and

•

cause or permit Apple Six or any of its subsidiaries to enter into any acquisition agreement, merger agreement or similar definitive agreement or any letter of intent, memorandum of understanding or agreement in principle (other than a confidentiality agreement referred to in the first bullet of the fourth paragraph in this section “—Acquisition Proposals”) relating to an acquisition proposal.

Prior to the time Apple Six’s shareholders have approved the merger agreement, Apple Six’s board of directors may, however, approve or recommend (and in connection therewith withdraw or modify its approval of the merger agreement and the merger) a written unsolicited bona fide acquisition proposal not solicited in violation of Apple Six and its subsidiaries’ obligations described in this section “—Acquisition Proposals” that Apple Six’s board of directors determines in good faith, after consultation with its outside legal counsel and its financial advisor, constitutes a superior proposal, if:

•

prior to taking such action Apple Six’s board of directors determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with Apple Six’s directors’ legal duties under applicable laws;

•

Apple Six notifies Buyer in writing at least three business days in advance that Apple Six intends to take such action or that Apple Six intends to terminate the merger agreement pursuant to the provision described in the second bullet under “—Termination of the Merger Agreement—Termination by Apple Six,” which notice shall specify the identity of the person making the superior proposal and all of the material terms and conditions of the superior proposal and attach the most current version of any proposed transaction agreement (and any related agreements) providing for such superior proposal and any financing commitments relating to the superior proposal;

•

after providing such notice and prior to taking any such action or terminating the merger agreement pursuant to the provisions described in the second bullet under “—Termination of the Merger Agreement—Termination by Apple Six,” Apple Six will, and will cause its representatives to, negotiate in good faith with Buyer and BRE Select Hotels during the three business day period (to the extent Buyer desires to negotiate) to make such adjustments to the terms and conditions of the merger agreement, the financing commitments or the limited guaranty as would permit Apple Six’s board of directors not to take such action or terminate the merger agreement pursuant to the provisions described in the second bullet under “—Termination of the Merger Agreement—Termination by Apple Six;” and

•

following the end of the three business day period, Apple Six’s board of directors shall have determined in good faith, after consultation with its outside legal counsel and financial advisor and after taking into account any changes to the merger agreement, the financing commitments and the limited guaranty proposed in writing by Buyer, that the superior proposal continues to constitute a superior proposal even if such changes proposed by Buyer were to be given effect.

In the event such superior proposal is thereafter modified by the person making such superior proposal, Apple Six must provide a new written notice with respect to such modified superior proposal and is again required to comply with the notice requirements described in the bullets of the immediately preceding paragraph.

Nothing in the non-solicitation provisions prohibits Apple Six or its board of directors from complying with its disclosure obligations under U.S. federal or state laws with regard to an acquisition proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, or making any “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, except that neither Apple Six nor its board of directors will be permitted to recommend that Apple Six’s shareholders tender any of their securities in connection with any tender offer or exchange offer that is an acquisition proposal or effect a change in recommendation, except as otherwise permitted by the merger agreement as described above.

Shareholders Meeting

Apple Six is required to convene and hold a meeting of its shareholders as promptly as practicable after the registration statement on Form S-4 to be filed with the SEC by BRE Select Hotels, of which this proxy statement/prospectus constitutes a part, has become effective. Except as described above under “—Acquisition Proposals,” Apple Six’s board of directors is required to recommend approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement by the Apple Six shareholders and include such recommendation in this proxy statement/prospectus, and take all reasonable lawful action to solicit approval of the merger agreement by the Apple Six shareholders. Apple Six is required to call, give notice of and convene the shareholders meeting without regard to a change in recommendation, unless the merger agreement has been terminated in accordance with the termination provisions of the merger agreement.

Termination of Certain Agreements

Prior to the effective time of the merger but after Apple Six’s shareholders have approved the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement, Apple Six will cause the advisory agreement, the property acquisition/disposition agreement, and all other related party transactions (other than the transfer agreements) to be terminated without any payment or obligation on Apple Six or its subsidiaries’ part, and Apple Six and its subsidiaries will be released from all liabilities or obligations arising out of or relating to the advisory agreement, property acquisition/disposition agreement and all other related party transactions (other than the transfer agreements); except that (A) any indemnification rights in favor of Apple Six and its subsidiaries or Apple Six and its subsidiaries’ respective representatives under the advisory agreement, property acquisition/disposition agreement and all other related party transactions will remain in full force and effect, and (B) Apple Six’s indemnification obligations under its organizational documents and the indemnification obligations under the merger agreement will remain in full force and effect.

Apple Six has agreed to effect the terminations of the related party transactions (other than the transfer agreements) described in the immediately preceding paragraph in a reasonable manner so that the terminations do not result in any tax obligations or liabilities to Apple Six or any of its subsidiaries or any increase in REIT taxable income.

In this proxy statement/prospectus, the term “transfer agreements” refers to (i) the assignment and transfer agreement by and among Apple Six, Apple Nine Advisors, Inc. and Apple Fund Management, dated November 29, 2012, which we refer to elsewhere in this proxy statement/prospectus as the “management company transfer agreement;” (ii) the headquarters transfer agreement, dated as of November 29, 2012, between Apple Six and Apple REIT Nine, Inc which we refer to elsewhere in this proxy statement/prospectus as the “headquarters transfer agreement;” and (iii) the membership interest purchase agreement, dated as of December 5, 2012, by and between Apple Six and Apple Ten, which we refer to elsewhere in this proxy statement/prospectus as the “membership interest purchase agreement.” The transfer agreements are described in more detail under “Transfer Agreements” beginning on page 98.

Apple Six and its subsidiaries will not:

•	amend or otherwise modify any of the transfer agreements or grant any consent or waiver under the transfer agreements; or

•	take any action, or omit to take any action, that could reasonably be expected to prevent the transfer agreements from being consummated as contemplated by the applicable transfer agreement.

Financing; Cooperation

Buyer has agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain debt financing on the terms and conditions described in the debt commitment letter (provided that Buyer and BRE Select Hotels may replace or amend the debt commitment letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the debt commitment letter as of the date of the merger agreement, or otherwise so long as the terms would not adversely impact the ability of Buyer or BRE Select Hotels to timely consummate the transactions contemplated by the merger agreement or the likelihood of consummation of the transactions contemplated by the merger agreement), including using reasonable best efforts to:

•	maintain in effect the debt commitment letter,

•

enter into definitive agreements with respect to the debt commitment letter on the terms and conditions contained in the debt commitment letter or otherwise on terms and conditions no less favorable in the aggregate to Buyer and BRE Select Hotels (as determined in the reasonable judgment of Buyer),

•	satisfy, on a timely basis, all conditions within Buyer’s control applicable to Buyer and BRE Select Hotels to obtaining the debt financing set forth in the debt commitment letter, and

•	if the conditions to the debt financing have been satisfied in Buyer’s reasonable judgment, consummate the debt financing at or prior to the closing of the merger.

Buyer will not take any action not otherwise required or expressly permitted under the merger agreement that is a breach of, or would result in termination of, any of the financing commitments.

In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Buyer will use its reasonable best efforts to arrange and obtain any such portion from alternative sources, in an amount sufficient to consummate the transactions contemplated by the merger agreement on terms and conditions no less favorable in the aggregate to Buyer and BRE Select Hotels (as determined in the reasonable judgment of Buyer) than the existing debt financing as promptly as practicable following the occurrence of such event, but in all cases at or prior to the closing of the merger.

Buyer must give Apple Six prompt notice of any material breach by any party to the financing commitments, of which Buyer or BRE Select Hotels becomes aware, or any termination of the financing commitments. Buyer must also keep Apple Six informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the debt financing, and may not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the debt commitment letter without first consulting Apple Six or, if such amendment would or would reasonably be expected to materially and adversely affect or delay in any material respect Buyer’s ability to consummate the transactions contemplated by the merger agreement, without first obtaining Apple Six’s prior written consent (not to be unreasonably withheld or delayed).

Subject to applicable law, prior to the closing of the merger, Apple Six will, and will cause its subsidiaries to, and will use its reasonable best efforts to cause Apple Six and its subsidiaries’ representatives to, provide all cooperation reasonably requested in writing by Buyer in connection with the arrangement of the financing, including using reasonable best efforts to:

•	furnish such financial, statistical and other pertinent information and projections relating to Apple Six and its subsidiaries as may be reasonably requested by Buyer;

•

make Apple Six and its subsidiaries’ appropriate officers available for due diligence meetings and for participation in meetings, presentations, road shows and sessions with rating agencies and prospective sources of financing;

•

assist Buyer and its financing sources with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents necessary, proper or advisable in connection with the financing;

•

reasonably cooperate with the marketing efforts of Buyer and its financing sources for any financing to be raised by Buyer to complete the merger and the other transactions contemplated by the merger agreement;

•	provide and execute documents as may be reasonably requested by Buyer;

•	form new direct or indirect subsidiaries;

•

transfer or otherwise restructure Apple Six’s ownership of existing subsidiaries, properties or other assets, including causing any of its subsidiaries designated by Buyer to be converted into a limited liability company, in each case, pursuant to documentation reasonably satisfactory to Buyer and effective as of or immediately prior to and conditioned on the occurrence of the effective time of the merger;

•	provide timely access to diligence materials, appropriate personnel and properties to allow sources of financing and their representatives to complete all due diligence;

•	provide assistance with respect to the review and granting of mortgages and security interests in collateral for the financing, and attempting to obtain any consents associated therewith;

•

attempt to obtain estoppels and certificates from tenants, lenders, managers, franchisors, ground lessors and counterparties to reciprocal easement agreements in form and substance reasonably satisfactory to any potential lender;

•

cooperate in connection with the repayment or defeasance of any of Apple Six or its subsidiaries’ existing indebtedness as of the effective time of the merger including delivering such payoff, defeasance or similar notices under any of Apple Six or its subsidiaries’ existing loans as reasonably requested by Buyer; and

•

permit Buyer and its representatives to conduct appraisal and environmental and engineering inspections of each real estate property owned and, subject to obtaining required third party consents with respect to those appraisals and inspections (which Apple Six will use reasonable efforts to obtain), leased by Apple Six or any of its subsidiaries (provided, however, that (A) neither Buyer nor its representatives have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any such property, (B) Buyer will schedule and coordinate all inspections with Apple Six and will give Apple Six at least two business days’ prior written notice of the proposed inspections, setting forth the inspection that Buyer or its representatives intend to conduct, and (C) Apple Six will be entitled to have representatives present at all times during any such inspection).

Nothing in the merger agreement, however, will require such cooperation to the extent it would unreasonably interfere with Apple Six’s business or operations or the business or operations of its subsidiaries or require Apple Six to agree to pay any fees, reimburse any expenses, or give any indemnities prior to the effective time of the merger (except those for which Buyer reimburses Apple Six).

Certain Other Covenants

The merger agreement contains certain other covenants of the parties relating to, among other things:

•	the filing of this proxy statement/prospectus with the SEC, and cooperation in preparing this proxy statement/prospectus and in responding to any comments received from the SEC on those documents;

•	giving Buyer and its representatives reasonable access to Apple Six’s properties, contracts, personnel and records;

•	notices of certain events;

•

actions necessary to exempt the merger agreement, the voting agreement and the other transactions contemplated by the merger agreement from, or mitigate, the effect of any applicable anti-takeover statutes;

•	the consultation regarding any press releases or other public statements with respect to the merger or the other transactions contemplated by the merger agreement;

•	the delivery of resignation letters of Apple Six and its subsidiaries’ directors;

•	the cooperation in connection with any existing or potential management arrangement relating to Apple Six and its subsidiaries’ owned or leased real property; and

•	certain other transactions.

Conditions to Complete the Merger

The obligations of each party to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following conditions:

•	the approval of the merger agreement by Apple Six’s shareholders;

•

the registration statement on Form S-4 to be filed with the SEC by BRE Select Hotels, of which this proxy statement/prospectus constitutes a part, in connection with the issuance of the New Preferred Shares following the merger must have become effective, and no stop-order or proceeding suspending the effectiveness of the Form S-4 has been initiated or threatened by the SEC and not withdrawn;

•

no court has issued any temporary restraining order, preliminary or permanent injunction or other order, and no other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement is in effect; and

•

all material actions by or in respect of or filings with any governmental entity required for the consummation of the merger or any of the other transactions contemplated by the merger agreement have been obtained, and any waiting period under applicable laws has expired or been terminated.

The obligations of Buyer and BRE Select Hotels to complete the merger and the other transactions contemplated by the merger agreement are further subject to satisfaction or waiver of the following conditions:

•

Apple Six’s representations and warranties in the merger agreement, without giving effect to any materiality or company material adverse effect qualifications, must be true and correct as of the closing date of the merger as though made on and as of the closing date of the merger (except to the extent the representation or warranty is expressly limited by its terms to another date, in which case such representation or warranty must be true and correct as of such other date, without giving effect to any such materiality or company material adverse effect qualifications), except where the failure or failures of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a company material adverse effect, except for (i) the representations and warranties regarding Apple Six’s capital structure, which must be true and correct in all material respects and (ii) the representations and warranties regarding the absence of a company material adverse effect, which must be true and correct in all respects;

•	all of Apple Six’s obligations under the merger agreement required to be performed by Apple Six at or before the effective time of the merger must have been performed in all material respects;

•

from November 29, 2012 through the effective time of the merger, no circumstance, development, effect, event or change has occurred that, individually or in the aggregate with all other circumstances, developments, effects, events and changes, has had or would reasonably be expected to have a company material adverse effect;

•	the transfers pursuant to the transfer agreements (other than the transfer of Apple Six interests in Apple Fund Management to Apple Nine Advisors, Inc.) must have been consummated;

•

each of the advisory agreement and the property acquisition/disposition agreement and all other related party transactions (other than the transfer agreements and the indemnification obligations under the organizational documents of Apple Six) must have been terminated;

•	Buyer has received a written opinion of McGuireWoods LLP substantially in the agreed upon form with respect to the qualification of Apple Six as a REIT under the Code;

•

Apple Six’s receipt of a payoff letter from Wells Fargo Bank, N.A., as administrative agent under the Credit Agreement, dated as of September 8, 2011, by and among Apple Six Hospitality, Inc., as borrower, Wells Fargo Bank, N.A., as administrative agent, and the financial institutions party thereto, as lenders, acknowledging that, subject to the repayment of the aggregate principal amount outstanding under the credit agreement, together will all interest accrued and any other fees and expenses payable under the credit agreement, (i) the credit agreement has been terminated, (ii) any and all liens held by Wells Fargo Bank, N.A. or any other collateral agent under the credit agreement have been released, and (iii) Apple Six and its subsidiaries have been released from any and all liabilities and obligations under the credit agreement and any related guaranties (other than any obligations under any indemnification or similar provision that survive such termination);

•

defeasance of the promissory note, dated December 1, 2004, in the principal amount of $6,800,000 executed and delivered by Portland West Cym Hotel LLC has been obtained, and the property specified in the related loan documents has been released from all liens and encumbrances;

•

the holders of not more than 5% of Apple Six’s issued and outstanding units or Series B convertible preferred shares have demanded appraisal of their units or Series B convertible preferred shares under the VSCA; and

•

Apple Six has provided a duly executed certificate certifying that Apple Six’s units and Series B convertible preferred shares (on an as-converted basis) are not “United States real property interests,” as defined in Section 897 of the Code.

In this proxy statement/prospectus, the term “company material adverse effect” means any circumstance, development, effect, event or change that is materially adverse to the business, properties, assets, financial condition or results of operations of Apple Six or any of its subsidiaries, taken as a whole, other than any circumstance, development, effect, event or change arising out of or resulting from:

•	changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates;

•

changes in general legal, regulatory, political, economic or business conditions or changes in GAAP that, in each case, generally affect the hospitality industry (unless, and to the extent, any circumstance, development, effect, event or change affects Apple Six and its subsidiaries in a disproportionate manner as compared to other participants in the hospitality industry that operate in the geographic regions affected by such circumstance, development, effect, event or change);

•

the negotiation, execution, announcement or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees;

•

acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the merger agreement (unless, and to the extent, any circumstance, development, effect, event or change affects Apple Six and its subsidiaries in a disproportionate manner as compared to other participants in the hospitality industry that operate in the geographic regions affected by such circumstance, development, effect, event or change);

•

earthquakes, hurricanes or other natural disasters (unless, and to the extent, any circumstance, development, effect, event or change affects Apple Six and its subsidiaries in a disproportionate manner as compared to other participants in the hospitality industry that operate in the geographic regions affected by such circumstance, development, effect, event or change); or

•	any action taken by Apple Six or its subsidiaries at the request or with the consent of any of Buyer, BRE Select Hotels and certain of their affiliates and representatives.

The exceptions set forth in the third bullet above do not apply to the references to company material adverse effect in certain representations and warranties.

Apple Six’s obligations to complete the merger and the other transactions contemplated by the merger agreement are further subject to satisfaction or waiver of the following conditions:

•

the representations and warranties of Buyer and BRE Select Hotels in the merger agreement, without giving effect to any materiality or buyer material adverse effect qualifications, must be true and correct as of the closing date of the merger as though made on and as of the closing date of the merger (except to the extent the representation or warranty is expressly limited by its terms to another date, in which case such representation or warranty must be true and correct as of such other date, without giving effect to any such materiality or buyer material adverse effect qualifications), except where the failure or failures of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a buyer material adverse effect, except for the representations and warranties of Buyer and BRE Select Hotels regarding the capital structure of BRE Select Hotels, the New Preferred Shares and the activities of BRE Select Hotels, which must be true and correct in all material respects; and

•

all of the obligations under the merger agreement required to be performed by Buyer and BRE Select Hotels at or before the effective time of the merger must have been performed in all material respects.

In this proxy statement/prospectus, the term “buyer material adverse effect” means any circumstance, development, effect, event or change that is materially adverse on the ability of Buyer and BRE Select Hotels to perform their respective obligations under the merger agreement, other than any circumstance, development, effect, event or change arising out of or resulting from:

•	changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates;

•

changes in general legal, regulatory, political, economic or business conditions or changes in GAAP that, in each case, generally affect the hospitality industry (unless, and to the extent, any circumstance, development, effect, event or change affects Buyer and BRE Select Hotels in a disproportionate manner as compared to other participants in the hospitality industry that operate in the geographic regions affected by such circumstance, development, effect, event or change);

•

the negotiation, execution, announcement or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees;

•

acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the merger agreement (unless, and to the extent, any circumstance, development, effect, event or change affects Buyer and BRE Select Hotels in a disproportionate manner as compared to other participants in the hospitality industry that operate in the geographic regions affected by such circumstance, development, effect, event or change);

•

earthquakes, hurricanes or other natural disasters (unless, and to the extent, any circumstance, development, effect, event or change affects Buyer and BRE Select Hotels in a disproportionate manner as compared to other participants in the hospitality industry that operate in the geographic regions affected by such circumstance, development, effect, event or change); or

•	any action taken by Buyer or BRE Select Hotels at Apple Six’s request or with Apple Six’s consent.

The exceptions set forth in the third bullet above do not apply to the references to buyer material adverse effect in certain representations and warranties.

Termination of the Merger Agreement

The parties may agree to terminate the merger agreement before the merger has been completed, even after Apple Six has obtained the approval of the merger agreement by its shareholders.

Termination by Apple Six or Buyer

In addition, either party may terminate the merger agreement if any of the following occurs:

•	a judgment, injunction, order, decree or action by any governmental entity preventing the consummation of the merger has become final and non-appealable;

•

the merger has not been consummated on or before May 29, 2013, except that a party that has willfully and materially breached any of its representations, warranties or covenants in the merger agreement will not be entitled to exercise its right to terminate the merger agreement described in this bullet; or

•

upon a vote at a duly held meeting of Apple Six’s shareholders, including any adjournment or postponement of such meeting, the vote of its shareholders required to approve the merger agreement has not been obtained.

Termination by Apple Six

Apple Six may also terminate the merger agreement if:

•

Apple Six is not in material breach of the merger agreement and there has been a breach of any representation, warranty, covenant or agreement in the merger agreement on the part of Buyer or BRE Select Hotels, or if any representation or warranty of Buyer or BRE Select Hotels has become untrue, in either case such that the conditions to closing relating to representations, warranties, covenants or agreements of Buyer and BRE Select Hotels would be incapable of being satisfied by May 29, 2013; or

•	before obtaining the approval of the merger agreement by Apple Six’s shareholders:

•

Apple Six’s board of directors has withdrawn or modified in compliance with the requirements described under “—Acquisition Proposals” in any manner adverse to Buyer its approval of the merger agreement, the related plan of merger, the merger and the other transactions contemplated by the merger agreement in connection with the approval and recommendation of a superior proposal,

•	Apple Six has not breached any of Apple Six or its subsidiaries’ obligations described under “—Acquisition Proposals” in any material respect, and

•	Apple Six has paid to Buyer or its designee the Apple Six termination fee and the Buyer expenses; or

•	if all of the following requirements are satisfied:

•

all of the conditions to each party’s obligation to effect the merger and the additional conditions to the obligations of Buyer and BRE Select Hotels to effect the merger have been satisfied or waived by Buyer (other than those conditions that are satisfied by action taken at the closing of the merger);

•

on or after the date the closing of the merger should have occurred pursuant to merger agreement, Apple Six has delivered notice to Buyer to the effect that all conditions to each party’s obligation to effect the merger and the additional conditions to the obligations of Buyer and BRE Select Hotels to effect the merger have been satisfied or waived by Buyer (other than those that are satisfied by action taken at the closing of the merger, provided that such conditions to be satisfied by action taken at the closing of the merger are capable of being satisfied as of the date of the notice) and that Apple Six is prepared to consummate the closing of the merger; and

•

Buyer fails to consummate the closing of the merger by the third business day after the delivery of Apple Six’s notice, and Apple Six was prepared to consummate the closing of the merger on each business day of such three business day period.

Termination by Buyer

Buyer may also terminate the merger agreement if:

•

Buyer and BRE Select Hotels are not in material breach of the merger agreement and there has been a breach of any representation, warranty, covenant or agreement in the merger agreement on Apple Six’s part, or if any of Apple Six’s representations or warranties has become untrue, in either case such that the conditions to closing relating to Apple Six’s representations, warranties, covenants or agreements would be incapable of being satisfied by May 29, 2013;

•	Apple Six’s board of directors has made a change of recommendation;

•

Apple Six has entered into an acquisition agreement, merger agreement or similar definitive agreement or any letter of intent, memorandum of understanding or agreement in principle relating to an acquisition proposal;

•

a tender offer or exchange offer for any outstanding shares of Apple Six’s capital stock (other than by Buyer or BRE Select Hotels) has been commenced prior to obtaining approval of the merger agreement by Apple Six’s shareholders and its board of directors has failed to recommend against acceptance of such tender offer or exchange offer by Apple Six’s shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by Apple Six’s shareholders, which will constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten business days after commencement; or

•	Apple Six or its board of directors has publicly announced Apple Six or its board of directors’ intention to take any of the actions described in the immediately preceding three bullets.

Termination Fees and Expenses

Apple Six Termination Fee and Buyer Expenses Payable by Apple Six

Apple Six must pay a termination fee as directed by Buyer of $20,000,000, which is referred to in this proxy statement/prospectus as the “Apple Six termination fee,” and reimburse all of the documented reasonable out-of-pocket expenses incurred by or on behalf of Buyer or BRE Select Hotels in connection with the merger agreement and the transactions contemplated by the merger agreement up to a maximum amount of $5,000,000, which we refer to in this proxy statement/prospectus as the “Buyer expenses,” if:

•

a bona fide acquisition proposal (substituting “20%” for “15%” in the definition of acquisition proposal) has been received by Apple Six or any of its subsidiaries or any person has publicly announced an intention (whether or not conditional) to make a bona fide acquisition proposal (substituting “20%” for “15%” in the definition of acquisition proposal) with respect to Apple Six or any of its subsidiaries and thereafter the merger agreement is terminated either by Buyer or by Apple Six pursuant to the provisions described in the second bullet or the third bullet under “—Termination of the Merger Agreement—Termination by Apple Six or Buyer,” except, that, if the merger agreement is terminated pursuant to the provision described in the second bullet under “—Termination of the Merger Agreement—Termination by Apple Six or Buyer,” the Apple Six termination fee and the Buyer expenses, and, if the merger agreement is terminated pursuant to the provision described in the third bullet under “—Termination of the Merger Agreement—Termination by Apple Six or Buyer,” the Apple Six termination fee will not be payable unless and until within twelve months following such termination Apple Six or any of its subsidiaries have entered into an agreement with respect to, or have approved or recommended to its shareholders, an acquisition proposal or an acquisition proposal has been consummated (whether or not such acquisition proposal was the same acquisition proposal referred to above in this bullet and substituting “50%” for “15%” in the definition of acquisition proposal).

•	Apple Six terminates the merger agreement pursuant to the provision described in the second bullet under “—Termination of the Merger Agreement—Termination by Apple Six.”

•	Buyer terminates the merger agreement pursuant to the provisions described under “—Termination of the Merger Agreement—Termination by Buyer.”

Buyer Termination Fee and Apple Six Expenses Payable by Buyer

Buyer must pay to Apple Six a termination fee of $35,000,000, which is referred to in this proxy statement/prospectus as the “buyer termination fee,” and reimburse all of the documented reasonable out-of-pocket expenses incurred by Apple Six in connection with the merger agreement and the transactions contemplated by the merger agreement up to a maximum amount of $5,000,000, which is referred to in this proxy statement/prospectus as the “company expenses,” if Apple Six terminates the merger agreement pursuant to the provisions described in the first bullet or third bullet the under “—Termination of the Merger Agreement—Termination by Apple Six.”

If the merger and the other transactions contemplated by the merger agreement are not completed, except as described above, each party will bear all of its own out-of-pocket costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement and Apple Six will be reimbursed for any documented reasonable out-of-pocket costs it incurred in assisting Buyer in procuring the debt financing. If the merger and the transactions contemplated by the merger agreement are completed, however, all out-of-pocket costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, that have not been paid prior to the closing of the merger agreement, will be paid by the surviving corporation, except that Apple Six must not incur any such expenses in excess of a specified amount.

Limited Guaranty and Remedies

In connection with the merger agreement, Sponsor entered into a limited guaranty in Apple Six’s favor to guarantee Buyer’s payment obligations with respect to the Buyer termination fee and the company expenses, subject to the terms and limitations of the merger agreement.

The maximum aggregate liability of Sponsor will not exceed $40 million, plus any costs or expenses Apple Six may incur with assisting Buyer in procuring the financing and all reasonable and documented third party costs and out-of-pocket expenses actually incurred by Apple Six relating to any litigation or other proceeding brought by Apple Six to collect any amount due under the limited guaranty, if Apple Six prevails in such litigation or proceeding.

Apple Six cannot seek specific performance to require Buyer or BRE Select Hotels to complete the merger and, except with respect to enforcing confidentiality provisions, Apple Six’s sole and exclusive remedy against Buyer and BRE Select Hotels will be the right to receive the Buyer termination fee and the Apple Six expenses under the conditions described under “—Termination Fees and Expenses—Buyer Termination Fee and Apple Six Expenses Payable by Buyer.” Buyer and BRE Select Hotels may, however, seek specific performance to require Apple Six to complete the merger.

Amendment and Waiver

The merger agreement may be amended by the parties in writing by action of their respective boards of directors or comparable governing bodies at any time before or after the shareholder approval is obtained and prior to the effective time of the merger. After Apple Six’s shareholder approval has been obtained, no such amendment, modification or supplement may be made which by applicable law would require further approval by its shareholders without such approval. At any time prior to the completion of the merger, Apple Six, BRE Select Hotels or Buyer may waive the other party’s compliance with certain provisions of the merger agreement.

VOTING AGREEMENT BETWEEN BUYER AND GLADE M. KNIGHT

In order to induce Buyer to enter into the merger agreement, concurrently with the execution and delivery of the merger agreement on November 29, 2012, Glade M. Knight entered into a voting agreement with Buyer. Mr. Knight is the record holder and has the power to vote all of the outstanding shares of Apple Six Series B convertible preferred stock and 15,360 units. The shares of Apple Six’s Series B convertible preferred stock and the units held by Mr. Knight, together with any additional shares of Apple Six’s capital stock acquired by Mr. Knight after November 29, 2012, are referred to in this proxy statement/prospectus as the “covered shares.”

Mr. Knight executed the voting agreement solely in his capacity as an Apple Six shareholder and not in his capacity as an Apple Six officer or director. Without limiting the foregoing, nothing in the voting agreement will limit or affect any actions taken by Mr. Knight solely in his capacity as an officer or director of Apple Six in connection with the exercise of Apple Six’s rights under the merger agreement.

The following is a summary description of the voting agreement. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. The summary of the material terms of the voting agreement below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the voting agreement, a copy of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Agreement to Vote

Mr. Knight has agreed that, during the time the merger agreement is in effect, he will, and will cause any other holder of record of any covered shares to, at any meeting of Apple Six shareholders (whether annual or special and whether or not an adjourned or postponed meeting) or in any other circumstances upon which a vote, consent or other approval of the merger agreement by Apple Six shareholders is sought:

•

when such a meeting of Apple Six shareholders is held, appear at such meeting or otherwise cause the covered shares to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by Apple Six for written consent, if any;

•

vote (or cause to be voted) at such meeting (or validly execute and return and cause such consent to be granted with respect to) all covered shares in favor of the merger agreement, including the plan of merger, and any proposal in furtherance of the transactions contemplated by the merger agreement, if a vote, consent or other approval (including by written consent) with respect thereto is sought; and

•

vote (or cause to be voted) at such meeting (or validly execute and return and cause such consent to be granted with respect to) all covered shares against any acquisition proposal and any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or any of the other transactions contemplated by the merger agreement or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of Apple Six under the merger agreement, if a vote, consent or other approval (including by written consent) with respect thereto is sought.

Non-Solicitation

Additionally, Mr. Knight has agreed that, until the termination of the voting agreement, he will not, and will use his reasonable best efforts to instruct and cause his representatives not to, directly or indirectly:

•

initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries, or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an acquisition proposal;

•	engage or participate in any discussions or negotiations with, or provide any non-public information to, any person relating to any acquisition proposal;

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal;

•	enter into any contract or letter of intent, memorandum of understanding or agreement in principle relating to any acquisition proposal; or

•

make, or in any manner participate in, a “solicitation” (as such term is used in the rules promulgated by the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, Apple Six common shares, Series A preferred shares or Series B convertible preferred shares intending to facilitate any acquisition proposal or cause Apple Six shareholders not to vote to approve the merger agreement, the related plan of merger, the merger or the other transactions contemplated by the merger agreement.

Mr. Knight has agreed to notify Buyer promptly (and, in any event, within 48 hours) if any proposals or offers with respect to an acquisition proposal are received by, or any discussions or negotiations regarding an acquisition proposal (including a request for non-public information in conjunction therewith) are sought to be initiated or continued with, him or his representatives, indicating, in connection with such notice, the identity of the parties and the material terms and conditions of any proposal or offers (including, if applicable, copies of any written inquiries, requests, proposals or offers, including any proposed agreements) and, thereafter, to keep Buyer reasonably informed of the status and terms of any such proposals or offers (including any amendments thereto).

Transfer Restrictions

Mr. Knight has agreed to certain restrictions on the transfer of the covered shares. He has agreed during the time the voting agreement is in effect not to:

•

except for the transfer of 76,450 shares of Apple Six Series B convertible preferred stock to certain assignees pursuant to assignment agreements between those assignees and Mr. Knight, sell, transfer, pledge, encumber, assign, hedge, swap or otherwise dispose of, which for the purposes of this proxy statement/prospectus we refer to as a “transfer,” or enter into any contract, option or other arrangement or understanding with respect to a transfer of any of his covered shares; or

•

knowingly take any action that would make any of his representations or warranties contained in the voting agreement untrue or incorrect or have the effect of preventing or disabling him from performing his obligations under the voting agreement.

In furtherance of the voting agreement, until the termination of the voting agreement pursuant to its terms, Mr. Knight has authorized and instructed Apple Six to instruct Apple Six’s transfer agent to enter into a stop transfer order with respect to all of his covered shares, other than the 76,450 shares of Apple Six Series B convertible preferred stock to be transferred to certain assignees pursuant to assignment agreements between those assignees and Mr. Knight. Notwithstanding anything contained in the voting agreement to the contrary, Mr. Knight’s authorization and instruction will automatically terminate upon the termination of the voting agreement pursuant to its terms.

Termination

The voting agreement will terminate upon the earliest to occur of (A) the effective time of the merger, (B) the termination of the merger agreement in accordance with its terms and (C) written notice of termination of the voting agreement by Buyer to Mr. Knight.

TRANSFER AGREEMENTS

The following is a summary description of the transfer agreements. This summary does not purport to be complete and may not contain all of the information about the transfer agreements that is important to you. The summary of the material terms of the transfer agreements below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the transfer agreements, copies of which are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part.

Management Company Transfer Agreement

In order to induce Buyer to enter into the merger agreement, concurrently with the merger agreement Apple Six entered into the management company transfer agreement with Apple Nine Advisors, Inc. and Apple Fund Management, which is a wholly owned subsidiary of Apple Six.

Under the management company transfer agreement, effective immediately following the effective time of the merger, Apple Six will, in consideration for $1.00 and other consideration described in the management company transfer agreement:

•	assign all of Apple Six’s interests in Apple Fund Management to Apple Nine Advisors, Inc.; and

•

assign to Apple Nine Advisors, Inc. each of the employee benefit plans, programs, policies or arrangements maintained or contributed to or by Apple Six or by any of its former or present subsidiaries (other than Apple Fund Management) or with respect to which Apple Six or its subsidiaries has at any time had any liability or potential liability.

In addition, the management company transfer agreement provides for the termination, effective immediately following the effective time of the merger, of all contracts between Apple Six and its subsidiaries, on the one hand, and Apple Fund Management, on the other hand. In addition, from and after the time the transactions contemplated by the management company transfer agreement become effective, Apple Fund Management, Apple Seven Advisors, Inc., Apple Eight Advisors, Inc., Apple Nine Advisors, Inc. and Apple Ten Advisors, Inc. will fully release Buyer and BRE Select Hotels and their respective representatives and affiliates from all liabilities arising out of or relating to the terminated contracts described in the immediately preceding sentence or the relationship of Apple Fund Management, Apple Nine Advisors, Inc. and certain of Apple Nine Advisors, Inc.’s affiliates with Apple Six before the time the transactions contemplated by the management company transfer agreement have become effective, without regard to the legal nature of the liabilities. At the time the transactions contemplated by the management company transfer agreement become effective, Apple Six will no longer have any employees, employee benefit plans or employee-related liabilities.

Under the management company transfer agreement, Apple Fund Management, Apple Nine Advisors, Inc. and certain of its affiliates will, from and after the time the transactions contemplated by the management company transfer agreement become effective, jointly and severally indemnify Buyer and BRE Select Hotels and their respective representatives and affiliates from and against all liabilities incurred by such persons relating to:

•	the transfer agreement, dated May 23, 2007, by and between Apple Hospitality Two, Inc. and Apple Hospitality Five, Inc.;

•	the transfer agreement, dated October 5, 2007, by and between Apple Hospitality Five, Inc., Apple Fund Management and Apple Six;

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the relationship of Apple Fund Management, Apple Nine Advisors, Inc. and certain of Apple Nine Advisors, Inc.’s affiliates with Apple Six prior to the effective time of the transactions contemplated by the management company transfer agreement (except that Apple Fund Management, Apple Nine Advisors, Inc. and certain of Apple Nine Advisors, Inc.’s affiliates will not have any indemnification obligations under the management company transfer agreement in respect of claims arising out of or relating to the Apple REIT class action);

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any claim by or with respect to any individual who, as of the effective time of the transactions contemplated by the management company transfer agreement, is or was an employee, individual consultant or individual independent contractor of Apple Six or certain of its subsidiaries;

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any employee benefit plan, program, policy or arrangement maintained or contributed to by Apple Six or certain of its subsidiaries or with respect to which Apple Six or certain of its subsidiaries has at any time had any liability or potential liability, including the assigned employee benefit plans described above;

•	the breach or inaccuracy of any of the representations or warranties of Apple Fund Management or Apple Nine Advisors, Inc. in the management company transfer agreement; and

•	any breach by Apple Fund Management or Apple Nine Advisors, Inc. of any of their respective covenants or agreements in the management company transfer agreement.

The transactions contemplated by the management company transfer agreement are conditioned upon the consummation of the merger. The management company transfer agreement terminates upon termination of the merger agreement in accordance with its terms, and neither Apple Six nor Apple Fund Management may amend or terminate the management company transfer agreement without the prior written consent of Buyer.

Headquarters Transfer Agreement

Concurrently with the execution and delivery of the merger agreement, on November 29, 2012 Apple Six entered into a headquarters transfer agreement with Apple Nine, pursuant to which, among other matters, Apple Six will transfer its headquarters located in Richmond, Virginia, the personal property owned by Apple Six at its headquarters, other than Apple Six’s books and records, and an office lease in Fort Worth, Texas to Apple Nine in exchange for consideration of $4,500,000. The transfer will become effective no later than immediately prior to the effective time of the merger.

Under the headquarters transfer agreement, Apple Nine will, from and after the time the transactions contemplated by the headquarters transfer agreement become effective, release and discharge Apple Six and its affiliates from any and all liabilities, losses, claims, demands, damages, causes of action, costs, penalties, fines, judgments and reasonable fees that may arise on account of or in any way be connected with the property transferred pursuant to the headquarters transfer agreement or the lease agreement assigned pursuant to the headquarters transfer agreement and the leased premises, including the physical, environmental and structural condition of the property or the leased premises or any applicable law relating to or arising from:

•

the presence of any environmental problems, or the use, presence, storage, release, discharge, or migration of hazardous materials on, in, under or around the property or the leased premises regardless of when such hazardous materials were first introduced in, on or about the property or the leased premises;

•	any patent or latent defects or deficiencies with respect to the property or the leased premises;

•	any and all matters related to the property or the leased premises or any portion of either, including, the condition and/or operation of the property or the leased premises;

•	any encumbrances relating to the property or the leased premises and all matters related to the current or future zoning or use of the property or the leased premises; and

•

the presence, release and/or remediation of asbestos and asbestos containing materials in, on or about the property or the leased premises regardless of when such asbestos and asbestos containing materials were first introduced in, on or about the property or the leased premises.

The headquarters transfer agreement terminates upon termination of the merger agreement in accordance with its terms.

Membership Interest Purchase Agreement

As contemplated by the merger agreement, on December 5, 2012 Apple Six entered into a membership interest purchase agreement with Apple Ten. Under the membership interest purchase agreement, Apple Six will, effective immediately prior to the effective time of the merger, transfer its 26% equity interests in Apple Air to Apple Ten in exchange for consideration of $1,450,000. Through its equity interests Apple Six has had access to Apple Air’s aircraft.

Under the membership interest purchase agreement, Apple Ten will, from and after the time the transactions contemplated by the membership interest purchase agreement become effective, release Apple Six from all liabilities arising out of or relating to the operating agreement of Apple Air, Apple Six’s status as a member or manager of Apple Air and Apple Six’s relationship with Apple Air prior to the closing of the transactions contemplated by the membership interest purchase agreement, without regard to the legal nature of the liabilities.

From and after the date the transactions contemplated by the membership interest purchase agreement have been consummated, Apple Ten will indemnify Buyer, BRE Select Hotels and BRE Select Hotels’ subsidiaries and their respective representatives and affiliates for all liabilities arising out of or relating to

•	the 26% interest of Apple Six in Apple Air;

•	Apple Six’s status as member of Apple Air;

•	Apple Six’s status as manager of Apple Air;

•	Apple Six’s relationship with Apple Air prior to the consummation of the transactions contemplated by the membership interest purchase agreement;

•

any claim by or with respect to any individual, who, as of the closing of the transactions contemplated by the membership interest purchase agreement, is or was an employee, individual consultant or individual independent contractor of Apple Air;

•	the breach or inaccuracy of any of the representations or warranties of Apple Six or Apple Ten set forth in the membership interest purchase agreement; and

•	any breach by Apple Six or Apple Ten of any of their respective covenants or agreements contained in the membership interest purchase agreement.

The membership interest purchase agreement terminates upon termination of the merger agreement in accordance with its terms, and neither Apple Six nor Apple Ten may amend the membership interest purchase agreement without the prior written consent of Buyer.

LEGACY MATTERS

Apple Six is party to or involved in the following legal matters, which we refer to in this proxy statement/prospectus as the “legacy matters.” The initial liquidation preference of $1.90 per New Preferred Share will be subject to downward adjustment should net costs and payments relating to certain legacy litigation and regulatory matters exceed $3.5 million. See “Risk Factors—Risks Related to the Ownership of the New Preferred Shares” beginning on page 32. The adjustment to the liquidation preference of the New Preferred Shares is described in greater detail under “Description of New Preferred Shares—Adjustment to Liquidation Preference” on page 121.

Apple REIT Class Action Litigation

In this proxy statement/prospectus we refer to the matters discussed below as the “Apple REIT class action litigation.”

On December 13, 2011, the United States District Court for the Eastern District of New York ordered that three putative class actions, Kronberg, et al. v. David Lerner Associates, Inc., et al., Kowalski v. Apple REIT Ten, Inc., et al., and Leff v. Apple REIT Ten, Inc., et al., be consolidated and amended the caption of the consolidated matter to be In re Apple REITs Litigation. The District Court also appointed lead plaintiffs and lead counsel for the consolidated action and ordered lead plaintiffs to file and serve a consolidated complaint by February 17, 2012. Apple Six was previously named as a party in the Kronberg, et al. v David Lerner Associates, Inc. et al. class action lawsuit, which was filed on June 20, 2011.

On February 17, 2012, lead plaintiffs and lead counsel in the In re Apple REITs Litigation, Civil Action No. 1:11-cv-02919-KAM-JO, filed an amended consolidated complaint in the United States District Court for the Eastern District of New York against Apple Six, Apple Suites Realty Group, Inc., Apple Eight Advisors, Inc., Apple Nine Advisors, Inc., Apple Ten Advisors, Inc., Apple Fund Management, Apple Seven, Apple Eight, Apple Nine and Apple Ten, their directors and certain officers, and David Lerner Associates, Inc., which we refer to in this proxy statement/prospectus as “David Lerner Associates,” and David Lerner. The consolidated complaint, purportedly brought on behalf of all purchasers of units in Apple Six and the other Apple REIT companies, or those who otherwise acquired these units that were offered and sold to them by David Lerner Associates or its affiliates and on behalf of subclasses of shareholders in New Jersey, New York, Connecticut and Florida, asserts claims under Sections 11, 12 and 15 of the Securities Act. The consolidated complaint also asserts claims for breach of fiduciary duty, aiding and abetting breach of fiduciary duty, negligence, and unjust enrichment, and claims for violation of the securities laws of Connecticut and Florida. The complaint seeks, among other things, certification of a putative nationwide class and the state subclasses, damages, rescission of share purchases and other costs and expenses.

On February 16, 2012, one shareholder of Apple Six and Apple Seven, filed a putative class action lawsuit captioned Laurie Brody v. David Lerner Associates, Inc., et al., Case No. 1:12-cv-782-ERK-RER, in the United States District Court for the Eastern District of New York against Apple Six, Apple Seven, Glade M. Knight, Apple Suites Realty Group, Inc., David Lerner Associates, and certain executives of David Lerner Associates The complaint, purportedly brought on behalf of all purchasers of units of Apple Six and Apple Seven, or those who otherwise acquired these units, asserts claims for breach of fiduciary duty and aiding and abetting breach of fiduciary duty, unjust enrichment, negligence, breach of written or implied contract (against the David Lerner Associates defendants only), and for violation of New Jersey’s state securities laws. On March 13, 2012, by order of the court, Laurie Brody v. David Lerner Associates, Inc., et al. was consolidated into the In re Apple REITs Litigation.

On April 18, 2012, Apple Six and the other Apple REIT companies served a motion to dismiss the consolidated complaint in the In re Apple REITs Litigation. Apple Six and the other Apple REIT companies accompanied their motion to dismiss the consolidated complaint with a memorandum of law in support of their motion to dismiss the consolidated complaint. The briefing period for any motion to dismiss was completed on July 13, 2012.

Apple Six believes that any claims against it, its officers and directors and other Apple REIT companies are without merit, and intends to defend against them vigorously. At this time, Apple Six cannot reasonably predict the outcome of these proceedings or provide a reasonable estimate of the possible loss or range of loss due to these proceedings.

SEC Investigation

The SEC staff has been conducting a non-public investigation, which is focused principally on the adequacy of certain disclosures in Apple Six’s filings with the SEC beginning in 2008, as well as the review of certain transactions involving Apple Six and the other Apple REIT companies. In this proxy statement/prospectus, we refer to this investigation as the “SEC investigation.” Apple Six intends to continue to cooperate with the SEC staff, and it is engaging in a dialogue with the SEC staff concerning these issues and the roles of certain officers. Apple Six does not believe the issues raised by the SEC staff affect the material accuracy of Apple Six’s Consolidated Balance Sheets, Consolidated Statements of Operations or Consolidated Statements of Cash Flows. At this time, Apple Six cannot predict the outcome of the SEC investigation as to Apple Six or any of its officers, nor can it predict the timing associated with any such conclusion or resolution.

FINRA Proceeding

On December 13, 2011, the Financial Industry Regulatory Authority, which we refer to in this proxy statement/prospectus as “FINRA,” amended its original complaint, filed on May 27, 2011, against David Lerner Associates to include David Lerner, individually, as a party to this matter, as well as add additional claims related to the overall sales practices of both David Lerner Associates and David Lerner relative to the Apple Ten units. A copy of FINRA’s original complaint can be found at: http://www.finra.org/Newsroom/NewsReleases/2011/P123738; and FINRA’s amended complaint can be found at: http://disciplinaryactions.finra.org/viewdocument.aspx?DocNB=29068. As with the Apple Ten units, in the Apple Six initial public offering, Apple Six offered units for sale through David Lerner Associates as the managing dealer for a best-efforts offering. David Lerner Associates was also the sole distributor (managing dealer) of Apple Seven, Apple Eight, and Apple Nine. Apple Six is unaffiliated with David Lerner Associates or David Lerner.

On October 22, 2012, FINRA issued an Order Accepting Offer of Settlement against David Lerner Associates and David Lerner, individually, requiring David Lerner Associates to pay approximately $12 million in restitution to certain investors in the Apple Ten units. In addition, David Lerner, individually, was fined $250,000 and suspended for one year from the securities industry, followed by a two year suspension from acting as a principal. While the order imposes sanctions, penalties and fines on both David Lerner Associates and David Lerner, individually, the order does permit David Lerner Associates to continue in business as a registered broker-dealer. A copy of FINRA’s order can be found at: http://www.finra.org/web/groups/industry/@ip/@enf/@ad/documents/industry/p192456.pdf. The settlement is directed solely at the investors of Apple Ten.

Release and Indemnification Agreement

In order to induce Buyer to enter into the merger agreement, concurrently with the merger agreement on November 29, 2012, Apple Six entered into a release and indemnification agreement with Buyer, BRE Select Hotels, Bryan Peery and with Glade M. Knight, Apple Six Advisors, Inc., Apple Six Realty Group Inc. and Apple Suites Realty Group Inc., which we refer to in this proxy statement/prospectus as the “Knight Parties.” Pursuant to the release and indemnification agreement:

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effective as of the completion of the merger, the Knight Parties and Bryan Peery will release Apple Six, Buyer, BRE Select Hotels and certain of their affiliates and representatives, which we refer to in this proxy statement/prospectus as the “released parties,” from all claims relating to the SEC investigation, which the Knight Parties or Bryan Peery may have against the released parties; and

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from and after the completion of the merger, each of the Knight Parties will jointly and severally indemnify the released parties from and against losses relating to the SEC investigation incurred by the released parties on or after November 29, 2012 (other than losses incurred prior to the completion of the merger that do not exceed $250,000 in the aggregate).

As a result of the release and indemnification agreement, BRE Select Hotels’ obligation under the merger agreement to indemnify present and former directors and officers of Apple Six will not be applicable with respect to Mr. Knight or Mr. Peery for matters related to the SEC investigation. See “The Merger—Interests of Apple Six Directors and Executive Officers in the Merger—Directors’ and Officers’ Indemnification and Insurance” on page 65.

Litigation Cost Sharing Agreement

In connection with the merger agreement, on November 29, 2012 Apple Six also entered into a litigation cost sharing agreement with Apple Seven, Apple Eight, Apple Nine and Apple Ten. Pursuant to the litigation cost sharing agreement:

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Apple Six will pay 20%, and the other parties to the litigation cost sharing agreement will pay 80%, of the fees and expenses of specified counsel or any other counsel, consultant or service provider jointly retained in connection with the Apple REIT class action litigation, incurred after November 29, 2012 in connection with the Apple REIT class action litigation; and

•

Apple Six will pay 25%, and the other parties to the litigation cost sharing agreement will pay 75%, of the fees and expenses of specified counsel or any other counsel, consultant or service provider jointly retained in connection with the SEC investigation, incurred after November 29, 2012 in connection with the SEC investigation.

If Apple Six is dismissed from, or otherwise ceases to be a party in, the Apple REIT class action litigation, then Apple Six will not be obligated to pay any of the fees or expenses of specified counsel or any counsel, consultant or service provider jointly retained in connection with the Apple REIT class action litigation, incurred after the date Apple Six is dismissed from or ceases to be a party in, the Apple REIT class action litigation. If Apple Six ceases to be a subject of the SEC investigation, Apple Six shall not be obligated to pay any of the fees or expenses of such specified counsel or any other counsel, consultant or service provider jointly retained in connection with the SEC investigation, incurred after the date Apple Six ceases to be a subject of the SEC investigation. In addition, Apple Six may terminate Apple Six’s payment obligations under the litigation cost sharing agreement with respect to joint counsel for the Apple REIT class action litigation, joint counsel for the SEC investigation or any other counsel, consultant or service provider jointly retained in connection with the Apple REIT class action litigation or the SEC investigation by terminating its representation by or engagement of such counsel or other counsel, consultant or service provider.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the merger and of the ownership of New Preferred Shares to U.S. holders whose units are surrendered in the merger in exchange for the right to receive the merger consideration as described below. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Code, applicable United States Treasury regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service, which we refer to in this proxy statement/prospectus as the “IRS,” concerning Apple Six’s tax treatment or the tax treatment of the merger, and the statements in this proxy statement/prospectus are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS or, if challenged, will be sustained by a court.

This summary assumes that Apple Six units are held as capital assets within the meaning of Section 1221 of the Code and does not address all aspects of taxation that may be relevant to particular U.S. holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules. For purposes of this discussion, we refer to a “U.S. holder” as a beneficial owner of units that is for United States federal income tax purposes one of the following:

•	a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any state thereof, or the District of Columbia;

•

a trust (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (b) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate the income of which is subject to United States federal income taxation regardless of its source.

This summary also does not discuss any state, local, foreign or other tax considerations, nor does it address the tax treatment of special classes of holders of units, including, for example:

•	banks and other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities or persons holding units in a tax-deferred or tax advantaged account;

•	mutual funds;

•	subchapter S corporations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons whose functional currency is not the United States dollar;

•	persons holding units as part of a hedging or conversion transaction or as part of a “straddle” or a constructive sale;

•	U.S. expatriates;

•	persons subject to the alternative minimum tax;

•	holders who acquired units through the exercise of employee share options or warrants or otherwise as compensation;

•	holders that are properly classified as a partnership or otherwise as a pass-through entity under the Code; and

•	persons that are not U.S. holders.

If any entity that is treated as a partnership for United States federal income tax purposes holds units, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for United States federal income tax purposes and that entity holds units, you should consult your tax advisor. Each holder should consult its own tax advisor regarding the United States federal income tax consequences to it of the merger in light of its own particular situation, as well as any consequences of the merger to such holder arising under the laws of any other taxing jurisdiction.

Consequences to Apple Six and BRE Select Hotels of the Merger

For United States federal income tax purposes, the merger will be treated as if Apple Six had sold all of its assets to BRE Select Hotels in exchange for the merger consideration and then made a liquidating distribution of the merger consideration to Apple Six shareholders in exchange for units.

Consequences of the Merger to U.S. Holders of Apple Six Units

General

The receipt of cash and New Preferred Shares by U.S. holders in exchange for their units pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder of units will recognize gain or loss for United States federal income tax purposes equal to the difference between:

•	the sum of the amount of cash and the fair market value of the New Preferred Shares received in exchange for units; and

•	the U.S. holder’s adjusted tax basis in such units.

Gain or loss will be calculated separately for each block of units, with a block consisting of units acquired at the same cost in a single transaction. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the merger the units have been held for more than one year. Capital gains of non- corporate U.S. holders (including individuals) derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Special Rule for U.S. Holders Who Have Held Units Less than Six Months

A U.S. holder who has held units for less than six months at the time of the merger, taking into account the holding period rules of Section 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of units in the merger, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from Apple Six, or such holder’s share of any designated retained capital gains, with respect to such units.

Taxation of U.S. Holders of New Preferred Shares

Distributions Generally

As long as BRE Select Hotels qualifies as a REIT, distributions made to U.S. holders of New Preferred Shares out of BRE Select Hotels’ current or accumulated earnings and profits (other than distributions designated as capital gain dividends or as qualified dividend income) will be taxable as ordinary income. If a distribution is paid in New Preferred Shares, the amount of such distribution will be the fair market value of such New Preferred Shares. Non-corporate U.S. holders will not be eligible for the preferential rates that generally apply to dividends, and corporate U.S. holders will not be eligible for the dividends-received deduction with respect to these distributions. In determining the extent to which a distribution constitutes a dividend for tax purposes, earnings and profits of BRE Select Hotels will be allocated first to distributions with respect to its New Preferred Shares, if any, and then to its common stock.

Distributions in excess of both current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that the distributions do not exceed the adjusted basis of the holder’s stock. Rather, such distributions will reduce the holder’s adjusted basis in its stock. To the extent such distributions exceed the adjusted basis of a U.S. holder’s stock, the distributions will be taxable as capital gains, assuming the stock is held as a capital asset in the hands of the U.S. holder.

Distributions will generally be taxable, if at all, in the year of the distribution. However, if BRE Select Hotels declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, BRE Select Hotels will be treated as having paid the dividend, and the holders will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

Capital Gain Dividends

BRE Select Hotels may elect to designate distributions of its net capital gain as “capital gain dividends.” Capital gain dividends are taxed to U.S. holders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the holders has held its stock. If BRE Select Hotels designates any portion of a dividend as a capital gain dividend, the amount that will be taxable as capital gain will be indicated to U.S. holders on IRS Form 1099-DIV. Corporate holders, however, may be required to treat up to 20% of capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations. For each taxable year in which BRE Select Hotels designates a portion of its dividends as capital gain dividends, it will allocate capital gain dividends to each class of stock in proportion to the total dividends paid (or deemed paid) to such class.

Instead of paying capital gain dividends, BRE Select Hotels may elect to require its shareholders to include its undistributed net capital gains in their income. If BRE Select Hotels makes such an election, U.S. holders (i) will include in their income as long-term capital gain their proportionate share of such undistributed capital gains and (ii) will be deemed to have paid their proportionate share of the tax paid by BRE Select Hotels on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. holder will increase the basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid.

BRE Select Hotels must classify portions of its capital gain dividends into the following categories:

•	a 20% gain distribution, which would be taxable to non-corporate U.S. holders at a maximum rate of 20%; or

•	an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. holders at a maximum rate of 25%.

The IRS currently requires that distributions made to different classes of stock be composed proportionately of dividends of a particular type.

Qualified Dividend Income

Dividends may be taxed at capital gains rates, rather than ordinary income rates, if they are distributed to an individual, trust or estate, are properly designated by BRE Select Hotels as qualified dividend income and certain other requirements are satisfied by the U.S. holder, including a minimum holding period requirement. Dividends are generally eligible to be designated as qualified dividend income up to an amount equal to the qualified dividend income received by BRE Select Hotels from other corporations during the year of the distribution.

Constructive Distributions

A U.S. holder may be treated as receiving constructive distributions for U.S. federal income tax purposes if the “issue price” of its New Preferred Shares is lower than the liquidation preference of such stock. While the determination of the issue price is not entirely clear and depends on facts not known until after the merger, BRE Select Hotels expects that the issue price of a New Preferred Share, whether received in the merger or as an actual stock distribution, will equal its liquidation preference. Therefore, BRE Select Hotels expects that U.S. holders will not be treated as receiving constructive distributions of stock.

However, if stock is “traded on an established market,” the issue price of such stock will be equal to its fair market value. Stock is considered to be traded on an established market if either (i) an executed sale of such stock occurs within the 31-day period ending fifteen days after such stock is issued and the sales price is reasonably available within a reasonable period of time, or (ii) at least one price quote (whether firm or indicative) is available within such 31-day period. If the New Preferred Shares are traded on an established market, their liquidation preference may exceed their issue price. If the amount of this excess is at least 0.25% of the liquidation preference times the number of complete years from the date of issuance of such share to the date on which it may be redeemed, a U.S. holder of such stock will be deemed to receive a series of constructive distributions of New Preferred Shares in the total amount of such excess. These constructive distributions will be included in the holder’s income as dividend income (to the extent of current or accumulated earnings and profits as determined for federal income tax purposes) in increasing amounts (on a constant-yield basis) during the period from the date of issuance to the date on which the holder may redeem such stock. A U.S. holder in this case would also increase its basis in its New Preferred Shares by such amounts to the extent included in income.

As required by recent United States Treasury regulations, BRE Select Hotels will determine whether its New Preferred Shares are traded on an established market after the merger and any subsequent stock distribution. If BRE Select Hotels determines that its New Preferred Shares are traded on an established market, it will make that determination as well as the fair market value of the New Preferred Shares available to holders within 90 days of the issuance of such stock. BRE Select Hotels’ determination of fair market value is binding on a U.S. holder unless the holder timely discloses its alternative determination to the IRS.

Capital Gains

For United States federal income tax purposes, a U.S. holder will recognize taxable gain or loss on any sale, exchange or other taxable disposition of New Preferred Shares in an amount equal to the difference between the amount realized for the stock and the holder’s tax basis in such stock. A holder’s tax basis in a share received as consideration in the merger will initially equal its fair market value on the day of the merger, and will be adjusted as described above under “—Capital Gain Dividends” and “—Constructive Distributions.” Such gain or loss will generally be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Passive Activity Loss and Investment Interest Limitation

Distributions and gain from the disposition of New Preferred Shares will not be treated as passive activity income, and therefore U.S. holders will not be able to apply any “passive activity losses” against such income. A U.S. holder may elect to treat capital gain dividends, dividends designated as qualified dividend income and capital gains from the disposition of Apple Six stock as investment income for purposes of computing the investment interest deduction limitation, but, in such case, the holder will be taxed at ordinary income rates on such amount. Other dividends paid by BRE Select Hotels will generally be treated as investment income for purposes of the investment interest deduction limitation.

Medicare Tax

With respect to taxable years beginning after December 31, 2012, certain U.S. holders, including individuals and estates and trusts, will be subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which includes net gain from a U.S. holder’s disposition of the units in the merger or disposition of New Preferred Shares, and dividend income on New Preferred Shares. U.S. holders are urged to consult their own tax advisors regarding the additional Medicare tax.

Information Reporting and Backup Withholding

In general, information reporting will apply to the consideration received pursuant to the exchange of units in the merger, dividends in respect of New Preferred Shares and the proceeds from the sale, exchange or other disposition of New Preferred Shares, unless the holder is an exempt recipient. A backup withholding tax may apply to such payments if the holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

U.S. Federal Taxation of BRE Select Hotels

General

BRE Select Hotels expects to have an election to be taxed as a REIT under Sections 856 through 860 of the Code in effect for its initial taxable year ended December 31, 2012. BRE Select Hotels believes it was organized and has operated and expects to continue to be organized and to operate in such a manner as to qualify for taxation as a REIT under the United States federal income tax laws. In general, BRE Select Hotels’ qualification and taxation as a REIT depends upon BRE Select Hotels’ ability to satisfy on a continuing basis, through actual operating results, distributions, diversity of stock ownership and other requirements imposed under the Code, as discussed below.

The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT.

If BRE Select Hotels qualifies for taxation as a REIT, it generally will not be subject to U.S. federal corporate income tax on net income (including capital gains) that it currently distributes to its shareholders. Notwithstanding its REIT election, however, BRE Select Hotels will be subject to U.S. federal corporate income tax in certain circumstances, including the following:

(i) BRE Select Hotels will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains (although, to the extent so designated by BRE Select Hotels, shareholders would receive an offsetting credit against their own federal income tax liability for federal income taxes paid by BRE Select Hotels with respect to any such capital gains);

(ii) Under certain circumstances, BRE Select Hotels may be subject to the “corporate alternative minimum tax” on BRE Select Hotels’ undistributed items of taxable income, subject to certain adjustments;

(iii) If BRE Select Hotels has (i) net income from the sale or other disposition of “foreclosure property” (as defined in the Code) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying net income from foreclosure property, it would be subject to tax at the highest corporate rate on such income;

(iv) If BRE Select Hotels has net income from prohibited transactions (generally, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than certain involuntary conversions or sales or dispositions of foreclosure property), such income will be subject to a 100% tax;

(v) If, due to reasonable cause and not willful neglect, BRE Select Hotels should fail to satisfy the annual 75% or 95% gross income test (as discussed below), but still maintains its qualification as a REIT by having met other requirements, it would be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) the amount by which 75% of its gross income exceeds the amount of its income qualifying for the 75% gross income test for the taxable year and (ii) the amount by which 95% of its gross income exceeds the amount of its income qualifying for the 95% gross income test for the taxable year, multiplied by (b) a fraction intended to reflect BRE Select Hotels’ profitability;

(vi) If BRE Select Hotels should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year and (iii) any undistributed taxable income from prior years, BRE Select Hotels would be subject to a 4% excise tax on the excess of such required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid;

(vii) If BRE Select Hotels were to acquire an asset from a corporation which is or has been a subchapter C corporation in a transaction in which the basis of the asset in BRE Select Hotels’ hands is determined by reference to the basis of the asset in the hands of the subchapter C corporation, and BRE Select Hotels subsequently recognizes gain on the disposition of the asset within the ten-year period beginning on the day that the asset was acquired, then BRE Select Hotels would be required to pay tax at the highest regular corporate tax rate on this gain to the extent: (1) the fair market value of the asset exceeds (2) BRE Select Hotels’ adjusted tax basis in the asset, in each case, determined as of the date on which the asset was acquired. The results described in this paragraph assume that no election will be made under Treasury Regulations Section 1.337(d)-7 for the subchapter C corporation to be subject to an immediate tax when the asset is acquired;

(viii) BRE Select Hotels could be subject to a 100% tax on certain payments that it receives from a “taxable REIT subsidiary,” which for the purposes of this proxy statement/prospectus we refer to as a “TRS,” or on certain expenses deducted by a TRS, if the economic arrangement between BRE Select Hotels, the TRS and the tenants at BRE Select Hotels’ properties are not comparable to similar arrangements among unrelated parties;

(ix) In the event of a more than de minimis failure of any of the asset tests (as defined below), as long as the failure was due to reasonable cause and not to willful neglect, BRE Select Hotels files a description of each asset that caused such failure with the IRS, and BRE Select Hotels disposes of the assets or otherwise complies with the asset tests within six months after the last day of the quarter in which BRE Select Hotels identifies such failure, BRE Select Hotels will pay a tax equal to the greater of $50,000 or the amount determined by multiplying (A) the net income from the nonqualifying assets during the period in which BRE Select Hotels failed to satisfy the asset tests by (B) the highest rate of tax specified in Section 11 of the Code; and

(x) In the event BRE Select Hotels fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, BRE Select Hotels will be required to pay a penalty of $50,000 for each such failure.

Requirements for REIT Qualification

The Code defines a REIT as a domestic corporation, trust or association that is not a financial institution or an insurance company and which, but for the REIT provisions of Sections 856 through 860 of the Code, would be taxable as a corporation. The REIT must be managed by one or more trustees or directors and its beneficial ownership must be evidenced by transferable shares or by transferable certificates of beneficial interest. In addition, commencing with a REIT’s second taxable year, (i) the beneficial ownership of the REIT must be held by 100 or more persons, and (ii) during the latter half of each taxable year, not more than 50% in value of the REIT’s outstanding stock may be owned, directly, indirectly or constructively by five or fewer individuals (as specially defined in the Code to include certain entities). BRE Select Hotels will be treated as having met condition (ii) if it has complied with certain United States Treasury regulations for ascertaining the ownership of its stock for such year and if it did not know (or after the exercise of reasonable due diligence would not have known) that its stock was sufficiently closely held during such year to cause it to fail condition (ii). A REIT must also meet certain other tests, described below, regarding the nature of its income and assets.

Upon completion of the merger, BRE Select Hotels will have more than 100 shareholders. BRE Select Hotels’ certificate of incorporation contains restrictions regarding the transfer of BRE Select Hotels’ shares that are intended to assist BRE Select Hotels in continuing to satisfy the stock ownership requirements described above. These restrictions, however, may not ensure that BRE Select Hotels will be able to satisfy these stock ownership requirements. If BRE Select Hotels fails to satisfy these stock ownership requirements, BRE Select Hotels will fail to qualify as a REIT.

Income Tests

To maintain qualification as a REIT, BRE Select Hotels must satisfy, on an annual basis, two gross income tests:

(i) at least 75% of BRE Select Hotels’ gross income (excluding gross income from prohibited transactions and income and gain from certain hedging and foreign currency transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including (A) “rents from real property,” (B) gain from the sale or other disposition of real property, (C) dividends and other distributions on, and gain (other than gain from prohibited transactions) from the sale or other disposition of, transferable shares or certificates of beneficial ownership in other REITs, (D) interest on obligations secured by mortgages on real property or on interests in real property, (E) income and gain derived from “foreclosure property,” (F) income from certain types of temporary investments and (G) abatements and refunds of taxes on real property; and

(ii) at least 95% of BRE Select Hotels’ gross income (excluding gross income from prohibited transactions and income and gain from certain hedging and foreign currency transactions) for each taxable year must be derived from (A) “rents from real property,” (B) gain from the sale or other disposition of stock, securities, and real property (including interests in real property and interests in mortgages on real property) that is not, in general, inventory or property held primarily for sale to customers in the ordinary course of trade or business, (C) dividends, (D) interest, (E) income and gain derived from “foreclosure property,” (F) income from certain types of temporary investments and (G) abatements and refunds of taxes on real property.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “interest,” however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents received or deemed to be received by a REIT will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•

the REIT must not operate or manage the property or furnish or render services to tenants, other than through an “independent contractor” or a TRS, as discussed below, unless such services are “usually or customarily rendered” in connection with the rental of room or other space for occupancy only and are not otherwise considered to be rendered to the occupant;

•

the rent must not be based, in whole or in part, on the income or profits of any person (provided that an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales);

•

if rent is attributable to personal property, leased in connection with a lease of real property, such rent must not be greater than 15% of the total rent for the taxable year received under the lease; and

•

the rent must not be received from a “related-party tenant”—i.e., a tenant, 10% of which is directly or constructively owned by the REIT (or by a direct or constructive owner of 10% or more of the REIT).

Even if a REIT furnishes or renders services that are non-customary with respect to a property, if the amounts received or accrued, directly or indirectly, or deemed received by the REIT as described above with respect to such services during a taxable year is not more than 1% of all amounts received or accrued, directly or indirectly, by the REIT with respect to the property during the same taxable year, then only the amounts with respect to such non-customary services are not treated as rent for purposes of the REIT gross income tests.

BRE Select Hotels has not and does not anticipate that it will in the future charge rent that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts of sales consistent with the rule described above. BRE Select Hotels has not and does not anticipate that it will in the future derive rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.

Amounts received under a lease of a hotel to a TRS of the REIT will not be excluded from “rents from real property” by reason of being received from a related-party tenant if the following conditions are met:

•

the hotel must not be managed or operated by the REIT or its subsidiaries, but rather must be managed or operated by an entity that qualifies for these purposes as an “independent contractor” that is actively engaged in the trade or business of operating lodging facilities for persons not related to the REIT or the TRS;

•

the TRS may not directly or indirectly provide to any person, under a franchise, license or otherwise, rights to any brand name under which any hotel facility is operated, except with respect to an independent contractor in relation to facilities it owns or leases from the REIT; and

•	no wagering activities may be conducted at or in connection with the hotel by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business.

In general, a TRS is a corporation that is subject to a corporate-level tax on its net income. A REIT may jointly elect with a corporation in which the REIT directly or indirectly owns stock to cause such corporation to be treated as a TRS.

BRE Select Hotels intends to lease all of its hotels to its TRSs and expects that each such lease will satisfy the conditions above, with the result that all amounts received under its hotel leases will be considered rents from real property. BRE Select Hotels’ TRSs will pay U.S. federal income tax at regular corporate rates.

If BRE Select Hotels fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year under a special relief provision under the Code which may be available to BRE Select Hotels if: (i) BRE Select Hotels’ failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) BRE Select Hotels attaches a schedule of the nature and amount of each item of income to its federal income tax return. It is not possible, however, to state whether in all circumstances BRE Select Hotels would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

Asset Tests

At the close of each quarter of its taxable year, BRE Select Hotels must also satisfy the following tests relating to the nature and diversification of its assets, which for the purposes of this proxy statement/prospectus we refer to as the “asset tests”:

(i) at least 75% of the value of BRE Select Hotels’ total assets must be represented by “real estate assets” (which for the purposes of this proxy statement/prospectus means interests in real property, including land, buildings and other improvements to land, leaseholds and options to acquire real property and leaseholds; interests in mortgages on real property; shares or transferable certificates of beneficial interest in other qualifying REITs and any property attributable to the temporary investment of new capital, but only if such property is stock or a debt instrument and only for the one-year period beginning on the date the REIT receives such capital), cash and cash items (including receivables) and government securities (“75% value test”);

(ii) not more than 25% of the value of BRE Select Hotels’ total assets may be represented by securities (other than securities of a qualified REIT subsidiary, which for the purposes of this proxy statement/prospectus we refer to as a “QRS,” and securities that constitute qualifying assets for purposes of the 75% value test) (“25% value test”);

(iii) except with respect to securities of a TRS or QRS and securities that constitute qualifying assets for purposes of the 75% value test:

(A) not more than 5% of the value of BRE Select Hotels’ total assets may be represented by securities of any one issuer (“5% value test”);

(B) BRE Select Hotels may not hold securities possessing more than 10% of the total voting power of the outstanding securities of any one issuer (“10% voting test”); and

(C) BRE Select Hotels may not hold securities having a value of more than 10% of the total value of the outstanding securities of any one issuer (“10% value test”); and

(iv) not more than 25% of the value of BRE Select Hotels’ total assets may be represented by securities of one or more TRSs.

A QRS is a corporation, all of the stock of which is owned by a REIT. Under the Code, a QRS is not treated as a separate corporation from the REIT. Rather, all of the assets, liabilities and items of income, gain, deduction and credit of the QRS are treated as the assets, liabilities and items of income, gain, deduction and credit of the REIT. In applying the asset tests, BRE Select Hotels is treated as owning all of the assets held by any of its QRSs (and by any of its wholly owned non-corporate subsidiaries) and its proportionate share of any assets held by an entity taxed as a partnership for federal income tax returns.

After initially meeting the asset tests at the close of any quarter, BRE Select Hotels would not lose its status as a REIT for failure to satisfy these tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, BRE Select Hotels can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. BRE Select Hotels intends to maintain adequate records of the value of its assets to facilitate compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as necessary to cure any noncompliance. BRE Select Hotels cannot assure that these steps will always be successful. If BRE Select Hotels fails to cure the noncompliance with the asset tests within the 30-day period, it could fail to qualify as a REIT.

Securities, for purposes of the asset tests, may include debt BRE Select Hotels holds from other issuers. However, for purposes of the 10% value test, the term “securities” does not include the debt securities that meet the straight debt safe harbor. Debt will meet the “straight debt” safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on profits, the borrower’s discretion or similar factors (subject to certain exceptions).

Annual Distribution Requirement

In order to qualify as a REIT, BRE Select Hotels is required to distribute dividends (other than capital gain distributions) to its shareholders in an amount at least equal to (A) the sum of (i) 90% of BRE Select Hotels’ “REIT taxable income” (computed without regard to the dividends paid deduction and BRE Select Hotels’ net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the excess of the sum of specified items of non-cash income (including original issue discount on BRE Select Hotels’ mortgage loans) over 5% of BRE Select Hotels’ REIT taxable income, computed without regard to the dividends paid deduction and BRE Select Hotels’ net capital gain.

BRE Select Hotels must pay dividend distributions in the taxable year to which they relate. Dividends paid in the subsequent year, however, will be treated as if paid in the prior year for purposes of the prior year’s distribution requirement if one of the following two sets of criteria is satisfied:

(i) the dividends are declared in October, November or December and are made payable to shareholders of record on a specified date in any of these months, and such dividends are actually paid during January of the following year; or

(ii) the dividends are declared before BRE Select Hotels timely files its federal income tax return for such year, the dividends are paid in the 12-month period following the close of the year and not later than the first regular dividend payment after the declaration, and BRE Select Hotels elects on its federal income tax return for such year to have a specified amount of the subsequent dividend treated as if paid in such year.

To the extent that BRE Select Hotels does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, it will be subject to tax on the undistributed amount at regular corporate tax rates respectively. Furthermore, if BRE Select Hotels should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) any undistributed taxable income from prior years, BRE Select Hotels will be subject to a 4% excise tax on the excess of such required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid.

Under some circumstances, BRE Select Hotels may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in its deduction for dividends paid for the earlier year. Thus, BRE Select Hotels may be able to avoid being taxed on amounts distributed as deficiency dividends. However, BRE Select Hotels will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

As discussed above, BRE Select Hotels may retain, rather than distribute, all or a portion of its net capital gains and pay the tax on the gains and may elect to have its shareholders include their proportionate share of such undistributed gains as long-term capital gain income on their own income tax returns and receive a credit for their share of the tax paid by BRE Select Hotels. For purposes of the 4% excise tax described above, any such retained gains would be treated as having been distributed by BRE Select Hotels.

Failure to Qualify as a REIT

If BRE Select Hotels fails to qualify for taxation as a REIT in any taxable year and no relief provisions apply, BRE Select Hotels will be subject to corporate-level tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. This would significantly reduce both BRE Select Hotels’ cash available for distribution to its shareholders and its earnings. Distributions to shareholders in any year in which BRE Select Hotels fails to qualify as a REIT will not be deductible by BRE Select Hotels, nor will they be required to be made (unless required by the terms of BRE Select Hotels’ governing documents). In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as dividends (whether or not attributable to capital gains of BRE Select Hotels) and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific Code provisions, BRE Select Hotels also will be disqualified from taxation as a REIT for the year in which it loses its REIT status and for the four taxable years following such year. It is not possible to state whether in all circumstances BRE Select Hotels would be entitled to such statutory relief.

If BRE Select Hotels fails to satisfy one or more requirements of REIT qualification other than the gross income tests or the asset tests, then it may still retain REIT qualification if the failure is due to reasonable cause and not willful neglect, and it pays a penalty of $50,000 for each failure.

Qualification of BRE Select Hotels as a REIT for federal tax purposes will depend on BRE Select Hotels continuing to meet various requirements governing, among other things, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount of its distributions to shareholders. Although BRE Select Hotels intends to continue to operate in a manner that will enable BRE Select Hotels to comply with such requirements, there can be no certainty that such intention will be realized. In addition, because the relevant laws may change, compliance with one or more of the REIT requirements may be impossible or impracticable.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF UNITS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

DISSENTERS’ RIGHTS OF APPRAISAL

Apple Six has concluded that its shareholders are entitled to assert appraisal rights under Article 15 of the VSCA in connection with the merger. The following discussion is only a summary of the material aspects of Article 15 of the VSCA and does not purport to be a complete statement of the law pertaining to appraisal rights under the VSCA. The text of Article 15 of the VSCA is reprinted in its entirety as Annex G to this proxy statement/prospectus. This summary is qualified in its entirety by reference to Article 15 of the VSCA. Under the VSCA, shareholders who follow the procedures set forth in Article 15 of the VSCA will be entitled to receive payment of the “fair value” of their shares. Any shareholder who wishes to exercise appraisal rights should review the following discussion and Annex G carefully because failure to comply in a timely and proper manner with the procedures specified under Article 15 of the VSCA may result in the loss of appraisal rights under the VSCA. In addition, Apple Six’s audited financial statements for the fiscal year ended December 31, 2012 are included in Apple Six’s annual report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on February 26, 2013, a copy of which is attached to this proxy statement/prospectus as Annex H.

A shareholder wishing to exercise appraisal rights must deliver to Apple Six, before the vote on the merger is taken at the special meeting, a written notice of intent to demand payment for the shareholder’s shares. A vote against the merger will not satisfy this notice requirement. A shareholder delivering a notice of intent must not vote any of his or her shares in favor of the merger or he or she will lose his or her appraisal rights. All notices of intent to demand payment for a shareholder’s shares should be sent or delivered to:

Apple REIT Six, Inc.

814 East Main Street

Richmond, Virginia 23219

Attention: Investor Relations

Within ten days after the effective time of the merger, BRE Select Hotels, as the surviving corporation in the merger, is required to deliver an appraisal notice in writing to all shareholders who properly delivered a notice of intent to demand payment for their shares to Apple Six. The appraisal notice will:

•	state where the shareholder’s payment demand needs to be sent and where and when the shareholder’s share certificates need to be deposited;

•	set a date by which BRE Select Hotels must receive the payment demand;

•	state BRE Select Hotels’ estimate of the fair value of the shares; and

•	include such other information as required by the VSCA, including the date by which a shareholder can withdraw his or her demand for payment without the consent of BRE Select Hotels.

Under Article 15 of the VSCA, “fair value” means the value of the shares determined immediately before the effectuation of the merger, using customary and current valuation concepts and techniques generally employed for similar businesses in the context of a merger, without discounting for lack of marketability or minority status.

A shareholder demanding appraisal who received an appraisal notice must demand payment within the time specified in the notice by completing, signing and returning the appraisal notice form sent by BRE Select Hotels, depositing his or her share certificates in accordance with the terms of the appraisal notice and making certain certifications required by the VSCA. If a shareholder is not the record holder of his or her shares, the shareholder must also submit to BRE Select Hotels the record holder’s written consent to the assertion of appraisal rights. If the shareholder fails to take any of these actions, he or she will lose his or her appraisal rights.

Within 30 days after the date by which BRE Select Hotels must receive the payment demand from a shareholder, BRE Select Hotels must pay the shareholder its estimate of the fair value of the shareholder’s shares plus interest. At BRE Select Hotels’ option, however, BRE Select Hotels may withhold payment and instead make an offer to pay its estimate of the fair value of the shares to any shareholder who failed to certify in the appraisal notice form that his or her shares were acquired before the date of the announcement of the merger. With any payment, BRE Select Hotels must provide Apple Six’s most recent year-end and quarterly financial statements, a statement of BRE Select Hotels’ estimate of the fair value of the shares and a statement of the shareholder’s right to continue to demand fair value for his or her shares.

A shareholder demanding appraisal who is dissatisfied with the amount paid or offered must notify BRE Select Hotels of his or her own estimate of the fair value of his or her shares and demand payment of that estimate plus interest (less any payment already received). If a shareholder fails to give this notice, the shareholder waives his or her rights to demand payment and will be entitled only to the payment made or offered by BRE Select Hotels. This notice must be given in writing within 30 days of the date that BRE Select Hotels made or offered to make payment for the shareholder’s shares.

If a shareholder’s demand for payment remains unsettled, BRE Select Hotels is obligated to commence a proceeding and petition a court to determine the fair value of the shares and accrued interest within 60 days of the receipt of the shareholder’s payment demand. If BRE Select Hotels fails to commence such proceeding in accordance with the VSCA, BRE Select Hotels must pay the shareholder in cash the amount demanded by the shareholder plus interest. The appraisal proceeding must be brought in the Circuit Court of the City of Richmond, Virginia.

Shareholders considering seeking appraisal should be aware that the fair value of their shares, as determined under Article 15 of the VSCA, could be more than, the same as, or less than, the merger consideration that would be paid to them pursuant to the merger agreement. Shareholders also should be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to, and do not in any manner address, fair value under Article 15 of the VSCA. The costs and expenses of the appraisal proceeding will be determined by the court and assessed against BRE Select Hotels unless the court determines that the shareholder acted arbitrarily, vexatiously or not in good faith with respect to the shareholder’s right to appraisal, in which case, costs and expenses may be assessed against the shareholder. Shareholders will only be entitled to receive payment in accordance with Article 15 of the VSCA and will not be entitled to vote their shares or exercise any other rights of a shareholder. Once the date set forth in the appraisal notice by which a shareholder can withdraw his or her demand for payment has passed, a shareholder may withdraw his or her demand only with the consent of BRE Select Hotels.

If any shareholder who demands appraisal of his or her shares under Article 15 fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the VSCA, prior to the date by which BRE Select Hotels must receive the shareholder’s payment demand, the shares of that holder will be converted into the right to receive the merger consideration in accordance with the merger agreement. If any shareholder who demands appraisal of his or her shares under Article 15 fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the VSCA, after BRE Select Hotels pays or offers to pay its estimate of the fair value of those shares, the shareholder will waive his or her right to demand further payment and will only be entitled to the payment made or offered by BRE Select Hotels.

In view of the complexity of Article 15 of the VSCA, shareholders who may wish to pursue appraisal rights should consult their legal advisors.

DESCRIPTION OF NEW PREFERRED SHARES

The following description of the terms and rights of the New Preferred Shares is a summary only and is not a complete description of such terms and rights. You should refer to the forms of BRE Select Hotels’ amended and restated certificate of incorporation, amended and restated bylaws and certificate of designations creating the New Preferred Shares, each of which has been attached as an annex to this proxy statement/prospectus and each of which is incorporated by reference herein, and the General Corporation Law of the State of Delaware for a complete understanding of the terms and rights of the New Preferred Shares.

General

Upon completion of the merger, BRE Select Hotels’ authorized capital stock will consist of 100,000 shares of common stock, par value $0.01 per share, and 150,000,000 shares of preferred stock, par value $0.0001 per share. BRE Select Hotels’ board of directors may designate the preferences and relative, participating, optional or other special rights of, and any qualifications, limitations or restrictions of, the preferred shares of any series.

In connection with the merger, BRE Select Hotels’ board of directors will designate 120,000,000 New Preferred Shares and BRE Select Hotels is expected to issue a total of 97,032,856 New Preferred Shares to Apple Six shareholders and holders of company options. The New Preferred Shares will be a series of preferred shares initially having a liquidation preference of $1.90 per share. As described under “—Adjustment to Liquidation Preference,” the initial liquidation preference of $1.90 per share will be subject to downward adjustment should net costs and payments relating to certain legacy litigation and regulatory matters exceed $3.5 million.

If BRE Select Hotels issues any New Preferred Shares in the future, including any shares issued as payment-in-kind dividends pursuant to the PIK dividend election described under “—Dividends,” all such additional New Preferred Shares will be deemed to form a single series with the New Preferred Shares.

The New Preferred Shares will be uncertificated and will be recorded by book-entry in BRE Select Hotels’ corporate records. BRE Select Hotels’ certificate of incorporation and bylaws will allow BRE Select Hotels to treat the record owner of any New Preferred Share as the absolute owner for all purposes, including payment of dividends and of amounts due upon liquidation or redemption.

No public market for the New Preferred Shares currently exists and BRE Select Hotels does not expect that one will develop at any time in the future. The New Preferred Shares will not be listed on any securities exchange. In addition, in order to preserve BRE Select Hotels’ status as a REIT under the Code, the New Preferred Shares will be subject to significant ownership and transfer restrictions as described under “—Restrictions on Ownership and Transfer.” Prospective holders should view the New Preferred Shares as illiquid and must be prepared to hold their investment indefinitely.

Ranking

The New Preferred Shares will, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of BRE Select Hotels, rank senior to all other equity securities of BRE Select Hotels, including all classes or series of common stock and any other class or series of stock of BRE Select Hotels, the terms of which specifically provide that the holders of the New Preferred Shares are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of BRE Select Hotels in preference or priority to the holders of shares of such class or series, which in this proxy statement/prospectus we refer to as the “junior stock.”

The New Preferred Shares will effectively rank junior to any indebtedness of BRE Select Hotels or any of its subsidiaries.

As described below under “—Voting Rights,” BRE Select Hotels may not authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking prior to or on parity with the New Preferred Shares without the affirmative vote or consent of the holders of at least two-thirds of the New Preferred Shares outstanding at the time.

Dividends

Except as described below, the New Preferred Shares will not be entitled to participate in the earnings or assets of BRE Select Hotels.

Dividends Generally

Holders of New Preferred Shares will be entitled to receive, when, as and if declared by the board of directors of BRE Select Hotels out of any funds legally available therefor, cumulative dividends (compounded quarterly) at the applicable rate as described below on the liquidation preference per share as adjusted from time to time, payable quarterly in cash (except as described below under “—PIK Dividends”) in arrears on or before the 15th day of each January, April, July and October of each year or, if not a business day, the next succeeding business day, without any interest or other payment in respect of such delay each of which we refer to in this proxy statement/prospectus as a “dividend payment date.”

The “applicable rate,” with respect to any dividend period, will be 7.00% per annum, except that the applicable rate will increase to (i) 9.00% per annum in the event that dividends on the New Preferred Shares have not been paid in cash for any reason for more than six quarters, whether or not consecutive, and (ii) 11.00% per annum for any period after the earlier of (x) any change of control and (y) the fifth anniversary of the date that the New Preferred Shares are first issued in connection with the merger.

For the purposes of this section “Description of New Preferred Shares,” a “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close. A “dividend period” is any period commencing on and including a dividend payment date (or the date that the New Preferred Shares are first issued in connection with the merger, in the case of the initial dividend period) and ending on but excluding the next succeeding dividend payment date (or earlier redemption or liquidation, if applicable).

Any dividend payable on the New Preferred Shares for any partial dividend period will be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable in arrears to holders of record as they appear in the stock records of BRE Select Hotels at the close of business on the first day of each month in which the related dividend payment date occurs. In this proxy statement/prospectus, we refer to this day as the “dividend record date.”

If the board of directors does not declare a dividend on the New Preferred Shares payable in respect of any dividend period before the related dividend payment date, such dividend will be deemed to have accumulated, whether or not there are funds legally available therefor. Accumulated and unpaid dividends for any dividend period may be paid at any time.

PIK Dividends

If and only if and to the extent (i) BRE Select Hotels is unable to declare or pay full cash dividends on the New Preferred Shares as a result of the terms of any indebtedness of BRE Select Hotels or any of its subsidiaries or (ii) insufficient funds are legally available to BRE Select Hotels for the payment in full of such cash dividends, BRE Select Hotels may elect to instead pay such dividends in additional duly authorized, validly issued and fully paid and nonassessable New Preferred Shares. In this proxy statement/prospectus, we refer to such election as the “PIK dividend election” and such shares as the “PIK shares.” BRE Select Hotels will be required to provide holders written notice, at least five business days prior to the record date for any dividend, of any exercise of the PIK dividend election, except that the failure to give such notice or any defect in such notice or in the delivery of such notice will not affect the validity of any PIK dividend election.

In the event that BRE Select Hotels exercises the PIK dividend election and pays any dividend in PIK shares, the number of PIK shares issuable to holders with respect to each outstanding New Preferred Share pursuant to such PIK dividend election will be the number obtained by dividing (a) the amount of the dividends per New Preferred Share which BRE Select Hotels has determined pursuant to such PIK dividend election to pay in the form of PIK shares by (b) the liquidation preference in effect at the time, with any fractions resulting from any such calculation rounded to the nearest one thousandth of a share, with five ten-thousandths of a share rounded upwards.

Notice of Liquidation Preference Adjustment

As described under “—Adjustment to Liquidation Preference,” the initial liquidation preference of $1.90 per share will be subject to downward adjustment should net costs and payments relating to certain legacy litigation and regulatory matters exceed $3.5 million.

BRE Select Hotels must provide holders written notice by either (i) first class mail, postage pre-paid or (ii) a press release publicly distributed or posted to BRE Select Hotels’ website, at least five business days prior to the applicable dividend record date, of any adjustment to the initial liquidation preference of $1.90 per New Preferred Share or any change in the liquidation preference adjustment from that specified in the most recent such notice that will apply with respect to the related dividend payment date, except that the failure to give such notice or any defect in such notice or in the delivery of such notice will not affect the validity of any adjustment of the liquidation preference. The liquidation preference adjustment with respect to any dividend payment date will be determined as of the date of this notice. The calculation of the amount of dividends payable on such dividend payment date will be based on the liquidation preference as adjusted pursuant to such liquidation preference adjustment.

Payments with Respect to Other Equity Securities

When dividends are not declared and paid in full upon the New Preferred Shares, or declared and a sum sufficient for such payment is not set apart, all cash dividends declared upon the New Preferred Shares will be declared and paid ratably in proportion to the respective amounts of dividends accumulated and unpaid on the New Preferred Shares.

Except as set forth in the preceding paragraph, unless (x) cash dividends equal to the full amount of all accumulated and unpaid dividends on the New Preferred Shares have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past dividend periods and (y) BRE Select Hotels has redeemed or purchased for cash any and all outstanding PIK shares or has given notice of redemption with respect to such PIK shares and the funds necessary for such redemption have been set apart by BRE Select Hotels for the benefit of the holders of such PIK shares, no dividends (other than dividends paid in shares of junior stock or options, warrants or rights to subscribe for or purchase shares of junior stock) may be declared and paid or declared and set apart for payment by BRE Select Hotels and no other dividends of cash or other property may be declared and made, directly or indirectly, by BRE Select Hotels with respect to any shares of junior stock, nor may any shares of junior stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of common stock made for purposes of an employee incentive or benefit plan of BRE Select Hotels not in excess of $10 million) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by BRE Select Hotels (except by conversion into or exchange for shares of junior stock, or options, warrants or rights to subscribe for or purchase shares of junior stock), nor may any other cash or other property be paid or distributed to or for the benefit of holders of shares of junior stock.

Notwithstanding the foregoing, BRE Select Hotels will not be prohibited from declaring or paying or setting apart for payment any dividend on any shares of junior stock at any time or in respect of any period during which BRE Select Hotels is unable to declare or pay full cash dividends on the New Preferred Shares and to redeem all outstanding PIK shares as a result of the terms of any indebtedness of BRE Select Hotels or any of its subsidiaries, if BRE Select Hotels has declared or paid cash dividends on the New Preferred Shares and redeemed outstanding PIK shares to the extent that funds were legally available therefor and not restricted by or as a result of the terms of any indebtedness of BRE Select Hotels or any of its subsidiaries.

If BRE Select Hotels redeems or purchases any New Preferred Shares as described under “—Redemption,” such shares will be deemed to have been PIK shares to the extent that any PIK shares have previously been issued and have not previously been redeemed or deemed to have been redeemed.

Capital Gains

If, for any taxable year, BRE Select Hotels elects to designate as “capital gain dividends” (as defined in Section 857 of the Code) any portion (the “capital gains amount”) of the dividends paid, as determined for U.S. federal income tax purposes, for the year to holders of all classes of capital shares or designated as consent dividends under Section 565 of the Code (the “Total Dividends”), then the portion of the capital gains amount that will be allocated to the holders of the New Preferred Shares will be the amount that the total dividends paid, as determined for U.S. federal income tax purposes, to the holders of the New Preferred Shares for the year bears to the Total Dividends. See “Material United States Federal Income Tax Consequences” beginning on page 104.

Liquidation Rights

Upon the voluntary or involuntary dissolution, liquidation or winding up of BRE Select Hotels, which we refer to in this proxy statement/prospectus as a “liquidation event,” the holders of the New Preferred Shares outstanding at the time will be entitled to receive and to be paid out of the assets of BRE Select Hotels legally available for distribution to its shareholders, before any payment or distribution is made on any junior stock, the liquidation preference (as it may have been adjusted), plus an amount equal to any accumulated and unpaid dividends thereon to the date of such liquidation event.

As described under “—Adjustment to Liquidation Preference,” the initial liquidation preference of $1.90 per share will be subject to downward adjustment should net costs and payments relating to certain legacy litigation and regulatory matters exceed $3.5 million. BRE Select Hotels must provide holders written notice, contemporaneously with any payment upon the occurrence of any liquidation event, of any liquidation preference adjustment that will apply with respect to such payment, except that the failure to give such notice or any defect in such notice or in the delivery of such notice will not affect the validity of any liquidation preference adjustment. Any liquidation preference adjustment in connection with a liquidation event will be determined as of the date of such liquidation event.

After payment of the full amount of the liquidating distributions described above, holders of New Preferred Shares will have no right or claim to any of the remaining assets of BRE Select Hotels.

If, upon any liquidation event, the amounts payable with respect to the liquidating distributions to the holders of the New Preferred Shares and any other shares of BRE Select Hotels ranking as to any such distribution on a parity with the New Preferred Shares are not paid in full, the holders of the New Preferred Shares and of such other parity shares will share ratably in any such distribution of assets of BRE Select Hotels in proportion to the full respective liquidating distributions to which they are entitled.

Neither the sale, lease, transfer nor conveyance of all or substantially all of the property and assets of BRE Select Hotels, the merger or consolidation of BRE Select Hotels into or with any other entity nor the merger or consolidation of any other entity into or with BRE Select Hotels will be deemed to be a liquidation event.

Adjustment to Liquidation Preference

The liquidation preference for the New Preferred Shares initially will be $1.90 per share. However, the liquidation preference may be adjusted from time to time, but not above the $1.90 per share initial liquidation preference, to reflect payments that may be made by or on behalf of Apple Six from November 29, 2012 or by and on behalf of BRE Select Hotels from the date of the issuance of New Preferred Shares in connection with the merger, in each case relating to the following matters:

•

the class action litigation consolidated under the caption In re Apple REITs Litigation, Civil Action No. 1:11-cv-02919-KAM-JO, pending in the United States District Court for the Eastern District of New York and described under “Legacy Matters—Apple REIT Class Action Litigation;”

•	the investigation conducted by the SEC in the proceeding with File No. HO-11082 and described under “Legacy Matters—SEC Investigation;”

•

the FINRA disciplinary proceeding captioned Department of Enforcement v. David Lerner Associates, Inc. (CRD No. 5397) and David Lerner (CRD No. 307120), Disciplinary Proceeding No. 2009020741901 and described under “Legacy Matters—FINRA Proceeding;” and

•

any other claim, action, proceeding or investigation arising out of or relating to the acts, omissions, factors or other matters alleged and/or the claims asserted in the foregoing, but excluding any matter arising out of or relating to the merger agreement or the events leading up to the merger agreement.

The “liquidation preference,” on any date of determination, means $1.90 per New Preferred Share decreased by the liquidation preference adjustment as of such date. If on any such date the amount of any payments related to the matters described above actually made by or on behalf of Apple Six from November 29, 2012 or by or on behalf of BRE Select Hotels from the date of the issuance of New Preferred Shares in connection with the merger to such date (including, without limitation, in respect of any judgment, fines, penalties, restitution, disgorgements, settlements or legal or other expenses, but excluding any payments made in respect of legal fees and expenses incurred before November 29, 2012), less the amount of any payments actually received by or unconditionally committed to be paid to BRE Select Hotels or Apple Six in respect of any insurance, indemnification, reimbursement or refund related to these matters during such period, exceeds $3.5 million, the preference adjustment will equal the quotient of (i) such excess, divided by (ii) the number of New Preferred Shares outstanding on that date.

Redemption

Optional and Mandatory Redemption

BRE Select Hotels may, at its option, redeem at any time all or, from time to time, part of the New Preferred Shares.

In addition, BRE Select Hotels will be required to redeem all of the New Preferred Shares not later than the 60th day following any change of control (or, in the case of any change of control resulting from (w) a merger or consolidation to which BRE Select Hotels is a party, (x) an initial public offering or other issuance of capital stock by BRE Select Hotels or (y) the sale, lease, conveyance or other transfer, directly or indirectly, of all or substantially all of BRE Select Hotels’ property and assets, upon the occurrence of such change of control). A “change of control” will occur (i) if Buyer and its affiliates cease to (x) beneficially own at least 50% of the total voting power of all shares of BRE Select Hotels entitled to vote generally in the election of directors or (y) have the right to appoint a majority of the members of the board of directors of BRE Select Hotels or (ii) upon the sale, lease, conveyance or other transfer, directly or indirectly, of all or substantially all of BRE Select Hotels’ property and assets. For the purposes of this definition, “affiliate” means, with respect to any person, any other person controlled by, controlling or under common control with such person, and “control” when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

Furthermore, on or after the 7-1/2th anniversary of the issuance of the New Preferred Shares in connection with the merger, any holder of New Preferred Shares may require BRE Select Hotels to redeem, which we refer to in this proxy statement/prospectus as a “redemption request,” all or any specified portion of such holder’s New Preferred Shares not later than the dividend payment date next following such redemption request. Any redemption request must be in such written form as is prescribed by the board of directors of BRE Select Hotels, executed by the record holder of such shares or by his or her agent and delivered by hand or by certified or registered mail, return receipt requested, to the Secretary of BRE Select Hotels at its principal place of business not less than 30 nor more than 90 days prior to the relevant dividend payment date on or after the 7-1/2th anniversary of the issuance of the New Preferred Shares in connection with the merger. For the avoidance of doubt, if the redemption date with respect to any redemption request would otherwise fall on or after a redemption date set by BRE Select Hotels pursuant to the first two paragraphs of this section, BRE Select Hotels need not take any action with respect to such redemption request to the extent the shares subject thereto are so redeemed.

BRE Select Hotels will fix the date for any redemption, which we refer to in this proxy statement/prospectus as a “redemption date,” which, in the case of a redemption pursuant to any redemption request, will be the dividend payment date next following such redemption request.

The amount payable upon redemption, which we refer to in this proxy statement/prospectus as the “redemption price,” will be the liquidation preference, together, subject to the next sentence, with all accumulated and unpaid dividends thereon, to and including the redemption date, in each case in cash out of any funds legally available therefor. If any redemption date occurs after a dividend record date and on or prior to the related dividend payment date, the dividend payable on such dividend payment date in respect of such shares called for redemption will be payable on such dividend payment date to the holders of record at the close of business on such dividend record date, and will not be payable as part of the redemption price for such shares.

In the event that BRE Select Hotels fails to redeem the New Preferred Shares on the redemption date pursuant to the second or third paragraph of this section “Redemption—Optional and Mandatory Redemption,” in addition to any increase in the applicable rate, the holders of the New Preferred Shares entitled to have their New Preferred Shares redeemed pursuant to such paragraph will be entitled to exercise all rights and remedies available at law or in equity.

The New Preferred Shares will not be subject to any sinking fund.

Procedures of Redemption

Notice of any redemption (other than pursuant to a redemption request) will be given by first class mail, postage pre-paid, not less than 30 nor more than 90 days prior to the redemption date, addressed to each record holder of the New Preferred Shares at the respective mailing addresses of such holders as they appear on the stock transfer records of BRE Select Hotels. Any such notice with respect to redemption upon a change of control may, however, provide that such redemption is contingent on such change of control occurring and that, in BRE Select Hotels’ discretion, the redemption date may be delayed until such time as the change of control has occurred. No failure to give such notice or any defect of such notice or in the delivery of such notice will affect the validity of the proceedings for the redemption of any New Preferred Shares except as to the holder to whom notice was defective or not given.

In addition to any information required by law, such notice must state:

•	the redemption date;

•

the redemption price, including, without limitation, a statement as to whether or not accumulated and unpaid dividends will be payable as part of the redemption price, or payable on the next dividend payment date to the record holder at the close of business on the relevant dividend record date as described above; and

•	that dividends on the shares to be redeemed will cease to accrue on such redemption date.

BRE Select Hotels must give notice to the holders of New Preferred Shares, accompanied by a form of redemption request, by first class mail, postage pre-paid, not less than 60 nor more than 120 days prior to the 7-1/2th anniversary of the issuance of the New Preferred Shares in connection with the merger, to the effect that such holders will be entitled to deliver a redemption request not less than 30 nor more than 90 days prior to any dividend payment date on or after the 7-1/2th anniversary of the issuance of the New Preferred Shares in connection with the merger.

As described under “—Adjustment to Liquidation Preference,” the initial liquidation preference of $1.90 per share will be subject downward adjustment should net costs and payments relating to certain legacy litigation and regulatory matters exceed $3.5 million. Any liquidation preference adjustment in connection with a redemption at the option of BRE Select Hotels or following a change of control will be determined as of the date of the notice of redemption with respect thereto. Any liquidation preference adjustment in connection with a redemption pursuant to a redemption request will be determined as of the date of the notice of such liquidation preference adjustment with respect to the applicable dividend payment date as described under “—Dividends.” In the event that any liquidation preference adjustment applies with respect to any redemption price, BRE Select Hotels must provide notice thereof in such notice of redemption, except that the failure to include such notice therein or any defect in such notice or in the delivery of such notice will not affect the validity of any liquidation preference adjustment.

If less than all of the New Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder must also specify the number of New Preferred Shares held by such holder to be redeemed.

If notice of redemption of New Preferred Shares has been given (or a redemption request has been received in respect thereof) and if the funds necessary for such redemption have been set apart by BRE Select Hotels for the benefit of the holders of New Preferred Shares to be so redeemed, then, from and after the redemption date, dividends will cease to accrue on such New Preferred Shares, such New Preferred Shares will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash payable upon such redemption without interest thereon. Upon surrender, in accordance with such notice or redemption request, of the certificates for any New Preferred Shares (to the extent that such shares are certificated) so redeemed (properly endorsed or assigned for transfer, if BRE Select Hotels so requires and the notice so states), such New Preferred Shares will be redeemed by BRE Select Hotels at the redemption price. In case fewer than all the New Preferred Shares represented by any such certificate are redeemed, a new certificate or certificates will be issued representing the unredeemed New Preferred Shares without cost to the holder thereof.

Any funds deposited with a bank or trust company for the purpose of redeeming New Preferred Shares will be irrevocable except that:

•

BRE Select Hotels will be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed will have no claim to such interest or other earnings; and

•

any balance of monies so deposited by BRE Select Hotels and unclaimed by the holders of the New Preferred Shares entitled thereto at the expiration of two years from the applicable redemption date will be repaid, together with any interest or other earnings earned thereon, to BRE Select Hotels, and after any such repayment, the holders of the shares entitled to the funds so repaid to BRE Select Hotels may look only to BRE Select Hotels for payment without interest or other earnings.

Unless (x) dividends equal to the full amount of all accumulated and unpaid dividends on the New Preferred Shares have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past dividend periods and (y) BRE Select Hotels has redeemed or purchased for cash any and all outstanding PIK shares or has given notice of redemption with respect to such PIK shares and the funds necessary for such redemption have been set apart by BRE Select Hotels for the benefit of the holders of such PIK shares, no New Preferred Shares, other than PIK shares, may be redeemed unless all outstanding New Preferred Shares are simultaneously redeemed, and neither BRE Select Hotels nor any of its affiliates may purchase or acquire New Preferred Shares otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the New Preferred Shares (except that BRE Select Hotels may redeem or purchase or otherwise acquire directly or indirectly New Preferred Shares in order to ensure that BRE Select Hotels remains qualified as a REIT for U.S. federal income tax purposes). Notwithstanding the foregoing, BRE Select Hotels may acquire New Preferred Shares in exchange for shares of junior stock, or options, warrants or rights to subscribe for or purchase shares of junior stock. Subject to applicable law and this paragraph, BRE Select Hotels may, at any time and from time to time, purchase any New Preferred Shares in the open market, by tender or by private agreement.

Except in the case of a redemption of New Preferred Shares (x) pursuant to any redemption request or (y) in order to ensure that BRE Select Hotels remains qualified as a REIT for U.S. federal income tax purposes, if fewer than all of the outstanding New Preferred Shares are to be redeemed, BRE Select Hotels will select those shares to be redeemed pro rata. If, with respect to any dividend payment date, BRE Select Hotels has received redemption requests with respect to a number of New Preferred Shares such that the aggregate redemption price therefor would exceed the funds legally available therefor and for the payment of dividends on all outstanding New Preferred Shares, BRE Select Hotels will apply such funds legally available first, to pay such dividends and second, to the extent of any remaining funds legally available therefor, to redeem such shares from the holders who submitted such redemption requests on a pro rata basis.

Any New Preferred Shares that have been redeemed or otherwise acquired by BRE Select Hotels will, after such redemption or acquisition, have the status of authorized but unissued preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the board of directors.

Voting Rights

The New Preferred Shares will have very limited voting rights. Except as required by law and as set forth below, the holders of the New Preferred Shares will not be entitled to vote at any meeting of the shareholders for the election of directors or for any other purpose, to otherwise participate in any action taken by BRE Select Hotels or the shareholders thereof or to receive notice of any meeting of shareholders.

So long as any New Preferred Shares remain outstanding, BRE Select Hotels will not, without the affirmative vote or consent of the holders of at least two-thirds of the New Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking prior to or on parity with the New Preferred Shares with respect to the payment of dividends or the distribution of assets upon a liquidation event, or reclassify any authorized shares of BRE Select Hotels into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of BRE Select Hotels’ certificate of incorporation, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or power of, or restriction provided for the benefit of, the New Preferred Shares; provided, however, that (x) any increase in the amount of the authorized preferred shares, or the creation or issuance of any other series of preferred shares ranking junior to the New Preferred Shares with respect to payment of dividends and the distribution of assets upon a liquidation event, or (y) any increase in the amount of authorized New Preferred Shares to effect any exercise of the PIK dividend election, will not be deemed to adversely affect such rights, preferences, privileges or voting powers. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding New Preferred Shares have been redeemed or called for redemption and sufficient funds have been deposited in trust to effect such redemption.

Conversion

The New Preferred Shares are not convertible into or exchangeable for any other property or securities of BRE Select Hotels.

Limitation on Indebtedness

The certificate of designations creating the New Preferred Shares will provide that, without the affirmative vote or consent of the holders of at least two-thirds of the New Preferred Shares outstanding at the time, (i) BRE Select Hotels and its consolidated subsidiaries may not incur more than $800 million of indebtedness, except that BRE Select Hotels and its consolidated subsidiaries may incur indebtedness in excess of $800 million to the extent that the proceeds of such excess indebtedness are used to redeem or repurchase New Preferred Shares and (ii) neither BRE Select Hotels nor any of its subsidiaries may (A) agree to any covenant in connection with any indebtedness which restricts the ability of BRE Select Hotels to pay cash dividends on the New Preferred Shares unless such covenant also so restricts the ability of BRE Select Hotels to pay cash dividends on junior stock in the same manner or (B) permit the waiver of any covenant in connection with any indebtedness which restricts the ability of BRE Select Hotels to pay cash dividends on junior stock unless such waiver also applies to any covenant which restricts the ability of BRE Select Hotels to pay cash dividends on the New Preferred Shares. For purposes of this paragraph, “indebtedness” means indebtedness for money borrowed or any indebtedness evidenced by notes, debentures, bonds or other similar instruments, and “incur” means issue, assume, guarantee, incur or otherwise become liable for.

Restrictions on Ownership and Transfer

BRE Select Hotels must comply with certain requirements to qualify as a REIT under the Code. BRE Select Hotels’ shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Further, not more than 50% of the value of BRE Select Hotels’ issued and outstanding shares may be owned, directly or indirectly, by five or fewer individuals or certain entities during the last half of a taxable year.

A REIT may be considered to be “pension-held,” resulting in adverse tax consequences to certain investors, if certain pension trusts hold more than 50% of the interests in the REIT, or if a single such trust holds more than 25% of the interests in the REIT. In addition, a REIT will fail to be “domestically controlled,” resulting in other adverse consequences to certain investors, if 50% or more of the stock of the REIT is held directly or indirectly by foreign persons.

BRE Select Hotels’ certificate of incorporation will provide that, to the extent that any transfer of stock would (i) jeopardize its status as a REIT, (ii) cause it to be “pension-held” or a “personal holding company” or (iii) cause it not to qualify as a “domestically controlled qualified investment entity” (each of the events referred to in clauses (i), (ii) and (iii) being referred to in this proxy statement/prospectus as a “prohibited event”), then the number of shares that otherwise would result in a prohibited event will be deemed to have been transferred, effective as of the close of business on the business day before such transfer, to a trustee to be held in a trust established by the board of directors for the benefit of a charitable beneficiary. If the transfer to the charitable trust would not be effective for any reason to prevent the prohibited event, then the transfer of that number of shares that otherwise would cause the prohibited event will be void. In either case, the intended transferee (referred to as the “prohibited owner”) will not acquire any rights in such shares.

Shares held in the charitable trust will continue to constitute issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares held in the charitable trust. The trustee of the charitable trust will be designated by BRE Select Hotels and must be unaffiliated with BRE Select Hotels or the prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before BRE Select Hotels’ discovery that shares have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. Subject to Delaware law, effective as of the date that such shares have been transferred to the charitable trust, the trustee, in its sole discretion, will have the authority to:

•	rescind as void any vote cast by the prohibited owner prior to BRE Select Hotels’ discovery that such shares have been transferred to the charitable trust; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s charitable beneficiary.

However, if BRE Select Hotels has already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

As soon as practicable after receiving notice from BRE Select Hotels that shares have been transferred to the charitable trust, and unless BRE Select Hotels buys the shares first as described below, the trustee will sell the shares held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not result in a prohibited event. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

•

the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

The “market price” of New Preferred Shares will be deemed to be the liquidation preference per share, plus an amount equal to all accumulated and unpaid dividends (whether or not earned or declared) to and including the date of payment.

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee, and any costs and expenses of establishing and maintaining the trust. Any net sales proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before BRE Select Hotels’ discovery that shares have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•

to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares held in the charitable trust will be deemed to have been offered for sale to BRE Select Hotels or its designee at a price per share equal to the lesser of:

•	the price per share paid in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date BRE Select Hotels or its designee accepts such offer.

BRE Select Hotels may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. BRE Select Hotels may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. BRE Select Hotels will have the right to accept the offer until the trustee has sold the shares held in the charitable trust. Upon such a sale to BRE Select Hotels, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and the charitable beneficiary in the manner described above.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Apple Six is a Virginia corporation and, accordingly, is governed by the VSCA and by its articles of incorporation and bylaws, which we refer to in this proxy statement/prospectus as, collectively, the “Apple Six organizational documents.” BRE Select Hotels is a Delaware corporation and, accordingly, will be governed by the General Corporation Law of the State of Delaware, which we refer to in this proxy statement/prospectus as the “DGCL,” and, following the completion of the merger and the other transactions contemplated by the merger agreement, by its amended and restated certificate of incorporation, amended and restated bylaws and the certificate of designations creating the New Preferred Shares, copies of which are attached to this proxy statement/prospectus as Annex C, Annex D and Annex E, respectively, and which we refer to in this proxy statement/prospectus as, collectively, the “BRE Select Hotels organizational documents.”

Each of Apple Six’s units consists of one common share and one Series A preferred share. Apple Six’s Series A preferred shares are not separately tradeable from the common shares to which they relate, and the only right associated with the Series A preferred shares is a priority distribution upon the sale of Apple Six’s assets in liquidation, dissolution or winding up of Apple Six’s business. At the effective time of the merger, each unit will be converted into the right to receive $9.20 in cash and one New Preferred Share. Each unitholder (except for any unitholders who have properly exercised, perfected and not subsequently withdrawn their appraisal rights in accordance with Article 15 of the VSCA as described under “Dissenters’ Rights of Appraisal” beginning on page 115) will therefore become a holder of New Preferred Shares. Buyer, controlled by Sponsor, will own all of BRE Select Hotels’ common stock and will have the power to elect all of BRE Select Hotels’ directors and appoint its management.

The rights of the holders of New Preferred Shares will be significantly more limited than the rights of Apple Six’s unitholders. In particular, the holders of New Preferred Shares will not be entitled to vote in the election or removal of directors or any other matters submitted to a vote of shareholders, except as described below under “—Voting Rights.” In addition, except as described below under “—Dividends,” “—Distributions Upon Liquidation” and “—Redemption,” holders of New Preferred Shares will not be entitled to receive distributions or other payments in respect of their ownership interest. You should also read the description of the New Preferred Shares under “Description of New Preferred Shares” beginning on page 117 for additional information.

The following is a general comparison of material similarities and differences between the rights of Apple Six’s unitholders under the VSCA and the Apple Six organizational documents, on the one hand, and the rights of the holders of the New Preferred Shares under the DGCL and the BRE Select Hotels organizational documents, on the other hand. This discussion is only a summary of certain provisions, does not purport to be a complete description of such similarities and differences, and is qualified in its entirety by reference to the DGCL, the VSCA and the full text of the Apple Six organizational documents and the BRE Select Hotels organizational documents. See also “Where You Can Find More Information” on page 171.

	Apple Six Units	BRE Select Hotels New Preferred Shares
Authorized Capital Stock

200,000,000 common shares, no par value per share.

215,240,000 preferred shares, consisting of:

•   200,000,000 Series A preferred shares, no par value per share;

•   240,000 Series B convertible preferred shares, no par value per share; and

•   15,000,000 additional preferred shares.

As of March 26, 2013, 91,226,580 shares of common stock, 91,226,580 Series A preferred shares

100,000 common shares, par value $0.01 per share

150,000,000 preferred shares, par value $0.0001 per share, of which BRE Select Hotels’ board of directors will have designated as of the effective time of the merger 120,000,000 New Preferred Shares.

As of the effective time of the merger, BRE Select Hotels expects to have 100 shares of common stock and 97,032,856 New Preferred Shares outstanding. All of the shares of common stock initially will be held by Buyer.

	Apple Six Units	BRE Select Hotels New Preferred Shares
and 240,000 Series B convertible preferred shares and no other preferred shares were issued and outstanding. As of March 26, 2013, all of the Series B preferred convertible shares were owned of record by Glade M. Knight.

Voting Rights

Each common share is entitled to cast one vote with respect to matters submitted to common shareholders, including the election or removal of directors.

Except as otherwise required by the VSCA, the holders of Series A preferred shares and Series B convertible preferred shares are not entitled to vote, except that the affirmative vote of the holders of more than two-thirds of the outstanding Series A preferred shares or Series B convertible preferred shares, as applicable, is required for (x) the adoption of any amendment, alteration or repeal of any provision of Apple Six’s articles of incorporation that adversely changes the preferences, limitations or relative rights of such series or the holders thereof or (y) the authorization of, or the increase in the authorized number of shares of, any class of shares ranking senior to or on a parity with such series as to rights in liquidation.

The New Preferred Shares will have very limited voting rights. Except as required by law and as set forth below, the holders of the New Preferred Shares will not be entitled to vote at any meeting of the shareholders for the election of directors or for any other purpose, to otherwise participate in any action taken by BRE Select Hotels or the shareholders thereof or to receive notice of any meeting of shareholders.

So long as any New Preferred Shares remain outstanding, BRE Select Hotels may not, without the affirmative vote or consent of the holders of at least two-thirds of the New Preferred Shares outstanding, (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking prior to or on parity with the New Preferred Shares with respect to the payment of dividends or the distribution of assets upon a liquidation event, or reclassify any authorized shares of BRE Select Hotels into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the BRE Select Hotels certificate of incorporation, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or power of, or restriction provided for the benefit of, the New Preferred Shares; provided, however, that (x) any increase in the amount of the authorized preferred shares, or the creation or issuance of any other series of preferred shares ranking junior to the New Preferred Shares with respect to payment of dividends and the distribution of assets upon a liquidation event, or (y) any increase in the amount of authorized New Preferred Shares to effect any exercise of the PIK dividend election described below under “—Dividends,” will not be deemed to adversely affect such rights, preferences, privileges or voting powers.

	Apple Six Units	BRE Select Hotels New Preferred Shares
Dividends

Under the VSCA, a corporation may pay dividends only if, after giving effect to the dividend, (i) the corporation is still able to pay its debts as they become due in the usual course of business, and (ii) the corporation’s total assets are greater than or equal to the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights, upon the dissolution, of shareholders whose preferential rights are superior to those receiving the distribution.

Holders of Apple Six’s common shares are entitled to receive dividends when, as and if declared by Apple Six’s board of directors, out of funds legally available therefor. No dividends are separately payable on the Series A preferred shares.

Under the DGCL, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either:

•   out of its surplus, which is the excess of its net assets over its capital, as computed in accordance with Sections 154 and 244 of the DGCL; or

•   if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Holders of New Preferred Shares will be entitled to receive, when, as and if declared by the board of directors out of any funds legally available therefor, cumulative dividends (compounded quarterly) at the applicable rate on the liquidation preference per share (which may be adjusted from time to time as described under “—Distributions Upon Liquidation” below), payable quarterly. Dividends are payable in cash, except as described below with respect to PIK Shares.

The “applicable rate,” with respect to any dividend period, will be 7.00% per annum, except that the applicable rate will increase to (i) 9.00% per annum in the event that dividends on the New Preferred Shares have not been paid in cash for any reason for more than six quarters, whether or not consecutive, and (ii) 11.00% per annum for any period after the earlier of (x) any change of control and (y) the fifth anniversary of the date that the New Preferred Shares are first issued in connection with the merger. A “change of control” will generally occur if Sponsor and its affiliates cease to control BRE Select Hotels, or if BRE Select Hotels transfers all or substantially all of its assets. See “Description of New Preferred Shares—Redemption.”

If and to the extent (i) BRE Select Hotels is unable to declare or pay full cash dividends on the New Preferred Shares as a result of the terms of any indebtedness of BRE Select Hotels or any of its subsidiaries or (ii) insufficient funds are legally available to BRE Select Hotels for the payment in full of such cash dividends, BRE Select Hotels may elect to instead pay such dividends in PIK Shares.

	Apple Six Units	BRE Select Hotels New Preferred Shares
Distributions upon Liquidation

Upon the voluntary or involuntary dissolution, liquidation or winding up of Apple Six, the holders of the outstanding Series A preferred shares are entitled to be paid out of legally available funds a liquidation payment of $11.00 per Series A preferred share, before any such payments are made to the holders of Series B convertible preferred shares or common shares. Any remaining net assets must be used to make liquidation payments first, to holders of the outstanding Series B convertible preferred shares in the amount of $11.00 per each common share into which the Series B convertible shares would be convertible and, thereafter, to the holders of the common shares and the Series B convertible shares on an as-if-converted basis. As of March 26, 2013, the Series B convertible preferred shares would have been convertible into approximately 5,801,050 common shares of Apple Six.

Upon the voluntary or involuntary dissolution, liquidation or winding up of BRE Select Hotels, the holders of the New Preferred Shares will be entitled to be paid out of legally available funds a liquidation payment equal to the liquidation preference of $1.90 per share (as it may have been adjusted), together with any accumulated and unpaid dividends, before any payment or distribution is made on the common stock or any junior stock. Any remaining amounts legally available for distribution will be paid to the holders of common stock or any such junior stock, but not to holders of New Preferred Shares.

As described under “Description of New Preferred Shares—Adjustment to Liquidation Preference,” the initial liquidation preference of $1.90 per share will be subject to downward adjustment should net costs and payments relating to certain legacy litigation and regulatory matters exceed $3.5 million.

Redemption	Except as described below under “—Ownership and Transfer Limitations,” the Apple Six organizational documents do not provide for the optional or mandatory redemption of the units.

BRE Select Hotels may, at its option, redeem at any time all or, from time to time, part of the New Preferred Shares, for an amount equal to the liquidation preference (as it may have been adjusted), together with any accumulated and unpaid dividends (subject to the right of holders of record on any dividend record date to receive the related dividend payment), in each case in cash out of any legally available funds (referred to as the “redemption price”).

In addition, BRE Select Hotels will be required to redeem, in cash out of any legally available funds, all of the New Preferred Shares at the redemption price not later than the 60th day following any change of control (or, under certain circumstances, upon the occurrence of such change of control).

Furthermore, on or after the 7-1/2th anniversary of the issuance of the New Preferred Shares in connection with the merger, any holder of New Preferred Shares may require BRE Select Hotels to redeem, in cash out of any legally available funds, all or any specified portion of such holder’s New Preferred Shares at the redemption price not later than the quarterly dividend payment date next following such redemption request.

	Apple Six Units	BRE Select Hotels New Preferred Shares
Amendment of Articles of Incorporation	Apple Six’s articles of incorporation may be amended from time to time upon the vote of the holders or a majority of the common shares outstanding, except that the provisions of the articles of incorporation relating to the board of directors of Apple Six may only be amended upon the vote of the holders of more than two-thirds of the issued and outstanding common shares. Holders of preferred stock are not entitled to vote thereon except with respect to certain adverse changes or the authorization of senior or parity securities as described under “—Voting Rights.”	BRE Select Hotels’ certificate of incorporation may be amended from time to time upon the vote of the holders of a majority of the common shares outstanding. Holders of New Preferred Shares are not entitled to vote thereon except with respect to certain adverse changes or the authorization of senior or parity securities as described under “—Voting Rights.” Accordingly, Buyer generally may amend the certificate of incorporation without the vote or consent of the holders of New Preferred Shares.

Amendment of Bylaws	Apple Six’s bylaws may be amended from time to time upon the vote of the holders of a majority of the common shares outstanding. The board of directors may propose any amendments to common shareholders, but subject to certain exceptions may not amend the bylaws without a shareholder vote.	BRE Select Hotels’ bylaws may be amended from time to time by the board of directors (without any vote of shareholders), or upon the vote of the holders of a majority of the common shares outstanding. Accordingly, Buyer may amend the bylaws without the vote or consent of the holders of New Preferred Shares.

Information Disclosure	Apple Six’s bylaws provide that the board of directors will cause annual and quarterly reports to be sent to Apple Six’s shareholders. The annual reports must disclose any excess expenses, the ratio of the cost of raising capital to the capital raised during the year and the aggregate amount of advisory fees and other fees paid during the year to Apple Six Advisors, Inc. and its affiliates, including fees or charges paid to Apple Six Advisors, Inc. and its affiliates by a third party on behalf of Apple Six. The annual report must also include (i) disclosure of the material terms, factors and circumstances surrounding any transaction involving Apple Six and its directors, Apple Six Advisors, Inc. or its affiliates, (ii) a statement of assets and liabilities, (iii) a statement of income and expense and (iv) the report of an independent certified public accountant. The directors must also provide, at least annually, a statement advising Apple Six’s shareholders of the source of dividends or distributions. The quarterly reports must disclose (i) the ratio of the costs of raising capital during the quarter to the capital raised, and (ii) the aggregate amount of the advisory fees and the fees paid during the quarter to Apple Six Advisors, Inc. and its affiliates, including fees or charges	Neither the certificate of incorporation nor the bylaws of BRE Select Hotels will contain any provisions establishing any reporting obligations of BRE Select Hotels. Following completion of the merger, BRE Select Hotels may cease to be a reporting company under the Exchange Act, in which case the information currently available to Apple Six shareholders in Apple Six’s annual, quarterly and other reports would not be available. See “Risk Factors—Risks Related to the Ownership of the New Preferred Shares” beginning on page 32.

	Apple Six Units	BRE Select Hotels New Preferred Shares

paid to Apple Six Advisors, Inc. and its affiliates by third parties on behalf of Apple Six. The quarterly reports must also disclose any excess in borrowings over the level specified in the bylaws, along with a justification for such excess. Under the VSCA, shareholders are also entitled upon written request to receive Apple Six’s financial statements for the most recent fiscal year.

Exculpation	The VSCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (1) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director; or (2) the greater of (a) $100,000 or (b) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the VSCA or a corporation’s articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

The DGCL provides that a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its shareholders for breach of fiduciary duty as a director, except for liability for:

•   any breach of the director’s duty of loyalty to such corporation or its shareholders;

•   acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•   willful or negligent violation of provisions of the DGCL governing payment of dividends and stock purchases or redemptions;

•   any transaction from which the director derived an improper personal benefit; or

•   any act or omission before the adoption of such a provision in the certificate of incorporation.

Apple Six’s articles of incorporation provide that in every instance in which the VSCA permits the limitation or elimination of liability of directors or officers of a corporation to the corporation or its shareholders, the directors and officers of Apple Six shall not be liable.

BRE Select Hotels’ certificate of incorporation will provide that to the fullest extent permitted by the DGCL, a director shall not be liable to BRE Select Hotels or its stockholders for monetary damages for breach of fiduciary duty as a director.

	Apple Six Units	BRE Select Hotels New Preferred Shares
Competing Activities and Corporate Opportunities	Apple Six’s bylaws permit any affiliate of Apple Six to deal with, or otherwise engage in business with, persons transacting business with Apple Six or to provide services relating to the purchase, sale, management, development or operation of real property and receive compensation therefor, even if competitive with Apple Six. Apple Six’s bylaws further provide that no affiliate of Apple Six shall be obligated to present any particular investment opportunity to Apple Six.	BRE Select Hotels’ certificate of incorporation will provide that to the fullest extent permitted by law, none of (i) Sponsor or any of its affiliates or (ii) any director of BRE Select Hotels or his or her affiliates shall have any duty to refrain from directly or indirectly (x) engaging in any business opportunity or (y) competing with BRE Select Hotels, and, to the fullest extent permitted by law, no such person shall be liable to BRE Select Hotels or its stockholders for breach of any duty by reason of such activities. BRE Select Hotels’ certificate of incorporation will also renounce any interest or expectancy in being offered any business opportunity by such persons, unless that business opportunity is expressly offered to such person in his or her capacity as a director or officer of BRE Select Hotels.

Transactions with Affiliates

Apple Six’s bylaws provide that all transactions, whether such transaction involves the transfer of property, the lending of money or the rendering of any services, with Apple Six Advisors, Inc. or its affiliates, or any persons with a direct or indirect interest in Apple Six Advisors, Inc. or its affiliates, are permitted only if: (i) such transaction has been approved by an affirmative vote of a majority of the independent directors; (ii) if the transaction involves the purchase of property, the purchase is on terms not less favorable to Apple Six than those then prevailing for arms-length transactions concerning comparable property, and at a price to Apple Six no greater than the cost of the asset to the seller, unless a majority of the Apple Six board of directors determines that substantial justification for the excess exists; and (iii) each such transaction is in all respects fair and reasonable to Apple Six’s shareholders.

The Apple Six bylaws provide that neither Apple Six Advisors, Inc. nor its affiliates may invest in joint ventures with Apple Six unless (i) such transaction has been approved by an affirmative vote of a majority of the independent directors; (ii) the transaction is on terms not less favorable to Apple Six than those then prevailing for comparable arms- length transactions; and (iii) each such

Neither the certificate of incorporation nor the bylaws of BRE Select Hotels will contain restrictions or limitations with respect to transactions between BRE Select Hotels and its subsidiaries, on the one hand, and Sponsor, Buyer or any of its affiliates, on the other hand. In connection with Sponsor’s and its affiliates’ business activities, Sponsor, Buyer or any of their affiliates may from time to time enter into arrangements with BRE Select Hotels, Apple Six or its subsidiaries. These arrangements may be subject to restrictions on affiliate transactions contained in agreements to be entered into in connection with the debt financing arranged to complete the merger.

	Apple Six Units	BRE Select Hotels New Preferred Shares

transaction is in all respects fair and reasonable to Apple Six’s shareholders.

Under the Apple Six bylaws, Apple Six is permitted to make and accept assignments of purchase agreements or other contracts, to or from any of Apple Six’s affiliates or Apple Six Advisors, Inc.’s affiliates, provided that there is no consideration for any such assignment other than the reimbursement for the direct costs related to such agreement or contract. Apple Six is permitted to allow the use of Apple Six’s airplane by any of Apple Six’s affiliates or Apple Six Advisors, Inc.’s affiliates, on the condition that any such other party provide to Apple Six appropriate reimbursement of expenses associated with the use of the airplane.

For purposes of Apple Six’s bylaws, “affiliate” means (i) any person directly or indirectly controlling, controlled by or under common control with another person, (ii) any person owning or controlling 10% or more of the outstanding voting securities or beneficial interests of such other person, (iii) any officer, director, trustee or general partner of such person, and (iv) if such person is an officer, director, trustee or partner of another entity, then the entity for which that person acts in any such capacity.

For purposes of Apple Six’s bylaws, “person” means an individual, corporation, partnership, joint venture, association, company, trust, bank or other entity, or government and any agency and political subdivision of a government.

Indemnification	Apple Six’s articles of incorporation provide that Apple Six shall indemnify any individual who is, was or is threatened to be made a party to a civil, criminal, administrative, investigative or other proceeding (including a proceeding by or in the right of Apple Six or by or on behalf of its shareholders) because such individual is or was a director or officer of Apple Six or of any legal entity controlled by Apple Six, or is or was a fiduciary of any employee benefit plan established at the direction of Apple Six, against all liabilities and reasonable expenses	BRE Select Hotels’ bylaws will provide that BRE Select Hotels shall indemnify and hold harmless and advance expenses to, to the fullest extent permitted by law, any person who was or is made or is threatened to be made a party or is otherwise involved, including as a witness, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, including any investigation by any legislative body or any regulatory or self-regulatory body by which BRE Select Hotels’ business is regulated, by

	Apple Six Units	BRE Select Hotels New Preferred Shares

	incurred by him on account of the proceeding, provided that the directors of Apple Six (excluding the indemnified party) determine in good faith that his course of conduct which caused the loss or liability was in the best interests of Apple Six, and provided further that such liabilities and expenses were not incurred because of his willful misconduct, bad faith, reckless disregard of duties or knowing violation of the criminal law. Before any indemnification is paid, a determination shall be made that indemnification is permissible in the circumstance because the person seeking indemnification is eligible for indemnification and has met the standard of conduct set forth above. Unless a determination has been made that indemnification is not permitted, Apple Six also makes advances and reimburses expenses for any such person.	reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of BRE Select Hotels or, while a director or officer of BRE Select Hotels, is or was serving at the request of, or to represent the interests of, BRE Select Hotels as a director, officer, partner, member, trustee, fiduciary, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, including any charitable or not-for-profit public service organization or trade association, against all liability and loss suffered and expenses (including attorneys’ fees and disbursements) reasonably incurred by such person.

Antitakeover Provisions

The VSCA contains several provisions relating to transactions with an interested shareholder (defined as the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares). Under the VSCA, certain transactions between a corporation and an interested shareholder are referred to as affiliated transactions. Affiliated transactions include certain mergers and share exchanges, certain dispositions of corporate assets or voting shares, any dissolution proposed by or on behalf of an interested shareholder or any reclassification of securities or recapitalization or merger of the corporation with any of its subsidiaries which increases the percentage of voting shares beneficially owned by an interested shareholder by more than five percent.

For three years following the time that a shareholder becomes an interested shareholder, a Virginia corporation cannot engage in an affiliated transaction with the interested shareholder without the approval of the holders of two-thirds of the voting shares, not including shares held by the interested shareholder, and a majority of the disinterested directors. A disinterested director is a director who was a director before the date on which the shareholder became an interested shareholder

Subject to certain exceptions, the DGCL generally prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder (defined as including the beneficial owner of 15% or more of a corporation’s voting shares), within three years after the person or entity becomes an interested stockholder.

BRE Select Hotels’ shares of common stock will not be listed on a securities exchange or held of record by more than 2,000 shareholders, and, as a result, BRE Select Hotels will not be subject to the antitakeover provisions described above.

	Apple Six Units	BRE Select Hotels New Preferred Shares

or was recommended for election or elected by a majority of the disinterested directors then on the board.

After three years, an affiliated transaction must be approved by the holders of two-thirds of the voting shares, not including shares held by the interested shareholder, or it must satisfy statutory fair price requirements, but the approval of disinterested directors is no longer required.

The provisions of the VSCA relating to an affiliated transaction do not apply if a majority of disinterested directors approve the acquisition of shares making a person an interested shareholder prior to the time the person became an interested shareholder, if an interested shareholder became an interested shareholder by way of a gift or inheritance from such a person or if the person became an interested shareholder inadvertently and, as soon as practicable, divested beneficial ownership of a sufficient number of shares so that the person ceased to be an interested shareholder.

A corporation can expressly elect not to be governed by the VSCA’s affiliated transaction provisions in its articles of incorporation or bylaws provided certain voting requirements are met, but Apple Six has not done so.

Consent to Bankruptcy	Apple Six’s organizational documents do not contain any provisions requiring any shareholder’s consent in relation to any bankruptcy related matters.	BRE Select Hotels’ certificate of incorporation will provide that so long as Buyer or its affiliates continue to own at least 50% of the shares of the BRE Select Hotels’ common stock owned by Buyer or its affiliates on the day following the consummation of the merger (as adjusted to reflect stock dividends, stock splits, repurchases, recapitalizations and similar transactions), without the written consent of the Buyer or any affiliate of Buyer designated by Buyer, BRE Select Hotels may not, and may not permit any of its subsidiaries to, pursuant to or within the meaning of any “bankruptcy law,” commence any voluntary case, consent to the filing of or join, acquiesce or otherwise collude in any involuntary petition filed against it, consent to the entry of

	Apple Six Units	BRE Select Hotels New Preferred Shares

an order for relief against it in an involuntary case, solicit or cause to be solicited any petitioning or applicant creditors for an involuntary petition against it (or collude with any person with respect thereto), consent to or acquiesce in the appointment of a “custodian” of it or for any portion of its property, make a general assignment for the benefit of creditors, seek, consent to or cause a creditor to seek the substantive consolidation of it with any other person or take any comparable action under any foreign laws relating to insolvency. The term “bankruptcy law” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors, and the term “custodian” means any receiver, trustee, assignee, liquidator, custodian, examiner or similar official under any bankruptcy law. Buyer will have equivalent rights with respect to each of BRE Select Hotels’ subsidiaries.

Ownership and Transfer Limitations

To qualify as a REIT under the Internal Revenue Code, Apple Six’s and BRE Select Hotels’ shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Further, not more than 50% of the value of Apple Six’s or BRE Select Hotels’ issued and outstanding shares may be owned, directly or indirectly, by five or fewer individuals or, in limited circumstances, entities such as qualified private pension plans, during the last half of a taxable year or during a proportionate part of a shorter taxable year.

The board of either company may require opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure such company’s status as a REIT. In addition, each shareholder shall, upon demand, be required to disclose in writing all information regarding the direct and indirect beneficial ownership of shares of capital stock as the relevant board deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any compliance with those provisions or requirements.

	Apple Six’s bylaws provide that no person may own or be deemed to own more than 9.8% of its issued and outstanding shares. Apple Six’s bylaws provide that the shares subject to the purported transfer will be considered to be “excess shares.” Under Apple Six’s bylaws, excess shares will be deemed to have been acquired and to be held on Apple Six’s behalf. The excess shares will not be considered to be outstanding for quorum and voting purposes. The excess shares will not be entitled to receive dividends or any other	BRE Select Hotels’ certificate of incorporation will provide that to the extent that any transfer of stock would jeopardize its status as a REIT, cause it to be “pension-held,” or cause it not to be “domestically controlled” (referred to as “prohibited events”), then the number of shares that otherwise would result in a prohibited event will be deemed to have been transferred to a trustee to be held in a trust established by the board for the benefit of a charitable beneficiary. The prohibited owner will not

Apple Six Units	BRE Select Hotels New Preferred Shares

distributions. Any dividends or distributions paid to a purported transferee of excess shares prior to Apple Six’s discovery that the shares have been transferred in violation of its bylaws must be repaid to Apple Six upon demand.

Apple Six’s bylaws provide that Apple Six may redeem shares to maintain or bring the direct or indirect ownership of the shares into conformity with the requirements for a REIT. The redemption price for any such shares will be equal to (i) the last reported sale price of the shares on the principal national securities exchange on which the shares are listed on the business day prior to redemption, (ii) if the shares are not so listed, the average of the highest bid and lowest asked prices on such last business day as reported by the NASDAQ or similar organization selected by Apple Six or (iii) as determined in good faith by the board of directors.

benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares held in the charitable trust.

The shares held in the charitable trust will be sold either to BRE Select Hotels or to a person whose ownership of the shares will not result in a prohibited event. The net proceeds of the sale will be distributed to the prohibited owner and the charitable beneficiary. In the case of any New Preferred Shares held in the charitable trust, the amount to be received by the prohibited owner will in any event not exceed (i) in the case of a sale of any such New Preferred Shares to BRE Select Hotels, the lesser of (x) the price per share paid in the transaction that resulted in the transfer to the charitable trust or (y) liquidation preference per New Preferred Share, plus an amount equal to all accumulated and unpaid dividends (whether or not earned or declared) to and including the date BRE Select Hotels accepts the sale offer, in each case of these clauses (x) and (y), less any amounts of dividends previously distributed to the prohibited owner, and (ii) in the case of a sale of any such New Preferred Shares to any other person whose ownership of such shares will not result in a prohibited event, the lesser of (x) the price paid by the prohibited owner for the shares and (y) the price per share received by the trustee of the charitable trust from the sale of such New Preferred Shares (net of any commissions and other expenses of sale), in each case of these clauses (x) and (y), less any amounts of dividends previously distributed to the prohibited owner and the costs and expenses of establishing and maintaining the charitable trust.

BRE Select Hotels’ certificate of incorporation will provide that BRE Select Hotels may also purchase or redeem any shares to maintain or bring the direct or indirect ownership of the shares into conformity with the requirements for a REIT. The redemption price for any such shares will be equal to (i) the last reported sale price of the shares on the business day prior to

Apple Six Units	BRE Select Hotels New Preferred Shares

redemption or (ii) as determined in good faith by the board of directors. In the case of the New Preferred Shares, BRE Select Hotels may elect to purchase or redeem such shares according to the procedures set forth in BRE Select Hotels’ certificate of incorporation or pursuant to the redemption provisions set forth in the certificate of designations as described under “—Redemption” above.

See “Description of New Preferred Shares—Restrictions on Ownership and Transfer” for additional details.

DESCRIPTION OF REAL ESTATE AND OPERATING DATA OF APPLE REIT SIX, INC.

The map below shows the states in which Apple Six’s hotels are located, and the following charts summarize Apple Six’s room and franchise information.

States in which Apple Six’s Hotels are Located

Number of Guest Rooms by State:

Type and Number of Hotel Franchises:

SUMMARY OF CONTRACTS FOR PROPERTIES OF APPLE REIT SIX, INC.

Ownership, Leasing and Management Summary

Each of Apple Six’s hotels has been leased to one of its indirect wholly owned subsidiaries, as the lessee, under a separate hotel lease agreement.

Except with respect to the Courtyard in Myrtle Beach, South Carolina, the SpringHill Suites in Fort Worth, Texas and the Marriott in Redmond, Washington, each hotel is managed under a separate management and franchise agreement, between the applicable lessee and the manager or franchisor. Lessee subsidiaries of Apple Six have entered into management agreements with respect to the Courtyard in Myrtle Beach, South Carolina, the SpringHill Suites in Fort Worth, Texas and the Marriott in Redmond, Washington with affiliates of Marriott International, Inc.

Apple Six has no material relationship or affiliation with the managers or franchisors, except for the relationship resulting from its management and franchise agreements for the hotel it owns, and any related documents. The hotel lease agreements and the management agreements are among the contracts described in another section below.

The table below specifies the franchise, hotel owner, lessee and manager for Apple Six’s hotels:

Hotel Location	Franchise (a)	Hotel Owner/Lessor	Lessee	Manager
Birmingham, Alabama	Fairfield Inn	Sunbelt Hotel Enterprises, Inc.	Apple Six Hospitality Management, Inc.	Larry Blumberg & Associates
Dothan, Alabama	Courtyard	Blumberg-Dothan Motel II, L.L.C.	Apple Six Hospitality Management, Inc.	Larry Blumberg & Associates
Dothan, Alabama	Hampton Inn & Suites	Sunbelt-IDA, L.L.C.	Apple Six Hospitality Management, Inc.	Larry Blumberg & Associates
Huntsville, Alabama	Fairfield Inn	Apple Six Hospitality Ownership, Inc.	Apple Six Services Huntsville, Inc.	Larry Blumberg & Associates
Huntsville, Alabama	Residence Inn	Sunbelt-Huntsville II, L.L.C.	Apple Six Hospitality Management, Inc.	Larry Blumberg & Associates
Montgomery, Alabama	SpringHill Suites	Apple Six Hospitality Ownership, Inc.	Apple Six Services Montgomery, Inc.	Larry Blumberg & Associates
Tuscaloosa, Alabama	Courtyard	Sunbelt Hotel Enterprises, Inc.	Apple Six Hospitality Management, Inc.	Larry Blumberg & Associates
Tuscaloosa, Alabama	Fairfield Inn	Sunbelt Hotel Enterprises, Inc.	Apple Six Hospitality Management Inc.	Larry Blumberg & Associates
Anchorage, Alaska	Hampton Inn	Apple Six Anchorage, Inc.	Apple Six Anchorage Management, Inc.	Stonebridge Realty Advisors, Inc.
Anchorage, Alaska	Hilton Garden Inn	Apple Six Hospitality, Inc.	Apple Six Services Anchorage I, LLC	Stonebridge Realty Advisors, Inc.
Anchorage, Alaska	Homewood Suites	Apple Six Hospitality, Inc.	Apple Six Services Anchorage II, LLC	Stonebridge Realty Advisors, Inc.
Phoenix, Arizona	Hampton Inn	Apple Six Hospitality, Inc.	Apple Six Hospitality Management, Inc.	Stonebridge Realty Advisors, Inc.

Arcadia, California	Hilton Garden Inn	Apple Six Hospitality, Inc.	Apple Six Hospitality Management, Inc.	Stonebridge Realty Advisors, Inc.
Arcadia, California	SpringHill Suites	Apple Six Hospitality, Inc.	Apple Six Hospitality Management, Inc.	Stonebridge Realty Advisors, Inc.
Bakersfield, California	Hilton Garden Inn	Apple Six Hospitality, Inc.	Apple Six Hospitality Management, Inc.	Hilton Worldwide
Folsom, California	Hilton Garden Inn	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	Inn Ventures, Inc.
Foothill Ranch, California	Hampton Inn	Apple Six Foothill Ranch, Inc.	Apple Six Foothill Ranch Services, Inc.	Stonebridge Realty Advisors, Inc.
Lake Forest, California	Hilton Garden Inn	Apple Six Hospitality, Inc.	Apple Six Hospitality Management, Inc.	Stonebridge Realty Advisors, Inc.
Milpitas, California	Hilton Garden Inn	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	Inn Ventures, Inc.
Roseville, California	Hilton Garden Inn	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	Inn Ventures, Inc.
San Francisco, California	Hilton Garden Inn	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	White Lodging Services Corporation
Boulder, Colorado	Marriott	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	White Lodging Services Corporation
Glendale, Colorado	Hampton Inn & Suites	Apple Six Hospitality, Inc.	Apple Six Services Glendale, Inc.	Stonebridge Realty Advisors, Inc.
Lakewood, Colorado	Hampton Inn	Apple Six Hospitality, Inc.	Apple Six Hospitality Management, Inc.	Stonebridge Realty Advisors, Inc.
Farmington, Connecticut	Courtyard	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	White Lodging Services Corporation
Rocky Hill, Connecticut	Residence Inn	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	White Lodging Services Corporation
Wallingford, Connecticut	Homewood Suites	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	White Lodging Services Corporation
Clearwater, Florida	SpringHill Suites	Sunbelt Hotels-Florida II, L.L.C.	Apple Six Hospitality Management, Inc.	Larry Blumberg & Associates
Lake Mary, Florida	Courtyard	Apple Six Hospitality, Inc.	Apple Six Hospitality Management, Inc.	Larry Blumberg & Associates
Lakeland, Florida	Residence Inn	RI-Lakeland, L.L.C.	Apple Six Hospitality Management, Inc.	Larry Blumberg & Associates

Orange Park, Florida	Fairfield Inn	Sunbelt-FOF, L.L.C.	Apple Six Hospitality Management, Inc.	Larry Blumberg & Associates
Panama City, Florida	Courtyard	Sunbelt-CPC, L.L.C.	Apple Six Hospitality Management, Inc.	Larry Blumberg & Associates
Pensacola, Florida	Courtyard	Sunbelt Hotel Enterprises, Inc.	Apple Six Hospitality Management, Inc.	Larry Blumberg & Associates
Pensacola, Florida	Fairfield Inn	Davis Highway Motel, Inc.	Apple Six Hospitality Management, Inc.	Larry Blumberg & Associates
Pensacola, Florida	Hampton Inn & Suites	Sunbelt-IPF, L.L.C.	Apple Six Hospitality Management, Inc.	Larry Blumberg & Associates
Tallahassee, Florida	Hilton Garden Inn	Apple Six Hospitality, Inc.	Apple Six Hospitality Management, Inc.	Hilton Worldwide
Albany, Georgia	Courtyard	Sunbelt-CAG, L.L.C.	Apple Six Hospitality Management, Inc.	Larry Blumberg & Associates
Columbus, Georgia	Residence Inn	Sunbelt-RCG, L.L.C.	Apple Six Hospitality Management, Inc.	Larry Blumberg & Associates
Savannah, Georgia	SpringHill Suites	Apple Six Hospitality Ownership, Inc.	Apple Six Services Savannah, Inc.	Larry Blumberg & Associates
Valdosta, Georgia	Courtyard	Sunbelt-FCF, L.L.C.	Apple Six Hospitality Management, Inc.	Larry Blumberg & Associates
Mt. Olive, New Jersey	Residence Inn	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	White Lodging Services Corporation
Somerset, New Jersey	Homewood Suites	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	White Lodging Services Corporation
Saratoga Springs, New York	Hilton Garden Inn	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	White Lodging Services Corporation
Roanoke Rapids, North Carolina	Hilton Garden Inn	Apple Six North Carolina, L.P.	Apple Six Hospitality Management, Inc.	Newport Hospitality Group, Inc.
Hillsboro, Oregon	Courtyard	Apple Six SPE Hillsboro CY, Inc.	Apple Six Services Hillsboro CY, Inc.	Inn Ventures, Inc.
Hillsboro, Oregon	Residence Inn	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	Inn Ventures, Inc.
Hillsboro, Oregon	TownePlace Suites	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	Inn Ventures, Inc.
Portland, Oregon	Residence Inn	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	Inn Ventures, Inc.
Pittsburgh, Pennsylvania	Residence Inn	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	White Lodging Services Corporation
Myrtle Beach, South Carolina	Courtyard	Apple Six Hospitality, Inc.	Apple Six Hospitality Management, Inc.	Marriott International, Inc.
Nashville, Tennessee	Homewood Suites	Apple Six Tennessee, Inc.	Apple Six Services Tennessee, L.P.	Hilton Worldwide

Arlington, Texas	SpringHill Suites	Apple Six Hospitality Texas, L.P.	Apple Six Services II, LLC	Western International
Arlington, Texas	TownePlace Suites	Apple Six Hospitality Texas, L.P.	Apple Six Services II, LLC	Western International
Dallas, Texas	SpringHill Suites	Apple Six Hospitality Texas, L.P.	Apple Six Services II, LLC	Western International
Fort Worth, Texas	Homewood Suites	Apple Six Hospitality Texas, L.P.	Apple Six Services III, LLC	Hilton Worldwide
Fort Worth, Texas	Residence Inn	Apple Six SPE Fort Worth, Inc.	Apple Six Services II, LLC	Western International
Ft. Worth, Texas	SpringHill Suites	Apple Six Hospitality Texas, L.P.	Apple Six Services I, LLC	Marriott International, Inc.
Laredo, Texas	Homewood Suites	Apple Six Hospitality Texas, L.P.	Apple Six Services II, LLC	Western International
Laredo, Texas	Residence Inn	Apple Six Hospitality Texas, L.P.	Apple Six Services II, LLC	Western International
Las Colinas, Texas	TownePlace Suites	Apple Six Hospitality Texas, L.P.	Apple Six Services II, LLC	Western International
McAllen, Texas	Hilton Garden Inn	Apple Six Hospitality Texas, L.P.	Apple Six Services II, LLC	Western International
Fredericksburg, Virginia	Hilton Garden Inn	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	Hilton Worldwide
Kent, Washington	TownePlace Suites	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	Inn Ventures, Inc.
Mukilteo, Washington	TownePlace Suites	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	Inn Ventures, Inc.
Redmond, Washington	Marriott	Apple Six Hospitality, Inc.	Apple Six Hospitality Management, Inc.	Marriott International, Inc.
Renton, Washington	Hilton Garden Inn	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	Inn Ventures, Inc.

Notes for Table:

(a)	All brand and trade names, logos or trademarks contained, or referred to, in this proxy statement/prospectus are the properties of their respective owners. These references shall not in any way be construed as participation in, or endorsement of, the issuance of the New Preferred Shares pursuant to the merger agreement by any of our franchisors or managers.
(b)	The hotel specified was purchased from an affiliate of the indicated manager.

Hotel Lease Agreements

Each of Apple Six’s hotels is covered by a separate hotel lease agreement between the owner (one of its indirect wholly-owned subsidiaries) and the applicable lessee (another one of its indirect wholly-owned subsidiaries, as specified in the previous section). Each lease provides for an initial term of 10 years. The applicable lessee has the option to extend its lease term for two additional five-year periods, if it is not in default at the end of the prior term or at the time the option is exercised.

Each lease provides for annual base rent and percentage rent. The annual base rent is payable in advance in equal monthly installments and will be adjusted each year in proportion to the consumer price index (based on the U.S. city average). The annual percentage rent depends on a formula that compares fixed “suite revenue breakpoints” with a portion of “suite revenue,” which is equal to gross revenue from guest rentals less sales and room taxes and credit card fees. The suite revenue breakpoints will be adjusted each year in proportion to the consumer price index (based on the U.S. city average). Specifically, the annual percentage rent is equal to the sum of (a) 17% of all suite revenue for the year, up to the applicable suite revenue breakpoint; plus (b) 55% of the suite revenue for the year in excess of the applicable suite revenue breakpoint, as reduced by base rent paid for the year. Shown below are the annual base rent and the lease commencement date for the hotels purchased by Apple Six:

Hotel Location	Franchise	Annual Base Rent	Date of Lease Commencement
Birmingham, Alabama	Fairfield Inn	$247,175	August 2005
Dothan, Alabama	Courtyard	700,464	August 2005
Dothan, Alabama	Hampton Inn & Suites	779,832	June 2005
Huntsville, Alabama	Fairfield Inn	471,933	September 2005
Huntsville, Alabama	Residence Inn	753,169	June 2005
Montgomery, Alabama	SpringHill Suites	615,659	September 2005
Tuscaloosa, Alabama	Courtyard	725,790	August 2005
Tuscaloosa, Alabama	Fairfield Inn	407,799	August 2005
Anchorage, Alaska	Hampton Inn	1,252,254	March 2005
Anchorage, Alaska	Hilton Garden Inn	1,717,069	October 2004
Anchorage, Alaska	Homewood Suites	1,632,653	October 2004
Phoenix, Arizona	Hampton Inn	676,739	October 2004
Arcadia, California	Hilton Garden Inn	1,211,074	October 2004
Arcadia, California	SpringHill Suites	745,560	October 2004
Bakersfield, California	Hilton Garden Inn	1,056,142	March 2005
Folsom, California	Hilton Garden Inn	1,110,048	November 2005
Foothill Ranch, California	Hampton Inn	670,679	April 2005
Lake Forest, California	Hilton Garden Inn	1,167,486	October 2004
Milpitas, California	Hilton Garden Inn	1,396,501	November 2005
Roseville, California	Hilton Garden Inn	1,329,436	November 2005
San Francisco, California	Hilton Garden Inn	879,372	January 2006
Boulder, Colorado	Marriott	2,226,934	May 2005
Glendale, Colorado	Hampton Inn & Suites	1,079,911	October 2004
Lakewood, Colorado	Hampton Inn	652,327	October 2004
Farmington, Connecticut	Courtyard	1,346,672	October 2005
Rocky Hill, Connecticut	Residence Inn	889,632	August 2005
Wallingford, Connecticut	Homewood Suites	871,343	July 2005
Clearwater, Florida	SpringHill Suites	679,482	February 2006
Lake Mary, Florida	Courtyard	497,813	March 2005
Lakeland, Florida	Residence Inn	919,964	June 2005
Orange Park, Florida	Fairfield Inn	675,628	November 2005
Panama City, Florida	Courtyard	822,449	March 2006

Pensacola, Florida	Courtyard	1,003,301	August 2005
Pensacola, Florida	Fairfield Inn	442,973	August 2005
Pensacola, Florida	Hampton Inn & Suites	828,768	July 2005
Tallahassee, Florida	Hilton Garden Inn	1,097,710	March 2005
Albany, Georgia	Courtyard	744,061	June 2005
Columbus, Georgia	Residence Inn	711,637	June 2005
Savannah, Georgia	SpringHill Suites	522,113	September 2006
Valdosta, Georgia	Courtyard	743,957	October 2005
Mt. Olive, New Jersey	Residence Inn	1,245,131	September 2005
Somerset, New Jersey	Homewood Suites	1,057,276	August 2005
Saratoga Springs, New York	Hilton Garden Inn	1,447,720	September 2005
Roanoke Rapids, North Carolina	Hilton Garden Inn	1,125,679	March 2008
Hillsboro, Oregon	Courtyard	1,082,863	March 2006
Hillsboro, Oregon	Residence Inn	1,373,224	March 2006
Hillsboro, Oregon	TownePlace Suites	1,044,934	December 2005
Portland, Oregon	Residence Inn	3,195,574	December 2005
Pittsburgh, Pennsylvania	Residence Inn	1,027,944	September 2005
Myrtle Beach, South Carolina	Courtyard	853,368	June 2004
Nashville, Tennessee	Homewood Suites	789,300	May 2005
Arlington, Texas	SpringHill Suites	858,875	June 2005
Arlington, Texas	TownePlace Suites	678,385	June 2005
Dallas, Texas	SpringHill Suites	1,591,607	December 2005
Fort Worth, Texas	Homewood Suites	819,982	May 2005
Fort Worth, Texas	Residence Inn	1,831,740	May 2005
Ft. Worth, Texas	SpringHill Suites	1,295,687	May 2004
Laredo, Texas	Homewood Suites	965,331	November 2005
Laredo, Texas	Residence Inn	1,279,721	September 2005
Las Colinas, Texas	TownePlace Suites	914,336	June 2005
McAllen, Texas	Hilton Garden Inn	485,027	July 2005
Fredericksburg, Virginia	Hilton Garden Inn	1,486,300	December 2005
Kent, Washington	TownePlace Suites	1,097,497	December 2005
Mukilteo, Washington	TownePlace Suites	1,094,297	December 2005
Redmond, Washington	Marriott	5,882,078	July 2004
Renton, Washington	Hilton Garden Inn	968,509	November 2005

Management Agreements

Each of Apple Six’s 66 hotels are operated and managed, under separate management agreements, by affiliates of one of the following companies: Marriott International, Inc., Stonebridge Realty Advisors, Inc., Hilton Worldwide, Western International, Larry Blumberg & Associates, White Lodging Services Corporation, Inn Ventures, Inc., or Newport Hospitality Group, Inc. The agreements have remaining terms ranging from less than one to twenty-two years. Fees associated with the agreements generally include the payment of base management fees, incentive management fees, accounting fees, and other fees for centralized services which are allocated among all of the hotels that receive the benefit of such services. Base management fees are calculated as a percentage of gross revenues. Incentive management fees are calculated as a percentage of operating profit in excess of a priority return to Apple Six, as defined in the management agreements. Apple Six has the option to terminate the management agreements under certain circumstances, including if specified performance thresholds are not satisfied.

Franchise Agreements

In general, for Apple Six’s hotels franchised by Hilton Worldwide or one of its affiliates, there is a franchise license agreement between the lessee and Hilton Worldwide or an affiliate. The Hilton Worldwide franchise agreements generally provide for an initial term of thirteen to twenty years. Each franchise license agreement provides for the payment of royalty fees and program fees to the franchisor. A percentage of gross room revenues is used to determine these payments.

For the hotels franchised by Marriott International, Inc. or one of its affiliates, there is a relicensing franchise agreement between the applicable lessee and Marriott International, Inc. or an affiliate. The Marriott International, Inc. relicensing franchise agreements provide for an initial term of fifteen to twenty years. The relicensing franchise agreements provide for the payment of royalty fees and marketing contributions to the franchisor. A percentage of gross room revenues is used to determine these payments.

FINANCIAL AND OPERATING INFORMATION FOR PROPERTIES OF APPLE REIT SIX, INC.

Apple Six’s hotels offer guest rooms and suites, together with related amenities, that are consistent with their operations. The hotels are located in developed areas and in competitive markets. Apple Six believes its hotels are well-positioned to compete in their markets based on location, amenities, rate structure and franchise affiliation. In the opinion of Apple Six’s management, each hotel is adequately covered by insurance. The following tables present further information about Apple Six’s hotels:

General Information

Hotel Location	Franchise	Number of Rooms/ Suites	Gross Cost	Federal Income Tax Basis for Depreciable Real Property Component of Hotel (a)	Date of Construction	Acquisition Date
Birmingham, Alabama	Fairfield Inn	63	$2,890,000	$2,543,000	1995	August 2005
Dothan, Alabama	Courtyard	78	9,880,000	8,618,000	1996	August 2005
Dothan, Alabama	Hampton Inn & Suites	85	9,307,000	8,470,000	2004	June 2005
Huntsville, Alabama	Fairfield Inn	79	5,670,000	5,168,000	1999	September 2005
Huntsville, Alabama	Residence Inn	78	10,178,000	9,237,000	2002	June 2005
Montgomery, Alabama	SpringHill Suites	79	7,614,000	6,658,000	1998	September 2005
Tuscaloosa, Alabama	Courtyard	78	9,508,000	9,508,000	1996	August 2005
Tuscaloosa, Alabama	Fairfield Inn	63	4,698,000	4,698,000	1996	August 2005
Anchorage, Alaska	Hampton Inn	101	14,295,000	13,079,000	1997	March 2005
Anchorage, Alaska	Hilton Garden Inn	125	20,949,000	16,732,000	2002	October 2004
Anchorage, Alaska	Homewood Suites	122	14,704,000	12,907,000	2004	October 2004
Phoenix, Arizona	Hampton Inn	99	8,771,000	7,354,000	1998	October 2004
Arcadia, California	Hilton Garden Inn	124	14,426,000	12,710,000	1999	October 2004
Arcadia, California	SpringHill Suites	86	9,113,000	7,490,000	1999	October 2004
Bakersfield, California	Hilton Garden Inn	120	12,121,000	10,962,000	2004	March 2005
Folsom, California	Hilton Garden Inn	100	20,102,000	18,586,000	1999	November 2005
Foothill Ranch, California	Hampton Inn	84	8,614,000	7,563,000	1998	April 2005
Lake Forest, California	Hilton Garden Inn	103	11,376,000	9,843,000	2004	October 2004
Milpitas, California	Hilton Garden Inn	161	21,424,000	18,869,000	1999	November 2005
Roseville, California	Hilton Garden Inn	131	23,222,000	20,867,000	1999	November 2005
San Francisco, California	Hilton Garden Inn	169	13,994,000	12,000,000	1999	January 2006
Boulder, Colorado	Marriott	157	33,532,000	30,474,000	1997	May 2005
Glendale, Colorado	Hampton Inn & Suites	133	16,394,000	12,767,000	1999	October 2004
Lakewood, Colorado	Hampton Inn	170	13,200,000	10,710,000	2003	October 2004
Farmington, Connecticut	Courtyard	119	17,395,000	15,603,000	2005	October 2005
Rocky Hill, Connecticut	Residence Inn	96	12,922,000	11,453,000	2005	August 2005
Wallingford, Connecticut	Homewood Suites	104	13,935,000	12,523,000	2005	July 2005
Clearwater, Florida	SpringHill Suites	79	7,300,000	7,300,000	2006	February 2006
Lake Mary, Florida	Courtyard	86	8,812,000	8,127,000	1995	March 2005
Lakeland, Florida	Residence Inn	78	11,687,000	10,175,000	2001	June 2005
Orange Park, Florida	Fairfield Inn	83	8,172,000	7,322,000	1998	November 2005
Panama City, Florida	Courtyard	84	9,757,000	8,358,000	2006	March 2006
Pensacola, Florida	Courtyard	90	13,717,000	12,536,000	1997	August 2005
Pensacola, Florida	Fairfield Inn	63	5,506,000	5,039,000	1995	August 2005

Pensacola, Florida	Hampton Inn & Suites	85	9,779,000	8,538,000	2005	July 2005
Tallahassee, Florida	Hilton Garden Inn	99	12,404,000	11,308,000	1997	March 2005
Albany, Georgia	Courtyard	84	9,133,000	7,877,000	2004	June 2005
Columbus, Georgia	Residence Inn	78	9,047,000	8,450,000	2003	June 2005
Savannah, Georgia	SpringHill Suites	79	6,119,000	5,432,000	1999	September 2005
Valdosta, Georgia	Courtyard	84	9,850,000	8,820,000	2002	October 2005
Mt. Olive, New Jersey	Residence Inn	123	13,064,000	11,657,000	2005	September 2005
Somerset, New Jersey	Homewood Suites	123	19,079,000	17,272,000	2005	August 2005
Saratoga Springs, New York	Hilton Garden Inn	112	19,996,000	17,605,000	1999	September 2005
Roanoke Rapids, North Carolina	Hilton Garden Inn	147	18,233,000	15,776,000	2008	March 2008
Hillsboro, Oregon	Courtyard	155	13,888,000	12,019,000	1996	March 2006
Hillsboro, Oregon	Residence Inn	122	16,653,000	13,997,000	1994	March 2006
Hillsboro, Oregon	TownePlace Suites	136	13,239,000	11,099,000	1999	December 2005
Portland, Oregon	Residence Inn	258	46,866,000	42,476,000	2001	December 2005
Pittsburgh, Pennsylvania	Residence Inn	156	13,601,000	12,446,000	1998	September 2005
Myrtle Beach, South Carolina	Courtyard	135	11,000,000	9,143,000	1999	June 2004
Nashville, Tennessee	Homewood Suites	121	10,389,000	9,219,000	1999	May 2005
Arlington, Texas	SpringHill Suites	122	9,198,000	8,084,000	1998	June 2005
Arlington, Texas	TownePlace Suites	95	7,757,000	6,730,000	1999	June 2005
Dallas, Texas	SpringHill Suites	148	22,508,000	21,141,000	1997	December 2005
Fort Worth, Texas	Homewood Suites	137	11,999,000	10,847,000	1999	May 2005
Fort Worth, Texas	Residence Inn	149	17,700,000	15,827,000	2005	May 2005
Fort Worth, Texas	SpringHill Suites	145	15,398,000	13,273,000	2004	May 2004
Laredo, Texas	Homewood Suites	106	11,205,000	10,093,000	2005	November 2005
Laredo, Texas	Residence Inn	109	12,116,000	11,218,000	2005	September 2005
Las Colinas, Texas	TownePlace Suites	136	7,870,000	6,675,000	1998	June 2005
McAllen, Texas	Hilton Garden Inn	104	11,091,000	9,921,000	2000	July 2005
Fredericksburg, Virginia	Hilton Garden Inn	148	17,523,000	15,702,000	2005	December 2005
Kent, Washington	TownePlace Suites	152	14,275,000	12,444,000	1999	December 2005
Mukilteo, Washington	TownePlace Suites	128	14,014,000	12,515,000	1999	December 2005
Redmond, Washington	Marriott	262	69,257,000	59,753,000	2004	July 2004
Renton, Washington	Hilton Garden Inn	150	18,280,000	17,008,000	1998	November 2005

	Total	7,658	$937,716,000	$830,624,000

(a)	The depreciable life is 39 years (or less, as may be permitted by federal tax laws) using the straight-line method. The modified accelerated cost recovery system is used for the hotel’s personal property component.

Debt Summary

	Hotel Location and Franchise	Outstanding Principal Balance as of Dec. 31, 2012		Annual Interest Rate	Maturity Date
Unsecured Line of Credit	n/a	$34,470,000		LIBOR +3.5%	September 2013
	Hillsboro, Oregon—Courtyard	5,709,000	(1)	6.40%	December 2014
	Fort Worth, Texas—Residence Inn	18,238,000		4.73%	October 2022

		$58,417,000

(1)	This loan (i) pre-dates Apple Six’s purchase of the property, (ii) is secured by Apple Six’s hotel, and (iii) was assumed by its purchasing subsidiary. The loan provides for monthly payments of principal and interest on an amortized basis.

Operating Information

PART A

Hotel Location	Franchise	Avg. Daily Occupancy Rates (%)
		2012	2011	2010	2009	2008
Birmingham, Alabama	Fairfield Inn	53%	57%	55%	53%	66%
Dothan, Alabama	Courtyard	63%	71%	75%	70%	77%
Dothan, Alabama	Hampton Inn & Suites	65%	69%	75%	73%	79%
Huntsville, Alabama	Fairfield Inn	66%	69%	72%	68%	76%
Huntsville, Alabama	Residence Inn	76%	82%	85%	73%	81%
Montgomery, Alabama	SpringHill Suites	61%	61%	60%	64%	67%
Tuscaloosa, Alabama	Courtyard	77%	75%	74%	63%	77%
Tuscaloosa, Alabama	Fairfield Inn	77%	75%	69%	59%	74%
Anchorage, Alaska	Hampton Inn	82%	77%	77%	77%	84%
Anchorage, Alaska	Hilton Garden Inn	78%	79%	74%	70%	84%
Anchorage, Alaska	Homewood Suites	76%	78%	78%	81%	88%
Phoenix, Arizona	Hampton Inn	75%	66%	68%	63%	72%
Arcadia, California	Hilton Garden Inn	82%	74%	70%	67%	68%
Arcadia, California	SpringHill Suites	84%	81%	79%	75%	72%
Bakersfield, California	Hilton Garden Inn	80%	80%	71%	68%	75%
Folsom, California	Hilton Garden Inn	76%	73%	75%	72%	77%
Foothill Ranch, California	Hampton Inn	66%	68%	65%	63%	70%
Lake Forest, California	Hilton Garden Inn	70%	70%	67%	60%	68%
Milpitas, California	Hilton Garden Inn	80%	75%	73%	62%	67%
Roseville, California	Hilton Garden Inn	70%	67%	63%	60%	68%
San Francisco, California	Hilton Garden Inn	82%	85%	81%	74%	77%
Boulder, Colorado	Marriott	77%	77%	77%	73%	77%
Glendale, Colorado	Hampton Inn & Suites	71%	69%	69%	70%	73%
Lakewood, Colorado	Hampton Inn	60%	53%	59%	52%	58%
Farmington, Connecticut	Courtyard	73%	73%	69%	64%	69%
Rocky Hill, Connecticut	Residence Inn	78%	84%	86%	80%	74%
Wallingford, Connecticut	Homewood Suites	78%	80%	78%	65%	68%
Clearwater, Florida	SpringHill Suites	65%	68%	65%	58%	66%
Lake Mary, Florida	Courtyard	64%	60%	56%	54%	64%
Lakeland, Florida	Residence Inn	73%	75%	70%	63%	71%
Orange Park, Florida	Fairfield Inn	59%	54%	53%	47%	61%
Panama City, Florida	Courtyard	67%	60%	64%	62%	67%
Pensacola, Florida	Courtyard	70%	69%	74%	68%	66%
Pensacola, Florida	Fairfield Inn	73%	73%	74%	68%	73%
Pensacola, Florida	Hampton Inn & Suites	75%	73%	77%	74%	75%
Tallahassee, Florida	Hilton Garden Inn	79%	71%	69%	71%	72%
Albany, Georgia	Courtyard	67%	69%	64%	72%	75%
Columbus, Georgia	Residence Inn	72%	78%	76%	73%	77%
Savannah, Georgia	SpringHill Suites	63%	64%	58%	51%	62%
Valdosta, Georgia	Courtyard	65%	68%	66%	64%	76%
Mt. Olive, New Jersey	Residence Inn	72%	73%	74%	62%	64%
Somerset, New Jersey	Homewood Suites	82%	76%	75%	68%	65%
Saratoga Springs, New York	Hilton Garden Inn	79%	76%	74%	60%	54%
Roanoke Rapids, North Carolina	Hilton Garden Inn	59%	52%	52%	42%	29%
Hillsboro, Oregon	Courtyard	77%	73%	72%	61%	72%

Hillsboro, Oregon	Residence Inn	93%	92%	92%	89%	85%	81%
Hillsboro, Oregon	TownePlace Suites	88%	79%	77%	67%	71%	72%
Portland, Oregon	Residence Inn	84%	84%	91%	83%	83%	81%
Pittsburgh, Pennsylvania	Residence Inn	80%	78%	80%	68%	72%	71%
Myrtle Beach, South Carolina	Courtyard	56%	54%	56%	54%	62%	66%
Nashville, Tennessee	Homewood Suites	80%	73%	81%	73%	76%	79%
Arlington, Texas	SpringHill Suites	52%	51%	48%	50%	64%	61%
Arlington, Texas	TownePlace Suites	69%	61%	52%	61%	76%	62%
Dallas, Texas	SpringHill Suites	63%	60%	68%	62%	67%	62%
Fort Worth, Texas	Homewood Suites	72%	73%	69%	68%	76%	78%
Fort Worth, Texas	Residence Inn	80%	77%	72%	68%	74%	75%
Fort Worth, Texas	SpringHill Suites	56%	59%	56%	59%	68%	74%
Laredo, Texas	Homewood Suites	85%	85%	78%	70%	64%	70%
Laredo, Texas	Residence Inn	83%	85%	81%	64%	66%	65%
Las Colinas, Texas	TownePlace Suites	76%	76%	76%	61%	80%	66%
McAllen, Texas	Hilton Garden Inn	66%	64%	68%	67%	77%	78%
Fredericksburg, Virginia	Hilton Garden Inn	76%	70%	72%	67%	68%	70%
Kent, Washington	TownePlace Suites	80%	79%	75%	64%	72%	75%
Mukilteo, Washington	TownePlace Suites	74%	75%	79%	80%	75%	76%
Redmond, Washington	Marriott	73%	69%	66%	57%	68%	71%
Renton, Washington	Hilton Garden Inn	79%	73%	71%	68%	74%	79%

PART B

Hotel Location	Franchise	Revenue per Available Room/Suite ($)
		2012	2011	2010	2009	2008
Birmingham, Alabama	Fairfield Inn	$37	$42	$39	$40	$58
Dothan, Alabama	Courtyard	$63	$73	$71	$66	$73
Dothan, Alabama	Hampton Inn & Suites	$70	$72	$74	$75	$82
Huntsville, Alabama	Fairfield Inn	$58	$61	$60	$58	$64
Huntsville, Alabama	Residence Inn	$82	$86	$85	$73	$87
Montgomery, Alabama	SpringHill Suites	$42	$43	$43	$47	$53
Tuscaloosa, Alabama	Courtyard	$93	$91	$74	$61	$77
Tuscaloosa, Alabama	Fairfield Inn	$74	$72	$59	$50	$63
Anchorage, Alaska	Hampton Inn	$109	$102	$98	$97	$113
Anchorage, Alaska	Hilton Garden Inn	$119	$116	$104	$87	$110
Anchorage, Alaska	Homewood Suites	$113	$114	$108	$113	$126
Phoenix, Arizona	Hampton Inn	$79	$68	$71	$66	$86
Arcadia, California	Hilton Garden Inn	$98	$83	$73	$74	$85
Arcadia, California	SpringHill Suites	$94	$88	$77	$74	$85
Bakersfield, California	Hilton Garden Inn	$74	$70	$64	$65	$76
Folsom, California	Hilton Garden Inn	$87	$85	$86	$84	$102
Foothill Ranch, California	Hampton Inn	$71	$68	$60	$63	$78
Lake Forest, California	Hilton Garden Inn	$81	$79	$71	$70	$86
Milpitas, California	Hilton Garden Inn	$109	$96	$86	$73	$96
Roseville, California	Hilton Garden Inn	$62	$61	$59	$61	$84
San Francisco, California	Hilton Garden Inn	$108	$88	$83	$80	$97
Boulder, Colorado	Marriott	$142	$139	$129	$115	$139
Glendale, Colorado	Hampton Inn & Suites	$79	$71	$70	$71	$84
Lakewood, Colorado	Hampton Inn	$64	$53	$55	$50	$65

Farmington, Connecticut	Courtyard	$85	$83	$74	$71	$84
Rocky Hill, Connecticut	Residence Inn	$93	$94	$87	$78	$85
Wallingford, Connecticut	Homewood Suites	$87	$88	$81	$71	$75
Clearwater, Florida	SpringHill Suites	$68	$62	$57	$54	$72
Lake Mary, Florida	Courtyard	$58	$51	$49	$53	$71
Lakeland, Florida	Residence Inn	$89	$87	$78	$77	$92
Orange Park, Florida	Fairfield Inn	$43	$38	$37	$35	$50
Panama City, Florida	Courtyard	$76	$64	$65	$64	$67
Pensacola, Florida	Courtyard	$77	$71	$73	$67	$72
Pensacola, Florida	Fairfield Inn	$67	$65	$64	$57	$63
Pensacola, Florida	Hampton Inn & Suites	$83	$80	$81	$79	$85
Tallahassee, Florida	Hilton Garden Inn	$89	$80	$77	$80	$88
Albany, Georgia	Courtyard	$69	$67	$60	$68	$71
Columbus, Georgia	Residence Inn	$74	$79	$78	$78	$86
Savannah, Georgia	SpringHill Suites	$56	$53	$46	$44	$55
Valdosta, Georgia	Courtyard	$64	$65	$61	$58	$73
Mt. Olive, New Jersey	Residence Inn	$85	$80	$78	$69	$79
Somerset, New Jersey	Homewood Suites	$86	$77	$73	$66	$70
Saratoga Springs, New York	Hilton Garden Inn	$109	$100	$93	$79	$76
Roanoke Rapids, North Carolina	Hilton Garden Inn	$48	$44	$43	$37	$25
Hillsboro, Oregon	Courtyard	$103	$89	$75	$64	$87
Hillsboro, Oregon	Residence Inn	$131	$116	$99	$102	$108
Hillsboro, Oregon	TownePlace Suites	$94	$82	$67	$61	$77
Portland, Oregon	Residence Inn	$110	$102	$102	$97	$112
Pittsburgh, Pennsylvania	Residence Inn	$87	$80	$74	$67	$78
Myrtle Beach, South Carolina	Courtyard	$53	$49	$48	$46	$61
Nashville, Tennessee	Homewood Suites	$80	$74	$79	$69	$79
Arlington, Texas	SpringHill Suites	$51	$48	$42	$46	$61
Arlington, Texas	TownePlace Suites	$57	$50	$43	$52	$68
Dallas, Texas	SpringHill Suites	$75	$74	$79	$75	$86
Fort Worth, Texas	Homewood Suites	$72	$69	$69	$69	$77
Fort Worth, Texas	Residence Inn	$105	$106	$96	$95	$106
Fort Worth, Texas	SpringHill Suites	$62	$65	$61	$68	$84
Laredo, Texas	Homewood Suites	$92	$84	$72	$62	$58
Laredo, Texas	Residence Inn	$84	$83	$69	$50	$58
Las Colinas, Texas	TownePlace Suites	$58	$55	$52	$50	$72
McAllen, Texas	Hilton Garden Inn	$65	$62	$69	$66	$80
Fredericksburg, Virginia	Hilton Garden Inn	$77	$72	$72	$64	$68
Kent, Washington	TownePlace Suites	$75	$69	$62	$52	$73
Mukilteo, Washington	TownePlace Suites	$75	$71	$62	$77	$75
Redmond, Washington	Marriott	$125	$112	$102	$88	$132
Renton, Washington	Hilton Garden Inn	$92	$87	$84	$83	$99

PART C

Hotel Location	Franchise	Average Daily rate (price) Per Room/Suite ($)
		2012	2011	2010	2009	2008
Birmingham, Alabama	Fairfield Inn	$70	$74	$71	$75	$88
Dothan, Alabama	Courtyard	$100	$103	$94	$95	$95
Dothan, Alabama	Hampton Inn & Suites	$108	$103	$100	$103	$104
Huntsville, Alabama	Fairfield Inn	$88	$88	$83	$86	$85
Huntsville, Alabama	Residence Inn	$108	$104	$100	$101	$108
Montgomery, Alabama	SpringHill Suites	$70	$71	$72	$74	$79
Tuscaloosa, Alabama	Courtyard	$121	$121	$100	$97	$100
Tuscaloosa, Alabama	Fairfield Inn	$96	$96	$85	$85	$85
Anchorage, Alaska	Hampton Inn	$134	$132	$127	$125	$134
Anchorage, Alaska	Hilton Garden Inn	$153	$147	$140	$124	$132
Anchorage, Alaska	Homewood Suites	$149	$147	$139	$140	$143
Phoenix, Arizona	Hampton Inn	$105	$102	$104	$105	$119
Arcadia, California	Hilton Garden Inn	$119	$112	$105	$111	$124
Arcadia, California	SpringHill Suites	$112	$108	$98	$98	$118
Bakersfield, California	Hilton Garden Inn	$92	$88	$90	$95	$101
Folsom, California	Hilton Garden Inn	$116	$115	$115	$118	$133
Foothill Ranch, California	Hampton Inn	$108	$100	$93	$100	$111
Lake Forest, California	Hilton Garden Inn	$115	$113	$107	$115	$125
Milpitas, California	Hilton Garden Inn	$137	$128	$119	$118	$143
Roseville, California	Hilton Garden Inn	$89	$91	$93	$102	$122
San Francisco, California	Hilton Garden Inn	$131	$104	$102	$108	$125
Boulder, Colorado	Marriott	$184	$180	$168	$158	$180
Glendale, Colorado	Hampton Inn & Suites	$111	$103	$100	$101	$115
Lakewood, Colorado	Hampton Inn	$106	$100	$94	$95	$112
Farmington, Connecticut	Courtyard	$117	$113	$108	$112	$121
Rocky Hill, Connecticut	Residence Inn	$119	$112	$102	$98	$114
Wallingford, Connecticut	Homewood Suites	$112	$110	$104	$110	$110
Clearwater, Florida	SpringHill Suites	$104	$92	$88	$94	$109
Lake Mary, Florida	Courtyard	$91	$85	$88	$99	$111
Lakeland, Florida	Residence Inn	$121	$116	$112	$121	$129
Orange Park, Florida	Fairfield Inn	$74	$71	$70	$75	$81
Panama City, Florida	Courtyard	$114	$105	$103	$104	$100
Pensacola, Florida	Courtyard	$111	$103	$98	$98	$108
Pensacola, Florida	Fairfield Inn	$91	$90	$85	$84	$87
Pensacola, Florida	Hampton Inn & Suites	$111	$109	$105	$107	$113
Tallahassee, Florida	Hilton Garden Inn	$112	$114	$111	$113	$121
Albany, Georgia	Courtyard	$102	$96	$93	$95	$94
Columbus, Georgia	Residence Inn	$103	$101	$103	$108	$112
Savannah, Georgia	SpringHill Suites	$89	$84	$79	$86	$89
Valdosta, Georgia	Courtyard	$98	$96	$92	$90	$96
Mt. Olive, New Jersey	Residence Inn	$117	$109	$105	$111	$124
Somerset, New Jersey	Homewood Suites	$106	$101	$98	$97	$108
Saratoga Springs, New York	Hilton Garden Inn	$138	$131	$126	$132	$142
Roanoke Rapids, North Carolina	Hilton Garden Inn	$81	$84	$82	$87	$87

Hillsboro, Oregon	Courtyard	$134	$122	$104	$106	$119
Hillsboro, Oregon	Residence Inn	$141	$127	$108	$114	$127
Hillsboro, Oregon	TownePlace Suites	$107	$104	$87	$92	$108
Portland, Oregon	Residence Inn	$131	$121	$113	$117	$136
Pittsburgh, Pennsylvania	Residence Inn	$110	$102	$92	$99	$108
Myrtle Beach, South Carolina	Courtyard	$96	$91	$86	$85	$99
Nashville, Tennessee	Homewood Suites	$99	$100	$98	$95	$103
Arlington, Texas	SpringHill Suites	$99	$94	$88	$92	$97
Arlington, Texas	TownePlace Suites	$83	$82	$81	$85	$89
Dallas, Texas	SpringHill Suites	$120	$124	$116	$120	$128
Fort Worth, Texas	Homewood Suites	$100	$95	$101	$101	$102
Fort Worth, Texas	Residence Inn	$132	$137	$134	$141	$142
Fort Worth, Texas	SpringHill Suites	$110	$111	$108	$115	$122
Laredo, Texas	Homewood Suites	$108	$98	$92	$90	$91
Laredo, Texas	Residence Inn	$101	$98	$85	$79	$88
Las Colinas, Texas	TownePlace Suites	$76	$73	$69	$82	$89
McAllen, Texas	Hilton Garden Inn	$98	$97	$102	$99	$105
Fredericksburg, Virginia	Hilton Garden Inn	$102	$102	$100	$96	$99
Kent, Washington	TownePlace Suites	$94	$87	$83	$82	$102
Mukilteo, Washington	TownePlace Suites	$101	$94	$79	$96	$100
Redmond, Washington	Marriott	$171	$164	$156	$156	$193
Renton, Washington	Hilton Garden Inn	$116	$119	$117	$122	$135

(a)	Operating data is presented for the last five years (or since the beginning of hotel operations). See the table “General Information” above for the date the hotel was acquired.

Tax and Related Information

Hotel Location	Franchise	Tax Year (b)	Real Property Tax Rate (a)	Real Property Tax
Birmingham, Alabama	Fairfield Inn	2011	6.6%	$26,716
Dothan, Alabama	Courtyard	2011	3.5%	23,855
Dothan, Alabama	Hampton Inn & Suites	2011	3.5%	27,161
Huntsville, Alabama	Fairfield Inn	2011	5.8%	33,000
Huntsville, Alabama	Residence Inn	2011	5.8%	51,880
Montgomery, Alabama	SpringHill Suites	2011	3.7%	18,250
Tuscaloosa, Alabama	Courtyard	2011	5.2%	37,800
Tuscaloosa, Alabama	Fairfield Inn	2011	5.2%	22,921
Anchorage, Alaska	Hampton Inn	2012	1.6%	176,307
Anchorage, Alaska	Hilton Garden Inn	2012	1.6%	201,038
Anchorage, Alaska	Homewood Suites	2012	1.6%	248,960
Phoenix, Arizona	Hampton Inn	2012	2.8%	110,203
Arcadia, California	Hilton Garden Inn	2012	1.2%	149,794
Arcadia, California	SpringHill Suites	2012	1.2%	105,574
Bakersfield, California	Hilton Garden Inn	2012	1.2%	121,714
Folsom, California	Hilton Garden Inn	2012	1.3%	116,984
Foothill Ranch, California	Hampton Inn	2012	1.2%	72,746
Lake Forest, California	Hilton Garden Inn	2012	1.2%	116,455
Milpitas, California	Hilton Garden Inn	2012	1.5%	225,680
Roseville, California	Hilton Garden Inn	2012	1.2%	193,173

San Francisco, California	Hilton Garden Inn	2012	1.6%	219,476
Boulder, Colorado	Marriott	2011	10.1%	422,260
Glendale, Colorado	Hampton Inn & Suites	2011	9.6%	190,620
Lakewood, Colorado	Hampton Inn	2011	9.2%	217,562
Farmington, Connecticut	Courtyard	2012	3.2%	237,723
Rocky Hill, Connecticut	Residence Inn	2012	2.6%	188,552
Wallingford, Connecticut	Homewood Suites	2011	2.6%	144,599
Clearwater, Florida	SpringHill Suites	2012	2.4%	58,542
Lake Mary, Florida	Courtyard	2012	1.4%	46,197
Lakeland, Florida	Residence Inn	2012	1.9%	47,063
Orange Park, Florida	Fairfield Inn	2012	1.9%	32,722
Panama City, Florida	Courtyard	2012	1.4%	21,488
Pensacola, Florida	Courtyard	2012	1.6%	37,792
Pensacola, Florida	Fairfield Inn	2012	1.6%	22,768
Pensacola, Florida	Hampton Inn & Suites	2012	1.6%	40,279
Tallahassee, Florida	Hilton Garden Inn	2012	1.9%	52,332
Albany, Georgia	Courtyard	2012	4.1%	60,688
Columbus, Georgia	Residence Inn	2012	4.1%	28,488
Savannah, Georgia	SpringHill Suites	2012	3.9%	46,294
Valdosta, Georgia	Courtyard	2012	3.1%	45,947
Mt. Olive, New Jersey	Residence Inn	2012	3.0%	236,921
Somerset, New Jersey	Homewood Suites	2012	2.2%	180,675
Saratoga Springs, New York	Hilton Garden Inn	2012	2.4%	206,137
Roanoke Rapids, North Carolina	Hilton Garden Inn	2012	1.5%	192,459
Hillsboro, Oregon	Courtyard	2012	1.6%	105,549
Hillsboro, Oregon	Residence Inn	2012	1.6%	118,549
Hillsboro, Oregon	TownePlace Suites	2012	1.6%	99,342
Portland, Oregon	Residence Inn	2012	2.2%	417,691
Pittsburgh, Pennsylvania	Residence Inn	2012	3.1%	253,857
Myrtle Beach, South Carolina	Courtyard	2012	1.9%	58,684
Nashville, Tennessee	Homewood Suites	2012	4.7%	107,417
Arlington, Texas	SpringHill Suites	2012	2.6%	102,043
Arlington, Texas	TownePlace Suites	2012	2.6%	86,553
Dallas, Texas	SpringHill Suites	2012	2.8%	256,169
Fort Worth, Texas	Homewood Suites	2012	3.1%	218,690
Fort Worth, Texas	Residence Inn	2012	2.8%	359,012
Fort Worth, Texas	SpringHill Suites	2012	2.8%	212,655
Laredo, Texas	Homewood Suites	2012	2.5%	189,403
Laredo, Texas	Residence Inn	2012	2.5%	190,028
Las Colinas, Texas	TownePlace Suites	2012	2.6%	157,994
McAllen, Texas	Hilton Garden Inn	2012	2.5%	116,475
Fredericksburg, Virginia	Hilton Garden Inn	2012	1.0%	99,923
Kent, Washington	TownePlace Suites	2012	1.3%	106,166
Mukilteo, Washington	TownePlace Suites	2012	1.1%	84,659
Redmond, Washington	Marriott	2012	1.1%	409,066
Renton, Washington	Hilton Garden Inn	2012	1.3%	118,926

(a)	Property tax rate is an aggregate figure for county, city and other local taxing authorities (to the extent applicable).
(b)	Represents latest available local tax year.

INVESTMENT OBJECTIVES AND POLICIES OF APPLE REIT SIX, INC.

The following is a description of Apple Six’s current policies with respect to investments and certain other activities. These policies have been established by the management of Apple Six. These policies may be amended or waived from time to time at the discretion of Apple Six’s board of directors without a vote of Apple Six’s shareholders. No assurance can be given that Apple Six’s investment objectives will be attained. Since it entered into the merger agreement, Apple Six’s ability to pursue and implement certain of the investment objectives and policies described below have been constrained by the restrictions contained in the covenants of the merger agreement. See “The Merger Agreement—Conduct of Apple Six’s Business Pending the Merger” beginning on page 79.

Investments in Real Estate or Interests in Real Estate

Apple Six’s primary business objective is to maximize shareholder value by achieving long-term growth in cash distributions to its shareholders. During its acquisition phase Apple Six pursued this objective by acquiring hotels and other income-producing real estate in metropolitan areas throughout the United States for long-term ownership. Apple Six generally acquired fee ownership of its properties. Apple Six’s policy was to acquire assets where it believed opportunity existed for acceptable investment returns. Apple Six pursued these objectives primarily through the direct ownership of hotels in metropolitan areas throughout the United States.

Apple Six completed its acquisition phase in 2008. Its current investment policy/strategy is to enhance shareholder value by increasing funds from operations and cash available for distributions through internal growth and selective hotel renovation. This strategy includes utilizing Apple Six’s asset management expertise to improve the quality of Apple Six’s hotels by aggressively managing room rates, partnering with industry leaders in hotel management and franchising the hotels with leading brands, thereby improving the performance of an individual hotel in its local market. When cost effective, Apple Six renovates its properties to increase its ability to compete in particular markets. Apple Six believes its planned renovations and strong asset management of its portfolio will continue to increase each hotel’s performance in its individual market, although there can be no assurance of such results.

Although Apple Six has not yet done so, it also may participate with other entities in property ownership, through joint ventures or other types of common ownership. Apple Six will only enter into joint ventures to the extent that such ventures are consistent with its goal of acquiring hotels and other income-producing real estate, which Apple Six believes will provide acceptable investment returns. Equity investments may be subject to existing mortgage financing and other indebtedness which have priority over Apple Six’s equity interests. Apple Six has not invested in the securities of other issuers for the purpose of exercising control. It is Apple Six’s policy that it will not offer securities in exchange for property.

Apple Six reserves the right to dispose of any property if it determines the disposition of a property is in its best interests and the best interests of its shareholders.

Borrowing Policies

Apple Six purchased its properties using cash from the proceeds of its best-efforts offering completed in March 2006 and assumed mortgage debt. When advisable, Apple Six has incurred and may incur medium or long-term debt secured by its properties. Alternatively, Apple Six might find it necessary to borrow to permit the payment of operating deficits, fund capital expenditures or other corporate needs. Furthermore, properties may be financed or refinanced if the board of directors deems it in the best interests of Apple Six’s shareholders because, for example, indebtedness can be incurred on favorable terms and the incurring of indebtedness is expected to improve the shareholders’ after-tax cash return on invested capital.

Loans obtained by Apple Six may be evidenced by promissory notes secured by mortgages on its properties. As a general policy, Apple Six seeks to obtain mortgages securing indebtedness which encumber only the particular property to which the indebtedness relates, but recourse on these loans may include all of Apple Six’s assets. If recourse on any loan incurred by Apple Six to acquire or refinance any particular property includes all of its assets, the equity in other properties could be reduced or eliminated through foreclosure on that loan. As of December 31, 2012, two of Apple Six’s properties have mortgages that are secured by the hotels.

The bylaws of Apple Six prohibit it from incurring debt if the debt would result in aggregate debt exceeding 100% of “Net Assets,” defined generally to mean assets at cost, before subtracting liabilities, unless the excess borrowing is approved by a majority of the directors and disclosed to the shareholders as required by the bylaws. The bylaws also prohibit Apple Six from allowing aggregate borrowings to exceed 50% of its “Adjusted Net Asset Value,” defined generally to mean assets at fair market value, before subtracting liabilities, subject to the same exception described in the previous sentence. In addition, the bylaws provide that the aggregate borrowings must be reasonable in relation to Apple Six’s Net Assets and must be reviewed quarterly by its directors. Subject to the limitations on the permitted maximum amount of debt, there is no limitation on the number of mortgages or deeds of trust which may be placed against any particular property. Assuming its directors approve, Apple Six may borrow in excess of the debt limitations described in the previous paragraph in order to acquire a portfolio of properties.

Sale Policies

Apple Six is under no obligation to sell its properties. However, a sale of one or more properties may occur at any time if Apple Six Advisors, Inc. deems it advisable for Apple Six based upon current economic considerations, and the board of directors concurs with the decision. In deciding whether to sell a property, Apple Six Advisors, Inc. will also take into consideration factors such as: the amount of appreciation in value, if any, to be realized; federal, state and local tax consequences; the possible risks of continued ownership; and the anticipated advantages to be gained for the shareholders from selling a property versus continuing to hold property.

Restrictions on other Real Estate Activities

Apple Six’s bylaws place certain restrictions on the type of real estate activities Apple Six conducts. Specifically, Apple Six’s bylaws state that it will not:

•	invest more than 10% of its total assets in unimproved real property or mortgage loans on unimproved real property;

•	invest in or make mortgage loans on property unless Apple Six obtains a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title;

•	invest in contracts for the sale of real estate unless they are recordable in the chain of title;

•

make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property (at the time Apple Six makes or invests in its mortgage loan), including Apple Six’s loans, would exceed 85% of the appraised value of the property;

•

make or invest in junior mortgage loans, provided that this and the limitation described in the preceding bullet will not apply to Apple Six taking back secured debt in connection with the sale of any property;

•

incur any indebtedness, secured or unsecured, which would result in an aggregate amount of indebtedness in excess of 100% of Net Assets, unless any excess borrowing over such 100% level is approved by a majority of the independent directors and disclosed to shareholders in Apple Six’s next quarterly report, along with justification for such excess;

•

allow Apple Six’s aggregate borrowings to exceed 50% of its Adjusted Net Asset Value (before subtracting any liabilities), unless any excess borrowing over the 50% level is approved by a majority of the independent directors and disclosed to the shareholders in Apple Six’s next quarterly report, along with justification for the excess; and

•	invest in single-family residential homes, condominiums, secondary homes, nursing homes or mobile home parks.

DESCRIPTION OF BUSINESS AND POLICIES OF BRE SELECT HOTELS

Business of BRE Select Hotels

BRE Select Hotels, a Delaware corporation, was formed solely for the purpose of facilitating Buyer’s acquisition of Apple Six. Buyer owns all of the outstanding shares of common stock of BRE Select Hotels. BRE Select Hotels has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. As a result, following the completion of the merger, the assets and business of BRE Select Hotels will consist exclusively of those of Apple Six.

BRE Select Hotels’ Investment Policies and Policies with Respect to Certain Activities

The following is a discussion of BRE Select Hotels’ policies with respect to investments and certain other activities. As noted above, BRE Select Hotels has not commenced operations and does not currently own any properties. The policies discussed below have been established by the management of BRE Select Hotels to be applicable upon completion of the merger with Apple Six. These policies may be amended or waived from time to time without shareholder approval. No assurance can be given that BRE Select Hotels’ investment objectives will be attained. See “Risk Factors—Risks Related to BRE Select Hotels” beginning on page 36.

Investments in Real Estate or Interests in Real Estate

Following completion of the merger, the subsidiaries of BRE Select Hotels will own and operate the hotels currently owned by subsidiaries of Apple Six. This portfolio currently consists of 66 hotels, diversified among 18 states. See also “Description of Real Estate and Operating Data of Apple REIT Six, Inc.” beginning on page 139. BRE Select Hotels’ primary objective will be to maximize shareholder value over time. Following completion of the merger, BRE Select Hotels may invest in additional hotels and may also invest in loans secured by hotels or in ownership interests in entities owning hotels, subject to the limitations imposed by reason of its intention to qualify as a REIT.

BRE Select Hotels may engage in future investment activities in a manner that is consistent with the requirements applicable to REITs for U.S. federal income tax purposes. BRE Select Hotels primarily expects to pursue its investment objectives through the ownership by its subsidiaries of hotels, but it may also make equity investments in other entities, including joint ventures that own hotels. BRE Select Hotels’ management team will evaluate acquisition and other investment opportunities.

BRE Select Hotels does not have a specific policy to acquire assets primarily for capital gain or primarily for income or as to the amount or percentage of its assets which will be invested in any specific asset, other than the tax rules applicable to REITs. In addition, no limits have been set on the concentration of investments in any one geographic location, hotel type or franchise brand. BRE Select Hotels currently anticipates that its real estate investments will continue to be concentrated in hotels. BRE Select Hotels anticipates that its real estate investments will continue to be diversified in terms of geographic market.

Investments in Real Estate Mortgages

While BRE Select Hotels intends to emphasize equity real estate investments in hotels, it may acquire loans secured by hotels or entities that own hotels to the extent that those investments are consistent with its qualification as a REIT. BRE Select Hotels does not intend to originate any secured or unsecured real estate loans or purchase any debt securities as a stand-alone, long-term investment, but may from time to time provide a short-term loan to a hotel owner as a means of securing an acquisition opportunity. The loans in which BRE Select Hotels may invest may be first-lien mortgages or subordinated loans secured by hotels. The subordinated loans in which BRE Select Hotels may invest may include subordinated loans secured by a pledge of ownership interests in an entity owning a hotel or a group of hotels. Investments in real estate mortgages and subordinated real estate loans are subject to the risk that one or more borrowers may default and that the collateral securing these loans may not be sufficient for BRE Select Hotels or, in the case of subordinated loans, available to enable BRE Select Hotels to recover its full investment.

Investments in Securities or Interests in Entities Primarily Engaged in Real Estate Activities and Investments in Other Securities

Subject to the gross income and asset requirements required to qualify as a REIT, BRE Select Hotels may invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. BRE Select Hotels does not currently have any policy limiting the types of entities in which it may invest or the proportion of assets to be so invested, whether through acquisition of an entity’s common shares, limited liability or partnership interests, interests in another REIT or entry into a joint venture.

Purchase and Sale of Investments

BRE Select Hotels will own hotel investments primarily for generation of current income and long-term capital appreciation. BRE Select Hotels may deliberately and strategically dispose of assets in the future and redeploy funds into new acquisitions and redevelopment, renovation and expansion opportunities that align with its investment and growth strategies. If market conditions are favorable, BRE Select Hotels may also engage in development opportunities by developing the land within its portfolio or acquiring land for development.

Borrowing Policies

BRE Select Hotels does not have a specific policy governing the incurrence of indebtedness. Subject to the terms of the debt financing described under “The Merger—Financing of the Merger” beginning on page 67 and the terms of the New Preferred Shares described under “Description of New Preferred Shares” beginning on page 117, BRE Select Hotels may incur additional indebtedness.

Lending Policies

BRE Select Hotels does not expect to engage in any significant lending in the future. However, BRE Select Hotels does not have a policy limiting its ability to make loans to other persons, although its ability to do so may be limited by applicable law. Subject to tax rules applicable to REITs, BRE Select Hotels may make loans to unaffiliated third parties. For example, BRE Select Hotels may consider offering purchase money financing in connection with the disposition of assets in instances where the provision of that financing would increase the value to be received by it for the asset sold. Subject to the terms of the debt financing and the terms of the New Preferred Shares, BRE Select Hotels may choose to guarantee debt of certain joint ventures with third parties. Consideration for those guarantees may include, but is not limited to, fees, long-term management contracts, options to acquire additional ownership interests and promoted equity positions.

Issuance of Additional Securities

Subject to the terms of the debt financing and the terms of the New Preferred Shares, if BRE Select Hotels determines that obtaining additional capital would be advantageous to it, BRE Select Hotels may issue debt or equity securities, retain earnings (subject to the REIT distribution requirements for U.S. federal income tax purposes) or pursue a combination of these methods. Subject to the terms of the debt financing and the terms of the New Preferred Shares, BRE Select Hotels may offer shares of its common stock or other debt or equity securities in exchange for cash or real estate assets or other consideration, and repurchase or otherwise re-acquire its shares of common stock or other debt or equity securities. BRE Select Hotels does not have a specific policy governing the issuance of senior securities.

Reporting Policies

BRE Select Hotels does not have a policy requiring it to make available to its shareholders audited annual financial statements and annual reports, and neither the certificate of incorporation nor the bylaws of BRE Select Hotels will contain any provisions establishing any reporting obligation of BRE Select Hotels. Following completion of the merger, BRE Select Hotels may cease to be a reporting company under the Exchange Act, in which case the information currently available to Apple Six shareholders in Apple Six’s annual, quarterly and other reports would not be available. See “Risk Factors—Risks Related to the Ownership of the New Preferred Shares” beginning on page 32.

CONTROL AND MANAGEMENT OF BRE SELECT HOTELS

BRE Select Hotels Holdings LP

Buyer will own all of the outstanding shares of common stock of BRE Select Hotels upon completion of the merger. Buyer will be managed by its general partner, Blackstone Real Estate Associates VII L.P., a Delaware limited partnership, which is an affiliate of Sponsor.

Board of Directors of BRE Select Hotels

Buyer, as owner of all of the common stock of BRE Select Hotels, has the right to elect all of the members to BRE Select Hotels’ board of directors. The board of directors of BRE Select Hotels is currently comprised of two directors, William Stein and Brian Kim. BRE Select Hotels anticipates that, upon completion of the merger, its board of directors will be comprised of the following four individuals:

Name	Age
A.J. Agarwal	46
Tyler Henritze	32
William Stein	50
Brian Kim	33

A.J. Agarwal A.J. Agarwal is a Senior Managing Director in Blackstone’s Real Estate Group. Mr. Agarwal oversees North American acquisitions for the Real Estate Group. Prior to joining the Real Estate Group in 2010, Mr. Agarwal was a member of Blackstone’s Financial Advisory Group, leading the firm’s advisory practice in a number of areas, including real estate and leisure/lodging. Mr. Agarwal graduated from Princeton University and received an MBA from Stanford University Graduate School of Business.

Tyler Henritze Tyler Henritze is a Senior Managing Director in Blackstone’s Real Estate Group and is based in New York. Since joining Blackstone in 2004, Mr. Henritze has been involved in analyzing real estate investments in all property types. Before joining Blackstone in 2004, Mr. Henritze worked at Merrill Lynch, where he was an analyst in the Real Estate Investment Banking group. Mr. Henritze received a B.S. in Commerce from The McIntire School at the University of Virginia.

William Stein William Stein is a Senior Managing Director and Global Head of Asset Management in Blackstone’s Real Estate Group. Since joining Blackstone in 1997, Mr. Stein has been involved in the direct asset management and asset management oversight of Blackstone’s global real estate assets. Before joining Blackstone, Mr. Stein was a Vice President at Heitman Real Estate Advisors and JMB Realty Corp. Mr. Stein received a BBA from the University of Michigan and an MBA from the University of Chicago.

Brian Kim Brian Kim is a Managing Director in Blackstone’s Real Estate Group. Before joining Blackstone in GSO Capital Partners in 2006, Mr. Kim was an associate at Apollo Real Estate Advisors. Prior to that, Mr. Kim worked for Max Capital Management Corp., a New York City-based real estate investment and management firm, and before Max Capital, he was an analyst in the Investment Banking Group of Credit Suisse First Boston. Mr. Kim graduated from Harvard College.

Executive Officers of BRE Select Hotels

William Stein and Brian Kim are currently the only officers of BRE Select Hotels and serve as Chief Executive Officer, President and Senior Managing Director and Vice President, Secretary and Managing Director, respectively.

BRE Select Hotels currently expects that, upon completion of the merger, the following individuals will serve as officers of BRE Select Hotels:

Name	Office
William Stein	Chief Executive Officer and Senior Managing Director
A.J. Agarwal	President and Senior Managing Director
Tyler Henritze	Secretary, Vice President and Senior Managing Director
Brian Kim	Chief Financial Officer, Vice President and Managing Director

Related Party Transactions

Sponsor and its affiliates are in the business of making investments in companies and real estate assets and currently own, and may, from time to time acquire and hold, in each case, interests in businesses or assets that compete directly or indirectly with BRE Select Hotels. In addition, certain affiliates of Sponsor own Hilton Hotels Corporation, which is or owns the franchisor of 27 of the hotels currently owned by Apple Six. In accordance with BRE Select Hotels’ certificate of incorporation, Sponsor will have no obligation to present any corporate opportunities to BRE Select Hotels or to conduct its other business and investment affairs in the best interests of BRE Select Hotels or holders of New Preferred Shares. In connection with Sponsor’s and its affiliates’ business activities, Sponsor, Buyer or any of their affiliates, including, without limitation, Hilton Hotels Corporation, may from time to time enter into arrangements with BRE Select Hotels, Apple Six or its subsidiaries. These arrangements may be subject to restrictions on affiliate transactions contained in agreements to be entered into in connection with the debt financing arranged to complete the merger. See also “Risk Factors—Risks Related to the Ownership of the New Preferred Shares” beginning on page 32 and “Comparison of Shareholders’ Rights—Competing Activities and Corporate Opportunities” beginning on page 133.

Dividend Policy

BRE Select Hotels currently does not intend to pay regular cash dividends on shares of its common stock following the completion of the merger. However, subject to the terms of the New Preferred Shares described under “Description of New Preferred Shares—Dividends” beginning on page 118, BRE Select Hotels may from time to time decide to pay dividends to holders of its common stock, which dividends may be substantial.

PRINCIPAL AND MANAGEMENT SHAREHOLDERS OF APPLE SIX

The following tables present certain information as to Apple Six’s directors and executive officers, each owner known to have beneficially owned more than five percent of Apple Six’s shares and all of Apple Six’s directors and executive officers as a group. Unless otherwise noted, all information concerning directors and officers was provided by the shareholders listed and reflects their beneficial ownership as of March 26, 2013. There are no shareholders known to Apple Six who beneficially own more than 5% of the Apple Six common shares or Apple Six Series A preferred shares as of March 26, 2013. Except as set forth in the footnotes to the following table, each person named in the tables and included in the director/officer group has sole voting and investment power as to such shares, or shares these powers with his or her spouse or minor children, if any.

Title of Class (1)	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (2)	Percentage
Common shares	Michael S. Waters	145,029		*
	Bruce H. Matson	145,029		*
	Robert M. Wily	145,029		*
	Glade M. Knight	15,360		*
	Above directors and executive officers as a group	450,447		*

Title of Class (1)	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (2)	Percentage
Series A Preferred Shares	Michael S. Waters	145,029		*
	Bruce H. Matson	145,029		*
	Robert M. Wily	145,029		*
	Glade M. Knight	15,360		*
	Above directors and executive officers as a group	450,447		*

Title of Class (1)	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (2)	Percentage
Series B Convertible Preferred Shares	Glade M. Knight	240,000	100%

*	Less than 1%
(1)	All individuals listed in the table are directors. Executive officers not listed above for a particular class of securities hold no securities of such class.
(2)

Amounts shown for individuals other than Glade M. Knight consist entirely of securities that may be acquired upon the exercise of company options. The Apple Six Series B convertible preferred shares are convertible into Apple Six common shares upon the occurrence of certain events, under a formula set forth in Apple Six’s articles of incorporation which is based on the gross proceeds raised by Apple Six during its best efforts offering of units. As described under “The Merger—Interests of Apple Six Directors and Executive Officers in the Merger—Conversion of Series B Convertible Preferred Shares” on page 65, Mr. Knight has agreed to assign to certain Apple Six executive officers, family members and other employees, the benefits (if any) associated with a total of 76,450 Series B convertible preferred shares. Such benefits include the right of conversion upon the happening of the following events: (1) substantially all of Apple Six’s assets, shares or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of Apple Six’s business; or (2) the termination or expiration without renewal of the advisory agreement, dated April 23, 2004, between Apple Six and Apple Six Advisors, Inc. or if Apple Six ceases to use Apple Six Realty Group, Inc. to provide property acquisition and disposition services pursuant to the property acquisition/disposition agreement, dated April 23, 2004, between Apple Six and Apple Six Realty Group, Inc.; or (3) the Apple Six common shares are listed on any securities exchange or quotation system or in any established market. The assignees do not have any voting or disposal rights with respect to the Apple Six Series B convertible preferred shares unless and until one of the foregoing events occurs, and the merger will trigger the right of conversion. The percentage of Glade M. Knight’s Apple Six Series B convertible preferred shares whose benefits were assigned to Apple Six executive officers was as follows: David McKenney (6.27%); Justin Knight (6.27%); Kristian Gathright (6.27%) and Bryan Peery (0.78%). Glade M. Knight has also assigned Series B convertible preferred shares to his wife, Kathleen Knight (1.56%), and a partnership of which Justin Knight is the general partner (7.81%).

SECURITIES OWNERSHIP OF BRE SELECT HOTELS AFTER THE MERGER

Upon completion of the merger, the outstanding capital stock of BRE Select Hotels will be owned as follows:

•	the New Preferred Shares will be issued to, and held by, former Apple Six shareholders and/or holders of company options; and

•	all of the shares of common stock of BRE Select Hotels will be owned by Buyer and will be indirectly held by Sponsor and its affiliates.

LEGAL MATTERS

The validity of the BRE Select Hotels preferred shares offered by this proxy statement/prospectus will be passed upon for BRE Select Hotels by Simpson Thacher & Bartlett LLP. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds affiliated with Sponsor.

EXPERTS

The consolidated financial statements of Apple REIT Six, Inc. at December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012 (including the schedule appearing therein), and the effectiveness of Apple REIT Six, Inc.’s internal control over financial reporting as of December 31, 2012, included in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING OF APPLE SIX SHAREHOLDERS

Apple Six will not hold an annual meeting of shareholders in 2013 if the merger is completed because all the common shares of the surviving corporation entitled to vote will be controlled by Sponsor. However, if the merger agreement is terminated for any reason, Apple Six expects to hold an annual meeting of shareholders in 2013. A date has not been set for the 2013 annual meeting.

If Apple Six holds an annual meeting in 2013, any qualified shareholder who wished to make a proposal to be acted upon next year at the 2013 Annual Meeting of Shareholders must have submitted such proposal for inclusion in the Proxy Statement and Proxy Card to Apple Six at its principal office, 814 East Main Street, Richmond, Virginia 23219, by December 11, 2012.

In addition, Apple Six’s bylaws establish an advance notice procedure with regard to certain matters, including, but not limited to, (i) shareholder proposals not included in Apple Six’s proxy statement and (ii) the nomination of directors, to be brought before an annual meeting of shareholders. In general, notice must be received by the Secretary of Apple Six (i) on or after February 1 and before March 1 of the year in which the meeting will be held, or (ii) not less than 60 days before the date of the meeting if the date of such meeting is earlier than May 1 or later than May 31 in such year. The notice must contain specified information concerning the matters or proposed director nominee(s) to be brought before such meeting and concerning the shareholder proposing such matters or director nominee(s). Therefore, if Apple Six were to hold a 2013 Annual Meeting in May, to be presented at such Annual Meeting, a shareholder proposal must be received by Apple Six on or after February 1, 2013 but no later than February 28, 2013.

WHERE YOU CAN FIND MORE INFORMATION

Apple Six files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Apple Six’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.” You also may obtain free copies of the documents Apple Six files with the SEC by going to the “Investor Information” section of Apple Six’s website at http://www.applereitsix.com. Apple Six’s website address is provided as an inactive textual reference only. The information provided on Apple Six’s website is not part of this proxy statement/prospectus, and is not incorporated by reference into this proxy statement/prospectus.

This proxy statement/prospectus does not constitute the solicitation of a proxy from any person in any jurisdiction to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained in this proxy statement/prospectus to vote your shares on the merger agreement, the merger, the related plan of merger and the other transactions contemplated by the merger agreement. Apple Six and BRE Select Hotels have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated April 2, 2013. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, or that the mailing of this proxy statement/prospectus to holders of units creates any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of November 29, 2012

Among

Apple REIT Six, Inc.,

BRE Select Hotels Holdings LP

and

BRE Select Hotels Corp

A-i

(continued)

A-ii

EXHIBITS AND SCHEDULES

A-iii

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of November 29, 2012, among Apple REIT Six, Inc., a Virginia corporation (the “Company”), BRE Select Hotels Holdings LP, a Delaware limited partnership (“Buyer”), and BRE Select Hotels Corp, a Delaware corporation and a wholly-owned subsidiary of Buyer (“Acquisition Sub”). Buyer, Acquisition Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company and its shareholders to consummate the transactions described herein, pursuant to which the Company will merge with and into Acquisition Sub and Acquisition Sub will be the surviving corporation in such merger and each issued and outstanding share of capital stock of the Company will be converted into the right to receive cash and preferred stock in the Surviving Corporation as provided herein.

As an inducement to Buyer to enter this Agreement, Glade M. Knight, the owner of the Series B Convertible Shares, has entered into a voting agreement (the “Voting Agreement”) attached hereto as Exhibit A, pursuant to which Glade M. Knight has agreed, among other things, to vote the Series B Convertible Shares held by him to approve this Agreement and the Contemplated Transactions.

As an inducement to the Company to enter into this Agreement, Blackstone Real Estate Partners VII L.P. (the “Guarantor”) is entering into a limited guaranty with the Company (the “Limited Guaranty”), pursuant to which the Guarantor is guaranteeing certain obligations of Buyer and Acquisition Sub under this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Virginia Stock Corporation Act (the “VSCA”) and the General Corporation Law of the State of Delaware (the “DGCL”), the Company shall be merged (the “Merger”) with and into Acquisition Sub at the Effective Time (as defined herein) in accordance with this Agreement and the Plan of Merger (the “Plan of Merger”) attached hereto as Exhibit B. Following the Merger, the separate corporate existence of the Company shall cease and Acquisition Sub shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the VSCA and the DGCL.

Section 1.2. Closing. The closing of the Merger (the “Closing”) will take place at a mutually agreeable time and place on the third Business Day (or such other Business Day as may be agreed by the Parties) after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions which by their terms are required to be satisfied or, if permissible, waived at the Closing) (the “Closing Date”).

Section 1.3. Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the Parties shall file, with the State Corporation Commission of the Commonwealth of Virginia, the articles of merger (the “Articles of Merger”) executed in accordance with Section 13.1-720 of the VSCA and, with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) executed in accordance with Section 252 of the DGCL, and shall make all other filings or recordings required under the VSCA and the DGCL, respectively, to effect the Merger. The Merger shall become effective at such time as the certificate of merger for the Merger has been issued by the State Corporation Commission of the Commonwealth of Virginia and the Certificate of Merger has been filed with the Secretary of State of the State of Delaware, or at such later time as Acquisition Sub and the Company shall agree and specify in the Articles of Merger and the Certificate of Merger (the time and the day the Merger becomes effective being the “Effective Time”), it being understood that the Parties shall cause the Effective Time to occur on the Closing Date.

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the VSCA and the DGCL.

Section 1.5. Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of Acquisition Sub, in each case as in effect immediately prior to the Effective Time, shall become the certificate of incorporation and bylaws of the Surviving Corporation as of the Effective Time.

Section 1.6. Directors. The directors of Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7. Officers. The officers of Acquisition Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

Section 2.1. Effect on Capital Stock.

(a) By virtue of the Merger and without any action on the part of the holder of any outstanding capital stock of the Company, at the Effective Time:

(i) subject to Sections 2.1(c) and 2.1(e), each Share (other than Shares which are Dissenting Shares (as defined herein)) shall be converted into the right to receive (A) $9.20 in cash per Share without any interest thereon (the “Cash Consideration”) and (B) one validly issued, fully paid and non-assessable share of 7% Series A Cumulative Redeemable Preferred Stock of the Surviving Corporation (“Surviving Corporation Preferred Stock”) (each having a liquidation preference of $1.90 per share) and with the terms set forth in the Certificate of Designations therefor set forth in Exhibit C hereto (the “Equity Consideration,” and together with the Cash Consideration, the “Merger Consideration”); and

(ii) all such Shares shall no longer be outstanding and shall automatically be cancelled and retired.

(b) By virtue of the Merger and without any further action on the part of the Surviving Corporation, the Company or any holder of any option to purchase Units outstanding under the Stock Incentive Plans or otherwise (each a “Company Option”), each Company Option that is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall, at the Effective Time, unless previously agreed to in writing by Buyer and the holder of such Company Option, be cancelled and converted into the right to receive, in full satisfaction of the rights of such holder with respect thereto:

(i) an amount (rounded down to the nearest whole cent) in cash, without interest, equal to the product of (x) 82.883%, multiplied by (y) the Aggregate Option Payment Value, and

(ii) subject to Sections 2.1(c) and 2.1(e) below, a number of shares of Surviving Corporation Preferred Stock equal to the quotient of (x) an amount (rounded down to the nearest whole cent) equal to the product of (A) 17.117%, multiplied by (B) the Aggregate Option Payment Value, divided by (y) $1.90.

For the purposes of this Agreement, “Aggregate Option Payment Value” shall mean an amount equal to the product of (I) the number of Units subject to such Company Option, multiplied by (II) the excess, if any, of (1) $11.10 over (2) the exercise price per Unit subject to such Company Option.

(c) No fractional shares of Surviving Corporation Preferred Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Shares who would otherwise be entitled to receive a fraction of a share of Surviving Corporation Preferred Stock (after aggregating all fractional shares of Surviving Corporation Preferred Stock issuable to such holder), in lieu of such fraction of a share and upon surrender of such holder’s Shares, shall be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $1.90.

(d) By virtue of the Merger and without any action on the part of the holder thereof, at the Effective Time, each share of common stock, $0.01 par value, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as a validly issued, fully paid and nonassessable common share, $0.01 par value, of the Surviving Corporation.

(e) In the event that the Company shall declare, set aside or make or pay any dividends or distributions (whether in cash, stock, property or otherwise) in respect of any Shares, including for the purpose of maintaining its qualification as a REIT, the Cash Consideration shall be reduced by the per share amount of such dividend or distribution.

Section 2.2. Exchange Procedures.

(a) Exchange Agent. Prior to the Effective Time, Buyer shall enter into an Exchange Agent Agreement, in form and otherwise reasonably satisfactory to the Company, with a bank or trust company selected by Buyer with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Exchange Agent”), pursuant to which the Exchange Agent shall act as paying agent and exchange agent for the payment of the Merger Consideration for the issued and outstanding Shares.

(b) Provision of Shares. Buyer shall provide to the Exchange Agent on or before the Effective Time, for the benefit of the holders of Shares, (i) sufficient cash to be paid for the aggregate Cash Consideration and cash in lieu of fractional shares of Surviving Corporation Preferred Stock pursuant to Section 2.1 (such cash being hereinafter referred to as the “Surviving Corporation Fund”) and (ii) evidence of shares of Surviving Corporation Preferred Stock in book-entry form (and/or certificates representing such shares of Surviving Corporation Preferred Stock, at Buyer’s election) issuable pursuant to Section 2.1.

(c) Exchange Procedures. Prior to the Effective Time, the Company shall mail to each holder of record of outstanding Shares a letter of transmittal (which shall be in a form and have such other provisions as Buyer and the Company may reasonably agree prior to the Effective Time) to be used for surrendering Shares for payment of the Merger Consideration.

(d) No Further Ownership Rights in the Company Capital Stock. The Merger Consideration paid upon surrender of each Share in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to Shares, subject, however, to the obligation of the Surviving Corporation to pay, without interest and not more than 60 days following the Effective Time, any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of the Company of Shares which were outstanding immediately prior to the Effective Time.

(e) No Liability. None of Buyer, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger Consideration delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for 12 months after the Effective Time shall be redelivered by the Exchange Agent to Buyer, upon demand, and any holders of Shares which have not been surrendered as contemplated by this Section 2.2 shall thereafter look only to the Surviving Corporation for delivery of the Merger Consideration and any distributions with respect to Surviving Corporation Preferred Stock, in each case without interest thereon, subject to applicable abandoned property, escheat and other similar laws. Any portion of the Surviving Corporation Fund remaining unclaimed by holders of Shares as of the date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. None of Buyer, the Company, the Exchange Agent or the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar law.

(f) Withholding Rights. Each of Buyer, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted and withheld therefrom with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to such Person.

(g) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, holders of Shares that were issued and outstanding immediately prior to the Effective Time who have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights with respect thereto in accordance with Article 15 of the VSCA (the “Dissenting Shares”) shall not have any of such Shares converted into the right to receive, or become exchangeable for, the Merger Consideration. The holders of such Shares shall be entitled to receive payment of the fair value of such Shares in accordance with the provisions of such Article 15 of the VSCA unless and until such holders fail to perfect or shall have effectively withdrawn or lost their appraisal rights under Article 15 of the VSCA. If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, each of such holder’s Shares shall thereupon be treated as if it had been converted into the right to receive, and become exchangeable for, at the Effective Time, the Merger Consideration, without interest thereon, as provided in Section 2.1 hereof. Buyer shall cause the Surviving Corporation to make all payments required to be made under such Article 15 of the VSCA in respect of Dissenting Shares. The Company shall give Buyer and Acquisition Sub (i) prompt notice of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments relating to a shareholder’s assertion of rights of appraisal and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the VSCA. The Company shall not, except with the prior written consent of Acquisition Sub, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(h) Purchase Price Allocation. Any time prior to ninety days after the Closing, the Surviving Corporation shall prepare a schedule allocating the Merger Consideration (including assumed liabilities) among the assets of the Company in accordance with Section 1060 of the Code and the regulations thereunder. The Parties agree not to take any position inconsistent with such schedule for Tax reporting purposes.

(i) Tax Reporting. To the extent that the Company has a net capital gain for its taxable year ending on the Closing Date, it will to the extent the Company or its successor determines it to be legally permissible and pursuant to Section 857(b)(3)(C) of the Code designate as capital gain dividends the dividends that it pays during that year, the dividends that Section 858 of the Code deems it to pay during that year, or deficiency dividends under Section 860 of the Code that it pays for that year.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1. Representations and Warranties of the Company. The Company represents and warrants to Buyer that, except as set forth or contained in the corresponding sections or subsections of the Company Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent):

(a) Organization, Standing and Corporate Power of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of Virginia and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operations or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Company Material Adverse Effect. No dissolution, revocation or forfeiture proceedings regarding the Company or any of its Subsidiaries have been commenced and neither the Company nor any of its Subsidiaries is in violation of any of the Organizational Documents in any material respects.

(b) The Company’s Subsidiaries. Schedule 3.1(b) to the Company Disclosure Letter sets forth each of the Company’s Subsidiaries and its respective jurisdiction of formation, a list of each jurisdiction in which each such Subsidiary is qualified or licensed to do business, and the ownership interest therein of the Company. All the outstanding shares of capital stock of each of the Company’s Subsidiaries that is a corporation have been validly issued, are fully paid and nonassessable and are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”). All equity interests in each of the Company’s Subsidiaries that is a partnership or limited liability company are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all Liens. Each of the Company’s Subsidiaries that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted and each of the Company’s Subsidiaries that is a partnership or limited liability company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and carry on its business as now being conducted. Each of the Company’s Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Company Material Adverse Effect. Except for interests in the Company’s Subsidiaries, neither the Company nor any of the Company’s Subsidiaries owns directly or indirectly any capital stock or other equity interest in any Person.

(c) Capital Structure. The authorized capital stock of the Company consists of 200,000,000 common shares, no par value (the “Common Shares”), 200,000,000 Series A Preferred Shares, no par value (the “Series A Preferred Shares” and together with the Common Shares, the “Units”), 240,000 Series B Convertible Preferred Shares, no par value (the “Series B Convertible Shares”) and 15,000,000 other preferred shares (the “Other Preferred Shares”). On the date hereof, (i) 91,226,580 Common Shares, 91,226,580 Series A Preferred Shares, 240,000 Series B Convertible Shares and no Other Preferred Shares were issued and outstanding, (ii) 5,048,747 Units were available for issuance under the Stock Incentive Plans, and (iii) 580,116 Units were reserved for issuance upon exercise of outstanding Company Options. The 240,000 outstanding Series B Convertible Shares are convertible into a total of 5,801,050 Common Shares for a total of 97,027,630 Shares outstanding. Schedule 3.1(c) to the Company Disclosure Letter is a true, correct and complete list, as of the date hereof, of all outstanding Company Options, the number of Units subject to each such Company Option, and the exercise price, date of grant and the names and addresses of holders thereof. On the date of this Agreement, except as set forth above in this Section 3.1(c), no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and upon issuance of any Shares in accordance with the terms of the Stock Incentive Plans or conversion of any Series B Convertible Shares, such Shares will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any preemptive right, purchase option, right of first refusal or any other similar right or subject to any Liens. Except (A) for the Series A Preferred Shares, the Series B Convertible Shares and the Company Options and (B) as otherwise permitted under Section 4.1, there are no outstanding securities, options, stock appreciation rights, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which such entity is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All dividends or distributions on securities of the Company or any of its Subsidiaries that have been declared or authorized prior to the date of this Agreement have been paid in full. None of the Company or any of its Subsidiaries has outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. There are no Contracts to which the Company or any of its Subsidiaries is a party with respect to the transfer, voting or registration of any Shares or Series B Convertible Shares. As of the date of this Agreement, the only outstanding indebtedness of the Company or its Subsidiaries for borrowed money is (i) $26,270,000 under the Line of Credit Agreement, (ii) $18,271,000 under the Fort Worth Note and (iii) $5,724,000 under the Hillsboro Note. The Company does not have a “poison pill” or similar shareholder rights plan.

(d) Authority; Noncontravention; Consents.

(i) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of the this Agreement, including the Plan of Merger, by the affirmative vote, in each case as a separate voting group, of (A) a majority of the outstanding Common Shares, (B) more than two-thirds of the outstanding Series A Preferred Shares, and (C) more than two-thirds of the outstanding Series B Convertible Shares (the “Company Shareholder Approval”), to consummate the Merger and the other Contemplated Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, subject to receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity, whether considered in a proceeding at law or in equity.

(ii) The Board of Directors of the Company has (A) unanimously adopted this Agreement (including the Plan of Merger), approved the Merger and the other Contemplated Transactions and adopted a resolution recommending that this Agreement be approved by the shareholders of the Company (the “Company Recommendation”) and (B) directed that this Agreement be submitted to the shareholders of the Company for their approval at a shareholders meeting duly called and held for such purpose. The Board of Directors of the Company has received an opinion from Wells Fargo Securities, LLC to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of Shares (other than holders of Shares entering into the Voting Agreement and their respective Affiliates) is fair, from a financial point of view, to such holders. The Company will make available to Buyer, solely for informational purposes, a complete and correct copy of such opinion promptly after receipt thereof by the Board of Directors of the Company.

(iii) The execution and delivery of this Agreement by the Company do not, and the consummation of the Contemplated Transactions and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration or other rights or obligations or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of the Company’s Subsidiaries under (A) the Organizational Documents of the Company or any Subsidiary of the Company, (B) except as set forth on Schedule 3.1(d)(iii) to the Company Disclosure Letter, any loan or credit agreement, note, bond, mortgage, indenture, lease, management agreement, franchise agreement, license agreement or other Contract applicable to the Company or any of its Subsidiaries or their respective properties or assets (it being understood that no representation is being given as to whether the Surviving Corporation or any Subsidiary will be in compliance with any financial covenants contained therein following the Merger) or (C) subject to the governmental filings and other matters referred to in clause (iv) of this Section 3.1(d), any Applicable Laws, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights, obligations, losses or Liens that, individually or in the aggregate, would not reasonably be expected to prevent or delay in any material respect the consummation of the Contemplated Transactions or otherwise prevent the Company from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Company Material Adverse Effect.

(iv) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution or delivery of this Agreement by the Company or the consummation by the Company of any of the Contemplated Transactions, except for (A) the filings with the Securities and Exchange Commission (the “SEC”) of (1) the Proxy Statement/Prospectus, and (2) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other Contemplated Transactions, (B) the filing of the Articles of Merger with, and the issuance of a certificate of merger by, the State Corporation Commission of the Commonwealth of Virginia, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (D) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to prevent or delay in any material respect the consummation of the Contemplated Transactions or otherwise prevent the Company from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Company Material Adverse Effect.

(e) SEC Documents; Financial Statements.

(i) The Company has filed or furnished, as applicable, all reports, schedules, forms, statements, certifications and other documents required to be filed or furnished by the Company with the SEC since January 1, 2009 (the reports, schedules, forms, statements, certifications and other documents filed or furnished since January 1, 2009 and those filed or furnished subsequent to the date hereof, including any amendments, the “Company SEC Documents”). All of the Company SEC Documents (other than preliminary materials), as of their respective date of filing or being furnished were prepared in accordance with and complied, or, if not yet filed or furnished, will be prepared in accordance with and comply, in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents at the time of filing or being furnished (or, if amended prior to the date hereof, as of the date of such amendment) contained, and any Company SEC Documents filed with or furnished to the

SEC subsequent to the date hereof, at the time of filing or being furnished, will not contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company does not have any outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules, statements or other documents with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service. The Company has made available to Buyer complete and correct copies of all written correspondence between the SEC, on the one hand, and the Company and its Subsidiaries, on the other hand, since January 1, 2009. At all applicable times, the Company has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated thereunder, as amended from time to time.

(ii) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries included in or incorporated by reference into the Company SEC Documents (including, in each case, the related notes and schedules thereto) (A) complied as to form or, in the case of Company SEC Documents filed after the date hereof, will comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), (B) were prepared or, in the case of Company SEC Documents filed after the date hereof, will be prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited interim financial statements, as permitted by Forms 10-Q or 8-K of the SEC) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), and (C) fairly presented or, in the case of Company SEC Documents filed after the date hereof, will fairly present, in accordance with the applicable requirements of GAAP, the consolidated financial position, results of operations and cash flows, as the case may be, of the Company and its Subsidiaries as of the dates thereof and for the periods set forth therein (subject, in the case of unaudited interim financial statements, to the absence of notes and normal year-end adjustments none of which is expected to be material). Except for Apple Air Holding, LLC, the Company has no Subsidiary which is not consolidated for accounting purposes.

(iii) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries other than liabilities and obligations (A) reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto) as of September 30, 2012 in the Company’s Form 10-Q for the fiscal quarter ended September 30, 2012, (B) incurred in connection with this Agreement or (C) that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(f) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed at least two Business Days prior to the date of this Agreement, since December 31, 2011 (the “Company Financial Statement Date”) and through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and there has not been (i) any circumstance, effect, event, development or change that, individually or in the aggregate, with all other circumstances, effects, events, developments or changes, has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) except for regular monthly distributions (in the case of the Company) not in excess of $0.066 per Share with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any outstanding security of the Company or any of its Subsidiaries, (iii) any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its capital stock or any issuance of an ownership interest in, any of the Company’s Subsidiaries, (iv) any issuance of Company Options or restricted shares of the capital stock of the Company, (v) any amendment of any term of any outstanding security of the Company or any of its Subsidiaries, (vi) any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other equity interests or securities of the Company or any of its Subsidiaries, (vii) any damage, destruction to or loss of Company Property not covered by insurance, that has or would have a Company Material Adverse Effect, (viii) any change in accounting methods, principles or practices or any change in any tax method or election by the Company or any of its Subsidiaries materially affecting its or its Subsidiaries’ assets, liabilities or business, except insofar as required by a change in GAAP or regulatory accounting principles, (ix) the entering into or any amendment of any employment, consulting, severance, retention or any other agreement between the Company and any officer or director of the Company, (x) any material incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness, (xi) any creation or assumption by the Company or any of its Subsidiaries of any Lien in an amount, individually or in the aggregate, in excess of $100,000 on any asset, or (xii) any material commitment or capital expenditure (outside the CapEx Budget) by the Company or any of its Subsidiaries.

(g) Litigation. Except as disclosed in the Company SEC Documents filed at least two Business Days prior to the date of this Agreement, except for shareholder or derivative litigation that may be brought relating to this Agreement or the Contemplated Transactions or the events leading up to this Agreement and other than personal injury and other routine tort litigation arising from the ordinary course of operations of the Company and its Subsidiaries which is covered by adequate insurance, there is no suit, action, claim, arbitration, investigation or other proceeding pending or, to the Knowledge of the Company, threatened against or affecting (i) the Company or any of its Subsidiaries or any asset of the Company or any of its Subsidiaries or (ii) any director, officer or employee of the Company or any of its Subsidiaries or other Person for whom the Company or any of its Subsidiaries may be liable, that, in each case, individually or in the aggregate, could reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent the consummation of the Merger or any of the other Contemplated Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Other than pursuant to the Organizational Documents, no Contract between the Company or any of its Subsidiaries, on the one hand, and any current or former director, officer, employee or shareholder (or equivalent interest holder) of the Company or any of its Subsidiaries, on the other hand, exists that provides for indemnification.

(h) Taxes.

(i) Each of the Company and each of its Subsidiaries have timely filed all material Tax Returns required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). Each such Tax Return is true, correct and complete in all material respects. The Company and each of its Subsidiaries have paid (or the Company has paid on their behalf), within the time and manner prescribed by Law, all material Taxes (as defined herein) due. For purposes of this Agreement, “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, employment, payroll, withholding, property, sales, excise or other tax or governmental charges of any nature whatsoever, together with any penalties, interest or additions thereto and “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ii) The Company (A) for all of its taxable years commencing with the year ending December 31, 2004 through the most recent December 31, has been subject to taxation as a real estate investment trust (“REIT”) under the Code within the meaning of Section 856 of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, in such a manner as to qualify as a REIT for its tax year that includes the Closing Date, and (C) has not taken or omitted to take any action which could reasonably be expected to result in a challenge to its status as a REIT, and, to the

Knowledge of the Company, no such challenge is pending or threatened. Each of the Company’s Subsidiaries which is a partnership (or disregarded entity) or that files Tax Returns as a partnership for federal income tax purposes has, since inception, been classified for federal income tax purposes as a partnership (or disregarded entity) and not as a corporation or as an association taxable as a corporation. None of the Company’s Subsidiaries is taxable as a corporation for U.S. federal income tax purposes, other than a corporation that is a TRS.

(iii) Neither the Company nor any of its Subsidiaries holds any asset the disposition of which would be subject to Treasury Regulations Section 1.337(d)-7.

(iv) Neither the Company nor any of its Subsidiaries is a party to any pending action or proceeding by any Governmental Entity for assessment or collection of (A) Taxes measured by net or gross income or (B) except in the Ordinary Course of Business, any other Taxes, and no claim for assessment or collection of Taxes has been asserted against it.

(v) The Company does not have any earnings and profits attributable to the Company or any other corporation for any non-REIT year within the meaning of Section 857 of the Code.

(vi) Neither the Company nor any of its Subsidiaries has made any payments, or is obligated to make any payments, or are parties to an agreement that could obligate them to make any payments that will not be deductible under Section 280G of the Code with respect to any taxable year for which Tax Returns have not been filed.

(vii) There are no Liens with respect to Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable.

(viii) No examination or audit of any Tax Return relating to any Taxes of the Company or any of its Subsidiaries or with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any of its Subsidiaries for any taxable period. No written claim has ever been received from any Governmental Entity located in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that such Company or Subsidiary is or may be subject to taxation by that jurisdiction.

(ix) No power of attorney granted by or with respect to the Company or any of its Subsidiaries relating to Taxes is currently in force. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has requested a private letter ruling from the IRS or any comparable rulings from other tax authorities.

(x) Neither the Company nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than the group of which a Subsidiary of the Company is currently a member and the common parent of which is a TRS of the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(xi) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any tax allocation or sharing agreement or similar contract or arrangement, any Tax Protection Agreement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person. As used herein, “Tax Protection Agreements” shall mean any agreement pursuant to which: (a) any liability to partners of any Subsidiary of the Company or to any transferors of property to the Company or any of its Subsidiaries relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement or (b) the Company or any of its Subsidiaries has agreed to (i) maintain a minimum level of debt or continue a particular debt or allocate a certain amount of debt to a particular partner or allow particular partners to guarantee such debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, or (iv) only dispose of assets in a particular manner.

(xii) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(xiii) Neither the Company nor any of its Subsidiaries has engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(i) No Loans or Payments to Employees, Officers or Directors. There is no (i) loan outstanding from or to any employee, officer or director of the Company or any of its Subsidiaries, (ii) employment or severance contract or other arrangement with respect to severance with respect to any employee, officer or director of the Company or any of its Subsidiaries, or (iii) any agreement to appoint or nominate any Person as a director of the Company.

(j) Brokers. No broker, investment banker, financial advisor or other Person, other than Wells Fargo Securities, LLC, the fees and expenses of which, as set forth in a letter agreement between the Company and Wells Fargo Securities, LLC, have previously been disclosed to Buyer, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

(k) Permits; Compliance with Laws.

(i) The Company, its Subsidiaries or the management companies for the Company Properties own and/or possess all franchises, grants, easements, consents, certifications, clearances, permits, licenses (including liquor licenses), variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities necessary for it to own, lease and operate the Company Properties and assets and to carry on its business as it is now being conducted (the “Permits”), except where the failure to have such Permits would not have a Company Material Adverse Effect. Each of the Company, its Subsidiaries and, to the Knowledge of the Company, the management companies referred to above is, and since January 1, 2009, has been, in compliance in all material respects with the terms of the Permits. All such Permits are in full force and effect. None of the Company or any of its Subsidiaries has received notice that any suspension, modification or revocation of any of the Permits is pending or, to the Knowledge of the Company, threatened nor, to the Knowledge of the Company, do grounds exist for any such action except for such suspensions, modifications or revocations as would not have a Company Material Adverse Effect.

(ii) Except as disclosed in the Company SEC Documents filed at least two Business Days prior to the date of this Agreement, neither the Company nor any of the Company’s Subsidiaries has violated or failed to comply with any Permit or any Applicable Law of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor any director, officer, agent or employee of the Company or any of its Subsidiaries, has (A) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (B) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, or (C) taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

(l) Contracts; Debt Instruments.

(i) Schedule 3.1(l)(i) to the Company Disclosure Letter contains a list of the following Contracts the Company or any of the Company’s Subsidiaries is party thereto or by which any Company Property, the Company, any of the Company’s Subsidiaries or any of their respective properties or assets are bound as of the date hereof:

(A) any lease of personal property with third parties other than the Company or any of the Company’s Subsidiaries, providing for annual rentals of $500,000 or more;

(B) Other than the Lease Documents (defined below) any lease, sublease, license or occupancy agreement of real property with third parties other than the Company or any of the Company’s Subsidiaries, providing for annual rentals of $500,000 or more;

(C) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that is not terminable without penalty on thirty (30) days’ notice by the Company or any of the Company’s Subsidiaries and that provides for or is reasonably likely to require either (x) annual payments from the Company and the Company’s Subsidiaries of $250,000 or more, or (y) aggregate payments from the Company and the Company’s Subsidiaries of $500,000 or more;

(D) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture which is not a wholly-owned Subsidiary of the Company;

(E) any Contract under which indebtedness for borrowed money is outstanding or may be incurred or that provides for a guarantee of the obligations of any Person or pursuant to which any property or asset of the Company or any of its Subsidiaries is mortgaged, pledged or otherwise subject to a Lien, or any Contract restricting the incurrence of indebtedness or the incurrence of Liens or restricting the payment of dividends or the transfer of any Company Property;

(F) any Contract currently required to be filed as an exhibit to the Company’s Annual Report on Form 10–K pursuant to Item 601(b)(10) of Regulation S–K under the Securities Act;

(G) any Contract that purports to limit in any respect the right of the Company or the Company’s Subsidiaries (1) to engage in any line of business, or (2) to compete with any Person or operate in any location;

(H) any Contract providing for the sale or exchange of, or option, right of first refusal or offer, or similar right, to sell or exchange, any Company Property, or for the purchase or exchange of, or option, right of first refusal or offer, or similar right to purchase or exchange, any real estate entered into in the past two years or in respect of which the applicable transaction had not been consummated or the option or right remains outstanding;

(I) any Contract entered into in the past two years or in respect of which the applicable transaction had not been consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in clause (H) of this Section 3.1(l)(i)) or capital stock or other equity interests of another Person for aggregate consideration in excess of $250,000, in each case other than in the Ordinary Course of Business;

(J) other than the Management Agreement Documents, any Contract pursuant to which the Company, any of its Subsidiaries or any other Person manages any real property;

(K) other than Contracts for ordinary repair and maintenance, any Contract relating to the development or construction of, or additions or expansions to, the Company Properties, under which the Company or any of its Company’s Subsidiaries has, or expects to incur, an obligation in excess of $500,000 in the aggregate that has not been satisfied as of the date hereof;

(L) any Contract to which the Company or any of its Subsidiaries has continuing indemnification or purchase price obligations or potential liability under any purchase price adjustment that, in each case could reasonably be expected to result in future payments of more than $250,000 or any Contract relating to the settlement or proposed settlement of any suit, action, claim, hearing, arbitration, investigation or other proceeding, which involves the issuance of equity securities or the payment of any cash or other consideration, in any such case, having a value of more than $250,000;

(M) any Contract that provides for any unpaid settlement or proposed settlement of any suit, action, claim, hearing, arbitration, investigation or other proceeding in which the amount to be paid in settlement is in excess of $250,000;

(N) any license, royalty or other Contract concerning Intellectual Property which is material to the Company and its Subsidiaries;

(O) any Contract that is material to the Company and its Subsidiaries, taken as a whole, and contains any so-called “most favored nations” or similar provisions requiring the Company or any of its Subsidiaries to offer a Person any terms or conditions that are at least as favorable as those offered to any other Person;

(P) any advertising or other promotional Contract providing for payment by the Company or any of its Subsidiaries of $250,000 or more; and

(Q) any Contract (other than Contracts referenced in clauses (A) through (P) of this Section 3.1(l)(i)) which by its terms calls for payments by or liability of the Company or any of its Subsidiaries in excess of $500,000 other than any Contract under this clause (Q) that, by its terms, is terminable within 90 days of this Agreement (without termination fee or penalty). The Contracts required to be identified on Schedule 3.1(l)(i) to the Company Disclosure Letter, the Lease Documents, Franchise Agreements and the Management Agreement Documents, in each case together with all exhibits and schedules thereto being, the “Material Contracts.”

(ii) Except for such breaches and defaults as, individually or in the aggregate, would not result in a Company Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries is and, to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract, (B) none of the Company or any of the Company’s Subsidiaries has received any claim of default under any such Material Contract in the two years preceding the date of this Agreement, and (C) no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. The Company has made available to Buyer true, correct and complete copies of all Material Contracts, including any amendments or supplements thereto.

(iii) Schedule 3.1(l)(iii) to the Company Disclosure Letter contains a complete and correct list of all Contracts, transactions and liabilities between the Company or any of its Subsidiaries, on the one hand, and (A) any current or former officer or director of the Company or any of its Subsidiaries, (B) any holder of more than 1% of any class of shares of capital stock of the Company, (C) any associate (as defined in Rule 12b-2 under the Exchange Act) or Affiliate of any such officer, director or holder (other than any such Affiliate that is the Company or a Subsidiary of the Company), on the other hand (collectively, the “Related Party Transactions”). None of (x) the current or former officers or directors of the Company or any of its Subsidiaries, (y) the holders of more than 1% of any class of shares of capital stock of the Company, or (z) the associates (as defined in Rule 12b-2 under the Exchange Act) or Affiliates of such officer, director or holder (other than any such Affiliate that is the Company or a Subsidiary of the Company) (1) owes any amount to the Company or any of its Subsidiaries (nor does the Company or any of its Subsidiaries owe any amount to, or has the Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit to, or for the benefit of, any such officer, director or holder or any such associate or Affiliate thereof); (2) owns any property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries; (3) has any cause of action against the Company or any of its Subsidiaries; (4) controls or is a director or officer of any Person which is a competitor, material supplier, material customer, landlord or tenant of the Company or any of its Subsidiaries.

(m) Environmental Matters. Except as disclosed in the environmental audits/reports listed in Schedule 3.1(m) to the Company Disclosure Letter: (i) the Company and each of its Subsidiaries have obtained all Permits from Governmental Entities which are required in respect of its business, operations, assets or properties under any applicable Environmental Law; (ii) the Company and each of its Subsidiaries are in compliance in all respects with the terms and conditions of all such Permits and with any Applicable Laws relating to human health, safety or protection of the environment (“Environmental Laws”), except for violations and failures to comply which would not, individually or in the aggregate, have a Company Material Adverse Effect; (iii) neither the Company nor any of its Subsidiaries has been notified in writing that it is in violation of any Environmental Law or a potentially responsible party, under CERCLA or any other Environmental Law and to the Knowledge of the Company, no such notice is threatened; (iv) there has been no release or threatened release by the Company or any of its Subsidiaries of, and to the Knowledge of the Company, no other Person has released, any Hazardous Substance from, to, about or on, the real property or facilities currently or formerly owned, operated or leased by the Company or any Subsidiary, in any case under conditions or circumstances that could reasonably be expected to result in liability to or otherwise adversely affect the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, have a Company Material Adverse Effect and (v) neither the Company nor any of its Subsidiaries has entered into or agreed to any consent decree or order or is subject to any outstanding judgment, decree or judicial order relating to compliance with Environmental Laws or Permits thereunder or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances with any Governmental Entity and no investigation, litigation or other proceeding is pending or, to the Knowledge of the Company, threatened or contemplated with respect thereto. For purposes of this Agreement, “Hazardous Substance” shall mean (i) any element, pollutant, contaminant, waste, compound, substance or material of any nature whatsoever (including, without limitation, any product) that is listed, classified or regulated pursuant to any Environmental Law or the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law, including, without limitation, any petroleum product, by-product or additive, asbestos, asbestos-containing material, polychlorinated biphenyls, ureaformaldehyde insulation, radioactive materials (including radon), volatile organic compound, petroleum or petroleum products (including crude oil and any fraction thereof) or hazardous air pollutant or (ii) any other substance that could reasonably be expected to result in liability under any Environmental Law. The Company has made available to Buyer true, correct and complete copies of all environmental reports and audits that are within its or its Subsidiaries’ possession or control, and to the Knowledge of the Company, no other environmental reports or audits exist that have been delivered to the Company or any of its Subsidiaries by any environmental consultant retained by the Company or any of its Subsidiaries with respect to the Company, any of its Subsidiaries or any Company Property.

(n) The Company Properties.

(i) Schedule 3.1(n)(i) to the Company Disclosure Letter lists each hotel (collectively, the “Owned Hotels”) and other parcels of real property currently owned by the Company or any of its Subsidiaries, and sets forth the Company or applicable Subsidiary of the Company owning such property (collectively with the Owned Hotels, the “Owned Real Properties”; the Owned Real Properties,

together with the Leased Properties, collectively, the “Company Properties”). The Company has made available to Buyer legal descriptions of each parcel of real property comprising the Owned Real Properties. Except as disclosed in the title insurance policies and reports referenced in Schedule 3.1(n)(i) of the Company Disclosure Letter and as otherwise set forth on such schedule, but only to the extent the documents and surveys referenced in such policies and reports were made available for review to Buyer: (A) the Company or the Company’s Subsidiary set forth on Schedule 3.1(n)(i) owns fee simple title to each of the Owned Real Properties, free and clear of Liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Encumbrances”) except for (1) Encumbrances securing indebtedness disclosed in the consolidated balance sheets included in the Company SEC Documents filed at least two Business Days prior to the date of this Agreement, (2) mechanics and materialmen’s liens for amounts incurred in the Ordinary Course of Business for construction in progress and which are not yet due and payable, (3) Encumbrances for Taxes not yet due and payable or which are being contested in good faith and for which the Company has made adequate provision in accordance with GAAP, (4) easements, (5) rights of way, (6) restrictive covenants, (7) Liens, mortgages or deeds of trust, in each case, not discharged of record for which the related indebtedness has been repaid and (8) other non-monetary Encumbrances which, in the case of the items referenced in (1) through (8), individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect (collectively “Permitted Encumbrances”); (B) except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice of any violation of any federal, state or municipal Law affecting any portion of any of the Company Properties issued by any Governmental Entity; and (C) except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice to the effect that there are, nor to the Knowledge of the Company is there, (1) condemnation or rezoning proceedings that are pending, proposed or threatened with respect to any of the Company Properties or (2) zoning, building or similar laws that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas. None of the Company or any of its Subsidiaries has violated any reciprocal easement agreement or conditions, covenants or restrictions of record (collectively, the “REAs”) affecting any of the Company Properties which violation, individually or in the aggregate, would have a Company Material Adverse Effect and neither the Company nor any of its Subsidiaries has provided a written notice to another party of a violation of any REA that, individually or in the aggregate, would have a Company Material Adverse Effect and has not been cured.

(ii) Schedule 3.1(n)(ii) to the Company Disclosure Letter lists each parcel of real property currently leased or subleased by the Company or any of its Subsidiaries (the “Leased Properties”) and sets forth the Company or its Subsidiary holding such leasehold interest, the date of the lease and each amendment, guaranty of an obligation of an entity or any other agreement relating thereto (the “Lease Documents”). The Company or the applicable Subsidiary of the Company holds a valid leasehold interest in the Leased Properties, free and clear of all Encumbrances, other than Permitted Encumbrances. True, correct and complete copies of all Lease Documents have been made available to the Buyer. Each of the Lease Documents is valid, binding and in full force as against the Company or the applicable Subsidiary of the Company and, to the Knowledge of the Company, as against the other parties thereto.

(iii) Schedule 3.1(n)(iii) to the Company Disclosure Letter lists each franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any Company Property and sets forth the Company or any of the Company’s Subsidiaries party to such agreement, the date of such agreement and each amendment, guaranty, or other agreement binding on the Company or any of its Subsidiaries and relating thereto (collectively, the “Franchise Agreements”). True, correct and complete copies of each Franchise Agreement have been made available to Buyer. Each Franchise Agreement is valid, binding and in full force and effect as against the Company or its Subsidiaries and, to the Knowledge of the Company, as against the other party thereto. As of the date hereof, neither the Company nor any of its Subsidiaries owes any termination, cancellation or other similar fees or any liquidated damages to any third party franchisor.

(iv) Schedule 3.1(n)(iv) to the Company Disclosure Letter lists each management agreement pursuant to which any third party manages or operates any Company Property on behalf of the Company or any of its Subsidiaries, and describes the property that is subject to such management agreement, the Company or the Subsidiary of the Company that is a party, the date of such management agreement and each material amendment, guaranty or other agreement binding on the Company or any of its Subsidiaries and relating thereto (collectively, the “Management Agreement Documents”). True, correct and complete copies of all Management Agreement Documents have been made available to Buyer. Each of the Management Agreement Documents is valid, binding and in full force and effect as against the Company or the Company’s Subsidiaries and, to the Knowledge of the Company, as against the other party thereto. As of the date hereof, neither the Company nor any of its Subsidiaries owes any termination, cancellation or other similar fees or any liquidated damages to any third party manager or operator.

(v) There are no properties owned by the Company or any Subsidiary of the Company under construction (as opposed to renovation) nor is any Company Property undergoing expansion to add additional guest rooms as of the date hereof.

(vi) Except as disclosed in the CapEx Budget and with respect to repair and maintenance expenditures in the Ordinary Course of Business, there are no capital expenditure projects currently ongoing with respect to the Company Properties.

(vii) Schedule 3.1(n)(vii) of the Company Disclosure Letter lists each parcel of real property or leasehold interest in any ground lease conveyed, transferred, assigned or otherwise disposed of by the Company or any of its Subsidiaries since January 1, 2009, except for easements or similar interests.

(o) Personal Property. The Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them. Neither the Company’s nor its Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Liens that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(p) Information Supplied. None of the information provided or to be provided by the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information provided or to be provided by the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement/Prospectus or any other document to be filed with the SEC by any of the Parties in connection with the Merger (collectively with the Form S-4 and any amendments or supplements to any of the foregoing, the “SEC Filings”) will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting or at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 3.1(p), no representation or warranty is made by the Company with respect to information or statements supplied by or on behalf of Buyer or Acquisition Sub for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus.

(q) Books and Records.

(i) The books of account and other financial records of the Company and each Subsidiary of the Company are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Company SEC Documents.

(ii) The Company has made available to Buyer true, correct and complete copies of the articles of incorporation and bylaws of the Company, as amended to date, and the articles of incorporation, bylaws, organizational documents, partnership agreements and comparable governing documents, as the case may be, of each of the Company’s Subsidiaries, and all amendments thereto (collectively, the “Organizational Documents”).

(iii) The minute books and other records of corporate or partnership proceedings of the Company and each of its Subsidiaries that have previously been made available to Buyer (A) contain in all material respects accurate records of all meetings and (B) accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Board of Directors of the Company and each of its Subsidiaries which is a corporation.

(r) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their business, except for any such proceeding as would not have a Company Material Adverse Effect. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Company Subsidiary. There is not now, nor has there been any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries nor is any such controversy threatened or, to the Knowledge of the Company, contemplated. The Company and each of its Subsidiaries is in material compliance with all Applicable Laws, agreements, Contracts, policies, plans and programs relating to employment. All employees, individual consultants and individual independent contractors of the Company are employed or engaged by the Company solely through the Company’s Subsidiary, Apple Fund Management, LLC.

(s) Vote Required. The only vote of the holders of any class or series of the Company’s capital stock necessary (under Applicable Law, the Company’s Organizational Documents or otherwise) to approve the Merger, this Agreement and the other Contemplated Transactions is the Company Shareholder Approval.

(t) Insurance. Schedule 3.1(t) to the Company Disclosure Letter sets forth a complete and correct list of all material insurance policies owned or held by, or for the benefit of, the Company and each of the Company’s Subsidiaries, true, complete and correct copies of which have been made available to Buyer. There is no claim by the Company or any of its Subsidiaries pending under any such material insurance policies owned or held by the Company or any of its Subsidiaries which (i) has been denied or disputed by the insurer other than denials and disputes in the Ordinary Course of Business or (ii) if not paid, would have a Company Material Adverse Effect. With respect to each such insurance policy, (A) each such insurance policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect; (B) the Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under each such insurance policy, and neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under each such insurance policy; (C) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (D) no notice of cancellation or termination has been received by the Company or any of its Subsidiaries; and (E) each such insurance policy is sufficient for compliance with all material requirements of Law and the express requirements of all material Contracts. The Company and its Subsidiaries maintain policies or binders of insurance covering risks and events and in amounts adequate for their respective businesses and operations to the extent customary in the industry in which they operate.

(u) Intellectual Property. The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company or any of its Subsidiaries that the conduct of the business of the Company and the Company’s Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party, and, to the Knowledge of the Company, no third party is infringing or otherwise violating the Company Intellectual Property rights, except for any such infringement, misappropriation or claim that, individually or in the aggregate, would not have a Company Material Adverse Effect. With respect to Intellectual Property used by, owned by or licensed to the Company or any of its Subsidiaries (the “Company Intellectual Property”), the Company or a Subsidiary of the Company owns the entire right, title and interest in the Company Intellectual Property purported to be owned by the Company or any of its Subsidiaries and the Company or a Subsidiary of the Company is licensed to use or otherwise has the right to use all Company Intellectual Property as currently used in the operation of its respective business in accordance with the terms of any applicable license agreement, in each case, except where the failure to possess or have adequate rights to use such Company Intellectual Property, individually or in the aggregate, would not have a Company Material Adverse Effect.

(v) Apple Transfers. The Company has made available to Buyer true, complete and correct copies of the fully executed AFM Transfer Agreement and Headquarters Transfer Agreement. Each of the AFM Transfer Agreement and the Headquarters Transfer Agreement has been, and the AAH Transfer Agreement will be, duly executed and delivered by the Company and the other parties thereto, and each of the AFM Transfer Agreement and the Headquarters Transfer Agreement constitutes, and the AAH Transfer Agreement will constitute, valid and binding obligations of the Company and the other parties thereto, enforceable against the Company and the other parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity, whether considered in a proceeding at law or in equity.

(w) Takeover Statutes. The Board of Directors of the Company has taken all necessary actions so as to exempt fully Buyer, Acquisition Sub, this Agreement, the Voting Agreement, the Merger and the Other Contemplated Transactions from the restrictions in Articles 14 and 14.1 of the VSCA. No “business combination,” “fair price,” “moratorium,” “control share acquisition,” “takeover,” “affiliated transaction,” “interested shareholder” or any other anti-takeover statute or similar statute or regulation (“Takeover Statute”) or any anti-takeover provision in the Company’s Organizational Documents is applicable to Buyer, Acquisition Sub, this Agreement, the Voting Agreement, the Merger or the other Contemplated Transactions.

Section 3.2. Representations and Warranties of Buyer and Acquisition Sub. Buyer and Acquisition Sub represent and warrant to the Company:

(a) Organization and Corporate Power. Buyer is a limited partnership duly organized and validly existing and in good standing under the laws of its formation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted. Acquisition Sub is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted.

(b) Authority; Noncontravention; Consents.

(i) Each of Buyer and Acquisition Sub has the requisite power and authority to enter into this Agreement and, subject to adoption of this Agreement by Buyer as the sole shareholder of Acquisition Sub (the “Requisite Buyer Vote”), to consummate the Merger and the other Contemplated Transactions. The execution and delivery of this Agreement by Buyer and Acquisition Sub and the consummation by Buyer and Acquisition Sub of the Contemplated Transactions have been duly authorized by all necessary action on the part of Buyer and Acquisition Sub and no other proceedings on the part of Buyer or Acquisition Sub are necessary to authorize this Agreement or consummate such transactions, subject to receipt of the Requisite Buyer Vote, which will occur immediately following the execution of this Agreement. This Agreement has been duly executed and delivered by Buyer and Acquisition Sub and constitutes valid and binding obligations of Buyer and Acquisition Sub, enforceable against Buyer and Acquisition Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity, whether considered in a proceeding at law or in equity.

(ii) The execution and delivery of this Agreement by Buyer and Acquisition Sub do not, and the consummation of the Contemplated Transactions and compliance by Buyer and Acquisition Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under (A) the certificate of formation, partnership agreement and other organizational documents of Buyer and Acquisition Sub, each as amended or supplemented to the date of this Agreement, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease, franchise agreement, license agreement or other agreement or instrument applicable to Buyer or Acquisition Sub or their respective properties or assets or (C) subject to the governmental filings and other matters referred to in clause (iii) of this Section 3.2(b), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or Acquisition Sub or their respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or Acquisition Sub in connection with the execution or delivery of this Agreement by Buyer or Acquisition Sub or the consummation by Buyer or Acquisition Sub of any of the Contemplated Transactions, except for (A) the filings with the SEC of (x) the Form S-4 and (y) such reports under the Securities Act, as may be required in connection with this Agreement, the Merger and the other Contemplated Transactions, (B) the filing of the Articles of Merger with, and the issuance of a certificate of merger by, the State Corporation Commission of the Commonwealth of Virginia, and (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(c) Financing. Buyer has provided to the Company a true, correct and complete copy of (i) the executed commitment letter, dated November 29, 2012, from Citibank, N.A. and Bank of America, N.A. (the “Debt Commitment Letter”), pursuant to which lenders party thereto have agreed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the Contemplated Transactions and related fees and expenses (the “Debt Financing”) and (ii) the executed equity commitment letter, dated as of November 29, 2012, from Blackstone Real Estate Partners VII L.P. (the “Equity Commitment Letter” and together with the Debt Commitment Letter, the “Financing Commitments”), pursuant to which the investor parties thereto have committed, subject to the terms and conditions set forth therein, to invest the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). As of the date of this Agreement, (i) none of the Financing Commitments has been amended or modified, (ii) no such amendment or modification is contemplated and (iii) the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect. Buyer has paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the execution hereof, and will pay, after the date hereof, all such commitment fees or other fees as they become due. The Financing Commitments are in full force and effect as of the date of this Agreement and are the valid, binding and enforceable obligations of Buyer and, to the Knowledge of Buyer, the other parties thereto. As of the date of this Agreement, except for the payment of customary fees, there are no conditions precedent or other contingencies, side agreements or other arrangements or understandings related to the funding of the full amount of the Financing or the terms thereof, other than as set forth in or contemplated by the Financing Commitments. As of the date of this Agreement, (i) no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of Buyer or Acquisition Sub under any of the Financing Commitments, and (ii) Buyer has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied on a timely basis or that the Financing will not be made available to Buyer on the Closing Date. Assuming the accuracy of the representations and warranties set forth in Section 3.1(c) and that the Financing Commitments are funded, Buyer and Acquisition Sub will have at Closing and the Effective Time, sufficient funds to pay (A) the aggregate Cash Consideration (and any repayment or refinancing of debt contemplated by this Agreement or the Financing Commitments), and (B) any other amounts required to be paid in connection with the consummation of the Contemplated Transactions, and to pay all related fees and expenses.

(d) Capital Structure of Acquisition Sub. On the date hereof and immediately prior to the Effective Time, all the outstanding shares of common stock of Acquisition Sub are owned by and will be owned by Buyer, and no preferred shares of Acquisition Sub are or will be issued and outstanding. On the date of this Agreement and immediately prior to the Effective Time, except as set forth in this Section 3.2(d), no shares of capital stock or other voting securities of Acquisition Sub are or will be issued, reserved for issuance or outstanding. Except for the shares of Surviving Corporation Preferred Stock to be issued as the Equity Consideration pursuant to this Agreement, there are no outstanding securities, options, stock appreciation rights, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Acquisition Sub is a party or by which Acquisition Sub is bound, obligating Acquisition Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Acquisition Sub or obligating Acquisition Sub to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(e) Surviving Corporation Preferred Stock. The shares of Surviving Corporation Preferred Stock to be issued by the Surviving Corporation in exchange for Shares pursuant to this Agreement will be duly authorized for issuance prior to the Merger and will, when issued in the Merger pursuant to the terms of this Agreement, be validly issued, fully paid and nonassessable.

(f) Ownership of Acquisition Sub; No Prior Activities. Acquisition Sub is a wholly owned Subsidiary of Buyer. Acquisition Sub was formed solely for the purpose of engaging in the Contemplated Transactions and Acquisition Sub has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the Contemplated Transactions.

(g) Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer or Acquisition Sub that will be payable by the Company prior to the Closing.

(h) Information Supplied. None of the information provided or to be provided by Buyer or Acquisition Sub for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information provided or to be provided by Buyer or Acquisition Sub for inclusion or incorporation by reference in the SEC Filings will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting or at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 3.2(h), no representation or warranty is made by Buyer or Acquisition Sub with respect to information or statements supplied by or on behalf of the Company or any Affiliate of the Company for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus.

(i) Absence of Litigation. As of the date hereof, there is no suit, action or proceeding pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its Subsidiaries including Acquisition Sub or any of its or their respective properties or assets except as would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other Contemplated Transactions or (B) have or reasonably be expected to have a Buyer Material Adverse Effect. None of Buyer and its Subsidiaries including Acquisition Sub is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, have or reasonably be expected to have a Buyer Material Adverse Effect.

(j) Organizational Documents of Acquisition Sub. Buyer has made available to the Company true, correct and complete copies of the certificate of incorporation and bylaws of Acquisition Sub, as amended to date.

(k) Limited Guaranty. Concurrently with the execution of this Agreement, Buyer and Acquisition Sub have delivered the Limited Guaranty of Guarantor in favor of the Company, dated the date hereof. The Limited Guaranty is in full force and effect and constitutes the valid and binding obligation of the Guarantor, enforceable against Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or similar laws relating to creditors’ rights and general principles of equity, whether considered in a proceeding at law or in equity, and has not been amended, withdrawn or rescinded in any respect.

ARTICLE IV

COVENANTS

Section 4.1. Conduct of Business by the Company. Except as set forth on Schedule 4.1 to the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to retain the services of its current officers and key employees, preserve intact its current business organization, goodwill, relationships with its franchisors, licensors, customers, managers, suppliers and other Persons with whom the Company or any of its Subsidiaries has material business relationships, preserve intact its ongoing businesses and maintain the Company’s status as a REIT within the meaning of the Code. In addition to the foregoing, as promptly as reasonably practicable following the date of this Agreement, the Company shall suspend the Company’s dividend reinvestment plan and the Company’s unit redemption program.

Section 4.2. Negative Covenants. Without limiting the generality of the covenants of Section 4.1, the following additional restrictions shall apply during the period from the date of this Agreement to the Effective Time, except as specifically permitted by this Agreement or as consented to in writing by Buyer, the Company shall not (and shall not authorize or commit or agree to), and shall cause each of its Subsidiaries, and to the extent applicable, each property manager of a Company Property (as it relates solely to the Company Property so managed), not to (and not to authorize or commit or agree to):

(a) (i) except for the payment of any dividend necessary for the Company to maintain its qualification as a REIT, declare, set aside or make or pay any dividends or distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock or other equity interests of the Company or any of its Subsidiaries (other than dividends from its direct or indirect wholly owned Subsidiaries), (ii) split, combine, reclassify or subdivide any shares of capital stock, partnership interest or other equity securities of the Company or any of its Subsidiaries, or (iii) authorize the issuance of, issue or sell, dispose of or subject to any Lien any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other equity interest, of the Company or any of its Subsidiaries, or (iv) purchase, redeem or otherwise acquire any shares of capital stock, partnership interests, equity interests or other securities of the Company or any of its Subsidiaries;

(b) adopt any change in its or its Subsidiaries’ Organizational Documents;

(c) (i) merge, consolidate or enter into any other business combination transaction with any Person, (ii) acquire (by merger, share exchange, consolidation, acquisition of equity interests or assets, any other business combination or otherwise) any Person (or division thereof), or (iii) purchase any capital stock or debt securities, any other voting or redeemable securities of or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or redeemable or convertible securities, or all or a material portion of the assets of, any Person;

(d) purchase or otherwise acquire any assets, except in transactions (other than of real property) made in the Ordinary Course of Business that are not material, individually or in the aggregate;

(e) make or rescind any Tax election (unless required by Applicable Law or necessary to preserve the Company’s status as a REIT or the status of any of its Subsidiaries that is a partnership for federal tax purposes), settle or compromise any material Tax liability, change an annual accounting period, adopt or change any accounting method with respect to Taxes, enter into any closing agreement, settle or compromise any material proceeding with respect to any material Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment in excess of $100,000 in the aggregate, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(f) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the Company Financial Statement Date, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises in an amount not to exceed, individually or in the aggregate, $500,000 or (iii) change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Returns for the taxable years prior to and including the taxable year ending December 31, 2011, except, in the case of clause (i) or clause (iii), as may be required by the SEC, Applicable Law or changes in GAAP and with written notice thereof to Buyer;

(g) issue, deliver or sell, grant or pledge, encumber, assign, purchase or dispose of any option or other right in respect of, any shares of capital stock or debt securities, any other voting or redeemable securities of the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or redeemable or convertible securities except to the Company or any of its Subsidiaries;

(h) (i) make, authorize, undertake or enter into any new commitments or permit the manager of any Company Property to make, authorize, undertake or enter into any new commitments, obligating the Company or any of its Subsidiaries to make capital expenditures except for (A) specific projects up to 110% of the respective amounts specified for each such project in the most recent capital expenditure budget of the Company prior to the date hereof (which capital expenditure budget is set forth on Schedule 4.2(h) to the Company Disclosure Letter) (the “CapEx Budget”), provided, however, that the aggregate amount for all such projects shall not exceed the total amount specified in the CapEx Budget, (B) additional capital expenditures for a specific project not included in the CapEx Budget and not exceeding $50,000 for such specific project and $1,000,000 for all such projects, or (C) capital expenditures in the Ordinary Course of Business necessary to repair and/or prevent damage to any of the Company Properties as is necessary in the event of an emergency situation, not to exceed $250,000 without the prior written consent of Buyer which shall not be unreasonably withheld, conditioned or delayed, (ii) undertake any substantial renovation or rehabilitation of any Company Property, except for those ongoing renovation or rehabilitation projects specifically identified as such on the CapEx Budget, (iii) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a “Commitment”) for the acquisition of any real property, including by the acquisition of equity securities in an entity that holds any such real property, or other transaction, or amend any Commitment in any material respect, (iv) commence construction of, or enter into any Commitment to develop or construct, other real estate projects, (v) except as set forth on Schedule 4.2(h) to the Company Disclosure Letter, incur indebtedness (secured or unsecured) (other than under the Line of Credit Agreement) or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligation of any Person (other than a wholly owned Subsidiary) for indebtedness, or (vi) modify, amend, terminate or enter into any commitment to modify, amend or terminate any indebtedness in existence as of the date hereof;

(i) except for the transfer of the Company’s headquarters located in Richmond, Virginia, including real and personal property, to Apple REIT Nine, Inc. pursuant to the Headquarters Transfer Agreement and except as set forth on Schedule 4.2(i) to the Company Disclosure Letter, sell, lease, license, transfer, dispose of, mortgage, subject to Lien or otherwise dispose of any of the Company Properties, including by the disposition or issuance of equity securities in an entity that owns any Company Property;

(j) except for the transfer of the Company’s equity interest in Apple Air Holding, LLC to Apple REIT Ten, Inc. pursuant to the AAH Transfer Agreement and the transfer of certain personal property to Apple REIT Nine, Inc. pursuant to the Headquarters Transfer Agreement, sell, lease, mortgage, subject to Lien or Encumbrance or otherwise dispose of any of its personal or intangible property, except in transactions made in the Ordinary Course of Business and which are not material, individually or in the aggregate;

(k) (i) assume or guarantee the indebtedness of another Person, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (ii) prepay, refinance or amend any existing indebtedness, except for (A) repayments under the Line of Credit Agreement in the Ordinary Course of Business, (B) scheduled payments of principal and interest and other amounts due and payable under the Fort Worth Note and the Hillsboro Note, (C) the defeasance of the Hillsboro Note (with respect to which the Company shall consult with Buyer relating to the timing thereof and otherwise keep Buyer informed) or (D) payments of any other indebtedness in accordance with its terms, or (iii) except as set forth on Schedule 4.2(k) to the Company Disclosure Letter, make any loans, advances, capital contributions or investments in any Person or any of the Company’s Subsidiaries, other than loans, advances, capital contributions or investments in any of the Company’s wholly owned Subsidiaries;

(l) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms, of liabilities reflected or reserved against in the Company Balance Sheet or incurred in the Ordinary Course of Business;

(m) settle or compromise the Investigation or the Class Action or any other material litigation where the Company is a defendant, including any shareholder derivative or class action claims (other than settlements or compromises for personal injury or other routine tort litigation arising in the Ordinary Course of Business providing solely for the payment of money damages where the amount paid (after reduction by any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves) by the Company and any Subsidiary of the Company in settlement or compromise does not exceed $250,000);

(n) except as otherwise expressly permitted by Section 5.4(e) of this Agreement, authorize, recommend, propose, announce an intention to, or adopt resolutions providing for a plan of complete or partial liquidation, dissolution, merger, share exchange, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(o) adopt a shareholder rights plan;

(p) terminate, allow to lapse, or fail to renew or maintain in place any insurance coverage maintained by the Company or any of its Subsidiaries on the date hereof, unless the Company or its Subsidiaries replace such insurance coverage with comparable insurance policies or agreements covering the Company, its Subsidiaries and their respective properties, assets and businesses or substantially equivalent policies prior to any termination or lapse of, or failure to renew or maintain in place, any of the insurance coverage maintained by the Company or any of its Subsidiaries on the date hereof;

(q) except with respect to any actions with respect to Lease Documents, Management Agreements and Franchise Agreements which shall be subject to the Buyer’s consent in its sole discretion, (i) modify, amend, fail to renew or extend, surrender or terminate any Material Contract, or waive compliance with the terms of or breaches under, or assign any material rights or claims under, any term of any Material Contract, or enter into a new Contract that, if entered into prior to the date of this Agreement, would have been a Material Contract or would otherwise have been required to be listed in the Schedules to the Company Disclosure Letter; provided that a renewal or extension of a Material Contract may be entered into by the Company or any of its Subsidiaries on substantially the same terms, if such Material Contract would otherwise expire other than for such extension or renewal, provided that such Material Contract shall terminate or be terminable on 90 days’ notice without penalty or fee, or (ii) enter into any Contract that would limit or otherwise restrict the Company or its Subsidiaries or any of their respective successors, or that would, after the Effective Time, limit or otherwise restrict the Buyer or any of its subsidiaries or any of their respective successors, from engaging in any line of business or any geographic area in any material respect;

(r) (i) amend, modify, terminate or allow to lapse, or authorize or direct any property managers to amend, modify, terminate or allow to lapse, any material Permit, including any liquor license or (ii) initiate or consent to, or authorize or direct any property managers to initiate or consent to, any material zoning reclassification of any Company Property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Company Property;

(s) (i) open or close any existing or new hotel operation, (ii) enter into any new line of business or (iii) except as required pursuant to the Franchise Agreements or for expenditures entered into in the Ordinary Course of Business, make any expenditure or commitment in connection with any media advertising;

(t) fail to comply or remain in compliance with all material terms and provisions of any agreement relating to any outstanding indebtedness of the Company or any of its Subsidiaries;

(u) (i) except as set forth on Schedule 4.2(u) to the Company Disclosure Letter or the hiring of employees, consultants or independent contractors by Apple Fund Management, LLC, hire any employee, consultant, or independent contractor, enter into any new employment, collective bargaining, consulting, change of control, severance or bonus agreements or arrangements or increase the compensation or benefits payable to, or change of control, severance or bonus arrangements applicable to, officers or employees, or (ii) enter into or adopt a new employee benefit plan or amend or terminate any Company benefit plan, provided that Apple Fund Management LLC may make increases in compensation or benefits to reflect cost of living increases or merit based increases in the Ordinary Course of Business, and amend any such agreements or benefit plans as required by Applicable Law;

(v) settle any shareholder derivative or class action claims arising out of or in connection with the Merger or the other Contemplated Transactions;

(w) enter into or amend or otherwise modify, or grant any waiver or consent under, any Related Party Transactions, including any Apple Affiliate Agreement;

(x) amend any material Tax Return in any material respect;

(y) fail to (i) duly and timely file all material reports, Tax Returns and other material documents required to be filed with all Governmental Entities and other authorities, subject to extensions permitted by Applicable Law, provided that the Company notifies Buyer that it is availing itself of such extensions and provided such extensions do not adversely affect the Company’s status as a REIT under the Code or (ii) cause all such reports and other documents to be complete and accurate in all material respects when filed;

(z) fail to pay any material Taxes or other material debts when due;

(aa) authorize or suffer to permit any Lien to be placed on or recorded against any Company Property other than a Lien for accrued Taxes not yet due;

(bb) in connection with this Agreement and the Contemplated Transactions, incur and pay expenses of the type specified on Schedule 4.2(bb) to the Company Disclosure Letter greater than the amount specified on Schedule 4.2(bb) to the Company Disclosure Letter (the “Company Transaction Expenses”) (it being understood by the Parties that the cost of the insurance referred to in Section 5.8(b) shall be included in such Schedule and the incurrence and payment of such expenses that do not exceed the respective amounts set forth on such Schedule shall not violate any of the negative covenants set forth in this Section 4.2); or

(cc) agree or commit to do any of the foregoing.

Section 4.3. Other Actions. Each of the Company and Buyer shall not, and shall cause its respective Subsidiaries not to, take any action that would result in (a) any of the representations and warranties of such Party (without giving effect to any “Knowledge” qualification) set forth in this Agreement that are qualified as to materiality or material adverse effect becoming untrue, (b) any of such representations and warranties (without giving effect to any “Knowledge” qualification) that are not so qualified becoming untrue in any material respect or (c) except as expressly permitted by Section 5.4, any of the conditions to the Merger set forth in Article VI not being satisfied.

ARTICLE V

ADDITIONAL COVENANTS

Section 5.1. Preparation of the Registration Statement and the Proxy Statement; Shareholder Meetings.

(a) Buyer, Acquisition Sub and the Company shall cooperate and use commercially reasonable efforts to promptly prepare and Acquisition Sub shall file with the SEC, as soon as reasonably practicable, a Registration Statement on Form S-4 (the “Form S-4”) under the Securities Act with respect to the Surviving Corporation Preferred Stock issuable in the Merger, a portion of which Form S-4 shall also serve as the proxy statement with respect to the shareholder meeting of the Company (including any adjournments or postponements thereof, the “Company Shareholders Meeting”) in connection with the Merger (the “Proxy Statement/Prospectus”). Each of the Company, Buyer and Acquisition Sub shall furnish all information concerning such Party, its Affiliates, directors and officers and such other matters that is required to be included in the Form S-4 or the Proxy Statement/Prospectus as may be reasonably requested by another Party in connection with the preparation of the Form S-4 or the Proxy Statement/Prospectus, and shall provide such other assistance as may be reasonably requested by another Party in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement/Prospectus. The respective Parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. The Company, Buyer and Acquisition Sub shall use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other Contemplated Transactions. The Company will cause the Proxy Statement/Prospectus to be mailed to the Company’s shareholders, as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Buyer and Acquisition Sub shall use their commercially reasonable efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or “Blue Sky” permits or approvals required to carry out the Contemplated Transactions, and the Company shall furnish all information concerning the Company and its shareholders as may be reasonably requested by Buyer or Acquisition Sub in connection with such action. Except for annual, quarterly and current reports filed or furnished with the SEC under the Exchange Act, which may be incorporated by reference therein (but subject to Section 5.5), no filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement/Prospectus, or mailing to the Company’s shareholders or the SEC, will be made by the Company, Buyer or Acquisition Sub, as applicable, without the other Parties’ prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other Parties the opportunity to review and comment thereon. Each Party will advise the others, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Surviving Corporation Preferred Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4, comments thereon or any other communication therefrom, and responses thereto or requests by the SEC of its staff for additional information, and will promptly provide the others with copies of any written communication with the SEC or any state securities commission and a reasonable opportunity to review and comment on any such communication. Each of Buyer, Acquisition Sub and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC or its staff with respect to the Proxy Statement/Prospectus and the Form S-4. If at any time prior to the Effective Time any information relating to Buyer, Acquisition Sub or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Buyer, Acquisition Sub or the Company which should be set forth in an amendment or supplement to (i) the Form S-4 so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading or (ii) the Proxy Statement/Prospectus, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the shareholders of the Company.

(b) The Company shall, in accordance with Applicable Law and the Company’s Articles of Incorporation and By-laws, duly call, give notice of, convene and hold the Company Shareholders Meeting as promptly as practicable after the Form S-4 has become effective for the purpose of obtaining the Company Shareholder Approval. Except to the extent the Board of Directors of the Company has effected a Change of Recommendation in compliance with Section 5.4, the Company shall include the Company Recommendation in the Proxy Statement/Prospectus and shall take all lawful action to solicit such the Company Shareholder Approval, including by timely mailing the Proxy Statement/Prospectus and soliciting proxies from its shareholders. The Company shall keep Buyer updated with respect to proxy solicitation results as reasonably requested by Buyer. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders Meeting: (i) after consultation with Buyer, to the extent necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus that is required by Applicable Law is timely provided to the Company’s shareholders; (ii) with the consent of Buyer (not to be unreasonably withheld), if as of the time for which the Company Shareholders Meeting is originally scheduled there are insufficient Common Shares or Series A Preferred Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Shareholders Meeting; or (iii) with the consent of Buyer (not to be unreasonably withheld), if additional time is reasonably required to solicit proxies in favor of the approval of the Agreement, including the Plan of Merger. Unless this Agreement shall have been terminated in accordance with Section 7.1, the obligation of the Company to call, give notice of, convene and hold the Company Shareholders Meeting shall not be affected by a Change of Recommendation.

Section 5.2. Access to Information; Confidentiality. The Company shall, and shall cause each its Subsidiaries to, afford to Buyer and its officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the Effective Time to all of the Company’s properties, books, Contracts, personnel and records, and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Buyer (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel, as Buyer may reasonably request; provided that the foregoing shall not require the Company to disclose any information, that in the reasonable judgment of the Company would violate its obligations with respect to confidentiality to a third party (if the Company has used reasonable best efforts to obtain permission or consent of such third party to such disclosure). Buyer and Acquisition Sub shall hold any nonpublic information concerning the Company in confidence in accordance with the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof.

Section 5.3. Reasonable Best Efforts; Takeover Statutes; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Buyer, Acquisition Sub and the Company agrees to use (and the Company agrees to cause its Subsidiaries to use) its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such Party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Contemplated Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities or third parties and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, this Agreement or the consummation of any of the other Contemplated Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the Contemplated Transactions and to fully carry out the purposes of this Agreement. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Entity) with respect to any Contemplated Transaction, (i) without the prior written consent of Buyer, none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation and (ii) none of the Buyer Parties shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation. Buyer shall take the risk of obtaining, and shall direct the negotiations relating to, all consents, approvals, waivers or exemptions from any non-governmental third parties under the Company’s loan, management and franchise agreements listed on Schedule 5.3(a) to the Company Disclosure Letter (the “Third Party Consents”) (including the payment by Buyer of all fees and expenses required in connection with such loan, management and franchise agreements), and the Company shall cooperate with Buyer in connection with obtaining such Third Party Consents. In the event that the Company shall fail to obtain any Third Party Consent, the Company shall use its commercially reasonable efforts, and shall take such actions as are reasonably requested by Buyer, to minimize any adverse effect upon the Company and the Buyer and Acquisition Sub and their respective businesses resulting, or which would reasonably be expected to result, after the Effective Time, from the failure to obtain such Third Party Consent.

(b) Buyer and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the view of the other in connection with all filings made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other Contemplated Transactions. Buyer and the Company each shall keep the other apprised of the status of matters relating to completion of the Contemplated Transactions, including promptly furnishing the other with copies of notices or other communications received by the Buyer or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the Contemplated Transactions. To the extent practicable, neither Buyer nor the Company shall permit any of its officers or any other of its Representatives to participate in any meeting or substantive conversations with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger and the Contemplated Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity and Applicable Law, gives the other Party the opportunity to attend and participate thereat.

(c) The Company and its Board of Directors shall (i) take all action necessary so that no Takeover Statute is or becomes applicable to Buyer, Acquisition Sub, this Agreement, the Voting Agreement, the Merger or any of the other Contemplated Transactions and (ii) if any Takeover Statute becomes applicable to Buyer, Acquisition Sub, this Agreement, the Voting Agreement, this Merger or any of the other Contemplated Transactions, take all action necessary so that the Merger and the other Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on this Agreement, the Voting Agreement, the Merger and the other Contemplated Transactions.

(d) The Company shall give prompt notice to Buyer and Acquisition Sub, and Buyer and Acquisition Sub shall give prompt notice to the Company, if (i) there is any action, claim, demand, suit, proceeding, hearing, or investigation of, in each case, in or before any court or administrative agency of any Governmental Entity or before any arbitrator (other than personal injury or other routine tort litigation arising in the Ordinary Course of Business), (ii) any representation or warranty made by it contained in this Agreement that is qualified as to materiality or material adverse effect becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect, (iii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iv) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required under a Material Contract in connection with the Contemplated Transactions (and the Company’s or Subsidiaries’ response); provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

(e) The Company shall keep Buyer and its Representatives informed of the status of, and any developments regarding, the Investigation and the Class Action, including promptly furnishing Buyer with copies of all submissions, filings and substantive correspondence (not including transmittal letters and other routine matters) received or made by the Company or its Representatives and responding to reasonable requests by Buyer for information regarding the Investigation or the Class Action. The Company shall comply with all of its obligations under the Release and Indemnification Agreement. Buyer agrees, to the extent necessary, to execute any confidentiality agreements governing the sharing of information and/or documents pertaining to the Investigation or the Class Action prior to receiving such information and/or documents.

Section 5.4. No Solicitation of Transactions.

(a) Immediately after the execution of this Agreement, the Company and its Subsidiaries shall, and the Company shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ respective officers, directors and other Representatives to, terminate and cease any discussions or negotiations with any parties relating to an Acquisition Proposal. The Company and its Subsidiaries shall promptly request that each Person who has executed a confidentiality agreement with the Company within twelve months prior to the date hereof or that has not terminated in accordance with its terms in connection with that Person’s consideration of an Acquisition Proposal return or destroy all non-public information furnished to that Person by or on behalf of the Company in accordance with the terms of the applicable confidentiality agreement. The Company and its Subsidiaries shall take reasonable steps to promptly inform their respective Representatives of the Company’s and its Subsidiaries’ obligations under this Section 5.4 and to instruct their Representatives to notify the Company as promptly as practicable following the receipt of an Acquisition Proposal.

(b) Except as expressly permitted by this Section 5.4, the Company and its Subsidiaries shall not, and the Company shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ respective officers, directors and other Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of furnishing nonpublic information or assistance) any inquiries, or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) engage or participate in any discussions or negotiations with, or provide any nonpublic information to, any Person relating to any Acquisition Proposal, or (iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(c) Notwithstanding anything to the contrary contained in Section 5.4(b), but subject to the Company’s compliance with the provisions of this Section 5.4, at any time prior to the time the Company Shareholder Approval is obtained, if the Company receives a written unsolicited bona fide Acquisition Proposal from any Person not solicited in violation of this Section 5.4 that did not result from a breach of Section 5.4(b), then (i) the Company may provide information in response to a request therefor by such Person if such Person has executed and delivered to the Company a confidentiality agreement on customary terms (provided that in the event the

Company enters into a confidentiality agreement with such Person on terms more favorable to such Person than the Confidentiality Agreement is to Blackstone Real Estate Advisors VII L.P., the Company shall offer to amend the Confidentiality Agreement to extend such more favorable terms to Blackstone Real Estate Advisors VII L.P.) and if the Company also promptly (and in any event within 24 hours after the time such information is provided to such Person) makes such information available to Buyer, if such information has not previously been provided to Buyer; and (ii) the Company may engage or participate in any discussions or negotiations with such Person regarding such Acquisition Proposal, if and only if prior to taking any of the actions described in clause (i) or (ii) above, the Board of Directors of the Company determines in good faith, (A) after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ legal duties under Applicable Law, and (B) after consulting with its outside legal counsel and its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal.

(d) The Company shall notify Buyer promptly (and, in any event, within 48 hours) if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or its Representatives, indicating, in connection with such notice, the identity of the parties and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written inquiries, requests, proposals or offers, including any proposed agreements) and, thereafter, the Company shall keep Buyer reasonably informed of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified. None of the Company or any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to Buyer.

(e) Except as set forth in this Section 5.4(e), the Board of Directors of the Company shall not:

(i) (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Buyer, the Company Recommendation with respect to this Agreement or the Merger, (B) authorize, adopt, approve, endorse, recommend or otherwise declare advisable (or publicly propose to authorize, adopt, approve, endorse, recommend or otherwise declare advisable) any Acquisition Proposal, or (C) fail to include the Company Recommendation in the Proxy Statement/Prospectus (any of the actions described in clauses (A), (B) or (C), a “Change of Recommendation”); and

(ii) cause or permit the Company or any of its Subsidiaries to enter into any acquisition agreement, merger agreement or similar definitive agreement or any letter of intent, memorandum of understanding or agreement in principle (other than a confidentiality agreement referred to in Section 5.4(c)) relating to an Acquisition Proposal (in each case together with any ancillary agreements, an “Alternative Acquisition Agreement”).

Notwithstanding anything to the contrary set forth in this Agreement, but subject to the Company’s compliance with the provisions of Section 5.4, prior to the time the Company Shareholder Approval is obtained, the Board of Directors of the Company may approve or recommend (and in connection therewith withdraw or modify its approval of this Agreement and the Merger) a written unsolicited bona fide Acquisition Proposal not solicited in violation of this Section 5.4 that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and its financial advisor, constitutes a Superior Proposal, if and only if, (w) prior to taking such action the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors’ legal duties under Applicable Laws; (x) the Company notifies Buyer in writing at least three Business Days in advance that it intends to take such action or that the Company intends to terminate this Agreement pursuant to Section 7.1(g), which notice shall specify the identity of the Person making such Superior Proposal and all of the material terms and conditions of such Superior Proposal and attach the most current version of any proposed transaction agreement (and any related agreements) providing for such Superior Proposal and any financing commitments relating thereto; (y) after providing such notice and prior to taking any such action or terminating this Agreement pursuant to Section 7.1(g), the Company shall, and shall cause its Representatives to, negotiate in good faith with Buyer and Acquisition Sub during the three Business Day period (to the extent Buyer desires to negotiate) to make such adjustments to the terms and conditions of this Agreement, the Financing Commitments or the Limited Guaranty as would permit the Board of Directors of the Company not to take such action or terminate this Agreement pursuant to Section 7.1(g); and (z) following the end of the three Business Day period, the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel and financial advisor and after taking into account any changes to this Agreement, the Financing Commitments and the Limited Guaranty proposed in writing by Buyer, that the Superior Proposal continues to constitute a Superior Proposal even if such changes proposed by Buyer were to be given effect; provided that in the event such Superior Proposal is thereafter modified by the Person making such Superior Proposal, the Company shall provide a new written notice with respect to such modified Superior Proposal and shall again comply with the requirements of this Section 5.4(e).

(f) Nothing contained in this Section 5.4 shall be deemed to prohibit the Company or the Board of Directors of the Company from (i) complying with its disclosure obligations under U.S. federal or state laws with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders), or (ii) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to shareholders of the Company); provided, however, that neither the Company nor the Board of Directors of the Company shall be permitted to recommend that the shareholders of the Company tender any securities in connection with any tender offer or exchange offer that is an Acquisition Proposal (or otherwise approve, endorse or recommend, or propose to approve, endorse or recommend (publicly or otherwise), such Acquisition Proposal) or effect a Change of Recommendation with respect thereto, except as permitted by Section 5.4(e).

(g) The Company shall not take any action to exempt any Person from the restrictions under any Takeover Statutes or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement pursuant to, and in compliance with, Section 7.1(g).

Section 5.5. Public Announcements. Buyer and the Company will consult with each other before issuing, and provide executive officers of each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the Contemplated Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law or court process. The Parties agree that the initial press release to be issued with respect to the execution of this Agreement will be in the form agreed to by the Parties.

Section 5.6. Transfer and Gains Taxes. Buyer and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the Contemplated Transactions (together with any related interests, penalties or additions to tax, “Transfer and Gains Taxes”). The Company and Buyer shall reasonably cooperate with each other to minimize such Transfer and Gains Taxes.

Section 5.7. Related Party Transactions.

(a) Prior to the Effective Time but after the Company Shareholder Approval has been obtained, the Company shall (i) cause each Apple Affiliate Agreement and all other Related Party Transactions (other than the Apple Transfer Agreements) to be terminated without any payment or obligation on the part of the Company or any of its Subsidiaries, and the Company and its Subsidiaries shall be released from all liabilities or obligations arising out of or relating the Apple Affiliate Agreements and all other Related Party Transactions (other than the Apple Transfer Agreements); provided that (A) any indemnification rights in favor of the Company and its Subsidiaries or their respective Representatives under the Apple Affiliate Agreements or other Related Party

Transactions shall remain in full force and effect, and (B) the Company’s indemnification obligations under the Organizational Documents of the Company and the indemnification obligations under Section 5.8 shall remain in full force and effect, and (ii) the Company shall provide evidence of the foregoing reasonably satisfactory to Buyer. The Company shall effect such terminations in a reasonable manner so that such terminations do not result in any Tax obligations or liabilities to the Company or any of its Subsidiaries or any increase in REIT taxable income.

(b) The Company shall use its reasonable best efforts to enter into the AAH Transfer Agreement as soon as practicable after the date of this Agreement. The Company and its Subsidiaries shall not (i) amend or otherwise modify any of the Apple Transfer Agreements or grant any consent or waiver thereunder, or (ii) take any action, or omit to take any action, that could reasonably be expected to prevent the Apple Transfers from being consummated as contemplated by the applicable Apple Transfer Agreement.

Section 5.8. Indemnification of Directors and Officers of the Company.

(a) Indemnification Rights. From and after the Effective Time, Buyer shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify the present and former directors and officers of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) who at any time prior to the Effective Time were entitled to or eligible for indemnification, exculpation and advancement of expenses under the Organizational Documents of the Company existing on the date hereof to the same extent as such Indemnified Parties are entitled to or eligible for indemnification, exculpation and advancement of expenses under such Organizational Documents in respect of actions or omissions related to such Indemnified Party’s service as a director or officer of the Company or its Subsidiaries occurring at or prior to the Effective Time (including, without limitation, the Contemplated Transactions); provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); provided, further, that, except for counsel engaged for one or more Indemnified Parties on the date hereof, neither the Surviving Corporation nor Buyer shall be obligated under this Section 5.8(a) to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single legal action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided, further, that the Surviving Corporation and Buyer shall have no obligation hereunder to any Indemnified Party unless, in connection with such legal action, Buyer and the Surviving Corporation, if and to the extent required by Applicable Law, receive an undertaking by or on behalf of such Indemnified Party to repay such legal fees, costs and expenses if it is ultimately determined under Applicable Law that such Indemnified Party is not entitled to be indemnified. Any Indemnified Party wishing to claim indemnification, exculpation and advancement of expenses under this Section 5.8, upon learning of any such legal action, shall notify in writing the Surviving Corporation and Buyer, provided that the failure to so notify shall not affect the obligations under this Section 5.8(a) of the Surviving Corporation and Buyer, except to the extent such failure to notify materially prejudices such party.

(b) Liability Coverage. The Surviving Corporation shall obtain and maintain for a period of six years from and after the Effective Time “run-off” or “tail” director and officer liability coverage to the directors and officers of the Company and any of its Subsidiaries with respect to any claim made after the Effective Time and related to any period of time prior to the Effective Time without reduction of existing coverage under, and having other terms not materially less favorable to the insured Persons than, the director and officer liability insurance coverage presently maintained by the Company; provided, however, that in no event shall the Surviving Corporation be required to expend in the aggregate in excess of three hundred percent (300%) of the annual premium paid by the Company for 2012 for such insurance (the “Insurance Cap Amount”) and the Company hereby represents that the amount paid for such insurance for 2012 is as set forth in Schedule 5.8(b) to the Company Disclosure Letter; provided, further, however, that if the premium of such insurance coverage exceeds the Insurance Cap Amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding the Insurance Cap Amount. The Surviving Corporation shall pay for all premiums under such insurance coverage contemplated by this Section 5.8(b).

(c) Successors and Assigns. The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Buyer and the Surviving Corporation. The Surviving Corporation shall pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party or his or her heirs or his or her personal representatives in successfully enforcing the indemnity or other obligations of Buyer or the Surviving Corporation under this Section 5.8. The provisions of this Section 5.8 shall survive the Merger and are in addition to any other rights to which an Indemnified Party may be entitled under the Organizational Documents of the Company. In the event that Buyer, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 5.8, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party covered hereby.

Section 5.9. Financing.

(a) Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter (provided that Buyer and Acquisition Sub may replace or amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Commitment Letter as of the date hereof, or otherwise so long as the terms would not adversely impact the ability of Buyer or Acquisition Sub to timely consummate the Contemplated Transactions or the likelihood of consummation of the Contemplated Transactions), including using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter, (ii) enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter or otherwise on terms and conditions no less favorable in the aggregate to Buyer and Acquisition Sub (as determined in the reasonable judgment of Buyer), (iii) satisfy, on a timely basis, all conditions within its control applicable to Buyer and Acquisition Sub to obtaining the Debt Financing set forth in the Debt Commitment Letter, and (iv) if the conditions to the Debt Financing have been satisfied in Buyer’s reasonable judgment, consummate the Debt Financing at or prior to the Closing. Buyer shall not take any action not otherwise required or expressly permitted under this Agreement that is a breach of, or would result in termination of, any of the Financing Commitments. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Buyer shall use its reasonable best efforts to arrange and obtain any such portion from alternative sources, in an amount sufficient to consummate the Contemplated Transactions on terms and conditions no less favorable in the aggregate to Buyer and Acquisition Sub (as determined in the reasonable judgment of Buyer) than the Debt Financing as promptly as practicable following the occurrence of such event, but in all cases at or prior to the Closing. Buyer shall give the Company prompt notice of any material breach by any party to the Financing Commitments, of which Buyer or Acquisition Sub becomes aware, or any termination of the Financing Commitments. Buyer shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing, and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter without first consulting the Company or, if such amendment would or would reasonably be expected to materially and adversely affect or delay in any material respect Buyer’s ability to consummate the Contemplated Transactions, without first obtaining the Company’s prior written consent (not to be unreasonably withheld or delayed).

(b) Subject to Applicable Law, prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, provide all cooperation reasonably requested in writing by Buyer in connection with the arrangement of the Financing, including using reasonable best efforts to (i) furnish such financial, statistical and other pertinent information and projections relating to the Company and its Subsidiaries as may be reasonably requested by Buyer, (ii) make appropriate officers of the Company and its Subsidiaries available for due diligence meetings and for participation in meetings, presentations, road shows and sessions with rating agencies and prospective sources of financing, (iii) assist Buyer and its financing sources with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents necessary, proper or advisable in connection with the Financing, (iv) reasonably cooperate with the marketing efforts of Buyer and its financing sources for any Financing to be raised by Buyer to complete the Merger and the other Contemplated Transactions, (v) provide and execute documents as may be reasonably requested by Buyer, (vi) form new direct or indirect Subsidiaries, (vii) transfer or otherwise restructure its ownership of existing Subsidiaries, properties or other assets, including causing any of its Subsidiaries designated by Buyer to be converted into a limited liability company, in each case, pursuant to documentation reasonably satisfactory to Buyer and effective as of or immediately prior to and conditioned on the occurrence of the Effective Time, (viii) provide timely access to diligence materials, appropriate personnel and properties to allow sources of financing and their representatives to complete all due diligence, (ix) provide assistance with respect to the review and granting of mortgages and security interests in collateral for the Financing, and attempting to obtain any consents associated therewith, (x) attempt to obtain estoppels and certificates from tenants, lenders, managers, franchisors, ground lessors and counterparties to REAs in form and substance reasonably satisfactory to any potential lender, (xi) cooperate in connection with the repayment or defeasance of any existing indebtedness of the Company or any of its Subsidiaries as of the Effective Time (including the defeasance of the Hillsboro Note) including delivering such payoff, defeasance or similar notices under any existing loans of the Company or any of its Subsidiaries as reasonably requested by Buyer, and (xii) permit Buyer and its Representatives to conduct appraisal and environmental and engineering inspections of each real estate property owned and, subject to obtaining required third party consents with respect thereto (which the Company shall use reasonable efforts to obtain), leased by the Company or any of its Subsidiaries (provided, however, that (A) neither Buyer nor its Representatives shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any such property, (B) Buyer shall schedule and coordinate all inspections with the Company and shall give the Company at least two (2) Business Days’ prior written notice thereof, setting forth the inspection that Buyer or its Representatives intend to conduct, and (C) the Company shall be entitled to have representatives present at all times during any such inspection); provided, however, that nothing herein shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company or its Subsidiaries or require the Company to agree to pay any fees, reimburse any expenses, or give any indemnities prior to the Effective Time (except those that the Company is reimbursed for by Buyer). Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs in excess of an aggregate of $500,000 incurred by the Company or its Subsidiaries in performing their obligations under this Section 5.9(b) and all out of pocket costs in connection with the defeasance of the Hillsboro Note, but not including any principal or interest under the Hillsboro Note or the deposit of or payments for any defeasance securities in connection therewith, and indemnify the Company for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by the Company or any of its Subsidiaries arising therefrom (and in the event the Merger and the other Contemplated Transactions are not consummated, Buyer shall reimburse the Company for any reasonable out-of-pocket costs not previously reimbursed). None of the representations, warranties or covenants of the Company set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by the Company at the request of Buyer set forth in this Section 5.9(b).

(c) Notwithstanding anything to the contrary contained in Section 5.3 of this Agreement, in connection with any indebtedness that Buyer intends not to repay or cause the Company or any of its Subsidiaries not to repay at the Closing, the Company and each of the Company’s Subsidiaries shall reasonably cooperate with Buyer in connection with maintaining such continuing indebtedness. In furtherance of the foregoing, at the option of Buyer, Buyer shall approach any such lender regarding maintaining the indebtedness and make all determinations and decisions regarding such indebtedness and any payment of costs or fees relating thereto and the Company shall provide Buyer with reasonable access to any such lender and shall, if requested by Buyer, provide reasonable cooperation in connection with such indebtedness in the same manner and with the same conditions as provided in Section 5.9(b) above.

(d) All non-public or otherwise confidential information regarding the Company obtained by Buyer or its Representatives pursuant to Section 5.9(b) above shall be kept confidential in accordance with the Confidentiality Agreement.

Section 5.10. Resignations. The Company shall cause there to be delivered to Buyer at the Closing evidence reasonably satisfactory to Buyer of the resignation effective as of the Effective Time of the directors of the Company and its Subsidiaries.

Section 5.11. Management Agreements. The Company shall, and shall cause its Subsidiaries to, cooperate with Buyer in connection with any existing or potential management arrangement relating to the Company Properties, including without limitation, (i) providing and executing such documents and notices as reasonably requested by Buyer, (ii) making appropriate officers of the Company and its Subsidiaries available for meetings relating to the management of the Company Properties and (iii) providing Buyer access to the existing managers for the Company Properties and facilitating meetings and requests for information from such existing managers.

Section 5.12. Columbus Property. Prior to the Effective Time, the Company (i) shall use commercially reasonable efforts to cause the acquisition of the fee interest in the property located at 2670 Adams Farm Drive, Columbus, Georgia, and known as the Residence Inn (the “Columbus Property”) by a newly formed Subsidiary of the Company created as a Delaware limited liability company from Geo. M. Adams Co., Inc., in accordance with the terms set forth on Schedule 4.2(h) to the Company Disclosure Letter (the “Columbus Acquisition Transaction”) and (ii) shall not terminate the Columbus Ground Lease. Buyer shall be given a reasonable opportunity to review in advance and comment on any documentation to be entered into in connection with the Columbus Acquisition Transaction and the Company shall consider in good faith any comments proposed by Buyer.

Section 5.13. No Company Triggering Event. Prior to the Effective Time, the Company shall not cause a Triggering Event (as defined in the Company’s articles of incorporation, as amended to the date hereof) to occur other than the occurrence of a Triggering Event upon the termination of the Apple Affiliate Agreements after the Company Shareholder Approval has been obtained and upon the consummation of the Merger in accordance with the terms of this Agreement.

Section 5.14. Surviving Corporation Organizational Documents. Prior to the Effective Time, Acquisition Sub shall amend its certificate of incorporation and bylaws such that, at the Effective Time, the certificate of incorporation and bylaws of Acquisition Sub shall be in the form set forth on Schedule 5.14 attached hereto, with such changes thereto that would not adversely affect the rights of the Surviving Corporation Preferred Stock or the holders thereof.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of the Parties to effect the Merger and to consummate the other Contemplated Transactions is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) The Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Form S-4 Effectiveness. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect.

(d) Certain Actions and Consents. All material actions by or in respect of or filings with any Governmental Entity required for the consummation of the Merger or any of the other Contemplated Transactions shall have been obtained or made, and any waiting period under Applicable Laws shall have expired or been terminated.

Section 6.2. Conditions to Obligations of Buyer and Acquisition Sub. The obligations of Buyer and Acquisition Sub to effect the Merger and to consummate the other Contemplated Transactions are further subject to each of the following conditions:

(a) Representations and Warranties. (i) Except for the representations and warranties referred to in clause (ii) below, the representations and warranties of the Company set forth in this Agreement, without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein, shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except to the extent the representation or warranty is expressly limited by its terms to another date, in which case such representation or warranty shall be true and correct as of such other date, without giving effect to any such materiality or Company Material Adverse Effect qualifications), except where the failure or failures of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties of the Company set forth in Section 3.1(c) shall be true and correct in all material respects and the representations and warranties set forth in clause (i) of Section 3.1(f) shall be true and correct in all respects, in each case, as of the Closing Date, as though made on and as of the Closing Date (except to the extent the representation or warranty is expressly limited by its terms to another date, in which case such representation or warranty shall be true and correct as of such other date) and (iii) Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) Absence of Changes. From the date of this Agreement through the Effective Time, there shall not have occurred any circumstance, development, effect, event or change that, individually or in the aggregate with all other circumstances, developments, effects, events and changes, has had or would reasonably be expected to have a Company Material Adverse Effect, and Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(d) Apple Transfers. The Apple Transfers (other than the transfer pursuant to the AFM Transfer Agreement) shall have been consummated in accordance with the applicable Apple Transfer Agreements and the AFM Transfer Agreement shall be in full force and effect.

(e) Termination of Related Party Transactions. Each Apple Affiliate Agreement and all other Related Party Transactions (other than the Apple Transfer Agreements and the indemnification obligations under the Organizational Documents of the Company) shall have been terminated without any payment or further obligation required on the part of the Company, any of its Subsidiaries or any Buyer Party and otherwise on the terms set forth in clause (i) of Section 5.7(a).

(f) REIT Opinion. Buyer shall have received a written opinion of McGuireWoods LLP, counsel to the Company, substantially in the form attached hereto as Exhibit D and dated as of the Closing Date, which opinion will be based on factual representations contained in an officer’s certificate executed by the Company in the form of Exhibit E.

(g) Receipt of Payoff Letter. At or prior to the Effective Time, Wells Fargo Bank, National Association, as administrative agent under the Line of Credit Agreement, shall have provided the Company with a “payoff” letter acknowledging that, subject to the repayment of the aggregate principal amount outstanding under the Line of Credit Agreement, together with all interest accrued and any other fees or expenses payable thereunder, (i) the Line of Credit Agreement shall be terminated, (ii) any and all Liens held by Wells Fargo Bank, National Association or any other collateral agent under the Line of Credit Agreement shall be released and (iii) the Company and its Subsidiaries shall be released from any and all liabilities and obligations under the Line of Credit Agreement and any related guaranties (other than any obligations under any indemnification or similar provision that survive such termination). The Company shall have delivered to Buyer a true, correct and complete copy of such “payoff” letter to Buyer at or prior to the Effective Time.

(h) Defeasance of Hillsboro Note. The borrower under that certain Promissory Note, dated December 1, 2004, in the principal amount of $6,800,000 executed and delivered by Portland West Cym Hotel, LLC (as amended, restated or otherwise modified from time to time, the “Hillsboro Note”) shall have obtained defeasance under the Hillsboro Note, and the Property (as defined in the Hillsboro Note) shall have been released from the Lien of the Instrument (as defined in the Hillsboro Note) and the other Loan Documents (as defined in the Instrument). The Company shall have delivered to Buyer true, correct and complete copies of all documents and instruments relating to the defeasance of the Hillsboro Notes and the release of the Property.

(i) Exercise of Dissenters’ Rights. Holders of not more than five percent (5%) of the issued and outstanding Units or Series B Convertible Shares shall have demanded appraisal of their Units or Series B Convertible Shares, as the case may be, in accordance with the VSCA.

(j) The Company shall have provided a duly executed certificate in the form of Exhibit F certifying that the Shares are not “United States real property interests” as defined in Section 897 of the Code.

Section 6.3. Conditions to Obligation of the Company. The obligations of the Company to effect the Merger and to consummate the other Contemplated Transactions are further subject to each of the following conditions, any one or more of which may be waived by the Company:

(a) Representations and Warranties. (i) Except for the representations and warranties referred to in clause (ii) below, the representations and warranties of Buyer and Acquisition Sub set forth in this Agreement, without giving effect to any materiality or Buyer Material Adverse Effect qualifications set forth therein, shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except to the extent the representation or warranty is expressly limited by its terms to another date, in which case such representation or warranty shall be true and correct as of such other date, without giving effect to any such materiality or Buyer Material Adverse Effect qualifications), except where the failure or failures of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect; (ii) the representations and warranties of Buyer and Acquisition Sub set forth in Sections 3.2(d), 3.2(e) and 3.2(f) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent the representation or warranty is expressly limited by its terms to another date, in which case such representation or warranty shall be true and correct as of such other date) and (iii) the Company shall have received a certificate signed on behalf of Buyer by the chief executive officer or the chief financial officer of Buyer to such effect.

(b) Performance of Obligations of Buyer and Acquisition Sub. Buyer and Acquisition Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate of Buyer signed on behalf of Buyer by the chief executive officer or the chief financial officer of Buyer to such effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1. Termination. Subject to the provisions of this Article VII, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval is obtained:

(a) by mutual written consent duly authorized by the respective Boards of Directors of Buyer and the Company;

(b) by Buyer, by written notice to the Company, if Buyer and Acquisition Sub are not in material breach of this Agreement and there has been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by the Outside Date;

(c) by the Company, by written notice to Buyer, if the Company is not in material breach of this Agreement and there has been a breach of any representation, warranty, covenant or agreement on the part of Buyer or Acquisition Sub set forth in this Agreement, or if any representation or warranty of Buyer or Acquisition Sub shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by the Outside Date;

(d) by either Buyer or the Company, by written notice to the other, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

(e) by either Buyer or the Company, by written notice to the other, if the Merger shall not have been consummated on or before the Outside Date; provided, however, that a Party that has willfully and materially breached a representation, warranty or covenant of such Party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 7.1(e);

(f) by either Buyer or the Company, by written notice to the other, if, upon a vote at a duly held Company Shareholders Meeting, including any adjournment or postponement thereof, the Company Shareholder Approval shall not have been obtained;

(g) by the Company, prior to obtaining the Company Shareholder Approval, if (i) the Board of Directors of the Company shall have withdrawn or modified in compliance with Section 5.4 hereof in any manner adverse to Buyer its approval of the Merger or this Agreement in connection with the approval and recommendation of a Superior Proposal, (ii) the Company has not breached any of its obligations under Section 5.4 in any material respect and (iii) the Company has paid to Buyer or its designee the Company Termination Fee and the Buyer Expenses pursuant to Section 7.2(c) (any purported termination pursuant to this Section 7.1(g) shall be void and of no force or effect unless the Company shall have made such payments);

(h) by Buyer, by written notice to the Company, if (i) the Board of Directors of the Company shall have made a Change of Recommendation, (ii) the Company shall have entered into an Alternative Acquisition Agreement, (iii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company (other than by Buyer or Acquisition Sub) shall have been commenced prior to obtaining the Company Shareholder Approval and the Board of Directors of the Company shall have failed to recommend against acceptance of such tender offer or exchange offer by its shareholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten Business Days after commencement, or (iv) the Company or the Board of Directors of the Company shall have publicly announced its intention to do any of the foregoing; or

(i) by the Company, by written notice to Buyer, if (i) all of the conditions set forth in Sections 6.1 and 6.2 shall have been satisfied or waived by Buyer (other than those that are satisfied by action taken at the Closing (including the conditions set forth in Sections 6.2(d), 6.2(e) and 6.2(h))), (ii) on or after the date the Closing should have occurred pursuant to Section 1.2, the Company has delivered notice to Buyer to the effect that all conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived by Buyer (other than those that are satisfied by action taken at the Closing (including the conditions set forth in Sections 6.2(d), 6.2(e) and 6.2(h)); provided that such conditions to be satisfied by action taken at the Closing are capable of being satisfied as of the date of such notice) and that the Company is prepared to consummate the Closing, and (iii) Buyer fails to consummate the Closing by the third Business Day after the delivery of the notice in clause (ii) of this Section 7.1(i), and the Company was prepared to consummate the Closing on each Business Day of such three Business Day period.

Section 7.2. Fees and Expenses.

(a) If the Merger and the other Contemplated Transactions are not consummated, except as otherwise specified in this Agreement or agreed in writing by the Parties, all out-of-pocket costs and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such cost or expense.

(b) If the Merger and the other Contemplated Transactions are consummated in accordance with this Agreement, all out-of-pocket costs and expenses incurred by the Parties in connection with this Agreement and the Contemplated Transactions, that have not been paid prior to the Closing, shall be paid by the Surviving Corporation; provided, however, that the Company shall not have incurred Company Transaction Expenses greater than the amounts set forth on Schedule 4.2(bb) to the Company Disclosure Letter.

(c) In the event that:

(i) a bona fide Acquisition Proposal (substituting “20%” for “15%” in the definition thereof) shall have been received by the Company or any of its Subsidiaries or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal (substituting “20%” for “15%” in the definition thereof) with respect to the Company or any of its Subsidiaries and thereafter this Agreement is terminated by either Buyer or the Company pursuant to Section 7.1(e) or 7.1(f);

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(g); or

(iii) this Agreement is terminated by Buyer pursuant to Section 7.1(b) or Section 7.1(h);

then the Company shall immediately prior to or concurrently with a termination pursuant to Section 7.1(g), and otherwise promptly, but in no event later than three Business Days after the date of such termination, pay as directed by Buyer the Company Termination Fee and shall, with respect to any termination of this Agreement referred to in this Section 7.2(c), promptly, but in no event later than three Business Days after being notified of such by Buyer, pay as directed by Buyer all of the documented reasonable out-of-pocket expenses incurred by or on behalf of Buyer or Acquisition Sub in connection with this Agreement and the Contemplated Transactions (including the related financing) up to a maximum amount of $5,000,000 (the “Buyer Expenses”), in each case payable by wire transfer of immediately available funds; provided, however, that, in the case of a termination of this Agreement by either Buyer or the Company pursuant to Section 7.1(e), the Company Termination Fee and the Buyer Expenses and, in the case of a termination of this Agreement by either Buyer or the Company pursuant to Section 7.1(f), the Company Termination Fee shall not be payable pursuant to clause (i) of this Section 7.2(c) unless and until within twelve months following such termination the Company or any of its Subsidiaries shall have entered into an agreement with respect to, or shall have approved or recommended to the Company’s shareholders, an Acquisition Proposal or an Acquisition Proposal shall have been consummated (whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in clause (i) and substituting “50%” for “15%” in the definition thereof). “Company Termination Fee” shall be an amount equal to $20,000,000.

(d) In the event of termination of this Agreement pursuant to Section 7.1(c) or Section 7.1(i), then Buyer shall pay or cause to be paid to the Company as promptly as reasonably practicable (and, in any event, within three Business Days following such termination), the Buyer Termination Fee and shall promptly, but in no event later than three Business Days after being notified of such by the Company, pay all of the documented reasonable out-of-pocket expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions up to a maximum amount of $5,000,000 (the “Company Expenses”). “Buyer Termination Fee” shall be an amount equal to $35,000,000. In the event that Buyer is obligated to pay the Buyer Termination Fee or any Company Expenses pursuant to the immediately preceding sentence of this Section 7.2(d), Buyer shall instruct the escrow agent to pay to the Company from the Buyer Termination Fee and the Company Expenses deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Buyer Termination Fee and the Company Expenses and (ii) the sum of (1) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (2) in the event the Company receives either (A) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described below in this Section 7.2(d) or (B) an opinion from the Company’s outside legal counsel as described below in this Section 7.2(d), an amount equal to the Buyer Termination Fee and the Company Expenses less the amount payable under clause (1) above. To secure Buyer’s obligation to pay these amounts, Buyer shall deposit into escrow an amount in cash equal to the Buyer Termination Fee and any Company Expenses with an escrow agent selected by the Company and on such terms (subject to this Section 7.2(d)) as shall be mutually agreed upon by the Company and the escrow agent. The payment or deposit into escrow of the Buyer Termination Fee and any Company Expenses by Buyer pursuant to this Section 7.2(d) shall be made at the time Buyer is obligated to pay the Company such amounts pursuant to this Section 7.2(d) by wire transfer of immediately available funds. The escrow agreement shall provide that the Buyer Termination Fee and the Company Expenses in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountant indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the Internal Revenue Service holding that the receipt by the Company of the Buyer Termination Fee and the Company Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or, alternatively, the Company’s outside legal counsel has rendered a legal opinion to the effect that the receipt by the Company of the Buyer Termination Fee and the Company Expenses would constitute Qualifying Income, would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or would not otherwise disqualify the Company as a REIT), in which case the escrow agent shall release the remainder of the Buyer Termination Fee and the Company Expenses to the Company. Buyer and Acquisition Sub agree to amend this Section 7.2(d) at the reasonable request of the Company in order to (x) maximize the portion of the Buyer Termination Fee and the Company Expenses that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 7.2(d) or (z) assist the Company obtaining a favorable legal opinion from its outside legal counsel as described in this Section 7.2(d). The escrow agreement shall also provide that any portion of the Buyer Termination Fee and the Company Expenses held in escrow for five years shall be released by the escrow agent to the Company. Any costs and expenses of the escrow agent shall be borne solely by the Company. Buyer shall not be a party to the escrow agreement and shall not bear any cost of or have any liability resulting from the escrow agreement.

(e) The Parties acknowledge that the agreements contained in this Section 7.2 are an integral part of the Contemplated Transactions, that the damages resulting from the failure of the Contemplated Transactions to be consummated in the circumstances in which the Company Termination Fee and the Buyer Expenses or the Buyer

Termination Fee and the Company Expenses, as applicable, are payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to this Section 7.2 are a reasonable forecast of the actual damages which may be incurred and constitute liquidated damages and not a penalty, and that without these agreements, the Parties would not have entered into this Agreement. If a Party fails to pay a termination fee that it is required to pay under this Section 7.2, and, in order to obtain payment, the Party to whom the fee is owed brings suit which results in a judgment against the defaulting Party, the defaulting Party shall pay the costs and expenses of the Party bringing suit (including attorneys’ fees), together with interest from the date of termination of this Agreement on all of the amounts owed at the prime rate of Bank of America, N.A., in effect from time to time during such period plus two percent (2%).

Section 7.3. Effect of Termination. In the event of termination of this Agreement by either the Company or Buyer as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party (or any of its Affiliates or Representatives), except that (i) the provisions of Section 7.2 (other than Section 7.2(b)), this Section 7.3 and Article VIII and the indemnification and reimbursement provisions contained in the next to last sentence of Section 5.9(b), the Limited Guaranty and the Confidentiality Agreement shall survive the termination of this Agreement, and (ii) subject to Section 7.2(d) and Section 8.8, no termination shall relieve any Party from any liability to another Party for any willful and material breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.4. Amendment. This Agreement may be amended by the Parties in writing by action of their respective Boards of Directors or comparable governing bodies at any time before or after the Company Shareholder Approval is obtained and prior to the Effective Time; provided, however, that, after the Company Shareholder Approval has been obtained, no such amendment, modification or supplement shall be made which by Applicable Law would require further approval by the shareholders of the Company without such approval.

Section 7.5. Extension; Waiver. At any time prior to the Effective Time, each of the Company and Buyer may, subject to Applicable Law (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.4, waive compliance with any of the agreements or conditions of the other Party contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the Parties contained in Article II, Section 5.7(b) or Section 5.8 which by its terms contemplates performance after the Effective Time.

Section 8.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and delivered personally, sent by overnight courier (providing proof of delivery) or sent by telecopy (providing confirmation of transmission) (provided that if given by telecopy such notice, request, claim, demand or other communication shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein) at the following addresses or telecopy numbers (or at such other address or telecopy number for a Party as shall be specified by like notice):

(a)	if to Buyer or Acquisition Sub to:

c/o Blackstone Real Estate Partners VII L.P.

345 Park Avenue

New York, New York 10154

Attn:	William Stein
Brian Kim
Fax:	(212) 583-5726

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn:	Brian M. Stadler, Esq.
Fax:	(212) 455-2502

(b)	if to the Company:

Apple REIT Six, Inc.

814 East Main Street

Richmond, Virginia 23219

Attn:	Glade M. Knight
Fax:	(804) 344-8129

with a copy to (which shall not constitute notice):

McGuireWoods LLP

901 East Cary Street

One James Center

Richmond, Virginia 23219

Attn:	David W. Robertson, Esq.
Fax:	(804) 775-1061

All notices, requests, claims, demands and other communications shall be deemed given to the receiving Party only when actually received, if delivered personally; on the next Business Day after deposit with an overnight courier, if sent by overnight courier; or upon confirmation of successful transmission if sent by telecopy.

Section 8.3. Interpretation.

When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this

Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile transmission (including the e-mail delivery of documents in Adobe PDF format) of any signed original counterpart or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

Section 8.5. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements entered into in connection with the Contemplated Transactions, including the Confidentiality Agreement and the Limited Guarantee (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties and their respective Affiliates with respect to the subject matter hereof and thereof, and (b) except for the provisions in Section 5.8, are not intended to and shall not confer upon any Person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The Parties further agree that the rights of third party beneficiaries under Section 5.8 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of the risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.6. Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (except (i) to the extent the mandatory provisions of Virginia law are applicable and (ii) that Virginia law governs the fiduciary duties of the Board of Directors of the Company) without giving effect to the principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

(b) In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties consents to exclusive jurisdiction in the Court of Chancery of the State of Delaware (and any courts from which appeals from judgments of that court are heard), or to the extent such court does not have subject matter jurisdiction, any federal court located in Delaware (and any courts from which appeals from judgments of that court are heard). Each of the Parties agrees that a final judgment (subject to any appeals therefrom) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objections it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Contemplated Transactions in any such Delaware state or federal court in accordance with the provisions of this Section 8.6. Each of the Parties irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the Parties hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6(C).

Section 8.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any Party without the prior written consent of the other Party; provided, however, that, prior to the mailing of the Proxy Statement/Prospectus to the Company’s shareholders, Buyer may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a party to the Merger in lieu of Acquisition Sub, in which event all references herein to Acquisition Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Acquisition Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not impede or delay the consummation of Contemplated Transactions. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 8.8. Specific Performance; Remedies.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer and Acquisition Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement. The foregoing rights are in addition to and without any limitation of any other remedy to which Buyer and Acquisition Sub may be entitled at Law or in equity. The Company further agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. The Company hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate, and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. The Parties agree that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Buyer or Acquisition Sub or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy relating to a breach of this Agreement by Buyer or Acquisition Sub or otherwise, shall be the remedy set forth in Sections 7.2(d); provided, however, that the Company shall be entitled to seek specific performance to prevent any breach by Buyer or Acquisition Sub of the last sentence of Section 5.2.

(b) Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of Buyer and Acquisition Sub together for any losses, damages, costs or expenses of the Company relating to the failure of the Contemplated Transactions to be consummated, to a breach of this Agreement by Buyer or Acquisition Sub or otherwise shall be limited to the sum of the Buyer Termination Fee, the amount of any Company Expenses, the payment of any costs and expenses pursuant to Section 7.2(d) and the payment of any indemnification and reimbursement amounts pursuant to the next to last sentence of Section 5.9(b) (the “Liability Limitation”), and in no event shall the Company or any of its Affiliates seek any amount in excess of the Liability Limitation in connection with this Agreement or the Contemplated Transactions or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, tort or otherwise. The Company agrees that it has no right of recovery against, and no personal liability shall attach to, any of the Buyer Parties (other than Buyer or Acquisition Sub to the extent provided in this Agreement), through Buyer, Acquisition Sub or otherwise, whether by or through attempting piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Buyer or Acquisition Sub against any Buyer Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any Applicable Law, whether in contract, tort or otherwise, except for its rights to recover from the Guarantor (but not any other Buyer Party) under and to the extent provided in the Limited Guaranty and subject to the Liability Limitation and the other limitations described therein. Recourse against the Guarantor under the Limited Guaranty shall be the sole and exclusive remedy of the Company and its Affiliates against the Guarantor and any other Buyer Party (other than Buyer or Acquisition Sub to the extent provided in this Agreement) in connection with this Agreement or the Contemplated Transactions or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, in tort or otherwise. Without limiting the rights of the Company against Buyer or Acquisition Sub hereunder, in no event shall the Company or its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover damages from, any Buyer Party (other than the Guarantor to the extent provided in the Limited Guaranty and subject to the Liability Limitation and the other limitations described therein).

(c) None of the officers, directors or shareholders of the Company shall be personally bound or have any personal liability hereunder. Buyer and Acquisition Sub shall look solely to the assets of the Company for satisfaction of any liability of the Company with respect to this Agreement. Buyer and Acquisition Sub will not seek recourse or commence any action against any of the shareholders of the Company or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the Company or seek recourse against any of their personal assets, for the performance or payment of any obligation of the Company hereunder.

Section 8.9. Incorporation. The Company Disclosure Letter and all Exhibits attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 8.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is held invalid or unenforceable by any court of competent jurisdiction, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. Notwithstanding the foregoing, the Parties intend that the remedies and limitations thereon, including Sections 7.2(c), 7.2(d) and 8.8, be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or the Limited Guaranty.

ARTICLE IX

CERTAIN DEFINITIONS

Section 9.1. Certain Definitions. For purposes of this Agreement:

“Acquisition Proposal” shall mean any proposal or offer with respect to: (A) any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction, or (B) any direct or indirect sale, lease or other disposition, in each case of clauses (A) and (B) involving 15% or more of the total voting power of any class of equity securities of the Company or 15% or more of the consolidated total revenues or consolidated assets (including equity securities of the Company’s Subsidiaries) of the Company, in each case whether in a single transaction or a series of related transactions, other than the Contemplated Transactions.

An “Affiliate” of any Person means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as a trustee or executor, by contract, credit agreement or otherwise.

“Applicable Law” shall mean all applicable Legal Requirements and Orders, including, without limitation, all applicable rules and regulations of any self-regulatory organization.

“AAH Transfer Agreement” shall mean that certain membership interest purchase agreement in the form attached hereto as Exhibit G to be entered into by and between the Company and Apple REIT Ten, Inc., pursuant to which, among other matters, the Company shall transfer all of its equity interests in Apple Air Holding LLC to Apple REIT Ten, Inc. immediately prior to the Effective Time.

“AFM Transfer Agreement” shall mean that certain transfer agreement, dated as of the date of this Agreement, among the Company, Apple Nine Advisors, Inc. and the other signatories thereto, pursuant to which, among other matters, the Company shall transfer Apple Fund Management, LLC to Apple Nine Advisors, Inc. immediately following the Effective Time.

“Apple Affiliate Agreements” shall mean any of (i) the Advisory Agreement, dated April 23, 2004, between the Company and Apple Six Advisors, Inc. and (ii) the Property Acquisition/Disposition Agreement, dated April 23, 2004, between the Company and Apple Six Realty Group, Inc.

“Apple Transfers” shall mean (i) the transfer of Apple Fund Management, LLC pursuant to the AFM Transfer Agreement, (ii) the transfer of (A) the Company’s headquarters located in Richmond, Virginia to Apple REIT Nine, Inc. and (B) that certain Office Lease Agreement, dated as of March 17, 2005, between Sundance Square Partners, L.P. and the Company, as amended, in each case, pursuant to the Headquarters Transfer Agreement, and (iii) the transfer of the Company’s equity interests in Apple Air Holding LLC to Apple REIT Ten, Inc. pursuant to the AAH Transfer Agreement.

“Apple Transfer Agreement” shall mean any of the AAH Transfer Agreement, the AFM Transfer Agreement and the Headquarters Transfer Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.

“Buyer Material Adverse Effect” shall mean any circumstance, development, effect, event or change that has a material adverse effect on the ability of Buyer and Acquisition Sub to perform their respective obligations under this Agreement, other than any circumstance, development, effect, event or change arising out of or resulting from (a) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, regulatory, political, economic or business conditions or changes in GAAP that, in each case, generally affect the geographic regions or the hospitality industry, (c) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Contemplated Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (e) earthquakes, hurricanes or other natural disasters or (f) any action taken by Buyer or Acquisition Sub at the request or with the consent of the Company, unless, and to the extent, any circumstance, development, effect, event or change referenced in clauses (b), (d), or (e) affects Buyer and Acquisition Sub in a disproportionate manner as compared to other participants in the hospitality industry and that operate in the geographic regions affected by such circumstance, development, effect, event or change; provided, however, that with respect to any references to Buyer Material Adverse Effect in the representations and warranties set forth in clauses (ii) and (iii) of Section 3.2(b) in this Agreement, the exceptions set forth in clause (c) of this definition will not apply.

“Buyer Parties” means, collectively, Buyer, Acquisition Sub, the Guarantor or any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, shareholders, Affiliates, successors or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder, Affiliate, successor or assignee of any of the foregoing.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time.

“Class Action” means the class action litigation consolidated under the caption In re Apple REITs Litigation, Civil Action No. 1:11-cv-02919-KAM-JO, pending in the United States District Court for the Eastern District of New York.

“Columbus Ground Lease” shall mean that certain Ground Lease Agreement dated September 5, 2002 between Geo. M. Adams Co., as landlord, and Sunbelt–RCG, L.L.C., as tenant, regarding the Residence Inn Columbus, Georgia.

“Company Balance Sheet” means the balance sheet of the Company at September 30, 2012 included in its Quarterly Report on Form 10-Q for the quarter then ended.

“Company Disclosure Letter” means the letter, dated the date hereof, previously delivered to Buyer by the Company disclosing certain information in connection with this Agreement.

“Company Material Adverse Effect” shall mean any circumstance, development, effect, event or change that is materially adverse to the business, properties, assets, financial condition or results of operations of the Company or any of its Subsidiaries, taken as a whole, other than any circumstance, development, effect, event or change arising out of or resulting from (a) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, regulatory, political, economic or business conditions or changes in GAAP that, in each case, generally affect the hospitality industry, (c) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Contemplated Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (e) earthquakes, hurricanes or other natural disasters or (f) any action taken by the Company or its Subsidiaries at the request or with the consent of any of the Buyer Parties, unless, and to the extent, any circumstance, development, effect, event or change referenced in clauses (b), (d) or (e) affects the Company and its Subsidiaries in a disproportionate manner as compared to other participants in the hospitality industry that operate in the geographic regions affected by such circumstance, development, effect, event or change; provided, however, that with respect to any references to Company Material Adverse Effect in the representations and warranties set forth in clauses (iii) and (iv) of Section 3.1(d) of this Agreement, the exceptions set forth in clause (c) of this definition will not apply.

“Confidentiality Agreement” means the letter agreement between Buyer and the Company dated as of September 18, 2012.

“Contemplated Transactions” shall mean the Merger and the other transactions contemplated by this Agreement, including the Apple Transfers.

“Contract” shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, mortgage, franchise agreement, undertaking, covenant not to compete, employment agreement, license, lease, instrument, obligation or commitment (whether written or oral and whether express or implied).

“Fort Worth Note” shall mean that certain Promissory Note dated September 14, 2012 in the principal amount of $18,300,000 executed and delivered by Apple Six SPE Fort Worth, Inc.

“Governmental Entity” shall mean any governmental body, whether federal, state, local, municipal, foreign or other government, or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), any self-regulatory organization and any arbitral or similar forum.

“Headquarters Transfer Agreement” shall mean that certain headquarters transfer agreement, dated as of the date of this Agreement, between the Company and Apple REIT Nine, Inc., pursuant to which, among other matters, the Company shall transfer its headquarters located in Richmond, Virginia to Apple REIT Nine, Inc. immediately prior to the Effective Time.

“Intellectual Property” means all U.S., state and foreign (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers and all goodwill associated therewith and symbolized thereby, and the registrations and applications for registration thereof, (iii) copyrightable works, copyrights, inventions, discoveries, processes, technologies, software, databases and related items and the registrations and applications for registration thereof and (iv) trade secrets under Applicable Law, including confidential and proprietary information and know-how.

“Investigation” means the investigation of the Company and certain other Persons by the Division of Enforcement of the SEC in the proceeding with File No. HO-11082.

“Knowledge” where used herein with respect to (i) the Company shall mean the actual knowledge of any of the Persons named in Schedule 9.1(a) to the Company Disclosure Letter and (ii) Buyer shall mean the actual knowledge of any of the Persons named in Schedule A hereto. “Knowledge” shall not include the “constructive” or deemed knowledge of any such Persons, or the existence of facts or circumstances which might constitute “reason to know” by such Person or which might lead to the conclusion that such Person “should have known” unless, in any such case, such Person has actual knowledge of, or has otherwise received written notice of, the matter in question.

“Legal Requirement” shall mean any legal requirement (including any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty, or any rule or regulation) of any Governmental Entity.

“Line of Credit Agreement” means that certain Credit Agreement, dated as of September 8, 2011, by and among Apple Six Hospitality, Inc., as borrower, the financial institutions party thereto, as lenders, and Wells Fargo Bank, National Association, as administrative agent.

“Order” shall mean any award, decision, injunction, judgment or order, by any agency or other Governmental Entity or by any arbitrator.

“Ordinary Course of Business” shall mean, with respect to an action, that such action is consistent with the past practices of the Person taking such action and is taken in the ordinary course of the normal operations of such Person.

“Outside Date” means May 29, 2013.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Release and Indemnification Agreement” means that certain Release and Indemnification Agreement, dated as of the date hereof, by and among the Company, Buyer, Acquisition Sub and the other parties thereto.

“Representatives” means, (i) when used with respect to Buyer, the directors, officers, employees, agents, financial advisors, attorneys, accountants, brokers, financing sources, and other advisors or representatives of Buyer or its Subsidiaries and (ii) when used with respect to the Company, the directors, officers, employees, agents, financial advisors, attorneys, accountants, brokers, and other advisors or representatives of the Company or its Subsidiaries.

“Shares” means the issued and outstanding Units and the issued and outstanding Series B Convertible Shares on an as-converted basis in accordance with clause (x) of Section 5.2(e) of the Company’s articles of incorporation.

“Stock Incentive Plans” means those stock incentive plans and option plans of the Company as listed on Schedule 9.1(b) to the Company Disclosure Letter.

“Subsidiary” of a Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary) owns any capital stock or other equity interests of such entity.

“Superior Proposal” shall mean a written bona fide Acquisition Proposal involving more than 50% of the total voting power of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole that the Board of Directors of the Company has determined in its good faith judgment, after consultation with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction more favorable to the Company’s shareholders from a financial point of view than the Contemplated Transactions after taking into account (A) any changes to the terms of this Agreement proposed by Buyer and any other information provided by Buyer (including pursuant to Section 5.4(e) of this Agreement), (B) the likelihood and timing of consummation (as compared to the Contemplated Transactions) and (C) all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and the identity of the Person making such proposal.

“TRS” means a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.

Section 9.2. Other Defined Terms. For purposes of this Agreement, the following terms have the respective meanings set forth in the section referenced opposite such term:

Defined Term	Section
Acquisition Sub	Heading
Agreement	Heading
Aggregate Option Payment Value	Section 2.1(b)
Alternative Acquisition Agreement	Section 5.4(e)(ii)
Articles of Merger	Section 1.3
Buyer	Heading
Buyer Expenses	Section 7.2(c)
Buyer Termination Fee	Section 7.2(d)
CapEx Budget	Section 4.2(h)
Cash Consideration	Section 2.1(a)(i)
Certificate of Merger	Section 1.3
Change of Recommendation	Section 5.4(e)(i)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Columbus Acquisition Transaction	Section 5.12
Columbus Property	Section 5.12
Commitment Common Shares	Section 4.2(h) Section 3.1(c)
Company	Heading
Company Expenses	Section 7.2(d)
Company Financial Statement Date	Section 3.1(f)
Company Intellectual Property	Section 3.1(u)
Company Option	Section 2.1(b)
Company Properties	Section 3.1(n)(i)
Company Recommendation	Section 3.1(d)(ii)
Company SEC Documents	Section 3.1(e)(i)
Company Shareholder Approval	Section 3.1(d)(i)
Company Shareholders Meeting	Section 5.1(a)
Company Termination Fee	Section 7.2(c)
Company Transaction Expenses	Section 4.2(bb)
Debt Commitment Letter	Section 3.2(c)
Debt Financing	Section 3.2(c)
DGCL	Section 1.1
Dissenting Shares	Section 2.2(g)
Effective Time	Section 1.3
Encumbrances	Section 3.1(n)(i)
Environmental Laws	Section 3.1(m)
Equity Commitment Letter	Section 3.2(c)
Equity Consideration	Section 2.1(a)(i)
Equity Financing	Section 3.2(c)
Exchange Act	Section 3.1(d)(iv)
Exchange Agent	Section 2.2(a)
FCPA	Section 3.1(k)(iii)
Financing	Section 3.2(c)
Financing Commitments	Section 3.2(c)
Form S-4	Section 5.1(a)
Franchise Agreements	Section 3.1(n)(iii)

Defined Term	Section
GAAP	Section 3.1(e)(ii)
Guarantor	Recitals
Hazardous Substance	Section 3.1(m)
Hillsboro Note	Section 6.2(h)
Indemnified Parties	Section 5.8(a)
Insurance Cap Amount	Section 5.8(b)
Lease Documents	Section 3.1(n)(ii)
Leased Properties	Section 3.1(n)(ii)
Liability Limitation	Section 8.8(b)
Liens	Section 3.1(b)
Limited Guaranty	Recitals
Management Agreement Documents	Section 3.1(n)(iv)
Material Contracts	Section 3.1(l)(i)(Q)
Merger	Section 1.1
Merger Consideration	Section 2.1(a)(i)
Organizational Documents	Section 3.1(q)(ii)
Other Preferred Shares	Section 3.1(c)
Owned Hotels	Section 3.1(n)(i)
Owned Real Properties	Section 3.1(n)(i)
Parties	Heading
Party	Heading
Permits	Section 3.1(k)(i)
Permitted Encumbrances	Section 3.1(n)(i)
Plan of Merger	Section 1.1
Proxy Statement/Prospectus	Section 5.1(a)
Qualifying Income	Section 7.2(d)
REA	Section 3.1(n)(i)
Related Party Transactions	Section 3.1(l)(iii)
REIT	Section 3.1(h)(ii)
Requisite Buyer Vote	Section 3.2(b)(i)
SEC	Section 3.1(d)(iv)
SEC Filings	Section 3.1(p)
Securities Act	Section 3.1(e)(i)
Series A Preferred Shares	Section 3.1(c)
Series B Convertible Shares	Section 3.1(c)
Surviving Corporation	Section 1.1
Surviving Corporation Fund	Section 2.2(b)
Surviving Corporation Preferred Stock	Section 2.1(a)(i)
Takeover Statute	Section 3.1(w)
Taxes	Section 3.1(h)(i)
Tax Protection Agreements	Section 3.1(h)(xi)
Tax Return	Section 3.1(h)(i)
Third Party Consents	Section 5.3(a)
Transfer and Gains Taxes	Section 5.6
Units Voting Agreement	Section 3.1(c) Recitals
VSCA	Section 1.1

IN WITNESS WHEREOF, Buyer, Acquisition Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

APPLE REIT SIX, INC.

By:	/s/ Glade M. Knight
	Name:	Glade M. Knight
	Title:	Chairman and Chief Executive Officer

BRE SELECT HOTELS HOLDINGS LP

By:	Blackstone Real Estate Associates VII L.P., its general partner

By:	BREA VII L.L.C., its general partner

By:	/s/ A. J. Agarwal
	Name:	A. J. Agarwal
	Title:	Senior Managing Director

BRE SELECT HOTELS CORP

By:	/s/ Brian Kim
	Name:	Brian Kim
	Title:	Vice President, Secretary and Managing Director

Annex B

Plan of Merger

merging

APPLE REIT SIX, INC.,

a Virginia corporation

with and into

BRE SELECT HOTELS CORP,

a Delaware corporation

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in the Agreement and this Plan of Merger, and in accordance with the Virginia Stock Corporation Act (the “VSCA”) and the General Corporation Law of the State of Delaware (the “DGCL”), Apple REIT Six, Inc., a Virginia corporation (the “Company”), shall be merged with and into BRE Select Hotels Corp, a Delaware corporation (“Acquisition Sub”), at the Effective Time (the “Merger”). Following the Merger, the separate corporate existence of the Company shall cease and Acquisition Sub shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the VSCA and the DGCL.

Section 1.2 Effective Time. The parties shall file, with the State Corporation Commission of the Commonwealth of Virginia, the articles of merger (the “Articles of Merger”) executed in accordance with Section 13.1-720 of the VSCA and, with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) executed in accordance with Section 252 of the DGCL and shall make all other filings or recordings required under the VSCA and the DGCL, respectively, to effect the Merger. The Merger shall become effective at such time as a certificate of merger for the Merger has been issued by the State Corporation Commission of the Commonwealth of Virginia and the Certificate of Merger has been filed with the Secretary of State of the State of Delaware, or at such later time as Acquisition Sub and the Company shall agree and specify in the Articles of Merger and the Certificate of Merger (the time and the day the Merger becomes effective being the “Effective Time”), it being understood that the parties shall cause the Effective Time to occur on the Closing Date (as such term is defined in the Agreement).

Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in the VSCA and the DGCL.

Section 1.4 Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of Acquisition Sub, in each case as in effect immediately prior to the Effective Time, shall become the certificate of incorporation and bylaws of the Surviving Corporation as of the Effective Time.

Section 1.5 Directors. The directors of Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.6 Officers. The officers of Acquisition Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

Section 2.1 Effect on Capital Stock.

(a) By virtue of the Merger and without any action on the part of the holder of any outstanding capital stock of the Company, at the Effective Time:

(i) subject to Sections 2.1(c) and 2.1(e), each Share (other than Shares which are Dissenting Shares (as defined herein)) shall be converted into the right to receive (A) $9.20 in cash per Share without any interest thereon (the “Cash Consideration”) and (B) one validly issued, fully paid and non-assessable share of 7% Series A Cumulative Redeemable Preferred Stock of the Surviving Corporation (“Surviving Corporation Preferred Stock”) (each having a liquidation preference of $1.90 per share) and with the terms set forth in the Certificate of Designations therefor set forth in Exhibit C to the Agreement (the “Equity Consideration,” and together with the Cash Consideration, the “Merger Consideration”); and

(ii) all such Shares shall no longer be outstanding and shall automatically be cancelled and retired.

(b) By virtue of the Merger and without any further action on the part of the Surviving Corporation, the Company, or any holder of any option to purchase Units outstanding under the Stock Incentive Plans or otherwise (each a “Company Option”), each Company Option that is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall, at the Effective Time, unless previously agreed to in writing by Buyer and the holder of such Company Option, be cancelled and converted into the right to receive, in full satisfaction of the rights of such holder with respect thereto:

(i) an amount (rounded down to the nearest whole cent) in cash, without interest, equal to the product of (x) 82.883%, multiplied by (y) the Aggregate Option Payment Value, and

(ii) subject to Sections 2.1(c) and 2.1(e) below, a number of shares of Surviving Corporation Preferred Stock equal to the quotient of (x) an amount (rounded down to the nearest whole cent) equal to the product of (A) 17.117%, multiplied by (B) the Aggregate Option Payment Value, divided by (y) $1.90.

(c) No fractional shares of Surviving Corporation Preferred Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Shares who would otherwise be entitled to receive a fraction of a share of Surviving Corporation Preferred Stock (after aggregating all fractional shares of Surviving Corporation Preferred Stock issuable to such holder), in lieu of such fraction of a share and upon surrender of such holder’s Shares, shall be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $1.90.

(d) By virtue of the Merger and without any action on the part of the holder thereof, at the Effective Time, each share of common stock, $0.01 par value, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as a validly issued, fully paid and nonassessable common share, $0.01 par value, of the Surviving Corporation.

(e) In the event that the Company shall declare, set aside or make or pay any dividends or distributions (whether in cash, stock, property or otherwise) in respect of any Shares, including for the purpose of maintaining its qualification as a real estate investment trust, the Cash Consideration shall be reduced by the per share amount of such dividend or distribution.

Section 2.2 Exchange Procedures.

(a) Exchange Agent. Prior to the Effective Time, Buyer shall enter into an Exchange Agent Agreement, in form and otherwise reasonably satisfactory to the Company, with a bank or trust company selected by Buyer with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Exchange Agent”), pursuant to which the Exchange Agent shall act as paying agent and exchange agent for the payment of the Merger Consideration for the issued and outstanding Shares.

(b) Provision of Shares. Buyer shall provide to the Exchange Agent on or before the Effective Time, for the benefit of the holders of Shares, (i) sufficient cash to be paid for the aggregate Cash Consideration and cash in lieu of fractional shares of Surviving Corporation Preferred Stock pursuant to Section 2.1 (such cash being hereinafter referred to as the “Surviving Corporation Fund”) and (ii) evidence of shares of Surviving Corporation Preferred Stock in book-entry form (and/or certificates representing such shares of Surviving Corporation Preferred Stock, at Buyer’s election) issuable pursuant to Section 2.1.

(c) Exchange Procedures. Prior to the Effective Time, the Company shall mail to each holder of record of outstanding Shares a letter of transmittal (which shall be in a form and have such other provisions as Buyer and the Company may reasonably agree prior to the Effective Time) to be used for surrendering Shares for payment of the Merger Consideration.

(d) No Further Ownership Rights in the Company Capital Stock. The Merger Consideration paid upon surrender of each Share in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to Shares, subject, however, to the obligation of the Surviving Corporation to pay, without interest and not more than 60 days following the Effective Time, any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such Shares in accordance with the terms of the Agreement or prior to the date of the Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of the Company of Shares which were outstanding immediately prior to the Effective Time.

(e) No Liability. None of Buyer, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger Consideration delivered to the Exchange Agent pursuant to the Agreement that remains unclaimed for 12 months after the Effective Time shall be redelivered by the Exchange Agent to Buyer, upon demand, and any holders of Shares which have not been surrendered as contemplated by this Section 2.2 shall thereafter look only to the Surviving Corporation for delivery of the Merger Consideration and any distributions with respect to Surviving Corporation Preferred Stock, in each case without interest thereon, subject to applicable abandoned property, escheat and other similar laws. Any portion of the Surviving Corporation Fund remaining unclaimed by holders of Shares as of the date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. None of Buyer, the Company, the Exchange Agent or the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar law.

(f) Withholding Rights. Each of Buyer, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable or otherwise deliverable pursuant to the Agreement to any Person such amounts as may be required to be deducted and withheld therefrom with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of the Agreement as having been paid to such Person.

(g) Dissenting Shares. Notwithstanding anything in this Plan of Merger to the contrary, holders of Shares that were issued and outstanding immediately prior to the Effective Time who have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights with respect thereto in accordance with

Article 15 of the VSCA (the “Dissenting Shares”) shall not have any of such Shares converted into the right to receive, or become exchangeable for, the Merger Consideration. The holders of such Shares shall be entitled to receive payment of the fair value of such Shares in accordance with the provisions of such Article 15 of the VSCA unless and until such holders fail to perfect or shall have effectively withdrawn or lost their appraisal rights under Article 15 of the VSCA. If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, each of such holder’s Shares shall thereupon be treated as if it had been converted into the right to receive, and become exchangeable for, at the Effective Time, the Merger Consideration, without interest thereon, as provided in Section 2.1 hereof. Buyer shall cause the Surviving Corporation to make all payments required to be made under such Article 15 of the VSCA in respect of Dissenting Shares. The Company shall give Buyer and Acquisition Sub (i) prompt notice of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments relating to a shareholder’s assertion of rights of appraisal and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the VSCA. The Company shall not, except with the prior written consent of Acquisition Sub, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

AMENDMENT

Section 3.1 Amendment. Subject to the terms and conditions of the Agreement, this Plan of Merger may be amended or abandoned by the parties in writing by action of their respective Boards of Directors or comparable governing bodies at any time before or after the Company Shareholder Approval is obtained and prior to the Effective Time; provided, however, that, after the Company Shareholder Approval has been obtained, no such amendment, modification or supplement shall be made which by Applicable Law (including Section 13.1-716E of the VSCA) would require further approval by the shareholders of the Company without such approval.

ARTICLE IV

DEFINITIONS

Section 4.1 Definitions. As used in this Plan of Merger, the following terms shall have the meanings set forth below:

(a) “Aggregate Option Payment Value” means an amount equal to the product of (I) the number of Units subject to such Company Option, multiplied by (II) the excess, if any, of (1) $11.10 over (2) the exercise price per Unit subject to such Company Option.

(b) “Agreement” means the Agreement and Plan of Merger dated as of November 29, 2012 among BRE Select Hotels Holdings LP, a Delaware limited partnership (“Buyer”), Acquisition Sub and the Company.

(c) “Applicable Law” means all applicable Legal Requirements and Orders, including, without limitation, all applicable rules and regulations of any self-regulatory organization.

(d) “Common Shares” means the common shares, no par value, of the Company.

(e) “Company Shareholder Approval” means the affirmative vote, in each case as a separate voting group, in favor of the adoption of this Plan of Merger, of (A) a majority of the outstanding Common Shares, (B) more than two-thirds of the outstanding Series A Preferred Shares, and (C) more than two-thirds of the outstanding Series B Convertible Shares.

(f) “Governmental Entity” means any governmental body, whether federal, state, local, municipal, foreign, or other government, or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), any self-regulatory organization and any arbitral or similar forum.

(g) “Legal Requirement” means any legal requirement (including any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty, or any rule or regulation) of any Governmental Entity.

(h) “Order” means any award, decision, injunction, judgment or order, by any agency or other Governmental Entity or by any arbitrator.

(i) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(j) “Series A Preferred Shares” means the Series A Preferred Shares, no par value, of the Company.

(k) “Series B Convertible Shares” means the Series B Convertible Preferred Shares, no par value, of the Company.

(l) “Shares” means the issued and outstanding Units and the issued and outstanding Series B Convertible Shares on an as-converted basis in accordance with clause (x) of Section 5.2(e) of the Company’s articles of incorporation.

(m) “Stock Incentive Plans” means the Apple REIT Six, Inc. 2004 Incentive Plan (effective May 3, 2004) and the Apple REIT Six, Inc. 2004 Non-Employee Directors Stock Option Plan (effective May 3, 2004).

(n) “Units” means the Common Shares together with the Series A Preferred Shares.

Annex C

FORM OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BRE SELECT HOTELS CORP

The original Certificate of Incorporation of BRE Select Hotels Corp, a corporation organized and existing under the laws of Delaware (the “Corporation”), was filed with the Secretary of State of the State of Delaware on November 28, 2012 (the “Original Certificate of Incorporation”). In an action taken by the Board of Directors of the Corporation a resolution was duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), setting forth this Amended and Restated Certificate of Incorporation and declaring this Amended and Restated Certificate of Incorporation to be advisable. The stockholders of the Corporation duly approved and adopted this Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

The Original Certificate of Incorporation is hereby amended and restated to read in its entirety as follows, including Annex I attached hereto:

ARTICLE I

NAME

The name of the corporation is BRE Select Hotels Corp (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808 and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. It is intended that the Corporation shall carry on a business as a “real estate investment trust” under the REIT Provisions of the Code.

ARTICLE IV

CAPITAL STOCK

SECTION 4.1. Capitalization. The total number of shares of stock that the Corporation is authorized to issue is 150,100,000 shares, consisting of (i) 100,000 shares of common stock, par value $0.01 per share (“Common Stock”), and (ii) 150,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock” and, together with the Common Stock, the “Stock”). The Corporation may issue fractional shares. The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the Stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, except as may otherwise be provided in the resolutions adopted by the Board of Directors creating and establishing a series of Preferred Stock.

SECTION 4.2. Common Stock.

(a) Dividends. Subject to applicable law and rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of Stock having preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors of the Corporation (the “Board of Directors”) in its discretion shall determine.

(b) Voting Rights. Each holder of record of Common Stock shall have one vote for each share of Common Stock that is outstanding in his, her or its name on the books of the Corporation on all matters on which Stockholders generally are entitled to vote.

(c) Liquidation, Dissolution or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of Stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its Stockholders ratably in proportion to the number of shares of Common Stock held by them.

(d) Preemptive Rights. Holders of the Common Stock shall not have preemptive rights.

SECTION 4.3. Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, including, without limitation, to provide that any such series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes of Stock or any other series of Stock; (iii) entitled to such rights upon any liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of Stock, or shares of any other series of the same class of Stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. The powers, preferences and relative, participating, optional and other special rights, if any, of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be provided in the resolutions adopted by the Board of Directors creating and establishing such series of Preferred Stock.

ARTICLE V

BOARD OF DIRECTORS

SECTION 5.1. Number of Directors. Subject to Article IX, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation shall be established from time to time in the manner provided in the by-laws of the Corporation (the “By-laws”). A director may be removed at any time by holders of shares of Stock of the Corporation representing at least a majority of the outstanding voting power entitled to vote thereon. The election of directors need not be by a written ballot unless the By-laws of the Corporation shall so provide.

SECTION 5.2. Vacancies and Newly Created Directorships. Vacancies and newly created directorships may be filled only by a majority of the remaining directors, or if only one director shall remain, by the remaining director (though less than a quorum). If at any time there shall be no directors in office, successor directors shall be elected by the holders of shares of Stock of the Corporation entitled to vote thereon in accordance with the By-laws. A director elected by the Board of Directors to fill a vacancy shall be elected to hold office until the next annual meeting of Stockholders or until his successor is elected and qualified, or until his earlier death, resignation, retirement, disqualification or removal.

ARTICLE VI

STOCKHOLDERS’ DISCLOSURES; RESTRICTIONS ON TRANSFER; TRANSFER

LEGENDS

SECTION 6.1. Registered Ownership, Share Certificates and Shares in Uncertificated Form.

(a) The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of Stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. The Persons in whose names certificates of shares are registered on the records of the Corporation (or whose names are reflected on such records, in the case of uncertificated shares) shall be deemed the absolute owners of the shares represented thereby for all purposes of the Corporation; but nothing in this Certificate of Incorporation shall be deemed to preclude the Board of Directors or officers of the Corporation, or their agents or representatives, from inquiring as to the actual ownership of shares. The shares of Stock are non-assessable. Until a transfer is duly effected on the records of the Corporation, the Board of Directors shall not be affected by any notice of transfer, either actual or constructive. The receipt by the Person in whose name any shares are registered on the records of the Corporation or of the duly authorized agent of that Person, or if the shares are so registered in the names of more than one Person, the receipt by any one of these Persons, or by the duly authorized agent of that Person, shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of the shares and from all liability to see the application of those funds. The certificates of shares of the Stock of the Corporation, if any, shall be in a form consistent with the By-laws and the laws of the State of Delaware as shall be approved by the Board of Directors. All certificates shall be signed by any such officers as shall be required by the DGCL, certifying the number of shares of Stock and the class or series of Stock owned by the Stockholder. Any or all of the signatures may be either manual or facsimile signatures and any seal may be either facsimile or any other form of seal. In the case any officer who has signed any certificate ceases to be an officer of the Corporation before the certificate is issued, the certificate may nevertheless be issued by the Corporation with the same effect as if the officer had not ceased to be such officer as of the date of its issue. Each share certificate shall include on its face the name of the Corporation, the name of the Stockholder and the class of shares and number of shares represented by the certificate.

(b) Notwithstanding anything to the contrary in this Section 6.1 or elsewhere in this Certificate of Incorporation, if the documents duly creating any preferred shares or other securities of the Corporation provide that such preferred shares or other securities of the Corporation are to be “uncertificated,” certificates need not be issued in respect of such preferred shares or other securities. The provisions of this Certificate of Incorporation addressing shares held in uncertificated form shall apply to any such preferred shares or other securities. Notwithstanding anything to the contrary in this Certificate of Incorporation, the Board of Directors may interpret this Certificate of Incorporation and may propose and adopt such amendments to this Certificate of Incorporation or the By-laws as shall be necessary or convenient to give effect to the foregoing provisions of this Section 6.1(b).

SECTION 6.2. Transfer of Shares. Subject to the provisions of law and of Sections 6.3, 6.4 and 6.5, shares of Stock shall be transferable on the records of the Corporation only by the record holder or by his agent thereunto duly authorized in writing upon delivery to the Board of Directors or a transfer agent of the certificate or certificates (unless held in uncertificated form, in which case an executed stock power duly guaranteed must be delivered), properly endorsed or accompanied by duly executed instruments of transfer and accompanied by all necessary documentary stamps together with evidence of the genuineness of each endorsement, execution or authorization and of other matters as may reasonably be required by the Board of Directors or transfer agent. Upon delivery, the transfer shall be recorded in the records of the Corporation and, unless the shares are uncertificated shares, a new certificate, if requested, for the shares so transferred shall be issued to the transferee and in case of a transfer of only a part of the shares represented by any certificate or account, a new certificate or statement of account for the balance shall be issued to the transferor. Any Person becoming entitled to any shares in consequence of the death of a holder of shares or otherwise by operation of law shall be recorded as the holder of such shares and shall receive a new certificate, if requested, but only upon delivery to the Board of Directors or a transfer agent of instruments and other evidence required by the Board of Directors or the transfer agent to demonstrate that entitlement, the existing certificate (or appropriate instrument of transfer if held in uncertificated form) for the shares and any necessary releases from applicable governmental authorities. Nothing in this Certificate of Incorporation shall impose upon the Board of Directors or a transfer agent any duty or limit their rights to inquire into adverse claims. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented, both the transferor and transferee request the Corporation to do so. To the fullest extent permitted by law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof. The Board of Directors shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates for shares of Stock of the Corporation.

SECTION 6.3. Disclosures by Holders of Shares; Redemption of Shares. Stockholders shall upon demand disclose to the Board of Directors in writing such information with respect to direct and indirect ownership of their shares as the Board of Directors deems necessary to comply with the provisions of the Code and applicable regulations or to comply with the requirements of any taxing authority. If the Board of Directors shall at any time and in good faith be of the opinion that direct or indirect ownership of the shares of the Corporation has or may become concentrated to an extent which would prevent the Corporation from qualifying as a REIT under Code, the Board of Directors shall have the power by any means deemed equitable by them to prevent the transfer and/or to purchase or redeem from the applicable holder a number of the shares of Stock sufficient in the opinion of the Board of Directors to maintain or bring the direct or indirect ownership of the shares into conformity with the requirements for a REIT. The purchase or redemption price shall be (i) the last reported sale price of the shares of Stock on the last business day prior to the purchase or redemption date on the principal national securities exchange on which such shares are listed or admitted to trading, or (ii) otherwise, as determined in good faith by the Board of Directors. The holders of any shares of Stock so purchased or redeemed shall be entitled to payment of such purchase or redemption price within 21 days of the purchase or redemption date. From and after the date fixed for purchase or redemption, the holders of such shares shall cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such shares, excepting only the right to payment of the purchase or redemption price fixed as described above. The purchase or redemption date with respect to any Stockholders shall be the date specified by the Board of Directors which is not less than one week after the date postmarked on the disclosure demand made by the Board of Directors under this Section 6.3, or, if such date is not a Business Day, on the next Business Day thereafter. In the event any shares of Preferred Stock are eligible for purchase or redemption pursuant to this Section 6.3, the Corporation, in its sole discretion, may purchase or redeem such shares at the redemption price for such shares in the certificate of designation with respect thereto and according to the procedures specified in this Section 6.3 or the procedures specified in the certificate of designations or other instrument designating such Preferred Stock.

SECTION 6.4. Right to Refuse to Transfer the Shares. Whenever it is deemed by it to be reasonably necessary to protect the tax status of the Corporation, the Board of Directors may require statements or affidavits from any holder of the shares of Stock or proposed transferee of the shares of Stock or warrants to purchase such Stock, setting forth the number of shares (and warrants to purchase such shares) already owned by him or it and any related Person specified in the form prescribed by the Board of Directors for that purpose. If, in the opinion of the Board of Directors, which shall be conclusive upon any proposed transferor or proposed transferee of shares of Stock, or warrants to purchase such Stock, any proposed transfer or exercise would jeopardize the status of the Corporation as a REIT under the Code, the Board of Directors may refuse to permit the transfer or exercise. Any attempted transfer or exercise as to which the Board of Directors has refused its permission shall be void and of no effect to transfer any legal or beneficial interest in the Stock. All contracts for the sale or other transfer or exercise of the shares of Stock or warrants to purchase such Stock, shall be subject to this provision.

SECTION 6.5. Limitation on Acquisition of Shares.

(a) Notwithstanding any other provision of this Certificate of Incorporation to the contrary, to the extent any Transfer of shares of Stock of the Corporation would (i) jeopardize the status of the Corporation as a REIT under the REIT Provisions of the Code because of a resulting increase in the concentration of ownership or other change of ownership of shares of Stock or otherwise, including ownership that would result in the Corporation owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through another entity owned in whole or in part by the Corporation) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or ownership that would cause the Corporation to be considered “closely held” within the meaning of Section 856(h) of the Code or (ii) cause the Corporation (A) to be considered a “pension-held” REIT within the meaning of Section 856(h) of the Code (unless the Board of Directors determines that the requirements of Section 514(c)(9) of the Code are satisfied and that the consequences of being considered a “pension-held” REIT do not require the application of this provision) or a “personal holding company” (within the meaning of Sections 542 and 856 of the Code) or (B) to fail to qualify as a “domestically controlled qualified investment entity” (as defined in Section 897(h)(4)(B) of the Code) (any event described in clauses (i) or (ii), a “Prohibited Event”), then that number of shares of Stock the Transfer of which otherwise would result in a Prohibited Event shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 6.6, effective as of the close of business on the Business Day prior to the date of such Transfer, and the intended transferee shall acquire no rights in such shares of Stock. If the transfer to such Trust would not be effective for any reason to prevent a Prohibited Event, then the Transfer of that number of shares of Stock that otherwise would cause such Prohibited Event shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Stock.

(b) Each holder of Common Stock will pay all reasonable expenses, including attorneys’ fees, incurred by the Corporation in connection with a Transfer of shares of Common Stock by such holder.

(c) If any provision of this Section 6.5 or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. To the extent this Section 6.5 may be inconsistent with any other provision of this Certificate of Incorporation, this Section 6.5 shall be controlling.

SECTION 6.6. Transfer of Stock in Trust.

(a) Ownership in Trust. Upon any purported Transfer or other event described in Section 6.5(a) that would result in a transfer of shares of Stock to a Trust, such shares of Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 6.5(a). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation or the Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.6(f).

(b) Status of Shares Held by the Trustee. Shares of Stock held by the Trustee shall be issued and outstanding shares of Stock. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

(c) Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or other distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Delaware law, effective as of the date that the shares of Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Corporation has received notification that shares of Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of Stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Stockholders.

(d) Sale of Shares by Trustee. As soon as practicable after receiving notice from the Corporation that shares of Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not cause a Prohibited Event. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.6(d). The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by (i) the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 6.5(a) and (ii) any costs and expenses of establishing or maintaining the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (x) such shares shall be deemed to have been sold on behalf of the Trust and (y) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.6(d), such excess shall be paid to the Trustee upon demand.

(e) Purchase Right in Stock Transferred to the Trustee. Shares of Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share paid in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 6.5(a). The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 6.6(d). Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale as provided in Section 6.6(d).

(f) Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Stock held in the Trust would not cause a Prohibited Event in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

SECTION 6.7. Transfer Legend. Each certificate for shares of Stock (if certificated), including each certificate issued to any transferee, shall be stamped or otherwise imprinted with a conspicuous legend in substantially the following form (in addition to any other legend required by applicable law), unless in the opinion of counsel for the Corporation such legend (or any portion thereof) shall no longer be required:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF BRE SELECT HOTELS CORP AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF, WHETHER BY MERGER, CONSOLIDATION OR OTHERWISE BY OPERATION OF LAW, EXCEPT IN COMPLIANCE THEREWITH.”

ARTICLE VII

EXCULPATION

SECTION 7.1. Exculpation. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or the Stockholders for monetary damages for breach of fiduciary duty as a director.

SECTION 7.2. Repeal or Modification. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate or reduce the effects of this Article VII in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

ARTICLE VIII

CORPORATE OPPORUNTIIES

SECTION 8.1. The provisions of this Article VIII are set forth to regulate and define the conduct of affairs of the Corporation with respect to certain business opportunities as they may involve The Blackstone Group L.P. (“Blackstone”), members of the Board of Directors or their respective Affiliates (as defined below) in recognition and anticipation that (i) certain directors, principals, officers, employees and other representatives of Blackstone and its Affiliates may serve as directors, principals, officers, employees and other representatives of the Corporation, its subsidiaries or any entity that provides investment advisory services to the Corporation or its subsidiaries or as a member of the investment committee of any such entity, (ii) Blackstone and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation or its subsidiaries, directly or indirectly, may engage and other business activities that overlap with or compete with those in which the Corporation or its subsidiaries, directly or indirectly, may engage, and (iii) members of the Board of Directors and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and other business activities that overlap with or compete with those in which the Corporation or its subsidiaries, directly or indirectly, may engage.

SECTION 8.2. To the fullest extent permitted by law, none of (i) Blackstone or any of its Affiliates or (ii) any director of the Corporation or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from directly or indirectly (x) engaging in any business opportunity, including but not limited to business opportunities in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates may, from time to time, be engaged or propose to engage (a “Business Opportunity”) or (y) competing with the Corporation, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its Stockholders for breach of any duty by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any Business Opportunity presented to an Identified Person, except as provided in Section 8.3. Subject to Section 8.3, in the event that any Identified Person acquires knowledge of a Business Opportunity, such Identified Person shall have no duty to communicate or offer such Business Opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its Stockholders for breach of any duty as a Stockholder, director or officer of the Corporation by reason of the fact that such Identified Person pursues or acquires such Business Opportunity. A Business Opportunity shall not be deemed to be a potential Business Opportunity for the Corporation if it is a Business Opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no reasonable expectancy.

SECTION 8.3. The Corporation does not renounce its interest in any Business Opportunity offered to any director or officer of the Corporation if such opportunity is expressly offered to such person in his or her capacity as a director or officer of the Corporation.

SECTION 8.4. For purposes of this Article VIII, (i) “Affiliate” shall mean (a) in respect of Blackstone, any Person that, directly or indirectly, is controlled by Blackstone, controls Blackstone or is under common control with Blackstone and shall include any principal, member, director, partner, Stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a director, any Person that, directly or indirectly, is controlled by such director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Person” shall mean any individual (and such individual’s heirs, executors or administrators), corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity and (iii) for purposes of the definition of “Affiliate,” “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

ARTICLE IX

CONSENT TO BANKRUPTCY

SECTION 9.1. So long as BRE Select Hotels Holdings LP (“Buyer”) or its Affiliates continue to own at least 50% of the shares of the Corporation’s Common Stock owned by Buyer or its Affiliates on the day following the consummation of the merger (the “Merger”) of the Corporation and Apple REIT Six, Inc. (as adjusted to reflect stock dividends, stock splits, repurchases, recapitalizations and similar transactions), without the written consent of the Buyer or any Affiliate of Buyer designated by Buyer, the Corporation shall not, and shall not permit any of its subsidiaries to, pursuant to or within the meaning of any Bankruptcy Law, commence any voluntary case, consent to the filing of or join, acquiesce or otherwise collude in any involuntary petition filed against it, consent to the entry of an order for relief against it in an involuntary case, solicit or cause to be solicited any petitioning or applicant creditors for an involuntary petition against it (or collude with any Person with respect thereto), consent to or acquiesce in the appointment of a Custodian of it or for any portion of its property, make a general assignment for the benefit of creditors, seek, consent to or cause a creditor to seek the substantive consolidation of it with any other Person or take any comparable action under any foreign laws relating to insolvency. For purposes of this Article IX, (i) the term “Bankruptcy Law” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors and (ii) the term Custodian means any receiver, trustee, assignee, liquidator, custodian, examiner or similar official under any Bankruptcy Law.1

ARTICLE X

SEVERABILITY

SECTION 10.1. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE XI

AMENDMENTS

SECTION 11.1. Amendments to the Certificate of Incorporation.

(a) The Corporation reserves the right from time to time to make any amendments to its Certificate of Incorporation which may be now or hereafter authorized by law, upon the approval of holders of shares of capital Stock representing at least a majority of the outstanding voting power entitled to vote thereon. All rights and powers conferred by the Certificate of Incorporation to Stockholders, directors and officers are granted subject to the foregoing reservation.

(b) So long as Buyer or its Affiliates continue to own at least 50% of the shares of the Corporation’s Common Stock owned by Buyer on the day following the Merger (as adjusted to reflect stock dividends, stock splits, recapitalizations and similar transactions), neither the provisions of Article IX nor this Section 11.1(b) shall be amended without the written consent of the Buyer or any Affiliate of Buyer designated by Buyer.

1	The organizational documents of the subsidiaries shall incorporate on behalf of Buyer or its designated Affiliate consent rights as outlined in this paragraph and basic protections to insure such right remains intact.

SECTION 11.2. Adoption, Amendment and Repeal of By-laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter and repeal the By-laws. The By-laws may be amended or repealed by resolution adopted by the Board of Directors or upon the approval of holders of shares of Stock representing at least a majority of the outstanding voting power entitled to vote thereon.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates, integrates and amends and restates the Original Certificate of Incorporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, has been executed on behalf of BRE Select Hotels Corp by the undersigned officer, thereunto duly authorized, this [    ] day of [                    ], 2013.

BRE Select Hotels Corp

By:
Name:
Title:

ANNEX I

Definitions

Capitalized terms used in the Certificate of Incorporation of BRE Select Hotels Corp but not defined therein shall have the meanings set forth in this Annex I. The definitions in this Annex I shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles and Sections shall be deemed to be references to Articles and Sections of the Certificate of Incorporation of BRE Select Hotels Corp unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized to close.

“Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 6.6(f), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Any reference in the Certificate of Incorporation to a particular provision of the Code shall be interpreted to include a reference to any corresponding provision of any successor statute.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto. A Person shall not be deemed to Control any specified Person through the ownership of securities unless it owns, directly or indirectly, a majority of the voting interests in such specified Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Any reference in the Certificate of Incorporation to a particular provision of ERISA shall be interpreted to include a reference to any corresponding provision of any successor statute.

“Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Stock, the Closing Price for such Stock on such date. The “Closing Price” on any date shall mean the last reported sale price for such Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such Stock is not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Stock is listed or admitted to trading or, if such Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported the principal automated quotation system that may then be in use or, if such Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Stock selected by the Board of Directors or, in the event that no trading price is available for such Stock, the fair market value of the Stock, as determined in good faith by the Board of Directors.

“Person” shall mean any individual, partnership, corporation, trust, limited liability company or other entity.

“Plan Asset Regulations” shall mean the regulations issued by the Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations.

“Prohibited Owner” shall mean, with respect to any purported Transfer of shares of Stock, any Person to whom, but for the provisions of Section 6.5(a), such shares of Stock would have been Transferred.

“REIT” shall mean a real estate investment trust as defined in the REIT Provisions of the Code.

“REIT Provisions of the Code” shall mean Parts II and III of Subchapter M of Chapter 1 of Subtitle A of the Code or any successor statute.

“Similar Law” shall mean any federal, state, local, non-U.S. or other law or regulation that contains one or more provisions that are (x) similar to any of the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code or (y) similar to the provisions of the Plan Asset Regulations or would otherwise provide that the assets of the Corporation could be deemed to include “plan assets” under such law or regulation.

“Stockholders” shall mean, at any time, all holders of record of outstanding shares of Stock at such time.

“Transfer” shall mean a sale, pledge, transfer or other disposition of shares (whether by merger, consolidation or otherwise by operation of law and whether beneficially or of record).

“Trust” shall mean any trust provided for in Section 6.6(a).

“Trustee” shall mean the Person, unaffiliated with the Corporation and any Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

Annex D

FORM OF

AMENDED AND RESTATED BYLAWS

OF

BRE SELECT HOTELS CORP

(adopted [                    ], 2013)

Capitalized terms used herein and not defined shall have the meanings assigned such terms in the Certificate of Incorporation (as amended and restated from time to time, the “Certificate of Incorporation”) of BRE Select Hotels Corp (the “Corporation”).

ARTICLE I

MEETING OF STOCKHOLDERS

SECTION 1.1 Meetings

(a) If required by applicable law, annual meetings of stockholders shall be held at such place, if any, date and hour as shall be fixed by the Board of Directors and stated in the notice of meeting, at which the directors shall be elected and any other proper business of the Corporation may be conducted. Any business of the Corporation may be transacted at the annual meeting without being specially designated in the notice, except such business as is specifically required by law to be stated in the notice.

(b) Special meetings of the stockholders may be called at any time by the chief executive officer of the Corporation or by or at the request of a majority of the directors. Notwithstanding the foregoing, if there shall be no directors, the officers of the Corporation shall promptly call a special meeting of the stockholders entitled to vote for the election of successor directors. Notice of any special meeting shall state the purpose or purposes of the meeting.

(c) The Board of Directors may, in its sole discretion, determine that a meeting of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication in the manner authorized by the General Corporation Law of the State of Delaware.

SECTION 1.2 Notice of Meetings

Unless otherwise required by law, the Certificate of Incorporation or these bylaws, not less than ten (10) nor more than sixty (60) days before the date of every stockholders’ meeting, the Corporation shall give to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, and to each stockholder not entitled to vote who is entitled by law to notice, notice stating the date, time and place, if any, of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

SECTION 1.3 Quorum

Except as otherwise provided by law, the Certificate of Incorporation or these bylaws, at any meeting of stockholders, the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation (“Shares”) entitled to vote at the meeting shall constitute a quorum. If, however, such quorum shall not be present in person or by proxy at any meeting of the stockholders, the person presiding at such meeting or the stockholders holding a majority in voting power of the shares of stock entitled to vote thereat, present in person or by proxy, shall have power to adjourn the meeting from time to time, by a majority in voting power thereof, without notice other than announcement at the meeting, until a quorum shall be present in person or by proxy. If the adjournment is for more than thirty (30) days or a new record date is set, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. At such adjourned meeting at which a quorum shall be present, in person or by proxy, any business may be transacted which could have been transacted at the meeting as originally noticed. When a quorum is once present to organize a meeting, the quorum is not broken by the subsequent withdrawal of any stockholders.

SECTION 1.4 Voting

Except as otherwise required by law, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these bylaws, whenever any action is to be taken by the stockholders at a meeting at which a quorum is present, it shall be authorized by the affirmative vote of the holders of a majority in voting power of the outstanding Shares present and entitled to vote thereon. At all elections of directors, voting by stockholders shall be conducted under the noncumulative method and the election of directors shall be by a plurality of the votes cast.

A stockholder may vote only the Shares owned by such stockholder, as shown on the record of stockholders of the Corporation as of the record date for stockholders entitled to vote determined pursuant to these bylaws or pursuant to applicable law. All persons who were holders of record of Shares at such time, and no others, shall be entitled to vote at such meeting and any adjournment thereof. A stockholder may vote the Shares owned of record by such stockholder, either in person or by proxy executed by the stockholder or by such stockholder’s duly authorized attorney-in-fact in accordance with applicable law and filed with the Secretary prior to the meeting. No proxy shall be valid after three years from the date of its execution, unless the proxy provides for a longer period. At all meetings of stockholders, unless the voting is conducted by inspectors, all questions relating to the qualification of voters and the validity of proxies and the acceptance or rejection of votes shall be decided by the chairman of the meeting.

SECTION 1.5 Organization and Order of Business

At each meeting of the stockholders, the Chairman of the Board, or in his absence or inability to act, the President, or in the absence or inability to act of the Chairman of the Board and the President, a Vice President, shall act as chairman of the meeting. The Secretary, or in his absence or inability to act, any person appointed by the chairman of the meeting, shall act as secretary of the meeting and keep the minutes thereof. The order of business at all meetings of the stockholders shall be as determined by the chairman of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the right and authority to convene and (for any or no reason) to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting.

SECTION 1.6 Inspectors

The Board of Directors may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors to act at such meeting or any adjournment thereof. If the inspectors shall not be so appointed or if any of them shall fail to appear or act, the chairman of the meeting may, and on the request of any stockholder entitled to vote thereat shall, appoint inspectors. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath to execute faithfully the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors shall determine the number of Shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the chairman of the meeting or any stockholder entitled to vote thereat, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as inspector of an election of directors. Inspectors need not be stockholders.

SECTION 1.7 Action Without Meeting

Except as otherwise provided by statute or the Certificate of Incorporation, any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth such action, is signed by stockholders representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Shares were present and voted and such consent or consents shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in the first paragraph of this Section 1.7. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section 1.7 to the extent permitted by law. Any such consent shall be delivered in accordance with Section 228(d)(1) of the DGCL.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

SECTION 1.8 List of Stockholders Entitled to Vote

The officer who has charge of the stock ledger shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.8 or to vote in person or by proxy at any meeting of stockholders.

ARTICLE II

BOARD OF DIRECTORS

SECTION 2.1 Number, Election, Term and Qualifications

Except as provided below, the number of directors of the Corporation shall be one or such greater number as is determined by resolution of the Board of Directors. A director may be removed as provided in the Certificate of Incorporation and applicable law. The tenure of office of a director shall not be affected by any decrease or increase in the number of directors so made by the Board of Directors. Directors need not be stockholders.

SECTION 2.2 Powers

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all of the powers of the Corporation except such as are by law, by the Certificate of Incorporation or by these bylaws conferred upon or reserved to the stockholders.

SECTION 2.3 Resignations

Any director or member of a committee may resign at any time. Such resignation shall be made in writing or by electronic transmission and shall take effect at the time specified therein, or if no time be specified, at the time of the receipt by the Chairman of the Board, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective unless the resignation so provides.

SECTION 2.4 Vacancies and Newly Created Directorships

Vacancies and newly created directorships may be filled only by a majority of the remaining directors, or if only one director shall remain, by the remaining director (though less than a quorum). If at any time there shall be no directors in office, successor directors shall be elected by the stockholders in accordance with Article I. A director elected by the Board of Directors to fill a vacancy shall be elected to hold office until the next annual meeting of stockholders or until his successor is elected and qualified, or until his earlier death, resignation, retirement, disqualification or removal.

SECTION 2.5 Actions by Directors

The Board of Directors, or any committee thereof, may act with or without a meeting. Unless specifically provided otherwise in these bylaws, any action of the Board of Directors, or any committee thereof, may be taken (i) at a meeting at which a quorum is present, by vote of a majority of the directors present or (ii) without a meeting, if all members of the Board of Directors or committee consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the records of meetings of the Board of Directors or such committee. Any action or actions permitted to be taken by the Board of Directors, or any committee thereof, in connection with the business of the Corporation may be taken pursuant to authority granted by a meeting of the directors conducted by a telephone conference call or other communication equipment, and the transaction of business represented thereby shall be of the same authority and validity as if transacted at a meeting of the directors held in person or by written consent. The minutes of any Board of Directors’ meeting or committee’s meeting held by telephone or other communication equipment shall be prepared in the same manner as a meeting of the Board of Directors or committee held in person.

SECTION 2.6 Committees of the Board

The Board of Directors may appoint from among its members an executive committee, an audit committee and other committees. The Board of Directors may designate one or more directors as alternative members of any committees who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent permitted by law and to the extent provided in the resolutions of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation.

Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. One-third of the members of any committee shall be present in person, by telephone or other communication equipment at any meeting of such committee in order to constitute a quorum for the transaction of business at such meeting. The Board of Directors may designate a chairman of any committee, and such chairman or any two members of any committee (if there are at least two members of the committee) may fix the time and place of its meetings unless the Board of Directors shall otherwise provide. In the absence or disqualification of any member of any such committee, the members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of such absent or disqualified members. The committees shall keep minutes of their proceedings.

The Board of Directors shall have the power at any time to change the membership of any committee, to fill all vacancies, to designate alternate members to replace any absent or disqualified member, or to dissolve any such committee.

SECTION 2.7 Meetings of the Board of Directors

Meetings of the Board of Directors, regular or special, may be held at any place as the Board of Directors may from time to time determine or as shall be specified in the notice of such meeting.

Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors.

Special meetings of the Board of Directors may be called at any time by two or more directors or by or at the request of the Chairman of the Board or the President. Special meetings may be held at such place or places as may be designated from time to time by the Board of Directors; in the absence of such designation, such meetings shall be held at such places as may be designated in the notice of meeting.

Notice of the place and time of every special meeting of the Board of Directors shall be delivered by the Secretary to each director by (a) United States mail, postage prepaid, (b) express mail or overnight delivery or courier service, (c) telecopy or other facsimile transmission, electronic mail or other means of electronic transmission, (d) personal delivery or (e) telephone, to the address, telecopy or telephone number of such director appearing on the books of the Corporation or theretofore given by such director to the Corporation for the purpose of receiving such types of notice. Such notice shall be deemed given (i) if given by telecopier, electronic mail or other means of electronic transmission, when transmitted to the number or address specified for such purpose and the appropriate answerback or confirmation of receipt is received (or, if such time is not during a Business Day, at the beginning of the next Business Day), (ii) if given by mail, when deposited in the United States mail, postage prepaid, directed to such director at his address as it appears on the records of the Corporation or (iii) if given by any other means, when delivered to such director.

SECTION 2.8 Organization

The Chairman of the Board shall be selected by a majority of the directors and shall preside at each meeting of the Board of Directors. In the absence or inability of the Chairman to preside at a meeting, the President, or, in his absence or inability to act, another director chosen by a majority of the directors present, shall act as chairman of the meeting and preside thereat. The Secretary (or, in his absence or inability to act any person appointed by the chairman of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

SECTION 2.9 Directors’ Compensation

No director shall receive any compensation for serving as a director or as an officer of the Corporation, but may be reimbursed for his or her reasonable expenses incurred in connection with his or her service as a director.

ARTICLE III

NOTICES

SECTION 3.1 Notice to Stockholders

Any notice of any meeting or other notice, communication or report to any stockholder shall be delivered to such stockholder by (a) United States mail, postage prepaid, (b) express mail or overnight delivery or courier service, (c) telecopy or other facsimile transmission, (d) personal delivery to the address or telecopy number of such stockholder appearing on the books of the Corporation or theretofore given by such stockholder to the Corporation for the purpose of notice or (e) as otherwise permitted by law. Such notice shall be deemed given (i) if given by telecopier, when transmitted to the number specified for such purpose and the appropriate answerback or confirmation is received (or, if such time is not during a Business Day, at the beginning of the next Business Day), (ii) if given by mail, when deposited in the United States mail, postage prepaid, directed to such stockholder at his address as it appears on the records of the Corporation or (iii) if given by any other means, when delivered to such stockholder, provided that, if notice is given by electronic transmission, such stockholder must consent to such notice procedure. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

SECTION 3.2 Waivers of Notice

Whenever any notice of the time, place or purpose of any meeting of stockholders, directors or committee is required to be given under law or under the provisions of the Certificate of Incorporation or these bylaws, a waiver thereof in writing or by electronic transmission given by the person or persons entitled to such notice and filed with the records of the meeting, whether before or after the holding thereof, or attendance at a meeting of stockholders, directors or committee in person (or, in the case of a meeting of stockholders, by proxy), except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, shall be deemed equivalent to the giving of such notice to such persons. Neither the business nor the purpose of any meeting need be specified in any such waiver.

ARTICLE IV

OFFICERS

SECTION 4.1 Officers

The officers of the Corporation shall be chosen by the Board of Directors and shall be a President (or one or more Co-Presidents), a Secretary and a Treasurer. The Board of Directors may also choose a Chairman (or one or more Co-Chairmen) of the Board, and one or more Vice Presidents, Assistant Secretaries or Assistant Treasurers. Two or more offices, except those of Chairman and Secretary, or Chairman and/or President and Assistant Secretary, may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity, if such instrument is required by law, the Certificate of Incorporation or these bylaws to be executed, acknowledged or verified by two or more officers.

SECTION 4.2 Other Officers and Agents

The Board of Directors may appoint such other officers and agents as it shall deem necessary, who shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

SECTION 4.3 Compensation

No officer or agent of the Corporation who is a director, officer, member, partner or employee of Blackstone Real Estate Associates VII L.P. or any of its Affiliates shall receive any salary or other compensation (except for reimbursement for reasonable expenses) from the Corporation.

SECTION 4.4 Removal; Resignation

The officers of the Corporation shall serve until their successors are chosen and qualify. Any officer or agent may be removed by the Board of Directors whenever, in its judgment, the best interests of the Corporation will be served thereby. Any officer may resign at any time. Such resignation shall be made in writing or by electronic transmission, and shall take effect at the time specified therein, and if such time is not specified, at the time of its receipt by the Chairman, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective unless otherwise provided in the resignation. If the office of any officer becomes vacant for any reason, the vacancy shall be filled by the Board of Directors.

SECTION 4.5 Chairman

The Chairman shall, if present, preside at all meetings of the Board of Directors and stockholders and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by these bylaws and as may be set forth herein.

SECTION 4.6 President

The President shall be the chief executive officer of the Corporation. The President shall have general and active control of the business, finances and affairs of the Corporation, subject to the control of the Board of Directors. Except as may otherwise be provided by the Board of Directors from time to time, the President shall have the general power to execute bonds, deeds, contracts, conveyances and other instruments in the name of the Corporation, to appoint all employees and agents of the Corporation whose appointment is not otherwise provided for and to fix the compensation thereof subject to the provisions of these bylaws and subject to the approval of the Board of Directors; to remove or suspend any employee or agent who shall not have been appointed by the Board of Directors; to suspend for cause, pending final action by the body which shall have appointed him, any officer other than an officer, employee or agent who shall have been appointed by the Board of Directors; to delegate to a responsible agent any of the foregoing; and to take any other such action as the President deems necessary, subject to the oversight of the Board of Directors.

SECTION 4.7 Vice President

The Vice President, or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President, and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

SECTION 4.8 Secretary

The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and of the Board of Directors in a book to be kept for that purpose and perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision the Secretary shall be. The Secretary shall keep in safe custody the seal of the Corporation and, when authorized by the Board of Directors, affix the same to any instrument requiring it and, when so affixed, it shall be attested by the Secretary’s signature or by the signature of an Assistant Secretary.

SECTION 4.9 Assistant Secretary

The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

SECTION 4.10 Treasurer and Assistant Treasurer

The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors.

The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Board of Directors when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation.

The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

SECTION 4.11 Delegation of Duties

In the case of the absence of any officer of the Corporation or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may confer for the time being the powers or duties, or any of them, of such officer upon any director.

SECTION 4.12 Contracts and Other Documents

The President and the Secretary, or such other officer or officers as may from time to time be authorized by the Board of Directors or any other committee given specific authority in the premises by the Board of Directors during the intervals between the meetings of the Board of Directors, shall have power to sign and execute on behalf of the Corporation deeds, conveyances and contracts, and any and all other documents requiring execution by the Corporation.

SECTION 4.13 Ownership of Stock of Another Entity

Unless otherwise directed by the Board of Directors, the President or the Secretary, or such other officer or agent as shall be authorized by the Board of Directors, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of equityholders of any entity in which the Corporation holds securities or equity interests and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such securities or equity interests at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation.

ARTICLE V

OWNERSHIP; CERTIFICATES OF SHARES

SECTION 5.1 Lost, Stolen, Destroyed or Mutilated Certificates

The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to give a bond, with sufficient surety, to the Corporation to indemnify it against any loss or claim which may arise by reason of the issuance of a new certificate. A new certificate of stock may be issued in the place of any certificate previously issued by the Corporation that has become mutilated without the posting by the owner of any bond upon the surrender by such owner of such mutilated certificate.

SECTION 5.2 Share Record

Records shall be kept by or on behalf of and under the direction of the directors or the officers of the Corporation, which shall contain the names and addresses of the stockholders, the number of Shares held by them respectively, the numbers of certificates representing the Shares (to the extent certificated) and the amount of any installment or remaining commitment payable thereon, if any, and in which there shall be recorded all transfers of Shares.

SECTION 5.3 Fixing Record Date

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c) Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

SECTION 5.4 Transfer Agent; Dividend Disbursing Agent and Registrar

The Board of Directors shall have power to employ one or more transfer agents, dividend disbursing agents and registrars and to authorize them on behalf of the Corporation to keep records, to hold and to disburse any dividends or distributions, and to have and perform, in respect of all original issues and transfers of Shares, dividends and distributions and reports and communications to stockholders, the powers and duties usually had and performed by transfer agents, dividend disbursing agents and registrars of a Delaware corporation.

SECTION 5.5 Ownership of Shares

The Board of Directors may take any action that is necessary in the good faith judgment of the Board of Directors to ensure that the Shares of the Corporation are held by an appropriate number and character of stockholders as required to maintain the Corporation’s status as neither a “personal holding company” (within the meaning of Sections 542 and 856 of the Code) nor a pension-held REIT under the REIT Provisions of the Code.

ARTICLE VI

GENERAL PROVISIONS

SECTION 6.1 Checks

All checks, drafts and orders for the payment of money, notes and other evidences of indebtedness, issued in the name of the Corporation shall be signed by the President or the Treasurer or by such officer or officers as the Board of Directors may from time to time designate.

SECTION 6.2 Depositories

The funds of the Corporation shall be deposited with such banks or other depositories as the Board of Directors of the Corporation or any officer may from time to time determine.

SECTION 6.3 Books of Account and Records

The Corporation shall maintain correct and complete books and records of account of all the business and transactions of the Corporation. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.

SECTION 6.4 Fiscal Year

The fiscal year of the Corporation shall be the calendar year.

SECTION 6.5 Statement of Investment Policy

The Corporation intends to invest in:

(a) one or more Investments directly or indirectly;

(b) any direct or indirect Investment made to preserve, protect or enhance any existing Investment of the Corporation or an affiliate thereof; and

(c) the Corporation intends to make Investments and exercise its authority with respect to Investments in such a manner that the Corporation would satisfy the requirements for REIT status under the REIT Provisions of the Code.

“Investment” shall mean the Corporation’s investment in real property and any other investments including: (i) any debt or equity or other interest in, directly or indirectly, or relating to, real estate assets (including performing or nonperforming mortgage or other real estate related loans), (ii) property management, development or other real estate related businesses and (iii) any non-real estate assets or any businesses that consist of non-real estate related assets or operations, as the case may be, including personal property and unsecured loans, which are part of, or incidental to, an Investment which consists principally of assets or businesses referred to in clauses (i) and (ii).

ARTICLE VII

INDEMNIFICATION; INSURANCE; RELIANCE

SECTION 7.1 Right to Indemnification

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved, including as a witness, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, including any investigation by any legislative body or any regulatory or self-regulatory body by which the Corporation’s business is regulated (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of, or to represent the interests of, the Corporation as a director, officer, partner, member, trustee, fiduciary, employee or agent (a “Subsidiary Officer”) of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, including any charitable or not-for-profit public service organization or trade association (an “Affiliated Entity”), against all liability and loss suffered and expenses (including attorneys’ fees and disbursements) reasonably incurred by such Covered Person.

Notwithstanding the forgoing provisions, except as otherwise provided in Section 7.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors.

SECTION 7.2 Advancement of Expenses

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VII or otherwise.

SECTION 7.3 Claims

If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article VII is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

SECTION 7.4 Insurance

The Corporation shall have the power to purchase and maintain insurance on behalf of any Covered Person, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under this Article VII.

SECTION 7.5 Accrual of Claims; Successors

The indemnification provided or permitted under the foregoing provisions of this Article VII shall or may, as the case may be, apply in respect of any expense, cost, judgment, fine, penalty or amount paid in settlement, whether or not the claim or cause of action in respect thereof accrued or arose before or after the effective date of such provisions of this Article VII. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such officer or director. The indemnification and advancement of expenses that may have been provided to an employee or agent of the Corporation by corporate action shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person, after the time such person has ceased to be an employee or agent of the Corporation, only on such terms and conditions and to the extent determined by the Board of Directors in its sole discretion.

SECTION 7.6 Nonexclusivity of Rights

(a) The provision of indemnification to or the advancement of expenses and costs to any Covered Person under this Article VII, or the entitlement of any Covered Person to indemnification or advancement of expenses and costs under this Article VII, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such Covered Person in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any Covered Person seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such Covered Person’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

(b) Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the Covered Person as a director of the Corporation at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the Covered Person in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article VII, irrespective of any right of recovery the Covered Person may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the Covered Person may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the Covered Person or the obligations of the Corporation hereunder. In the event that any of the indemnitee-related entities shall make any payment to the Covered Person in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Covered Person against the Corporation, and the Covered Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 7.06(b) of Article VII, entitled to enforce this Section 7.06(b) of Article VII.

For purposes of this Section 7.06(b) of Article VII, the following terms shall have the following meanings:

(1) The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the Covered Person has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom a Covered Person may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

(2) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the Covered Person shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to Delaware law, any agreement or certificate of incorporation, by-laws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable

SECTION 7.7 Other Sources

The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request, or to represent its interest, as a Subsidiary Officer of an Affiliated Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Affiliated Enterprise.

SECTION 7.8 Amendment or Repeal

The provisions of this Article VII shall be a contract between the Corporation, on the one hand, and each Covered Person, on the other hand, pursuant to which the Corporation and each such Covered Person intend to be legally bound. Any right to indemnification or advancement of expenses of any Covered Person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of this Article VII after the occurrence of the act or omission that is subject of the Proceeding for which indemnification or advancement is being sought.

SECTION 7.9 Other Indemnification and Advancement of Expenses

This Article VII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

SECTION 7.10 Reliance

(a) The rights granted pursuant to the provisions of this Article VII shall vest at the time a person becomes a director or officer of the Corporation and shall be deemed to create a binding contractual obligation on the part of the Corporation to the persons who from time to time are elected as officers or directors of the Corporation, and such persons in acting in their capacities as officers or directors of the Corporation or Subsidiary Officers of any Affiliated Entity shall be entitled to rely on such provisions of this Article VII without giving notice thereof to the Corporation.

(b) Without the consent of any affected Covered Person, the Corporation shall not, in connection with the settlement or resolution of any claim alleged against it in any action, suit or proceeding, seek or consent to entry of an order that releases, bars or otherwise affects the rights of indemnification and advancement of expenses provided in this Article VII.

SECTION 7.11 Definitions of Certain Terms

For purposes of this Article VII, (a) references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed into the Corporation in a consolidation or merger if such corporation would have been permitted (if its corporate existence had continued) under applicable law to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request, or to represent the interests of, such constituent corporation as a Subsidiary Officer of any Affiliated Entity shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued; and (b) references to “serving at the request of the Corporation” shall include any service as a director, officer, partner, member, trustee, fiduciary, employee or agent of the Corporation or as a Subsidiary Officer of any Affiliated Entity which service imposes duties on, or involves services by, such director, officer, partner, member, trustee, fiduciary, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

Annex E

FORM OF

CERTIFICATE OF DESIGNATIONS OF 7% SERIES A

CUMULATIVE REDEEMABLE PREFERRED STOCK OF BRE SELECT HOTELS CORP

BRE SELECT HOTELS CORP, a Delaware corporation (the “Corporation”), hereby certifies that:

FIRST: Pursuant to authority expressly vested in the Board of Directors by Section 4.3 of the Corporation’s Certificate of Incorporation, the Board of Directors has duly adopted the following resolution designating 120,000,000 shares of preferred stock of the Corporation as 7% Series A Cumulative Redeemable Preferred Stock, $.0001 par value per share:

Resolved, that the Board of Directors hereby designates, creates, authorizes and provides for the issuance of 7% Series A Cumulative Redeemable Preferred Stock, par value $0.0001 per share, consisting of 120,000,000 shares, on the terms and having the rights, preferences, privileges, powers, limitations and restrictions as set forth in the Certificate of Designations of 7% A Cumulative Redeemable Preferred Stock of the Corporation (in addition to those set forth in the Certificate of Incorporation of the Corporation (as the same may be amended from time to time, the “Charter”)).

(a) Designation and Number. A series of preferred stock, designated the “7% Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The number of authorized shares of the Series A Preferred Stock shall be 120,000,000. Unless otherwise required by law or determined by the Board of Directors, the Series A Preferred Stock shall be issued in uncertificated form.

(b) Ranking. The Series A Preferred Stock shall, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank senior to all other equity securities of the Corporation, including all classes or series of Common Stock (as defined in the Charter) and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Series A Preferred Stock are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series (the “Junior Stock”).

(c) Dividends.

(1) Dividends Generally. Holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of any funds legally available therefor, cumulative dividends (compounded quarterly) at the Applicable Rate on the Liquidation Preference per share, payable quarterly in cash, provided that, if and only if and to the extent (i) the Corporation is unable to declare or pay full cash dividends on the Series A Preferred Stock as a result of the terms of any indebtedness of the Corporation or any of its subsidiaries or (ii) insufficient funds are legally available to the Corporation for the payment in full of such cash dividends, the Corporation may elect to instead pay such dividends in additional duly authorized, validly issued and fully paid and nonassessable shares of Series A Preferred Stock (such election, the “PIK Dividend Election” and such shares, the “PIK Shares”). The Corporation must provide holders written notice, at least five Business Days prior to the Dividend Record Date (as defined below) for such dividend, of any exercise of the PIK Dividend Election, provided that the failure to give such notice or any defect therein or in the delivery thereof shall not affect the validity of any PIK Dividend Election. The dividends on each share of Series A Preferred Stock shall be cumulative from the first date on which such share of Series A Preferred Stock is issued and shall be payable quarterly in arrears on or before the 15th day of each January, April, July and October of each year or, if not a Business Day, the next succeeding Business Day, without any interest or other payment in respect of such delay (each, a “Dividend Payment Date”). Any dividend payable on the Series A Preferred Stock for any partial Dividend Period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record as they appear in the stock records of the Corporation at the close of business on the first day of each month in which the related Dividend Payment Date occurs (the “Dividend Record Date”). Accumulated and unpaid dividends for any Dividend Period may be paid at any time.

(2) Notice of Preference Adjustment. The Corporation must provide holders written notice by either (i) first class mail, postage pre-paid or (ii) a press release publicly distributed or posted to the Corporation’s website, at least five Business Days prior to the applicable Dividend Record Date, of the initial Preference Adjustment or any change in the Preference Adjustment from that specified in the most recent such notice that shall apply with respect to the related Dividend Payment Date, provided that the failure to give such notice or any defect therein or in the delivery thereof shall not affect the validity of any Preference Adjustment.

(3) Payments with Respect to Other Equity Securities.

(i) When dividends are not declared and paid in full upon the Series A Preferred Stock, or declared and a sum sufficient for such payment is not set apart, all cash dividends declared upon the Series A Preferred Stock shall be declared and paid ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock.

(ii) Except as set forth in the preceding paragraph, unless (x) cash dividends equal to the full amount of all accumulated and unpaid dividends on the Series A Preferred Stock have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past Dividend Periods and (y) the Corporation has redeemed or purchased for cash any and all outstanding PIK Shares or has given notice of redemption with respect to such PIK Shares and the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of such PIK Shares, no dividends (other than dividends paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared and paid or declared and set apart for payment by the Corporation and no other dividends of cash or other property may be declared and made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation not in excess of $10 million) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock.

(iii) Notwithstanding the foregoing provisions of this Section 3, the Corporation shall not be prohibited from declaring or paying or setting apart for payment any dividend on any shares of Junior Stock at any time or in respect of any period during which the Corporation is unable to declare or pay full cash dividends on the Series A Preferred Stock and to redeem all outstanding PIK Shares as a result of the terms of any indebtedness of the Corporation or any of its subsidiaries, provided that the Corporation has declared or paid cash dividends on the Series A Preferred Shares and redeemed outstanding PIK Shares to the extent that funds were legally available therefor and not restricted by or as a result of the terms of any indebtedness of the Corporation or any of its subsidiaries.

(iv) For purposes of Sections (c)(3)(ii) and (c)(3)(iii) above, if the Corporation redeems or purchases any shares of Series A Preferred Stock pursuant to Section (e) hereof, such shares shall be deemed to have been PIK Shares to the extent that any PIK Shares have previously been issued and have not previously been redeemed or deemed to have been redeemed pursuant to Section (e) hereof.

(4) Calculation of PIK Dividend Payments. In the event that the Corporation exercises the PIK Dividend Election and pays any dividend in additional shares of Series A Preferred Stock, the number of additional shares of Series A Preferred Stock issuable to holders with respect to each outstanding share of Series

A Preferred Stock pursuant to such PIK Dividend Election shall be the number obtained by dividing (a) the amount of the dividends per share of Series A Preferred Stock which the Corporation has determined pursuant to such PIK Dividend Election to pay in the form of PIK Shares by (b) the Liquidation Preference, with any fractions resulting from any such calculation rounded to the nearest one thousandth of a share, with five ten-thousandths of a share rounded upwards.

(5) No Other Participation. Except as provided in this Section, the Series A Preferred Stock shall not be entitled to participate in the earnings or assets of the Corporation.

(6) Capital Gains. If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the dividends paid, as determined for U.S. federal income tax purposes, for the year to holders of all classes of capital shares or designated as consent dividends under Section 565 of the Code (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocated to the holders of the Series A Preferred Stock shall be the amount that the total dividends paid, as determined for U.S. federal income tax purposes, to the holders of the Series A Preferred Stock for the year bears to the Total Dividends.

(d) Liquidation Rights.

(1) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation (a “Liquidation Event”), the holders of the Series A Preferred Stock then outstanding shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Stock, the Liquidation Preference, plus an amount equal to any accumulated and unpaid dividends thereon to the date of such Liquidation Event. The Corporation must provide holders written notice, contemporaneously with such payment, of any Preference Adjustment that shall apply with respect to such payment, provided that the failure to give such notice or any defect therein or in the delivery thereof shall not affect the validity of any Preference Adjustment.

(2) After payment of the full amount of the liquidating distributions provided for in this Section to the holders of the Series A Preferred Stock, such holders shall have no right or claim to any of the remaining assets of the Corporation.

(3) If, upon any Liquidation Event, the amounts payable with respect to the liquidating distributions to the holders of the Series A Preferred Stock and any other shares of the Corporation ranking as to any such distribution on a parity with the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock and of such other parity shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they are entitled.

(4) Neither the sale, lease, transfer or conveyance of all or substantially all of the property and assets of the Corporation, the merger or consolidation of the Corporation into or with any other entity nor the merger or consolidation of any other entity into or with the Corporation shall be deemed to be a Liquidation Event for the purposes of this Section.

(e) Redemption by the Corporation.

(1) Optional and Mandatory Redemption.

The Corporation (i) may, at its option, redeem at any time all or, from time to time, part of the Series A Preferred Stock and (ii) shall, not later than the 60th day following any Change of Control (or, in the case of any Change of Control resulting from (w) a merger or consolidation to which the Corporation is a party, (x) an initial public offering or other issuance of capital stock by the Corporation or (y) the sale, lease, conveyance or other transfer, directly or indirectly, of all or substantially all of the Corporation’s property and assets, upon the occurrence of such Change of Control), redeem all of the Series A Preferred Stock and (iii) shall, not later than the Dividend Payment Date next following any Redemption Request, redeem all of the Series A Preferred Stock that is the subject of such Redemption Request, in each case on the date fixed for redemption (the “Redemption Date”), which, in the case of a redemption pursuant to the preceding clause (iii), shall be such Dividend Payment Date, for an amount equal to the Liquidation Preference, payable in cash, together, subject to Section (e)(2)(v) below, with all accumulated and unpaid dividends thereon, to and including the Redemption Date (the “Redemption Price”), in each case out of any funds legally available therefor. The Series A Preferred Stock will not be subject to any sinking fund. In the event that the Corporation shall fail to redeem the Series A Preferred Stock on the Redemption Date as set forth in clause (ii) or (iii) above, in addition to any increase in the Applicable Rate, the holders of the Series A Preferred Stock entitled to have their shares of Series A Preferred Stock redeemed pursuant to such clause shall be entitled to exercise all rights and remedies available at law or in equity. For the avoidance of doubt, if the Redemption Date with respect to any Redemption Request would otherwise fall on or after a Redemption Date set by the Corporation pursuant to clause (e)(1)(i) or (e)(1)(ii), the Corporation need not take any action with respect to such Redemption Request to the extent the shares subject thereto are redeemed pursuant to clause (e)(1)(i) or (e)(1)(ii).

(2) Procedures of Redemption.

(i) Notice of any redemption pursuant to clause (e)(1)(i) or (e)(1)(ii) shall be given by first class mail, postage pre-paid, not less than 30 nor more than 90 days prior to the Redemption Date, addressed to each record holder of the Series A Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation; provided, that any such notice with respect to redemption upon a Change of Control may provide that such redemption is contingent on such Change of Control occurring and that, in the Corporation’s discretion, the Redemption Date (as defined herein) may be delayed until such time as the Change of Control shall have occurred. No failure to give such notice or any defect therein or in the delivery thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law, such notice shall state: (i) the Redemption Date; (ii) the Redemption Price, including, without limitation, a statement as to whether or not accumulated and unpaid dividends shall be payable as part of the redemption price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described below; and (iii) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date. In addition, in the event that any Preference Adjustment shall apply with respect to any Redemption Price, the Corporation shall provide notice thereof in such notice of redemption, provided that the failure to include such notice therein or any defect therein or in the delivery thereof shall not affect the validity of any Preference Adjustment. If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. The Corporation shall give notice to the holders of Series A Preferred Stock, accompanied by a form of Redemption Request, by first class mail, postage pre-paid, not less than 60 nor more than 120 days prior to [                    ], 2020 [the 7.5th anniversary of the Issue Date], to the effect that such holders shall be entitled to deliver a Redemption Request not less than 30 nor more than 90 days prior to any Dividend Payment Date on or after [                    ], 2020 [the 7.5th anniversary of the Issue Date].

(ii) If notice of redemption of any shares of Series A Preferred Stock has been given (or a Redemption Request has been received in respect thereof) and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock to be so redeemed, then, from and after the Redemption Date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash payable upon such redemption without interest thereon. Upon surrender, in accordance with such notice or Redemption Request, of the certificates for any shares of Series A Preferred Stock (to the extent that such shares are certificated) so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series A Preferred Stock shall be redeemed by the Corporation at the Redemption Price. In case fewer than all the shares of

Series A Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series A Preferred Stock without cost to the holder thereof.

(iii) Any funds deposited with a bank or trust company for the purpose of redeeming shares of Series A Preferred Stock shall be irrevocable except that:

(A) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(B) any balance of monies so deposited by the Corporation and unclaimed by the holders of the shares of Series A Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(iv) Unless (x) dividends equal to the full amount of all accumulated and unpaid dividends on the Series A Preferred Stock have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past Dividend Periods and (y) the Corporation has redeemed or purchased for cash any and all outstanding PIK Shares or has given notice of redemption with respect to such PIK Shares and the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of such PIK Shares, no shares of the Series A Preferred Stock, other than PIK Shares, may be redeemed unless all outstanding shares of the Series A Preferred Stock are simultaneously redeemed, and neither the Corporation nor any of its affiliates may purchase or acquire shares of the Series A Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A Preferred Stock (provided that the Corporation may redeem or purchase or otherwise acquire directly or indirectly Series A Preferred Stock in order to ensure that the Corporation remains qualified as a REIT for U.S. federal income tax purposes). Notwithstanding the foregoing, the Corporation may acquire shares of Series A Preferred Stock in exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock.

(v) If any Redemption Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

(vi) Except in the case of a redemption of shares of Series A Preferred Stock (x) pursuant to any Redemption Request or (y) in order to ensure that the Corporation remains qualified as a REIT for U.S. federal income tax purposes, if fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Corporation shall select those shares to be redeemed pro rata. If, with respect to any Dividend Payment Date, the Corporation shall have received Redemption Requests with respect to a number of shares of Series A Preferred Stock such that the aggregate Redemption Price therefor would exceed the funds legally available therefor and for the payment of dividends on all outstanding shares of Series A Preferred Stock, the Corporation shall apply such funds legally available first, to pay such dividends and second, to the extent of any remaining funds legally available therefor, to redeem such shares from the holders who submitted such Redemption Requests on a pro rata basis.

(vii) Subject to applicable law and Section (e)(2)(iv), the Corporation may, at any time and from time to time, purchase any shares of Series A Preferred Stock in the open market, by tender or by private agreement.

(viii) Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

(ix) The shares of Series A Preferred Stock are subject to the provisions of Article VI of the Charter, including, without limitation, the provision for the redemption of shares transferred to the Trust (as defined in the Charter). For this purpose, the Market Price of Series A Preferred Stock shall be deemed to be the Liquidation Preference per share, plus an amount equal to all accumulated and unpaid dividends (whether or not earned or declared) to and including the date of redemption.

(f) Voting Rights.

(1) Except as required by law and as set forth below, the holders of the Series A Preferred Stock shall not be entitled to vote at any meeting of the shareholders for the election of Directors or for any other purpose, to otherwise participate in any action taken by the Corporation or the shareholders thereof or to receive notice of any meeting of shareholders.

(2) So long as any Series A Preferred Stock remains outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking prior to or on parity with the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets upon a Liquidation Event, or reclassify any authorized shares of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or power of, or restriction provided for the benefit of, the Series A Preferred Stock; provided, however, that (x) any increase in the amount of the authorized preferred shares, or the creation or issuance of any other series of preferred shares ranking junior to the Series A Preferred Stock with respect to payment of dividends and the distribution of assets upon a Liquidation Event, or (y) any increase in the amount of authorized Series A Preferred Stock to effect any exercise of the PIK Dividend Election, shall not be deemed to adversely affect such rights, preferences, privileges or voting powers. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

(g) Conversion. The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

(h) Limitation on Indebtedness. Without the affirmative vote or consent of the holders of at least two-thirds of the Series A Preferred Stock outstanding at the time, (i) the Corporation and its consolidated subsidiaries shall not incur more than $800 million of indebtedness, provided that the Corporation and its consolidated subsidiaries may incur indebtedness in excess of $800 million to the extent that the proceeds of such excess indebtedness are used to redeem or repurchase shares of Series A Preferred Stock and (ii) neither the Corporation nor any of its subsidiaries shall (A) agree to any covenant in connection with any indebtedness which restricts the ability of the Corporation to pay cash dividends on the Series A Preferred Stock unless such covenant also so restricts the ability of the Corporation to pay cash dividends on Junior Stock in the same manner or (B) permit the waiver of any covenant in connection with any indebtedness which restricts the ability of the Corporation to pay cash dividends on Junior Stock unless such waiver also applies to any covenant which restricts the ability of the Corporation to pay cash dividends on the Series A Preferred Stock. For purposes of this paragraph, “indebtedness” shall mean indebtedness for money borrowed or any indebtedness evidenced by notes, debentures, bonds or other similar instruments, and “incur” shall mean issue, assume, guarantee, incur or otherwise become liable for.

(i) Transfer and Ownership Restrictions. The Series A Preferred Stock shall be subject to the restrictions on transfer and the ownership limitations set forth in Article VI of the Charter, as the same may be amended from time to time.

(j) No Preemptive Rights. No holder of Series A Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of stock of the Corporation.

(k) Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in the Charter or this Certificate of Designations is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series A Preferred Stock set forth in the Charter and this Certificate of Designations that can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

(l) Certain Defined Terms. As used herein:

“Applicable Rate” shall mean, with respect to any Dividend Period, 7.00% per annum, provided that the Applicable Rate shall increase to (i) 9.00% per annum in the event that dividends on the Series A Preferred Stock have not been paid in cash for any reason for more than six quarters, whether or not consecutive, and (ii) 11.00% per annum for any period after the earlier of (x) any Change of Control and (y) [                    ], 2017 [the 5th anniversary of the Issue Date].

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Change of Control” shall mean (i) that Blackstone and its Affiliates cease to (x) beneficially own at least 50% of the total voting power of all shares of the Issuer entitled to vote generally in the election of directors or (y) have the right to appoint a majority of the members of the Board of Directors or (ii) the sale, lease, conveyance or other transfer, directly or indirectly, of all or substantially all of the Corporation’s property and assets. For the purposes of this definition, “Affiliate” shall mean, with respect to any person, any other person controlled by, controlling or under common control with such person and “control” when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“date of determination,” with respect to any determination of the Liquidation Preference (i) in connection with a Dividend Payment Date (including with respect to the amount of dividends or the number of PIK Shares payable on such Dividend Payment Date, or the Redemption Price for any redemption pursuant to clause (e)(1)(iii) on such Dividend Payment Date), shall mean the date of the notice of Preference Adjustment with respect to such Dividend Payment Date provided pursuant to Section (c)(2), (ii) in connection with any redemption pursuant to clause (e)(1)(i) or (e)(1)(ii), shall mean the date of the notice of redemption with respect thereto and (iii) in connection with a Liquidation Event, shall mean the date of such Liquidation Event.

“Dividend Period” shall mean the period commencing on and including a Dividend Payment Date (or, with respect to the first Dividend Period, commencing on and including the Issue Date) and ending on but excluding the next succeeding Dividend Payment Date (or in the case of any redemption of the Series A Preferred Stock or any Liquidation Event, ending on but excluding the Redemption Date or the date of such Liquidation Event, as the case may be).

“Issue Date” means [                    ], 2013.

“Legacy Matters” shall mean (i) the class action litigation consolidated under the caption In re Apple REITs Litigation, Civil Action No. 1:11-cv-02919-KAM-JO, pending in the United States District Court for the Eastern District of New York, (ii) the investigation conducted by the Securities and Exchange Commission in the proceeding with File No. HO-11082, (iii) the Financial Industry Regulatory Authority (FINRA) disciplinary proceeding captioned Department of Enforcement v. David Lerner Associates, Inc. (CRD No. 5397) and David Lerner (CRD No. 307120), Disciplinary Proceeding No. 2009020741901 and (iv) any other claim, action, proceeding or investigation arising out of or relating to the acts, omissions, facts or other matters alleged and/or the claims asserted in the proceedings referenced in clauses (i), (ii) and (iii), provided, however, that any claim, action, proceeding or investigation arising out of or relating to the Merger Agreement or the events leading up to the Merger Agreement shall not be included in this clause (iv).

“Legacy Matter Costs,” on any date of determination, shall mean the excess, if any (as determined by the Corporation in good faith), of (i) the amount of any payments related to the Legacy Matters actually made by or on behalf of Apple REIT Six, Inc. from November 29, 2012 or by or on behalf of the Corporation from the Issue Date until such date of determination, including, without limitation, in respect of any judgments, fines, penalties, restitution, disgorgements, settlements or legal or other expenses, provided, that, such amount shall not include payments in respect of legal fees and expenses incurred prior to November 29, 2012, over (ii) the amount of any payments actually received by or unconditionally committed to be paid to the Corporation or Apple REIT Six, Inc. in respect of any insurance, indemnification, reimbursement or refund related to the Legacy Matters during such period.

“Liquidation Preference,” on any date of determination, shall mean $1.90 per share of Series A Preferred Stock decreased by the Preference Adjustment as of such date.

“Preference Adjustment,” on any date of determination, shall mean the quotient of (i) the excess, if any, of the Legacy Matter Costs as of such date over $3.5 million, divided by (ii) the number of shares of Series A Preferred Stock outstanding on such date.

“Redemption Request” shall mean a written notice in such form as shall be prescribed by the Board of Directors of the Corporation, executed by a record holder of Series A Preferred Stock or by his or her agent thereunto duly authorized in writing, delivered by hand or by certified or registered mail, return receipt requested, to the Secretary of Corporation at the Corporation’s principal place of business not less than 30 nor more than 90 days prior to any Dividend Payment Date on or after [                    ], 2020 [the 7.5th anniversary of the Issue Date], stating that such holder requests that the Corporation redeem all or any specified portion of such holder’s shares of Series A Preferred Stock on the Dividend Payment Date next following such notice.

(m) Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

IN WITNESS WHEREOF, BRE SELECT HOTELS CORP has caused this Certificate of Designations to be signed in its name and on its behalf by its [            ].

BRE SELECT HOTELS CORP

By:
Name:
Title:

Annex F

[LETTERHEAD OF WELLS FARGO SECURITIES, LLC]

November 29, 2012

The Board of Directors

Apple REIT Six, Inc.

814 East Main Street

Richmond, Virginia 23219

The Board of Directors:

The Board of Directors (the “Board”) of Apple REIT Six, Inc., a Virginia corporation (“Apple Six”), has asked Wells Fargo Securities, LLC (“Wells Fargo Securities”) to advise it with respect to the fairness, from a financial point of view, to holders of common shares, no par value, together with the related Series A preferred shares, no par value, of Apple Six (“Apple Six Units”), other than as specified herein, of the Consideration (as defined below) to be received by such holders pursuant to an Agreement and Plan of Merger (the “Agreement”) proposed to be entered into among Apple Six, BRE Select Hotels Holdings LP (“BRE Holdings”), a Delaware limited partnership and affiliate of Blackstone Real Estate Partners VII L.P., a Delaware limited partnership (“Blackstone”), and BRE Select Hotels Corp, a Delaware corporation and wholly owned subsidiary of BRE Holdings (“Acquisition Sub”). Pursuant to the Agreement, Apple Six will be merged with and into Acquisition Sub (the “Merger”), with Acquisition Sub as the surviving corporation of the Merger (“Pro Forma Apple Six”), and each outstanding Apple Six Unit and Series B convertible preferred share, no par value, of Apple Six on an as-converted basis will be converted into the right to receive (i) $9.20 in cash (the “Cash Consideration”) and (ii) one share of Pro Forma Apple Six 7% Series A cumulative redeemable preferred stock, par value $0.0001 per share, having a liquidation preference of $1.90 per share (the “Preferred Stock” and, together with the Cash Consideration, the “Consideration”), subject to adjustment as more fully described in the Agreement and related documents. The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we have, among other things:

•

Reviewed a draft, dated November 28, 2012, of the Agreement, including the financial terms of the Merger, and certain related documents, including a draft, dated November 29, 2012, of the form of Certificate of Designations for the Preferred Stock to be attached as an exhibit to the Agreement (the “Certificate”);

•

Reviewed certain publicly available business, financial and other information regarding Apple Six, including information set forth in its annual reports to shareholders and annual reports on Form 10-K for the fiscal years ended December 31, 2009, 2010 and 2011 and quarterly reports on Form 10-Q for the period ended September 30, 2012;

•

Reviewed certain other business and financial information regarding Apple Six furnished to us by and discussed with the management of Apple Six, including financial forecasts and estimates for the fiscal years ending December 31, 2012 through 2017 relating to Apple Six prepared by the management of Apple Six;

•	Discussed with the management of Apple Six the operations and prospects of Apple Six, including the historical financial performance and trends in the results of operations of Apple Six;

•

Reviewed certain information regarding Pro Forma Apple Six furnished to us by Apple Six and discussed with us by the managements of Apple Six and Blackstone, including the proposed capital structure and future prospects of Pro Forma Apple Six;

•

Compared certain financial terms of the Preferred Stock to financial terms, to the extent publicly available, of other preferred equity securities of certain issuers that we deemed relevant in evaluating the Preferred Stock;

The Board of Directors

Apple REIT Six, Inc.

November 29, 2012

•	Compared certain financial data of Apple Six with similar data of certain publicly traded companies that we deemed relevant in evaluating Apple Six;

•

Analyzed the estimated net asset value of Apple Six’s real estate portfolio based upon financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the management of Apple Six;

•

Analyzed the estimated present value of the future cash flows of Apple Six based upon financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the management of Apple Six;

•

Reviewed various public filings of Apple Six relating to, and discussed with senior management and other representatives of Apple Six their assessments regarding, outstanding litigation, regulatory inquiries and other actions involving certain affiliates, agents or other representatives of Apple Six, including related costs and possible settlement thereof and the potential impact of such matters on the Preferred Stock; and

•	Considered other information, such as financial studies, analyses, and investigations, as well as financial, economic and market criteria, that we deemed relevant.

In connection with our review, we have assumed and relied upon the accuracy and completeness of the financial and other information provided, discussed with or otherwise made available to us, including all accounting, tax, regulatory and legal information, and we have not made (and have not assumed any responsibility for) any independent verification of such information. We have relied upon assurances of the managements of Apple Six and Blackstone that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts, estimates and other information related to Apple Six utilized in our analyses, we have been advised by the management of Apple Six and, at the direction of Apple Six, we have assumed that they have been reasonably prepared and reflect the best currently available estimates, judgments and assumptions of such management as to the future financial performance of Apple Six. We assume no responsibility for, and express no view as to, such forecasts, estimates or other information utilized in our analyses or the judgments or assumptions upon which they are based. We also have assumed that there have been no material changes in the condition (financial or otherwise), results of operations, business or prospects of Apple Six since the respective dates of the most recent financial statements and other information provided to us. As you are aware, we have not been provided with long-term financial forecasts relating to Pro Forma Apple Six prepared by the management of Blackstone and we have relied, at the direction of Apple Six, upon the assessments of the managements of Apple Six and Blackstone as to the proposed capital structure and future operations and prospects of Pro Forma Apple Six, including the impact thereof on the Preferred Stock and the ability of Pro Forma Apple Six to make dividend, redemption and liquidation payments in respect of the Preferred Stock. We have assumed, with the consent of Apple Six, that there will be no developments with respect to any of the foregoing that would be meaningful to our analyses or opinion.

In arriving at our opinion, we have not conducted physical inspections of the properties or assets of Apple Six, nor have we made or been provided with any evaluations or appraisals of the properties, assets or liabilities (contingent or otherwise) of Apple Six. We have not undertaken an independent analysis of any potential or actual litigation, regulatory inquiries or other actions, possible unasserted claims or other contingent liabilities to which Apple Six or any of its affiliates, agents or representatives is or may be a party or is or may be subject. In addition, with the consent of Apple Six, we have relied upon the assessments of the management and other representatives of Apple Six as to such matters and have assumed that there will be no reduction in the liquidation preference of the Preferred Stock as a result thereof that would be meaningful in any respect to our analyses or opinion.

The Board of Directors

Apple REIT Six, Inc.

November 29, 2012

In rendering our opinion, we have assumed, at the direction of Apple Six, that the final form of the Agreement, when signed by the parties thereto, and final terms of the Preferred Stock as contemplated by the Certificate, when issued in the Merger, will not differ from the drafts of the Agreement and Certificate reviewed by us in any respect meaningful to our analyses or opinion, that the Merger and related transactions will be consummated in accordance with the terms described in the Agreement and related documents and in compliance with all applicable laws without amendment or waiver of any material terms or conditions and that, in the course of obtaining any necessary legal, regulatory or third party consents, approvals or agreements for the Merger and related transactions, no delay, limitation or restriction will be imposed or action will be taken that will have an adverse effect on Apple Six, Pro Forma Apple Six or the Merger. We have been advised by representatives of Apple Six that Apple Six has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since its formation as a REIT and further have assumed, at the direction of Apple Six, that the Merger and related transactions will not adversely affect the status or operations of Apple Six or Pro Forma Apple Six. In addition, we have assumed, at the direction of Apple Six, that there will be no adjustments to the Consideration that would be meaningful in any respect to our analyses or opinion.

We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Apple Six or Pro Forma Apple Six or as to what the value of the Preferred Stock actually will be when issued pursuant to the Merger or the prices at which securities of Apple Six or Pro Forma Apple Six would trade (if a public trading market for such securities existed) or would otherwise be transferable at any time. Our opinion is necessarily based on economic, market, financial and other conditions existing, and information made available to us, as of the date hereof. As the Board is aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Apple Six, Pro Forma Apple Six or the Merger. Although subsequent developments may affect the matters set forth in this opinion, we do not have any obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment on or consider any such events occurring or coming to our attention after the date hereof.

Our opinion only addresses the fairness, from a financial point of view and as of the date hereof, of the Consideration to be received in the Merger by holders of Apple Six Units (other than any holder entering into a voting agreement and such holder’s controlled affiliates) pursuant to the Agreement to the extent expressly specified herein, and does not address any other terms, aspects or implications of the Merger or any related transaction, including, without limitation, the form or structure of the Consideration (including the Preferred Stock) or the Merger, any adjustments to or allocation of the Consideration or any terms, aspects or implications of any classes of securities of Apple Six, the transfer by Apple Six of certain assets and ownership interests in connection with the Merger or any voting agreement or other agreement, arrangement or understanding entered into in connection with or contemplated by the Merger or otherwise. In addition, our opinion does not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the Merger or any related transaction, or class of such persons, relative to the Consideration or otherwise.

In connection with the Merger, we were not requested to, and we did not, solicit indications of interest from third parties regarding a potential transaction with Apple Six. Our opinion does not address the merits of the underlying decision by Apple Six to enter into the Agreement or the relative merits of the Merger or any related transaction compared with other business strategies or transactions available or that have been or might be considered by the management of Apple Six or the Board or in which Apple Six might engage. We also are not expressing any view or opinion with respect to, and with the consent of Apple Six have relied upon the assessments of representatives of Apple Six regarding, accounting, tax, regulatory, legal or similar matters as to which we understand that Apple Six obtained such advice as it deemed necessary from qualified professionals.

The Board of Directors

Apple REIT Six, Inc.

November 29, 2012

The issuance of this opinion was approved by an authorized committee of Wells Fargo Securities. Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC. Wells Fargo Securities has been engaged by Apple Six to render an opinion in connection with the Merger and will receive a fee for such services, a significant portion of which will be payable upon delivery of this opinion and a portion of which is contingent upon consummation of the Merger. Apple Six has agreed to reimburse certain of Wells Fargo Securities’ expenses and to indemnify us and certain related parties against certain liabilities that may arise out of our engagement. Wells Fargo Securities and our affiliates provide a full range of investment banking and financial advisory, securities trading, brokerage and lending services in the ordinary course of business, for which we and such affiliates receive customary fees. In connection with unrelated matters, Wells Fargo Securities and our affiliates in the past have provided, currently are providing and in the future may provide banking and financial services to certain affiliates of Apple Six and Blackstone, for which Wells Fargo Securities and its affiliates have received and expect to receive fees, including (i) acting as administrative agent for, and as a lender under, a credit facility of an affiliate of Apple Six, which credit facility will be repaid in connection with the Merger, and as a lender to certain other affiliates of Apple Six and (ii) acting as a lender under various credit facilities of, and providing real estate and mortgage brokerage services to, certain affiliates and/or portfolio companies of Blackstone. In addition, affiliates of Wells Fargo Securities are equity investors in certain funds managed by Blackstone or its affiliates. In the ordinary course of business, Wells Fargo Securities and our affiliates may actively trade, hold or otherwise effect transactions in the securities or financial instruments (including bank loans or other obligations) of Apple Six, Blackstone and their respective affiliates and/or portfolio companies for our and our affiliates’ own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

It is understood that this opinion is for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Merger. Our opinion does not constitute a recommendation to the Board or any other person or entity in respect of the Merger or any related transaction, including as to how any shareholder should vote or act in connection with the Merger or any other matters.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, it is our opinion that, as of the date hereof, the Consideration to be received in the Merger by holders of Apple Six Units (other than any holder entering into a voting agreement and such holder’s controlled affiliates) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ WELLS FARGO SECURITIES, LLC
WELLS FARGO SECURITIES, LLC

Annex G

Article 15 of the Virginia Stock Corporation Act (§§ 13.1-729 – 741.1 of the Code of Virginia)

Article 15. Appraisal Rights and Other Remedies

§ 13.1-729. Definitions

In this article:

“Affiliate” means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive officer thereof.

“Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

“Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered by §§ 13.1-734 through 13.1-740, includes the surviving entity in a merger.

“Fair value” means the value of the corporation’s shares determined:

a. Immediately before the effectuation of the corporate action to which the shareholder objects;

b. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

c. Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to subdivision A 5 of § 13.1-730.

“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Interested transaction” means a corporate action described in subsection A of § 13.1-730, other than a merger pursuant to § 13.1-719 or 13.1-719.1, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:

1. “Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

2. “Interested person” means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action:

a. Was the beneficial owner of 20% or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action;

b. Had the power, contractually or otherwise, to cause the appointment or election of 25% or more of the directors to the board of directors of the corporation; or

c. Was a senior executive officer or director of the corporation or a senior executive officer of any affiliate thereof, and that senior executive officer or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

(1) Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

(2) Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in § 13.1-691; or

(3) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

“Preferred shares” means a class or series of shares whose holders have preference over any other class or series of shares with respect to distributions.

“Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

“Senior executive officer” means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

“Shareholder” means both a record shareholder and a beneficial shareholder.

§ 13.1-730. Right to appraisal

A. A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

1. Consummation of a merger to which the corporation is a party (i) if shareholder approval is required for the merger by § 13.1-718, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger, or (ii) if the corporation is a subsidiary and the merger is governed by § 13.1-719;

2. Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

3. Consummation of a disposition of assets pursuant to § 13.1-724 if the shareholder is entitled to vote on the disposition;

4. An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

5. Any other amendment to the articles of incorporation, or any other merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

B. Notwithstanding subsection A, the availability of appraisal rights under subdivisions A 1 through A 4 shall be limited in accordance with the following provisions:

1. Appraisal rights shall not be available for the holders of shares of any class or series of shares that is:

a. A covered security under § 18(b)(1)(A) or (B) of the federal Securities Act of 1933, as amended;

b. Traded in an organized market and has at least 2,000 shareholders and a market value of at least $20 million, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial shareholders owning more than 10 percent of such shares; or

c. Issued by an open end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940 and may be redeemed at the option of the holder at net asset value.

2. The applicability of subdivision 1 of this subsection shall be determined as of:

a. The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

b. The day before the effective date of such corporate action if there is no meeting of shareholders.

3. Subdivision 1 of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision 1 of this subsection at the time the corporate action becomes effective.

4. Subdivision 1 of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares where the corporate action is an interested transaction.

C. Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

§ 13.1-731. Assertion of rights by nominees and beneficial owners

A. A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

B. A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

1. Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subdivision B 2 b of § 13.1-734; and

2. Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§ 13.1-732. Notice of appraisal rights

A. Where any corporate action specified in subsection A of § 13.1-730 is to be submitted to a vote at a shareholders’ meeting, the meeting notice shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this article.

If the corporation concludes that appraisal rights are or may be available, a copy of this article and a statement of the corporation’s position as to the availability of appraisal rights shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

B. In a merger pursuant to § 13.1-719, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in § 13.1-734.

C. Where any corporate action specified in subsection A of § 13.1-730 is to be approved by written consent of the shareholders pursuant to § 13.1-657:

1. Written notice that appraisal rights are, are not, or may be available must be given to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this article; and

2. Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by subsections E and F of § 13.1-657, may include the materials described in § 13.1-734, and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this article.

D. Where corporate action described in subsection A of § 13.1-730 is proposed, or a merger pursuant to § 13.1-719 is effected, the notice referred to in subsection A or C, if the corporation concludes that appraisal rights are or may be available, and in subsection B shall be accompanied by:

1. The annual financial statements specified in subsection A of § 13.1-774 of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than 16 months before the date of the notice and shall comply with subsection B of § 13.1-774; provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information; and

2. The latest available quarterly financial statements of such corporation, if any.

E. A public corporation, or a corporation that ceased to be a public corporation as a result of the corporate action specified in subsection A of § 13.1-730, may fulfill its responsibilities under subsection D by delivering the specified financial statements, or otherwise making them available, in any manner permitted by the applicable rules and regulations of the U.S. Securities and Exchange Commission if the corporation was a public corporation as of the date of the specified financial statements.

F. The right to receive the information described in subsection D may be waived in writing by a shareholder before or after the corporate action.

§ 13.1-733. Notice of intent to demand payment

A. If a corporate action specified in subsection A of § 13.1-730 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

1. Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

2. Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

B. If a corporate action specified in subsection A of § 13.1-730 is to be approved by less than unanimous written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares may not sign a consent in favor of the proposed action with respect to that class or series of shares.

C. A shareholder who fails to satisfy the requirements of subsection A or subsection B is not entitled to payment under this article.

§ 13.1-734. Appraisal notice and form

A. If proposed corporate action requiring appraisal rights under § 13.1-730 becomes effective, the corporation shall deliver an appraisal notice and the form required by subdivision B 1 to all shareholders who satisfied the requirements of § 13.1-733. In the case of a merger under § 13.1-719, the parent corporation shall deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

B. The appraisal notice shall be sent no earlier than the date the corporate action specified in subsection A of § 13.1-730 became effective and no later than 10 days after such date and shall:

1. Supply a form that (i) specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action, (ii) if such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and (iii) requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction;

2. State:

a. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision 2 b of this subsection;

b. A date by which the corporation must receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection A appraisal notice and form were sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

c. The corporation’s estimate of the fair value of the shares;

d. That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in subdivision 2 b of this subsection, the number of shareholders who returned the form by the specified date and the total number of shares owned by them; and

e. The date by which the notice to withdraw under § 13.1-735.1 must be received, which date must be within 20 days after the date specified in subdivision 2 b of this subsection; and

3. Be accompanied by a copy of this article.

§ 13.1-735. Repealed by Acts 2005, c. 765

§ 13.1-735.1. Perfection of rights; right to withdraw

A. A shareholder who receives notice pursuant to § 13.1-734 and who wishes to exercise appraisal rights must complete, sign, and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subdivision B 2 b of § 13.1-734. If the form requires the shareholder to certify whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision B 1 of § 13.1-734, and the shareholder fails to make the certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under § 13.1-738. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed form, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection B.

B. A shareholder who has complied with subsection A may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subdivision B 2 e of § 13.1-734. A shareholder who fails to withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

C. A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection B of § 13.1-734, shall not be entitled to payment under this article.

§ 13.1-736. Repealed by Acts 2005, c. 765

§ 13.1-737. Payment

A. Except as provided in § 13.1-738, within 30 days after the form required by subsection B 2 b of § 13.1-734 is due, the corporation shall pay in cash to those shareholders who complied with subsection A of § 13.1-735.1 the amount the corporation estimates to be the fair value of their shares plus interest.

B. The payment to each shareholder pursuant to subsection A shall be accompanied by:

1. The (i) annual financial statements specified in subsection A of § 13.1-774 of the corporation that issued the shares to be appraised, which shall be as of a date ending not more than 16 months before the date of payment and shall comply with subsection B of § 13.1-774; provided that, if such annual financial statements are not available, the corporation shall provide reasonably equivalent information, and (ii) the latest available quarterly financial statements of such corporation, if any;

2. A statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subdivision B 2 c of § 13.1-734; and

3. A statement that shareholders described in subsection A have the right to demand further payment under § 13.1-739 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this article.

C. A public corporation, or a corporation that ceased to be a public corporation as a result of the corporate action specified in subsection A of § 13.1-730, may fulfill its responsibilities under subdivision B 1 by delivering the specified financial statements, or otherwise making them available, in any manner permitted by the applicable rules and regulations of the U.S. Securities and Exchange Commission if the corporation was a public corporation as of the date of the specified financial statements.

§ 13.1-738. After-acquired shares

A. A corporation may elect to withhold payment required by § 13.1-737 from any shareholder who was required to, but did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision B 1 of § 13.1-734.

B. If the corporation elected to withhold payment under subsection A, it shall, within 30 days after the form required by subdivision B 2 b of § 13.1-734 is due, notify all shareholders who are described in subsection A:

1. Of the information required by subdivision B 1 of § 13.1-737;

2. Of the corporation’s estimate of fair value pursuant to subdivision B 2 of § 13.1-737 and its offer to pay such value plus interest;

3. That they may accept the corporation’s estimate of fair value plus interest in full satisfaction of their demands or demand for appraisal under § 13.1-739;

4. That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

5. That those shareholders who do not satisfy the requirements for demanding appraisal under § 13.1-739 shall be deemed to have accepted the corporation’s offer.

C. Within 10 days after receiving a shareholder’s acceptance pursuant to subsection B, the corporation shall pay in cash the amount it offered under subdivision B 2 to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

D. Within 40 days after sending the notice described in subsection B, the corporation shall pay in cash the amount it offered to pay under subdivision B 2 to each shareholder described in subdivision B 5.

§ 13.1-739. Procedure if shareholder dissatisfied with payment or offer

A. A shareholder paid pursuant to § 13.1-737 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s stated estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under § 13.1-737). A shareholder offered payment under § 13.1-738 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s estimate of the fair value of the shares plus interest.

B. A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection A within 30 days after receiving the corporation’s payment or offer of payment under § 13.1-737 or 13.1-738, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

§ 13.1-740. Court action

A. If a shareholder makes a demand for payment under § 13.1-739 that remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to § 13.1-737 plus interest.

B. The corporation shall commence the proceeding in the circuit court of the city or county where the corporation’s principal office, or, if none in the Commonwealth, where its registered office, is located. If the corporation is a foreign corporation without a registered office in the Commonwealth, it shall commence the proceeding in the circuit court of the city or county in the Commonwealth where the principal office, or, if none in the Commonwealth, where the registered office of the domestic corporation merged with the foreign corporation was located at the time the transaction became effective.

C. The corporation shall make all shareholders, whether or not residents of the Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

D. The corporation may join as a party to the proceeding any shareholder who claims to have demanded an appraisal but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that a shareholder has not complied with the provisions of this article, that shareholder shall be dismissed as a party.

E. The jurisdiction of the court in which the proceeding is commenced under subsection B is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

F. Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares plus interest exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value plus interest of the shareholder’s shares for which the corporation elected to withhold payment under § 13.1-738.

§ 13.1-741. Court costs and counsel fees

A. The court in an appraisal proceeding commenced under § 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

B. The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

1. Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of § 13.1-732, 13.1-734, 13.1-737 or 13.1-738; or

2. Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

C. If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

D. To the extent the corporation fails to make a required payment pursuant to § 13.1-737, 13.1-738 or 13.1-739, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

§ 13.1-741.1. Limitations on other remedies for fundamental transactions

A. Except for action taken before the Commission pursuant to § 13.1-614 or as provided in subsection B, the legality of a proposed or completed corporate action described in subsection A of § 13.1-730 may not be contested, nor may the corporate action be enjoined, set aside or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

B. Subsection A does not apply to a corporate action that:

1. Was not authorized and approved in accordance with the applicable provisions of:

a. Article 11 (§ 13.1-705 et seq.), Article 12 (§ 13.1-715.1 et seq.), or Article 13 (§ 13.1-723 et seq.);

b. The articles of incorporation or bylaws; or

c. The resolutions of the board of directors authorizing the corporate action;

2. Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading;

3. Is an interested transaction, unless it has been authorized, approved or ratified by the board of directors in the same manner as is provided in subsection B of § 13.1-691 and has been authorized, approved or ratified by the shareholders in the same manner as is provided in subsection C of § 13.1-691 as if the interested transaction were a director’s conflict of interests transaction; or

4. Is adopted or taken by less than unanimous consent of the voting shareholders pursuant to § 13.1-657 if:

a. The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the adoption or taking of the corporate action was not effective at least 10 days before the corporate action was effected; and

b. The proceeding challenging the corporate action is commenced within 10 days after notice of the adoption or taking of the corporate action is effective as to the shareholder bringing the proceeding.

C. Any remedial action with respect to corporate action described in subsection A of § 13.1-730 shall not limit the scope of, or be inconsistent with, any provision of § 13.1-614.

Annex H

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

☒	Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2012

or

☐	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Commission File Number 000-51270

APPLE REIT SIX, INC.

(Exact name of registrant as specified in its charter)

VIRGINIA	20-0620523
(State of Organization)	(I.R.S. Employer Identification Number)
814 EAST MAIN STREET RICHMOND, VIRGINIA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Units (Each Unit is equal to one common share, no par value, and one Series A preferred share)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.      Yes  ☐      No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.      Yes  ☐      No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.      Yes  ☒      No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).      Yes  ☐      No  ☒

There is currently no established public trading market in which the Company’s common shares are traded. Based upon the price that the Company’s common equity last sold, which was $11, on June 30, 2012, the aggregate market value of the voting common equity held by non-affiliates of the Company on such date was approximately $1,003,255,000. The Company does not have any non-voting common equity.

The number of common shares outstanding as of February 15, 2013 was 91,226,580.

Documents Incorporated by Reference

Portions of our definitive proxy statement for the 2013 Annual Meeting of Shareholders are incorporated by reference into Part III of this report or, in the event we do not prepare and file such proxy statement, such information shall be filed as an amendment to this Form 10-K. Such information shall be filed no later than April 30, 2013.

APPLE REIT SIX, INC.

FORM 10-K

This Form 10-K includes references to certain trademarks or service marks. The SpringHill Suites® by Marriott, TownePlace Suites® by Marriott, Fairfield Inn® by Marriott, Courtyard® by Marriott, Residence Inn® by Marriott and Marriott Suites® trademarks are the property of Marriott International, Inc. or one of its affiliates. The Homewood Suites® by Hilton, Hilton Garden Inn®, Hampton Inn® and Hampton Inn & Suites® trademarks are the property of Hilton Worldwide or one or more of its affiliates. For convenience, the applicable trademark or service mark symbol has been omitted but will be deemed to be included wherever the above referenced terms are used.

PART I

This Annual Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are typically identified by use of terms such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple REIT Six, Inc. (the “Company”) to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of the Company to implement its acquisition strategy and operating strategy; the Company’s ability to manage planned growth; changes in economic cycles; financing risks; the outcome of current and future litigation, regulatory proceedings or inquiries; changes in laws or regulations or interpretations of current laws and regulations that impact the Company’s business, assets or classification as a real estate investment trust; and competition within the hotel and real estate industry. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this Annual Report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such statements or the objectives and plans of the Company will be achieved. In addition, the Company’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code. Readers should carefully review the Company’s financial statements and the notes thereto, as well as the risk factors described in the Company’s filings with the Securities and Exchange Commission (“SEC”) and Item 1A in this report. Any forward-looking statement that the Company makes speaks only as of the date of this report. The Company undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors as a result of new information, future events or otherwise, except as required by law.

Item 1.	Business

The Company is a Virginia corporation that was formed in January 2004 to invest in income-producing real estate in the United States. Initial capitalization occurred on January 20, 2004 and operations began on May 28, 2004 when the Company acquired its first hotel. The Company completed its best-efforts offering of Units (each Unit consists of one common share and one Series A preferred share) in March 2006. As of December 31, 2012, the Company owned 66 hotels operating in 18 states.

The Company has elected to be treated as a real estate investment trust (“REIT”) for federal income tax purposes. The Company has wholly-owned taxable REIT subsidiaries which lease all of the Company’s hotels from wholly-owned qualified REIT subsidiaries. The hotels are operated and managed by affiliates of Marriott International, Inc. (“Marriott”), Stonebridge Realty Advisors, Inc. (“Stonebridge”), Hilton Worldwide (“Hilton”), Western International (“Western”), Larry Blumberg & Associates (“LBA”), White Lodging Services Corporation (“White”), Inn Ventures, Inc. (“Inn Ventures”) and Newport Hospitality Group, Inc. (“Newport”) under separate hotel management agreements.

The Company has no foreign operations or assets and its operating structure includes only one segment. The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated. Refer to Part II, Item 8 of this report, for the consolidated financial statements.

Merger

On November 29, 2012, the Company entered into a definitive merger agreement (the “Merger Agreement”) to be acquired by BRE Select Hotels Corp (“BRE Select Hotels”), a newly formed affiliate of Blackstone Real Estate Partners VII L.P. (the “Merger”). Under the Merger Agreement, each issued and outstanding Unit and each share of Series B convertible preferred stock of the Company (on an as converted basis), other than any dissenting shares, will be converted into the right to receive consideration with a stated value of $11.10 per Unit consisting of (i) $9.20 in cash, without interest, and (ii) one share of 7% Series A Cumulative Redeemable Preferred Stock of BRE Select Hotels having an initial liquidation preference of $1.90 per share (the “New Preferred Shares”). The New Preferred Shares will include an option for the holder of any New Preferred Shares to redeem all or a portion of such holder’s New Preferred Shares at the liquidation preference, plus any accumulated and unpaid dividends, after 7-1/2 years following the issuance of the New Preferred Shares in connection with the Merger and an initial dividend rate of 7% per share. The New Preferred Shares will also be redeemable by BRE Select Hotels Corp at any time at the liquidation preference, plus any accumulated and unpaid dividends, and will have limited voting rights. The dividend rate on the New Preferred Shares will increase to 11% per share if the New Preferred Shares are not redeemed within five years following the issuance of the New Preferred Shares in connection with the Merger. The initial liquidation preference of $1.90 per share will be subject to downward adjustment should net costs and payments relating to certain legacy litigation and regulatory matters exceed $3.5 million.

The Company’s dividend reinvestment and Unit redemption programs were suspended upon the execution of the Merger Agreement. Also, in accordance with the Merger Agreement, the Company suspended dividend payments. A shareholder meeting is planned for the second quarter of 2013 to vote on the transaction. The Merger Agreement contains various closing conditions, including shareholder approval. As a result, there can be no assurance that the Merger will close. If the closing conditions are satisfied, it is anticipated that the Merger could close during the second quarter of 2013. Under the Merger Agreement, the Company may terminate the Merger Agreement in certain circumstances. However the Company may be required to pay a fee of $20 million to an affiliate of BRE Select Hotels, plus certain expenses not to exceed $5 million. In certain other circumstances, the Merger Agreement provides for an affiliate of BRE Select Hotels to pay the Company a fee of $35 million upon termination of the Merger Agreement, plus certain expenses not to exceed $5 million.

Website Access

The address of the Company’s Internet website is www.applereitsix.com. The Company makes available free of charge through its Internet website its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC. Information contained on the Company’s website is not incorporated by reference in this report.

Business Objectives

The Company’s primary objective is to enhance shareholder value by increasing funds from operations and cash available for distributions through internal growth and selective hotel renovation. This strategy includes utilizing the Company’s asset management expertise to improve the performance of the Company’s hotels by aggressively managing room rates, partnering with industry leaders in hotel management and franchising the hotels with leading brands, thereby improving revenue and operating performance of each hotel in their individual market. When cost effective, the Company renovates its properties to increase its ability to compete in particular markets. Although there are many factors that influence profitability, including national and local economic conditions, the Company believes its planned renovations and strong asset management of its portfolio will increase each hotel’s performance in its individual market, although there can be no assurance of such results.

Financing

The Company has two notes payable, one that was assumed with the acquisition of the hotel and one that was originated during 2012. These notes have a total outstanding balance of $23.9 million at December 31, 2012, maturity dates ranging from December 2014 to October 2022, and stated interest rates of 4.7% and 6.4%. During 2012, the Company extinguished four mortgage loans with an outstanding balance of $13.1 million when retired.

The Company also has a $60 million unsecured credit facility with a commercial bank that is utilized for working capital, hotel renovations, and other general corporate funding purposes, including the payment of redemptions and distributions. The outstanding principal balance is required to be paid by the maturity date of September 8, 2013 and may be prepaid without penalty. Interest payments are due monthly and the interest rate is equal to the applicable LIBOR (the London Interbank Offered Rate) plus 3.5%. The credit facility also has an unused fee of 0.35% if the average outstanding quarterly balance is greater than $30 million and 0.5% if the average outstanding quarterly balance is less than $30 million. The outstanding balance on the credit facility as of December 31, 2012 was $34.5 million and its interest rate was 3.75%.

Operating cash flow from the properties owned and the $60 million credit facility are the Company’s principal sources of liquidity. The Company anticipates that cash flow from operations and the credit facility will be adequate to meet its anticipated liquidity requirements, including debt service, capital improvements, required distributions to shareholders, and planned Unit redemptions, if the Merger does not occur. It has been the Company’s practice, and if the Merger does not occur, it is the Company’s intention to maintain a relatively stable distribution rate with varying economic cycles. If cash flow from operations and the credit facility are not adequate to meet liquidity requirements, the Company will attempt, if necessary, to utilize additional financing to achieve this objective. Although the Company has relatively low levels of debt, there can be no assurances it will be successful with this strategy. If the Company were unable to refinance its maturing debt in future periods or if it were to default on its debt, it may be unable to make distributions or redemptions.

Hotel Industry and Competition

The hotel industry is highly competitive. Each of the Company’s hotels is located in a developed area that includes other hotels and competes for guests primarily with other hotels in the Company’s immediate vicinity and secondarily with other hotels in the Company’s geographic market. An increase in the number of competitive hotels in a particular area could have a material adverse effect on the occupancy, average daily rate (“ADR”) and revenue per available room (“RevPAR”) of the Company’s hotels in that area. The Company believes that brand recognition, location, price and quality (of both the hotel and the services provided) are the principal competitive factors affecting the Company’s hotels. Additionally, general economic conditions in a particular market and nationally impact the performance of the hotel industry.

Hotel Operating Performance

As of December 31, 2012, the Company owned 66 hotels consisting of 14 Hilton Garden Inn hotels, ten Residence Inn hotels, ten Courtyard hotels, seven SpringHill Suites hotels, six Homewood Suites hotels, five TownePlace Suites hotels, five Fairfield Inn hotels, four Hampton Inn hotels, three Hampton Inn & Suites hotels and two full service Marriott hotels. They are located in 18 states and, in aggregate, consist of 7,658 rooms. The Company sold two hotels located in Tempe, Arizona in June 2011. The results of operations of these two hotels are classified as discontinued operations.

Room revenue from continuing operations totaled $235.6 million in 2012, and the hotels achieved average occupancy of 73%, ADR of $115 and RevPAR of $84, compared with $220.2 million of room revenue, average occupancy of 72%, ADR of $110 and RevPAR of $79 in 2011. Hotel performance is impacted by many factors including the economic conditions in the United States as well as each locality. During the period from the second half of 2008 through 2010, the overall weakness in the U.S. economy had a considerable negative impact on both consumer and business travel. However, economic conditions have shown evidence of improvement in 2011 and continued in 2012. As a result, the industry and the Company have experienced improvements in its hotel occupancy levels, as reflected in the overall increase of the Company’s occupancy during the past two years. In addition, also signifying a progressing economy, the Company experienced an increase in ADR during 2012 and 2011 as compared to the prior years. With continued improvement in both demand and room rates, the Company and industry are forecasting a mid-single digit percentage increase in revenue for 2013 as compared to 2012. The Company’s hotels continue to be leaders in their respective markets. The Company’s average Market Yield for 2012 and 2011 was 121 and 120, respectively. The Market Yield is a measure of each hotel’s RevPAR compared to the average in the market, with 100 being the average (the index excludes hotels under renovation) and is provided by Smith Travel Research, Inc.®, an independent company that tracks historical hotel performance in most markets throughout the world. The Company will continue to pursue market opportunities to improve revenue. See the Company’s complete financial statements in Part II, Item 8 of this report.

Management and Franchise Agreements

Each of the Company’s 66 hotels are operated and managed under separate management agreements, by affiliates of one of the following companies: Marriott, Stonebridge, Hilton, Western, LBA, White, Inn Ventures or Newport. The agreements have remaining terms generally ranging from 1 to 22 years. Fees associated with the agreements generally include the payment of base management fees, incentive management fees, accounting fees, and other fees for centralized services which are allocated among all of the hotels that receive the benefit of such services. Base management fees are calculated as a percentage of gross revenues. Incentive management fees are calculated as a percentage of operating profit in excess of a priority return to the Company, as defined in the management agreements. The Company has the option to terminate the management agreements if specified performance thresholds are not satisfied. For the years ended December 31, 2012, 2011 and 2010, the Company incurred approximately $8.7 million, $8.0 million and $7.0 million in management fees for continuing operations.

Stonebridge, Western, LBA, White, Inn Ventures and Newport are not affiliated with either Marriott or Hilton, and as a result, the hotels they manage were required to obtain separate franchise agreements with each respective franchisor. The Hilton franchise agreements generally provide for an initial term of 13 to 20 years. Fees associated with the Hilton agreements generally include the payment of royalty fees and program fees based on room revenues. The Marriott franchise agreements generally provide for an initial term of 15 to 20 years. Fees associated with the Marriott agreements include the payment of royalty fees, marketing fees, reservation fees and a communications support fee based on room revenues. For the years ended December 31, 2012, 2011 and 2010, the Company incurred approximately $10.6 million, $9.9 million and $9.3 million in franchise fees for continuing operations.

The franchise and/or management agreements provide a variety of benefits for the Company, which include national advertising, publicity, and other marketing programs designed to increase brand awareness, training of personnel, continuous review of quality standards, centralized reservation systems and best practices within the industry.
Hotel Maintenance and Renovation

The Company’s hotels have an ongoing need for renovation and refurbishment. Under various hotel management agreements, the Company has agreed to fund expenditures for periodic repairs, replacement or refurbishment of furniture, fixtures and equipment for the hotels in an amount equal to a certain percentage of gross revenues. In addition, other capital improvement projects are directly funded by the Company. During 2012 and 2011, the Company’s capital improvements were approximately $12.3 million and $14.1 million, respectively.

Employees

During 2012, all employees involved in the day-to-day operation of the Company’s hotels were employed by third party management companies engaged pursuant to the hotel management agreements. At December 31, 2012, Apple Fund Management, LLC, a subsidiary of the Company, had 49 employees. These employees not only provide support to the Company, but as discussed below, they also provide support to various related parties.

Environmental Matters

In connection with each of the Company’s hotel acquisitions, the Company obtained a Phase I Environmental Report and additional environmental reports and surveys, as were necessitated by the preliminary report. Based on the reports, the Company is not aware of any environmental situations requiring remediation at the Company’s properties, which have not been, or are not currently being remediated. No material remediation costs have occurred or are expected to occur. Under various laws, owners as well as tenants and operators of real estate may be required to investigate and clean up or remove hazardous substances present at or migrating from properties they own, lease or operate and may be held liable for property damage or personal injuries that result from hazardous substances. These laws also expose the Company to the possibility that it may become liable to reimburse governments for damages and costs they incur in connection with hazardous substances.

Seasonality

The hotel industry historically has been seasonal in nature. Seasonal variations in occupancy at the Company’s hotels may cause quarterly fluctuations in its revenues. Generally, occupancy rates and hotel revenues are greater in the second and third quarters than in the first and fourth quarters. To the extent that cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in revenue, the Company expects to utilize cash on hand or available credit to make distributions if the Merger is not completed.

Related Parties

The Company has, and is expected to continue to engage in, significant transactions with related parties. These transactions cannot be construed to be at arm’s length and the results of the Company’s operations may be different if these transactions were conducted with non-related parties. The Company’s independent members of the Board of Directors oversee and annually review the Company’s related party relationships (which include the relationships discussed in this section) and are required to approve any significant modifications to these contracts, as well as any new significant related party transactions. There were no changes to the contracts discussed in this section and no new significant related party transactions during 2012 (other than the agreements executed as a result of the Merger as discussed below). The Board of Directors is not required to approve each individual transaction that falls under the related party relationships. However, under the direction of the Board of Directors, at least one member of the Company’s senior management team approves each related party transaction.

The Company has a contract with Apple Six Realty Group (“A6RG”) to provide brokerage services for the acquisition and disposition of the Company’s real estate assets. A6RG is wholly owned by the Company’s Chairman and Chief Executive Officer, Glade M. Knight. In accordance with the contract, A6RG is paid a fee of 2% of the gross purchase price of any acquisitions or gross sale price of any dispositions of real estate investments, subject to certain conditions plus certain reimbursable costs. As of December 31, 2012, payments to A6RG for services under the terms of this contract have totaled $16.9 million since inception. During 2012, the Company paid approximately $16,000 in fees to A6RG for the purchase of the land located at the Residence Inn hotel in Columbus, Georgia, which had previously been leased from a third party. No fees were incurred during 2011 and 2010 under the contract.

The Company is party to an advisory agreement with Apple Six Advisors, Inc. (“A6A”), pursuant to which A6A provides management services to the Company. An annual fee ranging from 0.1% to 0.25% of total equity proceeds received by the Company, in addition to certain reimbursable expenses, are payable for these services. Total advisory fees incurred by the Company under the advisory agreement are included in general and administrative expenses and totaled approximately $2.5 million, $1.5 million and $1.5 million for each of the three years ended December 31, 2012, 2011 and 2010. The increase in 2012 is due to the Company reaching the top tier of the fee range under the advisory agreement due to improved operating results.

Through its wholly-owned subsidiary, Apple Fund Management, LLC (“AFM”), the Company provides support services to A6RG, Apple Suites Realty Group, Inc. (“ASRG”), A6A, Apple Seven Advisors, Inc. (“A7A”), Apple REIT Seven, Inc., Apple Eight Advisors, Inc. (“A8A”), Apple REIT Eight, Inc., Apple Nine Advisors, Inc. (“A9A”), Apple REIT Nine, Inc., Apple Ten Advisors, Inc. (“A10A”) and Apple REIT Ten, Inc. A7A provides day-to-day advisory and administrative functions for Apple REIT Seven, Inc. A8A provides day-to-day advisory and administrative functions for Apple REIT Eight, Inc. A9A provides day-to-day advisory and administrative functions for Apple REIT Nine, Inc. A10A provides day-to-day advisory and administrative functions for Apple REIT Ten, Inc. ASRG provides real estate brokerage services to Apple REIT Seven, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc. and Apple REIT Ten, Inc. Each of these companies has agreed to reimburse the Company for its costs in providing these services. A6RG, ASRG, A6A, A7A, A8A, A9A and A10A (collectively the “Advisors”) are 100% owned by Glade M. Knight, the Company’s Chairman and Chief Executive Officer. For the years ended December 31, 2012, 2011 and 2010, the Company received reimbursement of its costs totaling approximately $8.0 million, $7.2 million and $6.1 million from the participating entities. The Company’s net allocated cost for these support services was approximately $1.8 million, $1.5 million and $1.7 million for the years ended December 31, 2012, 2011 and 2010. As part of this arrangement, the day to day transactions may result in amounts due to or from the noted related parties. To effectively manage cash disbursements, the individual companies may make payments for any or all of the related companies. The amounts due to or from the related companies are reimbursed or collected and are not significant in amount.

Although there is a potential conflict on time allocation of personnel due to the fact that a senior manager, officer or staff member will provide services to more than one company, the Company believes that the executives and staff compensation sharing arrangement allows the companies to share costs yet attract and retain superior executives and staff. The cost sharing structure also allows each entity to maintain a much more cost effective structure than having separate staffing arrangements. Amounts reimbursed to the Company include both compensation for personnel and “overhead” (office rent, utilities, benefits, office supplies, etc.) utilized by the companies. AFM receives its direction for staffing and compensation from the

Advisors. Since the employees of AFM may also perform services for the Advisors, individuals, including executive officers, have received and may receive consideration directly from the Advisors. The allocation of costs is made by the management of the REITs and is reviewed at least annually by the Compensation Committees of the REITs. In making the allocation, management and the Compensation Committee consider all relevant facts related to the company’s level of business activity and the extent to which the company requires the services of particular personnel. The costs allocated are actual costs and do not include any profit/markup for the Company. Such payments are not based on formal record keeping regarding the time these personnel devote to the company, but are based on a good faith estimate by the employee and/or his or her supervisor of the time devoted by the employee to each company.

In addition to the Advisors discussed above, Mr. Knight is also Chairman and Chief Executive Officer of Apple REIT Seven, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc. and Apple REIT Ten, Inc. Members of the Company’s Board of Directors are also on the boards of Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc.

The Company has incurred legal fees associated with the Legal Proceedings discussed herein. The Company also incurs other professional fees such as accounting, auditing and reporting. These fees are included in general and administrative expense in the Company’s consolidated statements of operations. To be cost effective, these services received by the Company are shared as applicable across the other Apple REIT Companies (Apple REIT Seven, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc., and Apple REIT Ten, Inc.). The professionals cannot always specifically identify their fees for one company therefore management allocates these costs across the companies that benefit from the services. As a result of the Merger, the Company entered into a formal agreement with the other Apple REIT Companies for its share of costs associated with the Legal Proceedings and the SEC investigation referred to below where the Company will pay 20% of the total costs related to the Legal Proceedings and 25% of the total costs related to the SEC investigation. See Item 7 Management’s Discussion and Analysis of Expenses for the years 2012 and 2011 for more information on legal fees incurred.

In connection with the Merger Agreement, on November 29, 2012, the Company entered into an assignment and transfer agreement with A9A for the transfer of the Company’s interest in AFM. The assignment and transfer is expected to occur immediately after the closing of the Merger. As part of the assignment, AFM, A9A and the other Advisors agreed to indemnify BRE Select Hotels and related parties for any liabilities related to AFM. If a closing occurs, no additional costs of AFM will be allocated to the Company.

Also on November 29, 2012, in connection with the Merger Agreement, Apple REIT Nine, Inc. entered into a transfer agreement with the Company for the potential acquisition of the Apple REIT Companies’ and Advisors’ headquarters in Richmond, Virginia (“Headquarters”), currently owned by the Company, and the assignment of the Fort Worth, Texas office lease agreement from the Company for approximately $4.5 million which is expected to close immediately prior to the closing of the Merger. Also, as part of the purchase, Apple REIT Nine, Inc. agreed to release the Company and related parties from any liabilities related to the Headquarters or office lease. If a closing occurs, no additional costs associated with the Headquarters and office lease will be allocated to the Company.

Included in other assets, net on the Company’s consolidated balance sheet, is a 26% equity investment in Apple Air Holding, LLC (“Apple Air”). The other members of Apple Air are Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc. Through its equity investment, the Company has access to Apple Air’s aircraft for asset management and renovation purposes. The Company’s equity investment was approximately $1.5 million and $1.7 million at December 31, 2012 and 2011. The Company has recorded its share of income and losses of the entity under the equity method of accounting and adjusted its investment in Apple Air accordingly. For the years ended December 31, 2012, 2011, and 2010, the Company recorded a loss of approximately $0.2 million, $0.2 million and $0.9 million, respectively, as its share of the net loss of Apple Air, which primarily relates to the depreciation of the aircraft and the reduction in basis of the aircraft in 2010 due to the planned trade in for one new airplane in 2011, and is included in general and administrative expense in the Company’s consolidated statements of operations. Apple Air owned two aircraft during 2010, but reduced its ownership to one aircraft during the first quarter of 2011.

On December 5, 2012, in connection with the Merger Agreement, Apple REIT Ten, Inc. entered into a membership interest purchase agreement with the Company for the transfer of the Company’s 26% membership interest in Apple Air for approximately $1.45 million that is expected to close immediately prior to the closing of the Merger. Also as part of the purchase, Apple REIT Ten, Inc. agreed to indemnify BRE Select Hotels and related parties for any liabilities related to the membership interest.

Item 1A.	Risk Factors

The following describes several risk factors which are applicable to the Company. There are many factors that may affect the Company’s business and results of operations, which would affect the Company’s operating cash flow and value. You should carefully consider, in addition to the other information contained in this report, the risks described below.

Merger

Completion of the Merger is subject to the satisfaction of various conditions, including approval of the Merger Agreement by the Company’s shareholders and the other conditions described in the Merger Agreement. The Company cannot guarantee when or if these conditions will be satisfied or that the Merger will be successfully completed on the terms disclosed in the Merger Agreement or at all. In the event that the Merger is not completed, the Company may be subject to several risks, including, a decrease in the amount of time and attention that the Company’s management and employees’ devote to day-to-day business while devoting its attention to completing the proposed Merger; the Company’s relationships with its property managers may be substantially disrupted as a result of uncertainties with regard to its business and prospects; significant transaction costs incurred by the Company related to the Merger as well as a potential termination fee paid to the buyer in certain circumstances; and provisions contained in the Merger Agreement that could discourage a potential competing acquirer of the Company to submit an alternative acquisition proposal or that could result in any competing acquisition proposal being at a lower price than it might otherwise have offered.

Hotel Operations

The Company’s hotels are subject to all of the risks common to the hotel industry. These risks could adversely affect hotel occupancy and the rates that can be charged for hotel rooms as well as hotel operating expenses, and generally include:

•	increases in supply of hotel rooms that exceed increases in demand;

•	increases in energy costs and other travel expenses that reduce business and leisure travel;

•	reduced business and leisure travel due to continued geo-political uncertainty, including terrorism;

•	adverse effects of declines in general and local economic activity; and

•	adverse effects of a downturn in the hotel industry.

General Local and National Economic Conditions

Changes in general local or national economic or market conditions, increased costs of energy, increased costs of insurance, increased costs of products, increased costs and shortages of labor, competitive factors, fuel shortages, quality of management, the ability of a hotel chain to fulfill any obligations to operators of its hotel business, limited alternative uses for the building, changing consumer habits, condemnation or uninsured losses, changing demographics, changing traffic patterns, inability to remodel outmoded buildings as required by the franchise or lease agreement and other factors beyond the Company’s control may reduce operating results and the value of properties that the Company owns. Additionally, these items, among others, may reduce the availability of capital to the Company. As a result, cash available to make distributions to shareholders may be affected.

Current General Economic Environment in the Lodging Industry

The United States continues to be in a low-growth economic environment and continues to experience historically high levels of unemployment. Uncertainty over the depth and duration of this economic environment continues to have a negative impact on the lodging industry. Although operating results have improved, high levels of unemployment and sluggish business and consumer travel trends have been evident during the past three years. Accordingly, the Company’s financial results have been impacted by the economic environment, and future financial results and growth could be further depressed until a more expansive national economic environment is prevalent. A weaker than anticipated economic recovery, or a return to a recessionary national economic environment, could result in low or decreased levels of business and consumer travel, negatively impacting the lodging industry, and in turn, negatively impacting the Company’s future growth prospects and results of operations.

Hospitality Industry

The success of the Company’s properties will depend largely on the property operators’ ability to adapt to dominant trends in the hotel industry as well as greater competitive pressures, increased consolidation, industry overbuilding, dependence on consumer spending patterns and changing demographics, the introduction of new concepts and products, availability of labor, price levels and general economic conditions. The success of a particular hotel brand, the ability of a hotel brand to fulfill any obligations to operators of its business, and trends in the hotel industry may affect the Company’s income and the funds it has available to distribute to shareholders.

The hospitality industry could also experience a significant decline in occupancy and average daily rates due to a reduction in both business and leisure travel. General economic conditions, increased fuel costs, natural disasters and terrorist attacks are a few factors that could affect an individual’s willingness to travel. The Company’s property insurance will typically cover losses for property damage due to terrorist attacks or natural disasters (subject to policy deductibles). However, the Company is not insured against the potential negative effect a terrorist attack or natural disaster would have on the hospitality industry as a whole.

Seasonality

The hotel industry is seasonal in nature. Generally, occupancy rates and hotel revenues are greater in the second and third quarters than in the first and fourth quarters. As a result, there may be quarterly fluctuations in results of operations and the Company may need to enter into short-term borrowing arrangements in certain periods in order to offset these fluctuations in revenues and to make distributions to shareholders.

Franchise Agreements

The Company’s wholly-owned taxable REIT subsidiaries operate all of the properties pursuant to franchise or license agreements with nationally recognized hotel brands. These franchise agreements contain specific standards for, and restrictions and limitations on, the operation and maintenance of the Company’s properties in order to maintain uniformity within the franchisor system. These standards could potentially conflict with the Company’s ability to create specific business plans tailored to each property and to each market.

Competition

The hotel industry is highly competitive. Each of the Company’s hotels is located in a developed area that includes other hotels and competes for guests primarily with other hotels in the Company’s immediate vicinity and secondarily with other hotels in the Company’s geographic market. An increase in the number of competitive hotels in a particular area could have a material adverse effect on the occupancy, average daily rate and revenue per available room of the Company’s hotels in that area.

Illiquidity of Shares

There is and will be no public trading market for the common shares and the Series A preferred shares for an indefinite period of time, if ever. Therefore, the Units are and will be highly illiquid and very difficult to trade. There is no definite time frame to provide liquidity. There also is no definite value for the Units when a liquidity event occurs. In addition, there are restrictions on the transfer of the common shares. In order to qualify as a REIT, the shares must be beneficially owned by 100 or more persons and no more than 50% of the value of the Company’s issued and outstanding shares may be owned directly or indirectly by five or fewer individuals. Therefore, the Company’s bylaws provide that no person may own more than 9.8% of the issued and outstanding Units. Any purported transfer of the Company’s shares that would result in a violation of either of these limits will be declared null and void.

Qualification as a REIT

The rules governing a REIT are highly technical and complex. They require ongoing compliance with and interpretation of a variety of tests and regulations that depend on, among other things, future operations.

While the Company expects to satisfy these tests, it cannot ensure it will qualify as a REIT for any particular year. There is also the risk that the applicable laws governing a REIT could be changed, which could adversely affect the Company and its shareholders.

Distributions to Shareholders

Under the terms of the Merger Agreement, the Company suspended distributions to shareholders. In the event that the Merger does not occur, the Company intends to reinstate its monthly distributions to shareholders. If the Company’s properties do not generate sufficient revenue to meet operating expenses, the Company’s cash flow and the Company’s ability to make distributions to shareholders may be adversely affected. Additionally, the costs of pursuing the Merger could reduce the Company’s ability to make distributions. The Company is subject to all operating risks common to hotels. These risks might adversely affect occupancy or room rates. Increases in operating costs due to inflation and other factors may not necessarily be offset by increased room rates. The local, regional and national hotel markets may limit the extent to which room rates may be increased to meet increased operating expenses without decreasing occupancy rates. While the Company intends to make monthly distributions to shareholders if the Merger does not occur, there can be no assurance that the Company will be able to make distributions at any particular time or rate, or at all. Further, there is no assurance that a distribution rate achieved for a particular period will be maintained in the future. Also, while management may establish goals as to particular rates of distribution or have an intention to make distributions at a particular rate, there can be no assurance that such goals or intentions will be realized.

The Company’s objective in setting a distribution rate is to project a rate that will provide consistency over the life of the Company, taking into account acquisitions and capital improvements, ramp up of new properties and varying economic cycles. The Company anticipates that it may need to utilize debt, offering proceeds and cash from operations to meet this objective. If the Merger is not completed and the Company reinitiates distributions, the Company will evaluate the distribution rate on an ongoing basis and may make changes at any time if the Company feels the rate is not appropriate based on available cash resources.

If the Merger is not completed and the Company reinitiates distributions, the Company will generally seek to make distributions from its operating cash flows, distributions may be made (although there is no obligation to do so) in certain circumstances in part from financing proceeds or other sources, such as proceeds from the offering of Units. While distributions from such sources would result in the shareholder receiving cash, the consequences to the shareholder would differ from a distribution from operating cash flows. For example, if financing is the source of a distribution, that financing would have to be repaid, and if proceeds from the offering of Units are distributed, those proceeds would not then be available for other uses (such as property acquisitions or improvements).

Financing Risks

Although the Company anticipates maintaining low levels of debt, it may periodically use short-term financing to perform renovations to its properties, and if the Merger is not completed make shareholder distributions or Unit redemptions in periods of fluctuating income from its properties. The debt markets have been volatile and subject to increased regulation and, as a result, the Company may not be able to use debt to meet its cash requirements, including refinancing any scheduled debt maturities.

Securities Class Action Lawsuits and Governmental Regulatory Oversight Risks

As a result of regulatory inquiries or other regulatory actions, or as a result of being publicly held, the Company may become subject to lawsuits. The Company is currently subject to one securities class action lawsuit and other suits may be filed against the Company in the future. Due to the uncertainties related to litigation, the Company is unable at this time to evaluate the likelihood of either a favorable or unfavorable outcome or to estimate the range of potential exposure. If the outcome is unfavorable, the Company may be required to pay damages and/or change its business practices, any of which could have a material adverse effect on the Company’s financial condition, results of operations and cash flows. The ability of the Company to access capital markets, including commercial debt markets, could be negatively impacted by unfavorable, or the possibility of unfavorable, outcomes to lawsuits or adverse regulatory actions.

The Company has been and may continue to be subject to regulatory inquiries, which have resulted in and which could continue to result in costs and personnel time commitment to respond. It may also be subject to action by governing regulatory agencies, as a result of its activities, which could result in costs to respond and fines or changes in the Company’s business practices, any of which could have a material adverse effect on the financial condition, results of operations, liquidity and capital resources, and cash flows of the Company.

Technology is used in operations, and any material failure, inadequacy, interruption or security failure of that technology could harm the business

The Company and its hotel managers and franchisors rely on information technology networks and systems, including the Internet, to process, transmit and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, personal identifying information, reservations, billing and operating data. Some of the information technology is purchased from vendors, on whom the systems depend. The Company and its hotel managers and franchisors rely on commercially available and internally developed systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential operator and other customer information, such as individually identifiable information, including information relating to financial accounts. Although the Company and its hotel managers and franchisors have taken steps necessary to protect the security of their information systems and the data maintained in those systems, it is possible that the safety and security measures taken will not be able to prevent the systems’ improper functioning or damage, or the improper access or disclosure of personally identifiable information such as in the event of cyber attacks. Security breaches, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, can create system disruptions, shutdowns or unauthorized disclosure of confidential information. Any failure to maintain proper function, security and availability of information systems could interrupt operations, damage reputation, subject the Company to liability claims or regulatory penalties and could have a material adverse effect on the business, financial condition and results of operations of the Company.

Potential losses not covered by Insurance

The Company maintains comprehensive insurance coverage for general liability, property, business interruption and other risks with respect to all of its hotels. These policies offer coverage features and insured limits that the Company believes are customary for similar types of properties. There are no assurances that coverage will be available at reasonable rates. Also, various types of catastrophic losses, like earthquakes, hurricanes, or certain types of terrorism, may not be insurable or may not be economically insurable. Even when insurable, these policies may have high deductibles and/or high premiums. There also can be risks such as certain environmental hazards that may be deemed to fall outside the coverage. In the event of a substantial loss, the Company’s insurance coverage may not be sufficient to cover the full current market value or replacement cost of its lost investment. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose all or a portion of the capital it has invested in a hotel, as well as the anticipated future revenue from the hotel. In that event, the Company might nevertheless remain obligated for any mortgage debt or other financial obligations related to the hotel. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep the Company from using insurance proceeds to replace or renovate a hotel after it has been damaged or destroyed. The Company also may encounter challenges with an insurance provider regarding whether it will pay a particular claim that the Company believes to be covered under its policy. Under those circumstances, the insurance proceeds the Company receives might be inadequate to restore its economic position on the damaged or destroyed hotel, which could have a material adverse effect on the Company.

Item 1B.	Unresolved Staff Comments

Not Applicable

Item 2.	Properties

As of December 31, 2012, the Company owned 66 hotels located in 18 states with an aggregate of 7,658 rooms, consisting of the following:

Brand	Total by Brand	Number of Rooms
Hilton Garden Inn	14	1,793

Residence Inn	10	1,247

Courtyard	10	993

SpringHill Suites	7	738

Homewood Suites	6	713

TownePlace Suites	5	647

Fairfield Inn	5	351

Hampton Inn	4	454

Hampton Inn & Suites	3	303

Marriott	2	419

Total	66	7,658

The following table includes the location of each hotel, the date of construction, the date acquired, encumbrances (if any), initial acquisition cost, gross carrying value and the number of rooms of each hotel.

Real Estate and Accumulated Depreciation

As of December 31, 2012

(dollars in thousands)

						Subsequently
				Initial Cost		Capitalized	Total
City	State	Brand	Encum- brances	Land	Bldg./ FF&E /Other	Bldg Imp. & FF&E	Gross Cost(1)	Acc Deprec	Date of Construction	Date Acquired	Depreciable Life	# of Rooms
Birmingham	Alabama	Fairfield Inn	$0	$347	$2,064	$479	$2,890	$(618)	1995	Aug-05	3 - 39 yrs.	63
Dothan	Alabama	Courtyard	0	1,262	7,150	1,468	9,880	(2,307)	1996	Aug-05	3 - 39 yrs.	78
Dothan	Alabama	Hampton Inn & Suites	0	837	8,134	336	9,307	(2,147)	2004	Jun-05	3 - 39 yrs.	85
Huntsville	Alabama	Fairfield Inn	0	502	4,817	351	5,670	(1,136)	1999	Sep-05	3 - 39 yrs.	79
Huntsville	Alabama	Residence Inn	0	941	7,638	1,599	10,178	(2,523)	2002	Jun-05	3 - 39 yrs.	78
Montgomery	Alabama	SpringHill Suites	0	956	6,334	324	7,614	(1,450)	1998	Sep-05	3 - 39 yrs.	79
Tuscaloosa	Alabama	Courtyard	0	0	7,953	1,555	9,508	(2,287)	1996	Aug-05	3 - 39 yrs.	78
Tuscaloosa	Alabama	Fairfield Inn	0	0	4,240	458	4,698	(1,040)	1996	Aug-05	3 - 39 yrs.	63
Anchorage	Alaska	Hampton Inn	0	1,216	10,505	2,574	14,295	(3,993)	1997	Mar-05	3 - 39 yrs.	101
Anchorage	Alaska	Hilton Garden Inn	0	4,217	14,801	1,931	20,949	(4,642)	2002	Oct-04	3 - 39 yrs.	125
Anchorage	Alaska	Homewood Suites	0	1,797	11,052	1,855	14,704	(3,403)	2004	Oct-04	3 - 39 yrs.	122
Phoenix	Arizona	Hampton Inn	0	1,417	5,213	2,141	8,771	(2,212)	1998	Oct-04	3 - 39 yrs.	99
Arcadia	California	Hilton Garden Inn	0	1,716	10,197	2,513	14,426	(4,129)	1999	Oct-04	3 - 39 yrs.	124
Arcadia	California	SpringHill Suites	0	1,623	6,469	1,021	9,113	(2,296)	1999	Oct-04	3 - 39 yrs.	86
Bakersfield	California	Hilton Garden Inn	0	1,159	10,572	390	12,121	(2,978)	2004	Mar-05	3 - 39 yrs.	120
Folsom	California	Hilton Garden Inn	0	1,516	16,994	1,592	20,102	(4,460)	1999	Nov-05	3 - 39 yrs.	100
Foothill Ranch	California	Hampton Inn	0	1,051	6,504	1,059	8,614	(2,216)	1998	Apr-05	3 - 39 yrs.	84
Lake Forest	California	Hilton Garden Inn	0	1,533	9,433	410	11,376	(2,771)	2004	Oct-04	3 - 39 yrs.	103
Milpitas	California	Hilton Garden Inn	0	2,555	16,544	2,325	21,424	(5,118)	1999	Nov-05	3 - 39 yrs.	161
Roseville	California	Hilton Garden Inn	0	2,355	18,944	1,923	23,222	(5,219)	1999	Nov-05	3 - 39 yrs.	131
San Francisco	California	Hilton Garden Inn	0	1,994	9,558	2,442	13,994	(3,937)	1999	Jan-06	3 - 39 yrs.	169
Boulder	Colorado	Marriott	0	3,058	27,833	2,641	33,532	(7,917)	1997	May-05	3 - 39 yrs.	157
Glendale	Colorado	Hampton Inn & Suites	0	3,627	11,235	1,532	16,394	(3,702)	1999	Oct-04	3 - 39 yrs.	133
Lakewood	Colorado	Hampton Inn	0	2,490	8,108	2,602	13,200	(3,141)	2003	Oct-04	3 - 39 yrs.	170
Farmington	Connecticut	Courtyard	0	1,792	15,436	167	17,395	(3,547)	2005	Oct-05	3 - 39 yrs.	119
Rocky Hill	Connecticut	Residence Inn	0	1,469	11,287	166	12,922	(2,673)	2005	Aug-05	3 - 39 yrs.	96
Wallingford	Connecticut	Homewood Suites	0	1,412	12,079	444	13,935	(3,006)	2005	Jul-05	3 - 39 yrs.	104
Clearwater	Florida	SpringHill Suites	0	0	7,214	86	7,300	(1,737)	2006	Feb-06	3 - 39 yrs.	79
Lake Mary	Florida	Courtyard	0	685	5,573	2,554	8,812	(2,607)	1995	Mar-05	3 - 39 yrs.	86
Lakeland	Florida	Residence Inn	0	1,512	8,707	1,468	11,687	(2,755)	2001	Jun-05	3 - 39 yrs.	78
Orange Park	Florida	Fairfield Inn	0	850	6,984	338	8,172	(1,509)	1998	Nov-05	3 - 39 yrs.	83
Panama City	Florida	Courtyard	0	1,399	8,225	133	9,757	(1,986)	2006	Mar-06	3 - 39 yrs.	84
Pensacola	Florida	Courtyard	0	1,181	10,733	1,803	13,717	(2,815)	1997	Aug-05	3 - 39 yrs.	90
Pensacola	Florida	Fairfield Inn	0	467	4,706	333	5,506	(1,119)	1995	Aug-05	3 - 39 yrs.	63
Pensacola	Florida	Hampton Inn & Suites	0	1,241	8,361	177	9,779	(2,188)	2005	Jul-05	3 - 39 yrs.	85
Tallahassee	Florida	Hilton Garden Inn	0	1,096	10,137	1,171	12,404	(2,936)	1997	Mar-05	3 - 39 yrs.	99
Albany	Georgia	Courtyard	0	1,246	7,665	222	9,133	(2,008)	2004	Jun-05	3 - 39 yrs.	84
Columbus	Georgia	Residence Inn	0	597	8,184	266	9,047	(2,020)	2003	Jun-05	3 - 39 yrs.	78
Savannah	Georgia	SpringHill Suites	0	687	5,105	327	6,119	(1,201)	1999	Sep-05	3 - 39 yrs.	79
Valdosta	Georgia	Courtyard	0	1,030	7,535	1,285	9,850	(2,254)	2002	Oct-05	3 - 39 yrs.	84
Mt. Olive	New Jersey	Residence Inn	0	1,407	11,334	323	13,064	(2,826)	2005	Sep-05	3 - 39 yrs.	123
Somerset	New Jersey	Homewood Suites	0	1,807	16,807	465	19,079	(3,987)	2005	Aug-05	3 - 39 yrs.	123
Saratoga Springs	New York	Hilton Garden Inn	0	2,391	15,893	1,712	19,996	(4,179)	1999	Sep-05	3 - 39 yrs.	112
Roanoke Rapids	North Carolina	Hilton Garden Inn	0	2,457	15,714	62	18,233	(2,726)	2008	Mar-08	3 - 39 yrs.	147
Hillsboro	Oregon	Courtyard	5,709	1,869	9,494	2,525	13,888	(2,995)	1996	Mar-06	3 - 39 yrs.	155
Hillsboro	Oregon	Residence Inn	0	2,656	13,304	693	16,653	(3,265)	1994	Mar-06	3 - 39 yrs.	122
Hillsboro	Oregon	TownePlace Suites	0	2,140	9,725	1,374	13,239	(3,076)	1999	Dec-05	3 - 39 yrs.	136
Portland	Oregon	Residence Inn	0	4,390	38,697	3,779	46,866	(10,182)	2001	Dec-05	3 - 39 yrs.	258
Pittsburgh	Pennsylvania	Residence Inn	0	1,155	10,273	2,173	13,601	(3,442)	1998	Sep-05	3 - 39 yrs.	156
Myrtle Beach	South Carolina	Courtyard	0	1,857	7,631	1,512	11,000	(2,933)	1999	Jun-04	3 - 39 yrs.	135
Nashville	Tennessee	Homewood Suites	0	1,170	7,177	2,042	10,389	(2,539)	1999	May-05	3 - 39 yrs.	121
Arlington	Texas	SpringHill Suites	0	1,114	6,657	1,427	9,198	(2,152)	1998	Jun-05	3 - 39 yrs.	122
Arlington	Texas	TownePlace Suites	0	1,027	6,379	351	7,757	(1,713)	1999	Jun-05	3 - 39 yrs.	95
Dallas	Texas	SpringHill Suites	0	1,367	18,742	2,399	22,508	(4,770)	1997	Dec-05	3 - 39 yrs.	148
Fort Worth	Texas	Homewood Suites	0	1,152	8,210	2,637	11,999	(3,447)	1999	May-05	3 - 39 yrs.	137
Fort Worth	Texas	Residence Inn	18,238	1,873	15,586	241	17,700	(3,864)	2005	May-05	3 - 39 yrs.	149
Fort Worth	Texas	SpringHill Suites	0	2,125	11,619	1,654	15,398	(3,235)	2004	May-04	3 - 39 yrs.	145
Laredo	Texas	Homewood Suites	0	1,112	9,787	306	11,205	(2,494)	2005	Nov-05	3 - 39 yrs.	106
Laredo	Texas	Residence Inn	0	898	10,973	245	12,116	(2,729)	2005	Sep-05	3 - 39 yrs.	109
Las Colinas	Texas	TownePlace Suites	0	1,195	6,266	409	7,870	(1,868)	1998	Jun-05	3 - 39 yrs.	136
McAllen	Texas	Hilton Garden Inn	0	1,170	8,151	1,770	11,091	(2,871)	2000	Jul-05	3 - 39 yrs.	104
Fredericksburg	Virginia	Hilton Garden Inn	0	1,821	15,363	339	17,523	(3,745)	2005	Dec-05	3 - 39 yrs.	148
Richmond	Virginia	Corporate Office	0	684	1,038	5,726	7,448	(2,923)	1893	Jun-04	3 - 39 yrs.	N/A
Kent	Washington	TownePlace Suites	0	1,831	10,731	1,713	14,275	(3,483)	1999	Dec-05	3 - 39 yrs.	152
Mukilteo	Washington	TownePlace Suites	0	1,499	11,061	1,454	14,014	(3,318)	1999	Dec-05	3 - 39 yrs.	128
Redmond	Washington	Marriott	0	9,504	56,168	3,585	69,257	(15,352)	2004	Jul-04	3 - 39 yrs.	262
Renton	Washington	Hilton Garden Inn	0	1,272	14,679	2,329	18,280	(4,793)	1998	Nov-05	3 - 39 yrs.	150
Deposits on Construction in Progress			0	0	0	854	854	0

			$23,947	$107,776	$747,682	$90,560	$946,018	$(216,910)				7,658

(1) The gross cost basis for Federal Income Tax purposes approximates the basis used in this schedule.

Investment in real estate at December 31, 2012, consisted of the following (in thousands):

Land	$107,736

Building and Improvements	752,736

Furniture, Fixtures and Equipment	82,503

Franchise Fees	3,043

946,018

Less Accumulated Depreciation	(216,910)

Investment in Real Estate, net	$729,108

For additional information about the Company’s properties, refer to Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Item 3.	Legal Proceedings

The term the “Apple REIT Companies” means the Company, Apple REIT Seven, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc. and Apple REIT Ten, Inc.

On December 13, 2011, the United States District Court for the Eastern District of New York ordered that three putative class actions, Kronberg, et al. v. David Lerner Associates, Inc., et al., Kowalski v. Apple REIT Ten, Inc., et al., and Leff v. Apple REIT Ten, Inc., et al., be consolidated and amended the caption of the consolidated matter to be In re Apple REITs Litigation. The District Court also appointed lead plaintiffs and lead counsel for the consolidated action and ordered lead plaintiffs to file and serve a consolidated complaint by February 17, 2012. The Company was previously named as a party in the Kronberg, et al. v. David Lerner Associates, Inc., et al. putative class action lawsuit, which was filed on June 20, 2011.

On February 17, 2012, lead plaintiffs and lead counsel in the In re Apple REITs Litigation, Civil Action No. 1:11-cv-02919-KAM-JO, filed an amended consolidated complaint in the United States District Court for the Eastern District of New York against the Company, Apple Suites Realty Group, Inc., Apple Eight Advisors, Inc., Apple Nine Advisors, Inc., Apple Ten Advisors, Inc., Apple Fund Management, LLC, Apple REIT Seven, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc. and Apple REIT Ten, Inc., their directors and certain officers, and David Lerner Associates, Inc. and David Lerner. The consolidated complaint, purportedly brought on behalf of all purchasers of Units in the Company and the other Apple REIT Companies, or those who otherwise acquired these Units that were offered and sold to them by David Lerner Associates, Inc., or its affiliates and on behalf of subclasses of shareholders in New Jersey, New York, Connecticut and Florida, asserts claims under Sections 11, 12 and 15 of the Securities Act of 1933. The consolidated complaint also asserts claims for breach of fiduciary duty, aiding and abetting breach of fiduciary duty, negligence, and unjust enrichment, and claims for violation of the securities laws of Connecticut and Florida. The complaint seeks, among other things, certification of a putative nationwide class and the state subclasses, damages, rescission of share purchases and other costs and expenses.

On February 16, 2012, one shareholder of the Company and Apple REIT Seven, Inc., filed a putative class action lawsuit captioned Laurie Brody v. David Lerner Associates, Inc., et al., Case No. 1:12-cv-782-ERK-RER, in the United States District Court for the Eastern District of New York against the Company, Apple REIT Seven, Inc., Glade M. Knight, Apple Suites Realty Group, Inc., David Lerner Associates, Inc., and certain executives of David Lerner Associates, Inc. The complaint, purportedly brought on behalf of all purchasers of Units of the Company and Apple REIT Seven, Inc., or those who otherwise acquired these Units, asserts claims for breach of fiduciary duty and aiding and abetting breach of fiduciary duty, unjust enrichment, negligence, breach of written or implied contract (against the David Lerner Associates, Inc. defendants only), and for violation of New Jersey’s state securities laws. On March 13, 2012, by order of the court, Laurie Brody v. David Lerner Associates, Inc., et al. was consolidated into the In re Apple REITs Litigation.

On April 18, 2012, the Company, and the other Apple REIT Companies, served a motion to dismiss the consolidated complaint in the In re Apple REITs Litigation. The Company and the other Apple REIT Companies accompanied their motion to dismiss the consolidated complaint with a memorandum of law in support of their motion to dismiss the consolidated complaint. The briefing period for any motion to dismiss was completed on July 13, 2012.

The Company believes that any claims against it, its officers and directors and other Apple entities are without merit, and intends to defend against them vigorously. At this time, the Company cannot reasonably predict the outcome of these proceedings or provide a reasonable estimate of the possible loss or range of loss due to these proceedings, if any.

On October 22, 2012, the Financial Industry Regulatory Authority (“FINRA”) issued an order against David Lerner Associates, Inc. (“DLA”) and David Lerner, individually, requiring DLA to pay approximately $12 million in restitution to certain investors in Units of Apple REIT Ten, Inc. In addition, David Lerner, individually, was fined $250,000 and suspended for one year from the securities industry, followed by a two year suspension from acting as a principal. The Company relies on DLA for the administration of its Units and does not believe this settlement will affect the administration of its Units. The Company intends to continue to cooperate with regulatory or governmental inquiries.

Item 4.	Mine Safety Disclosures

Not Applicable

PART II

Item 5.            Market For Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities

Common Shares

There is currently no established public trading market in which the Company’s common shares are traded. As of December 31, 2012, there were 91.2 million Units outstanding. Each Unit consists of one common share, no par value, and one Series A preferred share of the Company. As of February 15, 2013, the Units were held by approximately 19,500 beneficial shareholders.

On November 29, 2012, the Company entered into a definitive merger agreement (the “Merger Agreement”) to be acquired by BRE Select Hotels Corp (“BRE Select Hotels”), a newly formed affiliate of Blackstone Real Estate Partners VII L.P. (the “Merger”). Under the Merger Agreement, each issued and outstanding Unit and each share of Series B convertible preferred stock of the Company (on an as converted basis), other than any dissenting shares, will be converted into the right to receive consideration with a stated value of $11.10 per Unit consisting of (i) $9.20 in cash, without interest, and (ii) one share of 7% Series A Cumulative Redeemable Preferred Stock of BRE Select Hotels having an initial liquidation preference of $1.90 per share (the “New Preferred Shares”). The New Preferred Shares will include an option for the holder of any New Preferred Shares to redeem all or a portion of such holder’s New Preferred Shares at the liquidation preference, plus any accumulated and unpaid dividends, after 7-1/2 years following the issuance of the New Preferred Shares in connection with the Merger and an initial dividend rate of 7% per share. The New Preferred Shares will also be redeemable by BRE Select Hotels Corp at any time at the liquidation preference, plus any accumulated and unpaid dividends, and will have limited voting rights. The dividend rate on the New Preferred Shares will increase to 11% per share if the New Preferred Shares are not redeemed within five years following the issuance of the New Preferred Shares in connection with the Merger. The initial liquidation preference of $1.90 per share will be subject to downward adjustment should net costs and payments relating to certain legacy litigation and regulatory matters exceed $3.5 million.

A shareholder meeting is planned for the second quarter of 2013 to vote on the transaction. The Merger Agreement contains various closing conditions, including shareholder approval. As a result, there can be no assurance that the Merger will close. If the closing conditions are satisfied, it is anticipated that the Merger could close during the second quarter of 2013. Under the Merger Agreement, the Company may terminate the Merger Agreement in certain circumstances. However the Company may be required to pay a fee of $20 million to an affiliate of BRE Select Hotels, plus certain expenses not to exceed $5 million. In certain other circumstances, the Merger Agreement provides for an affiliate of BRE Select Hotels to pay the Company a fee of $35 million upon termination of the Merger Agreement, plus certain expenses not to exceed $5 million.

Upon entering into and as a requirement of the Merger Agreement, the Company suspended its Dividend Reinvestment Plan and Unit Redemption Program. Prior to entering into the Merger Agreement, the last price at which an unrelated person purchased the Units from the Company was $11 per Unit through its Dividend Reinvestment Plan. This price was not based on an appraisal or valuation of the Company or its assets.

During 2012 and 2011, there were three tender offers made for the Units of the Company by a group of the same bidders. The Units acquired, as reported by the bidders, through the three tender offers were 45,381 Units for $5.50 per Unit in December 2012, 95,711 Units for $6 per Unit in May 2012 and 8,107 Units for $5 per Unit in December 2011, representing in total approximately 0.16% of the Company’s outstanding Units at December 31, 2012. Also during 2012 and 2011, the Company redeemed Units totaling 1.6 million and 2.8 million at $11.00 per Unit. The weighted average price paid for Units through the applicable tender offers and the Company’s Unit Redemption Program was approximately $10.58 and $10.96 in 2012 and 2011, respectively. In February 2013, the bidders made another tender offer at $8.50 per Unit. The offer expires in March 2013.

Distribution Policy

To maintain its REIT status the Company is required to distribute at least 90% of its ordinary income. In accordance with the Merger Agreement, the Company suspended distributions to shareholders. In the event the Merger does not occur, the Company plans to reinstate its monthly distribution to shareholders. Under the Merger Agreement, the Company is generally prohibited from making distributions to shareholders. However, if necessary, the Company is permitted to make minimum distribution payments to maintain its

REIT status. Distributions in 2012 totaled $66.1 million and were paid monthly at a rate of $0.066 per common share through November 2012. Distributions in 2011 totaled $71.2 million and were paid monthly at a rate of $0.066 per common share beginning in July 2011 and $0.064 per common share prior to that date. Distributions in 2010 totaled $72.3 million and were paid monthly at a rate of $0.064 per common share beginning in March 2010 and $0.075 per common share prior to that date. The amount and timing of distributions to shareholders are within the discretion of the Company’s Board of Directors. The amount and frequency of future distributions will depend on the Merger, as well as the Company’s results of operations, cash flow from operations, economic conditions, working capital requirements, cash requirements to fund investing and financing activities, capital expenditure requirements, including improvements to and expansions of properties and the acquisition of additional properties, as well as the distribution requirements under federal income tax provisions for qualification as a REIT. The Company’s line of credit loan agreement can potentially limit distributions to 105% of funds from operations.

Dividend Reinvestment Plan

In February 2006, the Company instituted a Dividend Reinvestment Plan for its shareholders. The plan provides a way to increase shareholder investment in the Company by reinvesting dividends to purchase additional Units of the Company. The uses of the proceeds from this plan may include purchasing Units under the Company’s Unit Redemption Program, enhancing properties, satisfying financing obligations and other expenses, increasing working capital, funding various corporate operations, and acquiring hotels. The Company has registered 20.0 million Units for potential issuance under the plan. Since inception of the plan through December 31, 2012, approximately 18.4 million Units, representing $202.1 million in proceeds to the Company, were issued under the plan. During the years ended December 31, 2012, 2011 and 2010, approximately 1.7 million Units, representing $18.5 million in proceeds to the Company, 2.5 million Units, representing $27.1 million in proceeds to the Company, and 2.8 million Units, representing $30.5 million in proceeds to the Company, were issued under the plan. The Company’s Dividend Reinvestment Plan was suspended upon the execution of the Merger Agreement. As a result, the last offering under the Dividend Reinvestment Plan occurred in November 2012 at $11 per Unit. In the event the Merger does not occur, the Company plans to reinstate the Dividend Reinvestment Plan.

Unit Redemption Program

In July 2005, the Company instituted a Unit Redemption Program to provide limited interim liquidity to its shareholders who have held their Units for at least one year. Shareholders may request redemption of Units for a purchase price equal to the lesser of: (1) the purchase price per Unit that the shareholder actually paid for the Unit; or (2) $11.00 per Unit. The Company reserves the right to change the purchase price of redemptions, reject any request for redemption, or otherwise amend the terms of, suspend, or terminate the Unit Redemption Program. The Unit Redemption Program was suspended upon the execution of the Merger Agreement. As a result, the last purchase under the Unit Redemption Program was in October 2012. In the event the Merger does not occur, the Company plans to reinstate the Unit Redemption Program. As noted below, since July 2011, the total redemption requests have exceeded the authorized amount of redemptions and the Board of Directors has and will continue to limit the amount of redemptions as it deems prudent.

Since inception of the program through December 31, 2012, the Company has redeemed approximately 18.3 million Units representing $200.5 million. During the year ended December 31, 2012, the Company redeemed approximately 1.6 million Units in the amount of $18.0 million. As contemplated in the program, beginning with the July 2011 redemption, the Company redeemed Units on a pro-rata basis with approximately 17%, 7%, 4%, 4%, 3%, and 3% of the amounts requested redeemed in the third and fourth quarters of 2011 and the first, second, third, and fourth quarters of 2012, respectively, leaving approximately 12.4 million Units requested but not redeemed as of the last scheduled redemption date in the fourth quarter of 2012 (October 2012). Prior to July 2011, the Company had redeemed 100% of redemption requests. The Company has a number of cash sources including cash from operations, dividend reinvestment plan proceeds, borrowings under its credit facility and asset sales from which it can make redemptions. See the Company’s complete consolidated statements of cash flows for the years ended December 31, 2012, 2011 and 2010 in the Company’s audited financial statements in Item 8 of this Form 10-K for further description of the sources and uses of the Company’s cash flows. The following is a summary of Unit redemptions during 2011 and 2012:

Redemption Date	Requested Unit Redemptions	Units Redeemed	Redemption Requests not Redeemed
January 2011	606,064	606,064	0

April 2011	683,427	683,427	0

July 2011	4,412,066	737,284	3,674,782

October 2011	9,878,351	726,613	9,151,738

January 2012	11,591,274	459,736	11,131,538

April 2012	11,168,887	455,124	10,713,763

July 2012	12,547,425	361,351	12,186,074

October 2012	12,740,003	363,465	12,376,538

The following is a summary of redemptions during the fourth quarter of 2012 (no redemptions occurred in November and December 2012):

Issuer Purchases of Equity Securities

	(a)	(b)	(c)	(d)
Period	Total Number of Units Purchased	Average Price Paid per Unit	Total Number of Units Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Units that May Yet Be Purchased Under the Plans or Programs
October 2012	363,465	$10.98	363,465	(1)

(1)	The maximum number of Units that may be redeemed in any 12 month period is limited to up to five percent (5.0%) of the weighted average number of Units outstanding from the beginning of the 12 month period, subject to the Company’s right to change the number of Units to be redeemed.

Series A Preferred Shares

The Series A preferred shares have no voting rights and no conversion rights. In addition, the Series A preferred shares are not separately tradable from the common shares to which they relate. The Series A preferred shares do not have any distribution rights except a priority distribution upon the sale of the Company’s assets. The priority distribution (“Priority Distribution”) is equal to $11.00 per Series A preferred share, and will be paid before any distribution will be made to the holders of any other shares. Upon the Priority Distribution, the Series A preferred shares will have no other distribution rights.

Series B Convertible Preferred Shares

In January 2004, the Company issued 240,000 Series B convertible preferred shares to Glade M. Knight, the Company’s Chairman and Chief Executive Officer. There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the Articles of Incorporation that would adversely affect the Series B convertible preferred shares. Upon liquidation, each holder of the Series B convertible preferred shares is entitled to a priority liquidation payment. However, the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares’ distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares into which each Series B convertible preferred share would convert. In the event that the liquidation of the Company’s assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis. The Series B convertible preferred shares are convertible into common shares of the Company upon and for 180 days following the occurrence of any of the following events: (1) substantially all of the Company’s assets, stock or business is sold or transferred through exchange, merger, consolidation, lease, share exchange or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the Company’s business; or (2) the termination or expiration without renewal of the advisory agreement with Apple Six Advisors, Inc., or if the Company ceases to use Apple Six Realty Group, Inc. to provide property acquisition and disposition services; or (3) the Company’s common shares are listed on any securities exchange or quotation system or in any established market.

Preferred Shares

The Company’s articles of incorporation authorize issuance of up to 15 million additional preferred shares. No preferred shares other than the Series A preferred shares and the Series B convertible preferred shares (discussed above) have been issued. The Company believes that the authorization to issue additional preferred shares benefits the Company and its shareholders by permitting flexibility in financing additional growth, giving the Company additional financing options in corporate planning and in responding to developments in business, including financing of additional acquisitions and other general corporate purposes. Having authorized preferred shares available for issuance in the future gives the Company the ability to respond to future developments and allows preferred shares to be issued without the expense and delay of a special shareholders’ meeting. At present, the Company has no specific financing or acquisition plans involving the issuance of additional preferred shares and the Company does not propose to fix the characteristics of any series of preferred shares in anticipation of issuing preferred shares other than the Series A preferred shares and Series B convertible preferred shares discussed above. The Company cannot now predict whether or to what extent, if any, additional preferred shares will be used or if so used what the characteristics of a particular series may be. The voting rights and rights to distributions of the holders of common shares will be subject to the prior rights of the holders of any subsequently-issued preferred shares. Unless otherwise required by applicable law or regulation, the preferred shares would be issuable without further authorization by holders of the common shares and on such terms and for such consideration as may be determined by the Board of Directors. The preferred shares could be issued in one or more series having varying voting rights, redemption and conversion features, distribution (including liquidating distribution) rights and preferences, and other rights, including rights of approval of specified transactions. A series of preferred shares could be given rights that are superior to rights of holders of common shares and a series having preferential distribution rights could limit common share distributions and reduce the amount holders of common shares would otherwise receive on dissolution.

Non-Employee Directors Stock Option Plan and Incentive Plan

The Company’s Board of Directors has adopted and the Company’s shareholders have approved a Non-Employee Directors Stock Option Plan and an Incentive Plan. The options issued under each plan convert upon exercise to Units. Each Unit consists of one common share and one Series A preferred share of the Company. As of December 31, 2012, options to purchase 580,116 Units were outstanding with a weighted average exercise price of $11 per Unit under the Directors Plan. No options have been issued under the Incentive Plan. The following is a summary of securities issued under the plans as of December 31, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation plans approved by security holders

Non-Employee Directors Stock Option Plan	580,116	$11.00	1,019,429

Incentive Plan	—	$—	4,029,318

Item 6.	Selected Financial Data

The following table sets forth selected financial data for the five years ended December 31, 2012. Certain information in the table has been derived from the Company’s audited financial statements and notes thereto. This data should be read in conjunction with Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Item 8, the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Annual Report on Form 10-K.

(in thousands except per share and statistical data)	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Revenues:
Room revenue	$235,630	$220,227	$206,624	$195,671	$233,112
Other revenue	16,837	16,553	14,634	14,753	19,744
Reimbursed expenses	7,965	7,241	6,055	5,899	6,057

Total revenue	260,432	244,021	227,313	216,323	258,913

Expenses:
Hotel operating expenses	144,026	137,986	130,896	126,120	144,751
Taxes, insurance and other	13,103	12,133	12,143	13,248	13,438
General and administrative	7,620	5,589	6,072	4,935	5,397
Merger transaction costs	4,037	562	-	-	-
Reimbursed expenses	7,965	7,241	6,055	5,899	6,057
Depreciation	31,054	32,432	30,806	30,417	30,411
Interest expense, net	3,084	3,617	3,800	2,312	1,784
Total expenses	210,889	199,560	189,772	182,931	201,838

Income from continuing operations	49,543	44,461	37,541	33,392	57,075
Income (loss) from discontinued operations	-	700	(3,157)	(13)	1,427

Net income	$49,543	$45,161	$34,384	$33,379	$58,502

Per Share:
Income from continuing operations per common share	$0.54	$0.48	$0.41	$0.37	$0.63
Income (loss) from discontinued operations per common share	-	0.01	(0.03)	-	0.01

Net income per common share	$0.54	$0.49	$0.38	$0.37	$0.64

Distributions paid per common share	$0.73	$0.78	$0.79	$0.90	$0.90
Weighted-average common shares outstanding - basic and diluted	91,142	91,254	91,323	91,178	90,899

Balance Sheet Data (at end of period):
Cash and cash equivalents	$-	$32	$-	$-	$935
Investment in real estate, net	$729,108	$746,354	$764,557	$801,646	$823,463
Total assets	$740,370	$759,365	$788,213	$815,584	$849,783
Notes payable	$58,417	$63,067	$63,736	$54,040	$29,097
Shareholders’ equity	$674,647	$690,628	$719,771	$757,488	$809,382
Net book value per share	$7.40	$7.57	$7.87	$8.28	$8.82

Other Data:
Cash flow from (used in):
Operating activities	$81,176	$78,138	$70,956	$66,029	$88,747
Investing activities	$(10,852)	$(2,721)	$(8,505)	$(6,571)	$(33,234)
Financing activities	$(70,356)	$(75,385)	$(62,451)	$(60,393)	$(87,839)
Number of hotels owned at end of period (including hotels held for sale)	66	66	68	68	68
Average Daily Rate (ADR) (a)(f)	$115	$110	$104	$107	$117
Occupancy (f)	73%	72%	71%	66%	71%
Revenue Per Available Room (RevPAR) (b)(f)	$84	$79	$74	$70	$83
Total rooms sold (c)(f)	2,056,557	2,005,542	1,986,223	1,836,076	1,990,489
Total rooms available (d)(f)	2,799,182	2,792,055	2,791,708	2,791,698	2,795,278

Modified Funds From Operations Calculation (e) :
Net income	$49,543	$45,161	$34,384	$33,379	$58,502
Loss on hotels held for sale	-	-	3,567	-	-
Depreciation of real estate owned	31,054	32,432	31,199	30,938	29,313

Funds from operations	80,597	77,593	69,150	64,317	87,815
Merger transaction costs	4,037	562	-	-	-

Modified funds from operations	$84,634	$78,155	$69,150	$64,317	$87,815

(a) Total room revenue divided by number of room nights sold.

(b) ADR multiplied by occupancy percentage.

(c) Represents the number of room nights sold during the period.

(d) Represents the number of rooms owned by the Company multiplied by the number of nights in the period.

(e) Funds from operations (FFO) is defined as net income (computed in accordance with generally accepted accounting principles – GAAP) excluding gains and losses from sales of depreciable property, plus depreciation and amortization and the loss on hotels held for sale. Modified FFO (MFFO) excludes costs associated with merger transactions. The Company considers FFO and MFFO in evaluating property acquisitions and its operating performance and believes that FFO and MFFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the Company’s activities in accordance with GAAP. The Company considers FFO and MFFO as supplemental measures of operating performance in the real estate industry, and along with the other financial measures included in this Form 10-K, including net income, cash flow from operating activities, financing activities and investing activities, they provide investors with an indication of the performance of the Company. The Company’s definition of FFO and MFFO are not necessarily the same as such terms that are used by other companies. FFO and MFFO are not necessarily indicative of cash available to fund cash needs.

(f) From continuing operations.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Annual Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are typically identified by use of terms such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of the Company to implement its acquisition strategy and operating strategy; the Company’s ability to manage planned growth; changes in economic cycles; financing risks; the outcome of current and future litigation, regulatory proceedings, or inquiries; changes in laws or regulations or interpretations of current laws and regulations that impact the Company’s business, assets or classification as a real estate investment trust; and competition within the hotel and real estate industry. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this Annual Report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such statements or the objectives and plans of the Company will be achieved. In addition, the Company’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code. Readers should carefully review the Company’s financial statements and the notes thereto, as well as the risk factors described in the Company’s filings with the Securities and Exchange Commission and Item 1A in this report. Any forward-looking statement that the Company makes speaks only as of the date of this report. The Company undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors as a result of new information, future events or otherwise, except as required by law.

Overview

Apple REIT Six, Inc., together with its wholly owned subsidiaries (the “Company”), was formed to invest in income-producing real estate in the United States. The Company was initially capitalized on January 20, 2004, with its first investor closing on April 23, 2004. The Company completed its best-efforts offering of Units (each Unit consists of one common share and one Series A preferred share) in March 2006. The Company has elected to be treated as a real estate investment trust (“REIT”) for federal income tax purposes. As of December 31, 2012, the Company owned 66 hotels within different markets in the United States. The Company’s first hotel was acquired on May 28, 2004.

Merger

On November 29, 2012, the Company entered into a definitive merger agreement (the “Merger Agreement”) to be acquired by BRE Select Hotels Corp (“BRE Select Hotels”), a newly formed affiliate of Blackstone Real Estate Partners VII L.P. (the “Merger”). Under the Merger Agreement, each issued and outstanding Unit and each share of Series B convertible preferred stock of the Company (on an as converted basis), other than any dissenting shares, will be converted into the right to receive consideration with a stated value of $11.10 per Unit consisting of (i) $9.20 in cash, without interest, and (ii) one share of 7% Series A Cumulative Redeemable Preferred Stock of BRE Select Hotels having an initial liquidation preference of $1.90 per share (the “New Preferred Shares”). The stated value of the transaction based on the outstanding Units and as converted Series B convertible stock at December 31, 2012 is approximately $1.1 billion, including approximately $64.4 million related to the Series B convertible preferred stock. The New Preferred Shares will include an option for the holder of any New Preferred Shares to redeem all or a portion of such holder’s New Preferred Shares at the liquidation preference, plus any accumulated and unpaid dividends, after 7-1/2 years following the issuance of the New Preferred Shares in connection with the Merger and an initial dividend rate of 7% per share. The New Preferred Shares will also be redeemable by BRE Select Hotels Corp at any time at the liquidation preference, plus any accumulated and unpaid dividends, and will have limited voting rights. The dividend rate on the New Preferred Shares will increase to 11% per share if the New Preferred Shares are not redeemed within five years following the issuance of the New Preferred Shares in connection with the Merger. The initial liquidation preference of $1.90 per share will be subject to downward adjustment should net costs and payments relating to certain legacy litigation and regulatory matters exceed $3.5 million.

The Company’s dividend reinvestment and share redemption programs were suspended upon the execution of the Merger Agreement. Also, in accordance with the Merger Agreement, the Company suspended dividend payments. A shareholder meeting is planned for the second quarter of 2013 to vote on the transaction. The Merger Agreement contains various closing conditions, including shareholder approval. As a result, there can be no assurance that the Merger will close. If the closing conditions are satisfied, it is anticipated that the Merger could close during the second quarter of 2013. Under the Merger Agreement, the Company may terminate the Merger Agreement in certain circumstances. However the Company may be required to pay a fee of $20 million to an affiliate of BRE Select Hotels, plus certain expenses not to exceed $5 million. In certain other circumstances, the Merger Agreement provides for an affiliate of BRE Select Hotels to pay the Company a fee of $35 million upon termination of the Merger Agreement, plus certain expenses not to exceed $5 million. All costs related to the proposed Merger transaction are being expensed in the period they are incurred and are included in Merger transaction costs in the Company’s consolidated statements of operations. In connection with these activities, the Company incurred $3.2 million in expenses for the year ended December 31, 2012.

Hotel Operations

Although hotel performance can be influenced by many factors including local competition, local and general economic conditions in the United States and the performance of individual managers assigned to each hotel, performance of the hotels as compared to other hotels within their respective local markets, in general, has met the Company’s expectations for the period owned. Beginning in 2011 and continuing through 2012, the hotel industry and Company’s revenues and operating income have shown improvement from the significant decline in the industry during 2008 through 2010. Although there is no way to predict future general economic conditions, and there are several key factors that continue to negatively affect the economic recovery in the United States and add to general market uncertainty, including but not limited to, the continued high levels of unemployment, the slow pace of the economic recovery in the United States and the uncertainty surrounding the fiscal policy of the United States, the Company and industry are forecasting a mid-single digit percentage increase in revenue for 2013 as compared to 2012.

In evaluating financial condition and operating performance, the most important indicators on which the Company focuses are revenue measurements, such as average occupancy, average daily rate (“ADR”), revenue per available room (“RevPAR”), and market yield, which compares an individual hotel’s results to others in its local market, and expenses, such as hotel operating expenses, general and administrative and other expenses described below.

The Company continually monitors the profitability of its properties and attempts to maximize shareholder value by timely disposal of properties. During the third quarter of 2010 the Company committed to sell two underperforming assets, the Tempe, Arizona TownePlace Suites and SpringHill Suites. The Company completed the sale of these two hotels in June 2011. The results of these properties have been included in discontinued operations for the period owned and are not included in the summary below. The following is a summary of the Company’s results from continuing operations:

	Years Ended December 31,
(in thousands except statistical data)	2012	Percent of Revenue	2011	Percent of Revenue	Percent Change

Total hotel revenue	$252,467	100%	$236,780	100%	7%

Hotel operating expenses	144,026	57%	137,986	58%	4%

Taxes, insurance and other expense	13,103	5%	12,133	5%	8%

General and administrative expense	7,620	3%	5,589	2%	36%

Merger transaction costs	4,037		562		N	/A

Depreciation	31,054		32,432		-4%

Interest expense, net	3,084		3,617		-15%

Number of hotels	66		66		0%

Average Market Yield (1)	121		120		1%

ADR	$115		$110		5%

Occupancy	73%		72%		1%

RevPAR	$84		$79		6%

(1) Calculated from data provided by Smith Travel Research, Inc.® Excludes hotels under renovation during the applicable periods.

Legal Proceedings

The term the “Apple REIT Companies” means the Company, Apple REIT Seven, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc. and Apple REIT Ten, Inc.

On December 13, 2011, the United States District Court for the Eastern District of New York ordered that three putative class actions, Kronberg, et al. v. David Lerner Associates, Inc., et al., Kowalski v. Apple REIT Ten, Inc., et al., and Leff v. Apple REIT Ten, Inc., et al., be consolidated and amended the caption of the consolidated matter to be In re Apple REITs Litigation. The District Court also appointed lead plaintiffs and lead counsel for the consolidated action and ordered lead plaintiffs to file and serve a consolidated complaint by February 17, 2012. The Company was previously named as a party in the Kronberg, et al. v. David Lerner Associates, Inc. et al. putative class action lawsuit, which was filed on June 20, 2011.

On February 17, 2012, lead plaintiffs and lead counsel in the In re Apple REITs Litigation, Civil Action No. 1:11-cv-02919-KAM-JO, filed an amended consolidated complaint in the United States District Court for the Eastern District of New York against the Company, Apple Suites Realty Group, Inc., Apple Eight Advisors, Inc., Apple Nine Advisors, Inc., Apple Ten Advisors, Inc., Apple Fund Management, LLC, Apple REIT Seven, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc. and Apple REIT Ten, Inc., their directors and certain officers, and David Lerner Associates, Inc. and David Lerner. The consolidated complaint, purportedly brought on behalf of all purchasers of Units in the Company and the other Apple REIT Companies, or those who otherwise acquired these Units that were offered and sold to them by David Lerner Associates, Inc., or its affiliates and on behalf of subclasses of shareholders in New Jersey, New York, Connecticut and Florida, asserts claims under Sections 11, 12 and 15 of the Securities Act of 1933. The consolidated complaint also asserts claims for breach of fiduciary duty, aiding and abetting breach of fiduciary duty, negligence, and unjust enrichment, and claims for violation of the securities laws of Connecticut and Florida. The complaint seeks, among other things, certification of a putative nationwide class and the state subclasses, damages, rescission of share purchases and other costs and expenses.

On February 16, 2012, one shareholder of the Company and Apple REIT Seven, Inc., filed a putative class action lawsuit captioned Laurie Brody v. David Lerner Associates, Inc., et al., Case No. 1:12-cv-782-ERK-RER, in the United States District Court for the Eastern District of New York against the Company, Apple REIT Seven, Inc., Glade M. Knight, Apple Suites Realty Group, Inc., David Lerner Associates, Inc.,

and certain executives of David Lerner Associates, Inc. The complaint, purportedly brought on behalf of all purchasers of Units of the Company and Apple REIT Seven, Inc., or those who otherwise acquired these Units, asserts claims for breach of fiduciary duty and aiding and abetting breach of fiduciary duty, unjust enrichment, negligence, breach of written or implied contract (against the David Lerner Associates, Inc. defendants only), and for violation of New Jersey’s state securities laws. On March 13, 2012, by order of the court, Laurie Brody v. David Lerner Associates, Inc., et al. was consolidated into the In re Apple REITs Litigation.

On April 18, 2012, the Company, and the other Apple REIT Companies, served a motion to dismiss the consolidated complaint in the In re Apple REITs Litigation. The Company and the other Apple REIT Companies accompanied their motion to dismiss the consolidated complaint with a memorandum of law in support of their motion to dismiss the consolidated complaint. The briefing period for any motion to dismiss was completed on July 13, 2012.

The Company believes that any claims against it, its officers and directors and other Apple entities are without merit, and intends to defend against them vigorously. At this time, the Company cannot reasonably predict the outcome of these proceedings or provide a reasonable estimate of the possible loss or range of loss due to these proceedings, if any.

On October 22, 2012, the Financial Industry Regulatory Authority (“FINRA”) issued an order against David Lerner Associates, Inc. (“DLA”) and David Lerner, individually, requiring DLA to pay approximately $12 million in restitution to certain investors in Units of Apple REIT Ten, Inc. In addition, David Lerner, individually, was fined $250,000 and suspended for one year from the securities industry, followed by a two year suspension from acting as a principal. The Company relies on DLA for the administration of its Units and does not believe this settlement will affect the administration of its Units. The Company intends to continue to cooperate with regulatory or governmental inquiries.

Hotels Owned

The following table summarizes the location, brand, manager, date acquired, number of rooms and gross purchase price for each of the 66 hotels the Company owned at December 31, 2012. All dollar amounts are in thousands.

City	State	Brand	Manager	Date Acquired	Rooms	Gross Purchase Price
Ft. Worth	Texas	SpringHill Suites	Marriott	5/28/04	145	$13,340
Myrtle Beach	South Carolina	Courtyard	Marriott	6/8/04	135	9,200
Redmond	Washington	Marriott	Marriott	7/7/04	262	64,000
Anchorage	Alaska	Hilton Garden Inn	Stonebridge	10/12/04	125	18,900
Anchorage	Alaska	Homewood Suites	Stonebridge	10/12/04	122	13,200
Phoenix	Arizona	Hampton Inn	Stonebridge	10/12/04	99	6,700
Arcadia	California	Hilton Garden Inn	Stonebridge	10/12/04	124	12,000
Arcadia	California	SpringHill Suites	Stonebridge	10/12/04	86	8,100
Lake Forest	California	Hilton Garden Inn	Stonebridge	10/12/04	103	11,400
Glendale	Colorado	Hampton Inn & Suites	Stonebridge	10/12/04	133	14,700
Lakewood	Colorado	Hampton Inn	Stonebridge	10/12/04	170	10,600
Anchorage	Alaska	Hampton Inn	Stonebridge	3/14/05	101	11,500
Bakersfield	California	Hilton Garden Inn	Hilton	3/18/05	120	11,500
Lake Mary	Florida	Courtyard	LBA	3/18/05	86	6,000
Tallahassee	Florida	Hilton Garden Inn	Hilton	3/18/05	99	10,850
Foothill Ranch	California	Hampton Inn	Stonebridge	4/21/05	84	7,400
Ft. Worth	Texas	Residence Inn	Western	5/6/05	149	17,000
Boulder	Colorado	Marriott	White	5/9/05	157	30,000
Nashville	Tennessee	Homewood Suites	Hilton	5/24/05	121	8,103
Ft. Worth	Texas	Homewood Suites	Hilton	5/24/05	137	9,097
Dothan	Alabama	Hampton Inn & Suites	LBA	6/24/05	85	8,673
Huntsville	Alabama	Residence Inn	LBA	6/24/05	78	8,288
Lakeland	Florida	Residence Inn	LBA	6/24/05	78	9,886
Albany	Georgia	Courtyard	LBA	6/24/05	84	8,597
Columbus	Georgia	Residence Inn	LBA	6/24/05	78	7,888

City	State	Brand	Manager	Date Acquired	Rooms	Gross Purchase Price
Arlington	Texas	SpringHill Suites	Western	6/30/05	122	7,486
Arlington	Texas	TownePlace Suites	Western	6/30/05	95	7,148
Las Colinas	Texas	TownePlace Suites	Western	6/30/05	136	7,178
Wallingford	Connecticut	Homewood Suites	White	7/8/05	104	12,780
McAllen	Texas	Hilton Garden Inn	Western	7/19/05	104	9,000
Pensacola	Florida	Hampton Inn & Suites	LBA	7/21/05	85	9,279
Rocky Hill	Connecticut	Residence Inn	White	8/1/05	96	12,070
Dothan	Alabama	Courtyard	LBA	8/11/05	78	8,016
Somerset	New Jersey	Homewood Suites	White	8/17/05	123	17,750
Birmingham	Alabama	Fairfield Inn	LBA	8/25/05	63	2,176
Tuscaloosa	Alabama	Courtyard	LBA	8/25/05	78	7,551
Tuscaloosa	Alabama	Fairfield Inn	LBA	8/25/05	63	3,982
Pensacola	Florida	Courtyard	LBA	8/25/05	90	11,369
Pensacola	Florida	Fairfield Inn	LBA	8/25/05	63	4,858
Pittsburgh	Pennsylvania	Residence Inn	White	9/2/05	156	11,000
Laredo	Texas	Residence Inn	Western	9/12/05	109	11,445
Mt. Olive	New Jersey	Residence Inn	White	9/15/05	123	12,070
Saratoga Springs	New York	Hilton Garden Inn	White	9/29/05	112	17,750
Huntsville	Alabama	Fairfield Inn	LBA	9/30/05	79	4,954
Montgomery	Alabama	SpringHill Suites	LBA	9/30/05	79	6,835
Savannah	Georgia	SpringHill Suites	LBA	9/30/05	79	5,407
Valdosta	Georgia	Courtyard	LBA	10/3/05	84	8,284
Farmington	Connecticut	Courtyard	White	10/20/05	119	16,330
Orange Park	Florida	Fairfield Inn	LBA	11/8/05	83	7,221
Folsom	California	Hilton Garden Inn	Inn Ventures	11/30/05	100	18,028
Milpitas	California	Hilton Garden Inn	Inn Ventures	11/30/05	161	18,600
Roseville	California	Hilton Garden Inn	Inn Ventures	11/30/05	131	20,759
Laredo	Texas	Homewood Suites	Western	11/30/05	106	10,500
Renton	Washington	Hilton Garden Inn	Inn Ventures	11/30/05	150	16,096
Dallas	Texas	SpringHill Suites	Western	12/9/05	148	19,500
Hillsboro	Oregon	TownePlace Suites	Inn Ventures	12/19/05	136	11,500
Portland	Oregon	Residence Inn	Inn Ventures	12/19/05	258	42,000
Kent	Washington	TownePlace Suites	Inn Ventures	12/19/05	152	12,000
Mukilteo	Washington	TownePlace Suites	Inn Ventures	12/19/05	128	12,000
Fredericksburg	Virginia	Hilton Garden Inn	Hilton	12/20/05	148	16,600
San Francisco	California	Hilton Garden Inn	White	1/30/06	169	12,266
Clearwater	Florida	SpringHill Suites	LBA	2/17/06	79	6,923
Hillsboro	Oregon	Courtyard	Inn Ventures	3/9/06	155	11,000
Hillsboro	Oregon	Residence Inn	Inn Ventures	3/9/06	122	15,500
Panama City	Florida	Courtyard	LBA	4/26/06	84	9,245
Roanoke Rapids	North Carolina	Hilton Garden Inn	Newport	3/10/08	147	17,764

				Total	7,658	$829,142

Management and Franchise Agreements

Each of the Company’s 66 hotels are operated and managed, under separate management agreements, by affiliates of one of the following companies: Marriott International, Inc. (“Marriott”), Stonebridge Realty Advisors, Inc. (“Stonebridge”), Hilton Worldwide (“Hilton”), Western International (“Western”), Larry Blumberg & Associates (“LBA”), White Lodging Services Corporation (“White”), Inn Ventures, Inc. (“Inn Ventures”), or Newport Hospitality Group, Inc. (“Newport”). The agreements have remaining terms generally ranging from 1 to 22 years. Fees associated with the agreements generally include the payment of base management fees, incentive management fees, accounting fees, and other fees for centralized services which are allocated among all of the hotels that receive the benefit of such services. Base management fees are calculated as a percentage of gross revenues. Incentive management fees are calculated as a percentage of operating profit in excess of a priority return to the Company, as defined in the management agreements. The Company has the option to terminate the management agreements if specified performance thresholds are not satisfied. For the years ended December 31, 2012, 2011 and 2010, the Company incurred approximately $8.7 million, $8.0 million and $7.0 million in management fees for continuing operations.

Stonebridge, Western, LBA, White, Inn Ventures and Newport are not affiliated with either Marriott or Hilton, and as a result, the hotels managed by these companies were required to obtain separate franchise agreements with each respective franchisor. The Hilton franchise agreements generally provide for an initial term of 13 to 20 years. Fees associated with the Hilton agreements generally include the payment of royalty fees and program fees based on room revenues. The Marriott franchise agreements generally provide for an initial term of 15 to 20 years. Fees associated with the Marriott agreements include the payment of royalty fees, marketing fees, reservation fees and a communications support fee based on room revenues. For the years ended December 31, 2012, 2011 and 2010, the Company incurred approximately $10.6 million, $9.9 million and $9.3 million in franchise fees for continuing operations.

Results of Operations for Years 2012 and 2011

As of December 31, 2012, the Company owned 66 hotels with 7,658 rooms. The Company’s portfolio reflects the sale of two Tempe, Arizona properties in June 2011. Hotel performance is impacted by many factors, including the economic conditions in the United States, as well as each locality. During the period from the second half of 2008 through 2010, the overall weakness in the U.S. economy had a considerable negative impact on both consumer and business travel. However, economic conditions have shown evidence of improvement during the past two years. As a result, the Company expects continued improvement in revenue and operating income in 2013 as compared to 2012. The Company’s hotels in general have shown results consistent with industry and brand averages for the period of ownership.

Revenues

The Company’s principal source of revenue is hotel revenue, consisting of room and other related revenue. For the years ended December 31, 2012 and 2011, the Company had total hotel revenue from continuing operations of $252.5 million and $236.8 million, respectively. For the years ended December 31, 2012 and 2011, the hotels achieved combined average occupancy of 73% and 72%, ADR of $115 and $110 and RevPAR of $84 and $79. ADR is calculated as room revenue divided by the number of rooms sold, and RevPAR is calculated as occupancy multiplied by ADR.

During 2012, the Company experienced a modest increase in demand as demonstrated by the improvement in average occupancy. In addition, also signifying a progressing economy, the Company experienced an increase in ADR of 5% in 2012 as compared to 2011. With continued demand and room rate improvement, the Company and industry are forecasting a mid-single digit percentage increase in revenue for 2013 as compared to 2012. The Company’s hotels continue to be leaders in their respective markets. The Company’s average Market Yield for 2012 and 2011 was 121 and 120, respectively. The Market Yield is a measure of each hotel’s RevPAR compared to the average in the market; with 100 being the average (the index excludes hotels under renovation) and is provided by Smith Travel Research, Inc.®, an independent company that tracks historical hotel performance in most markets throughout the world. The Company will continue to pursue market opportunities to improve revenue.

Expenses

Hotel operating expenses consist of direct room expense, hotel administrative expense, sales and marketing expense, utilities expense, repair and maintenance expense, franchise fees and management fees. For the years ended December 31, 2012 and 2011, hotel operating expenses from continuing operations totaled $144.0 million or 57% of total hotel revenue and $138.0 million or 58% of total hotel revenue. Results for the year ended December 31, 2012, reflect the impact of increases in revenues at most of the Company’s hotels, and the Company’s efforts to control costs. Certain operating costs, such as management costs, certain utility costs and minimum supply and maintenance costs are relatively fixed in nature. The Company has been successful in reducing, relative to revenue increases, certain labor costs, hotel supply costs, maintenance costs and utilities by continually monitoring and sharing utilization data across its hotels and management companies. Although operating expenses will increase as occupancy and revenue increases, the Company has and will continue to work with its management companies to reduce costs as a percentage of revenue where possible while maintaining quality and service levels at each property.

Taxes, insurance, and other expenses from continuing operations for the years ended December 31,

2012 and 2011 totaled $13.1 million or 5% of total hotel revenue and $12.1 million or 5% of total hotel revenue. Although the year ended December 31, 2012 included the benefit of successful appeals, property taxes have increased in 2012 as the economy has continued to improve and localities reassessed property values accordingly. Also, 2012 insurance rates have increased due to property and casualty carriers’ losses world-wide in the past year. With the improved economy, the Company anticipates continued increases in property tax assessments in 2013 and a moderate increase in insurance rates.

General and administrative expense from continuing operations for the years ended December 31, 2012 and 2011 totaled $7.6 million or 3% of total hotel revenue and $5.6 million or 2% of total hotel revenue. The principal components of general and administrative expense are advisory fees and reimbursable expenses, legal fees, accounting fees, reporting expenses, and the Company’s share of the loss from its investment in Apple Air Holding, LLC. Total advisory fees incurred by the Company increased by approximately $1 million in 2012 as compared to the prior year due to the Company reaching the top tier of the fee range under the advisory agreement. During 2012 and 2011, the Company incurred approximately $1.6 million and $0.9 million, respectively, in legal costs related to the legal matters discussed herein and continued costs related to responding to requests from the staff of the Securities and Exchange Commission (“SEC”). The SEC staff has been conducting a non-public investigation, which is focused principally on the adequacy of certain disclosures in the Company’s filings with the SEC beginning in 2008, as well as the Company’s review of certain transactions involving the Company and the other Apple REIT Companies. The Company intends to continue to cooperate with the SEC staff, and it is engaging in a dialogue with the SEC staff concerning these issues and the roles of certain officers. The Company does not believe the issues raised by the SEC staff affect the material accuracy of the Company’s consolidated financial statements. At this time, the Company cannot predict the outcome of this investigation as to the Company or any of its officers, nor can it predict the timing associated with any such conclusion or resolution. As discussed below under Related Parties, the Company shares legal counsel with the other Apple REIT Companies. Total costs for these legal matters for all of the Apple REIT Companies was approximately $7.3 million in 2012. The Company anticipates it will continue to incur significant legal costs at least during the first half of 2013 related to these matters.

Merger transaction costs for the years ended December 31, 2012 and 2011 totaled $4.0 million and $0.6 million. In connection with the Merger, discussed herein, the Company incurred approximately $3.2 million in expenses during fourth quarter of 2012. Also, during the fourth quarter of 2011, the Company began to incur costs associated with its evaluation of a potential consolidation transaction with Apple REIT Seven, Inc., Apple REIT Eight, Inc., and Apple REIT Nine, Inc. (the “other Apple REITs”). In May 2012, it was determined by the Board of Directors of the Company and each of the other Apple REIT’s Board of Directors not to move forward with the potential consolidation transaction at that time. Total costs incurred during 2012 and 2011 were approximately $0.8 million and $0.6 million related to the potential consolidation transaction.

Depreciation expense from continuing operations for the years ended December 31, 2012 and 2011 was $31.1 million and $32.4 million. Depreciation expense represents the expense of the 66 hotels included in the Company’s continuing operations and related personal property for their respective periods owned. The decrease in depreciation expense is due to an increase in the number of hotels whose personal property has become fully depreciated over the last quarter of 2011 and throughout 2012, which was partially offset by the hotel renovations completed throughout 2012 and 2011.

Interest expense, net for the years ended December 31, 2012 and 2011 was $3.1 million and $3.6 million. Interest expense primarily arose from mortgage debt outstanding on certain properties, in addition to interest on borrowings under the Company’s credit facility. As of December 31, 2012, the Company had debt outstanding of $58.4 million, compared to $63.1 million at December 31, 2011. The decrease in interest expense from 2011 was due primarily to a reduction in the effective interest rate under the Company’s credit facility, as well as the extinguishment of four mortgage loans during 2012 totaling $13.1 million, which was partially offset by the origination of one mortgage loan totaling $18.3 million during the year. During the years ended December 31, 2012 and 2011, the Company capitalized interest of approximately $0.1 million and $0.2 million in 2012 and 2011 in conjunction with hotel renovations.

Results of Operations for Years 2011 and 2010

Revenues

For the years ended December 31, 2011 and 2010, the Company had total hotel revenue from continuing operations of $236.8 million and $221.3 million, respectively. For the years ended December 31, 2011 and

2010, the hotels achieved average combined occupancy of 72% and 71%, ADR of $110 and $104 and RevPAR of $79 and $74. Since the beginning of 2010, the Company has experienced an increase in RevPAR. The first component to improve was occupancy and as occupancy increases have stabilized, ADR has improved with a 6% increase in 2011 as compared to 2010. The Company’s average Market Yield for 2011 and 2010 was 121 for continuing hotels and excludes hotels under renovation during the period.

Expenses

For the years ended December 31, 2011 and 2010, hotel operating expenses from continuing operations totaled $138.0 million and $130.9 million, respectively, representing 58% of total hotel revenue in 2011 and 59% of total hotel revenue in 2010. Hotel operational expenses for 2011 reflect the impact of increases in revenue at most of the Company’s hotels, and the Company’s efforts to control costs in a challenging economic environment. While certain costs of a hotel are fixed in nature, the Company was successful in reducing, relative to revenue increases, certain labor costs, hotel supply costs, maintenance costs, and utilities by continually monitoring and sharing utilization data across its hotels and management companies.

Taxes, insurance, and other expenses from continuing operations for the years ended December 31, 2011 and 2010 were $12.1 million for each period, or 5% of total hotel revenue.

General and administrative expense for the years ended December 31, 2011 and 2010 was $5.6 million or 2% of total hotel revenue and $6.1 million, or 3% of total hotel revenue. During 2011 and 2010, the Company incurred approximately $0.9 million and $0.5 million, respectively, in legal costs related to legal matters discussed herein and costs related to responding to SEC inquiries, as discussed above.

Merger transaction costs totaled $0.6 million for the year ended December 31, 2011. As discussed above, during the fourth quarter of 2011, the Company began to incur costs associated with its evaluation of a potential consolidation transaction with the other Apple REITs.

Depreciation expense from continuing operations for the years ended December 31, 2011 and 2010 was $32.4 million and $30.8 million. The increase in depreciation is due to renovations completed throughout 2010 and 2011.

Interest expense, net was $3.6 million and $3.8 million for the years ended December 31, 2011 and 2010. Interest expense related to debt assumed with certain properties acquired, as well as borrowings on the Company’s credit facility. Interest expense decreased from 2010 due to the extinguishment of one mortgage in 2011 totaling $4.0 million, one mortgage extinguished in 2010 totaling $2.9 million, and the reduction in the effective interest rate under the Company’s credit facility. This was partially offset by increased borrowings on the Company’s credit facility. The Company capitalized interest of approximately $0.2 million and $0.1 million in 2011 and 2010 in conjunction with hotel renovations.

Related Parties

The Company has, and is expected to continue to engage in, significant transactions with related parties. These transactions cannot be construed to be at arm’s length and the results of the Company’s operations may be different if these transactions were conducted with non-related parties. The Company’s independent members of the Board of Directors oversee and annually review the Company’s related party relationships (which include the relationships discussed in this section) and are required to approve any significant modifications to these contracts, as well as any new significant related party transactions. There were no changes to the contracts discussed in this section and no new significant related party transactions during 2012 (other than the agreements executed as a result of the Merger as discussed below). The Board of Directors is not required to approve each individual transaction that falls under the related party relationships. However, under the direction of the Board of Directors, at least one member of the Company’s senior management team approves each related party transaction.

The Company has a contract with Apple Six Realty Group (“A6RG”) to provide brokerage services for the acquisition and disposition of the Company’s real estate assets. A6RG is wholly owned by the Company’s Chairman and Chief Executive Officer, Glade M. Knight. In accordance with the contract, A6RG is paid a fee of 2% of the gross purchase price of any acquisitions or gross sale price of any dispositions of real estate investments, subject to certain conditions plus certain reimbursable costs. As of December 31, 2012, payments to A6RG for services under the terms of this contract have totaled $16.9 million since inception. During 2012, the Company paid approximately $16,000 in fees to A6RG for the purchase of the land located at the Residence Inn hotel in Columbus, Georgia, which had previously been leased from a third party.

No fees were incurred during 2011 and 2010 under the contract.

The Company is party to an advisory agreement with Apple Six Advisors, Inc. (“A6A”), pursuant to which A6A provides management services to the Company. An annual fee ranging from 0.1% to 0.25% of total equity proceeds received by the Company, in addition to certain reimbursable expenses, are payable for these services. Total advisory fees incurred by the Company under the advisory agreement are included in general and administrative expenses and totaled approximately $2.5 million, $1.5 million and $1.5 million for each of the three years ended December 31, 2012, 2011 and 2010. The increase in 2012 is due to the Company reaching the top tier of the fee range under the advisory agreement due to improved operating results.

Through its wholly-owned subsidiary, Apple Fund Management, LLC (“AFM”), the Company provides support services to A6RG, Apple Suites Realty Group, Inc. (“ASRG”), A6A, Apple Seven Advisors, Inc. (“A7A”), Apple REIT Seven, Inc., Apple Eight Advisors, Inc. (“A8A”), Apple REIT Eight, Inc., Apple Nine Advisors, Inc. (“A9A”), Apple REIT Nine, Inc., Apple Ten Advisors, Inc. (“A10A”) and Apple REIT Ten, Inc. A7A provides day-to-day advisory and administrative functions for Apple REIT Seven, Inc. A8A provides day-to-day advisory and administrative functions for Apple REIT Eight, Inc. A9A provides day-to-day advisory and administrative functions for Apple REIT Nine, Inc. A10A provides day-to-day advisory and administrative functions for Apple REIT Ten, Inc. ASRG provides real estate brokerage services to Apple REIT Seven, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc. and Apple REIT Ten, Inc. Each of these companies has agreed to reimburse the Company for its costs in providing these services. A6RG, ASRG, A6A, A7A, A8A, A9A and A10A (collectively the “Advisors”) are 100% owned by Glade M. Knight, the Company’s Chairman and Chief Executive Officer. For the years ended December 31, 2012, 2011 and 2010, the Company received reimbursement of its costs totaling approximately $8.0 million, $7.2 million and $6.1 million from the participating entities. The Company’s net allocated cost for these support services was approximately $1.8 million, $1.5 million and $1.7 million for the years ended December 31, 2012, 2011 and 2010. As part of this arrangement, the day to day transactions may result in amounts due to or from the noted related parties. To effectively manage cash disbursements, the individual companies may make payments for any or all of the related companies. The amounts due to or from the related companies are reimbursed or collected and are not significant in amount.

Although there is a potential conflict on time allocation of personnel due to the fact that a senior manager, officer or staff member will provide services to more than one company, the Company believes that the executives and staff compensation sharing arrangement allows the companies to share costs yet attract and retain superior executives and staff. The cost sharing structure also allows each entity to maintain a much more cost effective structure than having separate staffing arrangements. Amounts reimbursed to the Company include both compensation for personnel and “overhead” (office rent, utilities, benefits, office supplies, etc.) utilized by the companies. AFM receives its direction for staffing and compensation from the Advisors. Since the employees of AFM may also perform services for the Advisors, individuals, including executive officers, have received and may receive consideration directly from the Advisors. The allocation of costs is made by the management of the REITs and is reviewed at least annually by the Compensation Committees of the REITs. In making the allocation, management and the Compensation Committee consider all relevant facts related to the company’s level of business activity and the extent to which the company requires the services of particular personnel. The costs allocated are actual costs and do not include any profit/markup for the Company. Such payments are not based on formal record keeping regarding the time these personnel devote to the company, but are based on a good faith estimate by the employee and/or his or her supervisor of the time devoted by the employee to each company.

In addition to the Advisors discussed above, Mr. Knight is also Chairman and Chief Executive Officer of Apple REIT Seven, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc. and Apple REIT Ten, Inc. Members of the Company’s Board of Directors are also on the boards of Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc.

The Company has incurred legal fees associated with the Legal Proceedings discussed herein. The Company also incurs other professional fees such as accounting, auditing and reporting. These fees are included in general and administrative expense in the Company’s consolidated statements of operations. To be cost effective, these services received by the Company are shared as applicable across the other Apple REIT Companies (Apple REIT Seven, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc., and Apple REIT Ten, Inc.). The professionals cannot always specifically identify their fees for one company therefore management allocates these costs across the companies that benefit from the services. As a result of the

Merger, the Company entered into a formal agreement with the other Apple REIT Companies for its share of costs associated with the Legal Proceedings and the SEC investigation where the Company will pay 20% of the total costs related to the Legal Proceedings and 25% of the total costs related to the SEC investigation.

In connection with the Merger Agreement, on November 29, 2012, the Company entered into an assignment and transfer agreement with A9A for the transfer of the Company’s interest in AFM. The assignment and transfer is expected to occur immediately after the closing of the Merger. As part of the assignment, AFM, A9A and the other Advisors agreed to indemnify BRE Select Hotels and related parties for any liabilities related to AFM. If a closing occurs, no additional costs of AFM will be allocated to the Company.

Also on November 29, 2012, in connection with the Merger Agreement, Apple REIT Nine, Inc. entered into a transfer agreement with the Company for the potential acquisition of the Apple REIT Companies’ and Advisors’ headquarters in Richmond, Virginia (“Headquarters”), currently owned by the Company, and the assignment of the Fort Worth, Texas office lease agreement from the Company for approximately $4.5 million which is expected to close immediately prior to the closing of the Merger. Also, as part of the purchase, Apple REIT Nine, Inc. agreed to release the Company and related parties from any liabilities related to the Headquarters or office lease. If a closing occurs, no additional costs associated with the Headquarters and office lease will be allocated to the Company.

Included in other assets, net on the Company’s consolidated balance sheet, is a 26% equity investment in Apple Air Holding, LLC (“Apple Air”). The other members of Apple Air are Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc. Through its equity investment, the Company has access to Apple Air’s aircraft for asset management and renovation purposes. The Company’s equity investment was approximately $1.5 million and $1.7 million at December 31, 2012 and 2011. The Company has recorded its share of income and losses of the entity under the equity method of accounting and adjusted its investment in Apple Air accordingly. For the years ended December 31, 2012, 2011, and 2010, the Company recorded a loss of approximately $0.2 million, $0.2 million and $0.9 million, respectively, as its share of the net loss of Apple Air, which primarily relates to the depreciation of the aircraft and the reduction in basis of the aircraft in 2010 due to the planned trade in for one new airplane in 2011, and is included in general and administrative expense in the Company’s consolidated statements of operations. Apple Air owned two aircraft during 2010, but reduced its ownership to one aircraft during the first quarter of 2011.

On December 5, 2012, in connection with the Merger Agreement, Apple REIT Ten, Inc. entered into a membership interest purchase agreement with the Company for the potential transfer of the Company’s 26% membership interest in Apple Air for approximately $1.45 million that is expected to close immediately prior to the closing of the Merger. Also as part of the purchase, Apple REIT Ten, Inc. agreed to indemnify BRE Select Hotels and related parties for any liabilities related to the membership interest.

Series B Convertible Preferred Stock

The Company has issued 240,000 Series B convertible preferred shares to Glade M. Knight, Chairman and Chief Executive Officer of the Company, in exchange for the payment by him of $0.10 per Series B convertible preferred share, or an aggregate of $24,000. The Series B convertible preferred shares are convertible into common shares pursuant to the formula and on the terms and conditions set forth below.

There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the articles of incorporation that would adversely affect the Series B convertible preferred shares.

Upon the Company’s liquidation, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However, the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares’ distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described below. In the event that the liquidation of the Company’s assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis.

Each holder of outstanding Series B convertible preferred shares shall have the right to convert any of such shares into common shares of the Company upon and for 180 days following the occurrence of any of the following events:

(1) substantially all of the Company’s assets, stock or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the Company;

(2) the termination or expiration without renewal of the advisory agreement with A6A, or if the Company ceases to use A6RG to provide property acquisition and disposition services; or

(3) the Company’s common shares are listed on any securities exchange or quotation system or in any established market.

Upon the occurrence of any conversion event, each Series B convertible preferred share may be converted into 24.17104 common shares. In the event that the Company raises additional gross proceeds in a subsequent public offering, each Series B convertible preferred share may be converted into an additional number of common shares based on the additional gross proceeds raised through the date of conversion in a subsequent public offering according to the following formula: (X/50 million) x 1.20568, where X is the additional gross proceeds rounded down to the nearest $50 million.

No additional consideration is due upon the conversion of the Series B convertible preferred shares. The conversion into common shares of the Series B convertible preferred shares will result in dilution of the shareholders’ interests and the termination of the Series A preferred shares.

Expense related to the issuance of 240,000 Series B convertible preferred shares to Mr. Knight will be recognized at such time when the number of common shares to be issued for conversion of the Series B convertible preferred shares can be reasonably estimated and the event triggering the conversion of the Series B convertible preferred shares to common shares occurs. The expense will be measured as the difference between the fair value of the common stock for which the Series B convertible preferred shares can be converted and the amounts paid for the Series B convertible preferred shares. Under the Merger Agreement, if the transaction is completed, the Series B convertible preferred shares will receive total consideration of approximately $64.4 million at the Merger’s stated value of $11.10 per Unit.

Liquidity and Capital Resources

Contractual Commitments

The following is a summary of the Company’s significant contractual obligations as of December 31, 2012:

		Amount of Commitments Expiring per Period
(000’s)	Total	Less than 1 Year	2-3 Years	4-5 Years	Over 5 Years
Debt (including interest of $9.3 million)	$67,734	$37,269	$8,380	$2,499	$19,586

Ground Leases	5,566	261	529	509	4,267

Total Commercial Commitments	$73,300	$37,530	$8,909	$3,008	$23,853

Capital Resources

The Company has a $60 million unsecured credit facility with a commercial bank that is utilized for working capital, hotel renovations, and other general corporate funding purposes, including the payment of redemptions and distributions. The outstanding principle is required to be paid by the maturity date of September 8, 2013 and may be prepaid without penalty. Interest payments are due monthly and the applicable interest rate is equal to the applicable LIBOR (the London Interbank Offered Rate) plus 3.5%. The credit facility also has an unused fee of 0.35% if the average outstanding quarterly balance is greater than $30 million and 0.5% if the average outstanding quarterly balance is less than $30 million. With the availability of this credit facility, the Company maintains little cash on hand, accessing the facility as necessary. As a result, cash on hand was $0 at December 31, 2012. The outstanding balance on the credit facility as of December 31, 2012 was $34.5 million and its interest rate was 3.75%. The credit facility has two primary financial covenants, which are: a) at the end of each calendar quarter, the shareholder payout ratio, as defined in the loan documents, cannot exceed 105% through December 31, 2012 and 100% thereafter, and b) the Company must maintain a minimum net worth, as defined in the loan documents, greater than $500 million at all times. The Company was in compliance with each of these covenants at December 31, 2012.

During the third quarter of 2012, the Company entered into a mortgage loan agreement with a commercial lender, secured by the Company’s Fort Worth, Texas Residence Inn property, for $18.3 million. Scheduled payments of interest and principal are due monthly. The mortgage loan has a fixed annual interest rate of 4.73% and a stated maturity of October 2022 and will amortize based on a 25 year term with a balloon payment due at maturity. At closing, the Company used proceeds from the loan to reduce the outstanding balance on its credit facility and pay transaction costs. Loan origination costs of approximately $0.2 million are being amortized as interest expense through the October 2022 maturity date.

Capital Uses

In June 2012, the Company retired the loan secured by its Hampton Inn & Suites hotel in Glendale, Colorado which had an outstanding balance of $4.8 million when retired. In October 2012, the Company retired three loans secured by its Huntsville, Alabama Fairfield Inn, Savannah, Georgia SpringHill Suites, and Montgomery, Alabama SpringHill Suites hotels. The loans had an outstanding balance of $8.3 million when retired.

Operating cash flow from the properties owned and the $60 million credit facility are the Company’s principal sources of liquidity. The Company anticipates that cash flow from operations and the credit facility will be adequate to meet its anticipated liquidity requirements, including debt service, capital improvements, required distributions to shareholders, and planned Unit redemptions if the Merger does not occur. If cash flow from operations and the credit facility are not adequate to meet liquidity requirements, the Company will attempt, if necessary, to utilize additional financing to achieve this objective. Although the Company has relatively low levels of debt, there can be no assurances it will be successful with this strategy. If the Company were unable to refinance its maturing debt in future periods or if it were to default on its debt, it may be unable to make distributions or redemptions.

To maintain its REIT status the Company is required to distribute at least 90% of its ordinary income. In accordance with the Merger Agreement, the Company suspended distributions to shareholders. In the event the Merger does not occur, the Company plans to reinstate its monthly distributions to shareholders. Under the Merger Agreement, the Company is generally prohibited from making distributions to shareholders. However, if necessary, the Company is permitted to make the minimum distribution payments to maintain its REIT status. Distributions in 2012 totaled $66.1 million and were paid monthly at a rate of $0.066 per common share through November 2012. For the year ended December 31, 2012, the Company’s cash generated from operations was $81.2 million. If the Merger does not occur, it is the Company’s intention to maintain a relatively stable distribution rate with varying economic cycles. The Company’s objective in setting a distribution rate is to project a rate that will provide consistency over the life of the Company, taking into account acquisitions and capital improvements, ramp up of new properties and varying economic cycles. The Board of Directors monitors the Company’s distribution rate relative to the performance of the hotels on an ongoing basis and may make adjustments to the distribution rate as determined to be prudent in relation to other cash requirements of the Company. In June 2011, the Board of Directors increased the Company’s annual distribution rate from $0.77 to $0.79 per common share. The new distribution rate was effective with the July 2011 distribution.

The Company has on-going capital commitments to fund its capital improvements. The Company is required, under all of the hotel management agreements and under certain loan agreements, to make available, for the repair, replacement, and refurbishing of furniture, fixtures, and equipment, a percentage of gross revenues provided that such amount may be used for the Company’s capital expenditures with respect to the hotels. The Company invested approximately $12.3 million in capital expenditures in 2012. The Company anticipates total capital expenditures of approximately $16 to $18 million in 2013 in connection with renovations and brand initiatives. If the Merger is not completed, the Company anticipates an additional $5 to $7 million of capital expenditures in 2013. The Company currently does not have any existing or planned projects for new development.

In July 2005, the Company instituted a Unit Redemption Program to provide limited interim liquidity to its shareholders who have held their Units for at least one year. Shareholders may request redemption of Units for a purchase price equal to the lesser of: (1) the purchase price per Unit that the shareholder actually paid for the Unit; or (2) $11.00 per Unit. The Company reserves the right to change the purchase price of redemptions, reject any request for redemption, or otherwise amend the terms of, suspend, or terminate the Unit Redemption Program. The Unit Redemption Program was suspended upon the execution of the Merger Agreement. As a result, the last purchase under the Unit Redemption Program was October 2012. In the event the Merger does not occur, the Company plans to reinstate the Unit Redemption Program.

Since inception of the program through December 31, 2012, the Company has redeemed approximately 18.3 million Units representing $200.5 million, including 1.6 million Units in the amount of $18.0 million, 2.8 million in the amount of $30.2 million, and 2.8 million in the amount of $30.4 million redeemed during 2012, 2011, and 2010, respectively. As contemplated in the program, beginning with the July 2011 redemption, the scheduled redemption date for the third quarter of 2011, the Company redeemed Units on a pro-rata basis. Prior to July 2011, the Company redeemed 100% of redemption requests. The following is a summary of the Unit redemptions during 2011 and 2012:

Redemption Date	Requested Unit Redemptions	Units Redeemed	Redemption Requests not Redeemed
January 2011	606,064	606,064	0
April 2011	683,427	683,427	0
July 2011	4,412,066	737,284	3,674,782
October 2011	9,878,351	726,613	9,151,738
January 2012	11,591,274	459,736	11,131,538
April 2012	11,168,887	455,124	10,713,763
July 2012	12,547,425	361,351	12,186,074
October 2012	12,740,003	363,465	12,376,538

As noted in the table above, beginning with the July 2011 redemption, the total redemption requests exceeded the authorized amount of redemptions and, as a result, the Board of Directors has and will continue to limit the amount of redemptions as it deems prudent, in the event the Merger does not occur.

In February 2006, the Company instituted a Dividend Reinvestment Plan for its shareholders. The plan provides a way to increase shareholder investment in the Company by reinvesting dividends to purchase additional Units of the Company. The uses of the proceeds from this plan may include purchasing Units under the Company’s Unit Redemption Program, enhancing properties, satisfying financing obligations and other expenses, increasing working capital, funding various corporate operations, and acquiring hotels. The Company has registered 20.0 million Units for potential issuance under the plan. Since inception of the program through December 31, 2012, approximately 18.4 million Units, representing $202.1 million in proceeds to the Company, have been issued under the plan. During the years ended December 31, 2012, 2011 and 2010 approximately 1.7 million Units, representing $18.5 million in proceeds to the Company, 2.5 million Units, representing $27.1 million in proceeds to the Company and 2.8 million Units, representing $30.5 million in proceeds to the Company were issued under the plan. The Company’s Dividend Reinvestment Plan was suspended upon the execution of the Merger Agreement. As a result, the last offering under the Dividend Reinvestment Plan occurred in November 2012. In the event the Merger does not occur, the Company plans to reinstate the Dividend Reinvestment Plan.

Impact of Inflation

Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. Competitive pressures may, however, limit the operators’ ability to raise room rates. Currently the Company is not experiencing any material impact from inflation.

Business Interruption

Being in the real estate industry, the Company is exposed to natural disasters on both a local and national scale. Although management believes there is adequate insurance to cover this exposure, there can be no assurance that such events will not have a material adverse effect on the Company’s financial position or results of operations.

Seasonality

The hotel industry historically has been seasonal in nature. Seasonal variations in occupancy at the Company’s hotels may cause quarterly fluctuations in its revenues. Generally, occupancy rates and hotel revenues are greater in the second and third quarters than in the first and fourth quarters. To the extent that cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in revenue, the Company expects to utilize cash on hand or, if necessary, any available other financing sources to make distributions.

Critical Accounting Policies

The following contains a discussion of what the Company believes to be critical accounting policies. These items should be read to gain a further understanding of the principles used to prepare the Company’s financial statements. These principles include application of judgment; therefore, changes in judgments may have a significant impact on the Company’s reported results of operations and financial condition.

Capitalization Policy

The Company considers expenditures to be capital in nature based on the following criteria: (1) for a single asset, the cost must be at least $500, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; (2) for group purchases of 10 or more identical assets, the unit cost for each asset must be at least $50, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; and (3) for major repairs to a single asset, the repair must be at least $2,500 and the useful life of the asset must be substantially extended.

Impairment Losses Policy

The Company records impairment losses on hotel properties used in operations if indicators of impairment are present, and the sum of the undiscounted cash flows estimated to be generated by the respective properties over their estimated remaining useful life, based on historical and industry data, is less than the properties’ carrying amount. Indicators of impairment include a property with current or potential losses from operations, when it becomes more likely than not that a property will be sold before the end of its previously estimated useful life or when events, trends, contingencies or changes in circumstances indicate that a triggering event has occurred and an asset’s carrying value may not be recoverable. The Company monitors its properties on an ongoing basis by analytically reviewing financial performance and considers each property individually for purposes of reviewing for indicators of impairment. As many indicators of impairment are subjective, such as general economic and market declines, the Company also prepares an annual recoverability analysis for each of its properties to assist with its evaluation of impairment indicators. The analysis compares each property’s net book value to each property’s estimated operating income using current operating results for each stabilized property and projected stabilized operating results based on the property’s market for properties that recently opened, were recently renovated or experienced other short-term business disruption. Since the Company’s planned initial hold period for each property is 39 years the Company’s ongoing analysis and annual recoverability analysis have not identified any impairment losses and no impairment losses have been recorded to date other than the impairment on properties held for sale discussed below. If events or circumstances change such as the Company’s intended hold period for a property or if the operating performance of a property declines substantially for an extended period of time, the Company’s carrying value for a particular property may not be recoverable and an impairment loss will be recorded. Impairment losses are measured as the difference between the asset’s fair value and its carrying value. In connection with the decision to sell its two hotels in Tempe, Arizona, the Company recorded an impairment charge of approximately $3.6 million in 2010 which represented the difference between the net book value and the fair value less cost to sell. No additional gain or loss was incurred by the Company upon the completion of the sale of the two properties in June 2011.

Item 7A.         Quantitative and Qualitative Disclosures About Market Risk

The Company does not engage in transactions in derivative financial instruments or derivative commodity instruments. As of December 31, 2012, the Company’s financial instruments were not exposed to significant market risk due to foreign currency exchange risk, commodity price risk or equity price risk. The Company will be exposed to interest rate risk due to possible changes in short term interest rates as it invests its cash or borrows on its credit facility. Based on the balance of the Company’s credit facility at December 31, 2012 of $34.5 million, every 100 basis points change in interest rates could impact the Company’s annual net income by $345,000, all other factors remaining the same. The Company’s cash balance at December 31, 2012 was $0.

In addition to its $34.5 million outstanding balance under its credit facility at December 31, 2012 (the credit facility’s interest rate at December 31, 2012 was 3.75%), which is included in the table below as due in 2013, the Company has fixed interest rate notes payable to lenders under permanent financing arrangements. The following table summarizes the annual maturities and average interest rates of the Company’s notes payable outstanding at December 31, 2012.

(000’s)	2013	2014	2015	2016	2017	Thereafter	Total	Fair Market Value
Maturities	$35,034	$5,930	$421	$440	$464	$16,128	$58,417	$59,553

Average interest rates	4.4%	5.0%	4.7%	4.7%	4.7%	4.7%

Item 8.	Financial Statements and Supplementary Data

Report of Management

on Internal Control Over Financial Reporting

February 26, 2013

To the Shareholders

Apple REIT Six, Inc.

Management of Apple REIT Six, Inc. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting and for the assessment of the effectiveness of internal control over financial reporting. As defined by the Securities and Exchange Commission, internal control over financial reporting is a process designed by, or under the supervision of the Company’s principal executive and principal financial officers and effected by the Company’s Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles.

The Company’s internal control over financial reporting is supported by written policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the Company’s transactions and dispositions of the Company’s assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the consolidated financial statements in accordance with generally accepted accounting principles, and the receipts and expenditures of the Company are being made only in accordance with authorizations of the Company’s management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In connection with the preparation of the Company’s annual consolidated financial statements, management has undertaken an assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO Framework). Management’s assessment included an evaluation of the design of the Company’s internal control over financial reporting and testing of the operational effectiveness of those controls.

Based on this assessment, management has concluded that as of December 31, 2012, the Company’s internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

Ernst & Young LLP, the independent registered public accounting firm that audited the Company’s consolidated financial statements included in this report, has issued an attestation report on the Company’s internal control over financial reporting, a copy of which appears on the next page of this annual report.

/s/ GLADE M. KNIGHT	/s/ BRYAN PEERY
Glade M. Knight Chairman and Chief Executive Officer	Bryan Peery Chief Financial Officer (Principal Accounting Officer)

Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting

The Board of Directors and Shareholders of

Apple REIT Six, Inc.

We have audited Apple REIT Six, Inc.’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Apple REIT Six, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Apple REIT Six, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the 2012 consolidated financial statements of Apple REIT Six, Inc. and our report dated February 26, 2013 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP
Richmond, Virginia
February 26, 2013

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Apple REIT Six, Inc.

We have audited the accompanying consolidated balance sheets of Apple REIT Six, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedule listed in the Index at Item 15(2). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Apple REIT Six, Inc. at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Apple REIT Six, Inc.’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2013 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP
Richmond, Virginia
February 26, 2013

APPLE REIT SIX, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	As of December 31,
	2012	2011
ASSETS
Investment in real estate, net of accumulated depreciation of $216,910 and $185,860, respectively	$729,108	$746,354
Cash and cash equivalents	0	32
Restricted cash-furniture, fixtures and other escrows	1,459	3,570
Due from third party manager, net	7,546	6,598
Other assets, net	2,257	2,811

TOTAL ASSETS	$740,370	$759,365

LIABILITIES
Credit facility	$34,470	$43,690
Mortgage debt	23,947	19,377
Accounts payable and accrued expenses	7,306	5,670

TOTAL LIABILITIES	65,723	68,737

SHAREHOLDERS’ EQUITY
Preferred stock, authorized 15,000,000 shares; none issued and outstanding	0	0
Series A preferred stock, no par value, authorized 200,000,000 shares; issued and outstanding 91,226,580 and 91,181,198 shares, respectively	0	0
Series B convertible preferred stock, no par value, authorized 240,000 shares; issued and outstanding 240,000 shares	24	24
Common stock, no par value, authorized 200,000,000 shares; issued and outstanding 91,226,580 and 91,181,198 shares, respectively	899,958	899,345
Distributions greater than net income	(225,335)	(208,741)

TOTAL SHAREHOLDERS’ EQUITY	674,647	690,628

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$740,370	$759,365

See notes to consolidated financial statements.

APPLE REIT SIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Years Ended December 31,
	2012	2011	2010

Revenues:
Room revenue	$235,630	$220,227	$206,624
Other revenue	16,837	16,553	14,634
Reimbursed expenses	7,965	7,241	6,055

Total revenue	260,432	244,021	227,313

Expenses:
Operating expense	63,743	61,257	58,443
Hotel administrative expense	19,875	19,241	18,405
Sales and marketing	20,345	18,967	17,381
Utilities	9,522	9,801	9,602
Repair and maintenance	11,246	10,827	10,801
Franchise fees	10,614	9,936	9,286
Management fees	8,681	7,957	6,978
Taxes, insurance and other	13,103	12,133	12,143
General and administrative	7,620	5,589	6,072
Merger transaction costs	4,037	562	0
Reimbursed expenses	7,965	7,241	6,055
Depreciation expense	31,054	32,432	30,806

Total expenses	207,805	195,943	185,972

Operating income	52,627	48,078	41,341

Interest expense, net	(3,084)	(3,617)	(3,800)

Income from continuing operations	49,543	44,461	37,541

Income (loss) from discontinued operations	0	700	(3,157)

Net income	$49,543	$45,161	$34,384

Basic and diluted net income (loss) per common share
From continuing operations	$0.54	$0.48	$0.41
From discontinued operations	0	0.01	(0.03)

Total basic and diluted net income per common share	$0.54	$0.49	$0.38

Weighted average common shares outstanding - basic and diluted	91,142	91,254	91,323

See notes to consolidated financial statements.

APPLE REIT SIX, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands, except per share data)

			Series B Convertible		Distributions
	Common Stock		Preferred Stock		Greater	Total
	Number of		Number of		than	Shareholders’
	Shares	Amount	Shares	Amount	Net income	Equity
Balance at December 31, 2009	91,472	$902,202	240	$24	$(144,738)	$757,488

Net proceeds from the sale of common shares	2,770	30,467	0	0	0	30,467
Common shares redeemed	(2,768)	(30,382)	0	0	0	(30,382)
Stock options granted	0	115	0	0	0	115
Net income	0	0	0	0	34,384	34,384
Cash distributions declared and paid to shareholders ($.79 per share)	0	0	0	0	(72,301)	(72,301)

Balance at December 31, 2010	91,474	902,402	240	24	(182,655)	719,771

Net proceeds from the sale of common shares	2,461	27,069	0	0	0	27,069
Common shares redeemed	(2,754)	(30,237)	0	0	0	(30,237)
Stock options granted	0	111	0	0	0	111
Net income	0	0	0	0	45,161	45,161
Cash distributions declared and paid to shareholders ($.78 per share)	0	0	0	0	(71,247)	(71,247)

Balance at December 31, 2011	91,181	899,345	240	24	(208,741)	690,628

Net proceeds from the sale of common shares	1,686	18,536	0	0	0	18,536
Common shares redeemed	(1,640)	(18,014)	0	0	0	(18,014)
Stock options granted	0	91	0	0	0	91
Net income	0	0	0	0	49,543	49,543
Cash distributions declared and paid to shareholders ($.73 per share)	0	0	0	0	(66,137)	(66,137)

Balance at December 31, 2012	91,227	$899,958	240	$24	$(225,335)	$674,647

See notes to consolidated financial statements.

APPLE REIT SIX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2012	2011	2010
Cash flow from operating activities:
Net income	$49,543	$45,161	$34,384
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, including discontinued operations	31,054	32,432	31,199
Loss on hotels held for sale	0	0	3,567
Amortization of deferred financing costs, fair value adjustments and other non-cash expenses, net	685	513	1,119
Changes in operating assets and liabilities:
Decrease (increase) in due from third party managers, net	(948)	(663)	396
Decrease (increase) in other assets, net	262	(188)	(90)
Increase in accounts payable and accrued expenses	580	883	381

Net cash provided by operating activities	81,176	78,138	70,956

Cash flow from investing activities:
Capital improvements	(12,338)	(14,148)	(8,163)
Proceeds for sale of assets, net	0	10,755	0
Net decrease in cash restricted for property improvements	2,281	773	127
Other investing activities, net	(795)	(101)	(469)

Net cash used in investing activities	(10,852)	(2,721)	(8,505)

Cash flow from financing activities:
Net proceeds from issuance of Units	18,536	27,069	30,467
Redemptions of Units	(18,014)	(30,237)	(30,382)
Distributions paid to common shareholders	(66,137)	(71,247)	(72,301)
Net proceeds from (payments on) credit facility	(9,220)	4,139	13,612
Proceeds from mortgage debt	18,300	0	0
Payments of mortgage debt	(13,658)	(4,692)	(3,704)
Payment of financing costs related to borrowings	(163)	(417)	(143)

Net cash used in financing activities	(70,356)	(75,385)	(62,451)

Net change in cash and cash equivalents	(32)	32	0

Cash and cash equivalents, beginning of period	32	0	0

Cash and cash equivalents, end of period	$0	$32	$0

Supplemental information:
Interest paid	$3,099	$3,720	$3,795

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1

Organization and Summary of Significant Accounting Policies

Organization

Apple REIT Six, Inc., together with its wholly owned subsidiaries (the “Company”), is a Virginia corporation formed to invest in income-producing real estate in the United States. Initial capitalization occurred on January 20, 2004 and operations began on May 28, 2004 when the Company acquired its first hotel. The Company concluded its best-efforts offering of Units (each Unit consists of one common share and one Series A preferred share) in March 2006. The Company’s fiscal year end is December 31. The Company has no foreign operations or assets and its operating structure includes only one segment. The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated. As of December 31, 2012, the Company owned 66 hotels located in 18 states with an aggregate of 7,658 rooms.

The Company has elected to be treated as a real estate investment trust (“REIT”) for federal income tax purposes. The REIT Modernization Act, effective January 1, 2001, permits real estate investment trusts to establish taxable businesses to conduct certain previously disallowed business activities. The Company has a wholly-owned taxable REIT subsidiary (or subsidiary thereof) (collectively, the “Lessee”), which leases all of the Company’s hotels.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less. The fair market value of cash and cash equivalents approximates their carrying value. Cash balances may at times exceed federal depository insurance limits.

Restricted cash

Restricted cash includes reserves for debt service, real estate taxes, and insurance and reserves for furniture, fixtures, and equipment replacements of up to 5% of property revenue for certain hotels, as required by certain management or mortgage debt agreement restrictions and provisions.

Investment in Hotels and Related Depreciation

Real estate is stated at cost, net of depreciation. Repair and maintenance costs are expensed as incurred while significant improvements, renovations, and replacements are capitalized. Depreciation is computed using the straight-line method over average estimated useful lives of the assets, which are 39 years for buildings, 17 years for franchise fees, ten years for major improvements and three to seven years for furniture and equipment.

The Company considers expenditures to be capital in nature based on the following criteria: (1) for a single asset, the cost must be at least $500, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; (2) for group purchases of 10 or more identical assets, the unit cost for each asset must be at least $50, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; and (3) for major repairs to a single asset, the repair must be at least $2,500 and the useful life of the asset must be substantially extended.

The Company records impairment losses on hotel properties used in operations if indicators of impairment are present, and the sum of the undiscounted cash flows estimated to be generated by the respective properties over their estimated remaining useful life, based on historical and industry data, is less than the properties’ carrying amount. Indicators of impairment include a property with current or potential losses from operations, when it becomes more likely than not that a property will be sold before the end of its previously estimated useful life or when events, trends, contingencies or changes in circumstances indicate that a triggering event has occurred and an asset’s carrying value may not be recoverable. The Company monitors its properties on an ongoing basis by analytically reviewing financial performance and considers each property individually for purposes of reviewing for indicators of impairment. As many indicators of impairment are subjective, such as general economic and market declines, the Company also prepares an annual recoverability analysis for each of its properties to assist with its evaluation of impairment indicators. The analysis compares each property’s net book value to each property’s estimated operating income using current operating results for each stabilized property and projected stabilized operating results based on the property’s market for properties that recently opened, were recently renovated or experienced other short-term business disruption. Since the Company’s planned initial hold period for each property is 39 years the Company’s ongoing analysis and annual recoverability analysis have not identified any impairment losses and no impairment losses have been recorded to date other than the impairment on properties held for sale discussed below. If events or circumstances change such as the Company’s intended hold period for a property or if the operating performance of a property declines substantially for an extended period of time, the Company’s carrying value for a particular property may not be recoverable and an impairment loss will be recorded. Impairment losses are measured as the difference between the asset’s fair value and its carrying value. In connection with the decision to sell its two hotels in Tempe, Arizona, the Company recorded an impairment charge of approximately $3.6 million in 2010 which represented the difference between the net book value and the fair value less cost to sell. No additional gain or loss was incurred by the Company upon the completion of the sale of the two properties in June 2011.

Revenue Recognition

Revenue is recognized as earned, which is generally defined as the date upon which a guest occupies a room or utilizes the hotel’s services.

Comprehensive Income

The Company recorded no comprehensive income other than net income for the periods reported.

Earnings Per Common Share

Basic earnings per common share is computed based upon the weighted average number of shares outstanding during the year. Diluted earnings per common share is calculated after giving effect to all potential common shares that were dilutive and outstanding for the year. There were no potential common shares with a dilutive effect for the years ended December 31, 2012, 2011 and 2010. As a result, basic and dilutive outstanding shares were the same. Series B convertible preferred shares are not included in earnings per common share calculations until such time that such shares are eligible to be converted to common shares.

Federal Income Taxes

The Company is operated as, and has elected to be taxed as, a REIT under Sections 856 to 860 of the Internal Revenue Code. Earnings and profits, which will determine the taxability of distributions to shareholders, will differ from income reported for financial reporting purposes primarily due to the differences for federal income tax purposes in the estimated useful lives used to compute depreciation. The characterization of 2012 distributions of $0.73 per common share for tax purposes was 93% ordinary income and 7% return of capital, 2011 distributions of $0.78 per common share for tax purposes was 80% ordinary income and 20% return of capital, and 2010 distributions of $0.79 per common share for tax purposes was 75% ordinary income and 25% return of capital.

The Lessee, as a taxable REIT subsidiary of the Company, is subject to federal and state income taxes. The taxable REIT subsidiary incurred a loss for the years ended December 31, 2012, 2011 and 2010 and therefore did not have any federal tax expense. No operating loss benefit has been recorded in the consolidated balance sheet since realization is uncertain due to the history of operating losses. Total net operating loss carry forward for federal income tax purposes was approximately $63.9 million as of December, 31, 2012. The net operating losses expire beginning in 2024. There are no material differences between the book and tax cost basis of the Company’s assets.

As of December 31, 2012, the tax years that remain subject to examination by major tax jurisdictions generally include 2009 to 2012.

Sales and Marketing Costs

Sales and marketing costs are expensed when incurred. These costs represent the expense for franchise advertising and reservation systems under the terms of the hotel management and franchise agreements and general and administrative expenses that are directly attributable to advertising and promotion.

Use of Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Note 2

Merger

On November 29, 2012, the Company entered into a definitive merger agreement (the “Merger Agreement”) to be acquired by BRE Select Hotels Corp (“BRE Select Hotels”), a newly formed affiliate of Blackstone Real Estate Partners VII L.P. (the “Merger”). Under the Merger Agreement, each issued and outstanding Unit and each share of Series B convertible preferred stock of the Company (on an as converted basis), other than any dissenting shares, will be converted into the right to receive consideration with a stated value of $11.10 per Unit consisting of (i) $9.20 in cash, without interest, and (ii) one share of 7% Series A Cumulative Redeemable Preferred Stock of BRE Select Hotels having an initial liquidation preference of $1.90 per share (the “New Preferred Shares”). The stated value of the transaction based on the outstanding Units and as converted Series B convertible preferred stock at December 31, 2012 is approximately $1.1 billion, including approximately $64.4 million related to the Series B convertible preferred stock which would be recorded as expense at the time of the Merger. The New Preferred Shares will include an option for the holder of any New Preferred Shares to redeem all or a portion of such holder’s New Preferred Shares at the liquidation preference, plus any accumulated and unpaid dividends, after 7-1/2 years following the issuance of the New Preferred Shares in connection with the Merger and an initial dividend rate of 7% per share. The New Preferred Shares will also be redeemable by BRE Select Hotels Corp at any time at the liquidation preference, plus any accumulated and unpaid dividends, and will have limited voting rights. The dividend rate on the New Preferred Shares will increase to 11% per share if the New Preferred Shares are not redeemed within five years following the issuance of the New Preferred Shares in connection with the Merger. The initial liquidation preference of $1.90 per share will be subject to downward adjustment should net costs and payments relating to certain legacy litigation and regulatory matters exceed $3.5 million.

The Company’s dividend reinvestment and share redemption programs were suspended upon the execution of the Merger Agreement. Also, in accordance with the Merger Agreement, the Company suspended dividend payments. A shareholder meeting is planned for the second quarter of 2013 to vote on the transaction. The Merger Agreement contains various closing conditions, including shareholder approval. As a result, there can be no assurance that the Merger will close. As the Merger Agreement is subject to shareholder approval and other customary closing conditions, there can be no assurance that the Merger Agreement will not be terminated or that a Merger will occur. If the closing conditions are satisfied, it is anticipated that the Merger could close during the second quarter of 2013. Under the Merger Agreement, the Company may terminate the Merger Agreement in certain circumstances. However the Company may be required to pay a fee of $20 million to an affiliate of BRE Select Hotels, plus certain expenses not to exceed $5 million. In certain other circumstances, the Merger Agreement provides for an affiliate of BRE Select Hotels to pay the Company a fee of $35 million upon termination of the Merger Agreement, plus certain expenses not to exceed $5 million. All costs related to the proposed Merger transaction are being expensed in the period they are incurred and are included in Merger transaction costs in the Company’s consolidated statements of operations. In connection with these activities, the Company incurred $3.2 million in expenses for the year ended December 31, 2012.

Note 3

Investment in Real Estate

The Company’s investment in real estate consisted of the following (in thousands):

	December 31, 2012	December 31, 2011

Land	$107,736	$107,139
Building and Improvements	752,736	746,486
Furniture, Fixtures and Equipment	82,503	75,546
Franchise Fees	3,043	3,043

	946,018	932,214
Less Accumulated Depreciation	(216,910)	(185,860)

Investment in Real Estate, net	$729,108	$746,354

As of December 31, 2012, the Company owned 66 hotels located in 18 states with an aggregate of 7,658 rooms consisting of the following:

Brand	Total by Brand	Number of Rooms
Hilton Garden Inn	14	1,793
Residence Inn	10	1,247
Courtyard	10	993
SpringHill Suites	7	738
Homewood Suites	6	713
TownePlace Suites	5	647
Fairfield Inn	5	351
Hampton Inn	4	454
Hampton Inn & Suites	3	303
Marriott	2	419

Total	66	7,658

Note 4

Credit Facility and Mortgage Debt

The Company has a $60 million unsecured credit facility with a commercial bank, that is utilized for working capital, hotel renovations, and other general corporate funding purposes, including the payment of redemptions and distributions. The outstanding principal is required to be paid by the maturity date of September 8, 2013 and may be prepaid without penalty. Interest payments are due monthly and the interest rate is equal to the applicable LIBOR (the London Interbank Offered Rate) plus 3.5%. The credit facility also has an unused fee of 0.35% if the average outstanding quarterly balance is greater than $30 million and 0.5% if the average outstanding quarterly balance is less than $30 million. The outstanding balance on the credit facility as of December 31, 2012 and 2011 was $34.5 million and $43.7 million and its interest rate was 3.75 and 3.82%, respectively. The credit facility has two primary financial covenants, which are: a) at the end of each calendar quarter, the shareholder payout ratio, as defined in the loan documents, cannot exceed 105% through December 31, 2012 and 100% thereafter, and b) the Company must maintain a minimum net worth, as defined in the loan documents, greater than $500 million at all times. The Company was in compliance with each of these covenants at December 31, 2012.

In conjunction with the acquisition of 14 of its properties, the Company assumed $54.1 million in debt, secured by the applicable hotel, of which the Company paid and extinguished seven of the loans in 2008, one in 2010, one in 2011 and four in 2012. In addition, during 2012 the Company entered into a loan agreement with a commercial lender secured by the Company’s Fort Worth, Texas Residence Inn property. The following table summarizes the hotel property securing each loan, the interest rate, loan assumption or origination date, maturity date, the principal amount assumed or originated, and the outstanding balance as of December 31, 2012 and 2011. All dollar amounts are in thousands.

Location	Brand	Interest Rate	Acquisition or Loan Origination Date	Maturity Date	Principal Assumed or Originated	Outstanding balance as of December 31, 2012	Outstanding balance as of December 31, 2011
Glendale, CO	Hampton Inn & Suites	6.93%	10/12/2004	(1)	$6,603	$0	$4,930
Huntsville, AL	Faifield Inn	6.80%	9/30/2005	(2)	3,028	0	2,605
Savannah, GA	SpringHill Suites	6.80%	9/30/2005	(2)	3,066	0	2,637
Montgomery, AL	SpringHill Suites	6.80%	9/30/2005	(2)	3,785	0	3,256
Hillsboro, OR	Courtyard	6.40%	3/9/2006	12/11/2014	6,663	5,709	5,877
Fort Worth, TX	Residence Inn	4.73%	9/14/2012	10/6/2022	18,300	18,238	0

Total					$41,445	$23,947	$19,305

(1)	Note was extinguished in June 2012 and was paid using proceeds from the Company’s credit facility.
(2)	Note was extinguished in October 2012 and was paid using proceeds from the Company’s credit facility.

The aggregate amounts of principal payable under the Company’s debt obligations, for the five years subsequent to December 31, 2012 are as follows (in thousands):

Total
2013	$35,034
2014	5,930
2015	421
2016	440
2017	464
Thereafter	16,128

Total	$58,417

The Company’s interest expense in 2012, 2011 and 2010 is net of interest capitalized in conjunction with hotel renovations totaling $0.1 million, $0.2 million and $0.1 million.

Note 5

Fair Value of Financial Instruments

The Company estimates the fair value of its debt by discounting the future cash flows of each instrument at estimated market rates consistent with the maturity of the debt obligation with similar credit terms and credit characteristics which are Level 3 inputs. Market rates take into consideration general market conditions and maturity. As of December 31, 2012, the carrying value and estimated fair value of the Company’s debt was $58.4 million and $59.6 million. As of December 31, 2011, the carrying value and estimated fair value of the Company’s debt was $63.1 million and $64.0 million. The carrying value of the Company’s other financial instruments approximates fair value due to the short-term nature of these financial instruments.

Note 6

Related Parties

The Company has, and is expected to continue to engage in, significant transactions with related parties. These transactions cannot be construed to be at arm’s length and the results of the Company’s operations may be different if these transactions were conducted with non-related parties. The Company’s independent members of the Board of Directors oversee and annually review the Company’s related party relationships (which include the relationships discussed in this section) and are required to approve any significant modifications to these contracts, as well as any new significant related party transactions. There were no changes to the contracts discussed in this section and no new significant related party transactions during 2012 (other than the agreements executed as a result of the Merger as discussed below). The Board of Directors is not required to approve each individual transaction that falls under the related party relationships. However, under the direction of the Board of Directors, at least one member of the Company’s senior management team approves each related party transaction.

The Company has a contract with Apple Six Realty Group (“A6RG”) to provide brokerage services for the acquisition and disposition of the Company’s real estate assets. A6RG is wholly owned by the Company’s Chairman and Chief Executive Officer, Glade M. Knight. In accordance with the contract, A6RG is paid a fee of 2% of the gross purchase price of any acquisitions or gross sale price of any dispositions of real estate investments, subject to certain conditions plus certain reimbursable costs. As of December 31, 2012, payments to A6RG for services under the terms of this contract have totaled $16.9 million since inception. During 2012, the Company paid approximately $16,000 in fees to A6RG for the purchase of the land located at the Residence Inn hotel in Columbus, Georgia, which had previously been leased from a third party. No fees were incurred during 2011 and 2010 under the contract.

The Company is party to an advisory agreement with Apple Six Advisors, Inc. (“A6A”), pursuant to which A6A provides management services to the Company. An annual fee ranging from 0.1% to 0.25% of total equity proceeds received by the Company, in addition to certain reimbursable expenses, are payable for these services. Total advisory fees incurred by the Company under the advisory agreement are included in general and administrative expenses and totaled approximately $2.5 million, $1.5 million and $1.5 million for each of the three years ended December 31, 2012, 2011 and 2010. The increase in 2012 is due to the Company reaching the top tier of the fee range under the advisory agreement due to improved operating results.

Through its wholly-owned subsidiary, Apple Fund Management, LLC (“AFM”), the Company provides support services to A6RG, Apple Suites Realty Group, Inc. (“ASRG”), A6A, Apple Seven Advisors, Inc. (“A7A”), Apple REIT Seven, Inc., Apple Eight Advisors, Inc. (“A8A”), Apple REIT Eight, Inc., Apple Nine Advisors, Inc. (“A9A”), Apple REIT Nine, Inc., Apple Ten Advisors, Inc. (“A10A”) and Apple REIT Ten, Inc. A7A provides day-to-day advisory and administrative functions for Apple REIT Seven, Inc. A8A provides day-to-day advisory and administrative functions for Apple REIT Eight, Inc. A9A provides day-to-day advisory and administrative functions for Apple REIT Nine, Inc. A10A provides day-to-day advisory and administrative functions for Apple REIT Ten, Inc. ASRG provides real estate brokerage services to Apple REIT Seven, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc. and Apple REIT Ten, Inc. Each of these companies has agreed to reimburse the Company for its costs in providing these services. A6RG, ASRG, A6A, A7A, A8A, A9A and A10A (collectively the “Advisors”) are 100% owned by Glade M. Knight, the Company’s Chairman and Chief Executive Officer. For the years ended December 31, 2012, 2011 and 2010, the Company received reimbursement of its costs totaling approximately $8.0 million, $7.2 million and $6.1 million from the participating entities. The Company’s net allocated cost for these support services was approximately $1.8 million, $1.5 million and $1.7 million for the years ended December 31, 2012, 2011 and 2010. As part of this arrangement, the day to day transactions may result in amounts due to or from the noted related parties. To effectively manage cash disbursements, the individual companies may make payments for any or all of the related companies. The amounts due to or from the related companies are reimbursed or collected and are not significant in amount.

Although there is a potential conflict on time allocation of personnel due to the fact that a senior manager, officer or staff member will provide services to more than one company, the Company believes that the executives and staff compensation sharing arrangement allows the companies to share costs yet attract and retain superior executives and staff. The cost sharing structure also allows each entity to maintain a much more cost effective structure than having separate staffing arrangements. Amounts reimbursed to the Company include both compensation for personnel and “overhead” (office rent, utilities, benefits, office supplies, etc.) utilized by the companies. AFM receives its direction for staffing and compensation from the Advisors. Since the employees of AFM may also perform services for the Advisors, individuals, including executive officers, have received and may receive consideration directly from the Advisors. The allocation of costs is made by the management of the REITs and is reviewed at least annually by the Compensation Committees of the REITs. In making the allocation, management and the Compensation Committee consider all relevant facts related to the company’s level of business activity and the extent to which the company requires the services of particular personnel. The costs allocated are actual costs and do not include any profit/markup for the Company. Such payments are not based on formal record keeping regarding the time these personnel devote to the company, but are based on a good faith estimate by the employee and/or his or her supervisor of the time devoted by the employee to each company.

In addition to the Advisors discussed above, Mr. Knight is also Chairman and Chief Executive Officer of Apple REIT Seven, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc. and Apple REIT Ten, Inc. Members of the Company’s Board of Directors are also on the boards of Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc.

The Company has incurred legal fees associated with the Legal Proceedings discussed herein. The Company also incurs other professional fees such as accounting, auditing and reporting. These fees are included in general and administrative expense in the Company’s consolidated statements of operations. To be cost effective, these services received by the Company are shared as applicable across the other Apple REIT Companies (Apple REIT Seven, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc., and Apple REIT Ten, Inc.). The professionals cannot always specifically identify their fees for one company therefore management allocates these costs across the companies that benefit from the services. As a result of the Merger, the Company entered into a formal agreement with the other Apple REIT Companies for its share of costs associated with the Legal Proceedings and the SEC investigation where the Company will pay 20% of the total costs related to the Legal Proceedings and 25% of the total costs related to the SEC investigation. Total costs for these legal matters (discussed further in Note 13) for all of the Apple REIT Companies was approximately $7.3 million in 2012, of which $1.6 million was allocated to the Company.

In connection with the Merger Agreement, on November 29, 2012, the Company entered into an assignment and transfer agreement with A9A for the transfer of the Company’s interest in AFM. The assignment and transfer is expected to occur immediately after the closing of the Merger. As part of the assignment, AFM, A9A and the other Advisors agreed to indemnify BRE Select Hotels and related parties for any liabilities related to AFM. If a closing occurs, no additional costs of AFM will be allocated to the Company.

Also on November 29, 2012, in connection with the Merger Agreement, Apple REIT Nine, Inc. entered into a transfer agreement with the Company for the potential acquisition of the Apple REIT Companies’ and Advisors’ headquarters in Richmond, Virginia (“Headquarters”), currently owned by the Company, and the assignment of the Fort Worth, Texas office lease agreement from the Company for approximately $4.5 million which is expected to close immediately prior to the closing of the Merger. Also, as part of the purchase, Apple REIT Nine, Inc. agreed to release the Company and related parties from any liabilities related to the Headquarters or office lease. If a closing occurs, no additional costs associated with the Headquarters and office lease will be allocated to the Company.

Included in other assets, net on the Company’s consolidated balance sheet, is a 26% equity investment in Apple Air Holding, LLC (“Apple Air”). The other members of Apple Air are Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc. Through its equity investment, the Company has access to Apple Air’s aircraft for asset management and renovation purposes. The Company’s equity investment was approximately $1.5 million and $1.7 million at December 31, 2012 and 2011. The Company has recorded its share of income and losses of the entity under the equity method of accounting and adjusted its investment in Apple Air accordingly. For the years ended December 31, 2012, 2011, and 2010, the Company recorded a loss of approximately $0.2 million, $0.2 million and $0.9 million, respectively, as its share of the net loss of Apple Air, which primarily relates to the depreciation of the aircraft and the reduction in basis of the aircraft in 2010 due to the planned trade in for one new airplane in 2011, and is included in general and administrative expense in the Company’s consolidated statements of operations. Apple Air owned two aircraft during 2010, but reduced its ownership to one aircraft during the first quarter of 2011.

On December 5, 2012, in connection with the Merger Agreement, Apple REIT Ten, Inc. entered into a membership interest purchase agreement with the Company for the transfer of the Company’s 26% membership interest in Apple Air for approximately $1.45 million that is expected to close immediately prior to the closing of the Merger. Also as part of the purchase, Apple REIT Ten, Inc. agreed to indemnify BRE Select Hotels and related parties for any liabilities related to the membership interest.

Note 7

Shareholders’ Equity

Best-efforts Offering

The Company concluded its best-efforts offering of Units on March 3, 2006. The Company registered its Units on Registration Statement Form S-11 (File No. 333-112169). The Company began its best-efforts offering of Units on April 23, 2004, the same day the Registration Statement was declared effective by the Securities and Exchange Commission. Each Unit consists of one common share and one Series A preferred share.

Series A Preferred Shares

The Series A preferred shares have no voting rights and no conversion rights. In addition, the Series A preferred shares are not separately tradable from the common shares to which they relate. The Series A preferred shares do not have any distribution rights except a priority distribution upon the sale of the Company’s assets. The priority distribution (“Priority Distribution”) is equal to $11.00 per Series A preferred share, and will be paid before any distribution will be made to the holders of any other shares. Upon the Priority Distribution the Series A preferred shares will have no other distribution rights.

Series B Convertible Preferred Stock

The Company has issued 240,000 Series B convertible preferred shares to Glade M. Knight, Chairman and Chief Executive Officer of the Company, in exchange for the payment by him of $0.10 per Series B convertible preferred share, or an aggregate of $24,000. The Series B convertible preferred shares are convertible into common shares pursuant to the formula and on the terms and conditions set forth below.

There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the articles of incorporation that would adversely affect the Series B convertible preferred shares.

Upon the Company’s liquidation, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However, the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares’ distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described below. In the event that the liquidation of the Company’s assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis.

Each holder of outstanding Series B convertible preferred shares shall have the right to convert any of such shares into common shares of the Company upon and for 180 days following the occurrence of any of the following events:

(1) substantially all of the Company’s assets, stock or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the Company;

(2) the termination or expiration without renewal of the advisory agreement with Apple Six Advisors, Inc. (“A6A”), or if the Company ceases to use A6RG to provide property acquisition and disposition services; or

(3) the Company’s common shares are listed on any securities exchange or quotation system or in any established market.

Upon the occurrence of any conversion event, each Series B convertible preferred share may be converted into 24.17104 common shares. In the event that the Company raises additional gross proceeds in a subsequent public offering, each Series B convertible preferred share may be converted into an additional number of common shares based on the additional gross proceeds raised through the date of conversion in a subsequent public offering according to the following formula: (X/50 million) x 1.20568, where X is the additional gross proceeds rounded down to the nearest $50 million.

No additional consideration is due upon the conversion of the Series B convertible preferred shares. The conversion into common shares of the Series B convertible preferred shares will result in dilution of the shareholders’ interests and the termination of the Series A preferred shares.

Expense related to the issuance of 240,000 Series B convertible preferred shares to Mr. Knight will be recognized at such time when the number of common shares to be issued for conversion of the Series B convertible preferred shares can be reasonably estimated and the event triggering the conversion of the Series B convertible preferred shares to common shares occurs. The expense will be measured as the difference between the fair value of the common stock for which the Series B convertible preferred shares can be converted and the amounts paid for the Series B convertible preferred shares. Under the Merger Agreement, if the transaction is completed, the Series B convertible preferred shares will receive total consideration of approximately $64.4 million at the Merger’s stated value of $11.10 per Unit.

Preferred Shares

The Company’s articles of incorporation authorize issuance of up to 15 million additional preferred shares. No preferred shares other than the Series A preferred shares and the Series B convertible preferred shares (discussed above) have been issued. The Company believes that the authorization to issue additional preferred shares benefits the Company and its shareholders by permitting flexibility in financing additional growth, giving the Company additional financing options in corporate planning and in responding to developments in business, including financing of additional acquisitions and other general corporate purposes. Having authorized preferred shares available for issuance in the future gives the Company the ability to respond to future developments and allows preferred shares to be issued without the expense and delay of a special shareholders’ meeting. At present, the Company has no specific financing or acquisition plans involving the issuance of additional preferred shares and the Company does not propose to fix the characteristics of any series of preferred shares in anticipation of issuing preferred shares other than the Series A preferred shares and Series B convertible preferred shares discussed above. The Company cannot now predict whether or to what extent, if any, additional preferred shares will be used or if so used what the characteristics of a particular series may be. The voting rights and rights to distributions of the holders of common shares will be subject to the prior rights of the holders of any subsequently-issued preferred shares. Unless otherwise required by applicable law or regulation, the preferred shares would be issuable without further authorization by holders of the common shares and on such terms and for such consideration as may be determined by the Board of Directors. The preferred shares could be issued in one or more series having varying voting rights, redemption and conversion features, distribution (including liquidating distribution) rights and preferences, and other rights, including rights of approval of specified transactions. A series of preferred shares could be given rights that are superior to rights of holders of common shares and a series having preferential distribution rights could limit common share distributions and reduce the amount holders of common shares would otherwise receive on dissolution.

Unit Redemption Program

In July 2005, the Company instituted a Unit Redemption Program to provide limited interim liquidity to its shareholders who have held their Units for at least one year. Shareholders may request redemption of Units for a purchase price equal to the lesser of: (1) the purchase price per Unit that the shareholder actually paid for the Unit; or (2) $11.00 per Unit. The Company reserves the right to change the purchase price of redemptions, reject any request for redemption, or otherwise amend the terms of, suspend, or terminate the Unit Redemption Program. The Unit Redemption Program was suspended upon the execution of the Merger Agreement. As a result, the last purchase under the Unit Redemption Program was October 2012. In the event the Merger does not occur, the Company plans to reinstate the Unit Redemption Program.

Since inception of the program through December 31, 2012, the Company has redeemed approximately 18.3 million Units representing $200.5 million, including 1.6 million Units in the amount of $18.0 million, 2.8 million Units in the amount of $30.2 million, and 2.8 million Units in the amount of $30.4 million redeemed during 2012, 2011, and 2010, respectively. As contemplated in the program, beginning with the July 2011 redemption, the scheduled redemption date for the third quarter of 2011, the Company redeemed Units on a pro-rata basis. Prior to July 2011, the Company redeemed 100% of redemption requests. The following is a summary of the Unit redemptions during 2011 and 2012:

Redemption Date	Requested Unit Redemptions	Units Redeemed	Redemption Requests not Redeemed
January 2011	606,064	606,064	0
April 2011	683,427	683,427	0
July 2011	4,412,066	737,284	3,674,782
October 2011	9,878,351	726,613	9,151,738
January 2012	11,591,274	459,736	11,131,538
April 2012	11,168,887	455,124	10,713,763
July 2012	12,547,425	361,351	12,186,074
October 2012	12,740,003	363,465	12,376,538

As noted in the table above, beginning with the July 2011 redemption, the total redemption requests exceeded the authorized amount of redemptions and, as a result, the Board of Directors has and will continue to limit the amount of redemptions as it deems prudent.

Dividend Reinvestment Plan

In February 2006, the Company instituted a Dividend Reinvestment Plan for its shareholders. The plan provides a way to increase shareholder investment in the Company by reinvesting dividends to purchase additional Units of the Company. The uses of the proceeds from this plan may include purchasing Units under the Company’s Unit Redemption Program, enhancing properties, satisfying financing obligations and other expenses, increasing working capital, funding various corporate operations, and acquiring hotels. The Company has registered 20.0 million Units for potential issuance under the plan. Since inception of the program through December 31, 2012, approximately 18.4 million Units, representing $202.1 million in proceeds to the Company, have been issued under the plan. During the years ended December 31, 2012, 2011 and 2010 approximately 1.7 million Units, representing $18.5 million in proceeds to the Company, 2.5 million Units, representing $27.1 million in proceeds to the Company and 2.8 million Units, representing $30.5 million in proceeds to the Company were issued under the plan. The Company’s Dividend Reinvestment Plan was suspended upon the execution of the Merger Agreement. As a result, the last offering under the Dividend Reinvestment Plan occurred in November 2012. In the event the Merger does not occur, the Company plans to reinstate the Dividend Reinvestment Plan.

Distributions

In accordance with the Merger Agreement, the Company suspended distributions to shareholders in December 2012. In the event the Merger does not occur, the Company plans to reinstate its monthly distribution to shareholders. Prior to the Merger Agreement, the Company’s annual distribution rate was $0.792 per common share and was paid monthly. For the years ended December 31, 2012, 2011 and 2010, the Company made distributions of $0.73, $0.78 and $0.79 per common share for a total of $66.1 million, $71.2 million and $72.3 million.

Note 8

Stock Incentive Plans

On January 20, 2004, the Board of Directors approved a Non-Employee Directors Stock Option Plan (the “Directors Plan”) whereby directors, who are not employees of the Company or affiliates, automatically receive the option to purchase Units. Under the Directors Plan, the number of Units authorized for issuance is equal to 45,000 plus 1.8% of the number of Units sold in excess of the minimum offering of 4,761,905 Units. This plan currently relates to the initial public offering of 91,125,541 Units. Therefore, the maximum number of Units authorized under the Directors Plan is currently 1,599,545 based on the number of shares issued as of December 31, 2012.

On January 20, 2004, the Board of Directors approved an Incentive Stock Option Plan (the “Incentive Plan”) whereby incentive awards may be granted to certain personnel of the Company or affiliates. Under the Incentive Plan, the number of Units authorized for issuance is equal to 35,000 plus 4.625% of the number of Units sold in the initial offering in excess of 4,761,905. This plan also currently relates to the initial public offering of 91,125,541 Units. Therefore, the maximum number of Units that can be issued under the Incentive Plan is currently 4,029,318 based on the number of shares issued as of December 31, 2012.

Both plans generally provide, among other things, that options be granted at exercise prices not lower than the market value of the Units on the date of grant. The options expire 10 years from the date of the grant. During 2012, 2011 and 2010, the Company granted options to purchase 72,856, 73,040 and 73,032 Units, respectively, under the Directors Plan. All of the options issued vested at the date of issuance, and have an exercise price of $11 per Unit. The Company has granted no options under the Incentive Plan as of December 31, 2012. Activity in the Company’s stock option plan during 2012, 2011 and 2010 is summarized in the following table:

	2012	2011	2010
Outstanding, beginning of year:	507,260	434,220	361,188
Granted	72,856	73,040	73,032
Exercised	0	0	0
Expired or canceled	0	0	0
Outstanding, end of year:	580,116	507,260	434,220

Exercisable, end of year:	580,116	507,260	434,220

The weighted-average exercise price of outstanding options:	$11.00	$11.00	$11.00

Compensation expense associated with the issuance of stock options was approximately $91,000 in 2012, $111,000 in 2011, and $115,000 in 2010.

Note 9

Management and Franchise Agreements

Each of the Company’s 66 hotels are operated and managed, under separate management agreements, by affiliates of one of the following companies (indicates the number of hotels managed): Marriott International, Inc. (“Marriott”) (3), Stonebridge Realty Advisors, Inc. (“Stonebridge”) (10), Hilton Worldwide (“Hilton”) (5), Western International (“Western”) (8), Larry Blumberg & Associates (“LBA”) (20), White Lodging Services Corporation (“White”) (9), Inn Ventures, Inc. (“Inn Ventures”) (10) or Newport Hospitality Group, Inc. (“Newport”) (1). The agreements have remaining terms generally ranging from 1 to 22 years. Fees associated with the agreements generally include the payment of base management fees, incentive management fees, accounting fees, and other fees for centralized services which are allocated among all of the hotels that receive the benefit of such services. Base management fees are calculated as a percentage of gross revenues. Incentive management fees are calculated as a percentage of operating profit in excess of a priority return to the Company, as defined in the management agreements. The Company has the option to terminate the management agreements if specified performance thresholds are not satisfied. For the years ended December 31, 2012, 2011 and 2010, the Company incurred approximately $8.7 million, $8.0 million and $7.0 million in management fees for continuing operations.

Stonebridge, Western, LBA, White, Inn Ventures and Newport are not affiliated with either Marriott or Hilton, and as a result, the hotels managed by these companies were required to obtain separate franchise agreements with each respective franchisor. The Hilton franchise agreements generally provide for an initial term of 13 to 20 years. Fees associated with the Hilton agreements generally include the payment of royalty fees and program fees based on room revenues. The Marriott franchise agreements generally provide for an initial term of 15 to 20 years. Fees associated with the Marriott agreements include the payment of royalty fees, marketing fees, reservation fees and a communications support fee based on room revenues. For the years ended December 31, 2012, 2011 and 2010, the Company incurred approximately $10.6 million, $9.9 million and $9.3 million in franchise fees for continuing operations.

Note 10

Discontinued Operations

Based on the performance, location, and capital requirements of the Tempe, Arizona TownePlace Suites and SpringHill Suites, the Company committed to sell these two properties in the third quarter of 2010. On June 6, 2011, the Company sold these hotels for net proceeds of $10.8 million; therefore these properties had no results of operations in 2012. The results of operations for these properties for the years ended December 31, 2011 and 2010 have been classified in the consolidated statements of operations in the line item income (loss) from discontinued operations.

The following table sets forth the components of income (loss) from discontinued operations for the years ended December 31, 2011 and 2010 (in thousands):

	2011	2010

Total revenue	$1,916	$3,696
Hotel operating expenses	1,108	2,573
Taxes, insurance and other	108	320
Depreciation expense	0	393
Loss on sale of hotels	0	3,567

Income (loss) from discontinued operations	$700	$(3,157)

During the second half of 2010, the Company recorded a loss of $3.6 million based on the fair value of the two properties less cost to sell, as compared to net book value. No gain or loss was incurred by the Company upon the completion of the sale of the two properties in June 2011.

Note 11

Lease Commitments

The Company has ground leases related to four of its hotels with remaining terms generally ranging from 3 to 11 years. The land lease pertaining to the Columbus, GA Residence Inn was terminated on December 31, 2012 when the Company exercised its land purchase option under the lease for a total purchase price of $0.8 million. Each of the leases has the option for the Company to extend the lease. The aggregate amounts of minimum lease payments under these agreements for the five years subsequent to December 31, 2012 and thereafter are as follows (in thousands):

Total
2013	$261
2014	262
2015	267
2016	271
2017	238
Thereafter	4,267

Total	$5,566

Note 12

Industry Segments

The Company owns extended-stay and limited service hotel properties throughout the United States that generate rental and other property related income. The Company separately evaluates the performance of each of its hotel properties. However, because each of the hotels has similar economic characteristics, facilities, and services, and each hotel is not individually significant, the properties have been aggregated into a single operating segment. All segment disclosures are included in, or can be derived from, the Company’s consolidated financial statements.

Note 13

Legal Proceedings and Related Matters

The term the “Apple REIT Companies” means the Company, Apple REIT Seven, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc. and Apple REIT Ten, Inc.

On December 13, 2011, the United States District Court for the Eastern District of New York ordered that three putative class actions, Kronberg, et al. v. David Lerner Associates, Inc., et al., Kowalski v. Apple REIT Ten, Inc., et al., and Leff v. Apple REIT Ten, Inc., et al., be consolidated and amended the caption of the consolidated matter to be In re Apple REITs Litigation. The District Court also appointed lead plaintiffs and lead counsel for the consolidated action and ordered lead plaintiffs to file and serve a consolidated complaint by February 17, 2012. The Company was previously named as a party in the Kronberg, et al. v. David Lerner Associates, Inc., et al. putative class action lawsuit, which was filed on June 20, 2011.

On February 17, 2012, lead plaintiffs and lead counsel in the In re Apple REITs Litigation, Civil Action No. 1:11-cv-02919-KAM-JO, filed an amended consolidated complaint in the United States District Court for the Eastern District of New York against the Company, Apple Suites Realty Group, Inc., Apple Eight Advisors, Inc., Apple Nine Advisors, Inc., Apple Ten Advisors, Inc., Apple Fund Management, LLC, Apple REIT Seven, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc. and Apple REIT Ten, Inc., their directors and certain officers, and David Lerner Associates, Inc. and David Lerner. The consolidated complaint, purportedly brought on behalf of all purchasers of Units in the Company and the other Apple REIT Companies, or those who otherwise acquired these Units that were offered and sold to them by David Lerner Associates, Inc., or its affiliates and on behalf of subclasses of shareholders in New Jersey, New York, Connecticut and Florida, asserts claims under Sections 11, 12 and 15 of the Securities Act of 1933. The consolidated complaint also asserts claims for breach of fiduciary duty, aiding and abetting breach of fiduciary duty, negligence, and unjust enrichment, and claims for violation of the securities laws of Connecticut and Florida. The complaint seeks, among other things, certification of a putative nationwide class and the state subclasses, damages, rescission of share purchases and other costs and expenses.

On February 16, 2012, one shareholder of the Company and Apple REIT Seven, Inc., filed a putative class action lawsuit captioned Laurie Brody v. David Lerner Associates, Inc., et al., Case No. 1:12-cv-782-ERK-RER, in the United States District Court for the Eastern District of New York against the Company, Apple REIT Seven, Inc., Glade M. Knight, Apple Suites Realty Group, Inc., David Lerner Associates, Inc., and certain executives of David Lerner Associates, Inc. The complaint, purportedly brought on behalf of all purchasers of Units of the Company and Apple REIT Seven, Inc., or those who otherwise acquired these Units, asserts claims for breach of fiduciary duty and aiding and abetting breach of fiduciary duty, unjust enrichment, negligence, breach of written or implied contract (against the David Lerner Associates, Inc. defendants only), and for violation of New Jersey’s state securities laws. On March 13, 2012, by order of the court, Laurie Brody v. David Lerner Associates, Inc., et al. was consolidated into the In re Apple REITs Litigation.

On April 18, 2012, the Company, and the other Apple REIT Companies, served a motion to dismiss the consolidated complaint in the In re Apple REITs Litigation. The Company and the other Apple REIT Companies accompanied their motion to dismiss the consolidated complaint with a memorandum of law in support of their motion to dismiss the consolidated complaint. The briefing period for any motion to dismiss was completed on July 13, 2012.

The Company believes that any claims against it, its officers and directors and other Apple entities are without merit, and intends to defend against them vigorously. At this time, the Company cannot reasonably predict the outcome of these proceedings or provide a reasonable estimate of the possible loss or range of loss due to these proceedings, if any.

The SEC staff has been conducting a non-public investigation, which is focused principally on the adequacy of certain disclosures in the Company’s filings with the SEC beginning in 2008, as well as the Company’s review of certain transactions involving the Company and the other Apple REIT Companies. The Company intends to continue to cooperate with the SEC staff, and it is engaging in a dialogue with the SEC staff concerning these issues and the roles of certain officers. The Company does not believe the issues raised by the SEC staff affect the material accuracy of the Company’s consolidated financial statements. At this time, the Company cannot predict the outcome of this investigation as to the Company or any of its officers, nor can it predict the timing associated with any such conclusion or resolution.

On October 22, 2012, the Financial Industry Regulatory Authority (“FINRA”) issued an order against David Lerner Associates, Inc. (“DLA”) and David Lerner, individually, requiring DLA to pay approximately $12 million in restitution to certain investors in Units of Apple REIT Ten, Inc. In addition, David Lerner, individually, was fined $250,000 and suspended for one year from the securities industry, followed by a two year suspension from acting as a principal. The Company relies on DLA for the administration of its Units and does not believe this settlement will affect the administration of its Units. The Company intends to continue to cooperate with regulatory or governmental inquiries.

Note 14

Quarterly Financial Data (Unaudited)

The following is a summary of quarterly results of operations for the years ended December 31, 2012 and 2011:

2012 (in thousands except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$59,903	$68,223	$72,533	$59,773
Income from continuing operations	$9,280	$15,669	$18,206	$6,388
Income from discontinued operations	$0	$0	$0	$0
Net income	$9,280	$15,669	$18,206	$6,388
Basic and diluted net income per common share	$0.10	$0.17	$0.20	$0.07
Distributions declared and paid per common share	$0.198	$0.198	$0.198	$0.132

2011 (in thousands except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$56,351	$63,784	$67,630	$56,256
Income from continuing operations	$8,941	$12,738	$15,464	$7,318
Income from discontinued operations	$515	$156	$26	$3
Net income	$9,456	$12,894	$15,490	$7,321
Basic and diluted net income per common share	$0.10	$0.14	$0.17	$0.08
Distributions declared and paid per common share	$0.193	$0.193	$0.198	$0.198

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A.	Controls and Procedures

Senior management, including the Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by this report. Based on this evaluation process, the Chief Executive Officer and Chief Financial Officer have concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2012. There have been no changes in the Company’s internal control over financial reporting that occurred during the last fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

See Item 8 for the Report of Management on Internal Control over Financial Reporting and the Company’s Independent Registered Public Accounting Firm’s attestation report regarding internal control over financial reporting, which are incorporated by reference herein.

Item 9B.	Other Information

None.

PART III

Item 10.          Directors, Executive Officers and Corporate Governance

The information required by this item is incorporated by reference from our definitive proxy statement for the 2013 Annual Meeting of Shareholders or, in the event we do not prepare and file such proxy statement, such information shall be filed as an amendment to this Form 10-K. Such information shall be filed no later than April 30, 2013.

Item 11.          Executive Compensation

The information required by this item is incorporated by reference from our definitive proxy statement for the 2013 Annual Meeting of Shareholders or, in the event we do not prepare and file such proxy statement, such information shall be filed as an amendment to this Form 10-K. Such information shall be filed no later than April 30, 2013.

Item 12.          Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters

The information required by this item is incorporated by reference from our definitive proxy statement for the 2013 Annual Meeting of Shareholders or, in the event we do not prepare and file such proxy statement, such information shall be filed as an amendment to this Form 10-K. Such information shall be filed no later than April 30, 2013.

Item 13.          Certain Relationship and Related Transactions, and Director Independence

The information required by this item is incorporated by reference from our definitive proxy statement for the 2013 Annual Meeting of Shareholders or, in the event we do not prepare and file such proxy statement, such information shall be filed as an amendment to this Form 10-K. Such information shall be filed no later than April 30, 2013.

Item 14.          Principal Accounting Fees and Services

The information required by this item is incorporated by reference from our definitive proxy statement for the 2013 Annual Meeting of Shareholders or, in the event we do not prepare and file such proxy statement, such information shall be filed as an amendment to this Form 10-K. Such information shall be filed no later than April 30, 2013.

PART IV

Item 15.          Exhibits, Financial Statement Schedules

1. Financial Statements of Apple REIT Six, Inc.

Report of Management on Internal Control Over Financial Reporting

Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting—Ernst & Young LLP

Report of Independent Registered Public Accounting Firm—Ernst & Young LLP

Consolidated Balance Sheets as of December 31, 2012 and 2011

Consolidated Statements of Operations for the years ended December 31, 2012, 2011 and 2010

Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2012, 2011 and 2010

Consolidated Statements of Cash Flows for the years ended December 31, 2012, 2011 and 2010

Notes to Consolidated Financial Statements

These financial statements are set forth in Item 8 of this report and are hereby incorporated by reference.

2. Financial Statement Schedules

Schedule III—Real Estate and Accumulated Depreciation (Included at the end of this Part IV of this report.)

Financial statement schedules not listed are either omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto.

3. Exhibits

Incorporated herein by reference are the exhibits listed under “Exhibits Index” to this Report available at www.sec.gov.

SCHEDULE III

Real Estate and Accumulated Depreciation

As of December 31, 2012

(dollars in thousands)

				Initial Cost		Subsequently Capitalized	Total Gross Cost(1)
City	State	Brand	Encum- brances	Land	Bldg./ FF&E /Other	Bldg Imp. & FF&E		Acc Deprec	Date of Construction	Date Acquired	Depreciable Life	# of Rooms
Birmingham	Alabama	Fairfield Inn	$0	$347	$2,064	$479	$2,890	$(618)	1995	Aug-05	3 - 39 yrs.	63
Dothan	Alabama	Courtyard	0	1,262	7,150	1,468	9,880	(2,307)	1996	Aug-05	3 - 39 yrs.	78
Dothan	Alabama	Hampton Inn & Suites	0	837	8,134	336	9,307	(2,147)	2004	Jun-05	3 - 39 yrs.	85
Huntsville	Alabama	Fairfield Inn	0	502	4,817	351	5,670	(1,136)	1999	Sep-05	3 - 39 yrs.	79
Huntsville	Alabama	Residence Inn	0	941	7,638	1,599	10,178	(2,523)	2002	Jun-05	3 - 39 yrs.	78
Montgomery	Alabama	SpringHill Suites	0	956	6,334	324	7,614	(1,450)	1998	Sep-05	3 - 39 yrs.	79
Tuscaloosa	Alabama	Courtyard	0	0	7,953	1,555	9,508	(2,287)	1996	Aug-05	3 - 39 yrs.	78
Tuscaloosa	Alabama	Fairfield Inn	0	0	4,240	458	4,698	(1,040)	1996	Aug-05	3 - 39 yrs.	63
Anchorage	Alaska	Hampton Inn	0	1,216	10,505	2,574	14,295	(3,993)	1997	Mar-05	3 - 39 yrs.	101
Anchorage	Alaska	Hilton Garden Inn	0	4,217	14,801	1,931	20,949	(4,642)	2002	Oct-04	3 - 39 yrs.	125
Anchorage	Alaska	Homewood Suites	0	1,797	11,052	1,855	14,704	(3,403)	2004	Oct-04	3 - 39 yrs.	122
Phoenix	Arizona	Hampton Inn	0	1,417	5,213	2,141	8,771	(2,212)	1998	Oct-04	3 - 39 yrs.	99
Arcadia	California	Hilton Garden Inn	0	1,716	10,197	2,513	14,426	(4,129)	1999	Oct-04	3 - 39 yrs.	124
Arcadia	California	SpringHill Suites	0	1,623	6,469	1,021	9,113	(2,296)	1999	Oct-04	3 - 39 yrs.	86
Bakersfield	California	Hilton Garden Inn	0	1,159	10,572	390	12,121	(2,978)	2004	Mar-05	3 - 39 yrs.	120
Folsom	California	Hilton Garden Inn	0	1,516	16,994	1,592	20,102	(4,460)	1999	Nov-05	3 - 39 yrs.	100
Foothill Ranch	California	Hampton Inn	0	1,051	6,504	1,059	8,614	(2,216)	1998	Apr-05	3 - 39 yrs.	84
Lake Forest	California	Hilton Garden Inn	0	1,533	9,433	410	11,376	(2,771)	2004	Oct-04	3 - 39 yrs.	103
Milpitas	California	Hilton Garden Inn	0	2,555	16,544	2,325	21,424	(5,118)	1999	Nov-05	3 - 39 yrs.	161
Roseville	California	Hilton Garden Inn	0	2,355	18,944	1,923	23,222	(5,219)	1999	Nov-05	3 - 39 yrs.	131
San Francisco	California	Hilton Garden Inn	0	1,994	9,558	2,442	13,994	(3,937)	1999	Jan-06	3 - 39 yrs.	169
Boulder	Colorado	Marriott	0	3,058	27,833	2,641	33,532	(7,917)	1997	May-05	3 - 39 yrs.	157
Glendale	Colorado	Hampton Inn & Suites	0	3,627	11,235	1,532	16,394	(3,702)	1999	Oct-04	3 - 39 yrs.	133
Lakewood	Colorado	Hampton Inn	0	2,490	8,108	2,602	13,200	(3,141)	2003	Oct-04	3 - 39 yrs.	170
Farmington	Connecticut	Courtyard	0	1,792	15,436	167	17,395	(3,547)	2005	Oct-05	3 - 39 yrs.	119
Rocky Hill	Connecticut	Residence Inn	0	1,469	11,287	166	12,922	(2,673)	2005	Aug-05	3 - 39 yrs.	96
Wallingford	Connecticut	Homewood Suites	0	1,412	12,079	444	13,935	(3,006)	2005	Jul-05	3 - 39 yrs.	104
Clearwater	Florida	SpringHill Suites	0	0	7,214	86	7,300	(1,737)	2006	Feb-06	3 - 39 yrs.	79
Lake Mary	Florida	Courtyard	0	685	5,573	2,554	8,812	(2,607)	1995	Mar-05	3 - 39 yrs.	86
Lakeland	Florida	Residence Inn	0	1,512	8,707	1,468	11,687	(2,755)	2001	Jun-05	3 - 39 yrs.	78
Orange Park	Florida	Fairfield Inn	0	850	6,984	338	8,172	(1,509)	1998	Nov-05	3 - 39 yrs.	83
Panama City	Florida	Courtyard	0	1,399	8,225	133	9,757	(1,986)	2006	Mar-06	3 - 39 yrs.	84
Pensacola	Florida	Courtyard	0	1,181	10,733	1,803	13,717	(2,815)	1997	Aug-05	3 - 39 yrs.	90
Pensacola	Florida	Fairfield Inn	0	467	4,706	333	5,506	(1,119)	1995	Aug-05	3 - 39 yrs.	63
Pensacola	Florida	Hampton Inn & Suites	0	1,241	8,361	177	9,779	(2,188)	2005	Jul-05	3 - 39 yrs.	85
Tallahassee	Florida	Hilton Garden Inn	0	1,096	10,137	1,171	12,404	(2,936)	1997	Mar-05	3 - 39 yrs.	99
Albany	Georgia	Courtyard	0	1,246	7,665	222	9,133	(2,008)	2004	Jun-05	3 - 39 yrs.	84
Columbus	Georgia	Residence Inn	0	597	8,184	266	9,047	(2,020)	2003	Jun-05	3 - 39 yrs.	78
Savannah	Georgia	SpringHill Suites	0	687	5,105	327	6,119	(1,201)	1999	Sep-05	3 - 39 yrs.	79
Valdosta	Georgia	Courtyard	0	1,030	7,535	1,285	9,850	(2,254)	2002	Oct-05	3 - 39 yrs.	84
Mt. Olive	New Jersey	Residence Inn	0	1,407	11,334	323	13,064	(2,826)	2005	Sep-05	3 - 39 yrs.	123
Somerset	New Jersey	Homewood Suites	0	1,807	16,807	465	19,079	(3,987)	2005	Aug-05	3 - 39 yrs.	123
Saratoga Springs	New York	Hilton Garden Inn	0	2,391	15,893	1,712	19,996	(4,179)	1999	Sep-05	3 - 39 yrs.	112
Roanoke Rapids	North Carolina	Hilton Garden Inn	0	2,457	15,714	62	18,233	(2,726)	2008	Mar-08	3 - 39 yrs.	147
Hillsboro	Oregon	Courtyard	5,709	1,869	9,494	2,525	13,888	(2,995)	1996	Mar-06	3 - 39 yrs.	155
Hillsboro	Oregon	Residence Inn	0	2,656	13,304	693	16,653	(3,265)	1994	Mar-06	3 - 39 yrs.	122
Hillsboro	Oregon	TownePlace Suites	0	2,140	9,725	1,374	13,239	(3,076)	1999	Dec-05	3 - 39 yrs.	136
Portland	Oregon	Residence Inn	0	4,390	38,697	3,779	46,866	(10,182)	2001	Dec-05	3 - 39 yrs.	258
Pittsburgh	Pennsylvania	Residence Inn	0	1,155	10,273	2,173	13,601	(3,442)	1998	Sep-05	3 - 39 yrs.	156
Myrtle Beach	South Carolina	Courtyard	0	1,857	7,631	1,512	11,000	(2,933)	1999	Jun-04	3 - 39 yrs.	135
Nashville	Tennessee	Homewood Suites	0	1,170	7,177	2,042	10,389	(2,539)	1999	May-05	3 - 39 yrs.	121
Arlington	Texas	SpringHill Suites	0	1,114	6,657	1,427	9,198	(2,152)	1998	Jun-05	3 - 39 yrs.	122
Arlington	Texas	TownePlace Suites	0	1,027	6,379	351	7,757	(1,713)	1999	Jun-05	3 - 39 yrs.	95
Dallas	Texas	SpringHill Suites	0	1,367	18,742	2,399	22,508	(4,770)	1997	Dec-05	3 - 39 yrs.	148
Fort Worth	Texas	Homewood Suites	0	1,152	8,210	2,637	11,999	(3,447)	1999	May-05	3 - 39 yrs.	137
Fort Worth	Texas	Residence Inn	18,238	1,873	15,586	241	17,700	(3,864)	2005	May-05	3 - 39 yrs.	149
Fort Worth	Texas	SpringHill Suites	0	2,125	11,619	1,654	15,398	(3,235)	2004	May-04	3 - 39 yrs.	145
Laredo	Texas	Homewood Suites	0	1,112	9,787	306	11,205	(2,494)	2005	Nov-05	3 - 39 yrs.	106
Laredo	Texas	Residence Inn	0	898	10,973	245	12,116	(2,729)	2005	Sep-05	3 - 39 yrs.	109
Las Colinas	Texas	TownePlace Suites	0	1,195	6,266	409	7,870	(1,868)	1998	Jun-05	3 - 39 yrs.	136
McAllen	Texas	Hilton Garden Inn	0	1,170	8,151	1,770	11,091	(2,871)	2000	Jul-05	3 - 39 yrs.	104
Fredericksburg	Virginia	Hilton Garden Inn	0	1,821	15,363	339	17,523	(3,745)	2005	Dec-05	3 - 39 yrs.	148
Richmond	Virginia	Corporate Office	0	684	1,038	5,726	7,448	(2,923)	1893	Jun-04	3 - 39 yrs.	N/A
Kent	Washington	TownePlace Suites	0	1,831	10,731	1,713	14,275	(3,483)	1999	Dec-05	3 - 39 yrs.	152
Mukilteo	Washington	TownePlace Suites	0	1,499	11,061	1,454	14,014	(3,318)	1999	Dec-05	3 - 39 yrs.	128
Redmond	Washington	Marriott	0	9,504	56,168	3,585	69,257	(15,352)	2004	Jul-04	3 - 39 yrs.	262
Renton	Washington	Hilton Garden Inn	0	1,272	14,679	2,329	18,280	(4,793)	1998	Nov-05	3 - 39 yrs.	150
Deposits on Construction in Progress			0	0	0	854	854	0

			$23,947	$107,776	$747,682	$90,560	$946,018	$(216,910)				7,658

(1)	The gross cost basis for Federal Income Tax purposes approximates the basis used in this schedule.

SCHEDULE III

Real Estate and Accumulated Depreciation

As of December 31, 2012

(dollars in thousands)

	2012	2011	2010
Real estate owned:
Balance as of January 1	$932,214	$918,009	$926,589
Acquisition	597	303	0
Improvements	13,218	13,933	8,426
Disposals	(11)	(31)	0
Discontinued Operations	0	0	(17,006)

Balance at December 31	$946,018	$932,214	$918,009

	2012	2011	2010
Accumulated depreciation:
Balance as of January 1	$185,860	$153,452	$124,943
Depreciation expense	31,054	32,432	31,199
Disposals	(4)	(24)	0
Discontinued Operations	0	0	(2,690)

Balance at December 31	$216,910	$185,860	$153,452

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

APPLE REIT SIX, INC.

By:	/s/ GLADE M. KNIGHT	Date: February 26, 2013
Glade M. Knight, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

By:	/s/ BRYAN PEERY	Date: February 26, 2013
Bryan Peery, Chief Financial Officer (Principal Financial and Principal Accounting Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the date indicated.

By:	/s/ GLADE M. KNIGHT	Date: February 26, 2013
Glade M. Knight, Director

By:	/s/ BRUCE H. MATSON	Date: February 26, 2013
Bruce H. Matson, Director

By:	/s/ MICHAEL S. WATERS	Date: February 26, 2013
Michael S. Waters, Director

By:	/s/ ROBERT M. WILY	Date: February 26, 2013
Robert M. Wily, Director

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated November 29, 2012 among Apple REIT Six, Inc., BRE Select Hotels Holdings LP and BRE Select Hotels Corp (Incorporated by reference to Exhibit 2.1 to the registrant’s Form 8-K (SEC File No. 000-51270) filed December 5, 2012)

3.1	Articles of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to the registrant’s registration statement on Form S-11 (SEC File No. 333-112169) effective April 23, 2004)

3.2	Bylaws of the Registrant (Incorporated by reference to Exhibit 3.2 to the registrant’s Post Effective Amendment No. 4 to Form S-11 (SEC File No. 333-112169) effective June 14, 2005)

10.1	Management Agreement dated as of May 28, 2004 between SpringHill SMC Corporation and Apple Six Services, L.P. (Incorporated by reference to Exhibit 10.1 to the Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form S-11 (SEC File No. 333-112169) filed on July 29, 2004)

10.2	Owner Agreement dated as of May 28, 2004 among Apple Six Hospitality Texas, L.P., Apple Six Services, L.P. and SpringHill SMC Corporation (Incorporated by reference to Exhibit 10.2 to the Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form S-11 (SEC File No. 333-112169) filed on July 29, 2004)

10.3	Hotel Lease Agreement dated as of May 28, 2004 between Apple Six Hospitality Texas, L.P. and Apple Six Services, L.P. regarding the Fort Worth, Texas—Spring Hill Suites hotel (Incorporated by reference to Exhibit 10.3 to the Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form S-11 (SEC File No. 333-112169) filed on July 29, 2004)

10.4	Management Agreement dated as of June 8, 2004 between Courtyard Management Corporation and Apple Six Hospitality Management, Inc. (Incorporated by reference to Exhibit 10.4 to the Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form S-11 (SEC File No. 333-112169) filed on July 29, 2004)

10.5	Owner Agreement dated as of June 8, 2004, but effective as of June 19, 2004, among Apple Six Hospitality, Inc., Apple Six Hospitality Management, Inc. and Courtyard Management Corporation (Incorporated by reference to Exhibit 10.5 to the Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form S-11 (SEC File No. 333-112169) filed on July 29, 2004)

10.6	Schedule of information for substantially identical Hotel Lease Agreement dated as of June 8, 2004 between Apple Six Hospitality, Inc. and Apple Six Hospitality Management, Inc. regarding the Myrtle Beach, South Carolina hotel (Incorporated by reference to Exhibit 10.6 to the Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form S-11 (SEC File No. 333-112169) filed on July 29, 2004)

10.7	Management Agreement dated as of July 22, 2002 between Marriott International, Inc. and Redmar Property, L.P., as assigned by Consent, Assignment and Assumption and Amendment of Management Agreement dated as of July 6, 2004, but effective June 12, 2004, among Marriott International, Inc., Redmar Property, L.P., Apple Six Hospitality Management, Inc. and Apple Six Hospitality, Inc. regarding the Redmond, Washington hotel (Incorporated by reference to Exhibit 10.7 to the Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form S-11 (SEC File No. 333-112169) filed on July 29, 2004)

10.8	Owner Agreement dated as of July 6, 2004, but effective as of June 12, 2004, among Apple Six Hospitality Management, Inc., Apple Six Hospitality, Inc. and Marriott International, Inc. (Incorporated by reference to Exhibit 10.8 to the Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form S-11 (SEC File No. 333-112169) filed on July 29, 2004)

Exhibit Number	Description

10.9	Hotel Lease Agreement dated as of June 12, 2004 between Apple Six Hospitality, Inc. and Apple Six Hospitality Management, Inc. (Incorporated by reference to Exhibit 10.9 to the Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form S-11 (SEC File No. 333-112169) filed on July 29, 2004)

10.10	Advisory Agreement between the Registrant and Apple Six Advisors, Inc. (Incorporated by reference to Exhibit 10.1 to the registrant’s quarterly report on Form 10-Q (SEC File No. 333-112169) filed May 13, 2004)

10.11	Property Acquisition/Disposition Agreement between the Registrant and Apple Six Realty Group, Inc. (Incorporated by reference to Exhibit 10.2 to the registrant’s quarterly report on Form 10-Q (SEC File NO. 333-112169) filed May 13, 2004)

10.12	Apple REIT Six, Inc. 2004 Incentive Plan (Incorporated by reference to Exhibit 10.3 to the registrant’s quarterly report on Form 10-Q (SEC File No. 333-112169) filed May 13, 2004) *

10.13	Apple REIT Six, Inc. 2004 Non-Employee Directors Stock Option Plan (Incorporated by reference to Exhibit 10.4 to the registrant’s quarterly report on Form 10-Q (SEC File No. 333-112169) filed May 13, 2004) *

10.14	Management Agreement dated as of July 22, 2002 between Marriott International, Inc. and Redmar Property, L.P., as assigned by Consent, Assignment and Assumption and Amendment of Management Agreement dated as of July 6, 2004, but effective June 12, 2004, among Marriott International, Inc., Redmar Property, L.P., Apple Six Hospitality Management, Inc. and Apple Six Hospitality, Inc. regarding the Redmond, Washington hotel (Incorporated by reference to Exhibit 10.7 to the Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form S-11 (SEC File No. 333-112169) filed on July 29, 2004)

10.15	Owner Agreement dated as of July 6, 2004, but effective as of June 12, 2004, among Apple Six Hospitality Management, Inc., Apple Six Hospitality, Inc. and Marriott International, Inc. (Incorporated by reference to Exhibit 10.8 to the Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form S-11 (SEC File No. 333-112169) filed on July 29, 2004)

10.16	Schedule of information for eight additional and substantially identical Hotel Lease Agreements dated as of October 12, 2004 regarding eight hotels (substantially identical to Exhibit 10.9 immediately above). (Incorporated by reference to Exhibit 10.14 to the Post-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form S-11 (SEC File No. 333-112169) filed on October 29, 2004)

10.17	Executive Severance Plan dated October 16, 2008. (Incorporated by reference to Exhibit 10.1 to the registrant’s quarterly report on Form 10-Q (SEC File No. 333-112169) filed November 3, 2008) *

10.18	Severance Plan dated October 16, 2008. (Incorporated by reference to Exhibit 10.2 to the registrant’s quarterly report on Form 10-Q (SEC File No. 333-112169) filed November 3, 2008) *

10.19	Release and Indemnification Agreement dated November 29, 2012 by and among Apple REIT Six, Inc., BRE Select Hotels Holdings LP, BRE Select Hotels Corp, Glade M. Knight, Apple Six Advisors, Inc., Apple Six Realty Group, Inc., Apple Suites Realty Group, Inc. and Bryan Peery (FILED HEREWITH)

21.1	Subsidiaries of the Registrant (FILED HEREWITH)

23.1	Consent of Ernst & Young LLP (FILED HEREWITH)

Exhibit Number	Description

31.1	Certification of the Company’s Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (FILED HEREWITH)

31.2	Certification of the Company’s Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Action of 2002 (FILED HEREWITH)

32.1	Certification of the Company’s Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (FILED HEREWITH)

101	The following materials from Apple REIT Six, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012 formatted in XBRL (eXtensible Business Reporting Language): (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations, (iii) the Consolidated Statements of Shareholders’ Equity, (iv) the Consolidated Statements of Cash Flows, and (v) related notes to these financial statements, tagged as blocks of text and in detail (FURNISHED HEREWITH)

*	Denotes compensation plan.